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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KKR FINANCIAL HOLDINGS LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

March 24, 2014

Dear KFN Common Shareholder:

        On December 16, 2013, KKR Financial Holdings LLC, which is referred to as KFN, and KKR & Co. L.P., which is referred to as KKR, entered into a merger agreement pursuant to which KFN will become an indirect subsidiary of KKR. The KFN board of directors has determined, upon the unanimous recommendation of a transaction committee of the KFN board of directors composed solely of independent directors, that the merger and the merger agreement are fair to and in the best interests of KFN and its common shareholders, and has approved the merger agreement and the merger.

        If the merger is completed, each outstanding KFN common share will be converted into the right to receive 0.51 common units representing limited partner interests of KKR, which are referred to as KKR common units. The consideration to be received by KFN common shareholders is valued at $12.79 per KFN common share based on KKR's closing price as of December 16, 2013, representing a 35% premium to KFN's closing price on such date. The common shares of KFN are traded on the New York Stock Exchange under the symbol "KFN," and the KKR common units are traded on the New York Stock Exchange under the symbol "KKR."

        Immediately following completion of the merger, based on the number of outstanding KFN common shares (including restricted shares) outstanding as of March 18, 2014, it is expected that KFN common shareholders will own approximately 25.8% of the outstanding KKR common units (or 13.1% of the outstanding KKR common units, if you include KKR common units that could be deemed to be beneficially owned by KKR principals and other persons through KKR Holdings L.P. by virtue of certain exchange rights).

        We are holding a special meeting of KFN common shareholders on April 30, 2014 at 9:00 a.m., local time, at The Bently Reserve, Gateway Room, 301 Battery Street, San Francisco, California 94111, to obtain your vote to adopt the merger agreement. Your vote is very important, regardless of the number of common shares you own. The merger cannot be completed unless the holders of at least a majority of the outstanding KFN common shares, including a majority of the outstanding KFN common shares held by common shareholders other than KKR and its affiliates, vote for the adoption of the merger agreement at the special meeting.

        The KFN board of directors, upon the unanimous recommendation of a transaction committee of the KFN board of directors composed solely of independent directors, recommends that KFN common shareholders vote "FOR" the adoption of the merger agreement and "FOR" the adjournment of the KFN special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the KFN special meeting.

        On behalf of the KFN board of directors, I invite you to attend the special meeting. Whether or not you expect to attend the KFN special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus.

        In addition, we urge you to read carefully the accompanying proxy statement/prospectus (and the documents incorporated by reference into the accompanying proxy statement/prospectus) which includes important information about the merger agreement, the proposed merger, KFN, KKR and the special meeting. Please pay particular attention to the section titled "Risk Factors" beginning on page 104 of the accompanying proxy statement/prospectus.

        On behalf of the KFN board of directors, thank you for your continued support.

Sincerely,
Craig Farr Chief Executive Officer and Director

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities to be issued under the accompanying proxy statement/prospectus, passed upon the merits or fairness of the merger or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        The accompanying proxy statement/prospectus is dated March 24, 2014 and is first being mailed to the common shareholders of KFN on or about March 24, 2014.

555 California Street, 50th Floor
San Francisco, CA 94104

NOTICE OF SPECIAL MEETING OF COMMON SHAREHOLDERS

To the Common Shareholders of KKR Financial Holdings LLC:

        Notice is hereby given that a special meeting of common shareholders of KKR Financial Holdings LLC, which is referred to as KFN, a Delaware limited liability company, will be held on April 30, 2014 at 9:00 a.m., local time, at The Bently Reserve, Gateway Room, 301 Battery Street, San Francisco, California 94111, solely for the following purposes:

  •
  Proposal 1:  to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 16, 2013 (as it may be amended from time to time), which is referred to as the merger agreement, by and among KFN, KKR & Co. L.P., which is referred to as KKR, KKR Fund Holdings L.P. and Copal Merger Sub LLC, a direct, wholly owned subsidiary of KKR Fund Holdings L.P., a copy of which agreement is attached as Annex A to the proxy statement/prospectus accompanying this notice; and

  •
  Proposal 2:  to consider and vote on a proposal to approve the adjournment of the KFN special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

        These items of business, including the merger agreement and the proposed merger, are described in detail in the accompanying proxy statement/prospectus. The KFN board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of KFN and its common shareholders and recommends that KFN common shareholders vote "FOR" the proposal to adopt the merger agreement and "FOR" the adjournment of the KFN special meeting if necessary to solicit additional proxies in favor of such adoption.

        Only common shareholders of record as of the close of business on February 26, 2014, the record date for the special meeting, are entitled to notice of the KFN special meeting and to vote at the KFN special meeting or at any adjournment or postponement thereof. A list of common shareholders entitled to vote at the special meeting will be available in our offices located at 555 California Street, 50th Floor, San Francisco, CA 94104, during regular business hours for a period of ten days before the special meeting, and at the place of the special meeting during the special meeting.

        Adoption of the merger agreement by the KFN common shareholders is a condition to the consummation of the merger and requires the affirmative vote of holders of at least a majority of the outstanding KFN common shares, including a majority of the outstanding KFN common shares held by common shareholders other than KKR and its affiliates. Therefore, your vote is very important. Your failure to vote your shares will have the same effect as a vote "AGAINST" the adoption of the merger agreement.

By order of the board of directors,
Nicole J. Macarchuk General Counsel

San Francisco, California
March 24, 2014

 YOUR VOTE IS IMPORTANT!

        WHETHER OR NOT YOU EXPECT TO ATTEND THE KFN SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the KFN special meeting. If your common shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by such record holder.

        We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the adjournment vote, or the special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/ prospectus or need help voting your KFN common shares, please contact KFN's proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834.

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference important business and financial information about KKR and KFN from other documents filed with the Securities and Exchange Commission, referred to in this proxy statement/prospectus as the SEC, that are not included in or delivered with this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 234 of this proxy statement/prospectus.

        Documents incorporated by reference are available to you without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from the appropriate party at the following addresses, telephone numbers and email addresses.

KKR & Co. L.P. Attention: Investor Relations 9 West 57th Street, Suite 4200 New York, New York 10019 (877) 610-4910 Email: Investor-Relations@kkr.com	KKR Financial Holdings LLC Attention: Investor Relations 555 California Street, 50th Floor San Francisco, CA 94104 (855) 374-5411 Email: KFN.IR@kkr.com

        To receive timely delivery of the requested documents in advance of the KFN special meeting, you should make your request no later than April 23, 2014.

 ABOUT THIS DOCUMENT

        This document, which forms part of a registration statement on Form S-4 filed with the SEC by KKR (Registration No. 333-193359), constitutes a prospectus of KKR under Section 5 of the Securities Act of 1933, as amended, which is referred to in this proxy statement/prospectus as the Securities Act, with respect to the KKR common units to be issued pursuant to the merger agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement/prospectus as the Exchange Act, with respect to the special meeting of KFN common shareholders, at which KFN common shareholders will be asked to consider and vote on, among other matters, a proposal to adopt the merger agreement.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated March 24, 2014. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to KFN common shareholders nor the issuance by KKR of its common units pursuant to the merger agreement will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

        The information concerning KKR contained in this proxy statement/prospectus or incorporated by reference has been provided by KKR, and the information concerning KFN contained in this proxy statement/prospectus or incorporated by reference has been provided by KFN.

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QUESTIONS AND ANSWERS

        Set forth below are questions that you, as a common shareholder of KKR Financial Holdings LLC, which is referred to in this proxy statement/prospectus as KFN, may have regarding the merger described below, the adjournment proposal and the KFN special meeting, and brief answers to those questions. You are urged to read carefully this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety, including the merger agreement, which is attached as Annex A to this proxy statement/prospectus, and the documents incorporated by reference into this proxy statement/prospectus, because this section may not provide all of the information that is important to you with respect to the merger, the adjournment proposal and the special meeting. You may obtain a list of the documents incorporated by reference into this proxy statement/prospectus in the section titled "Where You Can Find More Information" beginning on page 234.

Q:
Why am I receiving this proxy statement/prospectus?

A:
KKR & Co. L.P., which is referred to in this proxy statement/prospectus as KKR, and KFN have agreed to a merger, which we refer to in this proxy statement/prospectus as the merger, pursuant to which KFN will become an indirect subsidiary of KKR and the common shares of KFN will cease to be publicly traded. In order to complete the merger, KFN common shareholders must vote to adopt the Agreement and Plan of Merger, dated as of December 16, 2013, among KFN, KKR, KKR Fund Holdings L.P., a subsidiary of KKR which is referred to in this proxy statement/prospectus as Fund Holdings, and Copal Merger Sub LLC, a subsidiary of Fund Holdings which is referred to in this proxy statement/prospectus as Merger Sub, which agreement, as it may be amended from time to time, is referred to in this proxy statement/prospectus as the merger agreement. KFN is holding a special meeting of its common shareholders to obtain such shareholder approval.

In the merger, KKR will issue common units representing limited partner interests in KKR, which are referred to this proxy statement/prospectus as KKR common units, as the consideration to be paid to holders of KFN common shares. This document is being delivered to you as both a proxy statement of KFN and a prospectus of KKR in connection with the merger. It is the proxy statement by which the KFN board of directors is soliciting proxies from you to vote on the adoption of the merger agreement at the special meeting or at any adjournment or postponement of the special meeting, and the approval of the adjournment of the special meeting under certain circumstances. It is also the prospectus by which KKR will register the KKR common units to be received by you in the merger.

Q:
What am I being asked to vote on?

A:
KFN's common shareholders are being asked to vote on the following proposals:

•
Proposal 1:  to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus; and

•
Proposal 2:  to approve the adjournment of the KFN special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

The approval of the proposal to adopt the merger agreement by a majority of the outstanding KFN common shares, including a majority of the outstanding KFN common shares held by shareholders other than KKR and its affiliates, is a condition to the completion of the merger. The approval of the proposal to adjourn the KFN special meeting is not a condition to the obligations of KFN or KKR to complete the merger.

Q:
Does KFN's board of directors recommend that its common shareholders adopt the merger agreement?

A:
Yes. The KFN board of directors, upon the unanimous recommendation of a transaction committee of the KFN board of directors consisting solely of independent directors, which is referred to in this proxy statement/prospectus as the KFN transaction committee, has approved the merger agreement and the transactions contemplated thereby, including the merger, and determined that these transactions are fair to and in the best interests of the KFN common shareholders. Therefore, the KFN board of directors recommends that you vote "FOR" the proposal to adopt the merger agreement at the special meeting. See "Special Factors—Recommendation of the KFN Board of Directors and Reasons for the Merger; Fairness of the Merger" beginning on page 38 of this proxy statement/prospectus.

In considering the recommendation of the KFN board of directors with respect to the merger agreement and the transactions contemplated thereby, including the merger, you should be aware that directors and executive officers of KFN are parties to agreements or participants in other arrangements that give them interests in the merger that may be different from, or in addition to, your interests as a common shareholder of KFN, including certain indemnification, exculpation and expense advancement rights provided pursuant to the merger agreement. You should consider these interests in voting on this proposal. These different interests are described under "Special Factors—Interests of Directors and Executive Officers of KFN in the Merger" beginning on page 97 of this proxy statement/prospectus.

Q:
Does KFN's board of directors recommend that its common shareholders approve the adjournment of the KFN special meeting, if necessary?

A:
Yes. KFN's board of directors recommends that you vote "FOR" the proposal to adjourn the KFN special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the KFN special meeting. See "Approval of Adjournment of the KFN Special Meeting" beginning on page 231 of this proxy statement/prospectus.

Q:
What will happen in the merger?

A:
In the merger, Merger Sub, a direct, wholly owned subsidiary of Fund Holdings that was formed solely for the purpose of the merger, will be merged with and into KFN. KFN will be the surviving entity in the merger and will be an indirect subsidiary of KKR following completion of the merger. KFN's outstanding preferred shares will remain outstanding as preferred shares of KFN following the merger.

Q:
What will I receive in the merger?

A:
If the merger is completed, each of your KFN common shares will be cancelled and converted automatically into the right to receive 0.51 KKR common units. KFN common shareholders will receive cash for any fractional KKR common units that they would otherwise receive in the merger.

Based on the closing price for KKR common units on the New York Stock Exchange, which is referred to in this proxy statement/prospectus as the NYSE, on December 16, 2013, the last trading day prior to the public announcement of the merger agreement, the merger consideration represented approximately $12.79 in value for each KFN common share, implying a 35% premium to KFN's closing price as of December 16, 2013. Based on the closing price of $23.46 for KKR common units on the NYSE on March 20, 2014, the most recent practicable trading day prior to the date of this proxy statement/prospectus, the merger consideration represented approximately $11.96 in value for each KFN common share. Because KFN common shareholders will receive a fixed fraction of a KKR common unit in exchange for each common share of KFN held by such KFN common shareholder, the value of the merger consideration that KFN common shareholders will receive in the merger will depend on the market price of KKR common units at the time the merger is completed. The market price of KKR common units will fluctuate prior to the merger, and the market price of KKR common units when received by KFN common shareholders after the merger is completed could be greater or less than the current market price of KKR common units or the market price of KKR common units at the time of the special meeting. See "Risk Factors" beginning on page 104 of this proxy statement/prospectus.

Q:
What will happen to my KFN options, phantom shares, restricted shares and preferred shares in the merger?

A:
If the merger is completed, each outstanding KFN option to acquire common shares, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to the excess of (1) the cash value of the number of KKR common units that a holder of a KFN common share would be entitled to receive (determined by reference to the average closing price of a KKR common unit over the 10 trading day period ending on the trading day immediately preceding the closing date), over (2) the exercise price per KFN common share subject to the option immediately prior to the merger. Each KFN phantom share will automatically be converted into the right to receive 0.51 KKR common units for each KFN common share subject to such award, but such KKR common units will remain subject to the terms of the award plan following the merger. Each restricted KFN common share will be automatically converted in the merger into 0.51 restricted KKR common units having the same terms and conditions as applied to such restricted KFN common shares. The board of directors of KFN has the ability under the merger agreement to accelerate the vesting of KFN phantom shares and restricted KFN common shares prior to the effectiveness of the merger. Each preferred share of KFN will remain an outstanding preferred share of KFN, as the surviving entity in the merger, following the merger. See "The Merger Agreement—Treatment of Equity Awards" beginning on page 140 of this proxy statement/prospectus.

Q:
What happens if the merger is not completed?

A:
If the merger agreement is not adopted by KFN common shareholders or if the merger is not completed for any other reason, you will not receive any form of consideration for your KFN common shares in connection with the merger. Instead, KFN will remain an independent public company and its common shares will continue to be listed and traded on the NYSE. If the merger agreement is terminated under specified circumstances, KFN may be required to pay Merger Sub or its designee a termination payment of $26,250,000 or to reimburse KKR in respect of certain of its expenses related to the merger, as described under "The Merger Agreement—Termination Payment and Expenses" beginning on page 143 of this proxy statement/prospectus.

Q:
Will I continue to receive future distributions on my KFN common shares?

A:
Before completion of the merger, KFN expects to continue to pay distributions to its common and preferred shareholders, depending on market conditions, KFN's liquidity needs, legal and contractual restrictions on the payment of distributions (including a restriction in the merger agreement on KFN paying a quarterly distribution in excess of $0.22 per KFN common share without KKR's consent), the amount of KFN's ordinary taxable income or loss, and gains or losses recognized by KFN. Additionally, the merger agreement provides that KFN and KKR will coordinate the timing of distribution declarations leading up to the merger so that, in any quarter, a holder of KFN common shares will not receive distributions in respect of both its KFN common shares and in respect of the KKR common units that such holder will receive in the merger.

  Receipt of any regular distribution from KFN will not reduce the merger consideration you receive. After completion of the merger, you will be entitled only to distributions on any KKR common units you receive in the merger and hold through the applicable distribution record date.

Q:
What shareholder vote is required for the approval of each proposal?

A:
The following are the vote requirements for the proposals:

•
Proposal 1: Adoption of the Merger Agreement.  The affirmative vote of holders of at least a majority of the outstanding KFN common shares entitled to vote thereon, including a majority of the outstanding KFN common shares entitled to vote thereon held by shareholders other than KKR and its affiliates. Accordingly, abstentions and unvoted common shares will have the same effect as votes "AGAINST" the adoption of the merger agreement.

•
Proposal 2: Adjournment of the KFN Special Meeting (if necessary).  The affirmative vote of holders of at least a majority of the outstanding KFN common shares entitled to vote thereon present in person or represented by proxy at the special meeting. Accordingly, an abstention on this proposal will have the same effect as a vote "AGAINST" the proposal, although an unvoted common share will have no effect on the proposal assuming that a quorum is present at the special meeting.

Q:
What constitutes a quorum for the special meeting?

A:
The presence, in person or by proxy, of the holders of KFN common shares entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum.

Q:
When is this proxy statement/prospectus being mailed?

A:
This proxy statement/prospectus and the proxy card are first being sent to KFN common shareholders on or about March 24, 2014.

Q:
Who is entitled to vote at the special meeting?

A:
All holders of KFN common shares who hold such shares at the close of business on the record date for the special meeting (February 26, 2014) are entitled to receive notice of and to vote at the special meeting provided that such shares remain outstanding on the date of the special meeting. As of the close of business on the record date, there were 204,824,159 KFN common shares outstanding. Each KFN common share is entitled to one vote.

Holders of KFN preferred shares are not entitled to vote at the special meeting and no vote of KFN's preferred shares is necessary for the completion of the merger.

Q:
When and where is the special meeting?

A:
The special meeting will be held at The Bently Reserve, Gateway Room, 301 Battery Street, San Francisco, California 94111, on April 30, 2014 at 9:00 a.m., local time.

Q:
How do I vote my common shares at the special meeting?

A:
If you are entitled to vote at the KFN special meeting and hold your common shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, KFN encourages you to submit a proxy before the special meeting even if you plan to attend the special meeting. A proxy is a legal designation of another person to vote your KFN common shares on your behalf. If you hold common shares in your own name, you may submit a proxy for your common shares by:

  •
  calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted;

  •
  accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you; or

  •
  filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

  If you submit a proxy by telephone or the Internet, please do not return your proxy card by mail. See the response to the next question for how to vote common shares held through a broker or other nominee.

Q:
If my common shares are held in "street name" by my broker, will my broker automatically vote my common shares for me?

A:
No. As a KFN common shareholder your broker or other nominee does not have the authority to vote on the merger proposal. Your broker or other nominee will vote your common shares held by it in "street name" only if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides. If you do not provide voting instructions to your broker or other nominee, your common shares will not be voted. This failure to vote will have the same effect as a vote "AGAINST" the adoption of the merger agreement.

If you hold common shares through a broker or other nominee and wish to vote your common shares in person at the special meeting, you must obtain a proxy from your broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Q:
How will my common shares be voted at the special meeting?

A:
If you submit your proxy by telephone, the Internet or by signing and returning your proxy card, the officers named in your proxy card will vote your common shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your common shares, your proxy will be voted as the KFN board of directors recommends, which is:

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Proposal 1:  "FOR" the adoption of the merger agreement; and

•
Proposal 2:  "FOR" the approval of the adjournment of the KFN special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Q:
Who may attend the special meeting?

A:
KFN common shareholders at the close of business on the record date for the special meeting (February 26, 2014) or their authorized representatives may attend the special meeting.

Q:
Is my vote important?

A:
Yes, your vote is very important. If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for KFN to obtain the necessary quorum to hold the special meeting. In addition, an abstention or your failure to submit a proxy or to vote in person will have the same effect as a vote "AGAINST" the adoption of the merger agreement. If you hold your common shares through a broker or other nominee, your broker or other nominee will not be able to cast a vote on the adoption of the merger agreement without instructions from you. The KFN board of directors recommends that you vote "FOR" the adoption of the merger agreement.

Q:
Can I revoke my proxy or change my voting instructions?

A:
Yes. You may revoke your proxy and/or change your vote at any time before your proxy is voted at the special meeting. If you are a common shareholder of record, you can do this by:

•
sending a duly signed revocation to KFN at 555 California Street, 50th Floor, San Francisco, CA, 94104, Attn: Corporate Secretary, that bears a date later than the date of the proxy you want to revoke and is received prior to the special meeting;

•
submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the special meeting; or

•
attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your KFN common shares through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke your proxy or change your voting instructions.

Q:
What happens if I sell my common shares after the record date but before the special meeting?

A:
The record date for the special meeting (the close of business on February 26, 2014) is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your KFN common shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (unless otherwise agreed between you and the transferee). However, you will not have the right to receive the merger consideration to be received by KFN's common shareholders in the merger. In order to receive the merger consideration, you must hold your common shares through completion of the merger.

Q:
What do I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus, proxy cards and/or voting instruction forms. This can occur if you hold your common shares in more than one brokerage account, if you hold common shares directly as a record holder and also in "street name," or otherwise through a nominee, and in certain other circumstances. If you receive more than one set of voting materials, we encourage you to vote and/or return each set separately in order to ensure that all of your common shares are voted.

Q:
Am I entitled to appraisal rights if I vote against the adoption of the merger agreement?

A:
No. Appraisal rights, which generally confer on holders of securities who do not vote in favor of or consent to a merger the right to demand payment of fair value for their securities as determined by a court in a judicial proceeding instead of receiving the consideration offered to such holders in connection with the merger, are not available in connection with the merger under the Delaware Limited Liability Company Act or under KFN's Second Amended and Restated Operating Agreement, as amended, which is referred to in this proxy statement/prospectus as KFN's operating agreement.

Q:
Is completion of the merger subject to any conditions?

A:
Yes. In addition to the adoption of the merger agreement by KFN common shareholders, completion of the merger requires the receipt of the necessary governmental clearances and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the merger agreement. For a more complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the merger, see "The Merger Agreement—Conditions to Consummation of the Merger" beginning on page 134 of this proxy statement/prospectus.

Q:
When do you expect to complete the merger?

A:
KFN and KKR are working towards completing the merger promptly. KFN and KKR currently expect to complete the merger in the first half of 2014, subject to receipt of KFN shareholder approval, regulatory approvals and clearances and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will occur.

Q:
What are the expected U.S. federal income tax consequences to a KFN common shareholder as a result of the transactions contemplated by the merger agreement?

A:
The merger will be a taxable transaction for U.S. federal income tax purposes. If you are a U.S. holder of KFN common shares, for U.S. federal income tax purposes, your receipt of KKR common units and cash in lieu of fractional units in exchange for your KFN common shares in the merger generally will cause you to recognize gain or loss measured by the difference, if any, between (i) the sum of (A) the fair market value of any KKR common units received, (B) the amount of cash received and (C) your share of KFN's nonrecourse debt immediately prior to the merger and (ii) your adjusted tax basis in your KFN common shares. Any such gain or loss recognized generally will be treated as capital gain or loss and will be long-term capital gain or loss if your holding period for your KFN common shares exceeds one year. However, a portion of any such gain will be treated as ordinary income to the extent attributable to your allocable share of unrealized gain or loss in KFN's assets as described in Section 751 of the U.S. Internal Revenue Code, which is referred to in this proxy statement/prospectus as the Code. If you are a non-U.S. holder of KFN common shares, a portion of any gain recognized by you in the merger (which will be calculated in the same manner described above for a U.S. holder) may be treated for U.S. federal income tax purposes as effectively connected income, and hence you may be subject to U.S. federal income tax on such portion. All holders of KFN common shares should consult their own tax advisor for a full understanding of how the merger will affect their taxes. See "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 172 of this proxy statement/prospectus for further discussion of the U.S. federal income tax consequences of the merger.

Q:
What are the expected U.S. federal income tax consequences for a KFN common shareholder of the ownership of KKR common units after the merger is completed?

A:
Subject to the requirements below, KKR will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. As a result, a U.S. KKR common unitholder will be subject to U.S. federal, state, local and possibly, in some cases, foreign income taxation on its allocable share of KKR's items of income, gain, loss, deduction and credit (including its allocable share of those items of any entity in which KKR invests that is treated as a partnership or is otherwise subject to tax on a flow-through basis) for each of KKR's taxable years ending with or within the unitholder's taxable year, regardless of whether or when such unitholder receives cash distributions. KKR will be treated, for U.S. federal income tax purposes, as a partnership described above so long as 90% of KKR's gross income for each taxable year constitutes qualifying income as defined in Section 7704 of the Code and KKR is not required to register as an investment company under the U.S. Investment Company Act of 1940, as amended, which is referred to in this proxy statement/prospectus as the Investment Company Act, on a continuing basis, assuming there is no change in law.

  KKR expects that it will be engaged in a U.S. trade or business for U.S. federal income tax purposes, including by reason of investments in U.S. real property holding corporations, real estate assets and natural resource and oil and gas investments, in which case some portion of KKR's income would be treated as effectively connected income with respect to non-U.S. holders, or ECI. To the extent KKR's income is treated as ECI, non-U.S. KKR common unitholders generally would be subject to withholding tax on their allocable share of such income, would be required to file a U.S. federal income tax return for such year reporting their allocable share of income effectively connected with such trade or business and any other income treated as ECI, and would be subject to U.S. federal income tax at regular U.S. tax rates on any such income (state and local income taxes and filings may also apply in that event). Non-U.S. KKR common unitholders that are corporations may also be subject to a 30% branch profits tax (potentially reduced under an applicable treaty) on their actual or deemed distributions of such income. In addition, distributions to non-U.S. KKR common unitholders that are attributable to profits on the sale of a U.S. real property interest may also be subject to 30% withholding tax. Also, non-U.S. KKR common unitholders may be subject to 30% withholding on allocations of KKR's income that are U.S. source fixed or determinable annual or periodic income under the Code, unless an exemption from or a reduced rate of such withholding applies (under an applicable treaty of the Code) and certain tax status information is provided.

  All holders of KFN common shares should consult their own tax advisor for a full understanding of the tax consequences of the ownership of KKR common units after the merger is completed. See "Material U.S. Federal Tax Consequences of KKR Common Unit Ownership" beginning on page 184 of this proxy statement/prospectus for further discussion of the U.S. federal income tax consequences of the ownership of KKR common units.

Q:
What do I need to do now?

A:
Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes. Then, please vote your KFN common shares, which you may do by:

•
submitting your proxy by telephone or via the Internet by following the instructions included on your proxy card;

•
completing, dating, signing and returning the enclosed proxy card in the accompanying postage-paid envelope; or

•
attending the special meeting and voting by ballot in person.

If you hold KFN common shares through a broker or other nominee, please instruct your broker or nominee to vote your KFN common shares by following the instructions that the broker or nominee provides to you with these materials.

Q:
Should I send in my share certificates now?

A:
No. KFN shareholders should not send in their share certificates at this time. After completion of the merger, KKR's exchange agent will send you a letter of transmittal and instructions for exchanging your KFN common shares for the merger consideration. The KKR common units you receive in the merger will be issued in book-entry form.

Q:
Whom should I call with questions?

A:
KFN shareholders should call Innisfree M&A Incorporated, KFN's proxy solicitor, toll-free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833) with any questions about the merger or the special meeting, or to obtain additional copies of this proxy statement/prospectus, proxy cards or voting instruction forms.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. You are urged to read carefully the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the KFN special meeting. See "Where You Can Find More Information" beginning on page 234 of this proxy statement/prospectus.

 The Parties (See page 127)

KKR Financial Holdings LLC

        KFN is a Delaware limited liability company whose common shares are publicly traded on the NYSE under the symbol "KFN." KFN is a specialty finance company with expertise in a range of asset classes. The principal executive offices of KFN are located at 555 California Street, 50th Floor, San Francisco, California 94104, and its telephone number is (415) 315-3620.

KKR & Co. L.P.

        KKR is a Delaware limited partnership whose common units are publicly traded on the NYSE under the symbol "KKR." KKR is a global investment firm with $94.3 billion in assets under management as of December 31, 2013. The principal executive offices of KKR are located at 9 West 57th Street, Suite 4200, New York, New York 10019, and its telephone number is (212) 750-8300. KKR and its subsidiaries are referred to in this proxy statement/prospectus as the KKR Group.

KKR Fund Holdings L.P.

        Fund Holdings is an exempted limited partnership formed under the laws of the Cayman Islands and is a subsidiary of KKR. The principal executive offices of Fund Holdings are located c/o KKR 9 West 57th Street, Suite 4200, New York, New York 10019, and its telephone number is (212) 750-8300.

Copal Merger Sub LLC

        Merger Sub is a Delaware limited liability company and is a direct, wholly owned subsidiary of Fund Holdings. The principal executive offices of Merger Sub are located at 9 West 57th Street, Suite 4200, New York, New York 10019, and its telephone number is (212) 750-8300.

The Merger (See page 133)

        KFN, KKR, Fund Holdings and Merger Sub have entered into the merger agreement. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Merger Sub will be merged with and into KFN, with KFN continuing as the surviving entity. Upon completion of the merger, KFN will be a direct subsidiary of Fund Holdings, and KFN common shares will no longer be publicly traded. KFN's preferred shares will remain outstanding and listed on the NYSE after completion of the merger.

Merger Consideration (See page 140)

        The merger agreement provides that, at the effective time of the merger, each KFN common share issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.51 KKR common units. Each KFN common share that is held by Fund Holdings or any subsidiary of Fund Holdings immediately prior to the effective time of the merger will be cancelled without any conversion or payment of consideration in respect thereof.

        KKR will not issue any fractional KKR common units in the merger. Instead, the total number of KKR common units that each KFN common shareholder will receive in the merger will be rounded down to the nearest whole number, and each KFN common shareholder will receive cash, without interest, for any fractional KKR common unit that such person would otherwise receive in the merger.

Treatment of Equity Awards (See page 140)

        Options.    Each KFN option to purchase a KFN common share that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to the excess of the cash value of 0.51 KKR common units over the exercise price per KFN common share subject to such option.

        Restricted Shares.    Each restricted KFN common share that is outstanding immediately prior to the effective time of the merger will be converted into 0.51 restricted KKR common units having the same terms and conditions as applied to such restricted KFN common share immediately prior to the effective time.

        Phantom Shares.    Each outstanding phantom share under KFN's Non-Employee Directors' Deferred Compensation and Share Award Plan will be converted into a phantom share in respect of 0.51 KKR common units and will otherwise remain subject to the terms of the plan.

KFN Special Shareholder Meeting; Shareholders Entitled to Vote; Vote Required (See page 129)

        Meeting.    The KFN special meeting will be held at The Bently Reserve, Gateway Room, 301 Battery Street, San Francisco, California 94111, on April 30, 2014, at 9:00 a.m., local time. At the special meeting, KFN common shareholders will be asked to vote on the following proposals:

  •
  Proposal 1:  Adoption of the Merger Agreement.    The affirmative vote of holders of at least a majority of the outstanding KFN common shares entitled to vote thereon, including a majority of the outstanding KFN common shares entitled to vote thereon held by shareholders other than KKR and its affiliates. Accordingly, abstentions and unvoted shares will have the same effect as votes "AGAINST" the adoption of the merger agreement.

  •
  Proposal 2:  Adjournment of the KFN Special Meeting (if necessary).    The affirmative vote of holders of at least a majority of the outstanding KFN common shares entitled to vote thereon present in person or represented by proxy at the special meeting. Accordingly, an abstention will have the same effect as a vote "AGAINST" the proposal, although an unvoted share will have no effect on the proposal assuming that a quorum is present at the special meeting.

        Record Date.    Only KFN common shareholders of record as of the close of business on February 26, 2014 will be entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date of February 26, 2014, there were 204,824,159 KFN common shares outstanding and entitled to vote at the special meeting, including 4,658,021 shares held by KKR and its affiliates. Each holder of a KFN common share is entitled to one vote for each common share owned as of the record date.

        Required Vote.    To adopt the merger agreement, holders of at least a majority of the outstanding KFN common shares entitled to vote thereon, including a majority of the outstanding KFN common shares entitled to vote thereon held by shareholders other than KKR and its affiliates, must vote in favor of the adoption of the merger agreement. The merger cannot be completed unless KFN common shareholders adopt the merger agreement. Because approval is based on the affirmative vote of at least a majority of the outstanding KFN common shares, a KFN common shareholder's failure to vote, an abstention from voting or the failure of a KFN common shareholder who holds his or her units in

"street name" through a broker or other nominee to give voting instructions to such broker or other nominee will have the same effect as a vote "AGAINST" the adoption of the merger agreement.

        To approve the adjournment of the KFN special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting, the affirmative vote of holders of at least a majority of the outstanding KFN common shares entitled to vote thereon present in person or represented by proxy at the special meeting is required. Because approval of this proposal is based on the voting power present with respect to such proposal, abstentions will have the same effect as a vote "AGAINST" the proposal, and failures to be present to vote and failures of KFN common shareholders who hold their shares in "street name" through brokers or other nominees to give voting instructions to such brokers or other nominees will have no effect on the vote held on such proposal provided that a quorum is present.

        Share Ownership of KFN's Directors and Executive Officers.    As of the close of business on the record date for the special meeting, KFN's directors and executive officers beneficially owned and had the right to vote 1,662,070 common shares at the special meeting, representing approximately 0.8% of the KFN common shares entitled to vote at the special meeting.

        It is expected that KFN's directors and executive officers will vote their shares "FOR" the adoption of the merger agreement and "FOR" the proposal to adjourn the special meeting, if necessary, although none of them has entered into any agreement requiring them to do so.

        Share Ownership of Affiliates of KKR.    As of the close of business on the record date for the special meeting, affiliates of KKR beneficially owned and had the right to vote 4,658,021 common shares at the special meeting, representing approximately 2.3% of the KFN common shares entitled to vote at the special meeting.

        It is expected that the affiliates of KKR will vote their shares "FOR" the adoption of the merger agreement and "FOR" the proposal to adjourn the special meeting, if necessary, although none of them has entered into any agreement requiring them to do so. Any such affirmative vote will not, however, affect the required approval of the proposal to adopt the merger agreement by the affirmative vote of a majority of KFN common shares entitled to vote thereon other than KFN common shares held by KKR and its affiliates.

Recommendation of the KFN Board of Directors and Reasons for the Merger; Fairness of the Merger (See page 38)

        The KFN board of directors, upon the unanimous recommendation of a transaction committee consisting solely of independent directors, recommends that KFN shareholders vote "FOR" the adoption of the merger agreement.

        In the course of reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the KFN board of directors considered a number of factors in its deliberations. For a more complete discussion of these factors, see "Special Factors—Recommendation of the KFN Board of Directors and Reasons for the Merger; Fairness of the Merger" beginning on page 38 of this proxy statement/prospectus.

Opinion of the Financial Advisor to the KFN Transaction Committee (See page 42)

        Sandler O'Neill & Partners, L.P., referred to in this proxy statement/prospectus as Sandler O'Neill, acted as financial advisor to the transaction committee in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 13, 2013 meeting of the transaction committee, Sandler O'Neill delivered to the transaction committee its oral opinion, which was subsequently confirmed in writing on December 16, 2013, that, as of December 16, 2013, the merger consideration was fair to the holders of KFN common shares from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of KFN common shares are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

 KKR Unitholder Approval is Not Required (See page 101)

        KKR unitholders are not required to adopt the merger agreement or approve the merger or the issuance of KKR common units in connection with the merger.

Ownership of KKR after the Merger

        Based on the number of outstanding KFN common shares (including restricted shares) outstanding as of March 18, 2014, KKR expects to issue approximately 104.5 million KKR common units to KFN common shareholders pursuant to the merger agreement. The actual number of KKR common units to be issued pursuant to the merger agreement will be determined at the completion of the merger based on the exchange ratio of 0.51 and the number of KFN common shares (including restricted shares) outstanding at that time.

        As of March 18, 2014, KKR Holdings L.P., which is referred to in this proxy statement/prospectus as KKR Holdings, owns 393,357,457 partnership interests of each of KKR Management Holdings L.P. and Fund Holdings (the holding companies of the KKR business) which are referred to, together, in this proxy statement/prospectus as the KKR Group Partnerships. These partnership interests are referred to in this proxy statement/prospectus as the KKR Group Partnership units, and may be collectively exchanged, on a quarterly basis, for KKR common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications.

        As of March 18, 2014, KKR had 300,354,288 of its common units outstanding, which excludes KKR common units beneficially owned by KKR Holdings through its ownership of KKR Group Partnership units, KKR common units available for future issuances under the KKR & Co. L.P. 2010 Equity Incentive Plan and KKR common units available for future issuance in connection with KKR's acquisitions. Based on the number of KKR common units outstanding as of March 18, 2014 referenced in the immediately preceding sentence, it is anticipated that, immediately after the completion of the merger, former KFN common shareholders will own approximately 25.8% of the outstanding KKR common units. However, assuming all of the KKR Group Partnership units held by KKR Holdings as of March 18, 2014 were exchanged into KKR common units prior to the merger, it is anticipated that, immediately after the completion of the merger, former KFN common shareholders will own approximately 13.1% of the outstanding KKR common units. See "—Organizational Chart" for a simplified diagram showing KKR's organizational structure.

        Holders of KKR common units do not elect KKR's managing partner or its board of directors and, unlike the holders of KFN's common shares with respect to KFN, have only limited voting rights on matters affecting KKR's business and therefore limited ability to influence decisions regarding KKR's business, which is run by its managing partner. See "Comparison of KKR Common Units and KFN Common Shares" beginning on page 212 of this proxy statement/prospectus.

Interests of Directors and Executive Officers of KFN in the Merger (See page 98)

        KFN's executive officers and directors have interests in the merger that are different from, or in addition to, their interests as common shareholders of KFN. The members of the KFN board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to KFN's common shareholders that the merger agreement be adopted. KFN's executive officers (including any executive officers who are members of the KFN board of directors) did not participate in the vote by the KFN board of directors relating to the merger. The merger agreement provides for the conversion of KFN restricted common shares and KFN phantom shares into awards in respect of KKR common units, with the number of KFN common shares underlying such converted awards to be adjusted on the same basis as KFN common shares. In addition, KFN's executive officers and directors are entitled to continued exculpation, indemnification, expense advancement rights and insurance coverage under indemnification agreements and the merger agreement. These different interests are described under "Special Factors—Interests of Directors and Executive Officers of KFN in the Merger" beginning on page 98 of this proxy statement/prospectus.

Risks Relating to the Merger and Ownership of KKR Common Units (See page 104)

        KFN common shareholders should consider carefully all the risk factors, together with all of the other information included or incorporated by reference, in this proxy statement/prospectus before deciding how to vote. Risks relating to the merger and the ownership of KKR common units are described in the section titled "Risk Factors" beginning on page 104 of this proxy statement/prospectus. Some of these risks include, but are not limited to, those described below:

  •
  Because the exchange ratio is fixed, KFN common shareholders cannot be sure of the market value of the KKR common units they will receive as merger consideration relative to the value of the KFN common shares they exchange.

  •
  KFN and KKR may be unable to obtain the regulatory clearances and approvals required to complete the merger or may be required to comply with material restrictions or satisfy material conditions.

  •
  The merger agreement contains provisions that limit KFN's ability to pursue alternatives to the merger and, in specified circumstances, could require KFN to pay a termination payment of $26,250,000 to Merger Sub or its designee.

  •
  Executive officers and directors of KFN have certain interests that are different from those of KFN common shareholders generally. See "Special Factors—Interests of Directors and Executive Officers of KFN in the Merger" beginning on page 98 of this proxy statement/prospectus.

  •
  KFN common shareholders will have a reduced ownership interest and will not have a voting interest in most matters after the merger and will exercise materially less or no influence over management.

  •
  KKR common units to be received by KFN common shareholders as a result of the merger have materially different rights than KFN common shares.

  •
  KFN common shareholders are expected to recognize taxable income or gain for U.S. federal income tax purposes as a result of the merger.

  •
  KKR is an affiliate of KFN's external manager, which provides executive officers and other services to KFN.

Material U.S. Federal Income Tax Consequences of the Merger (See page 172)

        The merger will be a taxable transaction for U.S. federal income tax purposes. If you are a U.S. holder of KFN common shares, for U.S. federal income tax purposes, your receipt of KKR common units and cash in lieu of fractional units in exchange for your KFN common shares in the merger generally will cause you to recognize gain or loss measured by the difference, if any, between (i) the sum of (a) the fair market value of any KKR common units received, (b) the amount of cash received and (c) your share of KFN's nonrecourse debt immediately prior to the merger and (ii) your adjusted tax basis in your KFN common shares. Any such gain or loss recognized generally will be treated as capital gain or loss and will be long-term capital gain or loss if your holding period for your KFN common shares exceeds one year. However, a portion of any such gain will be treated as ordinary income to the extent attributable to your allocable share of unrealized gain or loss in KFN's assets to the extent described in Section 751 of the Code. If you are a Non-U.S. holder of KFN common shares, a portion of any gain recognized by you in the merger (which will be calculated in the same manner described above for a U.S. holder) may be treated for U.S. federal income tax purposes as effectively connected income, and hence you may be subject to U.S. federal income tax on such portion. All holders of KFN common shares should consult their own tax advisor for a full understanding of how the merger will affect their taxes. See "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 172 of this proxy statement/prospectus for further discussion of the U.S. federal income tax consequences of the merger.

Accounting Treatment of the Merger (See page 100)

        The merger will be accounted for by KKR using the acquisition method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired at the date of completion of the merger. The excess purchase price over the fair value of the net assets acquired will be recorded as goodwill.

Listing of KKR Common Units; Delisting and Deregistration of KFN Common Shares (See page 101)

        KKR common units are currently listed on the NYSE under the ticker symbol "KKR." It is a condition to closing of the merger that the KKR common units to be issued in the merger to KFN common shareholders be approved for listing on the NYSE, subject to official notice of issuance.

        KFN's common shares are currently listed on the NYSE under the ticker symbol "KFN." If the merger is completed, KFN's common shares will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Appraisal Rights (See page 99)

        Under Delaware law and pursuant to KFN's operating agreement, KFN common shareholders will not have appraisal rights in connection with the merger.

Conditions to Consummation of the Merger (See page 134)

        KKR and KFN currently expect to complete the merger in the first half of 2014, subject to receipt of required KFN shareholder approval and regulatory approvals and clearances and subject to the satisfaction or waiver of the other conditions to the merger described below.

        As more fully described in this proxy statement/prospectus, each party's obligation to complete the merger depends on a number of conditions being satisfied or, to the extent permitted by applicable law, waived, including the following:

  •
  the merger agreement must have been adopted by the affirmative vote of the holders of at least a majority of the outstanding KFN common shares entitled to vote thereon on the record date, including the holders of a majority of the outstanding KFN common shares other than those KFN common shares held by KKR or any affiliate of KKR;

  •
  the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this proxy statement/prospectus as the HSR Act, must have been terminated or expired, and all consents required under any other antitrust law must have been obtained or any applicable waiting period thereunder must have been terminated or expired;

  •
  there must be no outstanding judgment, injunction, order or decree of a competent U.S. federal or state governmental authority prohibiting or enjoining the completion of the merger or the other transactions contemplated by the merger agreement;

  •
  the registration statement of which this proxy statement/prospectus forms a part must have been declared effective by the SEC and must not be subject to a stop order or similar restraining order by the SEC; and

  •
  the KKR common units to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of issuance.

        The obligations of each of KKR, Fund Holdings and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of KFN in the merger agreement being true and correct both when made and at and as of the date of the closing of the merger, subject to certain standards, including materiality and material adverse effect qualifications, as described under "The Merger Agreement—Conditions to Consummation of the Merger" beginning on page 134 of this proxy statement/prospectus;

  •
  KFN having performed in all material respects all obligations required to be performed by it under the merger agreement at or before the closing;

  •
  there not having occurred any events that, individually or in the aggregate, constitute a material adverse effect with respect to KFN since the date of the merger agreement;

  •
  the receipt of an officer's certificate executed by an executive officer of KFN certifying that the three preceding conditions have been satisfied;

  •
  the receipt of a payoff letter reasonably acceptable to KKR with respect to the termination of KFN's existing $150 million credit facility and any amounts outstanding thereunder (under which $75.0 million of borrowings were outstanding as of December 31, 2013); and

  •
  receipt of a statement in accordance with Treasury Regulation Section 1.1445-11T(d)(2) certifying that 50% or more of the value of the gross assets of KFN does not consist of U.S. real property interests, or that 90% or more of the value of the gross assets of KFN does not consist of U.S. real property interests plus cash or cash equivalents.

        The obligations of KFN to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of KKR in the merger agreement being true and correct both when made and at and as of the date of the closing of the merger, subject to certain standards, including materiality and material adverse effect qualifications, as described under "The Merger Agreement—Conditions to Consummation of the Merger" beginning on page 134 of this proxy statement/prospectus;

  •
  each of KKR, Fund Holdings and Merger Sub having performed in all material respects, all obligations required to be performed by it under the merger agreement at or before the closing;

  •
  there not having occurred any events that, individually or in the aggregate, constitute a material adverse effect with respect to KKR since the date of the merger agreement; and

  •
  the receipt of an officer's certificate executed by an executive officer of KKR certifying that the three preceding conditions have been satisfied.

 Regulatory Approvals and Clearances Required for the Merger (See page 100)

        Consummation of the merger is subject to the expiration or termination of the waiting period under the HSR Act applicable to the merger. On February 20, 2014, KKR and KFN each filed a notification and report form under the HSR Act with the Antitrust Division of the Department of Justice, which is referred to in this proxy statement/prospectus as the Antitrust Division, and the Federal Trade Commission, which is referred to in this proxy statement/prospectus as the FTC. On March 6, 2014, the FTC granted early termination of the waiting period under the HSR Act. See "Special Factors—Regulatory Approvals and Clearances Required for the Merger" beginning on page 100 of this proxy statement/prospectus.

No Solicitation by KFN of Alternative Proposals (See page 137)

        Under the merger agreement, KFN has agreed that it will not, and it will use reasonable best efforts to cause its and its subsidiaries' directors, officers, employees, agents, investment bankers, attorneys, accountants and other representatives not to, directly or indirectly, except as otherwise permitted by the merger agreement:

  •
  initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, an acquisition proposal;

  •
  engage in any negotiations concerning, or provide any confidential information or data to any person relating to, an acquisition proposal;

  •
  approve or recommend, or propose publicly to approve or recommend, any acquisition proposal;

  •
  approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any acquisition proposal; or

  •
  propose publicly or agree to do any of the foregoing relating to any acquisition proposal.

        In addition, the merger agreement requires KFN and its subsidiaries to (1) cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to an acquisition proposal and (2) request that each third party that executed a confidentiality agreement that relates to an acquisition proposal before the date of the merger agreement return or destroy all confidential information furnished to the third party by KFN or on its behalf before the date of the merger agreement.

        Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances at any time before KFN shareholders vote in favor of the adoption of the merger agreement, if KFN receives a written unsolicited bona fide acquisition proposal after the date of the merger agreement that the board of directors of KFN has determined in good faith, after consultation with its outside legal counsel and financial advisors (1) constitutes a superior proposal (as described below) or (2) could reasonably be expected to result in a superior proposal, KFN may:

  •
  furnish nonpublic information to a third party that makes an acquisition proposal, if, before furnishing the information, KFN receives an executed confidentiality agreement with provisions no less restrictive to the third party with respect to the use or disclosure of nonpublic information than the confidentiality agreement in effect between KFN and KKR; and

  •
  engage in discussions or negotiations with the third party with respect to the acquisition proposal.

        KFN has also agreed in the merger agreement that it will promptly orally notify KKR of any request for information or any inquiries, proposals or offers relating to an acquisition proposal indicating, in connection with the notice, the name of the person making the request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers, and that it will provide to KKR written notice of any inquiry, proposal or offer within 24 hours of the request or inquiry, proposal or offer and copies of any written or electronic correspondence to or from any person making an acquisition proposal. KFN is required to keep KKR informed orally, as soon as reasonably practicable, of the status of any acquisition proposal, including with respect to the status and terms of any proposal or offer and whether any proposal or offer has been withdrawn or rejected, and to provide to KKR written notice of any withdrawal or rejection and copies of any written proposals or requests for information within 24 hours. KFN has also agreed to provide any information to KKR (not previously provided to KKR) that it provides to another person pursuant to these provisions at substantially the same time it provides the information to the other person.

Change in KFN Board Recommendation (See page 138)

        The merger agreement provides that the KFN board of directors will not, directly or indirectly, withdraw, modify or qualify, in a manner adverse to KKR, the KFN board of directors' recommendation that KFN's common shareholders adopt the merger agreement or approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any alternative acquisition proposal.

        Notwithstanding the above, subject to certain procedural requirements and limitations as provided for in the merger agreement and described under "The Merger Agreement—Change in KFN Board Recommendation" beginning on page 138 of this proxy statement/prospectus, if KFN receives a written unsolicited bona fide acquisition proposal or in response to an intervening event, the KFN board of directors may effect a change of recommendation under certain circumstances.

Termination of the Merger Agreement (See page 142)

        KKR or KFN may terminate the merger agreement at any time prior to the closing, whether before or after KFN common shareholders have approved the merger agreement:

  •
  by mutual written consent;

  •
  if there is any law or regulation that makes completion of the merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent U.S. federal or state governmental authority enjoining the parties from completing the merger is entered and has become final and nonappealable;

  •
  if the merger is not completed on or before September 16, 2014;

  •
  if KFN common shareholders do not adopt the merger agreement at the special meeting (including any adjournment or postponement of the special meeting); or

  •
  if the other party has materially breached any of its representations, warranties, covenants or agreements contained in the merger agreement, or if any fact, circumstance, event, change, occurrence or effect has occurred, which breach or fact, circumstance, event, change, occurrence or effect would result in the failure of certain closing conditions to be satisfied on or prior to September 16, 2014, and the breach or fact, circumstance, event, change, occurrence or effect is not capable of being cured or is not cured by the earlier of (1) 30 business days after written notice is received by the party alleged to be in breach or with respect to which a fact, circumstance, event, change, occurrence or effect is alleged to have occurred and (2) September 16, 2014.

        In addition, KKR may terminate the merger agreement if, at any time before KFN common shareholders have adopted the merger agreement:

  •
  a change of recommendation has occurred; or

  •
  an alternative acquisition proposal in respect of KFN is publicly announced or disclosed (or any person publicly announces an intention (whether or not conditional) to make an acquisition proposal) after the date of the merger agreement and the board of directors of KFN fails to affirm the recommendation in favor of the adoption of the merger agreement during the time periods required under the merger agreement.

        In addition, KFN may terminate the merger agreement at any time before KFN common shareholders have adopted the merger agreement in order to enter into a definitive written agreement with respect to a superior proposal provided that KFN has complied in all material respects with its obligations under described under "The Merger Agreement—No Solicitation by KFN of Alternative Proposals" and "The Merger Agreement—Change in KFN Board Recommendation" beginning on pages 139 and 140, respectively, of this proxy statement/prospectus and pays the applicable termination payment described herein.

Expenses and Termination Payments Relating to the Merger (See page 143)

        Generally, all fees and expenses incurred in connection with the merger will be the obligation of the respective party incurring such fees and expenses, except that (1) expenses incurred in connection with filing, printing and mailing of the registration statement of which this proxy statement/prospectus forms a part and this proxy statement/prospectus (including filing fees) will be shared equally by Fund Holdings and KFN and (2) KKR will be responsible for all filing fees under the HSR Act and other antitrust laws.

        Following termination of the merger agreement under specified circumstances, KFN may be required to pay Merger Sub or its designee (unless the payment obligation is waived by Merger Sub) a termination payment of $26,250,000 or to reimburse KKR for its merger-related expenses not to exceed $7.5 million.

        The parties agreed that the amount of KFN's third-party expenses accrued in the fourth quarter of 2013 in connection with the consideration by KFN of the KKR acquisition proposal would reduce the amount of management fees paid by KFN to a subsidiary of KKR under the management agreement in an amount equal to such third-party expenses paid.

Comparison of KKR Common Units and KFN Common Shares (See page 212)

        KFN common shareholders receiving KKR common units in the merger will have materially different rights once they become holders of KKR's common units due to differences between the governing documents of KFN and the governing documents of KKR. These differences are described in more detail under "Comparison of KKR Common Units and KFN Common Shares" beginning on page 212.

Litigation Relating to the Merger (See page 101)

        Fifteen putative stockholder class action lawsuits, referred to in this proxy statement/prospectus as the merger lawsuits, were filed against KFN and certain other defendants in connection with KFN's entering into the merger agreement. Five of the merger lawsuits were filed in the Superior Court of California, County of San Francisco; one of the merger lawsuits was filed in the United States District Court for the District of Northern California; and nine of the merger lawsuits were filed in the Court of Chancery of the State of Delaware. The five California state court actions have been consolidated. The plaintiff in the federal action has moved for an order scheduling a preliminary injunction hearing and authorizing expedited discovery, but later withdrew his motion for expedited discovery; the defendants have not been served in the federal action. Two of the Delaware court actions were voluntarily dismissed, and the remaining seven Delaware court actions were consolidated. All defendants have moved to dismiss the complaint filed in the consolidated Delaware action. Each of the merger lawsuits was filed on behalf of a putative class of KFN common shareholders against KFN, the individual members of KFN's board of directors, KKR, Fund Holdings, and Merger Sub. The merger lawsuits allege variously that the members of the KFN board of directors breached their fiduciary duties owed to KFN common shareholders by approving the proposed merger for inadequate consideration; approving the transaction in order to obtain benefits not equally shared by other KFN common shareholders; entering into the merger agreement containing preclusive deal protection devices; failing to take steps to maximize the value to be paid to the KFN common shareholders; and failing to disclose material information necessary for KFN common shareholders to make a fully informed decision about the proposed merger. The merger lawsuits also seek to state claims against KFN, KKR, Fund Holdings, and Merger Sub for aiding and abetting these alleged breaches of fiduciary duties. In addition, certain of the complaints allege that KKR controlled KFN by means of a management agreement between KFN and KKR Financial Advisors LLC, and that, as a consequence, KKR breached fiduciary duties it owed to KFN common shareholders by causing KFN to approve the merger agreement. The relief sought by the plaintiffs in the merger lawsuits includes, among other things, declaratory and injunctive relief concerning the alleged breaches of fiduciary duties, injunctive relief prohibiting the consummation of the acquisition, rescission, an accounting by defendants, damages and attorneys' fees and costs, and other relief.

 Organizational Chart

        The following diagram depicts a simplified organizational structure of KKR following the merger.

(1)
KKR Management LLC serves as the general partner of KKR, which is governed by a board of directors consisting of a majority of independent directors. KKR Management LLC does not hold any economic interests in KKR and is owned by senior KKR principals.

(2)
KKR Holdings is the holding vehicle through which KKR principals and other persons indirectly own their interests in KKR's business through ownership of KKR Group Partnership units. As of March 18, 2014, KKR Holdings and KKR held 56.7% and 43.3%, respectively, of the KKR Group Partnership units. KKR Group Partnership units held by KKR Holdings represent interests in KKR's business that are not attributable to holders of KKR common units. KKR Group Partnership units that are held by KKR Holdings are exchangeable for KKR common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with applicable vesting and transfer restrictions. As limited partner interests, these KKR Group Partnership units are non-voting and do not entitle KKR Holdings to participate in the management of KKR's business and affairs.

(3)
KKR Holdings holds special non-economic voting units in KKR that entitle it to cast, with respect to those limited matters that may be submitted to a vote of KKR's unitholders, a number of votes equal to the number of KKR Group Partnership units that it holds from time to time.

(4)
Because the income of KKR Management Holdings L.P. is likely to be primarily non-qualifying income for purposes of the qualifying income exception to the publicly traded partnership rules, KKR formed KKR Management Holdings Corp., which is subject to taxation as a corporation for U.S. federal income tax purposes, to hold its KKR Group Partnership units in KKR Management Holdings L.P. Accordingly, KKR's allocable share of the taxable income of KKR Management Holdings L.P. will be subject to taxation at a corporate rate. KKR Management Holdings L.P., which is treated as a partnership for U.S. federal income tax purposes, was formed to hold interests in KKR's fee generating businesses and other assets that may not generate qualifying income for purposes of the qualifying income exception to the publicly traded partnership rules. Fund Holdings, which is also treated as a partnership for U.S. federal income tax purposes, was formed to hold interests in KKR's businesses and assets that will generate qualifying income for purposes of the qualifying income exception to the publicly traded partnership rules.

(5)
40% of the carried interest earned in relation to KKR's investment funds and carry paying co-investment vehicles is allocated to a carry pool from which carried interest is allocated to KKR principals, other professionals and selected other individuals who work in these operations, thereby reducing the amount of carried interest allocable to KKR Holdings and holders of KKR common units.

Selected Historical Consolidated Financial Data of KKR

        The following tables set forth KKR's selected historical consolidated and combined financial data as of and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009. The historical consolidated financial data as of December 31, 2013 and 2012 and for each of the years ended December 31, 2013, 2012 and 2011 are derived from KKR's audited consolidated financial statements contained in KKR's Annual Report on Form 10-K for the year ended December 31, 2013, which has been incorporated by reference in this proxy statement/prospectus. The historical consolidated and combined financial data as of December 31, 2011, 2010 and 2009 and for the years ended December 31, 2010 and 2009 are derived from KKR's audited consolidated and combined financial statements that are not included or incorporated by reference in this proxy statement/prospectus. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto set forth in KKR's Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 234 of this proxy statement/prospectus.

	Year Ended December 31,
	2013	2012	2011	2010	2009(1)
	($ in thousands, except unit and per unit data)
Statement of Operations Data:
Fees	$762,546	$568,442	$723,620	$435,386	$331,271
Less: Total Expenses	1,767,138	1,598,788	1,214,005	1,762,663	1,195,710
Total Investment Income (Loss)	8,896,746	9,101,995	1,456,116	9,179,108	7,753,808

Income (Loss) Before Taxes	7,892,154	8,071,649	965,731	7,851,831	6,889,369
Income Taxes	37,926	43,405	89,245	75,360	36,998

Net Income (Loss)	7,854,228	8,028,244	876,486	7,776,471	6,852,371
Net Income (Loss) Attributable to Redeemable Noncontrolling Interests	62,255	34,963	4,318	—	—
Net Income (Loss) Attributable to Noncontrolling Interests	7,100,747	7,432,445	870,247	7,443,293	6,002,686

Net Income (Loss) Attributable to KKR & Co. L.P.(2)	$691,226	$560,836	$1,921	$333,178	$849,685

	Year Ended December 31,				October 1, 2009 through December 31, 2009
	2013	2012	2011	2010
	($ in thousands, except unit and per unit data)
Net Loss Attributable to KKR & Co. L.P.					$(78,221)

Distributions Declared per KKR & Co. L.P. Common Unit	$1.40	$1.22	$0.74	$0.60	$0.08
Net Income (Loss) Attributable to KKR & Co. L.P. Per Common Unit
Basic	$2.51	$2.35	$0.01	$1.62	$(0.38)
Diluted	$2.30	$2.21	$0.01	$1.62	$(0.38)
Weighted Average Common Units Outstanding
Basic	274,910,628	238,503,257	220,235,469	206,031,682	204,902,226
Diluted	300,254,090	254,093,160	222,519,174	206,039,244	204,902,226
Statement of Financial Condition Data (period end):
Total Assets	$51,427,201	$44,426,353	$40,377,645	$38,391,157	$30,221,111
Total Liabilities	$4,842,383	$3,020,899	$2,692,995	$2,391,115	$2,859,630
Redeemable Noncontrolling Interests	$627,807	$462,564	$275,507	$—	$—
Noncontrolling Interests	$43,235,001	$38,938,531	$36,080,445	$34,673,549	$26,347,632
Total KKR & Co. L.P. Partners' Capital(3)	$2,722,010	$2,004,359	$1,328,698	$1,326,493	$1,013,849

(1)
The financial information reported for periods prior to October 1, 2009 does not give effect to the acquisition of all of the assets and liabilities of KKR & Co. (Guernsey) L.P., formerly known as KKR Private Equity Investors L.P., by affiliates of KKR on October 1, 2009 and the related reorganization of KKR's business into a holding company structure in connection with such acquisition. The acquisition of such assets and liabilities and the related reorganization of KKR's business into a holding company structure is referred to in this proxy statement/prospectus as the KPE Transaction.

(2)
Subsequent to the KPE Transaction, net income (loss) attributable to KKR reflects only those amounts that are allocable to KKR's interest in the business. Net income (loss) that is allocable to KKR Holdings' interest in the business is reflected in net income (loss) attributable to noncontrolling interests.

(3)
Total KKR partners' capital reflects only the portion of equity attributable to KKR. KKR Holdings' interest in the KKR Group Partnerships is reflected as noncontrolling interests and is not included in the total KKR partners' capital.

 Selected Historical Consolidated Financial Data of KFN

        The following historical consolidated financial data as of December 31, 2013 and 2012 and for each of the years ended December 31, 2013, 2012 and 2011 are derived from KFN's audited consolidated financial statements contained in KFN's Annual Report on Form 10-K for the year ended December 31, 2013, which has been incorporated by reference in this proxy statement/prospectus. The following historical consolidated financial data as of December 31, 2011, 2010 and 2009 and for the years ended December 31, 2010 and 2009 are derived from KFN's audited consolidated financial statements that are not included or incorporated by reference in this proxy statement/prospectus. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in KFN's Annual Report on Form 10-K for the year ended December 31, 2013 incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 234 of this proxy statement/prospectus.

	Year Ended December 31,
	2013	2012	2011	2010	2009
	($ in thousands, except per share data)
Consolidated Statements of Operations Data
Total revenues	$545,906	$555,473	$542,021	$505,359	$572,725
Total investment costs and expenses	305,705	318,375	215,162	188,952	329,169
Total other income (loss)	150,925	205,822	93,447	143,352	(96,275)
Total other expenses	97,429	98,157	94,223	87,993	70,061
Income before income taxes	293,697	344,763	326,083	371,766	77,220
Income tax expense (benefit)	467	(3,467)	8,011	702	284
Net income	293,230	348,230	318,072	371,064	76,936
Preferred share distributions	27,411	—	—	—	—
Net income available to common shareholders	265,819	348,230	318,072	371,064	76,936
Distributions declared per common share	$0.90	$0.86	$0.67	$0.43	$0.05
Consolidated Balance Sheet Data
Cash and cash equivalents	$157,167	$237,606	$392,154	$313,829	$97,086
Restricted cash and cash equivalents	350,385	896,396	399,620	571,425	342,706
Securities	573,312	533,520	922,603	932,823	803,258
Corporate loans, net	6,466,720	5,947,857	6,443,399	6,321,444	6,543,643
Residential mortgage loans	—	—	—	—	2,097,699
Equity investments, at estimated fair value	181,212	161,621	189,845	99,955	120,269
Oil and gas properties, net	400,369	289,929	138,525	33,797	—
Interests in joint ventures and partnerships	436,241	149,534	—	—	—
Total assets	8,717,198	8,358,879	8,647,228	8,418,412	10,300,005
Total borrowings	6,020,465	6,338,407	6,778,208	6,642,455	8,970,591
Total liabilities	6,189,464	6,519,757	6,971,396	6,775,364	9,133,347
Total shareholders' equity	2,527,734	1,839,122	1,675,832	1,643,048	1,166,658
Book value per common share	$10.58	$10.31	$9.41	$9.24	$7.37

 Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Share Distributions of KFN

        The following table presents KFN's ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred share distributions for the fiscal periods indicated. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and fixed charges. Fixed charges consist of interest expense.

	Year Ended December 31,
	2013	2012
	($ in thousands, except ratios)
Earnings:
Income before income taxes	$293,697	$348,230
Add: Fixed charges from below	190,159	216,608

Total earnings before income taxes and fixed charges	$483,856	$564,838

Fixed charges:
Interest expense	$190,159	$216,608

Total fixed charges	$190,159	$216,608
Ratio of earnings to fixed charges	2.5x	2.6x
Total fixed charges	$190,159	$216,608
Preferred share distributions	27,411	—

Total fixed charges and preferred share distributions	$217,570	$216,608
Ratio of earnings to fixed charges and preferred share distributions	2.2x	2.6x

Unaudited Comparative Per Unit Information

        The following table summarizes unaudited per common unit/share data for (i) KKR and KFN on a historical basis for the years ended December 31, 2013 and 2012, (ii) KKR on a pro forma combined basis giving effect to the proposed transactions (collectively referred to in this proxy statement/prospectus as the pro forma events) and (iii) KFN on a pro forma equivalent basis based on the exchange ratio of 0.51 KKR common units for each KFN common share. It has been assumed for purposes of the unaudited pro forma condensed combined financial information provided below that the pro forma events occurred on January 1, 2012 for earnings per common unit purposes and on December 31, 2013 for book value per common unit purposes. The historical earnings per common unit/share information should be read in conjunction with the historical consolidated financial statements and notes thereto of KKR and KFN incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 234 of this proxy statement/prospectus. The unaudited pro forma combined earnings per share information is derived from, and should be read in conjunction with, the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements" and related notes included in this proxy statement/prospectus beginning on page 151. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the pro forma events had occurred as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	As of / For the Year Ended December 31, 2013	As of / For the Year Ended December 31, 2012
KKR Historical per Common Unit Data:
Net income (loss) attributable to KKR & Co. L.P.—Basic	$2.51	$2.35
Net income (loss) attributable to KKR & Co. L.P.—Diluted	2.30	2.21
Book Value(1)	9.45	7.91
KFN Historical per Common Share Data:
Net income (loss)—Basic	1.31	1.95
Net income (loss)—Diluted	1.31	1.87
Book Value(1)	10.58	10.31
Unaudited Pro Forma Combined per KKR Common Unit Data:
Net income (loss) attributable to KKR & Co. L.P.—Basic(2)	2.48	2.49
Net income (loss) attributable to KKR & Co. L.P.—Diluted(2)	2.32	2.38
Book Value(1)	13.70	N/A
Unaudited Pro forma Equivalent per KFN Common Share Data:
Net income (loss)—Basic(3)	1.26	1.27
Net income (loss)—Diluted(3)	1.18	1.21
Book Value(1)(3)	6.99	N/A

(1)
Historical book value per common unit/share is computed by dividing total partners' capital/common shareholders' equity by the number of KKR common units or KFN common shares, as applicable, outstanding as of December 31, 2013 and 2012. Pro forma combined book value per common unit is computed by dividing pro forma partners' capital by the pro forma number of KKR common units that would have been outstanding as of December 31, 2013. Pro forma book value per common unit/share as of December 31, 2012 is not meaningful as the estimated pro forma adjustments were calculated as of December 31, 2013.

(2)
The pro forma net income (loss) per common unit of the combined company are calculated by dividing the pro forma income (loss) by the pro forma weighted average number of common units outstanding.

(3)
The pro forma equivalent share amounts were calculated by multiplying the pro forma combined per share amounts by the exchange ratio in the merger (0.51 KKR common units for each KFN common share). This information shows how each KFN common share would have participated in the combined company's net income (loss) and book value if the pro forma events had occurred on the relevant dates.

 Comparative Unit Prices and Distributions

        KKR common units are currently listed on the NYSE under the ticker symbol "KKR." KFN common shares are currently listed on the NYSE under the ticker symbol "KFN." The table below sets forth, for the calendar quarters indicated, the high and low sale prices per KKR common unit on the NYSE and per KFN common share on the NYSE. The table also shows the amount of cash distributions declared on KKR common units and KFN common shares, respectively, in the calendar quarters indicated. The amount of cash distributions declared on KKR common units and KFN common shares in any calendar quarter shown in the table below relate to the earnings of KKR and KFN, respectively, for the immediately preceding calendar quarter.

	KKR Common Units			KFN Common Shares
	High	Low	Cash Distributions	High	Low	Cash Distributions
2014 (through March 20, 2014)
First quarter	$26.50	$22.75	$0.48	$13.38	$11.51	$0.22
2013
Fourth quarter	25.87	19.68	0.23	12.39	8.91	0.22
Third quarter	21.78	18.74	0.42	11.31	10.02	0.21
Second quarter	21.60	17.27	0.27	11.30	10.05	0.21
First quarter	20.00	15.38	0.70	11.93	10.74	0.26
2012
Fourth quarter	15.49	13.35	0.24	10.89	9.30	0.21
Third quarter	15.68	12.74	0.13	10.36	8.53	0.21
Second quarter	15.50	11.03	0.15	9.47	7.95	0.18
First quarter	15.20	12.74	0.32	9.54	8.70	0.26
2011
Fourth quarter	14.58	8.95	0.10	8.85	6.68	0.18
Third quarter	16.70	10.07	0.11	9.92	7.36	0.18
Second quarter	19.16	15.10	0.21	10.35	9.43	0.16
First quarter	18.29	14.09	0.29	10.60	8.80	0.15

        The following table presents per unit closing prices for KKR common units and KFN common shares on December 16, 2013, the last trading day before the public announcement of the merger agreement, and on March 20, 2014, the last practicable trading day before the date of this proxy statement/prospectus. This table also presents the equivalent market value per KFN common shares on such dates. The equivalent market value per KFN common share has been determined by multiplying the closing prices of KKR common units on those dates by the exchange ratio of 0.51 of a KKR common unit.

	KKR Common Units	KFN Common Shares	Equivalent Market Value per KFN Common Share
December 16, 2013	$25.08	$9.45	$12.79
March 20, 2014	$23.46	$11.86	$11.96

        Although the exchange ratio is fixed, the market prices of KKR common units and KFN common shares will fluctuate prior to the consummation of the merger and the market value of the merger consideration ultimately received by KFN common shareholders will depend on the closing price of KKR common units on the day the merger is consummated. Thus, KFN common shareholders will not know the exact market value of the merger consideration they will receive until the closing of the merger.

SPECIAL FACTORS

        This section of the proxy statement/prospectus describes the material aspects of the merger and certain special factors concerning the merger of which you should be aware. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated herein by reference, including the full text of the merger agreement (which is attached as Annex A), for a more complete understanding of the merger. In addition, important business and financial information about each of KKR and KFN is included in or incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information" beginning on page 234 of this proxy statement/prospectus.

 Effect of the Merger

        Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, the merger agreement provides for the merger of Merger Sub with and into KFN. KFN will survive the merger and the separate existence of Merger Sub will cease. Following the merger, KFN will be a direct subsidiary of Fund Holdings. After the completion of the merger, the certificate of formation of KFN and the operating agreement of KFN as in effect immediately prior to the effective time will be the certificate of formation and operating agreement of the surviving entity, in each case until amended in accordance with applicable law. The officers of KFN immediately prior to the effective time of the merger will be the officers of the surviving entity, and the members of the board of directors of the surviving entity will be those individuals designed by KKR prior to the closing date, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the operating agreement of the surviving entity and applicable law.

        The merger agreement provides that, at the effective time of the merger, each KFN common share issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.51 KKR common units. Each KFN common share that is held by Fund Holdings or any subsidiary of Fund Holdings immediately prior to the effective time of the merger will be cancelled without any conversion or payment of consideration in respect thereof.

        Because the exchange ratio was fixed at the time the merger agreement was executed and because the market value of KKR common units and KFN common shares will fluctuate prior to the consummation of the merger, KFN common shareholders cannot be sure of the value of the merger consideration they will receive relative to the value of the KFN common shares they are exchanging. For example, decreases in the market value of KKR common units will negatively affect the value of the merger consideration that they receive, and increases in the market value of KFN common shares may mean that the merger consideration that they receive will be worth less than the market value of the KFN common shares such shareholders are exchanging. See "Risk Factors—Risk Factors Relating to the Merger—Because the exchange ratio is fixed and because the market price of KKR common units will fluctuate prior to the consummation of the merger, KFN common shareholders cannot be sure of the market value of the KKR common units they will receive as merger consideration relative to the value of KFN common shares they exchange" beginning on page 104 of this proxy statement/prospectus.

        KKR will not issue any fractional KKR common units in the merger. Instead, each holder of KFN common shares that are converted pursuant to the merger agreement who otherwise would have received a fraction of a KKR common unit will be entitled to receive, from the exchange agent appointed by KKR pursuant to the merger agreement, a cash payment in lieu of such fractional KKR common units representing such holder's proportionate interest in the proceeds from the sale by the exchange agent of the number of excess KKR common units represented by the aggregate amount of fractional KKR common units.

        Each KFN option or similar right to purchase KFN common shares that was granted under a KFN equity incentive plan and that is outstanding and unexercised immediately prior to the effective time (whether or not then vested or exercisable), as of the effective time of the merger, by virtue of the occurrence of the consummation of the merger and without any action on the part of the holder of such KFN option, will be cancelled, and the holder of such KFN option will be entitled to receive an amount in cash equal to the excess, if any, of (1) 0.51 multiplied by the average closing price of a KKR common unit on the NYSE over the ten trading day period ending on the trading day immediately preceding the closing date of the merger over (2) the exercise price per KFN common share subject to such KFN option as in effect immediately prior to the effective time of the merger. In the event that any option to purchase KFN common shares has an exercise price per KFN common share that is greater than 0.51 multiplied by the average closing price of a KKR common unit on the NYSE over the ten trading day period ending on the trading day immediately preceding the closing date of the merger, such option will be cancelled without payment in respect thereof as of the effective time of the merger, without liability to KKR, KFN or any of their affiliates.

        Each restricted KFN common share that was granted under a KFN equity incentive plan and that is outstanding immediately prior to the effective time of the merger (whether or not then vested), other than vested and unvested KFN common shares held by KKR Financial Advisors LLC, as of the effective time of the merger, by virtue of the occurrence of the consummation of the merger and without any action on the part of the holder of such KFN restricted common share, will be converted into 0.51 restricted KKR common units having the same terms and conditions, including applicable vesting requirements, as applied to such restricted KFN common share immediately prior to the effective time of the merger, with fractional KKR common units to be aggregated and rounded to the nearest whole unit, and KKR will assume the related equity incentive plan and any award agreement issued thereunder pursuant to which any such restricted KFN common share has been granted in order to provide for the foregoing. Each restricted KFN common share held by KFN Financial Advisors as of the effective time of the merger will automatically be cancelled and retired.

        Each KFN phantom share that was granted under KFN's Non-Employee Directors' Deferred Compensation and Share Award Plan will be converted into a phantom share in respect of 0.51 KKR common units and will otherwise remain subject to the terms of the plan.

        The table below sets forth the direct and indirect interests of the KKR Participants and KKR Holdings in the net book value and net earnings of KFN prior to and immediately after the merger, based upon the net book value of KFN at December 31, 2013 and net income of KFN for the year ended December 31, 2013.

Prior to the Merger(1)

	Interest in KFN's Net Book Value		Interest in KFN's Net Earnings		Interest in KFN's Net Earnings Net of Preferred Share Distributions
Name	$ (in thousands)%		$ (in thousands)%		$ (in thousands)%
KKR(1)	824	0.03	96	0.03	87	0.03
Fund Holdings	0	0	0	0	0	0
Merger Sub	0	0	0	0	0	0
KKR Management LLC	0	0	0	0	0	0
KKR Group Holdings L.P.	824	0.03	96	0.03	87	0.03
KKR Fund Holdings GP Limited	0	0	0	0	0	0
KKR Group Limited	0	0	0	0	0	0
KKR Holdings(1)	1,079	0.04	125	0.04	113	0.04

 Immediately after the Merger(2)

			Interest in KFN's Net Earnings		Interest in KFN's Net Earnings Net of Preferred Share Distributions
	Interest in KFN's Net Book Value
			$ (in thousands)		$ (in thousands)
Name	$ (in thousands)%			%		%
KKR(2)	1,282,009	50.7	148,720	50.7	134,817	50.7
Fund Holdings(3)	1,282,009	50.7	148,720	50.7	134,817	50.7
Merger Sub	N/A	N/A	N/A	N/A	N/A	N/A
KKR Management LLC	0	0	0	0	0	0
KKR Group Holdings L.P.	1,282,009	50.7	148,720	50.7	134,817	50.7
KKR Fund Holdings GP Limited	0	0	0	0	0	0
KKR Group Limited	0	0	0	0	0	0
KKR Holdings(2)	1,245,725	49.3	144,510	49.3	131,002	49.3

(1)
As of March 18, 2014, KKR Holdings and KKR have an indirect interest in approximately 56.7% and 43.3%, respectively, of the 65,011 unvested restricted KFN common shares and 89,150 vested KFN common shares held by KKR Financial Advisors LLC, which is an indirect wholly-owned subsidiary of KKR Management Holdings L.P., one of the KKR Group Partnerships.

(2)
Based on the number of KKR Group Partnership units held as of March 18, 2014 and giving effect to only the anticipated KKR common units to be issued in connection with the merger, KKR Holdings and KKR would hold approximately 49.3% and 50.7%, respectively, of the KKR Group Partnership units.

(3)
Following the consummation of the merger, all of the outstanding KFN common shares will be held by Fund Holdings, one of the KKR Group Partnerships.

Background of the Merger

        The KFN board of directors regularly reviews and discusses at board meetings KFN's performance, risks, opportunities and strategy. KFN's board of directors and management team review and evaluate various options as part of KFN's ongoing efforts to strengthen its business and enhance shareholder value, taking into account economic, regulatory, competitive and other conditions and KFN's status as an externally managed company.

        KFN is externally managed and advised by KKR Financial Advisors LLC, which is referred to in this proxy statement/prospectus as the manager, pursuant to a management agreement between KFN and the manager, which has been in place since before the KFN initial public offering. The manager is a subsidiary of KKR Asset Management LLC, and an indirect subsidiary of Kohlberg Kravis Roberts & Co. L.P., which is an indirect subsidiary of KKR. Pursuant to the management agreement, the manager is responsible for KFN's operations and performs all services relating to the management of KFN's assets, liabilities and operations, and provides KFN with its management team and with appropriate support personnel. All of KFN's executive officers are employees of one or more subsidiaries of KKR. The manager operates under the direction of the KFN board of directors, and is required to manage KFN's business affairs in conformity with the investment guidelines that are approved by a majority of KFN's independent directors. Due to the relationship created by the management agreement, members of the KFN board of directors and the KFN management team routinely interact with representatives of KKR in the course of their normal dealings with respect to KFN.

        In October 2013, Henry Kravis and George Roberts, the co-chief executive officers of KKR's managing partner, informed Paul Hazen, the chairman of the board of directors of KFN, through Craig Farr, the CEO of KFN, that KKR was considering making an offer for an acquisition of KFN by KKR, but did not make any specific proposal or discuss any transaction terms. Mr. Hazen informed KKR through Mr. Farr that he would report the matter to the KFN board of directors and that pending instruction from the board neither KKR nor the manager should have any discussions with representatives of KFN regarding any potential transaction unless and until the board of KFN authorized them to do so.

        On October 22, 2013, the KFN board of directors held a regularly scheduled meeting in New York. At this meeting, Mr. Hazen informed the other members of the KFN board of directors of the statements made by KKR regarding the possibility of making an offer to acquire KFN. The board discussed the possibility of such an offer, including that the confidentiality restrictions in the management agreement could be read to require that KKR obtain authorization from KFN prior to completing the analysis necessary to make any acquisition proposal. After discussion, so that the board could become fully informed regarding its options to maximize value for KFN's common shareholders, the board granted KKR permission to use the information it had about KFN, as well as to access additional information about KFN, to make an acquisition proposal. The board also resolved that if there were an acquisition proposal made by KKR, it would be reviewed by a transaction committee of the board which would make a recommendation to the full board of directors and which would have the full authority of the board to negotiate the terms of any acquisition proposal with KKR, reject any such proposal, consider whether KFN should pursue any alternative transactions and retain professional advisors that such transaction committee may deem necessary or appropriate. The board also discussed retaining potential financial advisors. Scott Nuttall and Mr. Farr, the two members of the board of directors who were employed by KKR, were not present for the discussion. Mr. Nuttall and Mr. Farr did not attend any of the KFN board of directors meetings at which a potential transaction with KKR was discussed.

        Following the October 22, 2013 board meeting, Mr. Hazen instructed Wachtell, Lipton, Rosen & Katz, which is referred to in this proxy statement/prospectus as Wachtell Lipton, to inform David Sorkin, the general counsel of KKR's managing partner, that the KFN board of directors had agreed to permit KKR to use the information it had about KFN, as well as to access additional information about KFN, to make a proposal to acquire KFN.

        Additionally, prior to the formation of the transaction committee, Mr. Hazen discussed with Mr. Farr the possibility of modifying or eliminating the termination fee in the management agreement if there were a change of control of KFN. Mr. Farr discussed with Mr. Sorkin and Robert Lewin, the head of corporate development and treasurer of the KKR Group, and was informed that KKR was unwilling to modify or eliminate the termination fee if there were a change of control of KFN.

        On October 30, 2013, KKR submitted a letter to KFN making a proposal to acquire KFN for consideration consisting entirely of KKR common units, at an exchange ratio of 0.46 KKR common units per KFN common share, in a taxable transaction. The October 30 letter conditioned KKR's offer on the approval of the transaction by a committee of independent directors of KFN and the approval of a majority of unaffiliated KFN shareholders.

        On October 31, 2013, the KFN board of directors held a telephonic meeting attended by the directors who were not employed by KKR. Pursuant to the resolutions adopted on October 22, 2013, the board designated a transaction committee of independent directors not affiliated with KKR and instructed them to select a time to meet, retain advisors and review the proposal. The transaction committee was ultimately comprised of Tracy Collins, Robert Edwards, Vincent Paul Finigan, Ross Kari, Deborah McAneny and Scott Ryles.

        On November 6, 2013, the transaction committee of the KFN board of directors held a telephonic meeting with Robert Edwards acting as chair, with Sandler O'Neill as financial advisors and Wachtell Lipton as legal advisors. The transaction committee selected Sandler O'Neill to act as financial advisors upon the collective recommendation of the members of the transaction committee, who were familiar with Sandler O'Neill from Sandler O'Neill's prior engagement on behalf of the independent members of the KFN board of directors (other than Mr. Edwards and Mr. Ryles who had not yet been appointed to the KFN board of directors at the time of such prior engagement), due to their experience in transactions of this type involving financial companies and the absence of any conflicts with respect to either KKR or KFN. At the meeting, the transaction committee discussed the terms of the acquisition proposal made by KKR, and determined to engage in further discussion and analysis of the proposal prior to responding to KKR. The transaction committee also reviewed with its advisors the existing terms of the management agreement between KFN and the manager. The transaction committee and its advisors discussed the fact that the management agreement could not be terminated unless KFN either had "cause" to do so (limited to circumstances involving the manager's continued material breach of the management agreement, fraud or gross negligence or a bankruptcy or change of control of the manager), or by the vote of a majority of KFN's shareholders or independent directors finding that either the manager's performance under the management agreement was unsatisfactory in a way that has been materially detrimental to KFN or that the fees payable to the manager are not fair (and, in such case, the manager must be given the opportunity to agree to a reduced fee prior to any termination). The transaction committee and its advisors also discussed the fact that, in connection with any termination of the management agreement other than for "cause," KFN would be required to pay a termination fee to the manager equal to approximately four times the sum of the average annual base management fee and the average annual incentive fee, in each case calculated for the two twelve-month periods immediately prior to the termination. The transaction committee and its advisors discussed whether a potential buyer for KFN would be interested in buying KFN subject to the termination provisions and other terms of the management agreement. The transaction committee with its advisors concluded that the foregoing made it highly unlikely that an acquisition of KFN would be of interest to any person other than KKR. The transaction committee also considered that any acquisition agreement between KFN and KKR would likely include provisions allowing an interested third party to submit a superior proposal. On consideration of the preceding factors, the transaction committee determined not to solicit alternative proposals.

        On November 12, 2013, the transaction committee of the KFN board of directors met. At the request of the transaction committee, representatives of Wachtell Lipton and Sandler O'Neill were in attendance. At the meeting, the transaction committee discussed the terms of the acquisition proposal made by KKR with its advisors and determined to inform KKR that the transaction committee believed the proposed exchange ratio of 0.46 KKR common units per KFN common share did not offer sufficient value to KFN's shareholders, that the transaction committee was not interested in pursuing a transaction at this value, and that the transaction committee's preference in any transaction was for merger consideration consisting entirely of cash. The transaction committee's preference for cash merger consideration was due to both the inherent uncertainty in the value of merger consideration consisting of equity securities of another entity and the fact that an acquisition of KFN by KKR would be taxable to KFN common shareholders regardless of the form of merger consideration paid, but would not provide them with cash that could be used to pay such taxes if the merger consideration consisted entirely of KKR common units.

        On or about November 13, 2013, each of Mr. Sorkin and Mr. Lewin were separately informed of the transaction committee's determination, and Mr. Sorkin and Mr. Lewin each responded that KKR would consider the transaction committee's response. On November 13, 2013, Mr. Sorkin informed Wachtell Lipton and Mr. Lewin informed a representative of Sandler O'Neill that KKR was unwilling to consider a cash transaction.

        On November 19, 2013, a representative of Sandler O'Neill informed Mr. Lewin that a diligence session scheduled for that day would be cancelled unless KKR increased the proposed exchange ratio. That same day, Mr. Lewin contacted representatives of Sandler O'Neill to communicate a revised proposal for KKR to acquire KFN for consideration consisting entirely of KKR common units, at an exchange ratio of 0.48 KKR common units per KFN common share, in a taxable transaction. Mr. Lewin informed the Sandler O'Neill representatives that KKR was unwilling to consider a transaction in which any portion of the consideration included cash.

        On November 19, 2013, at the request of the transaction committee, representatives of Sandler O'Neill met with representatives of KKR, including Mr. Sorkin, Mr. Lewin and William Janetschek, the chief financial officer of KKR's managing partner, and representatives of Goldman Sachs in order to discuss the potential transaction. At this meeting, the representatives of KKR presented the Sandler O'Neill representatives with KKR's stated rationale for pursuing the potential transaction, which included the expectation that a transaction would increase the predictability of KKR's distributable income, permit KKR to diversify its balance sheet, increase the liquidity of the market for KKR's common units through the issuance of additional units as merger consideration, and allow KKR to redeploy KFN's capital over time into higher returning businesses.

        On November 21, 2013, the transaction committee of the KFN board of directors held a telephonic meeting. At the request of the transaction committee, representatives of Wachtell Lipton and Sandler O'Neill were in attendance. Mr. Hazen, who was not a member of the transaction committee, also attended a portion of the meeting, in order to update the members of the transaction committee on KFN's financial performance, including KFN operating as a stand-alone entity and the potential ability of KFN to pursue a share repurchase program in the event that a transaction with KKR was not agreed. Following Mr. Hazen's departure from the meeting, the transaction committee discussed the terms of the revised acquisition proposal made by KKR with its advisors, including a comparison of the terms of such proposal to alternatives such as a share repurchase by KFN. The transaction committee determined to inform KKR that the transaction committee believed that the proposed exchange ratio of 0.48 KKR common units per KFN common share still did not offer sufficient value to KFN's common shareholders, and that the transaction committee continued to view a transaction including cash consideration as preferable to an all-equity transaction.

        On or about November 22, 2013, a representative of Sandler O'Neill informed Mr. Lewin of the transaction committee's determination. Mr. Lewin informed the representative of the transaction committee that KKR would consider the transaction committee's response.

        On November 24, 2013, at the request of the transaction committee, Sandler O'Neill sent a presentation relating to the value of KFN to representatives of KKR. The presentation was also sent to the members of the transaction committee. The presentation described potential reasons for an increase in the then-offered merger consideration, including the current relationship between the trading prices of KKR common units and KFN common shares as compared to historical levels, factors that could currently be negatively affecting the trading price of KFN common shares, the expected future trading price of KFN common shares based on comparable companies and historical trading multiples, KFN's ability to potentially conduct a share repurchase, premiums paid in comparable transactions involving affiliated entities and the benefit to KKR of entering into the proposed merger as compared to potential other capital-raising alternatives that might be available to KKR.

        On November 26, 2013, Mr. Kravis contacted a representative of Sandler O'Neill to communicate a revised proposal for KKR to acquire KFN for consideration consisting entirely of KKR common units, at an exchange ratio of 0.50 KKR common units per KFN common share, in a taxable transaction. Mr. Kravis informed the representative of Sandler O'Neill that KKR remained unwilling to consider a transaction in which the consideration included any portion of cash, and that the current proposed exchange ratio represented KKR's best and final offer to acquire KFN.

        On November 27, 2013, the transaction committee of the KFN board of directors held a telephonic meeting. At the request of the transaction committee, representatives of Wachtell Lipton and Sandler O'Neill were in attendance. The transaction committee discussed with its advisors the terms of the revised acquisition proposal made by KKR, including KKR's statement that the proposal represented KKR's best and final offer to acquire KFN, and determined to meet again to further consider the appropriate response to KKR. The transaction committee, through a representative of one of its advisors, requested that the transaction committee be given the opportunity to meet with members of KKR's senior management in order to gather further information regarding KKR's business and the value of the KKR common units that were proposed to be paid as merger consideration in connection with the potential transaction.

        During this period, the parties and their advisors engaged in ongoing due diligence investigations of the business and prospects of each of KKR and KFN.

        On December 6, 2013, the transaction committee of the KFN board of directors held a telephonic meeting. At the request of the transaction committee, representatives of Wachtell Lipton and Sandler O'Neill were in attendance. The representatives of Sandler O'Neill discussed with the members of the transaction committee KKR's responses to its diligence questions regarding KKR's business. In addition, a member of Sandler O'Neill's equity research group attended the meeting in order to discuss KKR's business with the members of the transaction committee. At this meeting, the members of the transaction committee discussed the possibility that R. Glenn Hubbard, KFN's lead independent director, could reiterate the views of the transaction committee and the KFN board of directors on the proposed transaction, and specifically reiterate the request for an increase in the proposed merger consideration, and concluded that Mr. Hubbard should be asked to reinforce KFN's position in that regard at a meeting scheduled with Mr. Kravis and Mr. Roberts on December 9, 2013.

        Also on December 6, 2013, at the request of Wachtell Lipton, Simpson Thacher & Bartlett LLP, which is referred to in this proxy statement/prospectus as Simpson Thacher, legal advisor to KKR, sent a draft merger agreement to Wachtell Lipton.

        On December 9, 2013, at the request of the transaction committee, Mr. Hubbard met with Mr. Kravis and Mr. Roberts in order to discuss the proposed transaction. At this meeting, Mr. Hubbard requested that KKR increase the proposed consideration above the most recently proposed exchange ratio of 0.50 KKR common units per KFN common share. Mr. Kravis and Mr. Roberts informed Mr. Hubbard that KKR was unwilling to do so.

        On December 10, 2013, both the KFN board of directors (other than the members of the board of directors that were employed by KKR) and the transaction committee held meetings in New York. At the request of the transaction committee, representatives of Wachtell Lipton and Sandler O'Neill were in attendance. During this meeting, the members of the board of directors were informed of the results of the December 9 conversations among Mr. Hubbard, Mr. Kravis and Mr. Roberts. At the request of the transaction committee, Mr. Kravis, Mr. Roberts, Mr. Sorkin, Mr. Lewin and Mr. Janetschek, attended a portion of the board of directors meeting in order to discuss KKR's business with the members of the board. In addition, at this meeting, Mr. Kravis and Mr. Roberts confirmed that in the event the KFN board of directors decided not to pursue the potential transaction with KKR, KKR did not anticipate any changes in KFN's relationship with KFN's manager, the KFN management team or the KFN operating plan, and KKR would remain committed to facilitating KFN's success as a standalone entity. After Mr. Kravis, Mr. Roberts and other representatives of KKR left the meeting, the members of the transaction committee instructed representatives of Sandler O'Neill to communicate to KKR that the transaction committee continued to believe the proposed consideration did not offer sufficient value to KFN's shareholders, and that the transaction committee would not be willing to recommend that the KFN board of directors approve any transaction with KKR in which the merger consideration consisted of KKR common units without an increase in the proposed merger consideration.

        Following the meeting, representatives of Sandler O'Neill communicated the transaction committee's position to Mr. Lewin, and requested that KKR increase the proposed merger consideration. Subsequently, Mr. Kravis and Mr. Roberts informed Sandler O'Neill representatives that KKR was willing to increase the proposed consideration to 0.51 KKR common units per KFN common share, in a taxable transaction with consideration consisting entirely of KKR common units. Mr. Kravis and Mr. Roberts further stated that KKR would not under any circumstances further increase its offer. The Sandler O'Neill representatives communicated the revised proposal to Mr. Edwards and Mr. Edwards determined to schedule a meeting of the transaction committee to consider the proposal.

        Later in the day on December 10, 2013, Mr. Hazen, at Mr. Edwards' request, contacted Mr. Roberts to request that KKR increase the proposed exchange ratio to 0.52 KKR common units per KFN common share, and was informed by Mr. Roberts that the currently proposed exchange ratio of 0.51 KKR common units per KFN common share represented KKR's best and final offer to acquire KFN.

        On December 13, 2013, the KFN board of directors (other than the members of the board of directors who were employed by KKR) held a telephonic meeting in order to discuss the proposed transaction. At the request of the board, representatives of Wachtell Lipton and Sandler O'Neill were in attendance. The representatives of Wachtell Lipton reviewed with the members of the board the material terms of the latest draft merger agreement with respect to the proposed transaction, including the required approval of KFN common shareholders (including the approval of the holders of a majority of the outstanding KFN common shares, other than those KFN common shares held by KKR or any affiliate of KKR) and the other closing conditions, the restrictions on the solicitation of alternative transactions by KFN and on changes in the KFN board recommendation, the merger consideration and treatment of outstanding KFN equity awards, the tax treatment of the merger, termination rights of the parties and potential termination payments payable by KFN, and restrictions on KFN's operations pending the closing of the merger. The meeting of the KFN board of directors was adjourned, and a meeting of the transaction committee was convened. At this meeting, representatives of Sandler O'Neill rendered an oral opinion to the transaction committee, which was subsequently confirmed by delivery of a written opinion dated December 16, 2013, to the effect that, as of such date, and subject to the assumptions, matters considered and limitations and qualifications described in such opinion, the consideration to be exchanged in the proposed merger was fair to the holders of KFN common shares, from a financial point of view. See "—Opinion of the Financial Advisor to the KFN Transaction Committee" beginning on page 42 of this proxy statement/prospectus. Following discussion, the members of the transaction committee unanimously voted to recommend that the KFN board of directors approve the merger agreement. Immediately following the conclusion of the transaction committee meeting, the board meeting was reconvened in order to consider the proposed transaction. At this meeting, the members of the board were informed of the recommendation of the transaction committee. Following discussion, the members of the board, by the unanimous vote of all directors (other than the members of the board of directors who were employed by KKR and were not present at the meeting), approved and declared advisable the merger agreement and the merger.

        On December 15, 2013, the board of directors of KKR's managing partner held a meeting to discuss the potential acquisition of KFN, which followed previous meetings of the board of directors of KKR's managing partner held on October 11, 2013, October 30, 2013, November 7, 2013 and November 25, 2013 also in regard to such potential acquisition. At the December 15, 2013 meeting, representatives of KKR management provided an update on the current status of the proposed transaction with KFN, including that the KFN board of directors approved a transaction at the proposed exchange ratio of 0.51 KKR common units per KFN common share, and also provided a presentation regarding, among other things, KFN's business and the potential financial implications of an acquisition of KFN, including a valuation analysis of KFN, an analysis of KFN's CLO portfolio, including the risks associated with such CLOs, and an accretion/dilution analysis of the pro forma financial effect of the proposed transaction on KKR. Also at this meeting, Mr. Sorkin advised the members of the board of directors of their duties in connection with the proposed transaction under Delaware law and under KKR's partnership agreement. Representatives of Simpson Thacher then reviewed with the board of directors of KKR's managing partner the findings of Simpson Thacher's legal due diligence review of KFN and the material terms of the latest draft merger agreement with respect to the proposed transaction, including the merger consideration and treatment of outstanding KFN equity awards, the closing conditions, the termination rights of the parties and termination payments payable by KFN, and restrictions on KKR's operations pending the closing of the merger. Representatives of Goldman, Sachs & Co., the financial advisor to KKR that is referred to in this proxy statement/prospectus as Goldman Sachs, were also present at this meeting and discussed with the board of directors Goldman Sachs' financial analysis of the proposed transaction, which is summarized in the section entitled "—Opinion of the Financial Advisor to KKR" beginning on page 61 of this proxy statement/prospectus. At this meeting, Mr. Kravis and Mr. Roberts provided the requisite approval under KKR's managing partner's limited liability company agreement of the issuance of KKR common units in connection with the proposed transaction.

        Also on December 15, 2013, a meeting of the conflicts committee of the board of directors of KKR's managing partner was held, which followed previous meetings of the conflicts committee held on November 25, 2013, November 26, 2013 and December 9, 2013 to discuss the proposed transaction. During the December 15, 2013 meeting, representatives of Cravath Swaine & Moore LLP, legal counsel to the conflicts committee that is referred to in this proxy statement/prospectus as Cravath, discussed the proposed acquisition of KFN with the conflicts committee and reviewed the approval process with respect to the proposed transaction. The conflicts committee discussed the analysis and advice presented by the representatives of KKR management and Goldman Sachs to the board of directors of KKR's managing partner.

        On December 16, 2013, the conflicts committee of the board of directors of KKR's managing partner held a meeting, at which representatives of Lazard Frères & Co. LLC, the financial advisor to the conflicts committee that is referred to in this proxy statement/prospectus as Lazard, and Cravath were in attendance. At this meeting, representatives of Lazard rendered an oral opinion, subsequently confirmed in writing, to the independent directors constituting the conflicts committee of the board of directors of KKR's managing partner, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to KKR. See "—Opinion of the Financial Advisor to the Conflicts Committee of KKR's Managing Partner."

        Also on December 16, 2013, a meeting of the board of directors of KKR's managing partner was held. At the request of the board of directors, representatives of Simpson Thacher, Cravath, Goldman Sachs, Lazard and KKR management were in attendance. At this meeting, Mr. Sorkin advised the board of directors that, subject to receipt of requisite board approval, KKR was in a position to execute the merger agreement with KFN and announce the transaction. At this meeting, representatives of Goldman Sachs rendered an oral opinion to the board of directors of KKR's managing partner, which was subsequently confirmed by delivery of a written opinion dated December 16, 2013, to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth in such opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to KKR. See "—Opinion of the Financial Advisor to KKR" beginning on page 61 of this proxy statement/prospectus. Following the receipt of the oral opinion of Goldman Sachs, by unanimous vote, the board of directors of KKR's managing partner approved and declared advisable the merger agreement and the merger. Immediately following the adjournment of the meeting of the board of directors of KKR's managing partner, a meeting of the conflicts committee of the board of directors of KKR's managing partner was reconvened. After due deliberation at this meeting, the conflicts committee determined that the proposed acquisition of KFN by KKR in accordance with the merger agreement was fair and reasonable to KKR and that such determination shall constitute a special approval as contemplated by KKR's partnership agreement.

        On December 16, 2013, following the foregoing events, the merger agreement was executed by KKR, Fund Holdings, Merger Sub and KFN, and the parties issued a joint press release announcing the transaction.

Certain Relationships between KKR and KFN

        KKR Financial Advisors LLC, an indirect subsidiary of KKR and referred to in this proxy statement/prospectus as the manager or KFN's manager, manages KFN's day to day operations (subject to the direction and oversight of the KFN board of directors) pursuant to a management agreement between KFN and the manager, which is referred to in this proxy statement/prospectus as the management agreement. Pursuant to the management agreement, the manager provides KFN with its management team, along with appropriate support personnel. All of KFN's executive officers and Scott Nuttall and Craig Farr, two of KFN's directors, are employees of KKR or one or more of its subsidiaries.

        The management agreement contains certain provisions requiring KFN to indemnify the manager with respect to all losses or damages arising from acts not constituting bad faith, willful misconduct, or gross negligence.

        For the years ended December 31, 2013, December 31, 2012 and December 31, 2011, KFN incurred $39.1 million, $28.2 million and $26.3 million, respectively, in base management fees under the management agreement. A portion of the CLO management fees received by an affiliate of the manager for certain of KFN's CLOs were credited to KFN via an offset of $10.0 million to the $39.1 million in base management fees incurred for the year ended December 31, 2013. Furthermore, during 2013, KFN invested in a transaction that generated placement fees paid to a minority-owned affiliate of KKR, and the manager agreed to reduce KFN's base management fee payable to the manager for the portion of these placement fees that were earned by KKR as a result of this minority-ownership. Separately, certain third party expenses accrued by KFN in the fourth quarter of 2013 in connection with the merger were used to reduce KFN's base management fees payable to the manager in an amount equal to such third-party expenses. In addition, KFN incurred share based compensation expenses of $3.5 million, $2.3 million and $2.4 million related to grants of restricted KFN common shares granted to the manager for the years ended December 31, 2013, December 31, 2012 and December 31, 2011, respectively.

        For the years ended December 31, 2013, December 31, 2012 and December 31, 2011, the manager earned $22.7 million, $37.6 million and $34.2 million, respectively, of incentive fees under the management agreement.

        Certain general and administrative expenses are incurred by the manager on KFN's behalf that are reimbursable to the manager pursuant to the management agreement. For the years ended December 31, 2013, December 31, 2012 and December 31, 2011, KFN reimbursed the manager for $9.8 million, $10.2 million and $8.2 million, respectively, for such expenses.

        The management agreement expires on December 31 of each year, but is automatically renewed for a one year term on each December 31 unless terminated upon the affirmative vote of at least two thirds of KFN's independent directors, or by a vote of the holders of a majority of KFN's outstanding common shares, based upon (1) unsatisfactory performance by the manager that is materially detrimental to KFN or (2) a determination that the management fee payable to the manager is not fair, subject to the manager's right to prevent such a termination under clause (2) by accepting a mutually acceptable reduction of management fees. The manager is required to be provided with 180 days' prior written notice of any such termination and will be paid a termination fee by KFN equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

        In addition, KFN holds corporate loans, debt securities and other investments of entities that are affiliates of KKR. As of December 31, 2013, the aggregate par amount of these affiliated instruments totaled $2.1 billion, or approximately 27% of KFN's total investment portfolio, and consisted of 28 issuers. The total $2.1 billion in affiliated investments was comprised of $1.9 billion of corporate loans, $52.8 million of corporate debt securities and $84.5 million of equity investments, at estimated fair value.

        KFN holds interests in certain joint ventures and partnerships alongside affiliates of KKR. As of December 31, 2013, the aggregate cost amount of these interests in joint ventures and partnerships totaled $400.3 million.

Recommendation of the KFN Board of Directors and Reasons for the Merger; Fairness of the Merger

        After consideration, the transaction committee of the KFN board of directors and the KFN board of directors has determined that the merger is fair to and in the best interests of KFN and the unaffiliated shareholders of KFN. In reaching its decision to recommend that KFN's board of directors approve the merger agreement and recommend that it be adopted by KFN's shareholders, the transaction committee of the KFN board of directors consulted with its legal and financial advisors and considered a number of factors, including, but not limited to, the following:

  •
  its knowledge of KFN's business, financial condition, results of operations, industry, competitors and prospects as a standalone company, including the anticipated negative impact on results of operations of amortizing CLOs and declining gains;

  •
  the transaction committee's belief that the price of KFN common shares reflected these challenges, which had been disclosed previously in connection with KFN's prior earnings announcement;

  •
  its knowledge of KKR's business and investments, financial condition, results of operations and prospects, taking into account the results of the transaction committee's due diligence review of KKR and knowledge of KKR's management due to the existing relationships between KFN and KKR;

  •
  the financial terms of the merger, including the fact that, based on the closing price on the NYSE of KFN common stock and KKR common units on December 13, 2013, the last trading day prior to the execution of the merger agreement, the merger consideration represented an approximate 34% premium over the closing price of KFN common shares as of such date and represented a significant premium above the 30 day volume-weighted average closing price based on the 30 day trading period ending on December 13, 2013;

  •
  the nature of KFN's business, which is generally valued at or near book value, and the substantial premium to book value (as of September 30, 2013) of 16% implied by the exchange ratio based on the closing prices of KKR common units and KFN common shares on December 13, 2013;

  •
  the fact that the transaction committee believed that, taking into account relative risk and potential upside, the merger would provide an attractive alternative to KFN shareholders given alternatives reasonably available to KFN (including (i) the continued operation of KFN as a standalone entity and the anticipated dividend payments to KFN common shareholders that the transaction committee believed would be available in the future if KFN's operations continued as anticipated (estimated to be equal to $0.88 annually through 2017, based on KFN's current distribution levels) and (ii) the repurchase of a portion of KFN's outstanding common shares with an estimated total repurchase price of $200 million (based on the amount of cash estimated to be reasonably available to KFN for such purpose), each of which the transaction committee believed would ultimately result in less value being created for KFN common shareholders than the proposed merger consideration);

  •
  the fact that the transaction committee believed that, taking into account relative risk and potential upside, the merger would offer attractive value to KFN common shareholders relative to the value that could be realized through a liquidation of KFN's assets and the distribution of the proceeds to KFN's creditors and equityholders, which the transaction committee believed would yield proceeds of less than KFN's book value, due in part to the negative effects that a liquidation would have on certain of KFN's assets such as KFN's CLO portfolio which would be anticipated to yield a lower amount available for distribution to KFN's common shareholders in a liquidation than could be produced over time, due to factors such as anticipated negative effects of sales of the underlying assets at a time when prices may not be favorable, liquidation costs and the loss of ongoing interest earnings;

  •
  KKR's stated intention to pass through 100% of its realized earnings from KFN's existing portfolio as a distribution to the holders of KKR common units, while maintaining its existing policy of passing through 40% of its net realized principal investment income from KKR's existing portfolio, following the closing of the merger, and the attractive post-closing distributions and yield profile that would therefore be available to former KFN common shareholders following the closing of the merger;

  •
  the belief of the transaction committee that the consummation of the merger could lead to an increase in the trading price of KKR's common units over time due to the positive effects of the transaction on the stability of KKR's balance sheet and quality of KKR's distributable earnings, thereby leading to an increase in the value of the KKR common units being offered to KFN's common shareholders as merger consideration;

  •
  the fact that KFN's common shareholders would have the benefit of a more diversified asset base as unitholders of KKR than would be available to them as shareholders of KFN, which would benefit KFN's common shareholders by providing them with increased protection against declines in a single asset class or type of investment and through KKR's relatively increased flexibility to deploy KFN's capital (including capital that is expected to run off from KFN's existing CLOs over time) in a manner designed to produce the highest returns in a variety of market conditions;

  •
  KKR's enhanced ability to raise funds and capital compared to KFN, and the corresponding benefits to KFN's common shareholders as KKR common unitholders of a combined company with significantly enhanced growth opportunities;

  •
  KKR's ability to mitigate existing tax inefficiencies to KFN common shareholders produced by KFN's current investment portfolio, corporate structure and distribution policies;

  •
  the fact that the exchange ratio is fixed and therefore the value of the merger consideration payable to KFN's shareholders will increase in the event that the trading price of KKR common units increases prior to closing;

  •
  the financial analyses presented by Sandler O'Neill to the transaction committee described under "—Opinion of Sandler O'Neill & Partners, L.P." and the oral opinion of Sandler O'Neill, confirmed by delivery of a written opinion dated December 16, 2013, to the effect that, as of such date, and subject to the assumptions, matters considered and limitations and qualifications described in such opinion, the consideration to be exchanged in the proposed merger was fair to the holders of KFN common shares, from a financial point of view;

  •
  the transaction committee's belief that it was unlikely that any bidder for KFN, other than KKR, would pursue an acquisition of KFN because of, among other reasons, KKR's existing role as manager of KFN, including its selection and management of KFN's assets, the substantial premium to book value being offered by KKR for assets that are generally valued at or near book value and the provisions in the management agreement, including KFN's contractual obligation to pay an affiliate of KKR a fee in the event KFN terminates the management agreement;

  •
  the fact that exchanging KFN common shares for KKR common units would offer KFN's common shareholders significantly enhanced liquidity due to the trading volume and size of the public float of KKR as compared to KFN;

  •
  the transaction committee's belief that the proposed merger could be completed in a timely fashion and without significant delays due to required regulatory approvals;

  •
  the fact that the existing terms of the management agreement, pursuant to which KFN's business is managed by existing KKR employees, would lead to minimal disruption in the continued management of KFN's existing assets and investment portfolio following the merger and would allow for the completion of the integration of KKR and KFN in a timely and efficient manner; and

  •
  the other terms and conditions of the merger agreement.

          In addition, the transaction committee of the KFN board of directors also considered a number of factors relating to the procedural safeguards involved in the negotiation of the merger, including those discussed below, each of which it believed supported its decision and provided assurance of the fairness of the merger to the unaffiliated common shareholders of KFN:

  •
  the creation of a transaction committee of the KFN board of directors composed of directors not affiliated with KKR, and the process followed by the transaction committee;

  •
  the fact that the consummation of the merger is conditioned on obtaining the approval of both a majority of the outstanding KFN common shares and a majority of the outstanding KFN common shares held by shareholders other than KKR and its affiliates;

  •
  the fact that, subject to compliance with certain terms and conditions, including the termination fee of $26,250,000 to KKR, KFN is permitted to terminate the merger agreement in order to accept a superior proposal and enter into a definitive agreement in connection therewith;

  •
  the fact that the transaction committee of the KFN board of directors made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement/prospectus, independent of management, and with knowledge of the interests of management in the merger;

  •
  the fact that the transaction committee of the KFN board of directors retained Sandler O'Neill to provide an opinion to the effect that, as of the date of such opinion, and subject to the assumptions, matters considered and limitations and qualifications described in such opinion, the consideration to be exchanged in the proposed merger was fair to the holders of KFN common shares, from a financial point of view;

  •
  the fact that the transaction committee of the KFN board of directors met numerous times during the course of negotiations with KKR to discuss the status of the negotiations with KKR, to review the terms of the proposed merger agreement and to consider the options reasonably available to KFN; and

  •
  the fact that the transaction committee and the KFN board of directors were aware of the existing relationships between KKR and KFN and could take such relationships into account when considering whether to recommend the proposed transaction on the contemplated terms, or at all.

        The transaction committee of the KFN board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

  •
  the fact that the exchange ratio is fixed and therefore the value of the merger consideration payable to KFN common shareholders will decrease in the event that the trading price of KKR common units decreases prior to closing;

  •
  the possibility that the merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of KFN;

  •
  the risks and costs to KFN if the transactions are not completed, including the potential effect on the trading price of KFN's common shares, the potential diversion of management attention, and the potential effect on KFN's business and existing relationships;

  •
  the fact that KFN's directors and executive officers may ultimately have interests in the transactions that may be different from, or in addition to, those of other KFN shareholders;

  •
  the restrictions imposed by the merger agreement on the conduct of KFN's business prior to the consummation of the merger;

  •
  the fact that the merger agreement contains provisions that limit KFN's ability to pursue alternatives to the merger;

  •
  the risk that governmental entities may oppose or refuse to approve the transactions or impose conditions on KKR and/or KFN prior to approving the transactions;

  •
  the fact that at the time of the approval and execution of the merger agreement, KKR common units were trading at a price near their 52-week high, while KFN common shares were trading at a price near their 52-week low;

  •
  the management relationship between KKR and KFN, including the fact that KFN's management team is provided entirely by KKR and its affiliates;

  •
  the fact that the transaction will be taxable to KFN common shareholders;

  •
  the terms of the KKR common units to be issued as merger consideration and their differences from the terms of the KFN common shares, including the inability to vote to elect the members of the board of directors of KKR's general partner and the significant control which may be exercised over any vote of KKR's common units by certain controlling persons of KKR; and

  •
  the risk of not realizing the anticipated benefits of the merger.

        In reaching its decision to approve the merger agreement and recommend that it be adopted by KFN's common shareholders, the KFN board of directors considered a number of factors, including, but not limited to, the following:

  •
  the unanimous recommendation of the transaction committee of the KFN board of directors which was composed of directors not affiliated with KKR;

  •
  the fact that the transaction is subject to the approval of a majority of KFN stockholders not affiliated with KKR;

  •
  the factors considered by the transaction committee, including the positive factors and potential benefits of the merger and the risks and other potentially negative factors concerning the merger, as described above; and

  •
  the fact that the merger consideration and the other terms of the merger agreement resulted from negotiations that involved the active participation of the transaction committee.

        In reaching its determination and making its recommendations, the transaction committee of the KFN board of directors did not establish a specific going concern value of KFN and did not believe that there is a single method for determining going concern value. However, the transaction committee of the KFN board of directors believed that each of Sandler O'Neill's valuation methodologies described in "—Opinion of the Financial Advisor to the KFN Transaction Committee" represented a valuation of KFN as it continues to operate its business and, to that extent, such analyses could be collectively characterized as forms of going concern valuations and the transaction committee considered each of these analyses in reaching its determination and making its recommendation. Further, the transaction committee adopted the analyses and conclusions of Sandler O'Neill. As stated above, the transaction committee of the KFN board of directors believed that it was unlikely that another bidder would pursue an acquisition of KFN, and as a result did not seek to contact potential alternative bidders. As stated above, the transaction committee believed that the liquidation value to KFN's unaffiliated shareholders of KFN's assets would likely be lower than the book value of KFN's assets and would likely be lower than the value offered in the proposed merger, although no separate appraisal of KFN's assets was conducted because the transaction committee considered KFN to be a viable going concern and because KKR plans to continue to operate KFN's existing businesses following the merger. The transaction committee was not aware of any firm offer made to KFN by any unaffiliated person during the past two years for the merger or consolidation of KFN into another company, the sale or transfer of all or any substantial part of the assets of KFN to another company, or the purchase of a controlling stake in KFN by another company, and no such firm offer was considered as a factor in the transaction committee's decision.

        In light of the procedural safeguards described above, including the creation of a transaction committee comprised solely of directors not affiliated with KKR and the retention by such committee of an independent financial advisor and independent legal counsel, the KFN transaction committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of KFN shareholders (other than KKR or any affiliate of KKR) for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the merger.

        The KFN board of directors recommends that you vote "FOR" the adoption of the merger agreement and approval of the merger and "FOR" any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

        This discussion of the information and factors considered by each of the transaction committee of the KFN board of directors and the KFN board of directors includes the material positive and negative factors considered by the transaction committee of the KFN board of directors and/or the KFN board of directors , but is not intended to be exhaustive and may not include all of the factors considered by the transaction committee of the KFN board of directors and/or the KFN board of directors, or any individual. Neither the transaction committee of the KFN board of directors nor the KFN board of directors undertook to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and did not quantify or assign any relative or specific weights to the various factors that it considered in making its ultimate decision. Rather, each of the transaction committee of the KFN board of directors and the KFN board of directors conducted an overall analysis of the factors described above. In addition, individual members of each of the transaction committee of the KFN board of directors and the KFN board of directors may have given different weight to different factors.

Opinion of the Financial Advisor to the KFN Transaction Committee

        By letter dated December 10, 2013, KFN retained Sandler O'Neill to act as financial advisor to the transaction committee of the KFN board of directors, referred in this proxy statement/prospectus to as the transaction committee, in connection with a possible business combination transaction. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The transaction committee selected Sandler O'Neill to act as the transaction committee's advisor in connection with a possible business combination based on its qualifications, expertise, reputation and experience in mergers and acquisitions involving financial institutions.

        Sandler O'Neill acted as financial advisor to the transaction committee in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 13, 2013 meeting of the transaction committee, Sandler O'Neill delivered to the transaction committee its oral opinion, which was subsequently confirmed in writing on December 16, 2013, that, as of December 16, 2013, the merger consideration was fair to the holders of KFN common shares from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of KFN common shares are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to KFN's transaction committee and is directed only to the fairness of the merger consideration to the holders of KFN common shares from a financial point of view. It does not address the underlying business decision of KFN to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of KFN common shares as to how such holder of KFN common shares should vote at the special meeting with respect to the merger or any other matter. Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in connection with the merger by KFN's officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received in the merger by any other shareholders of KFN.

        In connection with rendering its opinion on December 16, 2013, Sandler O'Neill reviewed and considered, among other things:

  •
  the merger agreement;

  •
  certain publicly available financial statements and other historical financial information of KFN that Sandler O'Neill deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of KKR that Sandler O'Neill deemed relevant;

  •
  publicly available mean analyst earnings estimates for KFN for the years ending December 31, 2013 and December 31, 2014 and publicly available mean analyst growth estimates for the years thereafter and in each case as discussed with the senior management of KFN;

  •
  publicly available mean analyst economic net income estimates for KKR for the years ending December 31, 2013 and December 31, 2014 and publicly available mean analyst growth estimates for the years thereafter and in each case as discussed with the senior management of KKR;

  •
  the pro forma financial impact of the merger on KKR, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of KFN and KKR;

  •
  the publicly reported historical price and trading activity for KFN's and KKR's common shares or units, as the case may be, including a comparison of certain financial and stock market information for KFN and KKR and similar publicly available information for certain other companies similar to each of KFN and KKR, the securities of which are publicly traded;

  •
  the financial terms of certain recent business combinations involving companies in the financial services industry where the buyer and the target had commercial relationships similar to those between KFN and KKR, to the extent publicly available;

  •
  certain of the terms of the management agreement, pursuant to which KKR Financial Advisors LLC, an indirect subsidiary of KKR, manages KFN;

  •
  the current market environment generally and the financial services environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of the senior management of KFN the business, financial condition, results of operations and prospects of KFN and held similar discussions with the senior management of KKR regarding the business, financial condition, results of operations and prospects of KKR.

        In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O'Neill from public sources, that was provided to Sandler O'Neill by KFN or KKR or their respective representatives or that was otherwise reviewed by Sandler O'Neill and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O'Neill further relied on the assurances of the senior management of each of KFN and KKR that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading in a material respect. Sandler O'Neill was not asked to undertake, and did not undertake, an independent verification of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of KFN or KKR or any of their respective subsidiaries.

        Sandler O'Neill used mean publicly available earnings estimates for KFN and KKR and estimated long-term growth rates from analyst research estimates. Sandler O'Neill also received and used in its analyses certain projections of transaction costs, expected cost savings and other synergies which were provided by KKR's and KFN's respective management teams. With respect to those projections, estimates and judgments, the respective managements of KFN and KKR confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of KFN and KKR, respectively, and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O'Neill assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of KFN and KKR since the date of the most recent financial data made available to Sandler O'Neill. Sandler O'Neill also assumed in all respects material to its analysis that KFN and KKR would remain as a going concern for all the periods relevant to its analyses. Sandler O'Neill expresses no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transaction contemplated in connection therewith.

        Sandler O'Neill's opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect its opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O'Neill expressed no opinion as to the trading values at which the common shares or units, as the case may be, of KFN or KKR may trade at any time or what the value of KKR units will be once it is actually received by the holders of KFN common shares.

        In rendering its December 16, 2013 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but it is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. This information has not been prepared in accordance with U.S. GAAP and is unaudited. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to KFN or KKR and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of KFN and KKR and the companies to which they are being compared.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of KFN, KKR and Sandler O'Neill. The analysis performed by Sandler O'Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the transaction committee at its December 13, 2013 meeting. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of KFN's common shares or the prices at which KFN's common shares may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by KFN's board of directors in making its determination to approve of KFN's entry into the merger agreement and the analyses described below should not be viewed as determinative of the decision of KFN's board of directors or management with respect to the fairness of the merger.

        In arriving at its opinion Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather it made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinions; rather Sandler O'Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

Transaction Multiples

        Sandler O'Neill reviewed the financial terms of the proposed transaction. As described in the merger agreement, KFN shareholders have the right to receive consideration consisting of 0.51 nonassessable KKR common units in exchange for each KFN common share. Based upon KKR's closing price of $24.25 as of December 12, 2013, Sandler O'Neill calculated a merger consideration value of $12.37 per KFN common share. Based upon 204,824,159 common shares outstanding and using KKR's closing price of $24.25 as of December 12, 2013, Sandler O'Neill calculated an aggregate merger consideration value of $2,533 million. Based upon financial information as of the period ended September 30, 2013, Sandler O'Neill calculated the following transaction ratios:

Transaction Value / Book Value Per Share:	119%

Historical Stock Trading Analysis

        Sandler O'Neill reviewed the one-year and three-year share trading activity in KFN common shares and noted that the merger consideration based on the closing price of KKR's common units on December 12, 2013, was in excess of the highest closing share price for both the one-year and three-year period. Additionally, Sandler O'Neill observed that the merger consideration reflected a premium to KFN's closing share price on December 12, 2013 of 34.6%.

Premium to KFN Stock Price (December 12, 2013):	34.6%

        Sandler O'Neill also noted that the proposed merger consideration exceeded the highest one-year trading price of KFN's common shares of $11.67, as well as the one-year volume weighted average of $10.57 and the one-year low of $9.11. Sandler O'Neill did not analyze the premium to KFN's closing share price based on KKR's common unit price on any date other than December 12, 2013.

Comparable Company Analysis

        Sandler O'Neill used publicly available information to compare selected financial information for KFN and a group of financial institutions selected by Sandler O'Neill based on Sandler O'Neill's professional judgment and experience. The peer group consisted of NASDAQ-and NYSE-traded business development companies and senior / floating fund business development companies.

        The following financial institutions were selected for the comparison:

Business Development Companies:
Apollo Investment Corporation	New Mountain Finance Corporation
Ares Capital Corporation	PennantPark Investment Corporation
Blackrock Kelso Capital Corp.	Prospect Capital Corporation
Fifth Street Finance Corporation	Solar Capital Ltd.
Golub Capital BDC, Inc.	TCP Capital Corporation
Hercules Technology Growth Capital, Inc.	THL Credit, Inc.
Main Street Capital Corporation	TICC Capital Corporation
Medley Capital Corporation	Triangle Capital Corporation
Investment Companies Focused on Senior and Floating Rate Loans:
Fifth Street Senior Floating Rate Corp	PennantPark Floating Rate Capital
Oxford Lane Capital Corporation	Solar Senior Capital Ltd.

        The analysis compared publicly available financial information for KFN and the mean and median financial and market trading data for the peer group as of or for the period ended September 30, 2013 with pricing data as of December 12, 2013. The table below sets forth the data for KFN and the mean and median data for the peer group.

				Inv. Co. - Senior / Floating Loans	Inv. Co. - Senior / Floating Loans
		BDC	BDC
	KKR Financial (12/12/13 pricing)
		Median (12/12/13 pricing)	Mean (12/12/13 pricing)	Median (12/12/13 pricing)	Mean (12/12/13 pricing)
Market Cap ($ in millions)	$1,882	$789	$1,292	$167	$159
Total Assets ($ in millions)	$8,472	$1,173	$1,837	$216	$215
LTM ROE	13.5%	10.5%	11.6%	9.0%	7.5%
Price / NAV	0.88x	1.08x	1.18x	1.00x	0.98x
Price / 2013E EPS	7.2x	11.0x	11.8x	14.5x	20.8x
Price / 2014E EPS	8.8x	10.4x	10.8x	12.2x	12.3x
Price / 2015E EPS	8.0x	9.7x	10.0x	12.6x	12.6x
Current Dividend Yield(1)	9.6%	9.0%	9.1%	7.8%	8.9%

(1)
Dividend yield computed as most recent quarterly dividend annualized divided by closing price per share

        Sandler O'Neill used publicly available information to compare selected financial information for KKR and a group of financial institutions selected by Sandler O'Neill based on Sandler O'Neill's professional judgment and experience. The peer group consisted of NASDAQ and NYSE-traded alternative asset managers.

        The following companies were selected for the comparison:

Apollo Global Investment, LLC	Fortress Investment Group, LLC
The Blackstone Group	Oaktree Capital Group, LLC
The Carlyle Group, L.P.	Och-Ziff Capital Management Group

        The analysis compared publicly available financial information for KKR and the mean and median financial and market trading data for the peer group as of or for the period ended September 30, 2013 with pricing data as of December 12, 2013. The table below sets forth the data for KKR and the mean and median data for the peer group.

		Alternative Asset Managers	Alternative Asset Managers
	KKR (12/13/13 pricing)	Median (12/13/13 pricing)	Mean (12/13/13 pricing)
Closing Price as % of 52 Week High	98%	93%	93%
2015E Dividend Yield	6.3%	7.3%	7.6%
LTM AUM Growth	36%	15%	12%
Average Daily Trading Volume ($ in millions)	$42.1	$12.1	$29.2
Price / 2012 Adjusted Economic Net Income(1)	8.4x	13.8x	13.4x
Price / 2013E Economic Net Income	9.9x	10.5x	10.4x
Price / 2014E Economic Net Income	9.8x	10.6x	10.5x
Price / 2015E Economic Net Income	8.9x	9.7x	9.8x
Implied ENI Growth—2012 Adjusted-2013	(15)%	28%	29%
Implied ENI Growth—2013-2014	0%	(1)%	(0)%

(1)
Excludes any one-time, non-recurring items

 Stock Price Performance

        Sandler O'Neill reviewed the publicly reported trading prices of KFN's common shares for the one-year and three-year periods ended December 12, 2013. Sandler O'Neill then compared the relationship between the movements in the price of KFN's common shares against the movements in the prices of the peer groups referenced above and the S&P 500 Index.

One-Year Comparative Stock Performance

	Beginning Value December 12, 2012	Ending Value December 12, 2013
KFN	100%	88%
BDC Peers	100%	105%
Senior / Floating Fund Peers	100%	102%
S&P 500 Index	100%	124%

Three-Year Comparative Stock Performance

	Beginning Value December 12, 2010	Ending Value December 12, 2013
KFN	100%	101%
BDC Peers	100%	99%
Senior / Floating Fund Peers	100%	89%
S&P 500 Index	100%	143%

        Sandler O'Neill reviewed the publicly reported trading prices of KKR's common units for the one-year and three-year periods ended December 12, 2013. Sandler O'Neill then compared the relationship between the movements in the price of KKR's common units against the movements in the prices of the peer group referenced above and the S&P 500 Index.

One-Year Comparative Stock Performance

	Beginning Value December 12, 2012	Ending Value December 12, 2013
KKR	100%	172%
Alternative Asset Managers	100%	176%
S&P 500 Index	100%	124%

Three-Year Comparative Stock Performance

	Beginning Value December 12, 2010	Ending Value December 12, 2013
KKR	100%	181%
Alternative Asset Managers	100%	171%
S&P 500 Index	100%	143%

Research Analyst Estimates and Price Targets

        Sandler O'Neill reviewed analyst estimated earnings per share, or EPS, for KFN for 2013 and 2014 along with analyst estimated future price targets. The mean and median for 2013 and 2014 EPS were based on reports from five research analysts. The mean and median future price target for KFN were based on reports from five research analysts

Summary of KFN Analyst Estimates

	EPS
			Future Price Target
	2013	2014
Mean	$1.27	$1.05	$11.70
Median	$1.26	$1.07	$12.00

        Sandler O'Neill reviewed analyst estimated economic net income for KKR for 2013 and 2014 along with analyst estimated future price targets. The mean and median for 2013 and 2014 economic net income were based on reports from twelve research analysts. The future price target was based on reports from eleven research analysts. In some cases future price target information was not available.

        Sandler O'Neill also noted the merger consideration exceeded the mean and median 12 month analyst target prices for KFN common shares and exceeded all but one of the individual analyst 12 month target prices for KFN common shares.

Summary of KKR Analyst Estimates

	Economic Net Income
			Future Price Target
	2013	2014
Mean	$2.46	$2.47	$25.91
Median	$2.49	$2.41	$26.00

KFN—Net Present Value Analysis

        Sandler O'Neill performed an analysis that estimated the net present value per KFN common share under various circumstances. Sandler O'Neill assumed that KFN performed in accordance with the publicly available mean analyst estimated earnings per share for the years ending December 31, 2013 and December 31, 2014 and an estimated long-term growth rate of 10% as provided by mean analyst research estimates for the years thereafter, and also included annual cash dividend payments, confirmed by senior management of KFN.

        To approximate the terminal value of KFN common shares at December 31, 2017, Sandler O'Neill applied dividend yields ranging from 7.0% to 12.0%. The terminal values were then discounted to present values using different discount rates ranging from 7.0% to 12.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of KFN's common shares.

        As illustrated in the following tables, the analysis indicates an imputed range of values per KFN common share of $8.21 to $13.45 when applying dividend yields to the assumed quarterly dividend of $0.22 per KFN common share and $6.21 to $11.70 when applying multiples of tangible book value to the assumed tangible book value, calculated on the basis of analyst projections.

	Dividend Yields
Discount Rate	7.0%	8.0%	9.0%	10.0%	11.0%	12.0%
7.00%	$13.45	$12.17	$11.17	$10.37	$9.72	$9.17
7.84%	$13.18	$11.92	$10.95	$10.17	$9.53	$9.00
8.00%	$13.13	$11.88	$10.91	$10.13	$9.50	$8.97
9.00%	$12.81	$11.60	$10.66	$9.90	$9.28	$8.77
10.00%	$12.51	$11.33	$10.41	$9.68	$9.08	$8.58
11.00%	$12.22	$11.07	$10.18	$9.46	$8.88	$8.39
12.00%	$11.94	$10.82	$9.95	$9.25	$8.69	$8.21

	Tangible Book Value Multiples
Discount Rate	80%	90%	100%	110%	120%	130%
7.00%	$7.20	$8.10	$9.00	$9.90	$10.80	$11.70
7.84%	$6.98	$7.85	$8.72	$9.59	$10.46	$11.34
8.00%	$6.93	$7.80	$8.67	$9.54	$10.40	$11.27
9.00%	$6.68	$7.52	$8.35	$9.19	$10.03	$10.86
10.00%	$6.44	$7.25	$8.05	$8.86	$9.67	$10.47
11.00%	$6.21	$6.99	$7.77	$8.55	$9.32	$10.10

        Sandler O'Neill also considered and discussed with the KFN transaction committee how this analysis would be affected by possible changes in the underlying assumptions, including variations with respect to net income and dividends. To illustrate this impact, Sandler O'Neill performed a sensitivity analysis assuming KFN's net income varied from 25% above analyst projections to 25% below analyst projections and assuming that KFN's quarterly dividends paid varied from $0.165 per KFN common share to $0.275 per KFN common share. This sensitivity analysis resulted in the following range of per share values for KFN common shares, using the same dividend yields of 7.0% to 12.0% and a discount rate of 7.84%.

	Dividend Yields
Annual Variance	7.0%	8.0%	9.0%	10.0%	11.0%	12.0%
-25.00%	$9.88	$8.94	$8.21	$7.63	$7.15	$6.75
-20.00%	$10.54	$9.54	$8.76	$8.14	$7.63	$7.20
-15.00%	$11.20	$10.14	$9.31	$8.64	$8.10	$7.65
-10.00%	$11.86	$10.73	$9.85	$9.15	$8.58	$8.10
-5.00%	$12.52	$11.33	$10.40	$9.66	$9.06	$8.55
0.00%	$13.18	$11.92	$10.95	$10.17	$9.53	$9.00
5.00%	$13.84	$12.52	$11.50	$10.68	$10.01	$9.45
10.00%	$14.49	$13.12	$12.04	$11.19	$10.49	$9.90
15.00%	$15.15	$13.71	$12.59	$11.70	$10.96	$10.35
20.00%	$15.81	$14.31	$13.14	$12.20	$11.44	$10.80
25.00%	$16.47	$14.90	$13.69	$12.71	$11.91	$11.25

        The following table describes a discount rate calculation for KFN. The discount rate equals the risk free rate plus the product of two year beta and equity risk premium.

Risk Free Rate	2.88%	10 Year UST Yield
Two Year Beta	0.87	Per Bloomberg
Equity Risk Premium	5.70%	Ibbotson 60 year market analysis

Discount Rate	7.84%

        During the December 13, 2013 meeting of the KFN transaction committee, Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results. Sandler O'Neill noted the merger consideration was within the range of the values indicated in the tables presented in the above net present value analysis of KFN common shares.

KKR—Net Present Value Analysis

        Sandler O'Neill also performed an analysis that estimated the net present value per KKR common unit under various circumstances. Sandler O'Neill assumed that KKR performed in accordance with publicly available mean analyst estimated economic net income per unit for the years ending

December 31, 2013, December 31, 2014 and December 31, 2015 and an estimated long-term earnings growth rate of 6.9% as provided by mean analyst estimates for the years thereafter, and also included mean analyst estimates with respect to annual distributions / unit.

        To approximate the terminal value of KKR common units at December 31, 2017, Sandler O'Neill applied economic net income multiples ranging from 8.0x to 13.0x, which Sandler O'Neill determined to be a standard deviation both up and down with the calculated discount rate at the mid-point of that range. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0%, which Sandler O'Neill determined to be a standard deviation both up and down with the calculated discount rate at the mid-point of that range, and were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of KKR's common units.

        As illustrated in the following tables, the analysis indicates an imputed range of values per KKR common unit of $22.41 to $37.61 when applying economic net income multiples to applicable analyst projections for KKR.

	Economic Net Income Per Unit Multiples
Discount Rate	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
8.00%	$25.28	$27.74	$30.21	$32.68	$35.14	$37.61
9.00%	$24.66	$27.06	$29.46	$31.86	$34.26	$36.66
9.94%	$24.10	$26.44	$28.78	$31.12	$33.45	$35.79
10.00%	$24.07	$26.40	$28.74	$31.07	$33.41	$35.74
11.00%	$23.50	$25.77	$28.04	$30.31	$32.58	$34.86
12.00%	$22.94	$25.15	$27.37	$29.58	$31.79	$34.00
13.00%	$22.41	$24.56	$26.72	$28.87	$31.02	$33.18

        Sandler O'Neill also considered and discussed with the transaction committee how this analysis would be affected by possible changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a sensitivity analysis assuming KKR's economic net income and distributions / unit varied from 25% above analyst projections to 25% below analyst projections. This sensitivity analysis resulted in the following range of per unit values for KKR common units, using the same price to earnings multiples of 8.0x to 13.0x and a discount rate of 9.94%:

	Economic Net Income Multiples
Annual Variance	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
-25.00%	$18.08	$19.83	$21.58	$23.34	$25.09	$26.84
-20.00%	$19.28	$21.15	$23.02	$24.89	$26.76	$28.63
-15.00%	$20.49	$22.47	$24.46	$26.45	$28.44	$30.42
-10.00%	$21.69	$23.80	$25.90	$28.00	$30.11	$32.21
-5.00%	$22.90	$25.12	$27.34	$29.56	$31.78	$34.00
0.00%	$24.10	$26.44	$28.78	$31.12	$33.45	$35.79
5.00%	$25.31	$27.76	$30.22	$32.67	$35.13	$37.58
10.00%	$26.51	$29.08	$31.66	$34.23	$36.80	$39.37
15.00%	$27.72	$30.41	$33.09	$35.78	$38.47	$41.16
20.00%	$28.92	$31.73	$34.53	$37.34	$40.15	$42.95
25.00%	$30.13	$33.05	$35.97	$38.90	$41.82	$44.74

        The following table describes a discount rate calculation for KKR. The discount rate equals the risk free rate plus the product of two year beta and equity risk premium.

Risk Free Rate	2.88%	10 Year UST Yield
Two Year Beta	1.24	Per Bloomberg
Equity Risk Premium	5.70%	Ibbotson 60 year market analysis

Discount Rate	9.94%

        At the December 13, 2013 meeting of the transaction committee, Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Sandler O'Neill noted that the trading price of KKR common units at the time of the presentation was within the range of the values indicated in the tables presented in the above net present value analysis of KKR common units.

Analysis of Selected Merger Transactions

        Sandler O'Neill reviewed two groups of comparable mergers and acquisitions. The first group consisted of mergers and acquisitions of companies that were considered vehicles that were holders of financial assets and were managed by another party. The second group consisted of mergers and acquisitions of companies in the financial services industry where the buyer and the target had commercial relationships similar to those between KFN and KKR. In each group, these were the only transactions meeting the criteria described above and no transactions were excluded from either of the comparable merger and acquisition groups.

        The first group of mergers and acquisitions included eleven transactions announced between January 30, 2011 and October 22, 2013 selected based on Sandler O'Neill's professional judgment and experience. The group was composed of the following transactions:

Buyer/Target

  American Realty Capital Properties, Inc. / Cole Real Estate Investments, Inc.
  Parkway Properties, Inc. / Thomas Properties Group, Inc.
  Mid-America Apartment Communities, Inc. / Colonial Properties Trust
  American Realty Capital Properties, Inc. / CapLease, Inc.
  Annaly Capital Management, Inc. / CreXus Investment Corp.
  Realty Income Corporation / American Realty Capital Trust, Inc.
  HarbourVest Partners / Conversus Capital
  Ventas, Inc. / Cogdell Spencer Inc.
  HarbourVest Partners / Absolute Private Equity
  Ventas, Inc. / Nationwide Health Properties, Inc.
  AMB Property Corporation / ProLogis

        The second group of mergers and acquisitions included seven transactions announced between November 20, 2006 and November 12, 2012 selected based on Sandler O'Neill's professional judgment and experience. In order to achieve a sufficient number of representative transactions deemed adequate by Sandler O'Neill, Sandler O'Neill expanded the range of dates used in selecting the second group as compared to that used in selecting the first group. The group was composed of the following transactions:

Buyer/Target

  Annaly Capital Management, Inc. / CreXus Investment Corp.
  Leucadia National Corp. / Jefferies Group, Inc.
  Sovereign Bancorp, Inc. / Banco Santander SA
  UnionBanCal Corp. / Bank of Tokyo-Mitsubishi UFJ Ltd.
  Nationwide Financial Services, Inc. / Nationwide Mutual Insurance Co.
  Alfa Corp. / Alfa Mutual
  TD Banknorth, Inc. / Toronto-Dominion Bank

        Sandler O'Neill then reviewed the following multiples for each of the transactions: transaction price to book value and transaction price to target company's stock price days before transaction announcement. As illustrated in the following table, Sandler O'Neill compared the proposed merger multiples to the median multiples of the comparable transactions.

	KKR / KFN	First Group Transaction Medians	Second Group Transaction Medians
Transaction Value / Book Value Per Share:	119%	103%	NM
Premium to KFN Stock Price (Dec. 12, 2013):	34.6%	8.4%	23.7%

Share Repurchase Analysis

        Sandler O'Neill performed an analysis that estimated the earnings per share and tangible book value accretion to KFN common shares if KFN were to repurchase $200 million of its common shares at a range of prices between $9.19 to $10.00 per share. The analysis indicated that such share repurchase could be projected to result in 2015 earnings per share accretion to KFN common shares of between 3.8% to 4.8% in 2015. Additionally, Sandler O'Neill noted that based on the assumptions above, such share repurchase could be projected to result in tangible book value per share accretion to KFN common shares of between 0.4% to 1.4% as of September 30, 2013.

Pro Forma Results

        Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (i) the merger closes on January 1, 2014; (ii) per share merger consideration value of $12.37, based on KKR's closing unit price on December 12, 2013 of $24.25; (iii) KKR is able to achieve cost savings of approximately $4.5 million and such savings are 100% realized in 2014; (iv) KFN's performance is consistent with publicly available mean analyst estimated earnings per share for the year ending December 31, 2014 and an estimated long-term growth rate of 10% for the years thereafter; (v) KKR's performance is consistent with publicly available mean analyst economic net income estimates for the years ending December 31, 2014 and December 31, 2015 and an estimated long-term growth rate of 6.9% for the years thereafter. The analyses indicated that (i) for the year ending December 31, 2014, the merger (excluding transaction expenses) would be dilutive to KKR's projected economic net income per unit, (ii) for the year ending December 31, 2015, the merger would be accretive to KKR's projected distributable earnings, and (iii) as of September 30, 2013, the merger would be accretive to KKR's book value per unit. The actual results achieved by the combined company, however, may vary from projected results and the variations may be material.

        The table below shows Sandler O'Neill's projected accretion/dilution percentages for both KFN and KKR as of closing and for each of the years 2014-2015.

	Closing	Year Ending 12/31/2014	Year Ending 12/31/2015
KKR Economic Net Income Accretion / (Dilution)—excluding transaction expenses		(1.9)%	(1.9)%
KFN EPS Accretion / (Dilution)—excluding transaction expenses (assumes 100% stock allocation)		17.7%	17.3%
KKR Total Distributable Earnings Accretion / (Dilution)—excluding transaction expenses		1.0%	0.8%
KKR Distributions / Unit Accretion / (Dilution)		6.9%	6.7%
KFN Income Distribution Accretion / (Dilution)		(15.7)%	(6.0)%
KKR BVPS Accretion / (Dilution)	17.5%
KFN BVPS Accretion / (Dilution)	(42.1)%

Preliminary Presentations by Sandler O'Neill

        In addition to its December 13, 2013 fairness opinion presentation described above, Sandler O'Neill also made preliminary written presentations to the transaction committee of the KFN board of directors on the following dates, which are referred to in this proxy statement/prospectus as the preliminary Sandler presentations:

  •
  November 6, 2013

  •
  November 12, 2013

  •
  November 21, 2013

  •
  November 24, 2013

  •
  November 27, 2013

  •
  December 5, 2013

  •
  December 6, 2013

  •
  December 10, 2013

        The preliminary Sandler presentations consisted of various summary data and analyses that Sandler O'Neill utilized in formulating its preliminary perspective on the merger, were for discussion purposes only, and did not present any findings or make any recommendations or constitute an opinion, or a part of any opinion, of Sandler O'Neill with respect to the fairness of the merger consideration. The only presentation in which Sandler O'Neill presented its findings with respect to the fairness of the consideration to be received by KFN shareholders was Sandler O'Neill's December 13, 2013 presentation described above. The preliminary Sandler presentations contained substantially similar analyses as described above in connection with the delivery of Sandler O'Neill's fairness opinion. The preliminary Sandler presentations primarily addressed the continued negotiations surrounding the proposed exchange ratio in the proposed transaction.

        The November 6, 2013 preliminary Sandler presentation contained an overview of the proposed structure and terms of the merger, preliminary Sandler valuation analyses, a summary analysis of the proposed merger consideration, a review of the financial terms in selected previous business combinations, and analyst estimated future earnings per share, price targets and recommendations for KFN.

        The November 12, 2013 preliminary Sandler presentation contained updated Sandler valuation analyses, an update on the value of the proposed merger consideration and the resulting implied premiums, an accretion/dilution analysis of KKR and case studies of prior selected business combinations.

        The November 21, 2013 preliminary Sandler presentation contained updated Sandler valuation analyses reflecting the revised proposed merger consideration and a summary description of Sandler O'Neill's meeting with KKR and its financial advisor regarding KKR's stated rationale for the transaction.

        The November 24, 2013 preliminary Sandler presentation included a summary of the rationale to be expressed to KKR and its financial advisor by representatives of Sandler O'Neill for an increase in the value of the proposed merger consideration, and was also provided to representatives of KKR.

        The November 27, 2013 preliminary Sandler presentation contained updated Sandler valuation analyses reflecting the revised proposed merger consideration.

        The December 5, 2013 preliminary Sandler presentation summarized KKR's responses to certain questions regarding KKR's business asked by Sandler O'Neill during a conversation with members of KKR's management held on December 4, 2013. These included summaries of KKR's responses to certain questions posed by Sandler O'Neill regarding KKR's investing and financial performance and its management's evaluation of such performance, KKR's fundraising activities, the potential evolution of KKR's businesses and the composition of KKR's assets under management and the implications of such evolution, KKR's strategy and management plans, and KKR's fund investor base. In addition, the presentation summarized KKR's responses to certain questions regarding its plans following the completion of the transaction, including KKR's anticipated plan to distribute 100% of KFN's cash earnings, KKR's anticipated plan to initially maintain KFN as a separate legal entity, and KKR's investment expectations with respect to KFN's and KKR's balance sheet. The presentation also summarized KKR's expectations that potential synergies in the merger would amount to a few million dollars and anticipated reactions to the announcement of the merger.

        The December 6, 2013 preliminary Sandler presentations contained a pro forma trading analysis of KKR, a summary of Sandler O'Neill's equity research coverage of KKR and of KKR's platform, managed assets and financial and stock price performance, and Sandler O'Neill's equity research analyst's views on the potential merger.

        The December 10, 2013 preliminary Sandler presentation contained updated Sandler valuation analyses reflecting the revised proposed merger consideration.

        Specifically, the presentations contained the following analyses:

  •
  proposed structure and terms of the transaction including the then-current proposed merger consideration and the impact of the proposed merger consideration on holders of KFN common shares, calculated on November 21, 2013 at an amended proposed exchange ratio of 0.48 KKR common units per KFN common share, which would imply per share consideration of $10.91 based on the trading price of KKR common units of $22.73 on November 20, 2013. The aggregate transaction value as of November 21, 2013 would have been $2,235 million. Previously, similar calculations were performed as of November 6, 2013, at which time the proposed exchange ratio was 0.46 KKR common units per KFN common share, the trading price of KKR common units was $22.87 on November 4, 2013, and the implied per share consideration was $10.52. The final transaction proposal, which contemplated an exchange ratio of 0.51 KKR common units per KFN common share, would imply a per share price of $12.37 based on the $24.25 trading price of KKR common units on December 12, 2013.

  •
  comparable public company analyses using the same methodology as that described on pages 46 and 47 above, and related information as of the date on which the analyses were performed;

  •
  precedent transaction analyses using the same methodology as that described on pages 52 and 53 above, and related information as of the date on which the analyses were performed;

  •
  pro forma financial analyses using the same methodology as described on page 53 and 54 above, and related information as of the date on which the analyses were performed;

  •
  discounted cash flow analyses, using the same methodology as described on pages 49 and 50 above, and related information as of the date on which the analyses were performed

  •
  historical stock price performance analysis of KFN and KKR as described on page 48 above, and related information as of the date on which the analysis were performed;

  •
  analyst price targets and EPS; and

  •
  accretion/dilution analyses in which Sandler O'Neill considered the standalone net income of each of KKR and KFN, then made adjustments for the proposed merger (including expense synergies, potential tax consequences and possible changes to business mix, among other pro forma adjustments, based on information provided by each of KKR and KFN):

  •
  In the November 12, 2013 preliminary presentation, Sandler O'Neill noted that based on information provided to Sandler O'Neill, the proposed acquisition of KFN could be projected to result in a range of earnings per share accretion/(dilution) to KKR of (4.6)% to 8.5% in 2015 under the strategic plan cases reflected in the KFN financial projections and various mixtures of stock and cash merger consideration. Additionally, Sandler O'Neill calculated a range of maximum prices that KKR could pay to KFN common shareholders and not suffer earnings per share dilution under the strategic plan cases reflected in the KFN financial projections and various mixtures of stock and cash merger consideration. The analysis indicated a range of $6.47 to $24.00 in per share merger consideration could be paid without earnings per share dilution to KKR.

  •
  In the November 21, 2013 preliminary presentation, Sandler O'Neill noted that based on information provided to Sandler O'Neill, the proposed acquisition of KFN could be projected to result in a range of earnings per share accretion/(dilution) to KKR of (5.1)% to 1.5% in 2015 under the strategic plan cases reflected in the KFN financial projections and assuming merger consideration consisting entirely of KKR common units. Sandler O'Neill also noted that the proposed acquisition of KFN could be projected to result in a range of earnings per share accretion/(dilution) to KFN common shareholders of (8.6)% to 68.6% in 2015 under the strategic plan cases reflected in the KFN financial projections and assuming merger consideration consisting entirely of KKR common units. Additionally, Sandler O'Neill calculated a range of maximum prices that KKR could pay to KFN common shareholders and not suffer earnings per share dilution under the strategic plan cases reflected in the KFN financial projections and assuming merger consideration consisting entirely of KKR common units. The analysis indicated a range of $6.27 to $12.27 in merger consideration could be paid without earnings per share dilution to KKR. Sandler O'Neill also noted that the proposed acquisition of KFN could be projected to result in a range of income distribution per share accretion to KKR of 0.2 to 12.1% in 2015 under the strategic plan cases reflected in the KFN financial projections and assuming merger consideration consisting entirely of KKR common units. Sandler O'Neill also noted that the proposed acquisition of KFN could be projected to result in a range of income distribution per share accretion/(dilution) to KFN common shareholders of (37.8)% to 9.7% in 2015 under the strategic plan cases reflected in the KFN financial projections and assuming merger consideration consisting entirely of KKR common units.

    •
    In the November 27, 2013 preliminary presentation, Sandler O'Neill noted that based on information provided to Sandler O'Neill, the proposed acquisition of KFN could be projected to result in a range of earnings per share accretion/(dilution) to KKR of (5.6)% to 1.0% in 2015 under the strategic plan cases reflected in the KFN financial projections and assuming merger consideration consisting entirely of KKR common units. Sandler O'Neill also noted that the proposed acquisition of KFN could be projected to result in a range of earnings per share accretion/(dilution) to KFN common shareholders of (5.2)% to 74.8% in 2015 under the strategic plan cases reflected in the KFN financial projections and assuming merger consideration consisting entirely of KKR common units. Sandler O'Neill also noted that the proposed acquisition of KFN could be projected to result in a range of income distribution per share accretion/(dilution) to KKR of (0.3)% to 11.5% in 2015 under the strategic plan cases reflected in the KFN financial projections and assuming merger consideration consisting entirely of KKR common units. Sandler O'Neill also noted that the proposed acquisition of KFN could be projected to result in a range of income distribution per share dilution to KFN common shareholders of (13.9)% to (3.7)% in 2015 under the strategic plan cases reflected in the KFN financial projections and assuming merger consideration consisting entirely of KKR common units.

    •
    These numbers are in comparison to the December 13, 2013 presentation of Sandler O'Neill in which Sandler O'Neill noted that based on information provided to Sandler O'Neill, the proposed acquisition of KFN could be projected to result in earnings dilution to KKR of (1.9)% in 2014 and 2015. Sandler O'Neill also noted that the proposed acquisition of KFN could be projected to result in earnings accretion/(dilution) to KFN common shareholders of 17.7% in 2014 and 17.3% in 2015. Sandler O'Neill noted that the proposed acquisition of KFN could be projected to result in distribution accretion to KKR of 6.9% in 2014 and 6.7% in 2015. Sandler O'Neill also noted that the proposed acquisition of KFN could be projected to result in income distribution dilution to KFN common shareholders of (15.7)% in 2014 and (6.0)% in 2015.

  •
  market reviews and potential capital raising alternatives in which Sandler O'Neill reviewed, among other things, the trading price of KFN common shares and selected peer group companies, as well as activity in the equity capital markets. Based on its observations, as well as wider macroeconomic trends, Sandler O'Neill compared for the KFN transaction committee an equity offering by KKR with the proposed merger with KKR, including an implied price per share analysis for a capital raising transaction:

  •
  In the November 12, 2013 preliminary presentation Sandler O'Neill noted that a $2.2 billion equity raise by KKR (which amount was equal to the then-current proposed aggregate merger consideration value) at a range of net offering prices between $20.00 to $21.50 could be projected to result in an implied price range per KFN common share of $11.34 to $12.22.

  •
  In the November 21, 2013 preliminary presentation Sandler O'Neill noted that a $2.2347 billion equity raise by KKR (which amount was equal to the then-current proposed aggregate merger consideration value) at a range of net offering prices between $20.00 to $21.50 could be projected to result in an implied price range per KFN common share of $11.04 to $11.91.

  •
  Has/Gets Analysis based on the publicly available analyst earnings estimates for KFN and KKR and the various projection scenarios provided by management of KFN, in which Sandler O'Neill conducted a "Has-Gets" analysis of the impact of the proposed transaction on the shareholders of KFN. A "Has-Gets" analysis is a comparison of what shareholders of KFN have prior to the consummation of the proposed merger in terms of one or more financial ratios (and thus would not have absent consummation of such merger) to what such shareholders will have upon consummation of the merger.

    •
    In its November 21, 2013 preliminary presentation Sandler O'Neill analyzed KFN's 2015 earnings per share on a stand-alone basis and then pro forma for the transaction with KKR. Sandler O'Neill also evaluated the "Has-Gets" related to 2015 Income Distribution, Long-Term Analyst Growth Rate, One Year Daily Trading Volume and One Year Total Return to Shareholders. Sandler O'Neill's analyses did not include the effect of any synergies as a result of the merger in performing this analysis. The analyses indicated the 2015 Earnings Per Share (based on the strategic plan cases reflected in the KFN financial projections and current consensus mean analysts' estimates) would increase/(decrease) by a range of $(0.13) and $0.51, KKR's One Year Daily Trading Volume was greater by $31.5 million, and KKR's One Year Total Return to Shareholders was 77.9% compared to KFN's 5.1%. The 2015 Income Distribution (based on the strategic plan cases reflected in the KFN financial projections and current consensus mean analysts' estimates) would increase/(decrease) by a range of $0.06 and $(0.49) and the Long-Term Analyst growth rate of KKR was 10.0% compared to KFN's rate of 6.9%.

  •
  imputed valuation analyses of KFN common shares in which Sandler O'Neill analyzed imputed valuation per common share in the preliminary presentations as described below and based on the strategic plan cases reflected in the KFN financial projections to Sandler O'Neill:

  •
  in the November 6, 2013 preliminary presentation, Sandler O'Neill's analysis indicated the ranges listed below based on the median values for each of the strategic plan cases reflected in the KFN financial projections for the following for three comparison groups:

  (1)
  $7.33 to $14.47 based on a group of business development companies;

  (2)
  $8.44 to $16.66 based on a group of senior / floating fund business development companies; and

  (3)
  $8.40 to $16.57 based on KFN's historical average three year valuation based on dividend yield (calculated assuming 90% of earnings per share are paid out as dividends);

  •
  in the November 6, 2013 preliminary presentation, Sandler O'Neill's analysis indicated the ranges listed below based on the mean values for each of the strategic plan cases reflected in the KFN financial projections for the following for three comparison groups:

  (1)
  $7.32 to $14.44 based on a group of business development companies;

  (2)
  $7.47 to $14.74 based on a group of senior / floating fund business development companies; and

  (3)
  $8.62 to $17.01 based on KFN's historical average three year valuation based on dividend yield (calculated assuming 90% of earnings per share are paid out as dividends);

  •
  in the November 21, 2013 preliminary presentation, Sandler O'Neill's analysis indicated the ranges listed below based on the median values for each of the strategic plan cases reflected in the KFN financial projections for the following for three comparison groups:

  (1)
  $8.13 to $15.04 based on a group of business development companies;

      (2)
      $9.02 to $16.79 based on a group of senior / floating fund business development companies; and

      (3)
      $8.38 to $16.53 based on KFN's historical average three year valuation based on dividend yield (calculated assuming 90% of earnings per share are paid out as dividends);

    •
    in the November 21, 2013 preliminary presentation, Sandler O'Neill's analysis indicated the ranges listed below based on the mean values for each of the strategic plan cases reflected in the KFN financial projections for the following for three comparison groups:

    (1)
    $7.93 to $14.64 based on a group of business development companies;

    (2)
    $8.12 to $15.01 based on a group of senior / floating fund business development companies; and

    (3)
    $8.57 to $16.91 based on KFN's historical average three year valuation based on dividend yield (calculated assuming 90% of earnings per share are paid out as dividends);

  •
  imputed valuation analyses of KKR common units pro forma for a merger with KFN in which, in the November 27, 2013 preliminary presentation, Sandler O'Neill's analysis indicated the ranges listed below, assuming KKR would perform in accordance with mean consensus analysts' estimates and KFN would perform in accordance with either mean consensus analysts' estimates or one of three strategic plan cases reflected in the KFN financial projections, for valuation metrics based on the following criteria as compared to publicly available trading information and analyst estimates of the respective peer groups of KFN and KKR:

  (1)
  $22.46 to $24.03 based on KKR maintaining its current price to estimated 2015 earnings multiple;

  (2)
  $24.55 to $26.26 based on KKR trading at the current mean price to estimated 2015 earnings multiple of its peer group; and

  (3)
  $23.72 to $26.54 based on KKR's mean consensus analysts' expected dividend yield.

  •
  Share repurchase analysis in which Sandler O'Neill performed an analysis that estimated the earnings per share and tangible book value accretion to KFN common shares if KFN were to repurchase various aggregate dollar amounts of common shares at a range of prices. The analysis indicated that such share repurchase could be projected to result in various levels of 2014 and 2015 earnings per share accretion to KFN. Additionally, Sandler O'Neill estimated the tangible book value per share accretion to KFN as of September 30, 2013 under these same assumptions.

  •
  In the November 21, 2013 preliminary presentation Sandler O'Neill noted that based on a share repurchase of $100 million at a range of prices between $9.75 to $10.91 per KFN common share that such share repurchase could be projected to result in 2014 earnings per share accretion/(dilution) to KFN common shares of between 1% to 1.6% and 2015 earnings per share accretion/(dilution) to KFN common shares of between (0.5)% to 2.6%. Additionally, Sandler O'Neill noted that based on the assumptions above that such share repurchase could be projected to result in tangible book value per share accretion/(dilution) to KFN common shares of between $(0.02) to $0.04 as of September 30, 2013.

  •
  In the November 21, 2013 preliminary presentation Sandler O'Neill noted that based on a share repurchase of $200 million at a range of prices between $9.75 to $10.91 per KFN common share that such share repurchase could be projected to result in 2014 earnings per share accretion to KFN common shares of between 2.2% to 3.4% and 2015 earnings per share accretion/(dilution) to KFN common shares of between (1.0)% to 5.6%. Additionally, Sandler O'Neill noted that based on the assumptions above that such share repurchase could be projected to result in tangible book value per share accretion/(dilution) to KFN common shares of between $(0.05) to $0.07 as of September 30, 2013.

    •
    These numbers are in comparison to the December 13, 2013 presentation Sandler O'Neill where it was noted that based on a share repurchase of $200 million at a range of prices between $9.19 to 10.00 per KFN common share that such share repurchase could be projected to result in 2015 earnings per share accretion to KFN common shares of between 3.8% to 4.8%. Additionally, Sandler O'Neill noted that based on the assumptions above that such share repurchase could be projected to result in tangible book value per share accretion to KFN common share of between 0.4% to 1.4% as of September 30, 2013.

        Each of the analyses performed in these preliminary presentations was subject to further updating and subject to the final analyses presented to the transaction committee on December 13, 2013 by Sandler O'Neill. Each of these analyses was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the dates on which Sandler O'Neill performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses listed above.

        The procedures followed by Sandler O'Neill in preparing the material analyses in the preliminary Sandler presentations were substantially similar to the procedures used by Sandler O'Neill to prepare the corresponding analyses in its December 13, 2013 fairness opinion presentation. Copies of these written materials have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the merger and will be made available for inspection and copying at the principal offices of KFN during its regular business hours by any interested holder of KFN common shares. Copies may be obtained by requesting them in writing from KFN at the address provided in the section titled "Where You Can Find More Information" beginning on page 234 of this proxy statement/prospectus.

Miscellaneous

        Sandler O'Neill acted as the financial advisor to the transaction committee in connection with the merger and will receive a fee of approximately $17,000,000 in connection with the merger, of which $500,000 was received upon execution of the engagement letter, $1,000,000 was received upon delivery of the fairness opinion, $500,000 will be paid on the date on which KFN first mails the proxy statement included in this proxy statement/prospectus to KFN shareholders, and approximately $15,000,000 of which is contingent on the consummation of the merger. KFN has also agreed to reimburse Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employee and agents against certain expenses and liabilities, including liabilities under the securities laws.

        Sandler O'Neill employs research analysts who cover KKR, but Sandler O'Neill research analysts do not cover KFN and Sandler O'Neill has not issued research reports with respect to KFN.

        In the ordinary course of its respective broker and dealer businesses, Sandler O'Neill may purchase securities from and sell securities to KFN and KKR and their respective affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of KFN or KKR or their respective affiliates for their own accounts and for the accounts of their customers and, accordingly may at any time hold a long or short position in such securities. Sandler O'Neill has provided investment banking services to, and received fees for such services from, KFN, most recently, in connection with KFN's purchase of debt securities in 2010. Within the past two years, other than its role as financial advisor to the transaction committee of the KFN board of directors in connection with the merger, Sandler has not provided any services to KFN or any of KFN's subsidiaries. In addition, within the past two years,

Sandler O'Neill has also not provided any services to KKR or, to Sandler O'Neill's knowledge, any portfolio company of KKR.

Purpose and Reasons of the KKR Participants for the Merger

        KKR, Fund Holdings, Merger Sub, KKR Group Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Limited and KKR Management LLC, which are referred to collectively in this proxy statement/prospectus as the KKR Participants, are making the statements included in this section solely for the purpose of complying with the disclosure requirements of Rule 13e-3 and related rules under the Exchange Act. However, the making of such statements is not an admission by the KKR Participants that KFN is "controlled" by KKR or any affiliate of KKR such that KFN should be deemed to be an "affiliate" for purposes of Rule 13e-3 in connection with the merger.

        Fund Holdings is the sole member of Merger Sub, KKR Group Holdings L.P. and KKR Fund Holdings GP Limited are the general partners of Fund Holdings, KKR Group Holdings L.P. is the sole shareholder of KKR Fund Holdings GP Limited, KKR Group Limited is the general partner of KKR Group Holdings L.P., KKR is the sole shareholder of KKR Group Limited and KKR Management LLC is the general partner of KKR.

        For the KKR Participants, the purpose of the merger is to enable Fund Holdings to acquire all of the outstanding KFN common shares and, as a result, for Fund Holdings and its indirect owners, including KKR, to bear the rewards and risk of such ownership of KFN common shares after such KFN common shares cease to be publicly traded.

        The KKR Participants believe that the transaction structure of the merger is preferable to other structures because it will enable Fund Holdings to acquire all of the outstanding KFN common shares at one time, while allowing the unaffiliated KFN common shareholders to participate and share in the potential future profits of KKR, including future profits related to KKR's indirect ownership interest in KFN's assets.

        The KKR Participants' reasons for entering into the merger at this time include that KKR is continually exploring potential transactions that would enhance unitholder value relative to the status quo and that:

  •
  KKR believes KFN is a specialty finance business with a complementary and known portfolio of assets and an attractive capital structure;

  •
  KKR expects to acquire additional balance sheet scale to support its growth initiatives, including (1) the further build-out of KKR's investment management strategies, (2) increased exposure to capital market transactions that KKR sources, (3) the accelerated growth of KKR's new businesses, and (4) the pursuit of inorganic growth opportunities; and

  •
  KKR believes that the merger would (1) accelerate KKR's balance sheet objectives, including the diversification of KKR's balance sheet holdings in addition to increasing their liquidity and yield, (2) increase the size and recurring component of KKR's distribution to KKR common unitholders, and (3) involve minimal integration risk, because KFN's assets are already managed by KKR.

        In addition, KKR's desire to acquire additional balance sheet scale and to diversify its balance sheet holdings, along with the other goals noted above, is more readily achievable at this time given the market's current valuation of KKR's present and potential future earnings streams.

Opinion of the Financial Advisor to KKR

        Goldman Sachs rendered its opinion to the board of directors of KKR Management LLC, which is referred to in this proxy statement/prospectus as KKR's managing partner, that, as of December 16,

2013 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to KKR.

        The full text of the written opinion of Goldman Sachs, dated December 16, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the board of directors of KKR's managing partner in connection with its consideration of the transaction.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  KKR's Registration Statement on Form S-1, including the prospectus contained therein dated September 16, 2010 relating to the initial public offering of KKR common units;

  •
  annual reports to unitholders or shareholders and Annual Reports on Form 10-K of KKR for the three years ended December 31, 2012 and of KFN for the five years ended December 31, 2012;

  •
  certain interim reports to unitholders or shareholders and Quarterly Reports on Form 10-Q of KKR and KFN;

  •
  certain other communications from KKR and KFN to their respective unitholders or shareholders;

  •
  certain publicly available research analyst reports for KKR and KFN;

  •
  certain financial analyses and forecasts for KFN prepared by its management;

  •
  certain internal financial analysis and forecasts for KKR prepared by its management for the fourth quarter of 2013, certain financial analyses and forecasts for KKR prepared by research analysts and certain financial analyses and forecasts for KFN prepared by the management of KKR, in each case, as approved for Goldman Sachs' use by KKR, which are summarized beginning on page 95 and are referred to in this proxy statement/prospectus as the Forecasts; and

  •
  certain cost savings and operating synergies projected by the management of KKR to result from the transaction, as approved for Goldman Sachs' use by KKR, which are summarized beginning on page 93 and are referred to in this proxy statement/prospectus as the Synergies.

        Goldman Sachs also held discussions with members of the senior managements of KKR and KFN regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition, and future prospects of their respective companies; reviewed the reported price and trading activity for KKR common units and KFN common shares; compared certain financial and stock market information for KKR and KFN with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the permanent capital industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

        For purposes of rendering the opinion described above, Goldman Sachs, with KKR's consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with KKR's consent that the Forecasts and the Synergies are reasonable and reflect the best currently available estimates and judgments of the management of KKR. Goldman Sachs did not make an independent evaluation (except for certain valuations of the CLO assets of KFN) or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of KKR or KFN or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on KKR or KFN or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of KKR to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to KKR; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs' opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including, without limitation, the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of KKR; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of KKR or KFN, or any class of such persons, in connection with the transaction, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which KKR common units will trade at any time or as to the impact of the transaction on the solvency or viability of KKR or KFN or the ability of KKR or KFN to pay its obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs' advisory services and its opinion were provided for the information and assistance of the board of directors of KKR's managing partner, in connection with its consideration of the transaction. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of KKR's managing partner in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 13, 2013 (the last trading day prior to the date of the merger agreement), and is not necessarily indicative of current market conditions.

Stand-alone Financial Analysis of KFN

Historical Stock Trading Analysis

        Goldman Sachs reviewed the historical trading prices and volumes for KFN common shares for the five-year period ended December 13, 2013. Goldman Sachs also reviewed the historical ratio of the daily closing market price of KFN common shares to the daily closing market price of KKR common units for the three-year period ended December 13, 2013 and the historical ratio of the daily closing market price of KFN common shares to the book value per KFN common share for the five-year period ended December 13, 2013.

        Goldman Sachs analyzed the $12.74 implied value of the consideration, based on the closing market price of KKR common units as of December 13, 2013, to be paid per KFN common share pursuant to the merger agreement in relation to the current (last trading day prior to the announcement of the merger), 20 trading day volume weighted average, 30 trading day average and 52 week high closing market prices of KFN common shares.

        This analysis indicated that the $12.74 implied value of the consideration to be paid per KFN common share pursuant to the merger agreement represented:

  •
  a premium of 33.7% to the closing market price of KFN common shares on December 13, 2013;

  •
  a premium of 34.3% to the volume weighted average closing market price of KFN common shares over the 20 trading day period ended December 13, 2013;

  •
  a premium of 33.9% to the average closing market price of KFN common shares over the 30 trading day period ended December 13, 2013; and

  •
  a premium of 9.6% to the high closing market price of KFN common shares over the 52 week period ended December 13, 2013.

Selected Companies Analysis

        Goldman Sachs reviewed and compared certain financial and stock market information, ratios and public market multiples for KFN to corresponding financial and stock market information, ratios and public market multiples for the following publicly traded externally managed business development companies, which are referred to in this proxy statement/prospectus as the KFN selected companies:

  •
  Ares Capital Corporation

  •
  Prospect Capital Corporation

  •
  Apollo Investment Corporation

  •
  Fifth Street Finance Corp.

  •
  Solar Capital Ltd.

  •
  PennantPark Investment Corporation

  •
  Golub Capital BDC, Inc.

  •
  Blackrock Kelso Capital Corporation

  •
  New Mountain Finance Corporation

  •
  Medley Capital Corporation

  •
  THL Credit, Inc.

  •
  TICC Capital Corp.

  •
  MVC Capital, Inc.

  •
  Fidus Investment Corporation

  •
  GSV Capital Corp.

  •
  Solar Senior Capital Ltd.

  •
  PennantPark Floating Rate Capital Ltd.

  •
  Gladstone Investment Corporation

  •
  Gladstone Capital Corporation

  •
  Stellus Capital Investment Corporation

  •
  NGP Capital Resources Company

  •
  Horizon Technology Finance Corporation

        Although none of the KFN selected companies is directly comparable to KFN, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of KFN.

        The financial and stock market information, ratios and public market multiples for KFN and the KFN selected companies were based on information Goldman Sachs obtained from publicly available historical data and Institutional Brokers' Estimate System, or "IBES," estimates. The multiples and ratios were calculated using the applicable closing market prices as of December 13, 2013. The multiples and ratios of KFN and each of the KFN selected companies were based on the most recent publicly available information. With respect to KFN and the KFN selected companies, Goldman Sachs calculated:

  •
  the closing market price as a percentage of the high closing market price over the 52 week period ended December 13, 2013;

  •
  the ratio of the closing market price to the book value per share as of the latest fiscal quarter; and

  •
  the annualized dividend yield.

        The results of these analyses are summarized as follows:

	Median of KFN Selected Companies	KFN
% of 52 week high	93.1%	79.9%
Price / Book Value	1.02x	0.91x
Annualized Dividend Yield	9.2%	9.2%

Illustrative Dividend Discount Analysis

        Goldman Sachs performed an illustrative dividend discount analysis on KFN on a stand-alone basis using KFN's projected dividends set forth in the Forecasts to calculate a range of implied values per KFN common share. Goldman Sachs calculated illustrative terminal values for KFN in the year 2018 by applying illustrative price-to-book value multiples ranging from 0.80x to 1.25x to KFN's projected book value in the year 2018 per the Forecasts. These illustrative price-to-book multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the current price-to-book multiple for KFN and the KFN selected companies. Goldman Sachs then discounted KFN's estimated dividends for the fourth quarter of 2013 and each of the calendar years 2014 through 2018 and illustrative terminal values to derive illustrative present values of equity as of September 30, 2013 by assuming mid-year convention. Goldman Sachs used a range of discount rates from 8.0% to 11.0%, representing estimates of KFN's cost of equity. Goldman Sachs then divided such illustrative present values by the number of KFN common shares on a fully diluted basis as of September 30, 2013 to calculate the illustrative per-share equity values. This resulted in a range of implied values of KFN common shares from $9.13 to $13.74 per share.

 Stand-alone Financial Analysis of KKR

Illustrative Dividend Discount Analysis

        Goldman Sachs performed an illustrative dividend discount analysis on KKR on a stand-alone basis using KKR's projected after-tax distributed earnings set forth in the Forecasts to calculate a range of implied values per KKR common unit. Goldman Sachs also calculated illustrative terminal values for KKR in the year 2015 by applying illustrative last-twelve-months distributed earnings exit multiples ranging from 16.0x to 22.0x to KKR's projected last-twelve-months distributed earnings in the year 2015 per the Forecasts. These illustrative last-twelve-months distributed earnings exit multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the last-twelve-months distributed earnings multiple for KKR and selected companies which exhibited similar business characteristics to KKR, which are referred to in this proxy statement/prospectus as the KKR selected companies. Goldman Sachs then discounted KKR's estimated after-tax distributed earnings from the fourth quarter of 2013 and each of the calendar years 2014 and 2015 and illustrative terminal values to illustrative present values of equity as of September 30, 2013 by assuming mid-year convention. Goldman Sachs used a range of discount rates from 11.5% to 13.0% representing estimates of KKR's cost of equity. Goldman Sachs then divided such illustrative present values of equity by the number of KKR common units on a fully diluted basis as of September 30, 2013 to calculate the illustrative per-share equity values. This resulted in a range of implied equity values of KKR common units from $21.02 to $28.65 per unit.

Illustrative Sum-of-the-Parts Analysis

        Goldman Sachs performed an illustrative sum-of-the-parts analysis to calculate a range of illustrative equity values of KKR on a stand-alone basis by adding illustrative values of (1) KKR's book value (for purposes of this section of this proxy statement/prospectus, such term is as defined in the 10-Q for the most recent fiscal quarter prior to announcement of the transaction, which differs from KKR's total partners' capital used elsewhere in this proxy statement/prospectus on a GAAP basis primarily as a result of the exclusion of ownership interests attributable to KKR Holdings), (2) KKR's future fee-related earnings and (3) KKR's future net carried interest. Goldman Sachs calculated the illustrative value of KKR's book value by applying a book value multiple of 1.0x to KKR's book value as of September 30, 2013. Goldman Sachs calculated illustrative values of KKR's future fee-related earnings by applying illustrative fee-related earnings multiples ranging from 15.0x to 17.0x to KKR's projected after-tax fee-related earnings for the year 2014 per the Forecasts. Goldman Sachs calculated illustrative values of KKR's future net carried interest by applying illustrative net carried interest multiples ranging from 5.0x to 9.0x to KKR's projected after-tax net carried interest for the year 2014 per the Forecasts. The illustrative book value multiple, fee-related earnings multiples and net carried interest multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and Wall Street analysts' estimates of book multiples, fee-related earnings multiples and net carried interest multiples, respectively, for the year 2014 for KKR and the KKR selected companies. This resulted in a range of implied values of KKR common units from $22.65 to $27.72 per unit.

Pro Forma Financial Analysis of the Combined Company

Contribution Analysis

        Goldman Sachs calculated the illustrative pro forma relative contributions of KKR and KFN to the combined company with respect to certain financial metrics using the Forecasts for KKR and KFN for 2014 and 2015. Associated pro forma equity ownership was derived from the relative contributions based on the total number of KKR common units and KKR Group Partnership units outstanding on a fully diluted basis as of September 30, 2013 and KKR common units to be issued in connection with the merger based on KFN common shares outstanding on a fully diluted basis as of September 30,

2013, and the exchange ratio of 0.51 KKR common units for each KFN common share. The following table sets forth the results of this analysis:

Pro Forma Contribution Analysis
($ in millions)
Income Statement (After-tax)

	KKR		KFN
	$	%	$	%	Total
2014
Fee Related Earnings	$358	100.0%	$0	0.0%	$358
Incentive Earnings	728	100.0	0	0.0	728
Investment Earnings	696	76.0	220	24.0	916

Economic Net Income	$1,782	89.0%	$220	11.0%	$2,002
Distributed Earnings	$944	85.6%	$159	14.4%	$1,103
2015
Fee Related Earnings	$402	100.0%	$0	0.0%	$402
Incentive Earnings	842	100.0	0	0.0	842
Investment Earnings	747	74.8	252	25.2	999

Economic Net Income	$1,990	88.8%	$252	11.2%	$2,242
Distributed Earnings	$1,072	85.1%	$188	14.9%	$1,260

Balance Sheet

	KKR		KFN
	$	%	$	%	Total
30-Sep-2013
Book Value	$7,208	77.2%	$2,133	22.8%	$9,341

	KKR Common Unitholders		KFN Common Shareholders
Pro Forma Ownership	(in millions)%		(in millions)%		Total
30-Sep-2013
Common Units/Shares Outstanding	715.8	87.2%	105.1	12.8%	820.9

Accretion/(Dilution) Analysis

        Goldman Sachs performed an accretion/dilution analysis of the illustrative pro forma financial effect of the proposed transaction on KKR's estimated after-tax distributed earnings using the Forecasts for KKR and KFN for the years 2014 and 2015 and taking into account the Synergies, and assuming a transaction date of December 31, 2013 and transaction fees of approximately $40 million per KKR management. The analysis indicated that the transaction would have an accretive illustrative pro forma financial effect on the after-tax distributed earnings of KKR for the years 2014 and 2015 in the amounts of $0.11 (or 7.8%) and $0.11 (or 7.6%), respectively.

Illustrative Sum-of-the-Parts Analysis

        Goldman Sachs performed a sum-of-the-parts analysis to calculate a range of illustrative equity values of the combined company on a pro forma basis, based upon the Forecasts and Synergies, by adding illustrative values of (1) the combined company's book value, (2) the combined company's future fee-related earnings and (3) the combined company's future net carried interest. Goldman Sachs calculated the illustrative value of the combined company's book value by applying a book value multiple of 1.0x to the combined company's book value as of September 30, 2013. Goldman Sachs calculated illustrative values of the combined company's future fee-related earnings by applying illustrative fee-related earnings multiples ranging from 15.0x to 17.0x to the combined company's projected after-tax fee-related earnings for the year 2014 per the Forecasts, taking into account the Synergies. Goldman Sachs calculated illustrative values of the combined company's future net carried interest by applying illustrative net carried interest multiples ranging from 5.0x to 9.0x to the combined company's projected after-tax net carried interest for the year 2014 per the Forecasts, taking into account the Synergies. The illustrative book value multiple, illustrative fee-related earnings multiples and illustrative net carried interest multiples for the combined company were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and Wall Street analysts' estimates of book value multiples, fee-related earnings multiples and net carried interest multiples for the year 2014 for KKR and the KKR selected companies. This resulted in a range of implied values of common units of the combined company from $21.68 to $26.01 per unit.

Analysis at Various Prices

        Based on the Forecasts for KKR and KFN in the years 2014 and 2015, the Synergies, and an illustrative range of pro forma prices for common units of the combined company ranging from $22.00 per share to $28.00 per share, Goldman Sachs calculated (i) the implied 2014E and 2015E after-tax economic net income multiple based on projected pro forma after-tax economic net income for the combined company for 2014 and 2015, respectively, and (ii) the implied 2014E and 2015E after-tax distributed earnings multiple based on projected pro forma after-tax distributed earnings for the combined company for 2014 and 2015, respectively. The following table sets forth the results of this analysis:

Pro Forma Analysis at Various Prices
($ millions, except per share data)

Pro forma KKR common unit price	$22.00	$24.00	$26.00	$28.00
Premium to current unit price ($24.98)	(11.9)%	(3.9)%	4.1%	12.1%

Accretion / (Dilution)	Pro Forma KKR Metric
After-tax economic net income ($)
2014E	$2.43	9.1x	9.9x	10.7x	11.5x

2015E	2.68	8.2	9.0	9.7	10.4
After-tax distributed earnings ($)
2014E	$1.46	15.1x	16.4x	17.8x	19.2x

2015E	$1.63	13.5	14.7	15.9	17.1

Illustrative Dividend Discount Analysis

        Goldman Sachs performed an illustrative dividend discount analysis of the combined company on a pro forma basis using KKR's projected after-tax distributed earnings and KFN's projected dividends set forth in the Forecasts and taking into account the Synergies to calculate a range of implied values per common unit of the combined company. Goldman Sachs calculated illustrative terminal values for the combined company in the year 2015 by applying illustrative last-twelve-months distributed earnings exit multiples ranging from 16.0x to 22.0x to the combined company's projected last-twelve-months distributed earnings in the year 2015 per the Forecasts. These illustrative last-twelve-months distributed earnings exit multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the last-twelve-months distributed earnings multiple for KKR and the KKR selected companies. Goldman Sachs then discounted the combined company's estimated after-tax distributed earnings from the fourth quarter of 2013 and each of the calendar years 2014 and 2015 and illustrative terminal values to illustrative present values of equity as of September 30, 2013 by assuming mid-year convention. Goldman Sachs used a range of discount rates from 11.5% to 13.0%, representing estimates of the combined company's cost of equity. Goldman Sachs then divided such illustrative present values of equity by the number of common units of the combined company outstanding on a fully diluted basis as of September 30, 2013 (based on the total number of KKR common units and KKR Group Partnership units outstanding on a fully diluted basis as of September 30, 2013 and KKR common units to be issued in connection with the merger based on KFN common shares outstanding on a fully diluted basis as of September 30, 2013, and the exchange ratio of 0.51 KKR common units for each KFN common share) to calculate the illustrative per-share equity values. This resulted in a range of implied equity values of KKR common units from $22.46 to $30.70 per unit.

Illustrative Dividend Discount-Based Contribution Analysis

        Goldman Sachs then calculated the implied pro forma ownership of KKR common unitholders in the combined company by comparing illustrative present values of equity of KFN on a stand-alone basis to illustrative present values of equity of the combined company on a pro forma basis, based on the Forecasts and taking into account the Synergies. Goldman Sachs performed illustrative dividend discount analyses of KFN and the combined company as described above under "—Stand-alone Financial Analysis of KFN—Illustrative Dividend Discount Analysis" and "—Pro Forma Financial Analysis of the Combined Company—Illustrative Dividend Discount Analysis," respectively, except that Goldman Sachs used a discount rate of 12.4% for the combined company and 9.0% for KFN, which represents an illustrative cost of equity for the pro forma combined company and KFN, respectively. Goldman Sachs then subtracted the illustrative present values of equity of KFN on a stand-alone basis from the illustrative present values of equity of the combined company on a pro forma basis to obtain illustrative present values of equity of KKR on a stand-alone basis. This resulted in a range of implied pro forma ownership of KKR common unitholders in the combined company from 85.5% to 91.8%, as compared to the pro forma ownership of KKR common unitholders in the combined company of 87.2% based on the total number of KKR common units and KKR Group Partnership units outstanding on a fully diluted basis as of September 30, 2013 and KKR common units to be issued in connection with the merger based on KFN common shares outstanding on a fully diluted basis as of September 30, 2013, and the exchange ratio of 0.51 KKR common units for each KFN common share.

Miscellaneous

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to KKR or KFN or the contemplated transaction.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the board of directors of KKR's managing partner as to the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of KKR, KFN, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The exchange ratio was determined through negotiations between KKR and KFN and was approved by the board of directors of KKR's managing partner. Goldman Sachs provided advice to KKR during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to KKR or the board of directors of KKR's managing partner or that any specific exchange ratio constituted the only appropriate exchange ratio for the transaction.

        As described above, Goldman Sachs' opinion to the board of directors of KKR's managing partner was one of many factors taken into consideration by the board of directors of KKR's managing partner in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C to this proxy statement/prospectus.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities, Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of KKR and its portfolio companies, KFN and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to KKR in connection with, and participated in certain of the negotiations leading to, the transaction. Goldman Sachs expects to receive fees for its services in connection with the transaction, all of which are contingent upon consummation of the transaction, and KKR has agreed to reimburse Goldman Sachs' expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs' engagement. Goldman Sachs also has provided certain investment banking services to KKR and its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint book-running manager with respect to a public offering of 30,000,000 shares of common stock of Dollar General Corporation, which is referred to in this proxy statement/prospectus as Dollar General, a portfolio company of KKR, in June 2012; as joint book-running manager with respect to a public offering of 36,000,000 shares of common stock of Dollar General in September 2012; as joint book-running manager with respect to an offering of 6.5% senior notes due 2020 (aggregate principal amount $825,000,000) and 6.5% senior subordinated notes due 2020 (aggregate principal amount $800,000,000) of Biomet, Inc., a portfolio company of KKR, in September 2012; as joint book-running manager with respect to a public offering of 38,500,000 shares of common stock of Nielsen Holdings N.V., which is referred to in this proxy statement/prospectus as Nielsen, a portfolio company of KKR, in February 2013; as joint book-running manager with respect to a public offering of 30,000,000 shares of common stock of Dollar General in March 2013; as joint book-running manager with respect to a public offering of Dollar General's 1.875% senior notes due 2018 (aggregate principal amount $400,000,000) and Dollar General's 3.250% senior notes due 2023 (aggregate principal amount $900,000,000) in April 2013; and as joint book-running manager with respect to a public offering of 35,000,000 shares of common stock of Nielsen in May 2013. During the two year period ended December 16, 2013, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and/or underwriting services provided directly to KKR and/or to its affiliates and portfolio companies (which may include companies that are not controlled by KKR) of approximately $144 million. During the two year period ended December 16, 2013, Goldman Sachs has not been engaged by KFN or its subsidiaries to provide financial advisory or underwriting services for which the Investment Banking Division of Goldman Sachs has received compensation.

Goldman Sachs may also in the future provide investment banking services to KKR, KFN and their respective affiliates and portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Goldman Sachs may also in the future provide investment banking services to KKR, KFN and their respective affiliates and portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with KKR and its affiliates from time to time and may have invested in limited partnership units of affiliates of KKR from time to time and may do so in the future.

        On October 7, 2013, Mr. Lewin contacted Goldman Sachs to solicit Goldman Sachs' interest in acting as financial advisor to KKR in connection with a potential transaction with KFN. KKR approached Goldman Sachs because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction and because, as described above, Goldman Sachs had been retained by KKR and its affiliates on several prior occasions, including in connection with the KPE Transaction, and consequently had a high degree of familiarity with KKR's structure and its business. At KKR's request, Goldman Sachs advised that, as of the date of Goldman Sachs' inquiry, based on Goldman Sachs' internal records, no senior member of its investment banking team that would participate as an advisor to KKR in connection with the potential transaction with KFN owned any direct interests in KKR or KFN with an aggregate value in excess of $10,000. In addition, Goldman Sachs advised that, as of the date of Goldman Sachs' inquiry, each such senior member who is permitted to maintain accounts outside of Goldman Sachs has represented to Goldman Sachs that such person does not have any direct holdings in KKR or KFN in any such outside accounts. Following discussions with Goldman Sachs, the management of KKR's general partner considered the qualifications, experience and reputation of Goldman Sachs, and determined to retain Goldman Sachs as KKR's financial advisor in connection with the potential transaction with KFN if an acceptable engagement letter could be negotiated with Goldman Sachs. Goldman Sachs was formally retained on December 13, 2013.

        Pursuant to the terms of an engagement letter dated December 13, 2013 among KKR, KKR's managing partner, Kohlberg Kravis Roberts & Co. L.P. and Goldman Sachs, KKR has agreed to pay Goldman Sachs a transaction fee of $5 million, all of which is payable upon consummation of the transaction. In addition, KKR has agreed to reimburse Goldman Sachs for its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Other Presentations by Goldman Sachs

        In addition to the presentation delivered to the board of directors of KKR's managing partner on December 16, 2013, as described above, Goldman Sachs also delivered presentations to the board of directors of KKR's managing partner or the management of KKR dated as of October 17, 2013, October 29, 2013, November 6, 2013, November 25, 2013, December 10, 2013 and December 15, 2013. Copies of these presentations have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the transaction and will be made available for inspection and copying at the principal executive offices of KKR during its regular business hours by any interested holder of KKR common units. Copies may be obtained by requesting them in writing from KKR at the address provided in the section titled "Where You Can Find More Information" beginning on page 234 of this proxy statement/prospectus. None of these presentations by Goldman Sachs, alone or together, constitute, or form the basis of, an opinion of Goldman Sachs with respect to the exchange ratio pursuant to the merger agreement.

October 17, 2013 Presentation

  Selected Companies Analysis

        Goldman Sachs reviewed and compared certain financial and stock market information, ratios and public market multiples for KFN to corresponding financial and stock market information, ratios and public market multiples for the following publicly traded commercial specialty finance companies, which are referred to in this proxy statement/prospectus as the CSC selected companies:

  •
  Ares Capital Corporation

  •
  Prospect Capital Corporation

  •
  Apollo Investment Corporation

  •
  Fifth Street Finance Corp.

  •
  CIT Group Inc.

  •
  NewStar Financial, Inc.

        Although none of the CSC selected companies is directly comparable to KFN, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of KFN.

        The financial and stock market information, ratios and public market multiples for KFN and the CSC selected companies were based on information Goldman Sachs obtained from publicly available historical data and IBES estimates. The multiples and ratios were calculated using the applicable closing market prices as of October 16, 2013. The multiples and ratios of KFN and each of the CSC selected companies were based on the most recent publicly available information. With respect to KFN and the CSC selected companies, Goldman Sachs calculated:

  •
  the closing market price as a percentage of the high closing market price over the 52 week period ended October 16, 2013;

  •
  the ratio of the closing market price to the book value per share as of the latest fiscal quarter; and

  •
  the annualized dividend yield.

        The results of these analyses are summarized as follows:

	Median of CSC Selected Companies		KFN
% of 52 week high	92.7%		91.7%
Price/Book Value	1.08	x	1.02	x
Annualized Dividend Yield	9.2%		7.9%

        Goldman Sachs also reviewed and compared certain financial and stock market information, ratios and public market multiples for KFN to corresponding financial and stock market information, ratios and public market multiples for the following publicly traded residential mortgage real estate investment trusts, which are referred to in this proxy statement/prospectus as the REIT selected companies:

  •
  Annaly Capital Management, Inc.

  •
  American Capital Agency Corp.

  •
  Hatteras Financial Corp.

  •
  New Residential Investment Corp.

  •
  ARMOUR Residential REIT, Inc.

  •
  CYS Investments, Inc.

  •
  Capstead Mortgage Corporation

  •
  Anworth Mortgage Asset Corporation

  •
  Western Asset Mortgage Capital Corporation

  •
  Two Harbors Investment Corp.

  •
  Chimera Investment Corporation

  •
  MFA Financial, Inc.

  •
  Invesco Mortgage Capital Inc.

  •
  Newcastle Investment Corp.

  •
  PennyMac Mortgage Investment Trust

  •
  Redwood Trust, Inc.

  •
  American Capital Mortgage Investment Corp.

  •
  Dynex Capital Inc.

  •
  Apollo Residential Mortgage, Inc.

  •
  AG Mortgage Investment Trust, Inc.

  •
  New York Mortgage Trust, Inc.

        Although none of the REIT selected companies is directly comparable to KFN, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of KFN.

        The financial and stock market information, ratios and public market multiples for KFN and the REIT selected companies were based on information Goldman Sachs obtained from publicly available historical data. The multiples and ratios were calculated using the applicable closing market prices as of October 16, 2013. The multiples and ratios of KFN and each of the REIT selected companies were based on the most recent publicly available information. With respect to KFN and the REIT selected companies, Goldman Sachs calculated:

  •
  the closing market price as a percentage of the high closing market price over the 52 week period ended October 16, 2013;

  •
  the ratio of the closing market price to the book value per share as of the latest fiscal quarter; and

  •
  the annualized dividend yield.

The results of these analyses are summarized as follows:

	Median of REIT Selected Companies		KFN
% of 52 week high	72.4%		91.7%
Price/Book Value	0.89	x	1.02	x
Annualized Dividend Yield	12.2%		7.9%

        Goldman Sachs also reviewed and compared certain financial and stock market information, ratios and public market multiples for KKR to corresponding financial and stock market information, ratios and public market multiples for the following publicly traded alternative asset managers, which are referred to in this proxy statement/prospectus as the AAM selected companies:

  •
  The Blackstone Group L.P.

  •
  Apollo Global Management LLC

  •
  The Carlyle Group L.P.

  •
  Oaktree Capital Group LLC

  •
  Och-Ziff Capital Management Group LLC

  •
  Fortress Investment Group LLC

  •
  Sprott Asset Management LP

  •
  Partners Group

  •
  Ashmore Group plc

  •
  GAM Holding AG

  •
  Man Group plc

  •
  Polar Capital Holdings plc

  •
  Gottex Fund Management Holdings Limited

        Although none of the AAM selected companies is directly comparable to KKR, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of KKR.

        The financial and stock market information, ratios and public market multiples for KKR and the AAM selected companies were based on information Goldman Sachs obtained from publicly available historical data. The multiples and ratios were calculated using the applicable closing market prices as of October 16, 2013. The multiples and ratios of KKR and each of the AAM selected companies were based on the most recent publicly available information. With respect to KKR and the AAM selected companies, Goldman Sachs calculated:

  •
  the closing market price as a percentage of the high closing market price over the 52 week period ended October 16, 2013;

  •
  price as a multiple of estimated 2013 earnings per share and estimated 2014 earnings per share for each of the AAM selected companies; and

  •
  the annualized dividend yield.

        The results of these analyses are summarized as follows:

	Median of AAM Selected Companies		KKR
% of 52 week high	94.2%		100%
2013 Calendarized P/E Multiple	13.5	x	9.9	x
2014 Calendarized P/E Multiple	12.2	x	9.2	x
Annualized Dividend Yield	4.6%		5.7%

  Selected Transactions Analysis

        Goldman Sachs also analyzed certain publicly available information relating to the following selected transactions in the REIT, business development company, and publicly traded private equity vehicle spaces since 2011:

Date Announced	Target	Acquiror
September 2013	Thomas Properties Group, Inc.	Parkway Properties, Inc.
June 2013	Colonial Properties Trust	Mid-America Apartment Communities, Inc.
May 2013	CapLease, Inc.	American Realty Capital Properties, Inc.
November 2012	CerXus Investment Corp.	Annaly Capital Management, Inc.
September 2012	American Realty Capital Trust, Inc.	Realty Income Corporation
July 2012	Conversus Capital, L.P.	HarbourVest Partners, LLC
December 2011	Cogdell Spencer Inc.	Ventas, Inc.
April 2011	Absolute Private Equity Ltd.	HarbourVest Partners, LLC
February 2011	Nationwide Health Properties, Inc.	Ventas, Inc.
January 2011	ProLogis, Inc.	AMB Property Corporation

        For each of the selected transactions, Goldman Sachs calculated and compared the implied offer premium to the target company's closing market price one trading day prior to announcement of the transaction, which ranged from -0.2% to 19.7% with a median of 6.7%. While none of the companies that participated in the selected transactions are directly comparable to KFN, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of KFN's results, market size, product profile or structure of capital.

  Accretion/(Dilution) Analysis

        Goldman Sachs also performed an accretion/dilution analysis of the illustrative pro forma financial effect of a hypothetical acquisition of KFN by KKR at illustrative premia to KFN's closing market price as of October 16, 2013 ranging from 0% to 20%, or an implied purchase price of $10.65 to $12.78, on KKR's estimated after-tax distributed earnings using publicly available KFN and KKR financial statements as of June 30, 2013 and IBES estimates, and assuming no synergies, 100% stock consideration, a transaction date of December 31, 2013 and transaction fees of approximately $30 million to $35 million. The analysis indicated that the transaction would have a dilutive illustrative pro forma financial effect on the after-tax distributed earnings of KKR for the year 2014 ranging from $0.04 (or 2.8%) to $0.08 (or 5.1%) and a dilutive illustrative pro forma financial effect on the after-tax distributed earnings of KKR for the year 2015 ranging from $0.06 (or 3.2%) to $0.09 (or 5.4%).

        The October 17, 2013 presentation also contained an analysis of potential balance sheet adjustments, market performance analysis, shareholder analysis and analyses of the pro forma impact of the acquisition on KKR's credit rating and on various financial metrics.

October 29, 2013, November 6, 2013, November 25, 2013, December 10, 2013 Presentations

        The October 29, 2013 presentation contained an analysis of KKR raising equity, in both a single offering and in multiple offerings, and acquiring assets in the open market as an alternative to an acquisition of KFN. The analysis examined the potential incremental total distributable earnings per issued KKR common unit, incremental economic net income per issued KKR common unit and total dividends per KKR common unit, relative to an acquisition of KFN at a 0.46 exchange ratio of KKR common units per KFN common share.

        The November 6, 2013 presentation contained a qualitative discussion of capital markets-related considerations in connection with raising balance sheet capital from selected alternative sources including: the issuance of equity in multiple tranches; the issuance of debt; and a hybrid approach of acquiring assets with capital raised from a line of credit and repaying with the proceeds of equity issuances over time.

        The November 25, 2013 presentation contained a comparison of the investor bases comprising KFN and KKR and a discussion of possible reactions of KFN shareholders and KKR common unitholders to the contemplated transaction.

        The December 10, 2013 presentation contained an illustrative sensitivity analyses with respect to the value of CLOs and optimal call dates, in each case based on underlying portfolio assumptions.

        The financial analyses and other information in these presentations were based on market, economic and other conditions as of their respective dates as well as other information that was available at those times. Accordingly, the results of the financial analyses and other information differed due to changes in those conditions. Among other things, multiples attributable to selected companies changed as those companies' stock prices changed, and implied transaction multiples changed as KKR's and KFN's financial results (as well as the Forecasts) changed. Finally, Goldman Sachs continued to refine various aspects of its financial analyses with respect to KKR and KFN over time.

Opinion of the Financial Advisor to the Conflicts Committee of KKR's Managing Partner

        On December 16, 2013, Lazard rendered its oral opinion, subsequently confirmed in writing, to the independent directors constituting the conflicts committee of the board of directors of KKR's managing partner, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to KKR.

        The full text of Lazard's written opinion, dated December 16, 2013, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this proxy statement/prospectus as Annex D and is incorporated into this proxy statement/prospectus by reference. The description of Lazard's opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Lazard's written opinion attached as Annex D. You are encouraged to read Lazard's opinion and this section carefully and in their entirety.

        Lazard's opinion was directed to the independent directors constituting the conflicts committee of the board of directors of KKR's managing partner in connection with their evaluation of the transactions contemplated by the merger agreement and only addressed the fairness, from a financial point of view, of the exchange ratio to KKR. Lazard's opinion was not intended to, and does not constitute, a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto. Lazard's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of Lazard's opinion. Lazard did not express any opinion as to the prices at which KKR common units or KFN common shares may trade at any time subsequent to the announcement of the merger. Lazard was retained only to provide its opinion and was not involved in the negotiation of the terms of the merger. Lazard's opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which KKR might engage or the merits of the underlying decision by KKR to engage in the merger.

        The following is a summary of Lazard's opinion. You are encouraged to read Lazard's written opinion carefully in its entirety.

        In connection with its opinion, Lazard:

  •
  reviewed the financial terms and conditions of the merger agreement;

  •
  reviewed certain publicly available historical business and financial information relating to KFN and KKR;

  •
  reviewed various financial forecasts and other data provided to Lazard by KFN and KKR relating to the business of KFN and certain limited financial forecasts and various other data provided to Lazard by KKR relating to the business of KKR and also reviewed certain publicly available financial forecasts relating to the business of KFN and KKR;

  •
  held discussions with members of the senior managements of KFN and KKR's managing partner with respect to the businesses and prospects of KFN and KKR, respectively, and reviewed certain synergies and other benefits anticipated by the management of KKR's managing partner to be realized from the merger;

  •
  reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of KFN and KKR, respectively;

  •
  reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of KFN and KKR, respectively;

  •
  reviewed historical prices and trading volumes of KFN common shares and KKR common units;

  •
  reviewed the potential pro forma financial impact of the merger on KKR based on the financial forecasts referred to above relating to KFN and KKR; and

  •
  conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

        Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of KFN or KKR or concerning the solvency or fair value of KFN or KKR, and Lazard was not furnished with any such valuation or appraisal. Management of KKR's managing partner advised Lazard that (i) financial forecasts prepared by KKR with respect to the future financial performance of KFN reflected the best currently available estimates and judgments of the anticipated future financial performance of KFN and (ii) publicly available forecasts with respect to KKR reflected the best currently available estimates and judgments of the anticipated future financial performance of KKR. Accordingly, with the consent of the independent directors constituting the conflicts committee of the board of directors of KKR's managing partner, for purposes of Lazard's analysis of KFN and KKR, Lazard utilized such financial forecasts. Lazard assumed, with the consent of the independent directors constituting the conflicts committee of the board of directors of KKR's managing partner, that the financial forecasts utilized in Lazard's analyses, including those related to synergies and other benefits, had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of KFN and KKR, respectively.

        In rendering its opinion, Lazard assumed, with the consent of the independent directors constituting the conflicts committee of the board of directors of KKR's managing partner, that the merger will be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of the independent directors constituting the conflicts committee of the board of directors of KKR's managing partner, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger will not have an adverse effect on KKR, KFN or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard's opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the independent directors constituting the conflicts committee of the board of directors of KKR's managing partner obtained such advice as they deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the exchange ratio to the extent expressly specified in its opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the exchange ratio or otherwise.

        The following is a brief summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The brief summary of Lazard's analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Considering selected portions of the analyses and reviews or the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard's opinion.

        In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any factor, analysis or review considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

        For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KKR and KFN. No company, business or transaction used in Lazard's analyses and reviews as a comparison is identical to KKR, KFN, or the transactions contemplated by the merger agreement, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard's analyses and reviews. The estimates contained in Lazard's analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard's analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard's analyses and reviews are inherently subject to substantial uncertainty.

        The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard's analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard's analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard's analyses and reviews.

        Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 16, 2013 and is not necessarily indicative of current market conditions.

KFN Stand-Alone Analyses

KFN Selected Comparable Companies Analysis

        Lazard reviewed and analyzed the following public companies that it viewed as reasonably comparable to KFN: (i) selected externally managed business development companies, or "BDCs," (ii) selected internally managed BDCs, (iii) selected commercial mortgage real estate investment trusts, or "REITs," and (iv) selected residential mortgage REITs. Although none of the selected companies is directly comparable to KFN, the companies included are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks and size and scale of business, which for purposes of analysis Lazard considered relevant. Specifically, Lazard compared KFN to the following public companies:

  •
  Externally managed BDCs:

  •
  Ares Capital Corporation

  •
  Prospect Capital Corporation

  •
  Apollo Investment Corporation

  •
  Fifth Street Finance Corp.

  •
  Solar Capital Ltd.

  •
  PennantPark Investment Corporation

  •
  BlackRock Kelso Capital Corporation

  •
  MVC Capital, Inc.

  •
  Gladstone Investment Corporation

  •
  Gladstone Capital Corporation

  •
  Internally managed BDCs:

  •
  Onex Corporation

  •
  American Capital, Ltd.

  •
  Main Street Capital Corporation

  •
  Triangle Capital Corporation

  •
  MCG Capital Corporation

  •
  Commercial mortgage REITs:

  •
  Starwood Property Trust, Inc.

  •
  Newcastle Investment Corp.

  •
  Colony Financial, Inc.

  •
  iStar Financial Inc.

  •
  Blackstone Mortgage Trust, Inc.

  •
  Resource Capital Corp.

  •
  RAIT Financial Trust

  •
  Apollo Commercial Real Estate Finance, Inc.

  •
  Ares Commercial Real Estate Corporation

  •
  Arbor Realty Trust, Inc.

  •
  Resource America, Inc.

  •
  BRT Realty Trust

  •
  Residential Mortgage REITs:

  •
  Annaly Capital Management, Inc.

    •
    American Capital Agency Corp.

    •
    Two Harbors Investment Corp.

    •
    Chimera Investment Corporation

    •
    MFA Financial, Inc.

    •
    Invesco Mortgage Capital Inc.

    •
    Hatteras Financial Corp.

    •
    New Residential Investment Corp.

    •
    PennyMac Mortgage Investment Trust

    •
    Redwood Trust, Inc.

    •
    ARMOUR Residential REIT, Inc.

    •
    CYS Investments, Inc.

    •
    Capstead Mortgage Corporation

    •
    American Capital Mortgage Investment Corp.

    •
    Anworth Mortgage Asset Corporation

    •
    Apollo Residential Mortgage, Inc.

    •
    New York Mortgage Trust, Inc.

    •
    Dynex Capital, Inc.

    •
    Arlington Asset Investment Corp.

        In performing these analyses, Lazard reviewed and analyzed certain publicly available financial information, implied multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for KFN. Lazard calculated and compared, among other things, (i) the ratio of each company's December 13, 2013 share price to its calendar year 2013 and 2014 estimated GAAP earnings per share, or "P/E," (ii) the ratio of each company's December 13, 2013 share price to its latest available GAAP book value or net asset value per share, as applicable, or "P/BV," and (iii) each company's estimated dividend yield for the calendar years 2013 and 2014. The calendar year 2013 and 2014 estimated GAAP earnings per share and estimated dividend yield for the selected companies and used by Lazard in its analysis were based on the median of FactSet consensus analyst estimates. The latest available GAAP book value per share for the selected companies and used by Lazard in its analysis was based on company filings and publicly available information. Lazard also calculated corresponding financial multiples and ratios for KFN, on the basis of KFN projections based on the median of FactSet consensus analyst estimates, which are referred to in to in this proxy statement/prospectus as KFN consensus estimates. The metrics observed by Lazard are summarized in the following table:

	P/E			Dividend Yield
	2013E	2014E	P/BV	2013E	2014E
Externally Managed BDCs
High	12.0x	16.9x	1.12x	12.1%	11.9%
Mean	10.3x	11.0x	0.98x	9.3%	9.3%
Median	10.7x	10.6x	1.02x	9.2%	9.3%
Low	7.8x	8.8x	0.80x	4.1%	5.9%
Internally Managed BDCs
High	18.2x	14.1x	1.75x	11.2%	11.2%
Mean	14.2x	12.4x	1.22x	6.9%	6.8%
Median	14.2x	13.1x	1.13x	8.0%	7.8%
Low	10.3x	9.5x	0.75x	0.3%	0.3%
Commercial Mortgage REITs
High	28.8x	13.7x	1.91x	13.7%	13.7%
Mean	12.5x	9.0x	1.16x	8.1%	8.9%
Median	13.2x	10.9x	1.07x	7.8%	8.6%
Low	8.1x	8.6x	0.68x	2.3%	7.0%
Residential Mortgage REITs
High	11.9x	11.4x	1.27x	23.1%	16.4%
Mean	8.0x	8.2x	0.90x	14.4%	12.3%
Median	7.7x	8.0x	0.85x	14.7%	12.0%
Low	4.8x	6.0x	0.71x	6.1%	6.8%
KFN Consensus Estimates	7.6x	9.0x	0.91x	9.2%	9.2%

        Lazard primarily focused on externally managed BDCs, given their greater operational comparability to KFN, relative to internally managed BDCs and commercial and residential REITs also considered in this analysis. Based on this analysis of the relevant metrics for the comparable companies and KFN and on Lazard's professional judgment, Lazard selected reference ranges of (i) 7.6x to 10.7x and 9.0x to 10.6x for P/E of the selected companies for the calendar years 2013 and 2014, respectively, (ii) 0.91x to 1.02x for P/BV of the selected companies, and (iii) 8.0% to 10.0% for estimated dividend yield of the selected companies for each of the calendar years 2013 and 2014. Lazard applied such ranges, respectively, to (1) estimated GAAP earnings of KFN for the calendar years 2013 and 2014, as included in the KKR-Prepared KFN Projections (as defined below in the section of this proxy statement/prospectus titled "—KKR-Prepared KFN Projections" beginning on page 93), (2) GAAP book value of KFN as of September 30, 2013, and (3) estimated dividend yield of KFN for the calendar years 2013 and 2014, as included in the KKR-Prepared KFN Projections. A summary of certain of the information included in the KKR-Prepared KFN Projections is set forth in the section of this proxy statement/prospectus titled "—KKR-Prepared KFN Projections" beginning on page 93 of this proxy statement/prospectus. Based on the average of the results of the foregoing analysis, Lazard calculated a range of equity values per share for KFN of $9.23 to $11.42. Based on the KKR common unit price of $24.98 as of December 13, 2013, Lazard noted that such value range indicated a range of implied exchange ratios of 0.37x to 0.46x.

KFN Selected Precedent Transactions Analysis

        Lazard reviewed and analyzed certain publicly available financial information of target companies in selected precedent merger and acquisition transactions involving companies it viewed as relevant. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to the target companies involved in the selected transactions and compared such information to the corresponding information for KFN.

        Lazard noted that there are limited or no recent target companies that are directly comparable to KFN. Although none of the selected precedent transactions or the companies party to such transactions is directly comparable to the transactions contemplated by the merger agreement or to KFN, all of the transactions were chosen because they involve transactions that, for purposes of analysis, may be considered relevant in evaluating the transactions contemplated by the merger agreement and/or involve targets that, for purposes of analysis, may be considered relevant. Lazard reviewed the following transactions involving (i) REITs and (ii) BDCs and real estate property:

REITs

Date Announced	Acquiror	Target	Price/BV
October 22, 2013	American Realty Capital Properties	Cole Real Estate	1.23x
June 3, 2013	Mid-America Apartment	Colonial Properties Trust	0.92x
May 28, 2013	American Realty Capital Properties	CapLease Inc.	1.17x
September 6, 2012	Realty Income Corp.	American Realty Capital Trust	1.13x
December 24, 2011	Ventas Inc.	Cogdell Spencer Inc.	0.80x
February 27, 2011	Ventas Inc.	Nationwide Health Properties	1.56x

BDCs and Real Estate Property

Date Announced	Acquiror	Target	Price/CY EPS	Price/BV
January 30, 2013	Annaly Capital Management Inc.	CreXus Investment Corp.	12.7x	1.09x
October 26, 2009	Ares Capital Corporation	Allied Capital Corp.	8.9x	0.46x

        For each of the transactions, Lazard calculated, among other things, (i) with respect to REITs, deal value as a multiple of GAAP book value or net asset value (as applicable) as of the latest period available prior to the announcement of the transaction, and (ii) with respect to BDCs and real estate property, deal value per share as a multiple of estimated earnings per share in the calendar year the transaction was announced (which we refer to as Price/CY EPS) and deal value as a multiple of GAAP book value as of the latest period available prior to the announcement of the transaction. Based on Lazard's analysis of the selected precedents and on Lazard's professional judgment, Lazard applied multiples of (1) 0.92x to 1.23x to GAAP book value of KFN as of September 30, 2013 and (2) 8.9x to 12.7x to estimated GAAP earnings of KFN for the calendar year 2013, as included in the KKR-Prepared KFN Projections. Based on the average of the results of the foregoing analysis, Lazard calculated a range of equity values per share for KFN of $10.35 to $14.35. Based on the KKR common unit price of $24.98 as of December 13, 2013, Lazard noted that such value range indicated a range of implied exchange ratios of 0.41x to 0.57x.

KFN Dividend Discount Analysis

        Based on the KKR-Prepared KFN Projections, Lazard performed a dividend discount analysis of KFN to calculate the estimated present value of the projected dividend distributions by KFN in the period from the fourth quarter of 2013 through 2018. Lazard also calculated estimated terminal values for KFN by applying a perpetual growth rate range of 0.0% to 2.0%. The projected dividend distributions and terminal values were discounted to present value using discount rates ranging from 8.5% to 9.5%. The discount rates applicable to KFN were based, among other things, on Lazard's judgment of the estimated range of discount rates based on an analysis of publicly traded BDCs. This analysis resulted in a range of equity values per share for KFN of $10.45 to $14.21. Based on the KKR common unit price of $24.98 as of December 13, 2013, Lazard noted that such value range indicated a range of implied exchange ratios of 0.42x to 0.57x.

Other Analyses

        The analyses and data relating to KFN described below were presented to the independent directors constituting the conflicts committee of the board of directors of KKR's managing partner merely for informational purposes.

  Other Analyses: KFN Historical Trading Analysis

        Lazard reviewed historical data with regard to the closing prices of KFN common shares for the 52-week period to and including December 13, 2013. During this period, the closing price of common shares of KFN ranged from a low of $9.11 to a high of $11.67 per share, which, based on the KKR common unit price of $24.98 as of December 13, 2013, indicates a range of implied exchange ratios of 0.36x to 0.47x.

  Other Analyses: KFN Analyst Price Targets Analysis

        Lazard reviewed five Wall Street research equity analyst per share target prices for KFN as of December 13, 2013, which target prices were released on October 24, 2013. The range of these target prices was $10.50 to $12.50, which, based on the KKR common unit price of $24.98 as of December 13, 2013, indicates a range of implied exchange ratios of 0.42x to 0.50x.

KKR Stand-Alone Analyses

KKR Blended Earnings Selected Comparable Companies Analysis

        Lazard reviewed and analyzed selected public companies that it viewed as reasonably comparable to KKR. Although none of the selected companies is directly comparable to KKR, the companies included are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks and size and scale of business, which for purposes of analysis Lazard considered relevant. Specifically, Lazard compared KKR to the following public companies:

  •
  The Blackstone Group L.P.

  •
  Apollo Global Management LLC

  •
  The Carlyle Group LP

  •
  Och-Ziff Capital Management Group LLC

  •
  Fortress Investment Group LLC

  •
  Oaktree Capital Group, LLC

        In performing these analyses, Lazard reviewed and analyzed certain publicly available financial information, implied multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for KKR. Lazard calculated and compared, among other things, the ratio of each company's December 13, 2013 share or unit price to its (i) calendar year 2013 and 2014 per share or unit estimated economic net income, or "ENI," (ii) calendar year 2013 and 2014 per share estimated distributable cash earnings, or "DCE," and (iii) calendar year 2013 and 2014 estimated adjusted net income, or "ANI," in each case as applicable. The calendar year 2013 and 2014 estimated ENI, DCE and ANI per share or unit for the selected companies and used by Lazard in its analysis were based on the median of publicly available equity analyst estimates or FactSet consensus analyst estimates, if compiled by FactSet. Lazard also calculated the ratio of KKR's December 13, 2013 unit price to its calendar year 2013 and 2014 per unit estimated

ENI and DCE, on the basis of KKR projections based on the median of FactSet consensus analyst estimates, which are referred to in this proxy statement/prospectus as KKR consensus estimates. The metrics observed by Lazard are summarized in the following table:

	P/ENI*		P/DCE**		P/ANI***
	2013E	2014E	2013E	2014E	2013E	2014E
Selected Companies
High	13.3x	11.9x	19.4x	14.0x	9.3x	11.5x
Mean	10.8x	10.7x	12.1x	11.3x	—	—
Median	11.6x	10.7x	10.5x	11.0x	—	—
Low	6.8x	9.6x	7.1x	10.0x	—	—
KKR Consensus Estimates	10.2x	10.1x	14.1x	13.1x	—	—

*
P/ENI multiple calculated for The Blackstone Group L.P., Apollo Global Management LLC, The Carlyle Group LP and Oaktree Capital Group, LLC.

**
P/DCE multiple calculated for The Blackstone Group L.P., Apollo Global Management LLC, The Carlyle Group LP, Och-Ziff Capital Management Group LLC, Fortress Investment Group LLC and Oaktree Capital Group, LLC.

***
P/ANI multiple calculated for Oaktree Capital Group, LLC.

        Based on an analysis of the relevant metrics for each of the comparable companies and KKR and on Lazard's professional judgment, Lazard selected reference ranges of (i) 10.2x to 10.8x and 10.1x to 10.7x for share price to estimated ENI per share of the selected companies for the calendar years 2013 and 2014, respectively, and (ii) 10.2x to 14.1x and 10.8x to 13.1x for share price to estimated DCE per share of the selected companies for the calendar years 2013 and 2014, respectively. Lazard applied such ranges, respectively, to (1) estimated ENI of KKR for the calendar years 2013 and 2014, as included in the KKR Forecasts (as defined below in the section of this proxy statement/prospectus titled "—KKR Forecasts" beginning on page 95), along with certain internal financial forecasts for KKR provided and prepared by its management for the fourth quarter of 2013 (such estimates are collectively referred to in this proxy statement/prospectus as the "KKR management estimates"), and (2) estimated DCE of KKR for the calendar years 2013 and 2014, as included in the KKR management estimates. Based on the average of the results of the foregoing analysis, Lazard calculated ranges of equity values per common unit for KKR of $25.09 to $ 26.57, based on the ENI analysis, and $20.52 to $26.59, based on the DCE analysis, as compared to the $24.98 price per KKR common unit as of December 13, 2013.

KKR Sum-of-the-Parts Analysis

        Lazard performed a sum-of-the-parts analysis of KKR based on separate valuations of the components of KKR's estimated 2014 ENI, net asset value of KKR's general partner investments, and KKR's net cash. In particular, Lazard calculated an implied equity value range of KKR as the sum of the following components:

  •
  Fee-Related ENI.  Lazard calculated 2014 P/E multiples for a group of traditional asset managers that were selected by Lazard. The P/E multiples were calculated based on each asset manager's share price as of December 13, 2013 and estimated 2014 GAAP earnings per share based on the median of FactSet consensus analyst estimates. Lazard observed, for 2014, median and mean P/E multiples of 16.9x and 16.8x, respectively. Based on an analysis of the relevant metrics and on Lazard's professional judgment, Lazard selected a P/E multiple reference range of 15.0x to 17.0x and applied it to KKR's estimated 2014 fee-related ENI, as included in the KKR management estimates (as defined above).

  •
  Incentive Fee ENI.  For each of The Blackstone Group L.P., Apollo Global Management LLC, The Carlyle Group LP and Oaktree Capital Group, LLC, Lazard calculated ratios of implied capitalized value of incentive fee ENI as of December 13, 2013 to estimated 2014 incentive fee ENI. The estimated 2014 incentive fee ENI used in the analysis was derived by Lazard from publicly available equity analyst estimates. Based on an analysis of the relevant metrics and on Lazard's professional judgment (i) under a first approach, which is referred to in this proxy statement/prospectus as the earnings multiple approach, Lazard selected a multiple reference range of 8.9x to 9.3x and applied it to KKR's estimated 2014 incentive fee ENI, as included in the KKR management estimates (as defined above), and (ii) under a second approach, which is referred to in this proxy statement prospectus as the capital and earnings multiples approach, Lazard selected (1) a multiple reference range of 7.1x to 8.1x and applied it to KKR's estimated 2014 incentive fee ENI, as included in the KKR management estimate and (2) a multiple reference range of 0.8x to 1.0x and applied it to the book value of KKR's net accrued carry as of September 30, 2013.

  •
  GP Investments NAV.  Lazard applied a multiple reference range of 0.8x to 1.0x to the net asset value, as of September 30, 2013, of KKR's general partner investment portfolio. The reference range was selected based on Lazard's professional judgment and on an analysis, for a group of listed private equity closed-end funds selected by Lazard, of the ratio of each fund's December 13, 2013 share price to its latest available net asset value.

  •
  Net Cash.  Lazard considered the value of KKR's net cash as of September 30, 2013.

        The foregoing analysis resulted in a range of equity values per common unit for KKR, calculated as the average of the equity values obtained by applying, respectively, the earnings multiple approach and the capital and earnings multiples approach, of $22.98 to $26.24, as compared to the $24.98 price per KKR common unit as of December 13, 2013.

KKR Dividend Discount Analysis

        Based on the KKR management estimates (as defined above), Lazard performed a dividend discount analysis of KKR to calculate the estimated present value of the projected dividend distributions by KKR in the period from the fourth quarter of 2013 through 2015. Lazard also calculated estimated terminal values for KKR, using two alternative methodologies: (i) by applying multiples of 0.9x to the net asset value of KKR's general partner investment portfolio as of September 30, 2013; of 1.0x to KKR's net cash as of September 30, 2013; of 18.0x to 20.0x to KKR's estimated 2015 fee-related ENI, as included in the KKR management estimates (as defined above); and of 8.0x to 10.0x to KKR's estimated 2015 incentive fee ENI, as included in the KKR management estimates (as defined above), which is referred to in this proxy statement/prospectus as the sum-of-the-parts methodology, and (ii) by applying multiples of 10.0x to 14.0x to KKR's estimated 2015 DCE, as included in the KKR management estimates (as defined above), which is referred to in this proxy statement/prospectus as the P/DCE methodology. The projected dividend distributions and terminal values were discounted to present value using discount rates ranging from 11.0% to 13.0%. The discount rates applicable to KKR were based, among other things, on Lazard's judgment of the estimated range of weighted average cost of capital based on an analysis of publicly traded alternative asset managers. This analysis resulted in ranges of equity values per common unit for KKR of $24.99 to $28.40, using the sum-of-the-parts methodology, and $19.91 to $27.65, using the P/DCE methodology, as compared to the $24.98 price per KKR common unit as of December 13, 2013.

Other Analyses

        The analyses and data relating to KKR described below were presented to the independent directors constituting the conflicts committee of the board of directors of KKR's managing partner merely for informational purposes.

  Other Analyses: KKR Historical Trading Analysis

        Lazard reviewed historical data with regard to the closing prices of KKR common units for the 52-week period to and including December 13, 2013. During this period, the closing price of common units of KKR ranged from a low of $13.85 to a high of $24.98 per common unit, as compared to the $24.98 price per KKR common unit as of December 13, 2013.

  Other Analyses: KKR Analyst Price Targets Analysis

        Lazard reviewed 12 Wall Street research equity analyst per common unit target prices for KKR as of December 13, 2013, which target prices were released between October 24, 2013 and December 9, 2013. The range of these target prices was $23.00 to $28.00, as compared to the $24.98 price per KKR common unit as of December 13, 2013.

Pro Forma Analyses of the Combined Company

        In addition, Lazard considered a number of pro forma analyses, including a contribution analysis and pro forma valuation analyses derived using similar methodologies to those described above under "—KKR Stand-Alone Analyses." The analyses and data relating to the combined company described below were presented to the independent directors constituting the conflicts committee of the board of directors of KKR's managing partner merely for informational purposes.

Pro Forma Contribution Analysis

        Based on the KKR-Prepared KFN Projections and the KKR management estimates (as defined above), Lazard calculated the estimated pro forma relative contributions of KKR and KFN to the combined company with respect to certain financial metrics and, based on such contributions, derived the implied exchange ratio for each of such metrics. The following table sets forth the results of this analysis:

	Aggregate				Per Share
	KKR	KFN	%KKR	%KFN	KKR	KFN	Implied Exch. Ratio
Market Capitalization	$17,880	$1,952	90%	10%	$24.98	$9.53	038x
Total Assets	$8,515	$3,141	73%	27%	$11.90	$15.34	1.29x
Book Value*	$7,208	$2,133	77%	23%	$10.07	$10.42	1.03x
2013E Earnings
ENI /	$1,757		87%	13%	$2.46	$1.25	0.51x
DCE / Net Income	$1,293	$256	83%	17%	$1.81	$1.25	0.69x
2014E Earnings
ENI /	$1,782		89%	11%	$2.47	$1.07	0.43x
DCE / Net Income	$1,283	$220	85%	15%	$1.78	$1.07	0.60x
Dividends (2014E)	$944	$180	84%	16%	$1.36	$0.88	0.65x

Transaction			87%	13%			0.51x

*
Reported non-GAAP figures.

Pro Forma Estimated Financials of the Combined Company

        Based on the KKR-Prepared KFN Projections and the KKR management estimates (as defined above), Lazard calculated, among other things, pro forma estimated ENI, DCE, fee-related ENI and incentive fee ENI for the combined company for the calendar years 2014 and 2015 as well as net accrued carry book value as of September 30, 2013, general partner investment portfolio net asset value as of September 30, 2013, and net cash as of September 30, 2013 for the combined company (which are collectively referred to as "pro forma financials"). The pro forma financials reflect the following assumptions: (i) pro forma estimated general and administrative expense savings of approximately $4.5 million, (ii) pro forma estimated benefits of approximately $10 million resulting from the assumed elimination of the requirement for KKR and KFN to maintain separate liquidity reserves, (iii) the elimination of KFN management fees through consolidation under KKR ownership offset by an increase of an almost equivalent amount of KFN investment income and (iv) KKR's intention to distribute 100% of KFN's realized earnings. Lazard noted that the pro forma financials were expected to be dilutive to ENI (by 2% in 2014E) and accretive to DCE (by 3% in 2014E).

Pro Forma Blended Earnings Selected Comparable Companies Analysis of the Combined Company

        Based on the analysis of the selected comparable companies described above under "—KKR Stand-Alone Analyses—KKR Blended Earnings Selected Comparable Companies Analysis" and on Lazard's professional judgment, Lazard selected and applied multiples ranging from 10.1x to 10.7x to the pro forma estimated ENI for the combined company for the calendar year 2014, as included in the pro forma financials (as defined above). Based on this analysis, Lazard calculated a range of implied equity values per common unit for the combined company of $24.79 to $26.25. By comparing these values to stand-alone implied equity values per common unit for KKR of $25.22 to $26.70, as derived from the comparable companies analysis with respect to estimated 2014 ENI of KKR, as described above under "—KKR Stand-Alone Analyses—KKR Blended Earnings Selected Comparable Companies Analysis," Lazard noted that, on this basis, the transaction would have an illustrative dilutive effect on KKR's equity value per common unit of approximately 2%.

        Based on the analysis of the selected comparable companies described above under "—KKR Stand-Alone Analyses—KKR Blended Earnings Selected Comparable Companies Analysis" and on Lazard's professional judgment, Lazard selected and applied multiples ranging from 10.8x to 13.1x to the pro forma estimated DCE for the combined company for the calendar year 2014, as included in the pro forma financials (as defined above). Based on this analysis, Lazard calculated a range of implied equity values per common unit for the combined company of $21.40 to $25.89. By comparing these values to stand-alone implied equity values per common unit for KKR of $21.01 to $25.43, as derived from the comparable companies analysis with respect to estimated 2014 DCE of KKR, as described above under "—KKR Stand-Alone Analyses—KKR Blended Earnings Selected Comparable Companies Analysis," Lazard noted that, on this basis, the transaction would have an illustrative accretive effect on KKR's equity value per common unit of approximately 2%.

Pro Forma Sum-of-the-Parts Analysis of the Combined Company

        Based on the analyses described above under "—KKR Stand-Alone Analyses—KKR Sum-of-the-Parts Analysis" and on Lazard's professional judgment, Lazard applied (where applicable) to the combined company's pro forma estimated 2014 fee related ENI and incentive fee ENI, and to the combined company's pro forma net accrued carry book value as of September 30, 2013, general partner investment portfolio net asset value as of September 30, 2013, and net cash as of September 30, 2013, each as included in the pro forma financials (as defined above), the multiples applied to the corresponding components for KKR in the stand-alone sum-of-the-parts analysis of KKR, except that Lazard applied a multiple reference range of 0.90x to 1.00x, instead of a multiple reference range of 0.80x to 1.00x, to the combined company's pro forma general partner investment portfolio net asset value as of September 30, 2013, to account for the increased liquidity and diversity of the combined company's underlying assets. Lazard derived implied equity value ranges of the combined company as the sum of the results of the foregoing calculations. This analysis resulted in a range of equity values per common unit for the combined company, calculated as the average of the equity values obtained by applying, respectively, the earnings multiple approach and the capital and earnings multiples approach (each as defined above), of $22.30 to $24.72. By comparing these values to stand-alone implied equity values per common unit for KKR of $22.98 to $26.24, as derived from the stand-alone sum-of-the-parts analysis with respect to KKR, as described above under "—KKR Stand-Alone Analyses—KKR Sum-of-the-Parts Analysis," Lazard noted that, on this basis, the transaction would have an illustrative dilutive effect on KKR's equity value per common unit of approximately 3% to 6%.

Pro Forma Dividend Discount Analysis of the Combined Company

        Based on the pro forma financials (as defined above), Lazard performed a dividend discount analysis of the combined company to calculate the estimated present value of the projected pro forma dividend distributions by the combined company in the period from the fourth quarter of 2013 through 2015. Lazard also calculated estimated terminal values for the combined company, using two alternative methodologies: (i) by applying multiples of 0.95x to the net asset value of the combined company's pro forma general partner investment portfolio as of September 30, 2013; of 1.00x to the combined company's net cash as of September 30, 2013; of 18.0x to 20.0x to the combined company's pro forma estimated 2015 fee-related ENI; and of 8.0x to 10.0x to the combined company's pro forma estimated 2015 incentive fee ENI, which is referred to in this proxy statement/prospectus as the pro forma sum-of-the-parts methodology, and (ii) by applying multiples of 10.0x to 14.0x to the combined company's pro forma estimated 2015 DCE, which is referred to in this proxy statement/prospectus as the pro forma P/DCE methodology. The projected dividend distributions and terminal values were discounted to present value using discount rates ranging from 11.0% to 13.0%. The discount rates applicable to the combined company were based, among other things, on Lazard's judgment of the estimated range of weighted average cost of capital based on an analysis of publicly traded alternative asset managers. This analysis resulted in ranges of implied equity values per common unit for the combined company of $23.93 to $26.83, using the pro forma sum-of-the-parts methodology, and $20.38 to $28.25, using the pro forma P/DCE methodology. By comparing these values to stand-alone implied equity values per common unit for KKR of $24.99 to $28.40 and $19.91 to $27.65, as derived from the stand-alone dividend discount analysis of KKR using the sum-of-the-parts methodology and the P/DCE methodology (each as defined above), respectively, as described above under "—KKR Stand-Alone Analyses—KKR Dividend Discount Analysis," Lazard noted that, on these bases, the transaction would have an illustrative dilutive effect on KKR's equity value of approximately 4% to 6%, using the pro forma sum-of-the-parts methodology and an illustrative accretive effect on KKR's equity value per common unit of approximately 2%, using the pro forma P/DCE methodology.

KFN ROE Expansion Sensitivity Analysis

        Lazard calculated the effect on the combined company's equity value, as resulting from the foregoing pro forma analyses of the combined company, of a potential illustrative 2% to 4% increase in KFN's return on capital (which is defined as net income return on average net asset value and which we refer to as ROE) following the transaction, as a result of assumed enhanced deployment options. Lazard compared the results of this analysis to the results of the stand-alone analyses of KKR, as described above under "—KKR Stand-Alone Analyses—KKR Blended Earnings Selected Comparable Companies Analysis" (except that Lazard considered the selected comparable companies analysis with respect to KKR's ENI and DCE for 2014 only), "—KKR Stand-Alone Analyses—KKR Sum-of-the-Parts Analysis" and "—KKR Stand-Alone Analyses—KKR Dividend Discount Analysis,"

and calculated applicable ranges of equity value accretion (or dilution). The results of this analysis are summarized in the following table:

					Equity Value Accretion/(Dilution)
	Standalone Equity Value per Common Unit		Pro Forma Equity Value per Common Unit + 4% ROE Increase
					2% ROE Increase		4% ROE Increase
	Low	High	Low	High	Low	High	Low	High
Blended ENI Comparable Companies Analysis(a)(c)	$25.22	$26.70	$24.79	$27.39	0%	0%	3%	3%
Blended DCE Comparable Companies Analysis(b)(c)	$21.01	$25.43	$21.40	$27.26	5%	4%	7%	7%
Sum-of-the-Parts Analysis(d)	$22.98	$26.24	$22.30	$25.15	(1%)	(4%)	(1%)	(4%)
Dividend Discount Analysis—Sum-of-the-Parts Method(d)	$24.99	$28.40	$23.93	$27.26	(3%)	(4%)	(3%)	(4%)
Dividend Discount Analysis—P/DCE Method(c)	$19.91	$27.65	$20.38	$29.65	5%	5%	8%	7%

(a)
Stand-alone equity value per common unit of KKR based on comparable companies analysis with respect to estimated ENI of KKR for 2014 only.

(b)
Stand-alone equity value per common unit of KKR based on comparable companies analysis with respect to estimated DCE of KKR for 2014 only.

(c)
ROE increase captured as capitalization of incremental return on net assets.

(d)
ROE increase captured as a 0.05x increase of the P/BV multiple applied to the general partner investment portfolio net asset value.

Miscellaneous

        Lazard prepared these analyses solely for purposes of, and the analyses were delivered to the independent directors constituting the conflicts committee of the board of directors of KKR's managing partner in connection with, the provision of Lazard's opinion to the independent directors constituting the conflicts committee of the board of directors of KKR's managing partner as to the fairness from a financial point of view of the exchange ratio to KKR. These analyses do not purport to be appraisals nor do they necessarily reflect or purport to reflect the prices at which businesses or securities actually may be sold or the prices at which any securities have traded or may trade at any time in the future. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Lazard nor any other person assumes responsibility if future results are materially different from those forecast.

        Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In the ordinary course of their respective businesses, Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and their respective affiliates may actively trade securities of KKR, KFN and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of KKR, KFN and certain of their respective affiliates. Lazard in the past has provided, currently is providing and in the future may provide certain investment banking services to KKR and certain of its affiliates, for which Lazard has received and may receive compensation, including, in the past two years, advising KKR or an affiliate thereof with respect to its proposed acquisition of SBB/Telemach Group and advising a portfolio company of KKR or an affiliate thereof with respect to a potential transaction, and having advised an affiliate of KKR in connection with its provision of debt financing to Uralita, Capmark Financial Group in connection with its restructurings and related transactions, and KKR and other affiliates or portfolio companies with respect to transactions that were not consummated. During the two year period ended December 16, 2013, the investment banking division of Lazard has earned compensation for financial advisory services provided directly to KKR and/or to its affiliates and controlled portfolio companies of approximately $9.1 million, in addition to Lazard's compensation for its services as financial advisor to the independent directors constituting the conflicts committee of the board of directors of KKR's managing partner in connection with the merger. During the two year period ended December 16, 2013, Lazard has not been engaged by KFN or its subsidiaries to provide financial advisory or underwriting services for which the Investment Banking Division of Lazard has received compensation. The issuance of Lazard's opinion was approved by the Opinion Committee of Lazard.

        In connection with Lazard's services as financial advisor to the independent directors constituting the conflicts committee of the board of directors of KKR's managing partner and pursuant to the terms of the Lazard engagement letter dated December 11, 2013, KKR agreed to pay Lazard an aggregate fee equal to $1,500,000 upon delivery of the opinion. In addition, KKR also agreed to reimburse Lazard for its expenses incurred in connection with the engagement and to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of its advice.

        The type and amount of consideration payable pursuant to the merger agreement was determined through negotiations between KKR and KFN, rather than by any financial advisor, and was approved by the board of directors of KKR's managing partner. Lazard did not recommend any specific merger consideration to the board of directors of KKR's managing partner, to the independent directors constituting the conflicts committee of the board of directors of KKR's managing partner, or to KKR or that any given merger consideration constituted the only appropriate consideration for the merger. The decision to enter into the merger agreement was solely that of the board of directors of KKR's managing partner. As described above, the opinion of Lazard was one of many factors taken into consideration by the independent directors constituting the conflicts committee thereof in their evaluation of the merger in accordance with the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of the board of directors of KKR's managing partner or the independent directors constituting the conflicts committee thereof with respect to the KKR merger consideration.

        Lazard is an internationally recognized investment banking firm providing a broad range of financial advisory and other services. The independent directors constituting the conflicts committee of the board of directors of KKR's managing partner selected Lazard as a financial advisor because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of KKR. The conflicts committee of the board of directors of KKR's managing partner identified two investment banks who were of high quality, familiar with the industry of KKR and KFN and unlikely to have conflicts with respect to a transaction between KKR and KFN as potential financial advisors to the committee. Certain members of the conflicts committee interviewed the two investment banks and discussed with each bank its experience, expertise and qualifications in investment banking and mergers and acquisitions and its familiarity with the businesses of KKR and KFN. The members of the conflicts committee also confirmed with each bank the absence of any pending conflicts that, in the conflicts committee's view, would have impaired each such bank's ability to potentially participate as advisor to the conflicts committee in a transaction between KKR and KFN. After meeting with representatives from both financial advisor candidates, the members of the conflicts committee considered the discussion with each candidate, along with the experience, expertise, qualifications and reputation of each candidate, and determined to retain Lazard as its financial advisor.

        A copy of the presentation delivered by Lazard to the conflicts committee of the board of directors of KKR's managing partner on December 16, 2013 in connection the rendering of Lazard's oral opinion has been filed as an exhibit to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the transaction and will be made available for inspection and copying at the principal executive offices of KKR during its regular business hours by any interested holder of KKR common units. Copies may be obtained by requesting them in writing from KKR at the address provided in the section titled "Where You Can Find More Information" beginning on page 234 of this proxy statement/prospectus.

Position of the KKR Participants as to the Fairness of the Merger

        Under SEC rules, the KKR Participants are required to express their belief as to the fairness of the merger to the unaffiliated common shareholders of KFN. The KKR Participants are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. However, the making of such statements is not an admission by the KKR Participants that KFN is "controlled" by KKR or any affiliate of KKR such that KFN should be deemed to be an "affiliate" for purposes of Rule 13e-3 in connection with the merger.

        KKR, Fund Holdings and Merger Sub attempted to negotiate a transaction that would be most favorable to them and did not negotiate a transaction with a goal of obtaining terms that were fair to the common shareholders of KFN and did not undertake any independent evaluation of the fairness of the merger to the unaffiliated common shareholders of KFN or engage a financial advisor for such purpose. However, based on the procedural safeguards implemented during the negotiation of the merger and the other factors considered by, and the analysis, discussion and resulting conclusions of, KFN's board of directors and the transaction committee of the KFN board of directors described in the section entitled "—Recommendation of the KFN Board of Directors and Reasons for the Merger; Fairness of the Merger" beginning on page 38 of this proxy statement/prospectus, which analysis, discussion and resulting conclusions the KKR Participants expressly adopt as their own, the KKR Participants believe that the merger is substantively and procedurally fair to KFN's unaffiliated common shareholders.

        The foregoing discussion of the factors considered by the KKR Participants is not intended to be exhaustive but is believed to include all material factors considered by the KKR Participants in making a determination regarding the fairness of the merger for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The KKR Participants did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger. Rather, the KKR Participants made their fairness determination after considering all of the factors as a whole.

KFN Projected Financial Information

        KFN does not, as a matter of course, generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. KFN management prepared certain nonpublic financial projections prior to the evaluation of a possible transaction, and KKR had access to such projections. While Sandler O'Neill also had access to such financial projections, the projections were not used by Sandler O'Neill in performing the analysis in preparation of their fairness opinion. Such financial projections did not result from a full financial forecast model, but were instead derived from a projected mix of portfolio strategies and a projected rate of return for each such portfolio strategy. For these reasons, among others, publicly available analyst estimates were deemed by KFN management to be the best available information. A summary of the nonpublic financial projections prepared by KFN management is provided below and such information is referred to in this proxy statement/prospectus as the KFN financial projections. KFN common shareholders are cautioned not to place undue reliance on the KFN financial projections. The KFN financial projections are not being included in this proxy statement/prospectus for the purpose of influencing your decision whether to vote for the adoption of the merger agreement and should not be regarded as an indication that any of KFN, KKR or their respective affiliates, advisors, officers, directors, partners or representatives or any recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, and the KFN financial projections should not be relied on as such. None of KKR, KFN or their respective affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from the projected results, and none undertakes any obligation, except as required by law, to update or otherwise revise or reconcile these internal KFN financial projections to reflect circumstances existing, or changes in assumptions or outlook occurring, after the date the internal KFN financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. KFN does not intend to update or otherwise revise the KFN financial projections. None of KFN or its affiliates, advisors, officers, employees, directors or representatives has made or makes any representation to any shareholder or other person (including to KKR) regarding KFN's ultimate performance compared to the information contained in the KFN financial projections or that projected results will be achieved.

	2013E	2014E	2015E
Total CLO Income (in millions)	$204.3	$180.4	$167.6
Total Investment Income (Including CLO Income) (in millions)	$300.9	$327.9	$317.2

	2014E	2015E
Earnings Per Share (Liquidity Forecast Case)	$0.94	$0.87
Return on Equity (Liquidity Forecast Case)	9.0%	8.3%

	High Case	Low Case
2014 Earnings Per Share (Management Case)	$1.10	$1.00

	Downside Case	Base Case	Aggressive Case
2015 Net Income	$152,000,000	$250,200,000	$299,600,000
2015 Earnings Per Share	$.74	$1.22	$1.46
2015 Return on Equity(1)	6%	10%	12%
2015 Return on Equity(2)	7.1%	11.7%	14%

(1)
Calculated based on KFN's total outstanding equity, including preferred equity, and as provided by KFN management to Sandler O'Neill.

(2)
Calculated by Sandler O'Neill based on KFN's total outstanding common equity, excluding preferred equity.

        While presented with numeric specificity, the KFN financial projections reflect numerous estimates and assumptions made by KFN management with respect to industry performance and competition, general business, economic, market and financial conditions, interest rates and additional matters specific to KFN's business, all of which are difficult to predict and many of which are beyond KFN's control. Other important factors that may affect actual results and cause the KFN financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to KFN's business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other matters described under the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 125 of this proxy statement/prospectus and "Risk Factors" beginning on page 104 of this proxy statement/prospectus. As a result, there can be no assurance that the KFN financial projections will be realized or that actual results will not be materially different than estimated therein, and it is likely that actual results will differ.

        The KFN financial projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections but, in the view of KFN's management, were prepared on a reasonable basis, and based on the assumptions upon which such financial projections are based, reflect the best currently available estimates and judgments of KFN's management and presents, to the best of management's knowledge and belief, the expected course of action and expected future financial performance of KFN. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The KFN financial projections were prepared by, and are the responsibility of KFN. Neither KFN's nor KKR's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projected financial data contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial data. The reports of the independent registered public accounting firms incorporated by reference in this proxy statement/prospectus relate to KFN's and KKR's historical annual financial statements. Those reports do not extend to the KFN financial projections and should not be read to do so.

KKR-Prepared KFN Projections

        KKR does not, as a matter of course, prepare financial projections with respect to KFN. However, in connection with the discussions regarding the proposed transaction with KFN, management of KKR's general partner prepared certain unaudited financial projections regarding KFN's forecasted operating results for fiscal years 2013 through 2018 based on internal KKR modeling derived in part from the KFN financial projections. Management of KKR's general partner also provided to Goldman Sachs and Lazard certain estimated potential cost savings and other synergies to be realized if the potential transaction with KFN were to be consummated. Such unaudited financial projections and potential synergies prepared by management of KKR's general partner are referred to in this proxy statement/prospectus as the KKR-Prepared KFN Projections. KKR provided the KKR-Prepared KFN Projections to Goldman Sachs and Lazard for purposes of the financial analyses and opinions of Goldman Sachs and Lazard as summarized above, and also to the board of directors of KKR's general partner. A summary of the KKR-Prepared KFN Projections is provided below. KFN common shareholders are cautioned not to place undue reliance on the KKR-Prepared KFN Projections. The KKR-Prepared KFN Projections are not being included in this proxy statement/prospectus for the purpose of influencing your decision whether to vote for the adoption of the merger agreement and should not be regarded as an indication that any of KFN, KKR or their respective affiliates, advisors, officers, directors, partners or representatives or any recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, and the KKR-Prepared KFN Projections should not be relied on as such. None of KKR, KFN or their respective affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from the projected results, and none undertakes any obligation, except as required by law, to update or otherwise revise or reconcile the KKR-Prepared KFN Projections to reflect circumstances existing, or changes in assumptions or outlook occurring, after the date the KKR-Prepared KFN Projections were prepared or to reflect the occurrence of future events. None of KKR or its affiliates, advisors, officers, employees, directors or representatives has made or makes any representation to any KFN common shareholder or other person regarding KFN's ultimate performance compared to the information contained in the KKR-Prepared KFN Projections or that the results contained therein will be achieved.

  Unaudited Financial Projections

($ in millions, except per KFN common share)	Year Ending 12/31/2013	Year Ending 12/31/2014	Year Ending 12/31/2015	Year Ending 12/31/2016	Year Ending 12/31/2017	Year Ending 12/31/2018
Total Investment Income	$418	$353	$387	$393	$401	$421
Net Interest Expense	$(74)	$(73)	$(73)	$(75)	$(74)	$(72)

Net Investment Income	$344	$280	$314	$317	$327	$349
Non-Investment Expenses	$(88)	$(60)	$(62)	$(63)	$(66)	$(72)

Net Income	$256	$220	$252	$254	$261	$276
Earnings Per Share	$1.25	$1.07	$1.23	$1.24	$1.28	$1.35

($ in millions, except per KFN common share)	Year Ending 12/31/2013	Year Ending 12/31/2014	Year Ending 12/31/2015	Year Ending 12/31/2016	Year Ending 12/31/2017	Year Ending 12/31/2018
Common Shareholders' Equity	$2,166	$2,204	$2,239	$2,268	$2,333	$2,408
Book Value per KFN Common Share	$10.58	$10.76	$10.93	$11.08	$11.39	$11.76

  Potential Synergies

($ in millions)	Year Ending 12/31/2014	Year Ending 12/31/2015
Net Tax Impact	$(6)	$(5)
KFN Incremental Earnings(1)	$10	$8
KFN General and Administrative Expense Savings	$5	$5

(1)
Following an acquisition by KKR, KFN would no longer need to maintain separate liquidity reserves given that KFN would, at that point, be able to access KKR's liquidity reserves. In such a scenario, the amounts currently carried as cash on KFN's balance sheet could be deployed by KFN into higher yielding investments.

        While presented with numeric specificity, the KKR-Prepared KFN Projections reflect numerous estimates and assumptions made with respect to industry performance and competition, general business, economic, market and financial conditions, interest rates and additional matters specific to KFN's business, all of which are difficult to predict and many of which are beyond KFN's control. Other important factors that may affect actual results and cause the KKR-Prepared KFN Projections not to be achieved include, but are not limited to, risks and uncertainties relating to KFN's business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 125 of this proxy statement/prospectus and "Risk Factors" beginning on page 104 of this proxy statement/prospectus. As a result, there can be no assurance that the KKR-Prepared KFN Projections will be realized or that actual results will not be materially different than estimated therein, and it is likely that actual results will differ.

        The KKR-Prepared KFN Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections but, in the view of the management of KKR's general partner, reflected the best available estimates and judgments of the management of KKR's general partner with respect to the expected future financial performance of KFN. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the KKR-Prepared KFN Projections. The KKR-Prepared KFN Projections were prepared by, and are the responsibility of, KKR. Neither KFN's nor KKR's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projected financial data contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial data. The reports of the independent registered public accounting firms incorporated by reference in this proxy statement/prospectus relate to KFN's and KKR's historical annual financial statements. Those reports do not extend to the KKR-Prepared KFN Projections and should not be read to do so.

KKR Forecasts

        KKR does not, as a matter of course, generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. However, the management of KKR's general partner, for purposes of the financial analyses and opinions of Goldman Sachs and Lazard as summarized above, advised Goldman Sachs and Lazard that the publicly available forecasts with respect to KKR reflected the best available estimates and judgments of the anticipated future financial performance of KKR. Such publicly available forecasts that were provided to Goldman Sachs and Lazard are referred to in this proxy statement/prospectus as the KKR Forecasts. In addition, KKR provided Goldman Sachs and Lazard with a set of projected pro forma numbers for KKR following the acquisition of KFN, which is referred to in this proxy statement/prospectus as the KKR Pro Forma Forecasts. KKR calculated the KKR Pro Forma Forecasts using the KKR-Prepared KFN Projections, the KKR Forecasts and the potential synergies described above as the inputs. Summaries of the KKR Forecasts and the KKR Pro Forma Forecasts are provided below. KFN common shareholders are cautioned not to place undue reliance on the KKR Forecasts or the KKR Pro Forma Forecasts. The KKR Forecasts and the KKR Pro Forma Forecasts are not being included in this proxy statement/prospectus for the purpose of influencing your decision whether to vote for the adoption of the merger agreement and should not be regarded as an indication that any of KFN, KKR or their respective affiliates, advisors, officers, directors, partners or representatives or any recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, and neither the KKR Forecasts nor the KKR Pro Forma Forecasts should be relied on as such. None of KKR, KFN or their respective affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from the projected results, and none undertakes any obligation, except as required by law, to update or otherwise revise or reconcile the KKR Forecasts or the KKR Pro Forma Forecasts to reflect circumstances existing, or changes in assumptions or outlook occurring, after the date the KKR Forecasts and the KKR Pro Forma Forecasts were prepared or to reflect the occurrence of future events. None of KKR or its affiliates, advisors, officers, employees, directors or representatives has made or makes any representation to any KFN common shareholder or other person regarding KKR's ultimate performance compared to the information contained in the KKR Forecasts and the KKR Pro Forma Forecasts or that the results contained therein will be achieved.

KKR Forecasts

($ in millions, except per KKR common unit)	Year Ending 12/31/2014(1)	Year Ending 12/31/2015(1)
Economic Net Income (ENI)	$1,992	$2,208
After Tax Economic Net Income	$1,782	$1,990
After Tax Economic Net Income Per KKR Common Unit	$2.47	$2.72
Total Distributable Earnings	$1,393	$1,565
Distribution Per KKR Common Unit	$1.36	$1.52
Breakdown of Economic Net Income
Pre-Tax
Fee Related Earnings	$490	$553
Net Carried Interest	$750	$856
Other Investment Income	$753	$799

(1)
Represents the average estimates of 12 equity research analysts who actively cover KKR and had updated their research model after KKR reported its Q3 2013 earnings. Included firms were Bank of America/Merrill Lynch, BMO, Citi, Credit Suisse, Evercore, Goldman Sachs, KBW, Morgan Stanley, Oppenheimer, Sandler O'Neill, Sterne Agee and Wells Fargo. BMO, KBW, Oppenheimer and Sandler O'Neill only provided estimates for 2014. Taxes are allocated to ENI earnings streams based upon the tax assumptions utilized in the research analysts' models to arrive at the ENI provision for income taxes. To the extent the tax provision calculation in an analyst's model is not derived from the separate ENI earnings streams, the tax provision is assumed to be allocated to fee related earnings, which historically has been the largest component of taxable income for KKR. Reductions in taxes attributable to management fee refunds were applied to fee related earnings. Taxes allocated to total distributable earnings are based on the corporate income tax provision used in the analyst's distribution calculation, grossed up by the percentage of distributed earnings allocable to KKR.

KKR Pro Forma Forecasts

($ in millions, except per KKR common unit)	Year Ending 12/31/2014	Year Ending 12/31/2015
Economic Net Income (ENI)	$2,226	$2,466
After Tax Economic Net Income	$2,010	$2,243
After Tax Economic Net Income Per KKR Common Unit	$2.43	$2.68
Total Distributable Earnings	$1,627	$1,823
After Tax Total Distributable Earnings	$1,510	$1,675
After Tax Total Distributable Earnings Per KKR Common Unit	$1.82	$2.00

        While presented with numeric specificity, the KKR Forecasts and the KKR Pro Forma Forecasts reflect numerous estimates and assumptions made with respect to industry performance and competition, general business, economic, market and financial conditions, interest rates and additional matters specific to KKR's business, all of which are difficult to predict and many of which are beyond KKR's control. Other important factors that may affect actual results and cause the KKR Forecasts or the KKR Pro Forma Forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to KKR's business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 125 of this proxy statement/

prospectus and "Risk Factors" beginning on page 104 of this proxy statement/prospectus. As a result, there can be no assurance that the KKR Forecasts or the KKR Pro Forma Forecasts will be realized or that actual results will not be materially different than estimated therein, and it is likely that actual results will differ.

        The KKR Forecasts and the KKR Pro Forma Forecasts were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections but, in the view of the management of KKR's general partner, reflected the best available estimates and judgments of the management of KKR's general partner with respect to the expected future financial performance of KKR. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the KKR Forecasts or the KKR Pro Forma Forecasts. The KKR Forecasts and the KKR Pro Forma Forecasts were prepared by, and are the responsibility of, KKR. Neither KFN's nor KKR's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projected financial data contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial data. The reports of the independent registered public accounting firms incorporated by reference in this proxy statement/prospectus relate to KFN's and KKR's historical annual financial statements. Those reports do not extend to the KKR Forecasts and should not be read to do so.

Fees and Expenses

        The following is an estimate of the fees and expenses incurred or to be incurred by KFN in connection with the proposed merger:

Description	Amount (in millions)
Financial, legal, accounting and tax advisory fees and expenses	$22.2
Proxy solicitation, printing and mailing costs	0.3
Filing fees	0.2
Miscellaneous	0.2

Total	$22.9

        The following is an estimate of the fees and expenses incurred or to be incurred by the KKR Participants in connection with the proposed merger:

Description	Amount (in millions)
Financial, legal, accounting and tax advisory fees and expenses	$12.0
Printing and mailing costs	0.3
Filing fees (including filings under the HSR Act)	0.5
Miscellaneous	0.2

Total	$13.0

        Subject to the termination payment that is payable under certain circumstances, the merger agreement generally provides all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such costs and expenses, except that (1) expenses incurred in connection with filing, printing and mailing of the registration statement of which this proxy statement/prospectus forms a part and this proxy statement/prospectus (including filing fees) will be shared equally by Fund Holdings and KFN and (2) KKR will be responsible for all filing fees under the HSR Act and other antitrust laws. See "The Merger Agreement—Termination Payment and Expenses" beginning on page 143 of this proxy statement/prospectus.

Interests of Directors and Executive Officers of KFN in the Merger

        In considering the recommendation of the KFN board of directors that KFN common shareholders vote to adopt the merger agreement, KFN common shareholders should be aware that aside from their interests as common shareholders of KFN, KFN's executive officers and directors have interests in the merger that are different from, or in addition to, those of other common shareholders of KFN generally. The members of the KFN board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the common shareholders of KFN that the merger agreement be adopted. These interests are described in more detail below, and certain of them are quantified in the table below. KFN's executive officers (including any executive officers who are members of the KFN board of directors) did not participate in the vote by the KFN board of directors relating to the merger.

Treatment of Equity-Based Awards

Restricted Shares

        Each restricted KFN common share that was granted under a KFN equity incentive plan and that is outstanding immediately prior to the effective time of the merger, including those held by KFN executive officers and directors, as of the effective time, by virtue of the occurrence of the consummation of the merger and without any action on the part of the holder of such KFN restricted share, will be converted into 0.51 restricted KKR common units having the same terms and conditions, including applicable vesting requirements, as applied to such restricted KFN common share immediately prior to the effective time, with fractional KKR common units to be aggregated and rounded to the nearest whole unit, and KKR will assume the related equity incentive plan and any award agreement issued thereunder pursuant to which any such restricted KFN common share has been granted in order to provide for the foregoing. The table below sets forth the unvested restricted KFN common shares held by the KFN directors and executive officers.

Phantom Shares

        Each KFN phantom share that was granted under KFN's Non-Employee Directors' Deferred Compensation and Share Award Plan will be converted into a phantom share in respect of 0.51 KKR common units and will otherwise remain subject to the terms of the plan. The table below sets forth the vested and restricted KFN phantom shares held by the KFN directors. The KFN executive officers do not participate in the plan and as such do not hold any KFN phantom shares.

Outstanding KFN Equity-Based Awards Held by KFN Directors and Executive Officers

        Set forth below are the number of outstanding KFN restricted common shares, phantom shares and restricted phantom shares held by each of the KFN executive officers and directors that are outstanding as of March 18, 2014 and will be converted into an award in respect of KKR common units in connection with the merger. Pursuant to the merger agreement, KFN may provide for the accelerated vesting of KFN equity awards held by its directors and executive officers in connection with the merger. If the restricted shares and restricted phantom shares were to be accelerated (upon the cessation of the directors' service with KFN due to the merger), there would be a benefit to the applicable individual equal to the value of the accelerated restricted awards (shown in the table below assuming a price per KFN common share of $12.20, the average closing price of KFN common shares over the first five business days following the announcement of the merger). The phantom shares are fully vested and non-forfeitable as of the date hereof. The numbers below with respect to phantom shares do not include additional phantom shares to be credited with respect to distributions declared in the 2014 calendar year.

Director/Executive Officer	Restricted Shares	Restricted Shares ($)	Phantom Shares	Restricted Phantom Shares	Restricted Phantom Shares ($)
Craig Farr	0	$—	0	0	$—
Michael R. McFerran	41,972	512,058.40	0	0	—
Nicole J. Macarchuk	26,264	320,420.80	0	0	—
Tracy L.Collins	14,538	177,363.60	0	0	—
Robert L. Edwards	15,429	188,233.80	0	0	—
Vincent Paul Finigan	6,548	79,885.60	81,145	7,990	97,478.00
Paul M. Hazen	5,057	61,695.40	6,348	19,864	242,340.80
R. Glenn Hubbard	0	—	219,900	20,768	253,369.60
Ross J. Kari	14,538	177,363.60	0	0	—
Ely L. Licht	14,538	177,363.60	0	0	—
Deborah H. McAneny	0	—	55,453	14,538	177,363.60
Scott C. Nuttall	0	—	0	0	—
Scott A. Ryles	14,538	177,363.60	0	0	—
Willy R. Strothotte	0	—	185,790	14,538	177,363.60
Total:	153,422	$1,871,748.41	547,736	77,698	$947,915.60

        The KFN executive officers are employed by KFN's manager and do not receive compensation from KFN or any of its subsidiaries for serving as KFN's executive officers, and the manager cannot identify the portion of the compensation awarded the KFN executive officers by the manager that relates solely to services for KFN. KFN and, to KFN's knowledge, KKR and the manager are not party to any arrangements with the KFN executive officers that provide for termination pay or benefits in connection with the KFN executive officers' service to KFN or any of its subsidiaries that are based on or otherwise relate to the proposed merger of KFN. As a result, the say-on-golden-parachute provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act are inapplicable.

Indemnification Rights

        The merger agreement provides that, following the completion of the merger, KKR and the surviving entity in the merger will honor all of KFN's obligations to indemnify the current and former executive officers and directors of KFN and all of its subsidiaries for any acts or omissions by such indemnified parties that occurred prior to the merger. In addition, the merger agreement provides that KKR may, prior to the effective time of the merger, purchase a "tail" insurance policy covering claims for at least six years following the effective time of the merger with respect to directors' and officers' liability insurance with coverage and amounts and terms and conditions no less favorable to KFN covered persons than KFN's existing coverage. If KKR elects not to purchase such a "tail" insurance policy, KFN is permitted to purchase such a "tail" policy so long as the cost of such a "tail" policy does not exceed 300% of the current annual premium paid by KFN for its directors' and officers' liability insurance. See "The Merger Agreement—Indemnification; Directors' and Officers' Insurance" beginning on page 147 of this proxy statement/prospectus.

No Appraisal Rights

        Under Delaware law and pursuant to KFN's operating agreement, KFN common shareholders will not have appraisal rights in connection with the merger.

 Plans for KFN after the Merger

        Following the consummation of the merger, it is anticipated that KFN will continue to conduct operations substantially as they are currently being conducted, except that KFN common shares will cease to be publicly traded and KFN will be a wholly-owned subsidiary of Fund Holdings. As of the date of this proxy statement/prospectus, KKR has no current plans or proposals or negotiations which would relate to or result in an extraordinary transaction involving KFN's business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets, or the incurrence of any indebtedness. Following the merger, KKR's managing partner will continuously evaluate and review KFN's business and operations and may propose or develop new plans and proposals which it considers to be in the best interests of KKR and its unitholders, including engaging in acquisitions of new businesses or assets, dispositions of existing businesses or assets, the movement of businesses or assets within the KKR corporate structure, the alteration of the mix of assets held by KFN, or any of the types of extraordinary transactions described above.

Board of Directors and Management of the General Partner of KKR after the Merger

        Neither the board of directors nor the management of the general partner of KKR is expected to change in connection with the merger.

Accounting Treatment of the Merger

        The merger will be accounted for by KKR using the acquisition method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired at the date of completion of the merger. The excess purchase price over the fair value of the net assets acquired will be recorded as goodwill.

        The financial condition and results of operations of KKR after completion of the merger will reflect KFN's balances and results after completion of the transaction but will not be restated retroactively to reflect the historical financial condition or results of operations of KFN. The earnings of KKR following completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on interest expense and amortization expense. Intangible assets with indefinite useful lives, if any, and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, KKR determines that tangible or intangible assets (including goodwill) are impaired, KKR would record an impairment charge at that time.

Regulatory Approvals and Clearances Required for the Merger

General

        Each party's obligation to effect the merger is conditioned upon, among other things, the expiration or early termination of any waiting period under the HSR Act applicable to the merger and the other transactions contemplated by the merger agreement. See "The Merger Agreement—Conditions to Consummation of the Merger" beginning on page 134 of this proxy statement/prospectus.

        At any time before or after the effective time of the merger, the FTC, the Antitrust Division or others (including states and private parties) could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to make approval of the merger conditional on the parties taking certain actions. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

HSR Act

        Under the HSR Act and the rules promulgated thereunder by the FTC, certain transactions may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the filing of appropriate HSR Act notification forms or the early termination of that waiting period. On February 20, 2014, KKR and KFN each filed a notification and report form under the HSR Act with the Antitrust Division and the FTC. On March 6, 2014, the FTC granted early termination of the waiting period under the HSR Act.

Other Governmental Approvals

        Neither KKR nor KFN is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

Dividend Policy and Share Repurchases

        Subject to the provisions of applicable law, the holders of KKR common units are entitled to receive, when and as declared by the board of directors of KKR's managing partner, distributions (whether payable in cash, property, or securities of KKR) out of the assets of KKR legally available for such distributions.

Listing of KKR Common Units Issued in the Merger

        It is a condition to the closing of the merger that the KKR common units to be issued in the merger be authorized for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of KFN Common Shares

        If the merger is completed, KFN common shares will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

KKR Unitholder Approval is Not Required

        KKR unitholders are not required to adopt the merger agreement or approve the merger or the issuance of KKR common units in connection with the merger.

Litigation Relating to the Merger

        Since December 19, 2013, fifteen putative stockholder class action lawsuits, referred to in this proxy statement/prospectus as the merger lawsuits, were filed against KFN and certain other defendants in connection with KFN entering into the merger agreement. Each of the merger lawsuits was filed on behalf of a putative class of KFN common shareholders against KFN, the individual members of KFN's board of the directors, KKR, Fund Holdings, and Merger Sub. The merger lawsuits allege variously that the members of the KFN board of directors breached their fiduciary duties owed to KFN common shareholders by approving the proposed merger for inadequate consideration; approving the transaction in order to obtain benefits not equally shared by other KFN common shareholders; entering into the merger agreement containing preclusive deal protection devices; failing to take steps to maximize the value to be paid to the KFN common shareholders; and failing to disclose material information necessary for KFN common shareholders to make a fully informed decision about the proposed merger. The merger lawsuits also seek to state claims against KFN, KKR, Fund Holdings, and Merger

Sub for aiding and abetting these alleged breaches of fiduciary duties. In addition, certain of the complaints allege that KKR controlled KFN by means of a management agreement between KFN and KKR Financial Advisors LLC, and that, as a consequence, KKR breached fiduciary duties it owed to KFN common shareholders by causing KFN to approve the merger agreement. The relief sought by the plaintiffs in the merger lawsuits includes, among other things, declaratory and injunctive relief concerning the alleged breaches of fiduciary duties, injunctive relief prohibiting the consummation of the acquisition, rescission, an accounting by defendants, damages and attorneys' fees and costs, and other relief.

Delaware Court Actions

        Nine of the merger lawsuits were filed in the Court of Chancery of the State of Delaware: (1) Parsons v. KKR Financial Holdings LLC et al., C.A. No. 9210-CS, filed on December 27, 2013; (2) Bushey v. KKR Financial Holdings LLC et al., C.A. No. 9228-CS, filed on January 7, 2014; (3) Wietschner v. Hazen et al., C.A. No. 9232, filed on January 7, 2014-CS; (4) Pompano Beach Police & Firefighters' Ret. Sys. v. KKR Financial Holdings LLC et al., C.A. No. 9236-CS, filed on January 8, 2014; (5) Corwin v. KKR Financial Holdings LLC et al., C.A. No. 9237-CS, filed on January 8, 2014; (6) Reiffman v. KKR Financial Holdings LLC et al., C.A. No. 9238-CS, filed on January 9, 2014; (7) Greene v. Collins et al., C.A. No. 9242-CS, filed on January 13, 2014; (8) Pipefitters Local Union No. 120 Pension Fund v. Farr et al., C.A. No. 9247-CS, filed on January 14, 2014; and (9) DeMauro v. Collins et al., C.A. No. 9262-CS, filed on January 17, 2014. The Reiffman and Bushey complaints were voluntarily dismissed on January 29, 2014. The remaining actions in Delaware were consolidated under the caption In re KKR Financial Holdings LLC Shareholder Litigation, Consol. C.A. No. 9210-CS, on January 31, 2014, which is referred to in this proxy statement/prospectus as the Delaware action.

        On February 21, 2014, a Verified Consolidated Class Action Complaint, referred to in this proxy statement/prospectus as the Delaware complaint, was filed in the Delaware action. The Delaware complaint asserts three causes of action: (1) that the members of KFN's board of directors breached their fiduciary duties of due care and loyalty owed to KFN common shareholders, (2) that KKR is a controlling shareholder of KFN by virtue of the management agreement and that KKR breached a fiduciary duty of loyalty it allegedly owed to KFN common shareholders by causing KFN to approve the merger agreement and (3) that KKR, Fund Holdings, and Merger Sub aided and abetted the alleged fiduciary breaches by the members of the KFN board of directors.

        The Delaware complaint seeks declaratory relief, damages, and attorneys' fees and costs, and other relief. On March 7, 2014, all defendants moved to dismiss the Delaware complaint. The foregoing description of the Delaware action incorporates explicitly and is qualified entirely by reference to the Delaware complaint, which is attached as Annex E to this proxy statement/prospectus.

California Court Actions

        Five of the merger lawsuits, referred to in this proxy statement/prospectus as the California actions, were filed in Superior Court of California, County of San Francisco: (1) Braun v. KKR Financial Holdings LLC et al., Case No. CGC-13-536281, filed on December 19, 2013; (2) Martin v. KKR Financial Holdings LLC et al., Case No. CGC-13-536297, filed on December 19, 2013; (3) Pariselli v. KKR Fund Holdings L.P. et al., Case No. CGC-13-536378, filed on December 23, 2013; (4) Mancuso v. KKR Financial Holdings LLC et al., Case No. CGC-13-536445, filed on December 24, 2013; and (5) Powers v. KKR Financial Holdings LLC et al., Case No. CGC-13-536486, filed on December 27, 2013. On February 25, 2014, the California actions were consolidated under the caption In re KKR Financial Holdings LLC Shareholder Litigation, Lead Case No. CGC-13-536281, and the Court appointed counsel for Plaintiff Braun as Lead Counsel.

        On January 27, 2014, prior to consolidation of the California actions and appointment of his counsel as Lead Counsel, Plaintiff Braun filed an Amended Class Action Complaint, which is referred to in this proxy statement/prospectus as the Amended Braun complaint. The Amended Braun complaint asserts two causes of action. First, it asserts that the members of KFN's board of directors breached their fiduciary duties of loyalty, good faith, candor, due care, and independence owed to KFN common shareholders. Second, it asserts that KKR, Fund Holdings and Merger Sub aided and abetted the alleged fiduciary breaches by the members of the KFN board of directors.

        The Amended Braun Complaint seeks declaratory relief, injunctive relief prohibiting consummation of the proposed transaction, rescission, and attorneys' fees and costs, and other relief. A consolidated amended complaint has not been filed or designated in the California actions. The foregoing description of the California actions incorporates explicitly and is qualified entirely by reference to the Amended Braun complaint, which is attached as Annex F to this proxy statement/prospectus.

Federal Court Action

        The fifteenth of the merger lawsuits was filed in the United States District Court for the District of Northern California, which is referred to in this proxy statement/prospectus as the federal action: Bushey v. KKR Financial Holdings LLC et al, Civ. A. No. 3:14-cv-00495, filed on January 31, 2014. On February 12, 2014, the plaintiff in this action moved for an order scheduling a preliminary injunction hearing and authorizing the plaintiff to conduct expedited discovery in support of that motion. On March 11, 2014, the plaintiff in this action withdrew his motion for expedited discovery. A hearing date for the preliminary injunction motion has been set for May 15, 2014.

        The complaint in the federal action, referred to in this proxy statement/prospectus as the federal complaint, asserts several causes of action. First, the federal complaint asserts that KFN and its board members violated Sections 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Second, the federal complaint alleges that the individual defendants violated Section 20(a) of the Exchange Act. Third, the federal complaint alleges breach of fiduciary duty claims against the individual KFN board members. Fourth, the federal complaint alleges breach of fiduciary duty of disclosure claims against the individual KFN board members. Fifth, the federal complaint asserts a breach of fiduciary duty claim against KKR. Sixth, the federal complaint asserts claims of aiding and abetting the KFN board's breaches of fiduciary duties against KFN.

        The federal complaint seeks injunctive relief prohibiting consummation of the proposed transaction, rescission, an accounting by defendants for damages, and attorneys' fees and costs, and other relief. The defendants have not been served in the federal action. The foregoing description of the federal action incorporates explicitly and is qualified entirely by reference to the federal complaint, which is attached as Annex G to this proxy statement/prospectus.

        KFN and the other defendants named in the merger lawsuits dispute certain allegations made therein and intend to vigorously defend the claims asserted against them.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding whether to vote for the adoption of the merger agreement and the merger. In addition, you should read and carefully consider the risks associated with each of KKR and KFN and their respective businesses. These risks can be found in KKR's and KFN's respective Annual Reports on Form 10-K for the year ended December 31, 2013, as may be updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For further information regarding the documents incorporated into this proxy statement/prospectus by reference, please see the section titled "Where You Can Find More Information" beginning on page 234 of this proxy statement/prospectus. Realization of any of the risks described below, any of the events described under "Cautionary Statement Regarding Forward-Looking Statements" or any of the risks or events described in this proxy statement/prospectus or in the documents incorporated by reference could have a material adverse effect on KKR's, KFN's or the combined organization's respective businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of their respective common equity securities.

 Risk Factors Related to the Merger

Because the exchange ratio is fixed and because the market price of KKR common units will fluctuate prior to the consummation of the merger, KFN common shareholders cannot be sure of the market value of the KKR common units they will receive as merger consideration relative to the value of KFN common shares they exchange.

        The market value of the consideration that KFN common shareholders will receive in the merger will depend on the trading price of KKR common units at the closing of the merger. The exchange ratio that determines the number of KKR common units that KFN common shareholders will receive in the merger is fixed. This means that there is no mechanism contained in the merger agreement that would adjust the number of KKR common units that KFN common shareholders will receive based on any decreases in the trading price of KKR common units. The KKR common unit price at the closing of the merger may be lower than it was on the date the merger agreement was signed, the date of this proxy statement/prospectus or the date of the special meeting. If the KKR common unit price at the closing of the merger is less than the KKR common unit price on the date that the merger agreement was signed, then the market value of the consideration received by KFN common shareholders will be less than the value that was contemplated at the time the merger agreement was signed.

        KKR common unit price changes may result from a variety of factors, including general market and economic conditions, conditions affecting KKR's industry generally or those in which KKR holds investments, changes in KKR's business, operations and prospects, and regulatory considerations. Many of these factors are beyond KKR's control. See the section entitled "Risk Factors" contained in the KKR documents incorporated by reference in this proxy statement/prospectus and referred to under "Where You Can Find More Information" beginning on page 234 of this proxy statement/prospectus. For historical and current market prices of KKR common units and KFN common shares, see "Summary—Comparative Unit Prices and Distributions" beginning on page 27 of this proxy statement/prospectus. You are urged to obtain current market quotations for KKR common units in deciding whether to vote for the adoption of the merger agreement.

The market price of KKR common units after the merger may be affected by factors different from those affecting KFN common shares currently.

        Upon completion of the merger, holders of KFN common shares will become holders of KKR common units. The businesses of KKR differ from those of KFN in important respects and,

accordingly, the results of operations of KKR after the merger, as well as the market price of the KKR common units, may be affected by factors different from those currently affecting the independent results of operations of KFN. For further information on the businesses of KKR and KFN and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under "Where You Can Find More Information" beginning on page 234 of this proxy statement/prospectus.

KKR and KFN may be unable to obtain the regulatory clearances required to complete the merger or, in order to do so, KKR and KFN may be required to comply with material restrictions or satisfy material conditions.

        The merger is subject to review by the Antitrust Division and the FTC under the HSR Act, and potentially state regulatory authorities. The closing of the merger is subject to the condition that there be no outstanding judgment, injunction, order or decree by a governmental authority prohibiting or enjoining the merger or the other transactions contemplated by the merger agreement. KKR and KFN can provide no assurance that all required regulatory clearances will be obtained. If a governmental authority asserts objections to the merger, KKR may be required to divest some assets in order to obtain antitrust clearance. There can be no assurance as to the cost, scope or impact of the actions that may be required to obtain antitrust approval. In addition, the merger agreement provides that KKR is not required to take any action or accept any restriction if it would reasonably be expected to require that KKR, KFN or their subsidiaries or affiliates dispose of or hold separate any material business or assets or would reasonably be expected to result in any material limitations on KKR, KFN or their subsidiaries or affiliates to own and operate all or a material portion of their businesses or assets. If KKR must take such actions, it could be detrimental to it or to the combined organization following the consummation of the merger. Furthermore, these actions could have the effect of delaying or preventing completion of the proposed merger or imposing additional costs on or limiting the revenues of the combined organization following the consummation of the merger. See "The Merger Agreement—Regulatory Matters" beginning on page 142 of this proxy statement/prospectus.

        Although the FTC granted early termination of the statutory waiting period under the HSR Act on March 6, 2014, the Antitrust Division or the FTC could take action under the antitrust laws to prevent or rescind the merger, require the divestiture of assets or seek other remedies. Additionally, state attorneys general could seek to block or challenge the merger as they deem necessary or desirable in the public interest at any time, including after completion of the transaction. In addition, in some circumstances, a third party could initiate a private action under antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. KKR may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

The fairness opinion rendered to the transaction committee of the board of directors of KFN by its financial advisor was based on the financial analyses performed by KFN's financial advisor, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to KFN's financial advisors, as of the date of its opinion. As a result, this opinion does not reflect changes in events or circumstances after the date of this opinion. KFN has not obtained, and does not expect to obtain, an updated fairness opinion from its financial advisor reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

        The fairness opinion rendered to the transaction committee of the board of directors of KFN by Sandler O'Neill was provided in connection with, and at the time of, the transaction committee's and the board of directors' evaluation of the merger and the merger agreement. This opinion was based on the financial analyses performed by the financial advisor, which considered market and other conditions then in effect, and financial forecasts and other information made available to it, as of the date of its opinion, which may have changed, or may change, after the date of the opinion. KFN has not obtained an updated opinion as of the date of this proxy statement/prospectus from its financial advisor, and it does not expect to obtain an updated opinion prior to the completion of the merger. Changes in the operations and prospects of KKR or KFN, general market and economic conditions and other factors which may be beyond the control of KKR and KFN, and on which the fairness opinion was based, may have altered the value of KKR or KFN or the prices of KKR common units or KFN common shares since the date of the opinion, or may alter the values and prices by the time the merger is completed. The opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that the transaction committee received from its financial advisor, please refer to "Special Factors—Opinion of the Financial Advisor to the KFN Transaction Committee" beginning on page 42 of this proxy statement/prospectus.

KFN is subject to provisions that limit its ability to pursue alternatives to the merger, which could discourage a potential competing acquirer of KFN from making a favorable alternative transaction proposal and, in specified circumstances under the merger agreement, could require KFN to pay a termination payment of $26.25 million to Merger Sub.

        Under the merger agreement, KFN is restricted from entering into alternative transactions. Unless and until the merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in "The Merger Agreement—No Solicitation by KFN of Alternative Proposals" beginning on page 139 of this proxy statement/prospectus), KFN is restricted from initiating, soliciting or knowingly encouraging any inquiries with respect to, or negotiating or providing confidential information or data relating to, any proposal or offer for a competing acquisition proposal with any person. Under the merger agreement, in the event of a potential change by the board of directors of KFN of its recommendation with respect to the proposed merger in light of a superior proposal, KFN must provide KKR with four days' notice to allow KKR to propose an adjustment to the terms of the merger agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of KFN from considering or proposing that acquisition, even if the third party were prepared to pay consideration with a higher per share market value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer of KFN proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination payment that may become payable in specified circumstances (which are discussed in more detail in "The Merger Agreement—Termination Payment and Expenses" beginning on page 143 of this proxy statement/prospectus). For a discussion of the restrictions on KFN soliciting or entering into a takeover proposal or alternative transaction and KFN's board of directors' ability to change its recommendation, see "The Merger Agreement—No Solicitation by KFN of Alternative Proposals," and "The Merger Agreement—Change in KFN Board Recommendation" beginning on pages 137 and 138 of this proxy statement/prospectus, respectively.

Directors and officers of KFN have certain interests that are different from those of KFN common shareholders generally.

        Directors and officers of KFN are participants in arrangements that give them interests in the merger that may be different from, or be in addition to, your interests as a common shareholder of KFN. You should consider these interests in voting on the merger. These different interests are described under "Special Factors—Interests of Directors and Executive Officers of KFN in the Merger" beginning on page 98 of this proxy statement/prospectus.

KKR and KFN will incur substantial transaction-related costs in connection with the merger.

        KKR and KFN expect to incur a number of non-recurring transaction-related costs associated with completing the merger and combining the operations of the two companies. These fees and costs will be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs, estimates of which are set forth under

"Special Factors—Fees and Expenses" beginning on page 98 of this proxy statement/prospectus. Additional unanticipated costs may be incurred in the integration of the businesses of KKR and KFN.

Failure to successfully combine the businesses of KFN and KKR in the expected timeframe may adversely affect the future results of the combined organization, and, consequently, the value of the KKR common units that KFN common shareholders receive as the merger consideration.

        The success of the proposed merger will depend, in part, on the ability of KKR to realize the anticipated benefits from combining the businesses of KKR and KFN. If the combined organization is not able to achieve these objectives, or is not able to achieve these objectives on a timely basis, the anticipated benefits of the merger may not be realized fully or at all. Failure to fully realize the anticipated benefits of the merger could result in declines in the market value of KKR common units and, consequently, result in declines in the market value of the KKR common units that KFN common shareholders receive as the merger consideration.

Failure to complete the merger, or significant delays in completing the merger, could negatively affect the trading prices of KKR common units and KFN common shares and the future business and financial results of KKR and KFN.

        Completion of the merger is not assured and is subject to risks, including the risks that approval of the merger by the KFN common shareholders or by governmental agencies is not obtained or that other closing conditions are not satisfied. If the merger is not completed, or if there are significant delays in completing the merger, the trading prices of KKR common units and KFN common shares and the respective future business and financial results of KKR and KFN could be negatively affected, and each of them will be subject to several risks, including the following:

  •
  the parties may be liable for damages to one another under the terms and conditions of the merger agreement;

  •
  negative reactions from the financial markets, including declines in the price of KKR common units or KFN common shares due to the fact that current prices may reflect a market assumption that the merger will be completed;

  •
  having to pay certain significant costs relating to the merger, including, in the case of KFN in certain circumstances, a termination payment of $26.25 million or reimbursement of KKR's costs, fees and expenses up to $7.5 million, in each case, as described in "The Merger Agreement—Termination Payment and Expenses" beginning on page 143 of this proxy statement/prospectus; and

  •
  the attention of KFN's manager and management of KKR will have been diverted to the merger rather than each company's own operations and pursuit of other opportunities that could have been beneficial to that company.

Purported class action complaints have been filed against KFN, KKR, KFN's board of directors, Fund Holdings and Merger Sub challenging the merger, and an unfavorable judgment or ruling in these lawsuits could prevent or delay the consummation of the proposed merger and result in substantial costs.

        Fifteen class action lawsuits are currently pending that challenge the merger. Each lawsuit names as defendants some or all of KFN, KKR, the individual members of KFN's board of directors, Fund Holdings and Merger Sub. Among other remedies, the plaintiffs seek to enjoin the proposed merger. If these lawsuits are not dismissed or otherwise resolved, they could prevent and/or delay completion of the merger and result in substantial costs to KFN and KKR, including any costs associated with the indemnification of directors. Additional lawsuits may be filed in connection with the proposed merger. There can be no assurance that any of the defendants will prevail in the pending litigation or in any future litigation. The defense or settlement of any lawsuit or claim may adversely affect the combined organization's business, financial condition or results of operations. See "Special Factors—Litigation Relating to the Merger" beginning on page 101 of this proxy statement/prospectus.

If the merger is approved by KFN common shareholders, the date that those shareholders will receive the merger consideration is uncertain.

        As described in this proxy statement/prospectus, completing the proposed merger is subject to several conditions, not all of which are controllable or waiveable by KKR or KFN, and KKR and KFN have agreed to use reasonable best efforts to take such actions so that the closing will take place on the last business day of a calendar month. Accordingly, if the proposed merger is approved by KFN common shareholders, the date that KFN common shareholders will receive the merger consideration depends on the completion date of the merger, which is uncertain.

KFN common shareholders will have a reduced ownership and voting interest after the merger and will exercise materially less or no influence over management.

        KFN common shareholders currently have the right to vote in the election of the KFN board of directors and certain other matters affecting KFN. When the merger occurs, each KFN common shareholder that receives KKR common units will become a holder of KKR common units with a percentage ownership of the combined organization that is much smaller than such holder's percentage ownership of KFN. Holders of KKR common units are not entitled to elect the general partner, and are not entitled to elect the directors of KKR's general partner. In addition, holders of KKR common units have only limited voting rights and, therefore, limited or no ability to influence management's decisions regarding KKR's business. Because of this, KFN common shareholders will have less influence on the management and policies of KKR than they have now on the management and policies of KFN. See "Comparison of KKR Common Units and KFN Common Shares" and "Description of KKR's Limited Partnership Agreement" beginning on pages 212 and 201 of this proxy statement/prospectus, respectively.

KKR common units to be received by KFN common shareholders as a result of the merger have materially different rights than KFN common shares.

        Following completion of the merger, KFN common shareholders will no longer hold KFN common shares, but will instead be holders of KKR common units. KKR is a limited partnership, and KFN is a limited liability company. There are important differences between the rights of KFN common shareholders and the rights of holders of KKR common units. See "Comparison of KKR Common Units and KFN Common Shares" beginning on page 212 of this proxy statement/prospectus for a discussion of the different rights associated with KFN common shares and KKR common units. See also "—Risks Related to the Ownership of KKR Common Units" beginning on page 108 of this proxy statement/prospectus.

Risks Related to the Ownership of KKR Common Units

As a limited partnership, KKR qualifies for some exemptions from the corporate governance and other requirements of the NYSE.

        KKR is a limited partnership and, as a result, qualifies for exceptions from certain corporate governance and other requirements of the rules of the NYSE. Pursuant to these exceptions, limited partnerships may elect, and KKR has elected, not to comply with certain corporate governance requirements of the NYSE, including the requirements: (i) that the listed company have a nominating and corporate governance committee that is composed entirely of independent directors; and (ii) that the listed company have a compensation committee that is composed entirely of independent directors.

In addition, as a limited partnership, KKR is not required to hold annual unitholder meetings and is not required to obtain the vote of its public unitholders for issuances of publicly traded units regardless of whether such issuance would be in an amount equal to or greater than 20% of the total number of outstanding publicly traded units. Accordingly, an investor in KKR common units does not have the same protections afforded to equity holders of entities that are subject to all of the corporate governance requirements of the NYSE.

KKR's founders are able to determine the outcome of any matter that may be submitted for a vote of KKR's limited partners.

        As of March 18, 2014, (i) KKR Holdings owns 393,357,457 KKR Group Partnership units, and (ii) KKR's senior employees and non-employee operating consultants who hold interests in KKR's business through KKR Holdings, who are referred to in this proxy statement/prospectus as KKR's principals, generally have sufficient voting power to determine the outcome of those few matters that may be submitted for a vote of the holders of KKR's common units, including a merger or consolidation of KKR's business, a sale of all or substantially all of KKR's assets and amendments to KKR's amended and restated limited partnership agreement, which is referred to in this proxy statement/prospectus as KKR's partnership agreement, that may be material to holders of KKR common units. In addition, KKR's partnership agreement contains provisions that enable KKR to take actions that would materially and adversely affect all holders of KKR common units or a particular class of holders of common units upon the majority vote of all outstanding voting units, and since, following the merger, nearly a majority of KKR's voting units will be controlled by KKR Holdings, KKR Holdings effectively has the ability to take actions that could materially and adversely affect the holders of KKR common units either as a whole or as a particular class.

        The voting rights of holders of KKR common units are further restricted by provisions in KKR's partnership agreement stating that any KKR common units held by a person that beneficially owns 20% or more of any class of KKR common units then outstanding (other than KKR's managing partner or its affiliates, or a direct or subsequently approved transferee of KKR's managing partner or its affiliates) cannot be voted on any matter. KKR's partnership agreement also contains provisions limiting the ability of the holders of KKR common units to call meetings, to acquire information about KKR's operations, and to influence the manner or direction of KKR's management. KKR's partnership agreement does not restrict KKR's managing partner's ability to take actions that may result in KKR's partnership being treated as an entity taxable as a corporation for U.S. federal (and applicable state) income tax purposes. Furthermore, holders of KKR common units would not be entitled to dissenters' rights of appraisal under KKR's partnership agreement or applicable Delaware law in the event of a merger or consolidation involving KKR, a sale of substantially all of KKR's assets or any other transaction or event. See "Description of KKR's Limited Partnership Agreement" beginning on page 201 of this proxy statement/prospectus.

KKR's partnership agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of KKR's managing partner and limit remedies available to holders of KKR common units for actions that might otherwise constitute a breach of duty. It will be difficult for holders of KKR common units to successfully challenge a resolution of a conflict of interest by KKR's managing partner or by its conflicts committee.

        KKR's partnership agreement contains provisions that require holders of KKR common units to waive or consent to conduct by KKR's managing partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, KKR's partnership agreement provides that when KKR's managing partner is acting in its individual capacity, as opposed to in its capacity as KKR's managing partner, it may act without any fiduciary obligations to holders of KKR common units, whatsoever. When KKR's managing partner, in its capacity as KKR's general partner, or KKR's conflicts committee is permitted to or required to make a decision in its "sole discretion" or "discretion" or that it deems "necessary or appropriate" or "necessary or advisable," then KKR's managing partner or the conflicts committee will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting KKR or any holder of KKR common units and will not be subject to any different standards imposed by KKR's partnership agreement, the Delaware Revised Uniform Limited Partnership Act, which is referred to in this proxy statement/prospectus as the Delaware Limited Partnership Act, or under any other law, rule or regulation or in equity. These standards reduce the obligations to which KKR's managing partner would otherwise be held. See also "—KKR is a Delaware limited partnership, and there are provisions in its limited partnership agreement regarding exculpation and indemnification of its officers and directors that differ from the Delaware General Corporation Law in a manner that may be less protective of the interests of holders of KKR common units" and "Description of KKR's Limited Partnership Agreement" beginning on page 201 of this proxy statement/prospectus.

        The above modifications of fiduciary duties are expressly permitted by Delaware law. Hence, KKR and holders of KKR common units will only have recourse and be able to seek remedies against KKR's managing partner if KKR's managing partner breaches its obligations pursuant to KKR's partnership agreement. Unless KKR's managing partner breaches its obligations pursuant to KKR's partnership agreement, KKR and holders of KKR common units will not have any recourse against KKR's managing partner even if KKR's managing partner were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in KKR's partnership agreement, KKR's partnership agreement provides that KKR's managing partner and its officers and directors will not be liable to KKR or holders of KKR common units, for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that KKR's managing partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct. These provisions are detrimental to the holders of KKR common units because they restrict the remedies available to holders of KKR common units for actions that without such limitations might constitute breaches of duty including fiduciary duties.

        Whenever a potential conflict of interest exists between KKR and its managing partner, KKR's managing partner may resolve such conflict of interest. If KKR's managing partner determines that its resolution of the conflict of interest is on terms no less favorable to KKR than those generally being provided to or available from unrelated third parties or is fair and reasonable to KKR, taking into account the totality of the relationships between KKR and its managing partner, then it will be presumed that in making this determination, KKR's managing partner acted in good faith. A holder of KKR common units seeking to challenge this resolution of the conflict of interest would bear the burden of overcoming such presumption. This is different from the situation with Delaware corporations, where a conflict resolution by an interested party would be presumed to be unfair and the interested party would have the burden of demonstrating that the resolution was fair.

        Also, if KKR's managing partner obtains the approval of the conflicts committee of its managing partner, the resolution will be conclusively deemed to be fair and reasonable to KKR and not a breach by KKR's managing partner of any duties it may owe to KKR or holders of KKR common units. This is different from the situation with Delaware corporations, where a conflict resolution by a committee consisting solely of independent directors may, in certain circumstances, merely shift the burden of demonstrating unfairness to the plaintiff. Holders who receive in the merger or otherwise hold a KKR common unit will be treated as having consented to the provisions set forth in KKR's partnership agreement, including provisions regarding conflicts of interest situations that, in the absence of such provisions, might be considered a breach of fiduciary or other duties under applicable state law. As a result, holders of KKR common units will, as a practical matter, not be able to successfully challenge an informed decision by the conflicts committee.

        KKR has also agreed to indemnify KKR's managing partner and any of its affiliates and any member, partner, tax matters partner, officer, director, employee agent, fiduciary or trustee of KKR's partnership, KKR's managing partner or any of KKR's affiliates and certain other specified persons, to the fullest extent permitted by law, against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts incurred by KKR's managing partner or these other persons. KKR has agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. KKR has also agreed to provide this indemnification for criminal proceedings.

        Any claims, suits, actions or proceedings concerning the matters described above or any other matter arising out of or relating in any way to KKR's partnership agreement may only be brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction.

The market price and trading volume of KKR common units may be volatile, which could result in rapid and substantial losses for holders of KKR common units.

        The market price of KKR common units may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in KKR common units may fluctuate and cause significant price variations to occur. If the market price of KKR common units declines significantly, holders of KKR common units may be unable to sell the KKR common units at an attractive price, if at all. The market price of KKR common units may fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of KKR common units or result in fluctuations in the price or trading volume of KKR common units include:

  •
  variations in KKR's quarterly operating results or distributions, which may be substantial;

  •
  KKR's policy of taking a long-term perspective on making investment, operational and strategic decisions, which is expected to result in significant and unpredictable variations in KKR's quarterly returns;

  •
  failure to meet analysts' earnings estimates;

  •
  publication of research reports about KKR or the investment management industry or the failure of securities analysts to cover KKR common units sufficiently;

  •
  additions or departures of KKR's principals and other key management personnel;

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  adverse market reaction to any indebtedness KKR may incur or securities KKR may issue in the future;

  •
  changes in market valuations of similar companies;

  •
  speculation in the press or investment community;

  •
  changes or proposed changes in laws or regulations or differing interpretations thereof affecting KKR's business or enforcement of these laws and regulations, or announcements relating to these matters;

  •
  a lack of liquidity in the trading of KKR common units;

  •
  adverse publicity about the investment management or private equity industry generally or individual scandals, specifically;

  •
  the risks relating to the merger described in the section titled "Risks Related to the Merger"; and

  •
  general market and economic conditions.

An investment in KKR common units is not an investment in any of its funds, and the assets and revenues of its funds are not directly available to KKR.

        KKR common units are securities of KKR & Co. L.P. only. While KKR's historical consolidated and combined financial information includes financial information, including assets and revenues, of certain funds on a consolidated basis, and KKR's future financial information will continue to consolidate certain of these funds, such assets and revenues are available to the fund and not to KKR except to a limited extent through management fees, carried interest or other incentive income, distributions and other proceeds arising from agreements with funds.

The price of KKR common units may decline due to the large number of common units eligible for future sale, for exchange, and issuable pursuant to KKR's equity incentive plan.

        The market price of KKR common units could decline as a result of sales of a large number of common units in the market or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for KKR to sell its common units in the future at a time and at a price that it deems appropriate. As of March 18, 2014, there were 300,354,288 KKR common units outstanding, which amount excludes KKR common units beneficially owned by KKR Holdings in the form of KKR Group Partnership units discussed below, common units available for future issuance under KKR's equity incentive plans and KKR common units available for future issuance in connection with acquisitions made by KKR.

        As of March 18, 2014, KKR Holdings owns 393,357,457 KKR Group Partnership units that may be exchanged, on a quarterly basis, for KKR common units on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. Except for interests held by KKR's founders and certain interests held by other principals that were vested upon grant or that have vested since the date of grant, interests in KKR Holdings that are held by KKR's principals and other persons are subject to time-based vesting or performance-based vesting and, following such vesting, additional restrictions in certain cases on exchanges for a period of one or two years. The market price of KKR common units could decline as a result of the exchange or the perception that an exchange may occur of a large number of KKR Group Partnership units for KKR common units. These exchanges, or the possibility that these exchanges may occur, also might make it more difficult for holders of KKR common units to sell the KKR common units in the future at a time and at a price that they deem appropriate.

        In addition, KKR will continue to issue additional common units pursuant to KKR's equity incentive plans. The total number of common units which may be issued under KKR's equity incentive plans is equivalent to 15% of the number of fully diluted common units outstanding as of the beginning of the year. The amount may be increased each year to the extent that KKR issues additional equity. In addition, KKR's partnership agreement authorizes KKR to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by KKR's managing partner in its sole discretion without the approval of holders of KKR common units. In accordance with the Delaware Limited Partnership Act and the provisions of KKR's partnership agreement, KKR may also issue additional partner interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to KKR common units.

KKR's structure involves complex provisions of U.S. federal income tax laws for which no clear precedent or authority may be available. These structures also are subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis.

        The U.S. federal income tax treatment of KKR common unitholders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax laws for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the Internal Revenue Service, referred to in this proxy statement/prospectus as the IRS, and the U.S. Department of the Treasury, referred to in this proxy statement/prospectus as the Treasury, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The present U.S. federal income tax treatment of owning KKR common units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. For instance, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible for KKR to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect the tax considerations of owning KKR common units, change the character or treatment of portions of KKR's income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely impact your investment in KKR common units. See the discussion below under "—The U.S. Congress has considered legislation that would have (i) in some cases after a ten-year period, precluded KKR from qualifying as a partnership or required KKR to hold carried interest through taxable subsidiary corporations and (ii) taxed certain income and gains at increased rates. If any similar legislation were to be enacted and apply to KKR, the after-tax income and gain related to KKR's business, as well as the market price of KKR common units, could be reduced." KKR's organizational documents and agreements give KKR's managing partner broad authority to modify the amended and restated partnership agreement from time to time as KKR's managing partner determines to be necessary or appropriate, without the consent of KKR common unitholders, to address changes in U.S. federal, state and local income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all KKR common unitholders. For instance, KKR's managing partner could elect at some point to treat KKR as an association taxable as a corporation for U.S. federal (and applicable state) income tax purposes. If KKR's managing partner were to do this, the U.S. federal income tax consequences of owning KKR common units would be materially different. Moreover, certain assumptions and conventions will be applied in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to common unitholders in a manner that reflects such common unitholders' beneficial ownership of partnership items, taking into account variation in ownership interests during each taxable year because of trading activity. However, those assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions used by KKR do not satisfy the technical requirements of the Code and/or Treasury regulations and could require that items of income, gain, deductions, loss or credit, including interest deductions, be adjusted, reallocated or disallowed in a manner that adversely affects KKR common unitholders.

The U.S. Congress has considered legislation that would have (i) in some cases after a ten-year period, precluded KKR from qualifying as a partnership or required KKR to hold carried interest through taxable subsidiary corporations and (ii) taxed certain income and gains at increased rates. If any similar legislation were to be enacted and apply to KKR, the after-tax income and gain related to KKR's business, as well as the market price of KKR units, could be reduced.

        Over the past several years, a number of legislative and administrative proposals have been introduced and, in certain cases, have been passed by the U.S. House of Representatives. In May 2010, the U.S. House of Representatives passed legislation, or the "May 2010 House bill," that would have, in general, treated income and gains, including gain on sale, attributable to an interest in an investment services partnership interest, or "ISPI," as income subject to a new blended tax rate that is higher than under current law, except to the extent such ISPI would have been considered under the legislation to be a qualified capital interest. Your interest in KKR, KKR's interest in KKR Fund Holdings L.P. and the interests that KKR Fund Holdings L.P. holds in entities that are entitled to receive carried interest may have been classified as ISPIs for purposes of this legislation. The U.S. Senate considered but did not pass similar legislation. On February 14, 2012, Representative Levin introduced similar legislation, or the "2012 Levin bill," that would tax carried interest at ordinary income tax rates (which would be higher than the proposed blended rate under the May 2010 House bill). It is unclear when or whether the U.S. Congress will pass such legislation or what provisions will be included in any legislation, if enacted.

        Both the May 2010 House bill and the 2012 Levin bill provided that, for taxable years beginning ten years after the date of enactment, income derived with respect to an ISPI that is not a qualified capital interest and that is subject to the rules discussed above would not meet the qualifying income requirements under the publicly traded partnership rules. Therefore, if similar legislation is enacted, following such ten-year period, KKR would be precluded from qualifying as a partnership for U.S. federal income tax purposes or be required to hold all such ISPIs through corporations, possibly U.S. corporations. If KKR were taxed as a U.S. corporation or required to hold all ISPIs through corporations, KKR's effective tax rate would increase significantly. The federal statutory rate for corporations is currently 35%. In addition, KKR could be subject to increased state and local taxes. Furthermore, you could be subject to tax on KKR's conversion into a corporation or any restructuring required in order for KKR to hold KKR's ISPIs through a corporation. KKR's principals and other professionals could face additional adverse tax consequences under the legislation, which might thereby adversely affect KKR's ability to offer attractive incentive opportunities for key personnel.

        On September 12, 2011, the Obama administration submitted similar legislation to Congress in the American Jobs Act that would tax income and gain, now treated as capital gains, including gain on disposition of interests, attributable to an ISPI at rates higher than the capital gains rate applicable to such income under current law, with an exception for certain qualified capital interests. The proposed legislation would also characterize certain income and gain in respect of ISPIs as non-qualifying income under the publicly traded partnership rules after a ten-year transition period from the effective date, with an exception for certain qualified capital interests. This proposed legislation follows several prior statements by the Obama administration in support of changing the taxation of carried interest. Furthermore, in the proposed American Jobs Act, the Obama administration proposed that current law regarding the treatment of carried interest be changed for taxable years ending after December 31, 2012 to subject such income to ordinary income tax. In its published revenue proposal for 2013, the Obama administration proposed that the current law regarding treatment of carried interest be changed to subject such income to ordinary income tax. The Obama administration's published revenue proposals for 2010, 2011 and 2012 contained similar proposals.

        States and other jurisdictions have also considered legislation to increase taxes with respect to carried interest. For example, New York has periodically considered legislation under which you could be subject to New York state income tax on income in respect of KKR common units as a result of certain activities of KKR's affiliates in New York, although it is unclear when or whether such legislation will be enacted.

        If the proposed legislation described above or any similar legislation were to be enacted and apply to KKR, the after-tax income and gain related to KKR's business, as well as the market price of KKR units, could be reduced.

If KKR were treated as a corporation for U.S. federal income tax or state tax purposes, then KKR's distributions to you would be substantially reduced and the value of KKR common units could be adversely affected.

        The value of your investment in KKR depends in part on KKR's being treated as a partnership for U.S. federal income tax purposes, which requires that 90% or more of KKR's gross income for every taxable year consist of qualifying income, as defined in Section 7704 of the Code, and that KKR's partnership not be registered under the Investment Company Act. Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. KKR intends to structure KKR's investments so as to satisfy these requirements, including by generally holding investments that generate non-qualifying income through one or more subsidiaries that are treated as corporations for U.S. federal income tax purposes. Nonetheless, KKR may not meet these requirements, may not correctly identify investments that should be owned through corporate subsidiaries, or current law may change so as to cause, in any of these events, KKR to be treated as a corporation for U.S. federal income tax purposes or otherwise subject KKR to U.S. federal income tax. KKR has not requested, and does not plan to request, a ruling from the IRS, on this or any other matter affecting KKR.

        If KKR were treated as a corporation for U.S. federal income tax purposes, KKR would pay U.S. federal, state and local income tax on KKR's taxable income at the applicable tax rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would otherwise flow through to you. Because a tax would be imposed upon KKR as a corporation, KKR's distributions to you would be substantially reduced which could cause a reduction in the value of KKR common units.

        Current law may change, causing KKR to be treated as a corporation for U.S. federal or state income tax purposes or otherwise subjecting KKR to entity-level taxation. See "—The U.S. Congress has considered legislation that would have (i) in some cases after a ten-year period, precluded KKR from qualifying as a partnership or required KKR to hold carried interest through taxable subsidiary corporations and (ii) taxed certain income and gains at increased rates. If any similar legislation were to be enacted and apply to KKR, the after-tax income and gain related to KKR's business, as well as the market price of KKR common units, could be reduced." Several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon KKR as an entity, KKR's distributions to you would be reduced.

You will be subject to U.S. federal income tax on your share of KKR's taxable income, regardless of whether you receive any cash distributions, and may recognize income in excess of cash distributions.

        As long as 90% of KKR's gross income for each taxable year constitutes qualifying income as defined in Section 7704 of the Code and KKR is not required to register as an investment company under the Investment Company Act on a continuing basis, and assuming there is no change in law, KKR will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. As a result, a U.S. KKR common unitholder will be subject to U.S. federal, state, local and possibly, in some cases, foreign income taxation on its allocable share of KKR's items of income, gain, loss, deduction and credit (including its allocable share of those items of any entity in which KKR invests that is treated as a partnership or is otherwise subject to tax on a flow-through basis) for each of KKR's taxable years ending with or within the unitholder's taxable year, regardless of whether or when such unitholder receives cash distributions. See "—The U.S. Congress has considered legislation that would have (i) in some cases after a ten-year period, precluded KKR from qualifying as a partnership or required KKR to hold carried interest through taxable subsidiary corporations and (ii) taxed certain income and gains at increased rates. If any similar legislation were to be enacted and apply to KKR, the after-tax income and gain related to KKR's business, as well as the market price of KKR common units, could be reduced."

        You may not receive cash distributions equal to your allocable share of KKR's net taxable income or even the tax liability that results from that income. In addition, certain of KKR's holdings, including holdings, if any, in a controlled foreign corporation, or a CFC, a passive foreign investment company, or a PFIC, or entities treated as partnerships for U.S. federal income tax purposes, may produce taxable income prior to the receipt of cash relating to such income, and holders of KKR common units that are U.S. taxpayers may be required to take such income into account in determining their taxable income. In the event of an inadvertent termination of the partnership status for which the IRS has granted limited relief, each holder of KKR common units may be obligated to make such adjustments as the IRS may require to maintain KKR's status as a partnership. Such adjustments may require the holders of KKR common units to recognize additional amounts in income during the years in which they hold such units. In addition, because of KKR's methods of allocating income and gain among holders of KKR common units, you may be taxed on amounts that accrued economically before you became a KKR common unitholder. For example, phantom income from the portfolio or due to operational activities may arise during a month and be allocated to you, creating taxable liability that KKR would not consider in a quarterly distribution because KKR typically considers tax distributions on an annual basis. Consequently, you may recognize taxable income without receiving any cash.

        Although KKR expects that distributions KKR makes should be sufficient to cover a holder's tax liability in any given year that is attributable to its investment in KKR, no assurances can be made that this will be the case. KKR will be under no obligation to make any such distribution and, in certain circumstances, may not be able to make any distributions or will only be able to make distributions in amounts less than a holder's tax liability attributable to its investment in KKR. In addition, KKR anticipates making quarterly distributions and typically considers tax distributions on an annual basis but allocates taxable income on a monthly basis. As a result, if you dispose of your KKR common units, you may be allocated taxable income during the time you held your KKR common units without receiving any cash distributions corresponding to that period. Accordingly, each holder should ensure that it has sufficient cash flow from other sources to pay all tax liabilities.

Tax gain or loss on disposition of KKR common units could be more or less than expected.

        If you sell your KKR common units, you will recognize a gain or loss equal to the difference between the amount realized and your adjusted tax basis allocated to those KKR common units. Prior distributions to you in excess of the total net taxable income allocated to you will have decreased the tax basis in your KKR common units. Therefore, such excess distributions will increase your taxable gain, or decrease your taxable loss, when the KKR common units are sold and may result in a taxable gain even if the sale price is less than the original cost. A portion of the amount realized, whether or not representing gain, may be ordinary income to you.

KKR common unitholders may be allocated taxable gain on the disposition of certain assets, even if they did not share in the economic appreciation inherent in such assets.

        KKR and KKR's intermediate holding companies will be allocated taxable gains and losses recognized by the KKR Group Partnerships based upon KKR's percentage ownership in each KKR Group Partnership. KKR's share of such taxable gains and losses generally will be allocated pro rata to KKR common unitholders. In some circumstances, under the U.S. federal income tax rules affecting partners and partnerships, the taxable gain or loss allocated to a KKR common unitholder may not correspond to that unitholder's share of the economic appreciation or depreciation in the particular asset. This is primarily an issue of the timing of the payment of tax, rather than a net increase in tax liability, because the gain or loss allocation would generally be expected to be offset as a KKR common unitholder sold common units.

Non-U.S. persons face unique U.S. tax issues from owning KKR common units that may result in adverse tax consequences to them.

        KKR expects that it will be engaged in a U.S. trade or business for U.S. federal income tax purposes, including by reason of investments in U.S. real property holding corporations, real estate assets and natural resource and oil and gas investments, in which case some portion of KKR's income would be treated as effectively connected income with respect to non-U.S. holders, or ECI. To the extent KKR's income is treated as ECI, non-U.S. KKR common unitholders generally would be subject to withholding tax on their allocable share of such income, would be required to file a U.S. federal income tax return for such year reporting their allocable share of income effectively connected with such trade or business and any other income treated as ECI, and would be subject to U.S. federal income tax at regular U.S. tax rates on any such income (state and local income taxes and filings may also apply in that event). Non-U.S. KKR common unitholders that are corporations may also be subject to a 30% branch profits tax (potentially reduced under an applicable treaty) on their actual or deemed distributions of such income. In addition, distributions to non-U.S. KKR common unitholders that are attributable to profits on the sale of a U.S. real property interest may also be subject to 30% withholding tax. Also, non-U.S. KKR common unitholders may be subject to 30% withholding on allocations of KKR's income that are U.S. source fixed or determinable annual or periodic income under the Code, unless an exemption from or a reduced rate of such withholding applies (under an applicable treaty of the Code) and certain tax status information is provided.

Tax-exempt entities face unique tax issues from owning KKR common units that may result in adverse tax consequences to them.

        Generally, a tax-exempt partner of a partnership would be treated as earning unrelated business taxable income, or UBTI, if the partnership regularly engages in a trade or business that is unrelated to the exempt function of the tax-exempt partner, if the partnership derives income from debt-financed property or if the partner interest itself is debt-financed. As a result of KKR's ownership of real assets and incurrence of acquisition indebtedness KKR will derive income that constitutes UBTI. Consequently, a holder of KKR common units that is a tax-exempt entity (including an individual retirement account, or IRA, or a 401(k) plan participant) will likely be subject to unrelated business income tax to the extent that its allocable share of KKR's income consists of UBTI. In addition, a tax-exempt investor may be subject to unrelated business income tax on a sale of their KKR common units.

KKR cannot match transferors and transferees of KKR common units, and KKR will therefore adopt certain income tax accounting conventions that may not conform with all aspects of applicable tax requirements. The IRS may challenge this treatment, which could adversely affect the value of KKR common units.

        Because KKR cannot match transferors and transferees of KKR common units, KKR has adopted depreciation, amortization and other tax accounting positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to KKR common unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of KKR common units and could have a negative impact on the value of KKR common units or result in audits of and adjustments to KKR common unitholders' tax returns.

        In addition, KKR's taxable income and losses are determined and apportioned among KKR common unitholders using conventions KKR regards as consistent with applicable law. As a result, if you transfer your KKR common units, you may be allocated income, gain, loss and deduction realized by KKR after the date of transfer. Similarly, a transferee may be allocated income, gain, loss and deduction realized by KKR prior to the date of the transferee's acquisition of KKR common units. A transferee may also bear the cost of withholding tax imposed with respect to income allocated to a transferor through a reduction in the cash distributed to the transferee.

Holders of KKR common units may be subject to state, local and foreign taxes and return filing requirements as a result of owning such units.

        In addition to U.S. federal income taxes, holders of KKR common units may be subject to other taxes, including state, local and foreign taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which KKR does business or owns property now or in the future, even if the holders of KKR common units do not reside in any of those jurisdictions. Holders of KKR common units may be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions in the U.S. and abroad. Further, holders of KKR common units may be subject to penalties for failure to comply with those requirements. It is the responsibility of each KKR common unitholder to file all U.S. federal, state, local and foreign tax returns that may be required of such unitholder.

Certain U.S. holders of KKR common units are subject to additional tax on "net investment income."

        U.S. holders that are individuals, estates or trusts are subject to a Medicare tax of 3.8% on "net investment income" (or undistributed "net investment income," in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such person's adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes net income from interest, dividends, annuities, royalties and rents and net gain attributable to the disposition of investment property. It is anticipated that net income and gain attributable to an investment in KKR common units will be included in a U.S. holder's "net investment income" subject to this Medicare tax.

KKR may not be able to furnish to each KKR common unitholder specific tax information within 90 days after the close of each calendar year, which means that holders of KKR common units who are U.S. taxpayers should anticipate the need to file annually a request for an extension of the due date of their income tax return.

        As a publicly traded partnership, KKR's operating results, including distributions of income, dividends, gains, losses or deductions, and adjustments to carrying basis, will be reported on Schedule K-1 and distributed to each KKR common unitholder annually. It may require longer than 90 days after the end of KKR's fiscal year to obtain the requisite information from all lower-tier entities so that Schedule K-1s may be prepared for the KKR common unitholders. For this reason, holders of KKR common units who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise-applicable due date of their income tax return for the taxable year.

Risks Related to KKR's Organizational Structure

Potential conflicts of interest may arise among KKR's managing partner, its affiliates and KKR. KKR's managing partner and its affiliates have limited fiduciary duties to KKR and the holders of KKR Group Partnership units, which may permit them to favor their own interests to KKR's detriment and that of the holders of KKR Group Partnership units.

        KKR's managing partner, which is its general partner, will manage the business and affairs of KKR's business, and will be governed by a board of directors that is co-chaired by KKR's founders, who also serve as KKR's Co-Chief Executive Officers. Conflicts of interest may arise among KKR's managing partner and its affiliates, on the one hand, and KKR and holders of KKR common units, on the other hand. As a result of these conflicts, KKR's managing partner may favor its own interests and the interests of its affiliates over KKR and holders of KKR common units. These conflicts include, among others, the following:

  •
  KKR's managing partner indirectly through its holding of controlling entities determines the amount and timing of the KKR Group Partnership's investments and dispositions, indebtedness, issuances of additional partner interests, tax liabilities and amounts of reserves, each of which can affect the amount of cash that is available for distribution to holders of KKR Group Partnership units;

  •
  KKR's managing partner is allowed to take into account the interests of parties other than KKR in resolving conflicts of interest, which has the effect of limiting its duties, including fiduciary duties, to KKR. For example, KKR's affiliates that serve as the general partners of KKR's funds have fiduciary and contractual obligations to investors in KKR's funds, and such obligations may cause such affiliates to regularly take actions that might adversely affect KKR's near-term results of operations or cash flow. KKR's managing partner will have no obligation to intervene in, or to notify KKR of, such actions by such affiliates;

  •
  Because KKR's principals indirectly hold their KKR Group Partnership units through entities that are not subject to corporate income taxation and KKR holds some of its KKR Group Partnership units through one or more wholly-owned subsidiaries that are taxable as a corporation, conflicts may arise between KKR's principals and KKR relating to the selection and structuring of investments, declaring distributions and other matters;

  •
  KKR's managing partner, including its directors and officers, has limited its and their liability and reduced or eliminated its and their duties, including fiduciary duties, under KKR's partnership agreement to the fullest extent permitted by law, while also restricting the remedies available to holders of KKR common units for actions that, without these limitations, might constitute breaches of duty, including fiduciary duties. In addition, KKR has agreed to indemnify KKR's managing partner, including its directors and officers, and KKR's managing partner's affiliates to the fullest extent permitted by law, except with respect to conduct involving bad faith, fraud or willful misconduct;

  •
  KKR's partnership agreement does not restrict KKR's managing partner from paying KKR or its affiliates for any services rendered, or from entering into additional contractual arrangements with any of these entities on KKR's behalf, so long as the terms of any such additional contractual arrangements are fair and reasonable to KKR as determined under its partnership agreement. The conflicts committee will be responsible for, among other things, enforcing KKR's rights and those of holders of KKR common units under certain agreements, against KKR Holdings and certain of its subsidiaries and designees, a general partner or limited partner of KKR Holdings, or a person who holds a partnership or equity interest in the foregoing entities;

  •
  KKR's managing partner determines how much debt KKR may incur and that decision may adversely affect any credit ratings KKR receive;

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  KKR's managing partner determines which costs incurred by it and its affiliates are reimbursable by KKR;

  •
  Other than as set forth in certain confidentiality and restrictive covenant agreements, which in certain cases may only be agreements between KKR's principals and KKR Holdings and which may not be enforceable by KKR or otherwise waived, modified or amended, affiliates of KKR's managing partner and existing and former personnel employed by KKR's managing partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with KKR;

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  KKR's managing partner controls the enforcement of obligations owed to the KKR Group Partnerships by KKR and its affiliates; and

  •
  KKR's managing partner or KKR's managing partner's conflicts committee decides whether to retain separate counsel, accountants or others to perform services for KKR.

Certain actions by KKR's managing partner's board of directors require the approval of the Class A shares of KKR's managing partner, all of which are held by KKR's principals.

        All of KKR's managing partner's outstanding Class A shares are held by KKR's principals who also hold interests in KKR's managing partner entitling them to vote for the election of its directors. Although the affirmative vote of a majority of the directors of KKR's managing partner is required for any action to be taken by KKR's managing partner's board of directors, certain specified actions approved by KKR's managing partner's board of directors will also require the approval of a majority of the Class A shares of KKR's managing partner. These actions consist of the following:

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  the entry into a debt financing arrangement by KKR in an amount in excess of 10% of its existing long-term indebtedness (other than the entry into certain intercompany debt financing arrangements);

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  the issuance by KKR or its subsidiaries of any securities that would (i) represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 5% on a fully diluted, as converted, exchanged or exercised basis, of any class of KKR's or its subsidiaries' equity securities or (ii) have designations, preferences, rights, priorities or powers that are more favorable than those of KKR Group Partnership units;

  •
  the adoption by KKR of a shareholder rights plan;

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  the amendment of KKR's partnership agreement or the limited partnership agreements of the KKR Group Partnerships;

  •
  the exchange or disposition of all or substantially all of KKR's assets or the assets of any KKR Group Partnership;

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  the merger, sale or other combination of KKR or any KKR Group Partnership with or into any other person;

  •
  the transfer, mortgage, pledge, hypothecation or grant of a security interest in all or substantially all of the assets of the KKR Group Partnerships;

  •
  the appointment or removal of a Chief Executive Officer or a Co-Chief Executive Officer of KKR's managing partner or KKR;

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  the termination of the employment of any of KKR's officers or the officers of any of KKR's subsidiaries or the termination of the association of a partner with any of KKR's subsidiaries, in each case, without cause;

  •
  the liquidation or dissolution of KKR, KKR's managing partner or any KKR Group Partnership; and

  •
  the withdrawal, removal or substitution of KKR's managing partner as its general partner or any person as the general partner of a KKR Group Partnership, or the transfer of beneficial ownership of all or any part of a general partner interest in KKR or a KKR Group Partnership to any person other than one of its wholly owned subsidiaries.

        In addition, holders representing a majority of the Class A shares of KKR's managing partner have the authority to unilaterally appoint KKR's managing partner's directors and also have the ability to appoint the officers of KKR's managing partner. Henry Kravis and George Roberts collectively hold

Class A shares representing a majority of the total voting power of the outstanding Class A shares. While neither of them acting alone will be able to control the voting of the Class A shares, they will be able to control the voting of such shares if they act together.

Holders of KKR common units do not elect KKR's managing partner or vote on KKR's managing partner's directors and have limited ability to influence decisions regarding KKR's business.

        Holders of KKR common units do not elect KKR's managing partner or its board of directors and, unlike the holders of common stock in a corporation, have only limited voting rights on matters affecting KKR's business and therefore limited ability to influence decisions regarding KKR's business. Furthermore, if holders of KKR common units are dissatisfied with the performance of KKR's managing partner, they have no ability to remove KKR's managing partner, with or without cause.

The control of KKR's managing partner may be transferred to a third party without KKR's consent.

        KKR's managing partner may transfer its general partner interest to a third party in a merger or consolidation or in a transfer of all or substantially all of its assets without KKR's consent or the consent of holders of KKR common units. Furthermore, the members of KKR's managing partner may sell or transfer all or part of their limited liability company interests in KKR's managing partner without KKR's approval, subject to certain restrictions. A new general partner may not be willing or able to form new funds and could form funds that have investment objectives and governing terms that differ materially from those of KKR's current funds. A new owner could also have a different investment philosophy, employ investment professionals who are less experienced, be unsuccessful in identifying investment opportunities or have a track record that is not as successful as KKR's track record. If any of the foregoing were to occur, KKR could experience difficulty in making new investments, and the value of KKR's existing investments, business, results of operations and financial condition could materially suffer.

KKR intends to pay periodic distributions to the holders of KKR common units, but its ability to do so may be limited by its holding company structure and contractual restrictions.

        KKR intends to pay cash distributions on a quarterly basis. KKR is a holding company and has no material assets other than the KKR Group Partnership units that KKR holds through wholly-owned subsidiaries and has no independent means of generating income. Accordingly, KKR intends to cause the KKR Group Partnerships to make distributions on the KKR Group Partnership units, including KKR Group Partnership units that KKR directly or indirectly holds, in order to provide KKR with sufficient amounts to fund distributions KKR may declare. If the KKR Group Partnerships make such distributions, other holders of KKR Group Partnership units, including KKR Holdings, will be entitled to receive equivalent distributions pro rata based on their KKR Group Partnership units.

        The declaration and payment of any future distributions will be at the sole discretion of KKR's managing partner, which may change KKR's distribution policy at any time. KKR's managing partner will take into account general economic and business conditions, KKR's strategic plans and prospects, business and investment opportunities, financial condition and operating results, compensation expense, working capital requirements and anticipated cash needs, debt and contractual restrictions and obligations (including payment obligations pursuant to the tax receivable agreement), legal, tax and regulatory restrictions, restrictions or other implications on the payment of distributions by KKR to the holders of KKR Group Partnership units or by KKR's subsidiaries to KKR and such other factors as KKR's managing partner may deem relevant. Under the Delaware Limited Partnership Act, KKR may not make a distribution to a partner if after the distribution all of KKR's liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of KKR's assets. If KKR were to make such an impermissible distribution, any limited partner who received a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act would be liable to KKR for the amount of the distribution for three years. Furthermore, by paying cash distributions rather than investing that cash in KKR's businesses, KKR risks slowing the pace of its growth, or not having a sufficient amount of cash to fund its operations, new investments or unanticipated capital expenditures, should the need arise.

        KKR's ability to characterize such distributions as capital gains or qualified dividend income may be limited, and holders of KKR common units should expect that some or all of such distributions may be regarded as ordinary income.

If KKR were deemed to be an "investment company" subject to regulation under the Investment Company Act, applicable restrictions could make it impractical for KKR to continue its business as contemplated and could have a material adverse effect on KKR's business.

        A person will generally be deemed to be an "investment company" for purposes of the Investment Company Act if:

  •
  it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

  •
  absent an applicable exemption, it is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire "investment securities" (within the meaning of the Investment Company Act) having a value exceeding 40% of the value of KKR's total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

        KKR believes that it is engaged primarily in the business of providing investment management services and not in the business of investing, reinvesting or trading in securities. KKR regards itself as an investment management firm and does not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, KKR does not believe that it is an "orthodox" investment company as defined in Section 3(a)(1)(A) of the Investment Company Act and described in the first bullet point above.

        With regard to the provision described in the second bullet point above, KKR has no material assets other than its equity interests in subsidiaries, which in turn have no material assets other than equity interests, directly or indirectly, in the KKR Group Partnerships. Through these interests, KKR indirectly is the sole general partner of each of the KKR Group Partnerships and indirectly is vested with all management and control over the KKR Group Partnerships. KKR does not believe its equity interests in its subsidiaries are investment securities, and KKR believes that the capital interests of the general partners of its funds in their respective funds are neither securities nor investment securities. Accordingly, based on KKR's determination, less than 40% of KKR's total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis are comprised of assets that could be considered investment securities. In this regard, as a result of the KPE Transaction, KKR succeeded to a significant number of investment securities previously held by KKR & Co. (Guernsey) L.P. and now held by the KKR Group Partnerships. In addition, KKR expects to make investments in other investment securities from time to time. KKR monitors these holdings regularly to confirm its continued compliance with the 40% test described in the second bullet point above. The need to comply with this 40% test may cause KKR to restrict its business and subsidiaries with respect to the assets in which KKR can invest and/or the types of securities KKR may issue, sell investment securities, including on unfavorable terms, acquire assets or businesses that could change the nature of KKR's business or potentially take other actions which may be viewed as adverse by the holders of KKR common units, in order to ensure conformity with exceptions provided by, and rules and regulations promulgated under, the Investment Company Act.

        Following the consummation of the merger, KFN will become an indirect subsidiary of KKR. KFN has conducted, and following the merger KKR intends to continue to conduct, KFN's operations so that it does not meet the definition of an "investment company" under the Investment Company Act. KFN believes that it is not engaged, and does not propose to engage, primarily in the business of investing, reinvesting or trading in securities and as such does not believe that it is an "orthodox" investment company as defined in Section 3(a)(1)(A) of the Investment Company Act and described in the first bullet point above. KFN also monitors its operations such that it does not own or propose to acquire "investment securities" having a value exceeding 40% of the value of KFN's total assets (exclusive of United States government securities and cash items) on an unconsolidated basis as described in the second bullet point above. KFN is organized as a holding company and conducts its operations primarily through majority owned subsidiaries, each of which are either outside of the definition of an investment company under Sections 3(a)(1)(A) and 3(a)(1)(C), or excepted from the definition of an investment company under the Investment Company Act in accordance with Rule 3a-7, Section 3(c)(1) or (7), Section 3(c)(5), or Section 3(c)(9). For purposes of the 40% test described above, the Investment Company Act excludes a majority owned subsidiary from the term "investment securities" unless the subsidiary is an investment company or relies on the exceptions from the definition of an investment company provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Any guidance or action from the SEC or its staff, in particular changes that the SEC may ultimately propose and adopt regarding the manner in which Rule 3a-7 applies to entities or new or modified interpretive positions under Section 3(c)(5)(C), could have a material adverse effect on KFN's investment company status, and as a result make it more difficult for KKR to comply with its own investment company status under the Investment Company Act.

        The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. KKR intends to conduct its operations so that it will not be deemed to be an investment company under the Investment Company Act. If anything were to happen which would cause KKR to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on KKR's capital structure, ability to transact business with affiliates (including KKR) and ability to compensate key employees, would make it impractical for KKR to continue its business as currently conducted, impair the agreements and arrangements between and among KKR, the KKR Group Partnerships and KKR Holdings, or any combination thereof, and materially adversely affect KKR's business, financial condition and results of operations. In addition, KKR may be required to limit the amount of investments that it makes as a principal, potentially divest assets acquired through KFN or in the KPE Transaction or otherwise conduct its business in a manner that does not subject it to the registration and other requirements of the Investment Company Act.

KKR is a Delaware limited partnership, and there are certain provisions in its partnership agreement regarding exculpation and indemnification of its officers and directors that differ from the Delaware General Corporation Law in a manner that may be less protective of the interests of holders of KKR common units.

        KKR's partnership agreement provides that to the fullest extent permitted by applicable law, KKR's directors or officers will not be liable to KKR. However, under the Delaware General Corporation Law, which is referred to in this proxy statement/prospectus as the DGCL, even assuming inclusion of a provision in the certificate of incorporation exculpating directors to the fullest extent permitted under the DGCL, a director would be liable to KKR for (i) breach of the duty of loyalty to KKR or its shareholders, (ii) intentional misconduct, knowing violations of the law or acts or omissions not in good faith, (iii) improper redemption of shares or declaration of dividend, or (iv) a transaction from which the director derived an improper personal benefit. In addition, KKR's partnership agreement provides that KKR indemnifies its directors and officers for acts or omissions to the fullest extent provided by law. However, under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation, and, in criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful. Accordingly, KKR's partnership agreement may be less protective of the interests of holders of KKR common units, when compared to the DGCL, insofar as it relates to the exculpation and indemnification of KKR's officers and directors. See also "—KKR's limited partnership agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of KKR's limited partner and limit remedies available for holders of KKR common units for actions that might otherwise constitute a breach of duty. It will be difficult for holders of KKR common units to successfully challenge a resolution of a conflict of interest by KKR's managing partner or by its conflicts committee" and "Description of KKR's Limited Partnership Agreement" beginning on page 201 of this proxy statement/prospectus.

        Risks related to KKR's business and other risks related to the ownership of KKR common units and risks related to KKR's organizational structure are contained in the documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 234 of this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," or the negative of those terms or other variations of them or comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results, the ability to generate sales, income or cash flow, to realize cost savings or other benefits associated with the merger, to service debt or to make distributions are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine actual results are beyond the ability of KKR or KFN to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

  •
  the ability to complete the merger, on a timely basis or at all;

  •
  failure to obtain, delays in obtaining or adverse conditions contained in, any required regulatory approvals or clearances;

  •
  the potential impact of the announcement or consummation of the merger on relationships, including with employees, consultants, investors and other business relationships;

  •
  KKR's ability to successfully integrate KFN's assets and to realize synergies from the merger;

  •
  KKR's ability to acquire new businesses and assets and integrate those operations into its existing operations, particularly if KKR undertakes multiple acquisitions in a relatively short period of time, as well as the ability to expand its facilities;

  •
  the ability to successfully identify and close acquisitions and make cost-saving changes in operations;

  •
  changes in laws or regulations, third-party relations and approvals, and decisions of courts, regulators and governmental bodies that may adversely affect the business or ability to compete of KKR or KFN;

  •
  the timing and success of business development efforts;

  •
  changes in accounting pronouncements that impact the measurement of results of operations, the timing of when such measurements are to be made and recorded, and the disclosures surrounding these activities;

  •
  changes in tax law, particularly as it relates to partnerships or other "pass-through" entities;

  •
  changes in interest rates and market values;

  •
  changes in prepayment rates;

  •
  changes in market conditions, particularly in the global fixed income, credit and equity markets;

  •
  the ability to obtain insurance coverage without significant levels of self-retention of risk;

  •
  acts of nature, sabotage, terrorism (including cyber attacks) or other similar acts or accidents causing damage greater than KKR's or KFN's insurance coverage limits;

  •
  possible changes in credit ratings;

  •
  capital and credit markets conditions, inflation and interest rates;

  •
  national, international, regional and local economic, competitive and regulatory conditions and developments;

  •
  KKR's ability to achieve cost savings and revenue growth;

  •
  unfavorable results of litigation and the fruition of contingencies referred to in the notes to the financial statements contained in the reports incorporated by reference into this proxy statement/ prospectus; and

  •
  changes in law, particularly changes to Rule 3a-7 or other rules or SEC guidance concerning the determination whether KKR is an "investment company" under the Investment Company Act.

        Forward-looking statements are based on the expectations and beliefs of the respective managements of KKR and KFN, based on information currently available, concerning future events affecting KKR and KFN. Although KKR and KFN believe that these forward-looking statements are based on reasonable assumptions, they are subject to uncertainties and factors related to KKR's and KFN's operations and business environments, all of which are difficult to predict and many of which are beyond KKR's and KFN's control. Any or all of the forward-looking statements in this proxy statement/prospectus may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. The foregoing list of factors should not be construed to be exhaustive. Many factors mentioned in this proxy statement/prospectus, including the risks outlined under the caption "Risk Factors" in this proxy statement/prospectus and under similarly captioned sections contained in KKR's and KFN's Exchange Act reports incorporated herein by reference, will be important in determining future results, and actual future results may vary materially. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on KKR's or KFN's results of operations, financial condition, cash flows or distributions. In view of these uncertainties, KKR and KFN caution that investors should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, KKR and KFN undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

 THE PARTIES

KKR & Co. L.P.

        Led by Henry Kravis and George Roberts, KKR, together with its subsidiaries, is a leading global investment firm with $94.3 billion in assets under management as of December 31, 2013, and a 37-year history of leadership, innovation and investment excellence. KKR's business offers a broad range of investment management services to its fund investors and provides capital markets services to the firm, its portfolio companies and other third parties. KKR conducts its business with offices throughout the world, providing it with a global platform for sourcing transactions, raising capital and carrying out capital markets activities.

        As a global investment firm, KKR earns management, monitoring, transaction and incentive fees for providing investment management, monitoring and other services to its funds, vehicles, managed accounts, specialty finance company and portfolio companies, and KKR generates transaction-specific income from capital markets transactions. KKR earns additional investment income from investing its own capital alongside that of its fund investors, from other principal investments and from the carried interest KKR receives from its funds and certain other investment vehicles.

        KKR is a Delaware limited partnership, and it conducts its business through its subsidiaries. KKR common units are publicly traded on the NYSE under the symbol "KKR."

        The principal executive offices of KKR are located at 9 West 57th Street, Suite 4200, New York, New York 10019, and its telephone number is (212) 750-8300. Additional information about KKR and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 234 of this proxy statement/prospectus.

KKR Fund Holdings L.P.

        Fund Holdings is an exempted limited partnership formed under the laws of the Cayman Islands and is a subsidiary of KKR. KKR Fund Holdings GP Limited and KKR Group Holdings L.P., wholly-owned subsidiaries of KKR, are the general partners of Fund Holdings, and the business, property and affairs of Fund Holdings is managed by its general partners. Fund Holdings was formed to hold interests in KKR's businesses and assets that will generate qualifying income for purposes of the qualifying income exception to the publicly traded partnership rules under U.S. federal tax laws. The principal executive offices of Fund Holdings are located c/o KKR, 9 West 57th Street, Suite 4200, New York, New York 10019, and its telephone number is (212) 750-8300.

Copal Merger Sub LLC

        Merger Sub is a Delaware limited liability company and is a direct, wholly-owned subsidiary of Fund Holdings. Merger Sub was formed by Fund Holdings solely in contemplation of the Merger, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the merger agreement. The principal executive offices of Merger Sub are located at 9 West 57th Street, Suite 4200, New York, New York 10019, and its telephone number is (212) 750-8300.

KKR Financial Holdings LLC

        KFN is a specialty finance company with expertise in a range of asset classes. Its core business strategy is to leverage the proprietary resources of its manager with the objective of generating both current income and capital appreciation by deploying capital to its strategies, which include bank loans and high yield securities, natural resources, special situations, mezzanine, commercial real estate and private equity.

        The majority of KFN's holdings consist of corporate loans and high yield debt securities held in collateralized loan obligations, referred to in this proxy statement/prospectus as CLOs, transactions that are structured as on-balance sheet securitizations and are used as long term financing for its investments in corporate debt. The corporate loans that KFN holds are typically purchased via assignment or participation in the primary or secondary market. The senior secured debt issued by the CLO transactions is primarily owned by unaffiliated third party investors and KFN owns the majority of the subordinated notes in the CLO transactions. KFN's other holdings primarily consist of private equity, interests in joint ventures and partnerships and working and royalty interests in oil and gas properties.

        KFN executes its core business strategy through its majority-owned subsidiaries, including its CLOs.

        KFN is a Delaware limited liability company and was organized on January 17, 2007. It is the successor to KKR Financial Corp., a Maryland corporation. KFN's common shares are publicly traded on the NYSE under the symbol "KFN." The principal executive offices of KFN are located at 555 California Street, 50th Floor, San Francisco, California 94104, and its telephone number is (415) 315-3620.

THE KFN SPECIAL MEETING

        KFN is providing this proxy statement/prospectus to its common shareholders in connection with the solicitation of proxies to be voted at the special meeting of common shareholders that KFN has called for the purpose of holding a vote upon a proposal to adopt the merger agreement with KKR, Fund Holdings and Merger Sub and at any adjournment or postponement thereof. This proxy statement/prospectus constitutes a prospectus for KKR in connection with the registration by KKR of its common units to be exchanged in connection with the merger. This proxy statement/prospectus is first being mailed to KFN's common shareholders on or about March 24, 2014 and provides KFN common shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting of KFN common shareholders.

Date, Time and Place

        The special meeting of KFN common shareholders will be held at The Bently Reserve, Gateway Room, 301 Battery Street, San Francisco, California 94111, on Wednesday, April 30, 2014 at 9:00 a.m., local time.

Purpose

        At the special meeting, KFN common shareholders will be asked to vote solely on the following proposals:

  •
  Proposal 1:  to adopt the merger agreement; and

  •
  Proposal 2:  to approve the adjournment of the KFN special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Recommendation of the KFN Board of Directors

        Based on the unanimous recommendation of the KFN transaction committee, the board of directors of KFN recommends that common shareholders of KFN vote:

  •
  Proposal 1:  "FOR" adoption of the merger agreement; and

  •
  Proposal 2:  "FOR" any adjournment of the KFN special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

        The KFN board of directors, based upon the unanimous recommendation of the KFN transaction committee, (i) determined that the merger agreement and the merger are fair to and in the best interests of KFN and its common shareholders, (ii) approved the merger and the merger agreement and (iii) resolved to recommend adoption of the merger agreement to the KFN common shareholders. See "Special Factors—Recommendation of the KFN Board of Directors and Reasons for the Merger; Fairness of the Merger" beginning on page 38 of this proxy statement/prospectus.

        In considering the recommendation of KFN's board of directors with respect to the merger agreement and the transactions contemplated thereby, you should be aware that some of KFN's directors and executive officers may have interests that are different from, or in addition to, the interests of KFN common shareholders more generally. See "Special Factors—Interests of Directors and Executive Officers of KFN in the Merger" beginning on page 234 of this proxy statement/prospectus.

Record Date; Outstanding Shares; Shares Entitled to Vote

        The record date for the KFN special meeting is February 26, 2014. Only KFN common shareholders of record at the close of business on the record date will be entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. An admission ticket (or other proof of share ownership) and some form of government issued photo identification (such as a valid driver's license or passport) will be required for admission to the special meeting.

        As of the close of business on the record date of February 26, 2014, there were 204,824,159 KFN common shares outstanding and entitled to vote at the special meeting. Each KFN common share is entitled to one vote.

        A complete list of KFN common shareholders entitled to vote at the KFN special meeting will be available for inspection at KFN's offices located at 555 California Street, 50th Floor, San Francisco, CA 94104 during regular business hours for a period of no less than ten days before the special meeting and at the place of the KFN special meeting during the meeting.

Quorum

        A quorum of common shareholders is required to adopt the merger agreement at the special meeting. At least a majority of the outstanding KFN common shares must be represented in person or by proxy at the special meeting in order to constitute a quorum. Any abstentions will be counted in determining whether a quorum is present at the special meeting. Your broker will not be permitted to vote on the adoption of the merger agreement without instruction from you as the beneficial owner of the KFN common shares.

Required Vote

        To adopt the merger agreement, holders of at least a majority of the outstanding KFN common shares entitled to vote thereon, including a majority of the outstanding KFN common shares entitled to vote thereon held by common shareholders other than KKR and its affiliates, must vote in favor of adoption of the merger agreement. Because approval is based on the affirmative vote of at least a majority of the outstanding KFN common shares, a KFN common shareholder's failure to submit a proxy card or to vote in person at the special meeting or an abstention from voting, or the failure of a KFN common shareholder who holds his or her shares in "street name" through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote "AGAINST" adoption of the merger agreement. At the close of business on the record date for the special meeting, KKR and its affiliates beneficially owned and had the right to vote 4,658,021 KFN common shares at the special meeting, which represents approximately 2.3 percent of the KFN common shares entitled to vote at the special meeting.

        To approve the adjournment of the KFN special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting, the affirmative vote of a majority of the outstanding KFN common shares entitled to vote thereon present in person or represented by proxy at the special meeting is required. Abstentions will have the same effect as a vote "AGAINST" the proposal, and KFN common shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting provided that a quorum is present.

Share Ownership of and Voting by KFN's Directors and Executive Officers

        At the close of business on the record date for the special meeting, KFN's directors and executive officers beneficially owned and had the right to vote 1,662,070 KFN common shares at the special meeting, which represents approximately 0.8 percent of the KFN common shares entitled to vote at the special meeting. It is expected that KFN's directors and executive officers will vote their shares "FOR" the adoption of the merger agreement, although none of them has entered into any agreement requiring them to do so.

 Voting of Shares by Holders of Record

        If you are entitled to vote at the special meeting and hold your common shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, KFN encourages you to submit a proxy before the special meeting even if you plan to attend the special meeting in order to ensure that your shares are voted. A proxy is a legal designation of another person to vote your KFN common shares on your behalf. If you hold common shares in your own name, you may submit a proxy for your common shares by:

  •
  calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted;

  •
  accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you; or

  •
  filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

        When a common shareholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. KFN encourages its common shareholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

        All common shares represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If a KFN common shareholder executes a proxy card without giving instructions, the KFN common shares represented by that proxy card will be voted "FOR" approval of the proposal to adopt the merger agreement.

        When a common shareholder submits a valid proxy, the proxy holder will be authorized to vote, in his or her discretion, upon such other business as may properly come before the meeting or any adjournment thereof provided the board of directors does not know at a reasonable time before the solicitation, that such matters are to be presented at the meeting.

        Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the special meeting in person. Proxies must be received by 11:59 p.m., Eastern Time, on April 29, 2014.

Voting of Common Shares Held in Street Name

        If your common shares are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your shares by following the instructions that the broker or other nominee provides to you with these proxy materials. Most brokers offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

        If you do not provide voting instructions to your broker or other nominee, your common shares will not be voted on any proposal on which your broker or nominee does not have discretionary authority to vote. Under the current NYSE rules, a broker will not have discretionary authority to vote your common shares at the special meeting. Accordingly, a failure to providing voting instructions to your broker or other nominee will have the same effect as a vote "AGAINST" adoption of the merger agreement. Your broker or other nominee will vote your common shares held by it in "street name" with respect to these matters only if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

        If you hold common shares through a broker or other nominee and wish to vote your common shares in person at the special meeting, you must obtain a proxy from your broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

 Revocability of Proxies; Changing Your Vote

        You may revoke your proxy and/or change your vote at any time before your proxy is voted at the special meeting. If you are a common shareholder of record, you can do this by:

  •
  sending a written notice (stating that you revoke your proxy) to KFN at 555 California Street, 50th Floor, San Francisco, California 94104, Attn: Corporate Secretary, that bears a date later than the date of the proxy you want to revoke and is received prior to the special meeting;

  •
  submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the special meeting; or

  •
  attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

        If you hold your common shares through a broker or other nominee, you must follow the directions you receive from your broker in order to revoke or change your vote.

Solicitation of Proxies

        This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the KFN board of directors to be voted at the KFN special meeting. KFN will bear all costs and expenses in connection with the solicitation of proxies. KFN has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting and KFN estimates it will pay a fee of approximately $22,000 for these services. KFN has also agreed to reimburse the proxy solicitor for, pay directly, or, where requested by the proxy solicitor in special situations, advance sufficient funds to the proxy solicitor for payment of, expenses and disbursements incurred in connection with the proxy solicitation and to indemnify the proxy solicitor against certain losses, costs and expenses. In addition, KFN may reimburse brokerage firms and other persons representing beneficial owners of KFN common shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of KFN's directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

        Shareholders should not send share certificates with their proxies.    A letter of transmittal and instructions for the surrender of KFN common share certificates will be mailed to KFN common shareholders shortly after the completion of the merger.

No Other Business

        Under KFN's operating agreement, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to KFN common shareholders provided with this proxy statement/ prospectus.

Adjournments

        Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by the chairman of the KFN board of directors. At any adjourned meeting, KFN may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by KFN common shareholders for use at the special meeting will be used at any adjournment or postponement of the special meeting. References to the KFN special meeting in this proxy statement/prospectus are to such special meeting as adjourned or postponed.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact KFN's proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

THE MERGER AGREEMENT

        The following describes the material provisions of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. KKR and KFN encourage you to read carefully the merger agreement in its entirety before making any decisions regarding the merger as it is the legal document governing the merger.

        The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about KKR, KFN or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about KKR, KFN or their respective subsidiaries or affiliates contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by KKR, Fund Holdings, Merger Sub and KFN were qualified and subject to important limitations agreed to by KKR, Fund Holdings, Merger Sub and KFN in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders or holders of common units and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

 The Merger

        Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, the merger agreement provides for the merger of Merger Sub, an indirect subsidiary of KKR and a party to the merger agreement, with and into KFN. KFN will survive the merger as an indirect subsidiary of KKR and the separate limited liability company existence of Merger Sub will cease. After the completion of the merger, the certificate of formation of KFN in effect immediately prior to the effective time will be the certificate of formation of the surviving entity, until amended in accordance with applicable law, and the limited liability company agreement of KFN in effect immediately prior to the effective time will be the limited liability company agreement of the surviving entity until amended in accordance with its terms and applicable law. After the completion of the merger, the officers of KFN immediately prior to the effective time will be the officers of the surviving entity and the individuals designated by KKR prior to the closing of the merger will be the members of the board of directors of the surviving entity.

Effective Time; Closing

        The effective time will be at such time that the parties file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the Delaware Limited Liability Company Act, or at such later date or time as is agreed to by the parties to the merger agreement and specified in the certificate of merger.

        Unless the parties agree otherwise, the closing of the merger will occur at 10:00 a.m. (New York time), as soon as practicable, but in any event within three business days, following the satisfaction or waiver of the conditions to the merger provided in the merger agreement (other than conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions), or at such other date or time as the parties to the merger agreement agree. For further discussion of the conditions to the merger, see "—Conditions to Consummation of the Merger." The parties to the merger agreement have agreed to use their reasonable best efforts to coordinate and cooperate so that the closing of the merger will take place on the last business day of a calendar month.

        KKR and KFN currently expect to complete the merger in the first half of 2014, subject to receipt of required approvals of holders of KFN common shares and regulatory approvals and to the satisfaction or waiver of the other conditions to the transactions contemplated by the merger agreement described below.

Conditions to Consummation of the Merger

        KKR and KFN may not complete the merger unless each of the following conditions is satisfied or waived:

  •
  the merger agreement must have been adopted by the affirmative vote of the holders of at least a majority of the outstanding KFN common shares entitled to vote thereon on the record date;

  •
  the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding KFN common shares (other than those KFN common shares held by KKR or any affiliate of KKR) entitled to vote thereon on the record date;

  •
  the waiting period applicable to the merger under the HSR Act, if any, must have been terminated or expired, and all consents required under any other antitrust law must have been obtained or any applicable waiting period thereunder must have been terminated or expired;

  •
  there must be no outstanding judgment, injunction, order or decree of a competent U.S. federal or state governmental authority prohibiting or enjoining the completion of the merger or the other transactions contemplated by the merger agreement;

  •
  the registration statement of which this proxy statement/prospectus forms a part must have been declared effective by the SEC and must not be subject to a stop order or similar restraining order by the SEC; and

  •
  the KKR common units to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of issuance.

        The obligations of each of KKR, Fund Holdings and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  (1) the representations and warranties of KFN in the merger agreement (other than those relating to the absence of a material adverse effect) that are qualified by a "material adverse effect" qualification being true and correct both at and as of the date of the merger agreement and at and as of the closing, (2) the representations and warranties of KFN in the merger agreement (other than certain representations and warranties relating to the capitalization of KFN, brokerage and finder's fees and takeover statutes) that are not qualified by a "material adverse effect" qualification being true and correct (without giving effect to any materiality qualifications therein) at and as of the date of the merger agreement and at and as of the closing, except for failures to be true and correct as would not, in the aggregate, constitute a material adverse effect with respect to KFN, and (3) the representations and warranties relating to the absence of a material adverse effect, the capitalization of KFN, brokerage and finder's fees and takeover statutes being true and correct at and as of the date of the merger agreement and at and as of the closing, except, in the case of certain representations and warranties relating to the capitalization of KFN, for any de minimis inaccuracies (in all cases, however representations and warranties that are made as of a particular date or period must be true and correct (in the manner set forth above) only as of such date or period);

  •
  KFN having performed in all material respects the obligations and agreements and having complied in all material respects with the covenants to be performed and complied with by it under the merger agreement at or before the closing;

  •
  there not having occurred any events that, individually or in the aggregate, constitute a material adverse effect with respect to KFN since the date of the merger agreement;

  •
  the receipt of a certificate signed by the chief executive officer or other senior officer of KFN certifying that the three preceding conditions have been satisfied;

  •
  the receipt of a payoff letter reasonably acceptable to KKR with respect to the termination of KFN's $150 million credit facility, dated as of November 30, 2012 (under which $75.0 million of borrowings were outstanding as of December 31, 2013), and all commitments or other extensions of credit thereunder and the satisfaction or discharge of all amounts then due or outstanding thereunder and the satisfaction, release and discharge of all security interests, mortgages or liens over KFN and its subsidiaries' properties and assets securing such obligations, and the payoff letter requiring the administrative agent under the credit agreement to deliver all instruments necessary or desirable to evidence or effect the foregoing; and

  •
  receipt of a statement in accordance with Treasury Regulation Section 1.1445-11T(d)(2) certifying that 50% or more of the value of the gross assets of KFN does not consist of U.S. real property interests, or that 90% or more of the value of the gross assets of the KFN does not consist of U.S. real property interests plus cash or cash equivalents.

        The obligations of KFN to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  (1) the representations and warranties of KKR, Fund Holdings and Merger Sub (other than those relating to the absence of a material adverse effect) that are qualified by a "material adverse effect" qualification being true and correct both at and as of the date of the merger agreement and at and as of the closing, (2) the representations and warranties of KKR, Fund Holdings and Merger Sub in the merger agreement (other than certain representations and warranties relating to the capitalization of KKR and Merger Sub and brokerage and finder's fees) that are not qualified by a "material adverse effect" qualification being true and correct (without giving effect to any materiality qualifications therein) at and as of the date of the merger agreement and at and as of the closing, except for failures to be true and correct as would not, in the aggregate, constitute a material adverse effect with respect to KKR, (3) the representations and warranties relating to the capitalization of KKR being true and correct in all material respects at and as of the date of the merger agreement and at and as of the closing and (4) the representations and warranties relating to the absence of a material adverse effect and brokerage and finder's fees being true and correct at and as of the date of the merger agreement and at and as of the closing (in all cases, however representations and warranties that are made as of a particular date or period must be true and correct (in the manner set forth above) only as of such date or period);

  •
  each of KKR, Fund Holdings and Merger Sub having performed in all material respects the obligations and agreements and having complied in all material respects with the covenants to be performed and complied with by it under the merger agreement at or before the closing;

  •
  there not having occurred any events that, individually or in the aggregate, constitute a material adverse effect with respect to KKR since the date of the merger agreement; and

  •
  the receipt of a certificate signed by a chief executive officer or other senior officer of KKR certifying that the three preceding conditions have been satisfied.

        For purposes of the merger agreement, the term "material adverse effect" means, with respect to a party to the merger agreement, any fact, circumstance, event, change, occurrence or effect that would have, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of the party and its subsidiaries, taken as a whole; provided, however, that a material adverse effect with respect to any party will not include any fact, circumstance, event, change, occurrence or effect directly or indirectly arising out of or attributable to: (1) any decrease in the market price of KKR common units, in the case of KKR, or KFN common shares, in the case of KFN (but in either case not any event underlying the decrease to the extent the event would otherwise constitute a material adverse effect on the party); (2) conditions, events, or circumstances generally affecting the principal businesses or industries in which the party and its subsidiaries operate; (3) changes in generally accepted accounting principles, referred to in this proxy statement/prospectus as GAAP, applicable law or accounting standards, or in any interpretation of GAAP, applicable law or accounting standards; (4) changes in any analyst's recommendations, any financial strength rating or any other recommendations or ratings as to KKR or KFN, as the case may be, or their respective subsidiaries (including, in and of itself, any failure to meet analyst projections); (5) the failure, in and of itself, of KKR or KFN, as the case may be, to meet any expected or projected financial or operating performance target publicly announced or provided to the other party prior to the date of the merger agreement, as well as any change, in and of itself, by KKR or KFN, as the case may be, in any expected or projected financial or operating performance target as compared with any target publicly announced or provided to the other party prior to the date of the merger agreement (but, in either case, not any event underlying the failure or change to the extent the event would otherwise constitute a material adverse effect on the party); or (6) any changes or developments in United States, Europe, Asia or global economic, regulatory or political conditions in general (including the outbreak or escalation of hostilities or acts of war or terrorism), or generally affecting the financial, debt, credit or securities markets in the United States, Europe, Asia or elsewhere in the world, including changes in interest rates and commodities prices, or any natural disaster; provided, however that the exceptions in clauses (2), (3) and (6) above may be taken into account in determining whether a material adverse effect has occurred or is reasonably expected to occur to the extent (but only to the extent) the event has a materially disproportionate impact on the party and its subsidiaries relative to other participants in the principal businesses or industries in which the party and its subsidiaries operate.

KFN Shareholder Approval

        KFN has agreed to hold a special meeting of KFN common shareholders as soon as is practicable after the date the registration statement (of which this proxy statement/prospectus is a part) is declared effective by the SEC for the purpose of KFN common shareholders voting on the adoption of the merger agreement. The merger agreement requires KFN to submit the merger agreement to a shareholder vote (1) even if the board of directors of KFN no longer recommends adoption of the merger agreement and (2) regardless of the commencement, public proposal, public disclosure or communication to KFN of any acquisition proposal (as described below). The board of directors of KFN, acting upon the unanimous recommendation of the transaction committee of the board of directors of KFN, has approved and declared advisable the merger agreement and the transactions contemplated thereby and recommended that holders of KFN common shares adopt the merger agreement.

        For purposes of the merger agreement, the term "acquisition proposal" means any proposal or offer from any person other than KKR or its subsidiaries with respect to (1) a merger, consolidation, acquisition, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving KFN, (2) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in KFN or (3) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated asset value (including only the portion of the value of the equity interests of the subsidiaries of KFN that is actually owned directly or indirectly by KFN) or consolidated net revenues of KFN (including only the portion of the revenues attributable to the equity interests of the subsidiaries of KFN that is actually owned directly or indirectly by KFN); provided that the calculation of consolidated asset value and consolidated net revenues includes only the unconsolidated interests in variable interest entities that are held directly or indirectly by KFN so that the total asset value or revenues of the entire variable interest entity is not included in the calculation.

KFN Preferred Shares

        The merger agreement provides that each KFN 7.375% Series A Preferred Share that is outstanding immediately prior to the merger will remain outstanding as a preferred share of KFN, as the surviving entity in the merger, immediately following the merger.

No Solicitation by KFN of Alternative Proposals

        The merger agreement contains detailed provisions prohibiting KFN from seeking an alternative proposal to the merger. Under these "no solicitation" provisions, KFN has agreed that it and its subsidiaries will not, and it will use reasonable best efforts to cause its and its subsidiaries' directors, officers, employees, agents, investment bankers, attorneys, accountants and other representatives not to, directly or indirectly, except as otherwise permitted by the merger agreement:

  •
  initiate or solicit or knowingly encourage any inquiries with respect to, or the making of an acquisition proposal;

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  engage in any negotiations concerning, or provide any confidential information or data to any person relating to, an acquisition proposal;

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  approve or recommend, or propose publicly to approve or recommend, any acquisition proposal;

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  approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any acquisition proposal; or

  •
  propose publicly or agree to do any of the foregoing relating to any acquisition proposal.

        The merger agreement requires KFN and its subsidiaries to (1) cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to an acquisition proposal and (2) request that each third party that executed a confidentiality agreement that relates to an acquisition proposal before the date of the merger agreement return or destroy all confidential information furnished to the third party by KFN or on its behalf before the date of the merger agreement.

        Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances at any time before KFN shareholders vote in favor of the adoption of the merger agreement, if KFN receives a written unsolicited bona fide acquisition proposal after the date of the merger agreement that the board of directors of KFN has determined in good faith, after consultation with its outside legal counsel and financial advisors (1) constitutes a superior proposal (as described below) or (2) could reasonably be expected to result in a superior proposal, KFN may:

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  furnish nonpublic information to a third party that makes an acquisition proposal, if, before furnishing the information, KFN receives an executed confidentiality agreement with provisions no less restrictive to the third party with respect to the use or disclosure of nonpublic information than the confidentiality agreement in effect between KFN and KKR; and

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  engage in discussions or negotiations with the third party with respect to the acquisition proposal.

        For purposes of the merger agreement, the term "superior proposal" means a bona fide written acquisition proposal (except that references in the definition of "acquisition proposal" to 15% are replaced by 50%) made after the date of the merger agreement by any person other than KKR or its subsidiaries on terms that the board of directors of KFN determines in good faith, after consultation with its outside legal counsel and financial advisors, and considering the factors that the board of directors of KFN considers to be appropriate (including the timing and likelihood of consummation of the proposal), are more favorable to KFN and the holders of KFN common shares than the transactions contemplated by the merger agreement, taking into account any change to the merger proposed by KKR.

        KFN has also agreed in the merger agreement that it will promptly orally notify KKR of any request for information or any inquiries, proposals or offers relating to an acquisition proposal indicating, in connection with the notice, the name of the person making the request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers, and that it will provide to KKR written notice of any inquiry, proposal or offer within 24 hours of the request or inquiry, proposal or offer and copies of any written or electronic correspondence to or from any person making an acquisition proposal. KFN is required to keep KKR informed orally, as soon as reasonably practicable, of the status of any acquisition proposal, including with respect to the status and terms of any proposal or offer and whether any proposal or offer has been withdrawn or rejected, and to provide to KKR written notice of any withdrawal or rejection and copies of any written proposals or requests for information within 24 hours. KFN has also agreed to provide any information to KKR (not previously provided to KKR) that it provides to another person pursuant to these provisions at substantially the same time it provides the information to the other person.

        The merger agreement provides that nothing in the merger agreement will prevent KFN, the board of directors of KFN and any committee thereof (including the transaction committee) from complying with its disclosure obligations under Rule 14d-9 and 14e-2 of the Exchange Act or from issuing a "stop, look and listen" or similar communication or making any disclosure if the board of directors of KFN or any committee thereof (including the transaction committee) determines, in good faith, after consultation with KFN's outside legal counsel, that the failure to do so would be inconsistent with KFN's directors' fiduciary duties under applicable law of the State of Delaware; provided, however, that if the disclosure has the effect of a change of recommendation (as described below), KKR will have the right to terminate the merger agreement under certain circumstances, as described in "—Termination of the Merger Agreement."

Change in KFN Board Recommendation

        The merger agreement provides that neither the board of directors of KFN nor any committee thereof (including the transaction committee) will, directly or indirectly, effect a change of recommendation. For purposes of the merger agreement, the term "change of recommendation" means to (1) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to KKR, Fund Holdings or Merger Sub, the recommendation of the board of directors of KFN that holders of KFN common shares adopt the merger agreement, (2) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any acquisition proposal, (3) in the event of the commencement of a tender offer or exchange offer for any outstanding shares of KFN's capital stock (including the KFN common shares), fail to include in any public statement related to the tender offer or exchange offer or the merger agreement (other than any "stop, look and listen" or similar communication) a statement that the recommendation of the board of directors of KFN that holders of KFN common shares adopt the merger agreement has not changed or referring to the prior recommendation of the board of directors of KFN that holders of KFN common shares adopt the merger agreement, or (4) recommend that holders of KFN common shares not adopt the merger agreement.

        Notwithstanding the terms above or any other term of the merger agreement to the contrary, subject to the conditions described below, KFN may, at any time prior to KFN common shareholders voting in favor of the adoption of the merger agreement, in response to the receipt of a written unsolicited bona fide acquisition proposal after the date of the merger agreement that did not result from a breach of KFN's non-solicitation obligations under the merger agreement, (1) terminate the merger agreement in order to enter into a definitive written agreement with respect to the acquisition proposal or (2) effect a change of recommendation, if, prior to taking any of the foregoing actions:

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  the board of directors of KFN determines in good faith, after consultation with its outside legal counsel and financial advisors, that (A) failure to terminate or change its recommendation would reasonably be expected to be inconsistent with KFN's directors' fiduciary duties under applicable law of the State of Delaware and (B) the acquisition proposal constitutes a superior proposal;

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  KFN provides to KKR written notice of its intention to terminate the merger agreement or changes its recommendation at least four business days before taking the action; and

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  the board of directors of KFN continues to believe, after taking into account any modifications to the terms of the transactions contemplated by the merger agreement that are offered by KKR after its receipt of the notice referred to in the preceding bullet point, that the acquisition proposal continues to constitute a superior proposal.

        Any material amendment to the financial terms or any other material amendment of the acquisition proposal will require that KFN provide to KKR a new written notice of its intention to terminate the merger agreement or effect a change of recommendation, and the board of directors of KFN will be required to comply again with the foregoing requirements; provided, however, that the reference to four business days will be deemed to be a reference to two business days.

        Further, notwithstanding the terms above or any other term of the merger agreement to the contrary, the board of directors of KFN may, at any time prior to KFN common shareholders voting in favor of the adoption of the merger agreement, effect a change of recommendation (other than in response to the receipt of a written unsolicited bona fide acquisition proposal, which is subject to the provisions described above) if, before effecting a change of recommendation:

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  the board of directors of KFN, after consultation with its outside legal counsel, determines in good faith that failure to do so would be inconsistent with KFN's directors' fiduciary duties under applicable law of the State of Delaware;

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  KFN provides to KKR written notice of its intention to do so at least four business days before taking the action; and

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  the board of directors of KFN continues to believe, after taking into account any modifications to the terms of the transactions contemplated by the merger agreement that are offered by KFN after its receipt of the notice referred to in the preceding bullet point, that failing to do so would be reasonably likely to be inconsistent with KFN's directors' fiduciary duties under applicable law of the State of Delaware.

Merger Consideration

        The merger agreement provides that, at the effective time, each KFN common share issued and outstanding immediately prior to the effective time (other than KFN common shares held by Fund Holdings or any subsidiary of Fund Holdings) will automatically be converted into the right to receive 0.51 KKR common units, together with cash in lieu of fractional KKR common units, if any. Any KFN common shares held by Fund Holdings or any subsidiary of Fund Holdings will no longer be outstanding and will automatically be cancelled and retired and cease to exist, and no payment will be made with respect to them, at the effective time.

        KKR will not issue any fractional KKR common units in the merger. Instead, each holder of KFN common shares that are converted pursuant to the merger agreement who otherwise would have received a fraction of a KKR common unit will be entitled to receive, from the exchange agent appointed by KKR pursuant to the merger agreement, a cash payment in lieu of the fractional units representing the holder's proportionate interest in the proceeds from the sale by the exchange agent of the aggregate number of KKR common units to be delivered in the merger over the aggregate number of whole (non-fractional) KKR common units to be distributed to holders of KFN common shares in the merger.

Treatment of Equity Awards

        Under the merger agreement, KFN equity-based awards will be treated at the effective time as follows:

        Options.    As of the effective time, each option (whether vested or unvested) to purchase KFN common shares that is outstanding immediately prior to the effective time will be cancelled and converted into the right to receive an amount in cash equal to the excess of the cash value of the number of KKR common units that a holder of one KFN common unit would be entitled to in the merger (determined by reference to the average closing price of a KKR common unit over the 10 trading day period ending on the trading day immediately preceding the closing date) over the exercise price per KFN common share subject to the option. The option consideration will be paid in a lump sum as soon as practicable after the effective time but in no event later than 10 business days following the effective time. If any option to purchase KFN common shares has an exercise price per KFN common share that is greater than the cash value of the number of KKR common units that a holder of one KFN common unit would be entitled to in the merger (determined by reference to the average closing price of a KKR common unit over the 10 trading day period ending on the trading day immediately preceding the closing date), the option will be cancelled without payment as of the effective time.

        Restricted Shares.    At the effective time, each restricted KFN common share (other than any restricted KFN common shares held by the manager) issued and outstanding under KFN's 2007 Share Incentive Plan for KKR Financial Holdings LLC, as amended from time to time, which is referred to in this proxy statement/prospectus as the 2007 Share Plan, will be converted into a number of restricted KKR common units (having the same terms and conditions, including applicable vesting requirements, as applied to the restricted KFN share immediately prior to the effective time) that a KFN common share would be exchanged for in the merger (with fractional KKR common units to be aggregated and rounded to the nearest whole unit), and KKR will assume the 2007 Share Plan and any award agreement issued thereunder pursuant to which any such restricted KFN share has been granted in order to provide for the foregoing. At the Effective Time, any restricted KFN common shares held by the manager will automatically be cancelled and retired and will cease to exist.

        Phantom Shares.    Each phantom share credited to a participant's account under the KKR Financial Holdings LLC Non-Employee Directors' Deferred Compensation and Share Award Plan, which is referred to in this proxy statement/prospectus as the Deferred Compensation Plan, will, immediately upon the effective time, automatically be converted into the right to receive 0.51 validly issued KKR common units (with fractional KKR common units to be aggregated and rounded to the nearest whole unit), but will otherwise remain outstanding following the effective time and be distributed pursuant to the terms of the Deferred Compensation Plan.

Adjustments to Prevent Dilution

        If, before the effective time, KKR or KFN declares a stock dividend or other distribution payable in KFN common shares or KKR common units, as applicable, or securities convertible, exercisable or exchangeable into KFN common shares or KKR common units, as applicable, or effects a stock split, reclassification, combination, exchange of shares (other than any regular quarterly issuances of KKR common units made by KKR in accordance with its quarterly exchange process) or other similar change, the exchange ratio will be adjusted to reflect fully the appropriate effect of the change.

Withholding

        KFN (or the surviving entity after the effective time), KKR, the exchange agent and any other applicable withholding agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement such amounts as are required to be deducted and withheld with respect to the making of the payments under applicable tax law. To the extent that amounts are withheld and timely paid over to the applicable taxing authority, the withheld amounts will be treated as having been paid to the applicable person in respect of which the deduction and withholding was made.

Dividends and Distributions

        The merger agreement requires the parties to coordinate so that holders of KFN common shares do not receive in respect of the same calendar quarter both (1) a quarterly distribution in respect of the holders' KFN common shares and (2) a quarterly distribution in respect of the KKR common units issuable pursuant to the merger agreement. In addition, the merger agreement provides that no dividends or other distributions declared or made after the effective time with respect to KKR common units having a record date after the effective time will be paid to the holder of any unsurrendered certificate, and no cash payment in lieu of fractional KKR common units will be paid to any such holder, until the holder surrenders the certificate. Subject to applicable law of the State of Delaware, following surrender of any such certificate, the holder of the KKR common units issued in exchange will receive, without interest, (A) at the time of surrender, the amount of dividends or other distributions with a record date after the effective time payable with respect to the KKR common units and not paid, less the amount of any withholding taxes which may be required, and (B) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with (i) a record date after the effective time but prior to surrender and (ii) a payment date subsequent to surrender that are payable with respect to the KKR common units, less the amount of any withholding taxes which may be required.

 Regulatory Matters

        See "Special Factors—Regulatory Approvals and Clearances Required for the Merger" beginning on page 100 of this proxy statement/prospectus for a description of the material regulatory requirements for the completion of the merger.

        Each of the parties to the merger agreement has agreed to use its reasonable best efforts to resolve any objections that a governmental authority may assert with respect to the transactions contemplated by the merger agreement under any antitrust law. Notwithstanding the foregoing, KKR, KFN and their respective subsidiaries are not required to agree, and are not permitted to agree without the other party's prior written consent, to take any action or accept any condition, restriction, obligation or requirement with respect to KKR, KFN or any of their respective subsidiaries or affiliates or their and their respective subsidiaries' or affiliates' assets if it (1) would reasonably be expected to require KKR, KFN or their respective subsidiaries or affiliates to sell, license, transfer, assign, lease, dispose of or hold separate any material business or assets or (2) would reasonably be expected to result in any material limitations on KKR or KFN or their respective subsidiaries or affiliates to own, retain, conduct or operate all or a material portion of their respective businesses or assets.

Termination of the Merger Agreement

        KKR and KFN may terminate the merger agreement at any time prior to the closing, whether before or after holders of KFN common shares have adopted the merger agreement, by mutual written consent.

        In addition, either KKR or KFN may terminate the merger agreement at any time prior to the closing if:

  •
  there is any law or regulation that makes completion of the merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent United States federal or state governmental authority enjoining the parties from completing the merger is entered and has become final and nonappealable; provided that the party seeking to terminate pursuant to this provision is required to have used its reasonable best efforts to render inapplicable the law or regulation or remove the judgment, injunction, order or decree as required by the merger agreement;

  •
  the merger is not completed on or before September 16, 2014; provided, however, that the right to terminate pursuant to this provision will not be available to any party whose failure to perform any covenant or obligation under the merger agreement has been the primary cause of, or resulted in, the failure of the merger to occur on or before September 16, 2014;

  •
  at the special meeting (including any adjournment or postponement of the special meeting) the merger agreement is not adopted by the affirmative vote of the holders of at least a majority of the outstanding KFN common shares entitled to vote thereon on the record date, voting together as a single class, and the holders of a majority of the outstanding KFN common shares (other than those KFN common shares held by KKR or any affiliate of KKR); provided, however, that the right to terminate pursuant to this provision will not be available to any party whose failure to perform any covenant or obligation under the merger agreement has been the primary cause of, or resulted in, the failure of the KFN shareholder approval to be obtained; or

  •
  the other party has materially breached any of its representations, warranties, covenants or agreements contained in the merger agreement, or if any fact, circumstance, event, change, occurrence or effect has occurred, which breach or fact, circumstance, event, change, occurrence or effect would result in the failure of certain closing conditions to be satisfied on or prior to the September 16, 2014, and the breach or fact, circumstance, event, change, occurrence or effect is not capable of being cured or is not cured by the earlier of (1) 30 business days after written notice is received by the party alleged to be in breach or with respect to which a fact, circumstance, event, change, occurrence or effect is alleged to have occurred and (2) September 16, 2014.

        In addition, KKR may terminate the merger agreement if, at any time before the adoption of the merger agreement by KFN common shareholders, (1) a change of recommendation has occurred or (2) an acquisition proposal is publicly announced or disclosed (or any person publicly announces an intention (whether or not conditional) to make an acquisition proposal) after the date of the merger agreement and the board of directors of KFN fails to affirm the recommendation of the board of directors of KFN that holders of KFN common shares adopt the merger agreement by the later of (A) five business days before the special meeting (as it may be adjourned or postponed) and (B) five business days after receipt of a written request by KKR to do so (or the shorter period but not less than two business days as may exist between the date of the public announcement or disclosure of the acquisition proposal and the special meeting).

        In addition, KFN may terminate the merger agreement at any time before the adoption of the merger agreement by KFN shareholders in order to enter into a definitive written agreement with respect to a superior proposal, provided that KFN has complied in all material respects with its obligations under described above under "—No Solicitation by KFN of Alternative Proposals "and "—Change of KFN Board Recommendation" and pays to Merger Sub or its designee in immediately available funds the termination payment (as described below) unless the termination payment obligation is waived by Merger Sub.

        In some cases, termination of the merger agreement may require KFN to pay a termination payment to Merger Sub or its designees as described below under "—Termination Payment and Expenses."

Termination Payment and Expenses

        The merger agreement provides that KFN is required to pay a termination payment of $26.25 million, which is referred to in this proxy statement/prospectus as the termination payment, to Merger Sub or its designee (unless the payment obligation is waived by Merger Sub) if the merger agreement is terminated by:

  •
  KKR because a change of recommendation has occurred;

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  either KKR or KFN because the merger agreement was not adopted at the special meeting (including any adjournment or postponement of the special meeting) at a time when KKR had the right to terminate the merger agreement because of a change of recommendation;

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  KFN in order to enter into a definitive written agreement with respect to a superior proposal;

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  either KKR or KFN because (1) the merger is not completed on or before September 16, 2014 or (2) the merger agreement was not adopted at the special meeting (including any adjournment or postponement of the special meeting), and an acquisition proposal was publicly announced or disclosed (or any person publicly announced an intention to make an acquisition proposal) within certain time periods specified in the merger agreement and (2) within 12 months after the date of termination, KFN enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a business combination (as described below) or completes a business combination; and

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  KKR on the basis of a breach by KFN of any representations, warranties, covenants or agreements contained in the merger agreement (provided that the breach did not arise from or relate to a breach of KKR's obligation to cause the manager not to cause KFN to fail to comply in any material respect with the merger agreement) (1) following the public announcement or disclosure of an acquisition proposal or the intention by any person to make an acquisition proposal that was not withdrawn prior to the termination and (2) within 12 months after the termination, KFN enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a business combination or consummates a business combination.

        For purposes of the merger agreement, the term "business combination" means (1) a merger, consolidation, acquisition, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving KFN, (2) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 50% voting or economic interest in KFN or (3) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 50% of the consolidated asset value (including only the portion of the value of the equity interests of the subsidiaries of KFN that is actually owned directly or indirectly by KFN) or consolidated net revenues of KFN (including only the portion of the revenues attributable to the equity interests of the subsidiaries of KFN that is actually owned directly or indirectly by KFN); provided that the calculation of consolidated asset value and consolidated net revenues includes only the unconsolidated interests in variable interest entities that are held directly or indirectly by KFN so that the total asset value or revenues of the entire variable interest entity is not included in the calculation.

        Generally, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses, except that expenses incurred in connection with filing, printing and mailing of the registration statement of which this proxy statement/prospectus forms a part and this proxy statement/prospectus (including filing fees) will be shared equally by Fund Holdings and KFN. However, if the merger agreement is terminated by either KKR or KFN because the merger agreement was not adopted at the special meeting (including any adjournment or postponement of the special meeting), KFN is required to indemnify and hold harmless KKR, Fund Holdings and Merger Sub (unless waived by those parties) for certain of their respective reasonable out-of-pocket costs, fees and expenses not to exceed $7.5 million in the aggregate; provided, however, that upon payment of the termination payment in full, KFN will no longer be required to indemnify and hold harmless KKR, Fund Holdings and Merger Sub for their costs, fees and expenses. In addition, if it is judicially determined that termination of the merger agreement was by reason of a willful or intentional breach of the merger agreement, then, in addition to other remedies at law or equity for a willful or intentional breach of the merger agreement, the party found to have willfully or intentionally breached the merger agreement will be required to indemnify and hold harmless the other parties (unless waived by the other parties) for certain of their respective reasonable out-of-pocket costs, fees and expenses.

Conduct of Business Pending the Consummation of the Merger

        Under the merger agreement, each of KKR and KFN has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the merger agreement until the effective time, unless the other party gives its prior written consent (which cannot be unreasonably withheld, conditioned or delayed). In addition, KFN has generally agreed that it will (1) conduct the business of KFN and its subsidiaries in all material respects only in the ordinary course of business and in a manner consistent in all material respects with past practice and (2) use commercially reasonable efforts to preserve substantially intact its business organization and maintain and preserve intact its business relationships.

        Subject to certain exceptions set forth in the merger agreement and the disclosure schedules delivered by KFN to KKR in connection with the merger agreement, unless KKR consents in writing

(which consent cannot be unreasonably withheld, conditioned or delayed), KFN has agreed to certain restrictions limiting its and its respective subsidiaries' ability to, among other things:

  •
  amend or otherwise change KFN's certificate of formation or operating agreement;

  •
  issue, deliver, sell, grant, pledge, dispose of or grant a lien on, or permit a lien to exist on, any shares of any class of capital stock of KFN or any of its subsidiaries, any other voting securities or other ownership interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, voting securities or equity interests, or any "phantom" share, "phantom" share rights, share appreciation rights, share-based units or other similar interests of KFN or any of its subsidiaries (except for the issuance of KFN common shares issuable pursuant to the exercise of options outstanding on the date of the merger agreement in accordance with their terms or the crediting of additional phantom shares (and issuance of KFN common shares in settlement thereof) under the Deferred Compensation Plan in accordance with the terms as a result of deferral elections previously made (and not otherwise timely revoked) in respect of 2013 and 2014 compensation in the ordinary course of business, and the dividend reinvestment feature under the Deferred Compensation Plan);

  •
  sell, lease, license, pledge or dispose of, or grant a lien or permit a lien to exist on, any properties, investments or other assets or any interests therein of KFN or any of its subsidiaries that have an aggregate value in excess of $5,000,000;

  •
  declare, set aside, make or pay any dividend, payable in cash, equity securities, property or otherwise, with respect to any of its capital stock, except for (1) dividends by any of KFN's wholly-owned subsidiaries to KFN or any of its other wholly-owned subsidiaries and (2) any regular quarterly distribution made by KFN in an amount up to $0.22 per KFN common share for any quarterly distribution (subject to the limitations described under "—Dividends and Distributions");

  •
  adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire any of its capital stock, voting securities or other ownership interests or any securities convertible into or exchangeable or exercisable for capital stock, voting securities or other ownership interests (except for the withholding of KFN common shares in respect of the payment of the exercise price or taxes upon the exercise of any options, the vesting of KFN common restricted shares or the settlement of phantom units);

  •
  (1) acquire, including by merger, consolidation or acquisition of stock or assets or any other business combination or by any other manner, any corporation, partnership, other business organization or any business, division or equity interest thereof, or (2) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances or capital contribution to, or investment in, any person, except to employees in the ordinary course of business and in a manner consistent with past practice or to KFN or any wholly-owned subsidiary of KFN;

  •
  modify in any material respect any accounting policies or procedures, other than as required by GAAP or applicable law;

  •
  (1) make any change to any material method of tax accounting, (2) make, change or rescind any material tax election, (3) settle or compromise any material tax liability or consent to any claim or assessment relating to a material amount of taxes, (4) file any amended tax return, (5) file any claim for refund of a material amount of taxes, (6) enter into any closing agreement relating to a material amount of taxes or (7) waive or extend the statute of limitations in respect of material taxes;

  •
  except (1) for the acceleration of the vesting of existing phantom shares and restricted KFN common shares, (2) as required by the provisions of the merger agreement relating to the treatment of equity awards or (3) to ensure that any benefits plan is not then out of compliance with applicable law or the terms of the benefits plan on the date of the merger agreement, (A) adopt, enter into, terminate or amend any benefits plan, (B) increase in any manner the compensation or benefits of any director, officer, employee or independent contractor, (C) grant or pay any change-in-control, retention, severance or termination pay to, or increase in any manner the change-in-control, retention, severance or termination pay of, any current or former director, officer, employee or independent contractor, (D) grant any equity or equity-based awards or make any loan to any employee or independent contractor (other than the crediting of additional phantom shares (and issuance of KFN common shares in settlement thereof) under the Deferred Compensation Plan in accordance with the terms thereof as a result of deferral elections previously made (and not otherwise timely revoked) in respect of 2013 and 2014 compensation in the ordinary course of business, and the dividend reinvestment feature under the Deferred Compensation Plan), (E) take any action to fund or in any other way secure the payment of compensation or benefits under any benefits plan; or (F) hire or terminate any officer, employee or independent contractor;

  •
  except as required by applicable law or any judgment by a court of competent jurisdiction, (1) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation that are material to KFN and its subsidiaries, taken as a whole, other than the payment, discharge, settlement or satisfaction in the ordinary course of business and in a manner consistent with past practice of in accordance with their terms, of liabilities disclosed, reflected or reserved against in the financial statements (or the notes thereto) contained in KFN's filings with the SEC (for amounts not in excess of such reserves) or incurred since the date of the financial statements in the ordinary course of business and in a manner consistent with past practice, (2) cancel any material indebtedness or (3) waive or assign any claims or rights of material value;

  •
  (1) enter into, (2) terminate or cancel, except when it may be commercially reasonable to do so, (3) fail to exercise a right to renew on terms commercially reasonable to KFN or (4) modify or amend in any material respect, any of certain types of contracts of KFN specified in the merger agreement; or

  •
  agree in writing or otherwise commit to take any of the foregoing actions.

        Subject to certain exceptions set forth in the merger agreement and the disclosure schedules delivered by KKR to KFN in connection with the merger agreement, unless KFN consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), KKR has agreed to certain restrictions limiting its and its respective subsidiaries' ability to, among other things:

  •
  amend or otherwise change the organizational documents of KKR, Fund Holdings or Merger Sub, except for any amendments or changes that would not (1) materially delay, materially impede or prevent the completion of the merger and (2) adversely affect the holders of KFN common shares in any material respect differently than the holders of KKR common units;

  •
  declare, set aside, make or pay any extraordinary or special dividend or distribution, payable in cash, equity securities, property or otherwise, with respect to any KKR common units;

  •
  (1) acquire or merge with any business, person or division, if entering into a definitive agreement relating to the acquisition or merger would be reasonably likely to, or (2) incur any indebtedness for borrowed money or issue any debt securities if the incurrence or issuance would be reasonably likely to, in either case, (A) materially delay the effectiveness of the registration statement of which this proxy statement/prospectus forms a part or (B) materially delay, materially impede or prevent the completion of the merger;

  •
  issue, deliver, sell, grant or dispose of any KKR common units or shares of any class of capital stock of KKR, any other voting securities or other ownership interests of KKR, or any options, warrants, convertible securities or other rights of any kind to acquire any KKR common units, or any "phantom" stock, "phantom" stock rights, stock appreciation rights, stock-based units or other similar interests of KKR (except, in each case, (1) in the ordinary course (including the issuance of equity-based awards, any regular quarterly issuances of KKR common units made by KKR in accordance with its quarterly exchange process and sales pursuant to a certain prospectus previously filed with the SEC by KKR), (2) for the issuance of KKR common units issuable pursuant to the settlement of awards with respect to directors, employees and service providers of KKR or its affiliates outstanding on the date of the merger agreement or as may be granted in the ordinary course, in all cases in accordance with customary terms) or (3) in connection with acquisitions, business combinations, joint ventures or strategic alliances or similar transactions);

  •
  adjust, reclassify, combine, split or subdivide any KKR common units, or any capital stock, voting securities or other ownership interests of KKR or any securities convertible into or exchangeable or exercisable for KKR common units or capital stock, voting securities or other ownership interests of KKR; or

  •
  agree in writing or otherwise commit to take any of the foregoing actions.

Indemnification; Directors' and Officers' Insurance

        The merger agreement provides that, for a period of six years from and after the effective time, KKR and the surviving entity in the merger will be required to maintain in effect (1) the current provisions (or provisions no less favorable) regarding exculpation and indemnification of present or former officers and directors contained in the organizational documents of KFN and its subsidiaries and (2) any agreements of KFN and its subsidiaries with any of their respective present or former directors and officers that provide rights to exculpation or indemnification for acts or omissions occurring at or prior to the effective time (whether asserted or claimed prior to, at or after the effective time, including any matters arising in connection with the transactions contemplated by the merger agreement). In addition, the merger agreement provides that from and after the effective time, KKR and the surviving entity will be required to indemnify, defend and hold harmless, and provide advancement of expenses (including advancing attorneys' fees and expenses incurred in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to the fullest extent permitted under applicable law, provided that any person to whom fees and expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification) to, the present and former officers and directors of KFN against all losses, claims, damages, costs, expenses, liabilities or judgments that are paid in settlement of or in connection with any action based on, relating to or arising out of the fact that he or she is or was an officer or director of KFN or its subsidiaries prior to the effective time, whether asserted or claimed prior to, or at or after, the effective time (including acts or omissions occurring in connection with the approval of the merger agreement and the completion of the transactions contemplated by the merger agreement) to the fullest extent provided or permitted under the organizational documents of KFN and its subsidiaries and any indemnification agreement entered into between KFN or its subsidiaries and the director or officer, and to the fullest extent permitted under applicable law.

        In addition, the merger agreement provides that if KKR does not elect to purchase a "tail" directors' and officers' liability insurance policy for KFN's present and former officers and directors with coverage for six years following the effective time, and with coverage and amounts and terms and conditions no less favorable to the covered persons than the existing policies of directors' and officers' liability insurance maintained by KFN, KFN may purchase a six year "tail" insurance policy; provided that KFN may not, without KKR's consent, make a premium payment to the extent it exceeds 300% of the current annual premium paid by KFN for its directors' and officers' liability insurance (or as much comparable "tail" insurance as possible for that amount). If KFN is unable to purchase any such "tail" insurance, KKR is required to cause Merger Sub to, at KFN's request, purchase and maintain (and honor the obligations under), during the six-year period beginning on the date of the effective time, a "tail" insurance policy with respect to directors' and officers' liability insurance of comparable coverage and amounts and containing terms and conditions no less favorable, in the aggregate, to the officers and directors of KFN as KFN's existing policies with a claims period of six years from the effective time; provided, however, that Merger Sub is not required to pay more than 300% of the current annual premium paid by KFN for its directors' and officers' liability insurance as the aggregate premium for the "tail" insurance policies for its entire period (in which case Merger Sub will obtain as much comparable "tail" insurance as possible for that amount).

Amendment and Waiver

        The merger agreement provides that it may be amended by the parties at any time before or after the adoption of the merger agreement by KFN shareholders, but after any such approval, no amendment is permitted that by applicable law requires further approval or authorization by the holders of KFN common shares without such further approval or authorization.

        At any time prior to the effective time, KKR (with respect to KKR, Fund Holdings and Merger Sub) and KFN (by approval of the transaction committee of the board of directors of KFN) may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any certificate delivered pursuant to the merger agreement and (3) waive compliance with any of the agreements or conditions contained in the merger agreement or in any document delivered pursuant to the merger agreement.

Remedies; Specific Performance

        The merger agreement provides that, in the event KFN pays the termination payment (described under "—Termination Payment and Expenses") to Merger Sub or its designee when required, KFN will have no further liability to KKR, Fund Holdings or Merger Sub or their respective affiliates, except in the case of fraud or any willful or intention breach of any provision of the merger agreement. In addition, the merger agreement provides that nothing in the merger agreement will relieve any party of any liability for fraud or any willful or intentional breach of any provision of the merger agreement. The merger agreement also provides that the parties are entitled to an injunction to violations or threatened violations of the merger agreement and to specifically enforce the merger agreement.

Representations and Warranties

        The merger agreement contains representations and warranties made by KKR, Fund Holdings and Merger Sub to KFN, and representations and warranties made by KFN to KKR, Fund Holdings and Merger Sub. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

  •
  may be intended not as statements of fact or of the condition of the parties to the merger agreement or their respective subsidiaries, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures may not be reflected in the merger agreement;

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

  •
  were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.

        The representations and warranties made by both KKR, Fund Holdings and Merger Sub, on the one hand, and KFN, on the other hand, relate to, among other things:

  •
  organization, standing, power and similar matters;

  •
  power and authority to enter into the merger agreement and complete the transactions contemplated by the merger agreement;

  •
  capitalization;

  •
  required consents and approvals of governmental authorities, and absence of certain conflicts, in connection with the transactions contemplated by the merger agreement;

  •
  the absence of a material adverse effect;

  •
  documents filed with the SEC, financial statements included in those documents and internal control over financial reporting;

  •
  this proxy statement/prospectus and the registration statement of which it forms a part;

  •
  absence of certain litigation;

  •
  brokerage and finder's fees;

  •
  compliance with law;

  •
  absence of undisclosed liabilities;

  •
  business operations since September 30, 2013; and

  •
  regulation under the Investment Company Act.

        Additional representations and warranties made only by KFN relate to, among other things:

  •
  subsidiaries;

  •
  taxes;

  •
  title to properties;

  •
  benefits plans

  •
  certain contracts of KFN;

  •
  the opinion received from the financial advisor to the transaction committee of the board of directors of KFN;

  •
  takeover statutes; and

  •
  insurance policies.

        Additional representations and warranties made only by KKR, Fund Holdings and Merger Sub relate to, among other things:

  •
  operations of Merger Sub;

  •
  status under provisions of KFN's operating agreement relating to ownership of KFN's capital stock; and

  •
  no knowledge of certain persons that any representation or warranty of KFN made in the merger agreement is untrue or inaccurate as of the date of the merger agreement.

Additional Agreements

        It is a condition to the closing of the merger that the KKR common units to be issued in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance.

        In addition, the merger agreement provides that until the closing of the merger, the manager will not, and KKR will cause the manager not to, in its capacity as manager of KFN, take any action (unless acting at the direction of the board of directors of KFN) that would cause KFN to fail to comply in any material respect with any of the provisions of the merger agreement.

        The merger agreement also contains covenants relating to, among other things, cooperation in the preparation of this proxy statement/prospectus and the holding of the special meeting, access to information and confidentiality, the tax treatment of the merger, public announcements, dispositions of equity securities in the merger by persons who may be subject to the reporting requirements of Section 16(a) of the Exchange Act, litigation related to the merger, notice of certain matters, activities of Merger Sub and approvals.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 combine the historical consolidated statements of operations of KKR and KFN, giving effect to the merger as if it had occurred on January 1, 2013. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

  •
  separate historical audited financial statements of KKR as of and for the year ended December 31, 2013 and the related notes included in KKR's Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this proxy statement/prospectus; and

  •
  separate historical audited financial statements of KFN as of and for the year ended December 31, 2013 and the related notes included in KFN's Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this proxy statement/prospectus.

        The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is based on the most current information available. The pro forma information is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

        The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP standards, which are subject to change and interpretation. KKR has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company's future results of operations and financial position.

        The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs to integrate the operations of KKR and KFN or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Combined Statement of Financial Condition

As of December 31, 2013

(Amounts in Thousands)

	KKR	KFN*	Pro Forma Adjustments**		Pro Forma Combined
Assets
Cash and Cash Equivalents	$1,306,383	$157,167	$—		$1,463,550
Cash and Cash Equivalents Held at Consolidated Entities	440,808	319,121	—		759,929
Restricted Cash and Cash Equivalents	57,775	31,264	—		89,039
Investments	47,383,697	7,617,543	(12,302)	(a)	54,988,938
Due From Affiliates	143,908	—	(5,574)	(b)	138,334
Other Assets	2,094,630	592,103	342,064	(c)	3,028,797

Total Assets	$51,427,201	$8,717,198	$324,188		$60,468,587

Liabilities & Equity
Debt Obligations	$1,908,606	$6,020,465	$(74,781)	(d)	$7,854,290
Due to Affiliates	93,851	5,574	(5,574)	(e)	93,851
Accounts Payable, Accrued Expenses and Other Liabilities	2,839,926	163,425	32,802	(f)	3,036,153

Total Liabilities	4,842,383	6,189,464	(47,553)		10,984,294

Redeemable Noncontrolling Interests	627,807	—	—		627,807

Equity
KKR & Co. L.P. Partners' Capital	2,722,010	2,166,112	491,563	(g)	5,379,685
Noncontrolling Interests	43,235,001	361,622	(119,822)	(h)	43,476,801

Total Equity	45,957,011	2,527,734	371,741		48,856,486

Total Liabilities & Equity	$51,427,201	$8,717,198	$324,188		$60,468,587

The accompanying notes to the unaudited pro forma condensed combined financial statements are an integral part of these statements.

*
For purposes of the unaudited pro forma condensed combined financial statements, certain reclassifications were made to KFN's historical financial statements to conform to those classifications used by KKR. The reclassifications are explained in Note 3. Accounting Policies and Financial Statement Classifications beginning on page 155 of this proxy statement/prospectus.

**
The pro forma adjustments are explained in Note 6. Pro Forma Adjustments beginning on page 160 of this proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2013

(Amounts in Thousands, Except Unit Data)

	KKR	KFN*	Pro Forma Adjustments**		Pro Forma Combined
Revenues
Fees	$762,546	$119,178	$(78,409)	(i)	$803,315

Expenses
Compensation and Benefits	1,266,592	6,131	(6,131)	(j)	1,266,592
Occupancy and Related Charges	61,720	1,060	(1,060)	(k)	61,720
General, Administrative and Other	438,826	172,972	(71,218)	(l)	540,580

Total Expenses	1,767,138	180,163	(78,409)		1,868,892

Investment Income (Loss)
Net Gains (Losses) from Investment Activities	7,826,082	97,409	(3,196)	(m)	7,920,295
Dividend Income	695,521	14,772	—		710,293
Interest Income	474,759	432,660	(12,148)	(n)	895,271
Interest Expense	(99,616)	(190,159)	12,148	(n)	(277,627)

Total Investment Income (Loss)	8,896,746	354,682	(3,196)		9,248,232

Income (Loss) Before Taxes	7,892,154	293,697	(3,196)		8,182,655
Income Taxes	37,926	467	14,877	(o)	53,270

Net Income (Loss)	7,854,228	293,230	(18,073)		8,129,385
Less: Net Income (Loss) Attributable to
Redeemable Noncontrolling Interests	62,255	—	—		62,255
Less: Net Income (Loss) Attributable to
Noncontrolling Interests	7,100,747	—	(61)	(p)	7,100,686
Less: Preferred Share Distributions	—	27,411	—		27,411

Net Income (Loss) Attributable to KKR & Co. L.P.	$691,226	$265,819	$(18,012)		$939,033

Net Income (Loss) Attributable to KKR & Co. L.P. Per Common Unit
Basic	$2.51	$1.31			$2.48
Diluted	$2.30	$1.31			$2.32
Weighted Average Common Units Outstanding
Basic	274,910,628	202,411,445	(97,951,124)	(q)	379,370,949
Diluted	300,254,090	202,411,445	(97,951,124)	(q)	404,714,411

The accompanying notes to the unaudited pro forma condensed combined financial statements are an integral part of these statements.

*
For purposes of the unaudited pro forma condensed combined financial statements, certain reclassifications were made to KFN's historical financial statements to conform to those classifications used by KKR. The reclassifications are explained in Note 3. Accounting Policies and Financial Statement Classifications beginning on page 155 of this proxy statement/prospectus.

**
The pro forma adjustments are explained in Note 6. Pro Forma Adjustments beginning on page 160 of this proxy statement/prospectus.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(in thousands, except per share data)

1. Description of Transaction

        On December 16, 2013, KFN, KKR, Fund Holdings and Merger Sub entered into a merger agreement, pursuant to which, subject to the terms and conditions set forth in the merger agreement, KFN will be acquired by Fund Holdings, a subsidiary of KKR. If the merger is approved by KFN common shareholders and the other conditions to completion of the merger that are described in this proxy statement/prospectus are satisfied or waived, KFN will merge with and into Merger Sub, KFN continuing as the surviving entity as an indirect subsidiary of KKR. At the effective time of the merger, each issued and outstanding KFN common share will be converted into the right to receive 0.51 KKR common units. Fractional shares shall be entitled to receive a cash payment in lieu of any fractional KKR common units. Each KFN option that is outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to the excess of (1) the cash value of the number of KKR common units that a holder of a KFN common share would be entitled to receive, over (2) the exercise price per KFN common share subject to such option immediately prior to the merger. Each KFN outstanding phantom share under KFN's Non-Employee Directors' Deferred Compensation and Share Award Plan shall automatically be converted into the right to receive 0.51 KKR common units. Each preferred share of KFN shall remain an outstanding preferred share of KFN as the surviving entity following the merger.

2. Basis of Presentation

        The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of KKR and KFN. The acquisition method of accounting is based in accordance with Accounting Standards Codification Topic 805, Business Combinations, which is referred in this proxy statement/prospectus as ASC 805, and uses the fair value concepts defined in Accounting Standards Codification Topic 820, Fair Value Measurements, which KKR has adopted as required. These existing U.S. GAAP standards are subject to change and interpretation.

        ASC 805 requires, among other things, that the assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date. In addition, it establishes that any equity-based consideration transferred be measured at the closing date of the merger at the then-current market price. This particular requirement will likely result in a per common unit equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

        Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the merger, at their respective fair values and added to those of KKR. Financial statements and reported results of operations of KKR issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of KFN. In addition, under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. The unaudited pro forma condensed combined statement of operations does not reflect any acquisition-related transaction costs. However, total acquisition-related transaction costs expected to be incurred by KKR and KFN, which are estimated to be approximately $12.9 million and $22.8 million, respectively, are reflected in the unaudited pro forma condensed combined statement of financial condition as an increase to accounts payable, accrued expenses and other liabilities.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(in thousands, except per share data)

2. Basis of Presentation (Continued)

        Accounting Standards Codification Topic 820, Fair Value Measurements defines the term "fair value" and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

        KFN has historically been externally managed and advised by an indirect subsidiary of KKR pursuant to the management agreement. Under that agreement, KKR manages KFN's day-to-day operations and performs all services and activities relating to the management of KFN's assets, liabilities and operations, subject to the direction and oversight of KFN's board of directors. While the management agreement will continue after the merger, the fee income and operating expenses and related balance sheet assets and liabilities previously recognized between KKR and KFN will be eliminated in consolidation and therefore the pro forma effect of those eliminations are reflected in these unaudited pro forma condensed combined financial statements. This accounting treatment is referred to as the "effective settlement" of the management agreement.

        There are certain entities that have historically been consolidated by KKR that hold investments in structured financing vehicles that are consolidated by KFN. As such, these investments and related income statement amounts will be eliminated in consolidation and therefore the pro forma effects of those eliminations are reflected in these unaudited pro forma condensed combined financial statements.

        If the merger were consummated on January 1, 2013, it is expected that KKR's total reportable segment results would be impacted as follows for the year ended December 31, 2013: (i) segment fees would decrease by approximately $69 million, reflecting the elimination of fees related to the aforementioned management agreement, (ii) segment expenses would increase by approximately $29 million, reflecting KFN's total other expenses of $98 million reduced by $69 million for the elimination of related party management compensation and (iii) segment investment income would increase by approximately $364 million. The net effect of these items is expected to result in an increase to KKR's segment economic net income of approximately $266 million. The $18 million of net pro forma adjustments to the unaudited pro forma condensed combined statement of operations relate to the impact on noncontrolling interests associated with KKR Holdings and corporate income taxes, each of which are excluded from KKR's segment economic net income.

3. Accounting Policies and Financial Statement Classifications

        Upon consummation of the merger, KKR will review KFN's accounting policies. As a result of that review, KKR may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

        For purposes of the unaudited pro forma condensed combined financial statements, certain reclassifications were made to KFN's historical financial statements to conform to those classifications

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(in thousands, except per share data)

3. Accounting Policies and Financial Statement Classifications (Continued)

used by KKR. Upon completion of the merger, KKR will review KFN's accounting policies and financial statement classifications. As a result of that review, it may become necessary to make additional reclassifications to the consolidated financial statements.

        Financial statement reclassifications are reflected below:

Classification of KFN's Audited Consolidated Balance Sheet When Combined with
KKR's Audited Consolidated Statement of Financial Condition
As of December 31, 2013
(Amounts in Thousands)

KFN Classification		KKR Classification
Assets
Cash and Cash Equivalents	$157,167	Cash and Cash Equivalents
Restricted Cash and Cash Equivalents	350,385	Cash and Cash Equivalents Held at Consolidated Entities $319,121 / Restricted Cash and Cash Equivalents $31,264
Securities	573,312	Investments
Corporate Loans, Net	6,466,720	Investments
Equity Investments, at Estimated Fair Value	181,212	Investments
Oil and Gas Properties, Net	400,369	Other Assets
Interests in Joint Ventures and Partnerships	436,241	Investments $385,802 / Other Assets $50,439
Derivative Assets	30,224	Other Assets
Interest and Principal Receivable	33,570	Other Assets
Other Assets	87,998	Other Assets $77,501 / Investments $10,497

Total Assets	$8,717,198

Liabilities
Collateralized Loan Obligation Secured Notes	$5,249,383	Debt Obligations
Credit Facilities	125,289	Debt Obligations
Senior Notes	362,276	Debt Obligations
Junior Subordinated Notes	283,517	Debt Obligations
Accounts Payable, Accrued Expenses, and Other Liabilities	58,215	Accounts Payable, Accrued Expenses, and Other Liabilities
Accrued Interest Payable	23,575	Accounts Payable, Accrued Expenses, and Other Liabilities
Related Party Payable	5,574	Due to Affiliates
Derivative Liabilities	81,635	Accounts Payable, Accrued Expenses, and Other Liabilities

Total Liabilities	6,189,464

Shareholders' Equity
Paid-in-Capital	3,315,117	KKR & Co. L.P. Partners' Capital $2,953,495 / Noncontrolling Interests $361,622
Accumulated Other Comprehensive Loss	(15,652)	KKR & Co. L.P. Partners' Capital
Accumulated Deficit	(771,731)	KKR & Co. L.P. Partners' Capital

Total Shareholders' Equity	2,527,734

Total Liabilities and Shareholders' Equity	$8,717,198

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(in thousands, except per share data)

3. Accounting Policies and Financial Statement Classifications (Continued)

Classification of KFN's Audited Consolidated Statement of Operations When Combined with
KKR's Audited Consolidated Statement of Operations
For the Year Ended December 31, 2013
(Amounts in Thousands)

KFN Classification		KKR Classification
Revenues
Loan Interest Income	$360,287	Interest Income
Securities Interest Income	49,518	Interest Income
Oil and Gas Revenue	119,178	Fees
Other	16,923	Dividend Income $14,772/ Interest Income $2,151

Total Revenues	545,906

Investment Costs and Expenses
Interest Expense	163,216	Interest Expense
Interest Expense to Affiliates	26,943	Interest Expense
Provision for Loan Losses	32,812	Net Gains (Losses) from Investment Activities
Oil and Gas Production Costs	35,814	General, Administrative and Other
Oil and Gas Depreciation, Depletion and Amortization	44,061	General, Administrative and Other
Other	2,859	General, Administrative and Other

Total Investment Costs and Expenses	305,705

Other Income
Net Realized and Unrealized Gain on Investments	157,074	Net Gains (Losses) from Investment Activities
Net Realized and Unrealized Loss on Derivatives and Foreign Exchange	(6,838)	Net Gains (Losses) from Investment Activities
Net Loss on Restructuring and Extinguishment of Debt	(20,015)	Net Gains (Losses) from Investment Activities
Other Income	20,704	Interest Income

Total Other Income	150,925

Other Expenses
Related Party Management Compensation	68,576	General, Administrative and Other $65,052 / Compensation and Benefits $3,524
General, Administrative and Directors Expenses	19,524	General, Administrative and Other $15,857 / Compensation and Benefits $2,607 / Occupancy and Related Charges $1,060
Professional Services	9,329	General, Administrative and Other

Total Other Expenses	97,429

Income Before Income Taxes	293,697
Income Tax Expense (Benefit)	467	Income Taxes (Benefit)
Preferred Share Distributions	27,411	Preferred Share Distributions

Net Income Available to Common Shareholders	$265,819

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(in thousands, except per share data)

4. Preliminary Estimated Acquisition Consideration

        The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of KFN pursuant to the merger agreement:

(Amounts in Thousands, Except Per Share/Unit Data)
Number of KFN common shares outstanding at December 31, 2013	204,824
Exchange ratio	0.51
Number of KKR common units issued	104,460
KKR common unit price on March 7, 2014(a)	$24.28

Estimated fair value of issued KKR common units	$2,536,295
Plus: Estimated incremental value of Management Agreement(b)	145,000

Total preliminary estimated acquisition consideration	$2,681,295

The restricted KFN common shares are included in the KFN common shares outstanding. No additional consideration is attributable to outstanding KFN options as the exercise price is above the current trading price of KFN common shares. Additionally, no consideration is attributable to KFN phantom shares, which is already reflected as a liability in the net assets acquired.

(a)
The estimated equity consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is consummated. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per common unit equity component different from the $24.28 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. An increase or decrease of $1.00 in the KKR common unit price on the closing date of the merger compared to the share price assumed in these unaudited pro forma condensed combined financial statements would increase or decrease the consideration expected to be transferred by approximately $105 million, which would result in a corresponding increase or decrease to goodwill.

(b)
Represents incremental consideration paid by KKR stemming from the effective settlement of the management agreement between KKR and KFN upon consummation of the merger. The management agreement represents a preexisting contractual relationship between the parties to the business combination that in effect becomes settled from an accounting perspective upon the merger. In connection with this effective settlement, KKR is anticipated to recognize as gain for accounting purposes the differential in value between the management agreement and comparable third party arrangements under current market conditions, not to exceed the contractual termination fee provisions of the management agreement. The effective settlement of the management agreement is accounted for separately from the business combination and the deemed payment by KKR results in incremental acquisition consideration for the transaction. The analysis of the fair value of the management agreement has not been completed, and is therefore in its preliminary stages. Based on the limited analysis that has been conducted to date, we believe the reasonable range of possible outcomes for the accounting gain that may be recorded is between approximately $60 million and $230 million, with the high end of the range representing the

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(in thousands, except per share data)

4. Preliminary Estimated Acquisition Consideration (Continued)

  contractual termination payment that would be due to be paid by KFN to KKR to terminate the management agreement as of December 31, 2013. Because the analysis of the fair value of the management agreement is in its preliminary stages, the amount reflected in the unaudited pro forma condensed combined financial statements of $145 million represents the midpoint of the range described above. As such, we believe this amount could reasonably increase or decrease by $85 million from the amount reflected in the unaudited pro forma condensed combined financial statements, which would increase or decrease goodwill accordingly. The range above represents management's best current estimate of the reasonably possible accounting gain that may be recorded based on currently available information and estimates and assumptions that KKR's management believe are reasonable as of the date of this proxy statement/prospectus. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the closing date of the merger, and it is possible that no accounting gain is ultimately recorded on the effective settlement of the management agreement if the pricing for comparable third party arrangements under current market conditions is determined to be consistent with the management agreement at the date of closing of the merger.

  5. Preliminary Estimated Purchase Price Allocation

          The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by KKR in the merger, reconciled to the estimated consideration expected to be transferred:

(Amounts in Thousands)
Book value of net assets acquired at December 31, 2013	$2,527,734
Adjusted for:
Preferred shares	(361,622)

Adjusted book value of net assets acquired	$2,166,112
Adjustments to:
Investments(a)	107,520
Other assets(a)	10,066
Debt obligations(a)	74,781
Accounts payable, accrued expenses and other liabilities(a)	(102)
Goodwill(b)	322,918

Preliminary estimated acquisition consideration	$2,681,295

(a)
To adjust the carrying value of certain assets and liabilities to fair value.

(b)
Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

        In the case of this transaction, there were no known intangible assets identified.

        The allocation of the estimated acquisition consideration for KFN is preliminary because the merger with KFN has not yet been completed. The preliminary allocation for KFN is based on estimates, assumptions, valuations and other activities which have not yet been finalized in order to

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(in thousands, except per share data)

5. Preliminary Estimated Purchase Price Allocation (Continued)

make a definitive allocation. Accordingly, the pro forma adjustments to allocate the acquisition consideration will remain preliminary until KKR's management determines the final acquisition consideration and the fair values of assets acquired, net of liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the closing of the merger. The final amounts allocated to assets acquired and liabilities assumed, including intangible assets, could differ materially from the amounts presented in the unaudited pro forma condensed consolidated financial statements.

6. Pro Forma Adjustments

        The adjustments included in the column under the heading "Pro Forma Adjustments" on the unaudited pro forma condensed combined financial statements represent the following (amounts in thousands):

Unaudited Pro Forma Condensed Combined Statement of Financial Condition

  (a)
  Investments

December 31, 2013
To adjust certain investments to fair value	$107,520
To eliminate certain investments held at consolidated entities*	(119,822)

Total adjustments to Investments	$(12,302)

*
There is an investment vehicle that has historically been consolidated by KKR where KFN holds an economic interest. As such, these investments and corresponding interests will be eliminated in consolidation and therefore the pro forma effects of those eliminations are reflected in these unaudited pro forma condensed combined financial statements.
  (b)
  Due from Affiliates

December 31, 2013
To eliminate amounts due from KFN to KKR	$(5,574)

  (c)
  Other Assets

December 31, 2013
To adjust amounts to fair value	$10,066
To record goodwill in connection with acquisition	322,918
To record deferred tax asset in connection with acquisition*	9,080

$342,064

*
This amount represents a net deferred tax asset anticipated to be recorded in connection with the merger associated with an increase in KKR Management Holdings Corp.'s share

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(in thousands, except per share data)

6. Pro Forma Adjustments (Continued)

  of the tax basis of the tangible and intangible assets of KKR Management Holdings L.P. as a result of the issuance of KKR common units. The impact of this adjustment is reflected as an offset to equity in the unaudited pro forma condensed combined statement of financial condition.

  (d)
  Debt Obligations

December 31, 2013
To adjust debt obligations to fair value	$(74,781)

  (e)
  Due to Affiliates

December 31, 2013
To eliminate amounts due to KKR from KFN	$(5,574)

  (f)
  Accounts Payable, Accrued Expenses and Other Liabilities

December 31, 2013
To adjust amounts to fair value	$102
To record acquisition-related transaction costs expected to be incurred by KKR*	9,900
To record acquisition-related transaction costs expected to be incurred by KFN	22,800

$32,802

*
The acquisition-related transaction costs incurred by KKR is expected to total $12.9 million, of which $3 million was incurred and accrued on KKR's consolidated statement of financial condition as of December 31, 2013.
  (g)
  The adjustment to KKR & Co. L.P. Partners' Capital is the effect of cumulative adjustments made to assets and liabilities as described above.

  (h)
  The adjustment to noncontrolling interests is the effect of an adjustment in (a) as described above.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(in thousands, except per share data)

6. Pro Forma Adjustments (Continued)

Unaudited Pro Forma Condensed Combined Statements of Operations

  (i)
  Fees

Year Ended December 31, 2013
Elimination of management fees from KFN and related parties*	$(42,311)
Elimination of incentive fees from KFN*	(22,741)
Elimination of reimbursable expenses from KFN and related parties**	(13,357)

Total adjustment to Fees	$(78,409)

*
KKR and KFN are parties to the management agreement pursuant to which KKR manages the day-to-day operations of KFN, subject to the direction and oversight of KFN's board of directors. This adjustment represents the removal of the historical management fees and incentive fees earned by KKR and incurred by KFN for the year ended December 31, 2013.

**
Certain of KFN's operating costs are initially incurred by KKR. Such costs are then reimbursed to KKR pursuant to the terms of the management agreement, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals, consultants or other third parties on an arm's length basis. These costs generally consist of the following: (i) certain employee compensation and benefits costs since KFN does not have any employees, (ii) certain occupancy and related charges since KFN's administrative and principal executive offices are leased by KKR and (iii) certain general and administrative costs. This adjustment represents the removal of the historical expense reimbursements received by KKR for the year ended December 31, 2013.
  (j)
  Compensation and Benefits

Year Ended December 31, 2013
Elimination of employee compensation and benefits expense from KFN*	$(6,131)

*
KFN does not have any employees. KFN is managed by KKR Financial Advisors LLC, an indirect subsidiary of KKR, pursuant to the management agreement. Certain employee compensation and benefits costs incurred by KKR are allocated to KFN pursuant to the terms of the management agreement. This adjustment represents the removal of the historical compensation and benefits expense reimbursements paid by KFN for the year ended December 31, 2013.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(in thousands, except per share data)

6. Pro Forma Adjustments (Continued)

  (k)
  Occupancy and Related Charges

Year Ended December 31, 2013
Elimination of occupancy and related charges from KFN*	$(1,060)

*
KFN's administrative and principal executive offices are leased by KKR. Certain occupancy and related charges incurred by KKR are allocated to KFN pursuant to the terms of the management agreement. This adjustment represents the removal of the historical occupancy and related charges reimbursements paid by KFN for the year ended December 31, 2013.
  (l)
  General, Administrative and Other

Year Ended December 31, 2013
Elimination of management fee expenses paid to KKR by KFN and related parties*	$(42,311)
Elimination of incentive fee expenses paid to KKR by KFN*	(22,741)
Elimination of reimbursable expenses paid to KKR by KFN and related parties**	(6,166)

Total adjustment to General, Administrative and Other	$(71,218)

*
KKR and KFN are parties to the management agreement pursuant to which KKR, through its indirect subsidiary, manages the day- to-day operations of KFN subject to the direction and oversight of KFN's board of directors. This adjustment represents the removal of the historical management fees and incentive fees incurred by KFN and earned by KKR for the year ended December 31, 2013.

**
KKR has historically performed certain general and administrative services on behalf of KFN pursuant to the terms of the management agreement. This adjustment represents the removal of the historical general, administrative and other charges paid by KFN for the year ended December 31, 2013.
  (m)
  Net Gains (Losses) from Investment Activities

Year Ended December 31, 2013
Elimination of net gains from consolidated entities*	$(3,196)

*
There is an investment vehicle that has historically been consolidated by KKR where KFN holds an economic interest. As such, the related income statement amounts will be eliminated in consolidation and therefore the pro forma effects of those eliminations are reflected in these unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(in thousands, except per share data)

6. Pro Forma Adjustments (Continued)

  (n)
  Interest Income/ Interest Expense

Year Ended December 31, 2013
Elimination of interest income from consolidated entities*	$(12,148)
Elimination of interest expense from consolidated entities*	12,148

$—

*
There are certain entities that have historically been consolidated by KKR that hold investments in structured financing vehicles that are consolidated by KFN. As such, the related income statement amounts will be eliminated in consolidation and therefore the pro forma effects of those eliminations are reflected in these unaudited pro forma condensed combined financial statements.
  (o)
  Income Taxes/ (Benefit)

Year Ended December 31, 2013
To record estimated incremental corporate income taxes*	$14,877

*
This adjustment represents the incremental corporate income taxes assumed to be incurred subsequent to the merger resulting from income that is expected to be generated by KKR Management Holdings L.P. as a result of the merger. This amount represents management's best estimate of incremental corporate income taxes based on currently available information and estimates and assumptions that KKR's management believe are reasonable as of the date of this proxy statement/prospectus. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the closing date of the merger.
  (p)
  Net Income (Loss) Attributable to Noncontrolling Interests

Year Ended December 31, 2013
To allocate income to KKR Holdings L.P.*	$3,135
To eliminate income attributable to consolidated entities**	(3,196)

Total adjustments to Net Income (Loss) attributable to Noncontrolling Interests	$(61)

*
Noncontrolling interests held by KKR Holdings L.P. include economic interests held by KKR's principals and other persons in the KKR Group Partnerships. This adjustment allocates a portion of the incremental income in the combined business, as reflected in the pro forma adjustments, to KKR Holdings L.P. based on KKR Holdings L.P.'s pro forma ownership percentage in the KKR Group Partnerships for the year ended

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(in thousands, except per share data)

6. Pro Forma Adjustments (Continued)

  December 31, 2013. Such ownership percentages, which are reflective of the KKR common units assumed to be issued in connection with the merger, amounted to approximately 52.2% for the year ended December 31, 2013.

**
There is an investment vehicle that has historically been consolidated by KKR where KFN holds an economic interest. As such, the related income statement amounts will be eliminated in consolidation and therefore the pro forma effects of those eliminations are reflected in these unaudited pro forma condensed combined financial statements.
  (q)
  Shares Outstanding

Year Ended December 31, 2013
Basic
KKR weighted average units outstanding	274,910,628
Number of KKR common units issued*	104,460,321

Pro forma weighted average KKR common units outstanding	379,370,949

Diluted
KKR weighted average units outstanding	300,254,090
Number of KKR common units issued*	104,460,321

Pro forma weighted average KKR common units outstanding	404,714,411

*
This amount assumes that there are no fractional units issued in connection with the merger. Fractional shares will receive a cash payment in lieu of any fractional KKR common units.

TRANSACTIONS IN KFN COMMON SHARES

Purchases by KFN

        The following table shows purchases of KFN common shares during the past two years effected by KFN. The purchases were effected solely to satisfy withholding tax obligations incurred by certain employees of KFN as a result of the vesting of certain restricted shares previously granted to such employees, who did not receive any cash proceeds from the purchases.

Quarter Ended	Total Number of Shares Purchased	Range of Prices Paid Per Share	Weighted Average Price Paid per Share
March 31, 2012	10,264	$9.35	$9.35
March 31, 2013	25,204	$11.09	$11.09
Total	35,468

Purchases by the KKR Participants

        The KKR Participants have not effected any purchases of KFN common shares during the past two years.

Transactions During the Past Sixty Days

        The following table shows grants of KFN phantom shares made on January 15, 2014 pursuant to the Deferred Compensation Plan.

Non-Employee Director	Number of Shares Granted	Implied Price
Vincent Paul Finigan	1,966.88	$9.75
Paul M. Hazen	578.41	9.75
R. Glenn Hubbard	8,136.97	9.93
Deborah H. McAneny	1,544.44	9.75
Willy R. Strothotte	6,757.86	9.93

        The following table shows transfers of KFN common shares made on March 10, 2014 by certain executive officers of KFN to KKR Financial Advisors LLC. The transfers were effected in the ordinary course of business solely to satisfy withholding tax obligations incurred by such officers as a result of the vesting of certain restricted shares previously granted to such officers, who did not receive any cash proceeds from such transfers.

Officer	Number of Shares Transferred	Implied Price
Nicole J. Macarchuk	7,219	$12.22
Michael R. McFerran	10,859	$12.22

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT(1)

        The following table shows, as of March 18, 2014 certain information about stock ownership of all persons known to KFN to own of record or beneficially more than 5% of KFN's outstanding common shares based on KFN's review of SEC filings. This table also presents ownership information regarding each of KFN's named executive officers and directors based upon information furnished to KFN by these persons. The number and percentage of shares beneficially owned is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

Name and Address of Beneficial Owner(1)	Number of KFN Common Shares Beneficially Owned	Percentage of KFN Common Shares Beneficially Owned(2)
FMR LLC(3)	30,723,622	15.0%
Leon G. Cooperman(4)	19,564,131	9.6%
Morgan Stanley(5)	16,203,116	7.9%
Thornburg Investment Management, Inc.(6)	12,180,609	6.0%
Paul M. Hazen(7)	707,756	*
Craig J. Farr	0	*
Michael R. McFerran(8)	142,136	*
Nicole J. Macarchuk(9)	47,208	*
Tracy L. Collins(10)	68,043	*
Robert L. Edwards(11)	19,869	*
Vincent Paul Finigan(12)	12,607	*
R. Glenn Hubbard(13)	55,341	*
Ross J. Kari(14)	57,766	*
Ely L. Licht(15)	85,943	*
Deborah H. McAneny(16)	33,616	*
Scott C. Nuttall(17)	381,019	*
Scott A. Ryles(18)	32,688	*
Willy R. Strothotte(19)	0	*
All officers and directors as a group (14 persons)	1,643,992	*

*
Holdings represent less than 1% of all shares outstanding.

(1)
The address for all officers and directors of KFN is c/o KKR Financial Advisors LLC, 555 California Street, 50th Floor, San Francisco, California 94104.

(2)
Based on 204,824,159 KFN common shares outstanding as of March 18, 2014.

(3)
This beneficial ownership information is based upon the Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC and Edward C. Johnson 3d, chairman of FMR LLC. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC, may be deemed to be the beneficial owner of 29,769,406 common shares as a result of acting as investment advisor to various investment companies. Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR LLC, may be deemed to be the beneficial owner of 954,216 common shares as a result of its serving as investment manager of institutional accounts owning such shares. Mr. Johnson and FMR LLC, through their control of Fidelity and PGATC, each has (a) sole voting power on 954,216 common shares, (b) shared voting power on no common shares, (c) sole dispositive power on 30,723,622 common shares and (d) shared dispositive power on no common shares. The address for FMR LLC and Mr. Johnson is 245 Summer Street, Boston, Massachusetts 02210. The address of PGATC is 900 Salem Street, Smithfield, Rhode Island, 02917.

(4)
This beneficial ownership information is based upon the Schedule 13G/A filed with the SEC on February 5, 2014 by Leon G. Cooperman. Mr. Cooperman is the Managing Member of Omega Associates, L.L.C. ("Associates"). Associates is the general partner of Omega Capital Partners, L.P. ("Capital LP"), Omega Capital Investors, L.P. ("Investors LP"), Omega Equity Investors, L.P. ("Equity LP"), and Omega Charitable Partnership L.P. ("Charitable LP"). Mr. Cooperman is the President and majority stockholder of Omega Advisors, Inc. ("Advisors"), which serves as the investment manager to Omega Overseas Partners, Ltd. ("Overseas"). Advisors also serves as a discretionary investment advisor to a limited number of institutional clients (the "Managed Accounts"). Mr. Cooperman has investment authority over the Michael S. Cooperman WRA Trust (the "WRA Trust"), and is a trustee of the Leon and Toby Cooperman Family Foundation (the "Foundation") and of The Cooperman Family Fund for a Jewish Future ("Family Fund"). On the basis of these relationships, Mr. Cooperman may be deemed to have (a) sole voting power on 13,299,600 common shares, (b) shared voting power on 6,264,531 common shares, (c) sole dispositive power on 13,299,600 common shares and (d) shared dispositive power on 6,264,531 common shares. This consists of 2,949,030 common shares owned by Capital LP; 1,074,630 common shares owned by Investors LP; 1,271,195 common shares owned by Equity LP; 3,398,687 common shares owned by Overseas; 100,000 common shares owned by Charitable LP, 6,264,531 common shares owned by the Managed Accounts; 2,700,000 common shares owned by the Foundation; 1,000,000 common shares owned by Mr. Cooperman; 55,000 common shares owned by Family Fund, 51,058 common shares owned by Mr. Cooperman's son, Michael S. Cooperman; and 700,000 common shares owned by the WRA Trust. The address for Leon G. Cooperman is 11431 W. Palmetto Park Road, Boca Raton, Florida 33428.

(5)
This beneficial ownership information is based upon the Schedule 13G filed with the SEC on January 28, 2014 by Morgan Stanley. Morgan Stanley has (a) sole voting power on 15,775,540 shares, (b) shared voting power on 359,825 shares, (c) sole dispositive power on 16,203,116 shares and shared dispositive power on no shares. The address for Morgan Stanley is 1585 Broadway, New York, New York 10036.

(6)
This beneficial ownership information is based upon the Schedule 13G/A filed with the SEC on January 21, 2014 by Thornburg Investment Management Inc. Thornburg Investment Management, Inc. has (a) sole voting power on 12,180,609 shares, (b) shared voting power on no shares, (c) sole dispositive power on 12,180,609 shares and (d) shared dispositive power on no shares. The address for Thornburg Investment Management, Inc. is 2300 North Ridgetop Road, Santa Fe, New Mexico 87506.

(7)
Includes an aggregate of 61,567 common shares directly held by trusts for which Mr. Hazen is an investment advisor and therefore may be deemed to have beneficial ownership, but has disclaimed any beneficial ownership. Includes 5,057 unvested restricted common shares and excludes 26,212 phantom shares, which may only be distributed to Mr. Hazen on the first day of the year following his removal or separation from the KFN board of directors or, if earlier, upon a change in control of KFN. The merger will not constitute a change in control of KFN for this purpose.

(8)
Includes 41,972 unvested restricted common shares.

(9)
Includes 26,264 unvested restricted common shares.

(10)
Includes 14,538 unvested restricted common shares.

(11)
Includes 15,429 unvested restricted common shares.

(12)
Includes 6,548 unvested restricted common shares and excludes 89,135 phantom shares, which may only be distributed to Mr. Finigan on the first day of the year following his removal or separation from the KFN board of directors or, if earlier, upon a change in control of KFN. The merger will not constitute a change in control of KFN for this purpose.

(13)
Excludes 240,668 phantom shares, which may only be distributed to Mr. Hubbard on the first day of the year following his removal or separation from the KFN board of directors or, if earlier, upon a change in control of KFN. The merger will not constitute a change in control of KFN for this purpose.

(14)
Includes 14,538 unvested restricted common shares.

(15)
Includes 14,538 unvested restricted common shares.

(16)
Excludes 69,991 phantom shares, which may only be distributed to Ms. McAneny on the first day of the year following her removal or separation from the KFN board of directors or, if earlier, upon a change in control of KFN. The merger will not constitute a change in control of KFN for this purpose.

(17)
Includes 5,455 shares owned by an investment vehicle for which Mr. Nuttall's spouse exercises investment control.

(18)
Includes 14,538 unvested restricted common shares.

(19)
Excludes 200,327 phantom shares, which may only be distributed to Mr. Strothotte on the first day of the year following his removal or separation from the KFN board of directors or, if earlier, upon a change in control of KFN. The merger will not constitute a change in control of KFN for this purpose.

 SECURITY OWNERSHIP OF THE KKR PARTICIPANTS AND CERTAIN AFFILIATES

        Other than as set forth in the following table, as of March 18, 2014, the KKR Participants and their respective directors, executive officers, controlling persons and subsidiaries, as applicable, did not beneficially own any KFN common shares. The number and percentage of KFN common shares beneficially owned is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose.

Name and Address of Beneficial Owner(1)	Number of KFN Common Shares Beneficially Owned	Percentage of KFN Common Shares Beneficially Owned(2)(3)
KKR Financial Advisors LLC(4)(5)	154,161	*
Henry R. Kravis(5)(6)	2,477,494	1.2%
George R. Roberts(5)(7)	1,998,476	1.0%
Todd A. Fisher	197,892	*
William J. Janetschek(8)	188,513	*
David J. Sorkin	25,558	*

*
Holdings represent less than 1% of all KFN common shares outstanding.

(1)
Except as otherwise noted, the address for the KKR Participants and their respective directors, executive officers, controlling persons and subsidiaries, as applicable, is c/o KKR, 9 West 57th Street, Suite 4200, New York, New York 10019.

(2)
Based on 204,824,159 KFN common shares outstanding as of March 18, 2014.

(3)
As described in "The Merger Agreement—Conditions to Consummation of the Merger" beginning on page 134 of this proxy statement/prospectus, KKR and KFN may not complete the merger unless the merger agreement has been adopted by the affirmative vote of the holders of at least a majority of the outstanding KFN common shares entitled to vote thereon on the record date, including the holders of a majority of the outstanding KFN common shares other than those KFN common shares held by KKR or any affiliate of KKR. As of the close of business on the record date for the special meeting, affiliates of KKR beneficially owned and had the right to vote 4,658,021 KFN common shares at the special meeting, representing approximately 2.3% of the KFN common shares entitled to vote at the special meeting.

(4)
Represents 65,011 unvested restricted KFN common shares and 89,150 vested KFN common shares held by KKR Financial Advisors LLC. The address for KKR Financial Advisors LLC is 555 California Street, 50th Floor, San Francisco, California 94104.

(5)
The sole member of KKR Financial Advisors LLC is KKR Asset Management LLC. The sole member of KKR Asset Management LLC is Kohlberg Kravis Roberts & Co. L.P. The sole general partner of KKR Management Holdings L.P. is KKR Management Holdings Corp. The sole shareholder of KKR Management Holdings Corp. is KKR Group Holdings L.P. The sole general partner of KKR Group Holdings L.P. is KKR Group Limited. The sole shareholder of KKR Group Limited is KKR. The sole general partner of KKR is KKR Management LLC. The designated members of KKR Management LLC are Henry R. Kravis and George R. Roberts.

(6)
Represents KFN common shares held by Mr. Kravis, his spouse, an entity controlled by Mr. Kravis and certain trusts which Mr. Kravis may be deemed to beneficially own by virtue of Mr. Kravis being a trustee of such trusts as well as 65,011 unvested restricted KFN common shares and 89,150 vested KFN common shares held by KKR Financial Advisors LLC.

(7)
Represents KFN common shares held by entities controlled by Mr. Roberts or over which he may be deemed to exercise investment decisions, and a trust for the benefit of Mr. Roberts and of which he is a trustee as well as 65,011 unvested restricted KFN common shares and 89,150 vested KFN common shares held by KKR Financial Advisors LLC. The address for Mr. Roberts is 2800 Sand Hill Road, Menlo Park, California 94025.

(8)
Represents KFN common shares held by Mr. Janetschek and certain trusts which Mr. Janetschek may be deemed to beneficially own by virtue of Mr. Janetschek being a trustee of such trusts, including trusts where neither Mr. Janetschek nor his family members are beneficiaries.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        This summary discusses the material U.S. federal income tax consequences of the merger to KFN shareholders. This summary is based on provisions of the Code on the regulations promulgated thereunder and on published administrative rulings and judicial decisions, all of which are subject to change at any time, possibly with retroactive effect. This discussion is necessarily general and may not apply to all categories of investors, some of which, such as banks, thrifts, insurance companies, persons liable for the alternative minimum tax, dealers, and other investors that do not hold their KFN common shares as capital assets, may be subject to special rules.

        The U.S. federal income tax consequences of the merger to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds KFN common shares generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding KFN common shares should consult their own tax advisors.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of KFN common shares that is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which either (A) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a beneficial owner of KFN common shares (other than a partnership) that is not a U.S. Holder.

        KFN common shareholders should consult their own tax advisors concerning the U.S. federal, state and local income tax consequences in their particular situations of the merger, as well as any consequences under the laws of any other taxing jurisdiction. This discussion only addresses the material U.S. federal income tax considerations of the merger and does not address the tax considerations under the laws of any tax jurisdiction other than the United States. Non-U.S. Holders, therefore, should consult their own tax advisors regarding the tax consequences to them of the merger under the laws of their own taxing jurisdiction.

 Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

Tax characterization of the merger

        The merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, the merger will be treated as a taxable sale of a U.S. Holder's KFN common shares in exchange for the KKR common units and cash in lieu of fractional units received in the merger.

Amount and character of gain or loss recognized

        Your receipt of KKR common units and cash in lieu of fractional units in exchange for your KFN common shares in the merger generally will cause you to recognize gain or loss measured by the difference, if any, between (i) the sum of (A) the fair market value of any KKR common units received, (B) the amount of cash received and (C) your share of KFN's nonrecourse debt immediately prior to the merger and (ii) your adjusted tax basis in your KFN common shares. Any such gain or loss recognized generally will be treated as capital gain or loss and will be long-term capital gain or loss if your holding period for your KFN common shares exceeds one year. However, a portion of any such gain will be treated as ordinary income to the extent attributable to your allocable share of unrealized gain or loss in KFN's assets to the extent described in Section 751 of the Code. This would include (x) ordinary income KFN would recognize if it sold its debt instruments with accrued market discount, (y) unremitted earnings of any controlled foreign corporation, or "CFC," held by KFN, although in the case of a U.S. Holder who is an individual, the amount treated as ordinary income may be limited pursuant to Section 1248 of the Code and (z) ordinary income attributable to unrealized receivables, inventory items and depletion, depreciation and intangible drilling and development cost, or "IDC," recapture. Such ordinary income could exceed the net taxable gain realized as a result of the merger and may be recognized even if there is a net taxable loss realized as a result of the merger. Thus, a holder of KFN common shares may recognize both ordinary income and a capital loss as a result of the merger. If KFN holds stock in a passive foreign investment company, or "PFIC," that is not a qualified electing fund, or "QEF," at the time of the merger you would be treated as disposing of an interest in such PFIC to the extent of your pro rata share of such PFIC stock held by KFN with any gain you are deemed to recognize as a result of such disposition treated as ordinary income and subject to an interest charge.

        Capital gain recognized by a U.S. Holder will generally be long-term capital gain subject to tax at preferential rates if such U.S. Holder is an individual who has held his or her KFN common shares for more than twelve months on the date of the merger. The deductibility of capital losses is subject to limitations.

KFN items of income, gain, loss and deduction for the taxable period ending on the date of the merger

        U.S. Holders of KFN common shares will be allocated their share of KFN's items of income, gain, loss and deduction for the taxable period of KFN ending on the date of the merger in accordance with the terms of KFN's operating agreement. A U.S. Holder will be subject to U.S. federal income taxes on any such allocated income and gain even though such U.S. Holder will not receive any additional cash distributions from KFN attributable to such allocated income and gain. Any such income and gain allocated to a U.S. Holder will increase the U.S. Holder's tax basis in the KFN common shares held and, therefore, will reduce the gain (or increase the loss) recognized by such U.S. Holder resulting from the merger. Any losses or deductions allocated to a U.S. Holder will decrease the U.S. Holder's tax basis in the KFN common shares held and, therefore, will increase the gain (or reduce the loss) recognized by such U.S. Holder resulting from the merger.

Tax basis in KKR common units received in the merger

        A U.S. Holder's tax basis in the KKR common units received in the merger will equal the fair market value of such KKR common units.

Holding period in KKR common units received in the merger

        A U.S. Holder's holding period in the KKR common units received in the merger will begin on the day after the date of the merger.

Material U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders

        If you are a Non-U.S. Holder of KFN common shares, a portion of any gain recognized by you in the merger (which will be calculated in the same manner described above for a U.S. Holder) may be treated for U.S. federal income tax purposes as effectively connected income, and hence you may be subject to U.S. federal income tax on such portion. Moreover, if the fair market value of KFN's investments in "United States real property interests," which include KFN's investments in natural resources, real estate and REIT subsidiaries that invest primarily in real estate, represent 50% or more of the total fair market value of KFN's assets, KFN common units could be treated as "United States real property interests." In such case, gain recognized by a Non-U.S. Holder on the disposition of KFN common shares would be treated for U.S. federal income tax purposes as effectively connected income (unless the KFN common shares are regularly traded on a securities market and the Non-U.S. Holder did not own more than 5% of all KFN common shares at any time during the shorter of the five-year period preceding the date of disposition of such Non-U.S. Holder's holding period). KFN does not believe that the fair market value of KFN's investments in "United States real property interests" represents 50% or more of the total fair market value of KFN's assets at this time. If gain from the disposition of KFN common units is treated as effectively connected income, the Non-U.S. Holder may be subject to U.S. federal income and/or withholding tax on the disposition.

        In general, different rules from those described above apply in the case of Non-U.S. Holders subject to special treatment under U.S. federal income tax law, including a Non-U.S. Holder (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a "tax home" in the United States for federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

        If you are a Non-U.S. Holder, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of owning and disposing of KFN common units, as well as the effects of state, local and non-U.S. tax laws.

Backup Withholding and Information Reporting

        U.S. federal backup withholding tax may apply to cash payments to a U.S. Holder under the merger agreement, unless the U.S. Holder (i) furnishes an accurate tax identification number and otherwise complies with applicable U.S. information reporting or certification requirements (typically, by submitting a completed and signed IRS Form W-9) or (ii) is a corporation (other than certain S corporations) or other exempt recipient and, when required, demonstrates such fact. Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

        In general, a Non-U.S. Holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the Non-U.S. Holder under the merger agreement if the Non-U.S. Holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the Non-U.S. Holder's gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity.

        The backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a holder's U.S. federal income tax liability and may entitle such holder to a refund, so long as the required information is timely furnished to the IRS.

        The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each holder should consult its own tax advisor regarding the applicability of the rules discussed above to such holder and the particular U.S. federal income tax consequences to such holder of the merger in light of such holder's particular circumstances and the application of state, local and foreign tax laws.

 DESCRIPTION OF KKR COMMON UNITS

KKR Common Units

        KKR common units represent limited partner interests in KKR, which is a limited partnership. KKR common unitholders are entitled to participate in distributions and exercise the rights or privileges available to limited partners under KKR's partnership agreement. KKR is dependent upon the KKR Group Partnerships to fund any distributions that KKR may make to its common unitholders. For a description of the relative rights and preferences of KKR common unitholders in and to distributions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity—Liquidity Needs—Distributions," in KKR's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 24, 2014 and incorporated by reference in this proxy statement/prospectus.

        Unless KKR's managing partner determines otherwise, KKR issues all its common units in uncertificated form.

Number of Common Units and Further Issuances

        As of March 18, 2014, KKR had approximately 300,354,288 common units outstanding. KKR's partnership agreement authorizes KKR to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by KKR's managing partner in its sole discretion without the approval of its common unitholders. In accordance with the Delaware Limited Partnership Act and the provisions of KKR's partnership agreement, KKR may also issue additional partnership interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to its common units.

Where KKR Common Units Are Traded

        KKR's outstanding common units are listed on the NYSE under the symbol "KKR." It is a condition to the closing of the merger that the KKR common units to be issued in connection with the merger be authorized for listing on the NYSE, subject to official notice of issuance.

Transfer of KKR Common Units

        By acceptance of the transfer of KKR common units in accordance with KKR's partnership agreement, each transferee of KKR common units will be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in KKR's books and records. Additionally, each transferee of KKR common units:

  •
  will represent that the transferee has the capacity, power and authority to enter into the KKR partnership agreement;

  •
  will become bound by the terms of, and will be deemed to have agreed to be bound by, the KKR partnership agreement; and

  •
  will give the consents, approvals, acknowledgements and waivers set forth in the KKR partnership agreement.

        A transferee will become a substituted limited partner of the KKR limited partnership for the transferred KKR common units automatically upon the recording of the transfer on KKR's books and records. KKR's managing partner may cause any transfers to be recorded on KKR's books and records no less frequently than quarterly.

        KKR common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in the KKR limited partnership for the transferred KKR common units.

        Until a KKR common unit has been transferred on KKR's books, KKR and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the KKR common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. A beneficial holder's rights are limited solely to those that it has against the record holder as a result of any agreement between the beneficial owner and the record holder.

Transfer Agent and Registrar

        American Stock Transfer & Trust Company, LLC serves as registrar and transfer agent for the KKR common units.

 CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between KKR's managing partner and its affiliates, including each party's respective owners, on the one hand, and KKR and its limited partners, on the other hand. KKR's managing partner, KKR Management LLC, is the general partner of KKR that manages KKR. Whenever a potential conflict arises between KKR's managing partner or its affiliates, on the one hand, and KKR or any limited partner, on the other hand, KKR's managing partner will resolve that conflict. KKR's partnership agreement contains provisions that reduce and eliminate KKR's managing partner's duties, including fiduciary duties, to KKR's unitholders. KKR's partnership agreement also restricts the remedies available to KKR's unitholders for actions taken that without those limitations might constitute breaches of duty, including fiduciary duties.

        Under KKR's partnership agreement, KKR's managing partner will not be in breach of its obligations under KKR's partnership agreement or its duties to KKR or KKR's unitholders if the resolution of the conflict is:

  •
  approved by KKR's conflicts committee, although KKR's managing partner is not obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by KKR's managing partner or any of its affiliates, although KKR's managing partner is not obligated to seek such approval;

  •
  on terms which are, in the aggregate, no less favorable to KKR than those generally being provided to or available from unrelated third parties; or

  •
  fair and reasonable to KKR, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to KKR.

        KKR's managing partner may, but is not required to, seek the approval of such resolution from the conflicts committee or KKR's unitholders. If KKR's managing partner does not seek approval from the conflicts committee or KKR's unitholders and the board of directors of KKR's managing partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that in making its decision the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or KKR or any other person bound by KKR's partnership agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in KKR's partnership agreement, KKR's managing partner or the conflicts committee may consider any factors it determines in its sole discretion to consider when resolving a conflict. KKR's partnership agreement provides that KKR's managing partner will be conclusively presumed to be acting in good faith if KKR's managing partner subjectively believes that the determination made or not made is in the best interests of KKR.

Covered Agreements

        The conflicts committee is responsible for enforcing KKR's rights under certain agreements against KKR Holdings and certain of its subsidiaries and designees, a general partner or limited partner of KKR Holdings, or a person who holds a partnership or equity interest in the foregoing entities. The conflicts committee is also authorized to take any action pursuant to any authority or rights granted to such committee under those agreements or with respect to any amendment, supplement, modification or waiver to any those agreement that would purport to modify such authority or rights. In addition, the conflicts committee shall approve any amendment to those agreements that in the reasonable judgment of KKR's managing partner's board of directors creates or will result in a conflict of interest.

Potential Conflicts

        Conflicts of interest could arise in the situations described below, among others.

Actions taken by KKR's managing partner may affect the amount of cash flow from operations to KKR's common unitholders.

        The amount of cash flow from operations that is available for distribution to KKR's common unitholders is affected by decisions of KKR's managing partner regarding such matters as:

  •
  the amount and timing of cash expenditures, including those relating to compensation;

  •
  the amount and timing of investments and dispositions;

  •
  levels of indebtedness;

  •
  tax matters;

  •
  levels of reserves; and

  •
  issuances of additional partnership securities.

        In addition, borrowings by KKR and KKR's affiliates from KKR's managing partner and its affiliates do not constitute a breach of any duty owed by KKR's managing partner to KKR's common unitholders. KKR's partnership agreement provides that KKR and its subsidiaries may borrow funds from KKR's managing partner and its affiliates on terms that are fair and reasonable to KKR. Under KKR's partnership agreement, those borrowings will be deemed to be fair and reasonable if: (1) they are approved in accordance with the terms of the partnership agreement; (2) the terms are no less favorable to KKR than those generally being provided to or available from unrelated third parties or (3) the terms are fair and reasonable to KKR, taking into account the totality of the relationships between the parties involved, including other transactions that may be or have been particularly favorable or advantageous to KKR.

KKR will reimburse its managing partner and its affiliates for expenses.

        KKR will reimburse its managing partner and its affiliates for costs incurred in managing and operating KKR and KKR's business. For example, KKR does not elect, appoint or employ any directors, officers or other employees. All of those persons are elected, appointed or employed by KKR's managing partner on KKR's behalf. KKR's partnership agreement provides that its managing partner will determine the expenses that are allocable to KKR

KKR's managing partner has limited its liability regarding KKR's obligations.

        KKR's managing partner has limited its liability under contractual arrangements so that the other party has recourse only to KKR's assets, and not against KKR's managing partner, its assets or its owners. KKR's partnership agreement provides that any action taken by its managing partner to limit its liability or KKR's liability is not a breach of KKR's managing partner's fiduciary duties, even if KKR could have obtained more favorable terms without the limitation on liability. The limitation on KKR's managing partner's liability does not constitute a waiver of compliance with U.S. federal securities laws that would be void under Section 14 of the Securities Act.

 KKR's common unitholders will have no right to enforce obligations of KKR's managing partner and its affiliates under agreements with KKR.

        Any agreements between KKR on the one hand, and KKR's managing partner and its affiliates on the other, will not grant KKR's common unitholders, separate and apart from KKR, the right to enforce the obligations of KKR's managing partner and its affiliates in KKR's favor.

Contracts between KKR, on the one hand, and KKR's managing partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        KKR's partnership agreement allows KKR's managing partner to determine in its sole discretion any amounts to pay itself or its affiliates for any services rendered to KKR. KKR's managing partner may also enter into additional contractual arrangements with any of its affiliates on KKR's behalf. Neither KKR's partnership agreement nor any of the other agreements, contracts and arrangements between KKR on the one hand, and KKR's managing partner and its affiliates on the other, are or will be the result of arm's-length negotiations. KKR's managing partner will determine the terms of these transactions so long as such arrangements are fair and reasonable to KKR as determined under KKR's partnership agreement. KKR's managing partner and its affiliates will have no obligation to permit KKR to use any facilities or assets of KKR's managing partner and its affiliates, except as may be provided in contracts entered into specifically dealing with such use. There will not be any obligation of KKR's managing partner and its affiliates to enter into any contracts of this kind.

KKR's common units are subject to KKR's managing partner's limited call right.

        KKR's managing partner may exercise its right to call and purchase common units as provided in KKR's partnership agreement or assign this right to one of its affiliates or to KKR. KKR's managing partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a KKR common unitholder may have such holder's common units purchased from such holder at an undesirable time or price. See "Description of KKR's Limited Partnership Agreement—Limited Call Right" beginning on page 208 of this proxy statement/prospectus.

KKR may choose not to retain separate counsel for KKR or for the holders of its common units.

        Attorneys, independent accountants and others who will perform services for KKR are selected by KKR's managing partner or the conflicts committee, and may perform services for KKR's managing partner and its affiliates. KKR may retain separate counsel for KKR or KKR's common unitholders in the event of a conflict of interest between KKR's managing partner and its affiliates on the one hand, and KKR or its unitholders on the other, depending on the nature of the conflict, but is not required to do so.

KKR's managing partner's affiliates may compete with KKR.

        KKR's partnership agreement provides that KKR's managing partner will be restricted from engaging in any business activities other than activities incidental to its ownership of interests in KKR. Except as provided in the non-competition, non-solicitation and confidentiality agreements to which KKR's principals will be subject, affiliates of KKR's managing partner, including its owners, are not prohibited from engaging in other businesses or activities, including those that might compete directly with KKR.

Certain of KKR's subsidiaries have obligations to investors in KKR's investment funds and may have obligations to other third parties that may conflict with your interests.

        KKR's subsidiaries that serve as the investment advisors or general partners of KKR's investment funds have fiduciary and contractual obligations to the investors in those funds and some of KKR's subsidiaries, including its broker-dealers, may have contractual duties to other third parties. As a result, KKR expects to regularly take actions with respect to the allocation of investments among its investment funds (including funds that have different fee structures), the purchase or sale of investments in its investment funds, the structuring of investment transactions for those funds, the advice and services KKR provides or otherwise that comply with these fiduciary and contractual obligations. In addition, KKR's principals have made personal investments in a variety of its investment funds, which may result in conflicts of interest among investors in its funds or its unitholders regarding investment decisions for these funds. Some of these actions might at the same time adversely affect KKR's near-term results of operations or cash flow.

U.S. federal income tax considerations of KKR's principals may conflict with your interests.

        Because KKR's principals will hold a portion of their KKR Group Partnership units directly or through entities that are not subject to corporate income taxation and KKR holds its units in one of the KKR Group Partnerships through a subsidiary that is subject to taxation as a corporation in the United States, conflicts may arise between KKR's principals and KKR relating to the selection and structuring of investments or transactions. KKR's common unitholders will be deemed to expressly acknowledge that KKR's managing partner is under no obligation to consider the separate interests of such holders, including among other things the tax consequences to KKR's common unitholders, in deciding whether to cause KKR to take or decline to take any actions.

Fiduciary Duties

        KKR's managing partner is accountable to KKR and KKR's common unitholders as a fiduciary. Fiduciary duties owed to KKR's unitholders by KKR's managing partner are prescribed by law and KKR's partnership agreement. The Delaware Limited Partnership Act provides that Delaware limited partnerships may in their partnership agreements expand, restrict or eliminate the duties, including fiduciary duties, otherwise owed by a general partner to limited partners and the partnership.

        KKR's partnership agreement contains various provisions modifying, restricting and eliminating the duties, including fiduciary duties, that might otherwise be owed by KKR's managing partner. KKR has adopted these restrictions to allow KKR's managing partner or its affiliates to engage in transactions with KKR that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to KKR's interests when resolving conflicts of interest. Without these modifications, KKR's managing partner's ability to make decisions involving conflicts of interest would be restricted. These modifications are detrimental to KKR's common unitholders because they restrict the remedies available to KKR's common unitholders for actions that without those limitations might constitute breaches of duty, including a fiduciary duty, as described below, and they permit KKR's managing partner to take into account the interests of third parties in addition to KKR's interests when resolving conflicts of interest.

        The following is a summary of the material restrictions on the fiduciary duties owed by KKR's managing partner to KKR's unitholders:

General
State Law Fiduciary Duty Standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. In the absence of a provision in a partnership agreement providing otherwise, the duty of care would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. In the absence of a provision in a partnership agreement providing otherwise, the duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction that is not in the best interests of the partnership where a conflict of interest is present.
Partnership Agreement Modified Standards

KKR's partnership agreement contains provisions that waive duties of or consent to conduct by KKR's managing partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, KKR's partnership agreement provides that when KKR's managing partner, in its capacity as KKR's managing partner, is permitted to or required to make a decision in its "sole discretion" or "discretion" or that it deems "necessary or appropriate" or "necessary or advisable" then KKR's managing partner will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any factors affecting KKR or any limited partners, including KKR's common unitholders, and will not be subject to any different standards imposed by KKR's partnership agreement, the Delaware Limited Partnership Act or under any other law, rule or regulation or in equity. In addition, when KKR's managing partner is acting in its individual capacity, as opposed to in its capacity as KKR's managing partner, it may act without any fiduciary obligation to KKR or the common unitholders whatsoever. These standards reduce the obligations to which KKR's managing partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of KKR's managing partner, KKR's partnership agreement further provides that KKR's managing partner and its officers and directors will not be liable to KKR, KKR's limited partners, including KKR's common unitholders, or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that KKR's managing partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

General
Special Provisions Regarding Affiliated Transactions

KKR's partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of KKR's managing partner or by KKR's common unitholders must be:

• on terms no less favorable to KKR than those generally being provided to or available from unrelated third parties; or

•

fair and reasonable to KKR, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to KKR).

If KKR's managing partner does not seek approval from the conflicts committee or KKR's unitholders and the board of directors of KKR's managing partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner, including KKR's common unitholders, or KKR or any other person bound by KKR's partnership agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which KKR's managing partner would otherwise be held.

Rights and Remedies of Unitholders

The Delaware Limited Partnership Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third-party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners. KKR's partnership agreement provides that legal action may only be instituted in Delaware.

        By holding KKR common units, each common unitholder will automatically agree to be bound by the provisions in KKR's partnership agreement, including the provisions described above and as described in "Description of KKR's Limited Partnership Agreement" beginning on page 201 of this proxy statement/prospectus. This is in accordance with the policy of the Delaware Limited Partnership Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a common unitholder to sign KKR's partnership agreement does not render KKR's partnership agreement unenforceable against that person.

        KKR has agreed to indemnify KKR's managing partner and any of its affiliates and any member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of KKR, KKR's managing partner or any of KKR's affiliates and certain other specified persons, to the fullest extent permitted by law, against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts incurred by KKR's managing partner or these other persons. KKR has agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. KKR has also agreed to provide this indemnification for criminal proceedings. Thus, KKR's managing partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. See "Description of KKR's Limited Partnership Agreement—Indemnification" beginning on page 210 of this proxy statement/prospectus.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES OF KKR COMMON UNIT OWNERSHIP

        This summary discusses the material U.S. federal tax considerations related to the ownership and disposition of KKR common units as of the date hereof. This summary is based on provisions of the U.S. Code on the regulations promulgated thereunder and on published administrative rulings and judicial decisions, all of which are subject to change at any time, possibly with retroactive effect. This discussion is necessarily general and may not apply to all categories of investors, some of which, such as banks, thrifts, insurance companies, persons liable for the alternative minimum tax, dealers, investors who were deemed to own 10% or more of any foreign corporation owned by KKR (taking into account the investor's interest in such foreign corporation as a result of their ownership interest in KKR or otherwise), and other investors that do not own their KKR common units as capital assets, may be subject to special rules. Tax-exempt organizations and mutual funds are discussed separately below. The actual tax consequences of the ownership of KKR common units will vary depending on your circumstances.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of KKR common units that is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which either (A) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a beneficial owner of KKR common units (other than a partnership) that is not a U.S. Holder.

        If a partnership holds KKR common units, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds KKR common units, you should consult your tax advisors. This discussion does not constitute tax advice and is not intended to be a substitute for tax planning.

        Potential KKR common unitholders should consult their own tax advisors concerning the U.S. federal, state and local income tax and estate tax consequences in their particular situations of the ownership and disposition of KKR common units, as well as any consequences under the laws of any other taxing jurisdiction. This discussion only addresses the material U.S. federal tax considerations of the ownership and disposition of KKR common units and does not address the tax considerations under the laws of any tax jurisdiction other than the United States. Non-U.S. Holders, therefore, should consult their own tax advisors regarding the tax consequences to them of the ownership and disposition of KKR common units under the laws of their own taxing jurisdiction.

 Taxation of KKR

        Subject to the discussion set forth in the next paragraph, an entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity for U.S. federal income tax purposes and incurs no U.S. federal income tax liabilities. Each partner of a partnership is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of the extent to which, or whether, it receives cash distributions from the partnership, and thus may incur income tax liabilities unrelated to (and in excess of) any distributions from the partnership. Distributions of cash by a partnership to a partner are not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partnership interest.

        An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a "publicly traded partnership," unless an exception applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. KKR is a publicly traded partnership.

        However, an exception to taxation as a corporation, referred to as the "Qualifying Income Exception," exists if at least 90% of the partnership's gross income for every taxable year consists of "qualifying income" and the partnership is not required to register under the Investment Company Act. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

        KKR's managing partner has adopted a set of investment policies and procedures that govern the types of investments KKR can make (and income KKR can earn), including structuring certain investments through entities, such as KKR's intermediate holding company, classified as corporations for U.S. federal income tax purposes (as discussed further below), to ensure that KKR will meet the Qualifying Income Exception in each taxable year. Except as otherwise noted, the remainder of this discussion assumes that KKR will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.

        If KKR fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, or if KKR is required to register under the Investment Company Act, KKR will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which it fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed the stock to the KKR common unitholders in liquidation of their interests in KKR. Based on current law, this deemed contribution and liquidation would be tax-free to KKR common unitholders so long as KKR does not have liabilities in excess of the tax basis of its assets at that time. Thereafter, KKR would be treated as a corporation for U.S. federal income tax purposes.

        If KKR were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to KKR common unitholders, and it would be subject to U.S. corporate income tax on its taxable income. Distributions made to KKR common unitholders would be treated as either taxable dividend income, which may be eligible for reduced rates of taxation, to the extent of KKR's current or accumulated earnings and profits, or in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder's tax basis in the KKR common units, or as taxable capital gain, after the holder's basis is reduced to zero. In addition, in the case of Non-U.S. Holders, distributions treated as dividends would be subject to withholding tax. Accordingly, treatment as a corporation would materially reduce a holder's after-tax return and thus could result in a reduction of the value of the KKR common units.

        If at the end of any taxable year KKR fails to meet the Qualifying Income Exception, it may still qualify as a partnership if it is entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if: (i) the failure is cured within a reasonable time after discovery; (ii) the failure is determined by the IRS to be inadvertent; and (iii) KKR agrees to make such adjustments (including adjustments with respect to its partners) or to pay such amounts as are required by the IRS. It is not possible to state whether KKR would be entitled to this relief in any or all circumstances. If this relief provision is inapplicable to a particular set of circumstances involving KKR, it will not qualify as a partnership for federal income tax purposes. Even if this relief provision applies and KKR retains its partnership status, it or its unitholders (during the failure period) will be required to pay such amounts as are determined by the IRS.

 Taxation of KKR's Intermediate Holding Company

        The income derived by KKR from KKR's fund management services and certain other investments likely will not be qualifying income for purposes of the Qualifying Income Exception. Therefore, in order to meet the Qualifying Income Exception, KKR holds interests in the KKR Group Partnership that holds such fund management companies and other investments that may not generate qualifying income for purposes of the Qualifying Income Exception, indirectly through KKR's intermediate holding company, KKR Management Holdings Corp., which is treated as a corporation for U.S. federal income tax purposes.

        As the holder of KKR Management Holdings Corp. common stock, KKR is not taxed directly on the earnings of KKR Management Holdings Corp. or the earnings of entities held through KKR Management Holdings Corp. Rather, as a partner of KKR Management Holdings L.P., KKR Management Holdings Corp. incurs U.S. federal income taxes on its proportionate share of any net taxable income of KKR Management Holdings L.P. KKR Management Holdings Corp.'s liability for U.S. federal income taxes and applicable state, local and other taxes could be increased if the IRS were to successfully reallocate income or deductions of the related entities conducting KKR's business.

        Distributions of cash or other property that KKR receives from KKR Management Holdings Corp. will constitute dividends for U.S. federal income tax purposes to the extent paid from KKR Management Holdings Corp.'s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by KKR Management Holdings Corp. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of KKR's tax basis in the KKR Management Holdings Corp. common stock, and thereafter will be treated as a capital gain.

        If KKR forms, for other purposes, a U.S. corporation or other entity treated as a U.S. corporation for U.S. federal income tax purposes, that corporation would be subject to U.S. federal income tax on its income.

Personal Holding Companies

        KKR Management Holdings Corp. could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company, or PHC, for U.S. federal income tax purposes. Subject to certain exceptions, a U.S. corporation will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation's adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents).

        Due to applicable attribution rules, it is likely that five or fewer individuals or tax-exempt organizations will be treated as owning actually or constructively more than 50% of the value of KKR Management Holdings Corp. common stock. Consequently, KKR Management Holdings Corp. could be or become a PHC, depending on whether it fails the PHC gross income test. If, as a factual matter, the income of KKR Management Holdings Corp. fails the PHC gross income test, it will be a PHC. Certain aspects of the gross income test cannot be predicted with certainty. Thus, no assurance can be given that KKR Management Holdings Corp. will not become a PHC following this offering or in the future.

        If KKR Management Holdings Corp. is or were to become a PHC in a given taxable year, it would be subject to an additional 20% PHC tax on its undistributed PHC income, which generally includes the company's taxable income, subject to certain adjustments. If KKR Management Holdings Corp. were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material. However, distributions of such income reduce the PHC income subject to tax.

Certain State, Local and Non-U.S. Tax Matters

        KKR and its subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which it or they transact business, own property or reside. For example, KKR and its subsidiaries may be subject to New York City unincorporated business tax. KKR may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of KKR and its common unitholders may not conform to the U.S. federal income tax treatment discussed herein. KKR will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by KKR may not pass through to KKR common unitholders as a credit against their U.S. federal income tax liability.

Consequences to U.S. Holders of KKR Common Units

        The following is a summary of the material U.S. federal income tax consequences that will apply to you as a U.S. Holder of KKR common units.

        For U.S. federal income tax purposes, your allocable share of KKR's items of income, gain, loss, deduction or credit will be governed by KKR's partnership agreement if such allocations have "substantial economic effect" or are determined to be in accordance with your interest in KKR. KKR believes that for U.S. federal income tax purposes, such allocations will have substantial economic effect or be in accordance with your interest in KKR, and KKR's managing partner intends to prepare tax returns based on such allocations. If the IRS successfully challenges the allocations made pursuant to KKR's partnership agreement, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in KKR's partnership agreement.

        The characterization of an item of KKR's income, gain, loss, deduction or credit will be determined at the KKR (rather than at your) level. Similarly, the characterization of an item of Fund Holdings' income, gain, loss deduction or credit will be determined at the level of Fund Holdings or the level of any subsidiary partnership in which Fund Holdings owns an interest rather than at the KKR level. Distributions KKR receives from KKR Management Holdings Corp. will be taxable as dividend income to the extent of KKR Management Holdings Corp.'s current and accumulated earnings and profits and, to the extent allocable to individual holders of KKR common units, they will be eligible for a reduced rate of tax of 20%, provided that certain holding period requirements are satisfied. Also, a U.S. Holder that is a corporation, subject to limitations, may be entitled to a dividends received deduction with respect to its shares of dividends paid to KKR by KKR Management Holdings Corp.

        KKR may derive taxable income from an investment that is not matched by a corresponding distribution of cash. In addition, special provisions of the Code may be applicable to certain of KKR's investments, and may affect the timing of KKR's income, requiring KKR (and, consequently, you) to recognize taxable income before KKR (or you) receive cash, if any, attributable to such income. Accordingly, it is possible that your allocable share of KKR's income for a particular taxable year could exceed any cash distribution you receive for the year, thus giving rise to an out-of-pocket tax liability for you.

 Basis

        You will have an initial tax basis in your KKR common units equal to the amount paid for your KKR common units. Your basis will be increased by your share of KKR's income and by increases in your share of KKR's liabilities, if any. Your basis will be decreased, but not below zero, by distributions from KKR, by your share of KKR's losses and by any decrease in your share of KKR's liabilities.

        If you acquire KKR common units in separate transactions you must combine the basis of those units and maintain a single adjusted tax basis for all those units. Upon a sale or other disposition of less than all of the KKR common units, a portion of that tax basis must be allocated to the KKR common units sold.

Limits on Deductions for Losses and Expenses

        Your deduction of your share of KKR's losses will be limited to your tax basis in your KKR common units and, if you are an individual or a corporate holder that is subject to the "at risk" rules, to the amount for which you are considered to be "at risk" with respect to KKR's activities, if that is less than your tax basis. In general, you will be at risk to the extent of your tax basis in your KKR common units, reduced by (1) the portion of that basis attributable to your share of KKR's liabilities for which you will not be personally liable and (2) any amount of money you borrow to acquire or hold your KKR common units, if the lender of those borrowed funds owns an interest in KKR, is related to you or can look only to the KKR common units for repayment. Your at risk amount will generally increase by your allocable share of KKR's income and gain and decrease by cash distributions to you and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Any excess loss above that gain previously suspended by the at risk or basis limitations may no longer be used.

        KKR does not expect to generate income or losses from "passive activities" for purposes of Section 469 of the Code. Accordingly, income allocated to you by KKR may not be offset by your Section 469 passive losses and losses allocated to you may not be used to offset your Section 469 passive income. In addition, other provisions of the Code may limit or disallow any deduction for losses by you or deductions associated with certain assets of KKR in certain cases. You should consult with your tax advisors regarding the limitations on the deductibility of losses that you may be subject to under applicable sections of the Code.

Limitations on Deductibility of Organizational Expenses and Syndication Fees

        Neither KKR nor any U.S. Holder may deduct organizational or syndication expenses. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount payable to third parties) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions

        Your share of KKR's interest expense is likely to be treated as "investment interest" expense. If you are a non-corporate U.S. Holder, the deductibility of "investment interest" expense is limited to the amount of your "net investment income." Your share of KKR's dividend and interest income will be treated as investment income, although "qualified dividend income" subject to reduced rates of tax in the hands of an individual will only be treated as investment income if you elect to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, U.S. state and local tax laws may disallow deductions for your share of KKR's interest expense.

        The computation of your investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but does not include long-term capital gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless the U.S. Holder elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates

        Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer's adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (1) 3% of the excess of the individual's adjusted gross income over the threshold amount, or (2) 80% of the amount of the itemized deductions.

        The operating expenses of Fund Holdings, including any management fees paid, may be treated as miscellaneous itemized deductions subject to the foregoing rule. Accordingly, if you are a non-corporate U.S. Holder, you should consult your tax advisors with respect to the application of these limitations.

Treatment of Distributions

        Distributions of cash by KKR will not be taxable to you to the extent of your adjusted tax basis (described above) in your KKR common units. Any cash distributions in excess of your adjusted tax basis will be considered to be gain from the sale or exchange of your KKR common units (described below). Under current laws, such gain would be treated as capital gain and would be long-term capital gain if your holding period for your KKR common units exceeds one year, subject to certain exceptions (described below). A reduction in your allocable share of KKR's liabilities, and certain distributions of marketable securities by KKR, are treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of KKR Common Units

        You will recognize gain or loss on a sale of KKR common units equal to the difference, if any, between the amount realized and your adjusted tax basis in the KKR common units sold. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share of KKR's liabilities, if any, at the time of such sale or exchange.

        Subject to the exceptions discussed in this paragraph, gain or loss recognized by you on the sale or exchange of a KKR common unit will be taxable as capital gain or loss and will be long-term capital gain or loss if your holding period in your KKR common units is greater than one year on the date of such sale or exchange. If KKR has not made a qualifying electing fund election, or QEF election, to treat KKR's interest in a passive foreign investment company, or PFIC, as a qualified electing fund, or QEF, gain attributable to such an interest would be taxable as ordinary income and would be subject to an interest charge. In addition, certain gain attributable to KKR's investment in a controlled foreign corporation, or CFC, may be ordinary income and certain gain attributable to "unrealized receivables" or "inventory items" would be characterized as ordinary income rather than capital gain. For example, if KKR holds debt acquired at a market discount, accrued market discount on such debt would be treated as "unrealized receivables." The deductibility of capital losses is subject to limitations.

        Holders who acquire units at different times and intend to sell all or a portion of the units within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain "split holding period" rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Foreign Tax Credit Limitations

        Subject to certain exceptions and limitations, you will be entitled to a foreign tax credit with respect to your allocable share of creditable foreign taxes paid on KKR's income and gains (other than the income and gains of KKR's intermediate holding company). Complex rules may, depending on your particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of foreign investments may be treated as U.S. source gains. Consequently, you may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Certain losses that KKR incurs may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Section 754 Election

        KKR has an election in place pursuant to Section 754 of the Code. The election is irrevocable without the consent of the IRS, and will generally require KKR to adjust the tax basis in its assets, or "inside basis," attributable to a transferee of KKR common units under Section 743(b) of the Code to reflect the purchase price of the KKR common units paid by the transferee. In addition, KKR Management Holdings L.P. has made a Section 754 election. Therefore, similar adjustments will be made upon the transfer of interests in KKR Management Holdings L.P.

        Even though KKR will have a Section 754 election in effect, because there is no Section 754 election in effect for Fund Holdings, and KKR will not make an election for it, it is unlikely that KKR's Section 754 election will provide any substantial benefit or detriment to a transferee of KKR common units.

        The calculations involved in the Section 754 election are complex. KKR will make them on the basis of assumptions as to the value of KKR's assets and other matters.

Uniformity of KKR Common Units, Transferor/Transferee Allocations

        Because KKR cannot match transferors and transferees of KKR common units, it will adopt depreciation, amortization and other tax accounting positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain on the sale of KKR common units and could have a negative impact on the value of KKR common units or result in audits of and adjustments to KKR common unitholders' tax returns.

        In addition, generally KKR's taxable income and losses will be determined and apportioned among investors using conventions KKR regards as consistent with applicable law. As a result, if you transfer your KKR common units, you may be allocated income, gain, loss and deduction realized by KKR after the date of transfer. Similarly, a transferee may be allocated income, gain, loss and deduction realized by KKR prior to the date of the transferee's acquisition of KKR common units.

        Although Section 706 of the Code generally provides guidelines for allocations of items of partnership income and deductions between transferors and transferees of partner interests, it is not clear that KKR's allocation method complies with its requirements. If KKR's convention were not permitted, the IRS might contend that KKR's taxable income or losses must be reallocated among the investors. If such a contention were sustained, your respective tax liabilities would be adjusted to your possible detriment. KKR's managing partner is authorized to revise its method of allocation between transferors and transferees (as well as among investors whose interests otherwise vary during a taxable period).

Foreign Currency Gain or Loss

        KKR's functional currency will be the U.S. dollar, and its income or loss will be calculated in U.S. dollars. It is likely that KKR will recognize "foreign currency" gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. You should consult your tax advisor with respect to the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

        KKR may own directly or indirectly interests in foreign entities that are treated as corporations for U.S. federal income tax purposes. You may be subject to special rules as a result of your indirect investments in such foreign corporations, including the rules applicable to an investment in a passive foreign investment company, or PFIC. KKR Management Holdings Corp. will be subject to similar rules as those described below with respect to any PFICs owned directly or indirectly by it.

        A PFIC is defined as any foreign corporation with respect to which either (1) 75% or more of the gross income for a taxable year is "passive income" or (2) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce "passive income." There are no minimum stock ownership requirements for shareholders in PFICs. Once a corporation qualifies as a PFIC it is, subject to certain exceptions, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. Any gain on disposition of stock of a PFIC, as well as income realized on certain "excess distributions" by the PFIC, is treated as though realized ratably over the shorter of your holding period in KKR common units or KKR's holding period in the PFIC. Such gain or income is taxable as ordinary income and dividends paid by a PFIC to an individual will not be eligible for the reduced rates of taxation that are available for certain qualifying dividends. In addition, an interest charge would be imposed on you based on the tax deferred from prior years.

        Although it may not always be possible, KKR expects to make a QEF election under the Code where possible with respect to each entity treated as a PFIC to treat such non-U.S. entity as a QEF in the first year KKR holds shares in such entity. A QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If KKR makes a QEF election with respect to its interest in a PFIC, in lieu of the foregoing treatment, it would be required to include in income each year a portion of the ordinary earnings and net capital gains of the QEF called "QEF Inclusions," even if not distributed to it. Thus, holders may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. However, a holder may elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. KKR's tax basis in the shares of such non-U.S. entities, and a holder's basis in KKR common units, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for reduced rates of taxation. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed. You should consult your tax advisors as to the manner in which QEF Inclusions affect your allocable share of KKR's income and your basis in your KKR common units.

        Alternatively, in the case of a PFIC that is a publicly traded foreign company, KKR may make an election to "mark to market" the stock of such foreign company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. You may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years.

        KKR may make certain investments, including for instance investments in specialized investment funds or investments in funds of funds through non-U.S. corporate subsidiaries of the KKR Group Partnerships or through other non-U.S. corporations. Such entities may be PFICs for U.S. federal income tax purposes. In addition, certain of KKR's investments could be in PFICs. Thus, KKR can make no assurance that some of its investments will not be treated as held through a PFIC or as interests in PFICs or that such PFICs will be eligible for the "mark to market" election, or that as to any such PFICs KKR will be able to make QEF elections.

        If KKR does not make a QEF election with respect to a PFIC, Section 1291 of the Code will treat all gain on a disposition by KKR of shares of such entity, gain on the disposition of KKR common units by a holder at a time when KKR owns shares of such entity, as well as certain other defined "excess distributions," as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the holder held its KKR common units or the period during which KKR held shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to "qualified dividend income" for individual U.S. persons.

Controlled Foreign Corporations

        A non-U.S. entity will be treated as a controlled foreign corporation, or CFC, if it is treated as a corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For this purpose, a "U.S. Shareholder" with respect to a non-U.S. entity means a U.S. person (including a U.S. partnership like KKR) that owns 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

        When making investment or other decisions, KKR will consider whether an investment will be a CFC and the consequences related thereto. If KKR is a U.S. Shareholder in a non-U.S. entity that is treated as a CFC, each KKR common unitholder may be required to include in income its allocable share of the CFC's "Subpart F" income reported by KKR. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other generally passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity's current earnings and profits. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of the CFC's Subpart F income reported by KKR without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of KKR's earnings (if any) attributable to net capital gains of the CFC.

        The tax basis of KKR's shares of such non-U.S. entity, and your tax basis in your KKR common units, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the reduced rate of tax applicable to "qualified dividend income" for individual U.S. persons. See above under

"—Limitations on Interest Deductions." Amounts included as such income with respect to direct and indirect investments generally will not be taxable again when actually distributed.

        Regardless of whether any CFC has Subpart F income, any gain allocated to you from KKR's disposition of stock in a CFC will be treated as dividend income to the extent of your allocable share of the current and/or accumulated earnings and profits of the CFC, which may be eligible for the reduced rates of taxation applicable to certain qualified dividends. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by KKR that is treated as a CFC will not pass through to you. Moreover, a portion of your gain from the sale or exchange of your KKR common units may be treated as ordinary income. Any portion of any gain from the sale or exchange of a common unit that is attributable to a CFC may be treated as an "unrealized receivable" taxable as ordinary income. See "—Sale or Exchange of KKR Common Units."

        If a non-U.S. entity held by KKR is classified as both a CFC and a PFIC during the time KKR is a U.S. Shareholder of such non-U.S. entity, you will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under "—Passive Foreign Investment Companies" above will not apply. If KKR's ownership percentage in a non-U.S. entity changes such that KKR is not a U.S. Shareholder with respect to such non-U.S. entity, then you may be subject to the PFIC rules. The interaction of these rules is complex, and prospective holders are urged to consult their tax advisors in this regard.

Investment Structure

        To manage its affairs so as to meet the Qualifying Income Exception for the publicly traded partnership rules (discussed above) and comply with certain requirements in its partnership agreement, KKR may need to structure certain investments through entities classified as corporations for U.S. federal income tax purposes. However, because KKR common unitholders will be located in numerous taxing jurisdictions, no assurances can be given that any such investment structure will be beneficial to all KKR common unitholders to the same extent, and may even impose additional tax burdens on some KKR common unitholders. As discussed above, if the entity were a non-U.S. corporation it may be considered a CFC or PFIC. If the entity were a U.S. corporation, it would be subject to U.S. federal income tax on its operating income, including any gain recognized on its disposal of its investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition of the real estate would generally be subject to U.S. federal income tax, whether the corporation is a U.S. or a non-U.S. corporation.

Taxes in Other State, Local, and Non-U.S. Jurisdictions

        In addition to U.S. federal income tax consequences, you may be subject to potential U.S. state and local taxes because of an investment in KKR in the U.S. state or locality in which you are a resident for tax purposes or in which KKR has investments or activities, including jurisdictions in which KKR holds certain real estate, oil, gas or similar natural resource-related investments. You may also be subject to tax return filing obligations and income, franchise or other taxes, including withholding taxes, in state, local or non-U.S. jurisdictions in which KKR invests, or in which entities in which KKR owns interests conduct activities or derive income. Income or gains from investments held by KKR may be subject to withholding or other taxes in jurisdictions outside the United States, subject to the possibility of reduction under applicable income tax treaties. If you wish to claim the benefit of an applicable income tax treaty, you may be required to submit information to tax authorities in such jurisdictions. You should consult your own tax advisors regarding the U.S. state, local and non-U.S. tax consequences of an investment in KKR.

 U.S. Federal Estate Taxes

        KKR common units will be included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes. Therefore, a U.S. federal estate tax may be payable in connection with the death of a holder of KKR common units. Prospective individual U.S. Holders should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with respect to KKR common units.

Medicare Tax

        U.S. Holders that are individuals, estates or trusts are subject to a Medicare tax of 3.8% on "net investment income" (or undistributed "net investment income," in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such person's adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes net income from interest, dividends, annuities, royalties and rents and net gain attributable to the disposition of investment property. It is anticipated that net income and gain attributable to your ownership of KKR common units will be included in your "net investment income" subject to this Medicare tax.

U.S. Taxation of Tax-Exempt U.S. Holders of KKR Common Units

        A holder of KKR common units that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation will nevertheless be subject to unrelated business taxable income, or UBTI, to the extent, if any, that its allocable share of KKR's income consists of UBTI. A tax-exempt partner of a partnership that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI its pro rata share (whether or not distributed) of such partnership's gross income and deductions derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership will be treated as earning UBTI to the extent that such partnership derives income from "debt-financed property," or if the partner interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is "acquisition indebtedness" (that is, indebtedness incurred in acquiring or holding property).

        As a result of incurring acquisition indebtedness and certain investments in natural resource assets, such as oil and gas properties, KKR will derive income that constitutes UBTI. Consequently, a holder of KKR common units that is a tax-exempt organization (including an individual retirement account or 401(k) plan participant) will likely be subject to unrelated business income tax to the extent that its allocable share of KKR's income consists of UBTI. In addition, a tax-exempt partner may be subject to unrelated business income tax on a sale of their KKR common units. Tax exempt U.S. Holders of KKR common units should consult their own tax advisors regarding all aspects of UBTI.

Investments by U.S. Mutual Funds

        U.S. mutual funds that are treated as regulated investment companies, or RICs, for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Code to maintain their favorable U.S. federal income tax status. The 90% gross income test requires that, for a corporation to qualify as a RIC, at least 90 percent of such corporation's annual income must be "qualifying income," which is generally limited to investment income of various types. The 50% asset value test requires that, for a corporation to qualify as a RIC, at the close of each quarter of the taxable year, at least 50 percent of the value of such corporation's total assets must be represented by cash and cash items (including receivables), government securities, securities of other RICs, and other securities limited in respect of any one issuer to an amount not greater in value than 5 percent of the value of the total assets of the corporation and to not more than 10 percent of the outstanding voting securities of such issuer.

        The treatment of an investment by a RIC in KKR common units for purposes of these tests will depend on whether KKR is treated as a "qualifying publicly traded partnership." If KKR is so treated, then the KKR common units themselves are the relevant assets for purposes of the 50% asset value test and the net income from the KKR common units is the relevant gross income for purposes of the 90% gross income test. RICs may not invest greater than 25 percent of their assets in one or more qualifying publicly traded partnerships. All income derived from a qualifying publicly traded partnership is considered qualifying income for purposes of the RIC 90% gross income test above. However, if KKR is not treated as a qualifying publicly traded partnership for purposes of the RIC rules, then the relevant assets for the RIC asset test will be the RIC's allocable share of the underlying assets held by KKR and the relevant gross income for the RIC income test will be the RIC's allocable share of the underlying gross income earned by KKR, including assets held in connection with and income derived with respect to investments in natural resources assets, such as oil and gas properties, which may not be qualifying assets or income for the RIC qualifying asset and income tests above. Whether KKR will qualify as a "qualifying publicly traded partnership" depends on the exact nature of its future investments, but it is likely that KKR will not be treated as a "qualifying publicly traded partnership." In addition, as discussed above under "—Consequences to U.S. Holders of KKR Common Units," KKR may derive taxable income from an investment that is not matched by a corresponding cash distribution. Accordingly, a RIC investing in KKR common units may recognize income for U.S. federal income tax purposes without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements under Sections 852 and 4982 of the Code for avoiding income and excise taxes. RICs should consult their own tax advisors about the U.S. tax consequences of an investment in KKR common units.

Consequences to Non-U.S. Holders of KKR Common Units

U.S. Income Tax Consequences

        KKR expects that it will be engaged in a U.S. trade or business for U.S. federal income tax purposes, including by reason of its investments in U.S. real property, corporations that own significant amounts of U.S. real property, and oil and gas properties, in which case some portion of its income would be treated as effectively connected income with respect to Non-U.S. Holders, or ECI. If a Non-U.S. Holder were treated as being engaged in a U.S. trade or business in any year because of an investment in KKR common units in such year, such Non-U.S. Holder generally would be: (1) subject to withholding by KKR on such Non-U.S. Holder's distributions of ECI; (2) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business, including certain income from U.S. sources not related to KKR.; and (3) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income. Moreover, a corporate Non-U.S. Holder might be subject to a U.S. branch profits tax on its allocable share of its ECI. Any amount withheld would be creditable against such Non-U.S. Holder's U.S. federal income tax liability, and such Non-U.S. Holder could claim a refund to the extent that the amount withheld exceeded such Non-U.S. Holder's U.S. federal income tax liability for the taxable year. Finally, if KKR were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a Non-U.S. Holder on the sale or exchange of its KKR common units could be treated for U.S. federal income tax purposes as ECI, and hence such Non-U.S. Holder could be subject to U.S. federal income tax on the sale or exchange of its KKR common units.

        Distributions to you may also be subject to U.S. withholding tax to the extent such distribution is attributable to the sale of a U.S. real property interest. Also, you may be subject to U.S. withholding tax on allocations of KKR's income that are fixed or determinable annual or periodic income under the Code, unless an exemption from or a reduced rate of such withholding applies and certain tax status information is provided. Although each Non-U.S. Holder is required to provide an IRS Form W-8, KKR may not be able to provide complete information related to the tax status of its investors to the KKR Group Partnerships or KKR Management Holdings Corp. for purposes of obtaining reduced rates of withholding on behalf of its investors. If such information is not provided, to the extent KKR receives dividends from KKR Management Holdings Corp. or from a U.S. corporation through Fund Holdings and its investment vehicles, your allocable share of distributions of such income will be subject to U.S. withholding tax. Therefore, if you would not be subject to U.S. tax based on your tax status or are eligible for a reduced rate of U.S. withholding, you may need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account. This may include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations, if you reside in a treaty jurisdiction which does not treat KKR as a pass-through entity, you may not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on your account. You should consult your tax advisors regarding the treatment of U.S. withholding taxes.

        Special rules may apply in the case of a Non-U.S. Holder that: (1) has an office or fixed place of business in the United States; (2) is present in the United States for 183 days or more in a taxable year; or (3) is a former citizen of the United States, a foreign insurance company that is treated as holding a partner interest in KKR in connection with their U.S. business, a PFIC or a corporation that accumulates earnings to avoid U.S. federal income tax. You should consult your tax advisors regarding the application of these special rules.

U.S. Federal Estate Tax Consequences

        The U.S. federal estate tax treatment of KKR common units with regard to the estate of a non-citizen who is not a resident of the United States is not entirely clear. If KKR common units are includable in the U.S. gross estate of such person, then a U.S. federal estate tax might be payable in connection with the death of such person. Non-U.S. Holders who are non-citizens and not residents of the United States should consult their own tax advisors concerning the potential U.S. federal estate tax consequences of owning KKR common units.

Administrative Matters

Taxable Year

        KKR currently uses the calendar year as its taxable year for U.S. federal income tax purposes. Under certain circumstances which KKR currently believes are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Tax Matters Partner

        KKR's managing partner will act as its "tax matters partner." As the tax matters partner, KKR's managing partner will have the authority, subject to certain restrictions, to act on KKR's behalf in connection with any administrative or judicial review of KKR's items of income, gain, loss, deduction or credit.

Information Returns

        KKR has agreed to furnish to you, as soon as reasonably practicable after the close of each calendar year, tax information (including Schedule K-1), which describes on a U.S. dollar basis your share of KKR's income, gain, loss and deduction for its preceding taxable year. It may require longer than 90 days after the end of KKR's fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared for KKR. Consequently, common unitholders who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by KKR for the taxable year.

        In preparing this information, KKR will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.

        KKR may be audited by the IRS. Adjustments resulting from an IRS audit may require you to adjust a prior year's tax liability and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to KKR's tax returns as well as those related to KKR's tax returns.

Tax Shelter Regulations

        If KKR were to engage in a "reportable transaction," KKR (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. An investment in KKR may be considered a "reportable transaction" if, for example, KKR recognizes certain significant losses in the future. In certain circumstances, a common unitholder who disposes of KKR common units in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. KKR's participation in a reportable transaction also could increase the likelihood that its U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions. Moreover, if KKR were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to: (i) significant accuracy-related penalties with a broad scope; (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and (iii) in the case of a listed transaction, an extended statute of limitations. Common unitholders should consult their tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in KKR.

Constructive Termination

        Subject to the electing large partnership rules described below, KKR will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in KKR's capital and profits within a 12-month period. KKR's termination would result in the close of its taxable year for all of KKR's common unitholders. In the case of a holder reporting on a taxable year other than a fiscal year ending on KKR's year-end, the closing of KKR's taxable year may result in more than 12 months of KKR's taxable income or loss being includable in the holder's taxable income for the year of termination. KKR would be required to make new tax elections after a termination. A termination could also result in penalties if KKR were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject KKR to, any tax legislation enacted before the termination.

Elective Procedures for Large Partnerships

        The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to KKR common unitholders, and such Schedules K-1 would have to be provided to KKR common unitholders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent KKR from suffering a "technical termination" (which would close

KKR's taxable year) if within a 12-month period there is a sale or exchange of 50 percent or more of KKR's total interests. It is possible KKR might make such an election, if eligible. If KKR makes such election, IRS audit adjustments will flow through to KKR common unitholders for the years in which the adjustments take effect, rather than the year to which the adjustment relates. In addition, KKR, rather than its common unitholders individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Withholding and Backup Withholding

        For each calendar year, KKR will report to you and the IRS the amount of distributions KKR made to you and the amount of U.S. federal income tax (if any) that KKR withheld on those distributions. The proper application to KKR of rules for withholding under Section 1441 of the Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation KKR receives may not properly reflect the identities of partners at any particular time (in light of possible sales of KKR common units), KKR may over-withhold or under-withhold with respect to a particular holder of KKR common units. For example, KKR may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a Non-U.S. Holder. It may turn out, however, the corresponding amount of KKR's income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder's U.S. federal income tax liability for all withholding, including any such excess withholding, but if the withholding exceeded the holder's U.S. federal income tax liability, the holder would have to apply for a refund to obtain the benefit of the excess withholding. Similarly, KKR may fail to withhold on a distribution, and it may turn out the corresponding income was properly allocable to a Non-U.S. Holder and withholding should have been imposed. In that event, KKR intends to pay the underwithheld amount to the IRS, and KKR may treat such under-withholding as an expense that will be borne by all partners on a pro rata basis (since KKR may be unable to allocate any such excess withholding tax cost to the relevant Non-U.S. Holder).

        Under the backup withholding rules, you may be subject to backup withholding tax (at the applicable rate, currently 28%) with respect to distributions paid unless: (i) you are an exempt recipient and demonstrate this fact when required; or (ii) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-9. A Non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed applicable IRS Form W-8. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund.

        If you do not timely provide KKR (or the clearing agent or other intermediary, as appropriate) with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, you may become subject to U.S. backup withholding taxes in excess of what would have been imposed had KKR received certifications from all investors. Such excess U.S. backup withholding taxes may be treated by KKR as an expense that will be borne by all investors on a pro rata basis (since KKR may be unable to allocate any such excess withholding tax cost to the holders that failed to timely provide the proper U.S. tax certifications).

Additional Withholding Requirements

        Under recently enacted legislation and administrative guidance, the relevant withholding agent may be required to withhold 30% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States paid after June 30, 2014 or gross proceeds from the sale of any property of a type that can produce interest or dividends from sources within the United States occurring after December 31, 2016 to (1) a foreign financial institution

(which for this purpose includes foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) unless such foreign financial institution enters into an agreement with the Treasury pursuant to which it agrees to verify, report and disclose its U.S. accountholders to the IRS and complies with certain other specified requirements or (2) a non-financial foreign entity that is a beneficial owner of the payment unless such entity (a) certifies that it does not have any substantial U.S. owners, (b) provides the name, address and taxpayer identification number of each of its substantial U.S. owners and meets certain other specified requirements or (c) otherwise qualifies for an exemption from this withholding. Non-U.S. and U.S. Holders are encouraged to consult their own tax advisors regarding the possible implications of this proposed legislation on their investment in KKR common units.

Nominee Reporting

        Persons who hold an interest in KKR as a nominee for another person are required to furnish to KKR:

  (1)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (2)
  whether the beneficial owner is: (i) a person that is not a U.S. person; (ii) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or (iii) a tax-exempt entity;

  (3)
  the amount and description of KKR common units held, acquired or transferred for the beneficial owner; and

  (4)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on KKR common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to KKR. The nominee is required to supply the beneficial owner of the KKR common units with the information furnished to KKR.

New Legislation or Administrative or Judicial Action

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the Treasury, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting KKR or KKR's common unitholders will be enacted. The present U.S. federal income tax treatment of an investment in KKR common units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect or cause KKR to change its investments and commitments, affect the tax considerations of an investment in KKR, change the character or treatment of portions of KKR's income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely affect an investment in KKR common units. See risks described in the sections entitled "Risk Factors—Risks Related to the Ownership of KKR Common Units—KKR's structure involves complex provisions of U.S. federal income tax laws for which no clear precedent or authority may be available. These structures also are subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis," and "Risk Factors—Risks Related to the Ownership of KKR Common Units—The U.S. Congress has considered legislation that would have (i) in some cases after a ten-year period, precluded KKR from qualifying as a partnership or required KKR to hold carried interest through taxable subsidiary corporations and (ii) taxed certain income and gains at increased rates. If any similar legislation were to be enacted and apply to KKR, the after tax income and gain related to KKR's business, as well as the market price of KKR common units, could be reduced." Additionally, on February 26, 2014, Representative Dave Camp, Chairman of the House Ways and Means Committee, released a discussion draft summarizing proposed legislation that would, among other things (1) generally treat publicly traded partnerships (other than those deriving 90 percent of their income from activities relating to mining and natural resources) as taxable corporations for tax years beginning after 2016 and (2) recharacterize a portion of capital gain from certain partnership interests held in connection with the performance of services as ordinary income for tax years beginning after 2014. KKR and KKR common unitholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation. KKR's organizational documents and agreements permit the board of directors to modify the amended and restated operating agreement from time to time, without the consent of the common unitholders, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of KKR's common unitholders.

        THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO KKR AND ITS COMMON UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE MEANING AND IMPACT OF TAX LAWS AND OF PROPOSED CHANGES WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH KKR COMMON UNITHOLDER. KKR COMMON UNITHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES RELATING TO OWNING KKR COMMON UNITS. THIS FOREGOING DISCUSSION ONLY ADDRESSES THE MATERIAL U.S. FEDERAL TAX CONSIDERATIONS OF THE OWNERSHIP AND DISPOSITION OF KKR COMMON UNITS AND DOES NOT ADDRESS THE TAX CONSEQUENCES UNDER THE LAWS OF ANY TAX JURISDICTION OTHER THAN THE UNITED STATES. NON-U.S. HOLDERS, THEREFORE, SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSIDERATIONS TO THEM OF THE U.S. OWNERSHIP AND DISPOSITION OF KKR COMMON UNITS UNDER THE LAWS OF THEIR OWN TAXING JURISDICTION.

 DESCRIPTION OF KKR'S LIMITED PARTNERSHIP AGREEMENT

        The following is a description of the material terms of KKR's partnership agreement and is qualified in its entirety by reference to all of the provisions of KKR's partnership agreement, which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. Because this description is only a summary of the terms of KKR's partnership agreement, it may not contain all of the information that you may find important. For additional information, you should read "Description of KKR Common Units," "Material U.S. Federal Income Tax Consequences of the Merger" and "Material U.S. Federal Income Tax Consequences of KKR Common Units Ownership."

 KKR's Managing Partner

        KKR's managing partner, KKR Management LLC, is the general partner of KKR that manages all of KKR's operations and activities. KKR's managing partner is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out KKR's purposes and to conduct KKR's business. KKR's managing partner is wholly owned by KKR's principals and controlled by KKR's founders. KKR common unitholders have only limited voting rights relating to certain matters and, therefore, will have limited or no ability to influence management's decisions regarding KKR's business.

Purpose

        Under KKR's partnership agreement, KKR is permitted to engage, directly or indirectly, in any business activity that is approved by KKR's managing partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Power of Attorney

        Each limited partner of KKR, and each person who acquires a limited partner interest in accordance with KKR's partnership agreement, grants to KKR's managing partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for KKR's qualification, continuance, dissolution or termination. The power of attorney also grants KKR's managing partner the authority to amend, and to make consents and waivers under, KKR's partnership agreement and certificate of limited partnership, in each case in accordance with KKR's partnership agreement.

Capital Contributions

        KKR's common unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability." KKR's managing partner is not obliged to make any capital contributions.

Limited Liability

        Assuming that a limited partner of KKR does not participate in the control of KKR's business within the meaning of the Delaware Limited Partnership Act and that person otherwise acts in conformity with the provisions of KKR's partnership agreement, such person's liability under the Delaware Limited Partnership Act would be limited, subject to possible exceptions, to the amount of capital such person is obligated to contribute to KKR for such person's common units plus such person's share of any undistributed profits and assets. If it were determined however that the right, or exercise of the right, by the limited partners as a group:

  •
  to approve some amendments to KKR's partnership agreement; or

  •
  to take other action under KKR's partnership agreement, constituted "participation in the control" of KKR's business for the purposes of the Delaware Limited Partnership Act, then

    KKR's limited partners could be held personally liable for KKR's obligations under the laws of Delaware to the same extent as KKR's managing partner. This liability would extend to persons who transact business with KKR who reasonably believe that the limited partner is a general partner. Neither KKR's partnership agreement nor the Delaware Limited Partnership Act specifically will provide for legal recourse against KKR's managing partner if a limited partner were to lose limited liability through any fault of KKR's managing partner. While this does not mean that a limited partner could not seek legal recourse, KKR knows of no precedent for this type of a claim in Delaware case law. The limitation on KKR's managing partner's liability does not constitute a waiver of compliance with U.S. federal securities laws that would be void under Section 14 of the Securities Act.

        Under the Delaware Limited Partnership Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Limited Partnership Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Limited Partnership Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act would be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Limited Partnership Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the limited partnership agreement.

        Moreover, if it were determined that KKR were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to approve some amendments to the limited partnership agreement or to take other action under the limited partnership agreement constituted "participation in the control" of KKR's business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for KKR's obligations under the law of that jurisdiction to the same extent as KKR's managing partner. KKR intends to operate in a manner that KKR's managing partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        KKR's partnership agreement authorizes KKR to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by KKR's managing partner in its sole discretion without the approval of any limited partners.

        In accordance with the Delaware Limited Partnership Act and the provisions of KKR's partnership agreement, KKR could also issue additional partnership interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to its common units.

Distributions

        Distributions will be made to the partners pro rata according to the percentages of their respective partner interests. See "Management's Discussion and Analysis of Financial Condition and Results of

Operations—Liquidity—Liquidity Needs—Distributions," in KKR's Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2013 filed with the SEC on November 1, 2013 and incorporated by reference in this proxy statement/prospectus.

Amendment of the Limited Partnership Agreement

General

        Amendments to KKR's partnership agreement may be proposed only by KKR's managing partner. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, KKR's managing partner must seek approval of the holders of a majority of the outstanding voting units (as defined below) in order to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. On any matter that may be submitted for a vote of KKR common unitholders, the holders of KKR Group Partnership units hold special voting units in KKR's partnership that provide them with a number of votes that is equal to the aggregate number of KKR Group Partnership units that they then hold and entitle them to participate in the vote on the same basis as common unitholders of KKR's partnership. See "—Meetings; Voting." The KKR Group Partnership units, other than the KKR Group Partnership units held by KKR, are owned by KKR Holdings, which is owned by KKR's principals and other persons and is controlled by KKR's founders.

Prohibited Amendments

        No amendment may be made that would:

  (1)
  enlarge the obligations of any limited partner without its consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of partner interests in relation to other classes of partner interests may be approved by the holders of at least a majority of the type or class of partner interests so affected; or

  (2)
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by KKR, to KKR's managing partner or any of its affiliates without the consent of KKR's managing partner, which may be given or withheld in its sole discretion.

        The provision of the KKR partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding voting units.

No Limited Partner Approval

        KKR's managing partner may generally make amendments to KKR's partnership agreement or certificate of limited partnership without the approval of any limited partner to reflect:

  (1)
  a change in the name of the partnership, the location of the partnership's principal place of business, the partnership's registered agent or its registered office;

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with KKR's partnership agreement;

  (3)
  a change that KKR's managing partner determines is necessary or appropriate for KKR to qualify or to continue its qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or other jurisdiction or to ensure that KKR will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

  (4)
  an amendment that KKR's managing partner determines to be necessary or appropriate to address certain changes in U.S. federal, state and local income tax regulations, legislation or interpretation;

  (5)
  an amendment that is necessary, in the opinion of KKR's counsel, to prevent KKR or KKR's managing partner or its directors, officers, employees, agents or trustees, from having a material risk of being in any manner subjected to the provisions of the Investment Company Act, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

  (6)
  a change in KKR's fiscal year or taxable year and related changes;

  (7)
  an amendment that KKR's managing partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership securities or options, rights, warrants or appreciation rights relating to partnership securities;

  (8)
  any amendment expressly permitted in KKR's partnership agreement to be made by KKR's managing partner acting alone;

  (9)
  an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of KKR's partnership agreement;

  (10)
  an amendment effected, necessitated or contemplated by an amendment to the partnership agreement of a KKR Group Partnership that requires unitholders of the KKR Group Partnership to provide a statement, certification or other proof of evidence regarding whether such unitholder is subject to U.S. federal income taxation on the income generated by the KKR Group Partnership;

  (11)
  any amendment that in the sole discretion of KKR's managing partner is necessary or appropriate to reflect and account for the formation by KKR of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by KKR's partnership agreement;

  (12)
  a merger, conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance;

  (13)
  any amendment that KKR's managing partner determines to be necessary or appropriate to cure any ambiguity, omission, mistake, defect or inconsistency; or

  (14)
  any other amendments substantially similar to any of the matters described in (1) through (13) above.

        In addition, KKR's managing partner could make amendments to KKR's partnership agreement without the approval of any limited partner if those amendments, in the discretion of KKR's managing partner:

  (1)
  do not adversely affect KKR's limited partners considered as a whole (or adversely affect any particular class of partner interests as compared to another class of partner interests) in any material respect;

  (2)
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal, state, local or non-U.S.

    agency or judicial authority or contained in any federal, state, local or non-U.S. statute (including the Delaware Limited Partnership Act);

  (3)
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

  (4)
  are necessary or appropriate for any action taken by KKR's managing partner relating to splits or combinations of units under the provisions of KKR's partnership agreement; or

  (5)
  are required to effect the intent of the provisions of KKR's partnership agreement or are otherwise contemplated by KKR's partnership agreement.

Opinion of Counsel and Limited Partner Approval

        KKR's managing partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under "—No Limited Partner Approval" should occur. No other amendments to KKR's partnership agreement (other than an amendment pursuant to a merger, sale or other disposition of assets effected in accordance with the provisions described under "—Merger, Sale or Other Disposition of Assets" or an amendment described in the following paragraphs) will become effective without the approval of holders of at least 90% of the outstanding voting units, unless KKR obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under the Delaware Limited Partnership Act of any of the limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partner interests in relation to other classes of partner interests will also require the approval of the holders of at least a majority of the outstanding partner interests of the class so affected.

        In addition, any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        KKR's partnership agreement provides that KKR's managing partner may, with the approval of the holders of at least a majority of the outstanding voting units, sell, exchange or otherwise dispose of all or substantially all of KKR's assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approve the sale, exchange or other disposition of all or substantially all of the assets of KKR's subsidiaries. KKR's managing partner in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of KKR's assets (including for the benefit of persons other than KKR or its subsidiaries) without the prior approval of the holders of KKR's outstanding voting units. KKR's managing partner could also sell all or substantially all of KKR's assets under any forced sale of any or all of KKR's assets pursuant to the foreclosure or other realization upon those encumbrances without the prior approval of the holders of KKR's outstanding voting units.

        If conditions specified in KKR's partnership agreement are satisfied, KKR's managing partner may in its sole discretion convert or merge KKR or any of its subsidiaries into, or convey some or all of its assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in its legal form into another limited liability entity. KKR's unitholders will not be entitled to dissenters' rights of appraisal under KKR's partnership agreement or the Delaware Limited Partnership Act in the event of a merger or consolidation, a sale of substantially all of KKR's assets or any other similar transaction or event.

 Election to be Treated as a Corporation

        If KKR's managing partner, in its sole discretion, determines that it is no longer in KKR's interests to continue as a partnership for U.S. federal income tax purposes, KKR's managing partner may elect to treat KKR as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes or may choose to effect such change by merger, conversion or otherwise.

Dissolution

        KKR will dissolve upon:

  (1)
  the election of KKR's managing partner to dissolve KKR, if approved by the holders of a majority of the voting power of KKR's outstanding voting units;

  (2)
  there being no limited partners, unless KKR is continued without dissolution in accordance with the Delaware Limited Partnership Act;

  (3)
  the entry of a decree of judicial dissolution of KKR pursuant to the Delaware Limited Partnership Act; or

  (4)
  the withdrawal of KKR's managing partner or any other event that results in its ceasing to be KKR's managing partner other than by reason of a transfer of general partner interests or withdrawal of KKR's managing partner following approval and admission of a successor, in each case in accordance with KKR's partnership agreement.

        Upon a dissolution under clause (4), the holders of a majority of the voting power of KKR's outstanding voting units could also elect, within specific time limitations, to continue KKR's business without dissolution on the same terms and conditions described in KKR's partnership agreement by appointing as a successor managing partner an individual or entity approved by the holders of a majority of the voting power of the outstanding voting units, subject to KKR's receipt of an opinion of counsel to the effect that (i) the action would not result in the loss of limited liability of any limited partner and (ii) neither KKR nor any of its subsidiaries (excluding those formed or existing as corporations) would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon KKR's dissolution, KKR's managing partner shall act, or select one or more persons to act, as liquidator. Unless KKR is continued as a limited partnership, the liquidator authorized to wind up KKR's affairs will, acting with all of the powers of KKR's managing partner that the liquidator deems necessary or appropriate in its judgment, liquidate KKR's assets and apply the proceeds of the liquidation first, to discharge KKR's liabilities as provided in KKR's partnership agreement and by law, and thereafter, to the limited partners pro rata according to the percentages of their respective partner interests as of a record date selected by the liquidator. The liquidator may defer liquidation of KKR's assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of KKR's assets would be impractical or would cause undue loss to the partners.

Withdrawal of KKR's Managing Partner

        Except as described below, KKR's managing partner will agree not to withdraw voluntarily as KKR's managing partner prior to December 31, 2020 without obtaining the approval of the holders of at least a majority of the outstanding voting units, excluding voting units held by KKR's managing partner and its affiliates, and furnishing an opinion of counsel regarding tax and limited liability matters. On or after December 31, 2020, KKR's managing partner may withdraw as managing partner without first obtaining approval of any common unitholder by giving 90 days' advance notice, and that withdrawal will not constitute a violation of KKR's partnership agreement. Notwithstanding the foregoing, KKR's managing partner could withdraw at any time without unitholder approval upon 90 days' advance notice to the limited partners if at least 50% of the outstanding KKR common units are beneficially owned, owned of record or otherwise controlled by one person and its affiliates other than KKR's managing partner and its affiliates.

        Upon the withdrawal of KKR's managing partner under any circumstances, the holders of a majority of the voting power of KKR's outstanding voting units may elect a successor to that withdrawing managing partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, KKR will be dissolved, wound up and liquidated, unless within specific time limitations after that withdrawal, the holders of a majority of the voting power of KKR's outstanding voting units agree in writing to continue KKR's business and to appoint a successor managing partner. See "—Dissolution" above.

        KKR's managing partner may not be removed or expelled, with or without cause, by unitholders.

        In the event of withdrawal of a managing partner, the departing managing partner will have the option to require the successor managing partner to purchase the general partner interest of the departing managing partner for a cash payment equal to its fair market value. This fair market value will be determined by agreement between the departing managing partner and the successor managing partner. If no agreement is reached within 30 days of a managing partner's departure, an independent investment banking firm or other independent expert, which, in turn, may rely on other experts, selected by the departing managing partner and the successor managing partner will determine the fair market value. If the departing managing partner and the successor managing partner cannot agree upon an expert within 45 days of such managing partner's departure, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing managing partner or the successor managing partner, the departing managing partner's general partner interest will automatically convert into KKR common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, KKR will be required to reimburse the departing managing partner for all amounts due the departing managing partner, including without limitation all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing managing partner or its affiliates for KKR's benefit.

Transfer of General Partner Interests

        Except for transfer by KKR's managing partner of all, but not less than all, of its general partner interests in KKR to an affiliate of KKR's managing partner, or to another entity as part of the merger or consolidation of KKR's managing partner with or into another entity or the transfer by KKR's managing partner of all or substantially all of its assets to another entity, KKR's managing partner may not transfer all or any part of its general partner interest in KKR to another person prior to December 31, 2018 without the approval of the holders of at least a majority of the voting power of KKR's outstanding voting units, excluding voting units held by KKR's managing partner and its affiliates. On or after December 31, 2018, KKR's managing partner may transfer all or any part of its general partner interest without first obtaining approval of any unitholder. As a condition of this transfer, the transferee must assume the rights and duties of KKR's managing partner to whose interest that transferee has succeeded, agree to be bound by the provisions of KKR's partnership agreement and furnish an opinion of counsel regarding limited liability matters. At any time, the members of KKR's managing partner may sell or transfer all or part of their limited liability company interests in KKR's managing partner without the approval of the KKR common unitholders.

Limited Call Right

        If at any time:

  (1)
  less than 10% of the then issued and outstanding limited partner interests of any class (other than special voting units), including KKR's limited partnership units, are held by persons other than KKR's managing partner and its affiliates; or

  (2)
  KKR is subjected to registration under the provisions of the Investment Company Act,

        KKR's managing partner will have the right, which it may assign in whole or in part to any of its affiliates or to KKR, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by KKR's managing partner, on at least ten but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of:

  (a)
  the current market price as of the date three days before the date the notice is mailed; and

  (b)
  the highest cash price paid by KKR's managing partner or any of its affiliates acting in concert with KKR for any limited partner interests of the class purchased within the 90 days preceding the date on which KKR's managing partner first mails notice of its election to purchase those limited partner interests.

        As a result of KKR's managing partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have such interests purchased at an undesirable time or price. The U.S. tax consequences to a common unitholder of the exercise of this call right are the same as a sale by that unitholder of its limited partnership units in the market. See "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 172 of this proxy statement/prospectus.

Sinking Fund; Preemptive Rights

        KKR will not establish a sinking fund and will not grant any preemptive rights with respect to KKR's limited partner interests.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of KKR's limited partnership units then outstanding, record holders of limited partnership units or of the special voting units to be issued to holders of KKR Group Partnership units on the record date will be entitled to notice of, and to vote at, meetings of KKR's limited partners and to act upon matters as to which holders of limited partner interests have the right to vote or to act.

        Except as described below regarding a person or group owning 20% or more of KKR's limited partnership units then outstanding, each record holder of a KKR common unit will be entitled to a number of votes equal to the number of limited partnership units held. In addition, KKR issued special voting units to each holder of KKR Group Partnership units that provide them with a number of votes that is equal to the aggregate number of KKR Group Partnership units that they hold and entitle them to participate in the vote on the same basis as unitholders. KKR refers to its common units and special voting units as "voting units." If the ratio at which KKR Group Partnership units are exchangeable for KKR's common units changes from one-for-one, the number of votes to which the holders of the special voting units are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. See "—Issuance of Additional Securities" above.

        In the case of KKR common units held by KKR's managing partner on behalf of non-citizen assignees, KKR's managing partner will distribute the votes on those units in the same ratios as the votes of partners in respect of other limited partner interests are cast. KKR's managing partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting, without a vote and without prior notice if consents in writing describing the action so taken are signed by limited partners owning not less than the minimum percentage of the voting power of the outstanding limited partner interests that would be necessary to authorize or take that action at a meeting. Meetings of the limited partners may be called by KKR's managing partner or by limited partners owning at least 50% or more of the voting power of the outstanding limited partner interests of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding limited partner interests of the class for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of such limited partner interests, in which case the quorum will be the greater percentage.

        However, if at any time any person or group (other than KKR's managing partner and its affiliates, or a direct or subsequently approved transferee of KKR's managing partner or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of KKR's units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. KKR's units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Status as Limited Partner

        By transfer of KKR's common units in accordance with KKR's partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in KKR's books and records. Except as described under "—Limited Liability" above, in KKR's partnership agreement or pursuant to Section 17-804 of the Delaware Limited Partnership Act (which relates to the liability of a limited partner who receives a distribution of assets upon the winding up of a limited partnership and who knew at the time of such distribution that it was in violation of this provision) the common units will be fully paid and non-assessable.

Non-Citizen Assignees; Redemption

        If KKR is or becomes subject to U.S. federal, state, local, foreign or other laws or regulations that in the determination of KKR's managing partner create a substantial risk of cancellation or forfeiture of any property in which KKR has an interest because of the nationality, citizenship or other related status of any limited partner, KKR may redeem the common units held by that limited partner at their current market price. To avoid any cancellation or forfeiture, KKR's managing partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or KKR's managing partner determines, with the advice of counsel, after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his limited partnership units and may not receive distributions in kind upon KKR's partnership's liquidation.

 Indemnification

        Under KKR's partnership agreement, in most circumstances KKR would indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts:

  •
  its managing partner;

  •
  any departing managing partner;

  •
  any person who is or was an affiliate of a managing partner or any departing managing partner;

  •
  any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of KKR or its subsidiaries, KKR's managing partner or any departing managing partner or any affiliate of KKR or its subsidiaries, KKR's managing partner or any departing managing partner;

  •
  any person who is or was serving at the request of KKR's managing partner or any departing managing partner or any affiliate of KKR's managing partner or any departing managing partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or

  •
  any person designated by KKR's managing partner.

        KKR has agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. KKR has also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of KKR's assets. Unless it otherwise agrees, KKR's managing partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to KKR to enable KKR to effectuate indemnification. The indemnification of the persons described above shall be secondary to any indemnification such person is entitled from another person or the relevant KKR fund to the extent applicable. KKR may purchase insurance against liabilities asserted against and expenses incurred by persons for KKR's activities, regardless of whether KKR would have the power to indemnify the person against liabilities under its partnership agreement.

Exclusive Delaware Jurisdiction

        KKR's partnership agreement provides that each of its limited partners and KKR's managing partner and each person holding any beneficial interest in KKR, to the fullest extent permitted by law, (1) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to KKR's partnership agreement shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction; (2) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (3) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (4) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (5) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, that nothing in clause (5) hereof shall affect or limit any right to serve process in any other manner permitted by law; and (6) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

Books and Reports

        KKR's managing partner is required to keep appropriate books of KKR's business at its principal offices or any other place designated by KKR's managing partner. The books would be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, KKR's year ends on December 31. See "Material U.S. Federal Tax Consequences of KKR Common Unit Ownership" beginning on page 184 of this proxy statement/prospectus.

Right to Inspect KKR's Books and Records

        KKR's partnership agreement provides that a limited partner can, for a purpose reasonably related to such person's interest as a limited partner, upon reasonable written demand and at such person's own expense, have furnished to such person:

  •
  promptly after becoming available, a copy of KKR's U.S. federal, state and local income tax returns; and

  •
  copies of KKR's partnership agreement, its certificate of limited partnership of, related amendments and powers of attorney under which they have been executed.

        KKR's managing partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which KKR's managing partner believes is not in KKR's best interests or which KKR is required by law or by agreements with third parties to keep confidential.

 COMPARISON OF KKR COMMON UNITS AND KFN COMMON SHARES

        The following section of this proxy statement/prospectus describes the differences between the rights of KKR common unitholders and the rights of KFN common shareholders, to the extent such differences are material. It does not purport to be a complete statement of the rights of KKR common unitholders under applicable Delaware law and KKR's partnership agreement, or the rights of KFN common shareholders under applicable Delaware law and KFN's operating agreement.

        We encourage you to read carefully the relevant provisions of the Delaware Limited Partnership Act and the Delaware Limited Liability Company Act, as well as KKR's partnership agreement and KFN's operating agreement. The following section of this proxy statement/prospectus is qualified in its entirety by reference to KKR's partnership agreement and KFN's operating agreement.

	KKR	KFN
Type of Legal Entity	KKR is a Delaware limited partnership with a general partner.	KFN is a Delaware limited liability company.
Voting Rights of Holders

KKR's common unitholders have only limited voting and consent rights and have no right to elect or remove KKR's managing partner or the directors on the board of KKR's managing partner. As such, KKR's common unitholders have limited or no ability to influence management's decisions regarding KKR's business.

KFN common shareholders are entitled one vote per share as provided in KFN's operating agreement. Members of KFN's board of directors are elected by a plurality vote of the holders of KFN's common shares and holders of KFN's common shares are entitled nominate individuals for election to KFN's board of directors.

Management and Control

KKR's managing partner is the general partner of KKR and manages all of KKR's operations and activities. KKR's managing partner is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out KKR's purposes and to conduct KKR's business. KKR's managing partner is wholly owned by its principals and controlled by its founders.

Subject to limited specified exceptions, the business and affairs of KFN are managed by its board of directors. However, for so long as the management agreement is in effect, but subject at all times to the oversight of the KFN board of directors, the manager shall manage the business of KFN and provide services to KFN in accordance with the terms of the management agreement.

KKR's partnership agreement and the Delaware Limited Partnership Act prohibit limited partners from participating in the operation, management or control of KKR's business.

	KKR	KFN
NYSE Governance Protections

As a limited partnership, KKR qualifies for exceptions from certain corporate governance and other requirements of the rules of the NYSE. Pursuant to these exceptions, limited partnerships may elect, and KKR has elected, not to comply with certain corporate governance requirements of the NYSE, including the requirements: (1) that the listed company have a nominating and corporate governance committee that is composed entirely of independent directors; and (2) that the listed company have a compensation committee that is composed entirely of independent directors.

As a limited liability company, KFN does not qualify for the exceptions available to KKR from the corporate governance and other requirements of the rules of the NYSE. Accordingly, KFN common shareholders enjoy greater corporate governance protection under the NYSE rules than KKR common unitholders.

Board Structure

The limited liability company agreement of KKR's managing partner requires it to maintain a board of directors, not less than a majority of whom are independent pursuant to NYSE rules relating to corporate governance matters. The board of directors of KKR's managing partner is required to maintain an audit committee (each member of which is an independent director and financially literate), a conflicts committee (each member of which is an independent director), a nominating and corporate governance committee (of which at least one member must be an independent director) and an executive committee (comprised of the chairman or co-chairman of the board and any other directors selected by the chairman or co-chairman). The board of directors of KKR's managing partner does not maintain a compensation committee and, as is permitted under the exceptions to the NYSE rules noted above, the nominating and corporate governance committee of the board of directors of KKR's managing partner is not composed entirely of independent directors. The board of directors of KKR's managing partner is empowered to appoint additional committees as it may deem appropriate.

KFN's operating agreement provides that a majority of its entire board of directors may at any time increase or decrease the number of directors on the board. Unless KFN's operating agreement is amended, the number of directors may not be less than five or more than thirteen, with a majority of the board consisting of independent directors. Except as may be provided by the board of directors in setting the terms of any class or series of shares, any vacancies on the board of directors may only be filled by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

	KKR	KFN

The holders of a majority of the Class A shares of KKR's managing partner, all of which are held by KKR principals, have the power, in their sole discretion, to (a) determine the number of directors and such directors' term of office, (b) appoint directors, (c) remove and replace directors at any time, with or without cause and for any reason or no reason, and (d) fill any positions created by the board of directors as a result of an increase in the size of the board of directors or vacancies. These holders also have certain approval rights over actions that KKR may take. At any time there is one or more "Designated Members" (defined in the managing partner's limited liability company agreement as Henry R. Kravis and George R. Roberts, who may designate additional and successor "Designated Members"), the then-serving Designated Members are deemed to represent a majority interest of holders of Class A shares of KKR's managing partner for the above purposes. As a result, Henry R. Kravis and George R. Roberts can elect the board of directors of KKR's managing partner with no other vote of holders of membership interests in KKR's general partner or KKR common unitholders.

The board of directors is empowered to appoint an executive committee, an audit committee, a compensation committee, a nominating and governance committee and such other committees as the board of directors may deem appropriate. As a limited liability company, KFN is subject to NYSE rules that require KFN's compensation committee and nominating and corporate governance committee to be composed solely of independent directors. KFN's operating agreement does not provide for classification of directors.

KKR's managing partner's limited liability company agreement does not provide for the classification of directors.
Removal of Managing Member / Directors	KKR's partnership agreement provides that its managing partner may not be removed or expelled, with or without cause, by KKR's unitholders.

Subject to the rights of holders or more or more series of shares, any director or the entire board of directors may be removed from office at any time, but only for cause and then only by the affirmative vote of the members of KFN holding at least two-thirds of the votes entitled to be cast in the election of directors. For purposes of removal, "cause" means with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to KFN through bad faith or active and deliberate dishonesty.

	KKR	KFN

As noted above, the holders of a majority of the Class A shares of KKR's managing partner have the power, in their sole discretion, to remove one or all of the directors on the board of directors of KKR's managing partner. In addition, by virtue of their status as Designated Members of KKR's managing partner, Henry R. Kravis and George R. Roberts can exercise that power with no other vote of holders of membership interests in KKR's general partner or KKR common unitholders.

Unitholder / Shareholder Meetings

KKR is not required to, and does not, hold regular meetings of its unitholders. KKR's partnership agreement provides that meetings of its unitholders may be called by KKR's managing partner or by limited partners owning at least 50% of the voting power of the outstanding limited partner interests of the class for which a meeting has been called.

KFN is required to hold an annual meeting of its common shareholders for the election of directors and for the transaction of any other business that may be raised at such annual meeting. Special meetings of KFN's common shareholders may only be called by the chairman of the board of directors, the president of KFN, the chief executive officer of KFN or the board of directors or by the secretary of KFN upon the written request of the members entitled to cast not less than a majority of the votes entitled to be cast at such a meeting.

Action Through Writing

Any action that is required or permitted to be taken by KKR's limited partners, if authorized by KKR's managing partner, may be taken without a meeting, without a vote and without prior notice if an approval in writing setting forth the action so taken is signed by limited partners of KKR owning not less than the minimum percentage of the voting power of the outstanding limited partner interests that would be necessary to authorize or take that action at a meeting at which all the KKR limited partners were present and voted. As of the date of this proxy statement/prospectus, KKR Holdings L.P., whose general partner is currently controlled by Henry R. Kravis and George R. Roberts, controls such a vote.

Any action that is required or permitted to be taken by KFN's members may be taken without a meeting, without a vote and without prior notice if a unanimous written consent setting forth the action so taken is signed by all of KFN's members.

	KKR	KFN
Distributions

Subject to applicable law, KKR's partnership agreement provides that KKR's managing partner may determine the amount and timing of any distributions to KKR's unitholders in its sole discretion.
KKR's managing partner has determined to make distributions to KKR's limited partners pro rata according to such limited partners' percentage interests in KKR.

Subject to applicable law, the board of directors of KFN may, in its sole discretion, determine whether to declare and pay, and the amount and timing of, any distributions to its members. Subject to any share designations, distributions are to be paid in proportion to each KFN member's respective percentage ownership.

Amendments to Governing Instruments

KKR's managing partner may amend KKR's partnership agreement without the approval of any partner, any unitholder or any other person for various specified reasons; provided, that no provision of KKR's partnership agreement that requires the vote or consent of unitholders holding a percentage of the voting power of outstanding voting units to take any action will be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of unitholders whose aggregate outstanding voting units constitute not less than the voting or consent requirement sought to be reduced; provided further, that no amendment to KKR's partnership agreement may (a) subject to limited exceptions, enlarge the obligations of any limited partner without its consent or (b) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to KKR's managing partner or any of its affiliates without KKR's managing partner's consent (which may be given or withheld in its sole discretion); provided further, that subject to limited exceptions, any amendment that would have a material adverse effect on the rights or

The KFN operating agreement may be amended only by a majority vote of the board of directors of KFN, except that any amendment to the following provisions requires an affirmative vote of holders of at least a majority of the outstanding KFN common shares: the authorization of an increase in the number of authorized KFN common shares; the voting rights of the holders of KFN common shares; the hiring of a replacement manager following the termination of the management agreement; the rights of holders of KFN common shares to vote on the merger or consolidation of KFN, the sale, lease or exchange of all or substantially all of KFN's property or assets and certain other business combinations or transactions; the rights of holders of KFN common shares to vote on the dissolution, winding up and liquidation of KFN; and the provision of the operating agreement governing amendments thereof.

	KKR	KFN

preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class affected; provided further, that subject to certain exceptions, no amendment to KKR's partnership agreement shall become effective without the approval of unitholders holding at least 90% of the voting power of the outstanding voting units unless KKR obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under the Delaware Limited Partnership Act.
Any amendment of KKR's partnership agreement is required to be approved by the holders of a majority of the Class A shares of KKR's managing partner. As noted above, by virtue of their status as Designated Members of KKR's managing partner, Henry R. Kravis and George R. Roberts can exercise that power with no other vote of holders of membership interests in KKR's general partner.

Issuance of Additional Securities

KKR's partnership agreement provides that KKR may issue additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities at any time for such consideration and on such terms and conditions as KKR's managing partner, KKR Management LLC, shall determine in its sole discretion without the approval of any limited partners. KKR's managing partner may fix the designations, preferences, rights, powers and duties of any class or series of such securities in its sole discretion.

KFN is authorized, pursuant to action by its board of directors, to issue up to 500,000,000 common shares and 50,000,000 preferred shares in one or more series. As of March 18, 2014, KFN had 204,824,159 common shares and 49,500,000 preferred shares outstanding.

	KKR	KFN
Asset Sales, Mergers and Consolidations

KKR's partnership agreement generally prohibits KKR's managing partner, without the prior approval of the holders of a majority of the voting power of KKR's outstanding voting units, from causing KKR to sell, exchange or otherwise dispose of all or substantially all of its and its subsidiaries' assets, taken as a whole, in a single transaction or a series of related transactions. However, KKR's managing partner in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of KKR's and its subsidiaries' assets (including for the benefit of persons other than KKR or its subsidiaries, including KKR's affiliates) without that approval. KKR's managing partner may also sell all or substantially all of KKR or its subsidiaries' assets under any forced sale of any or all of KKR or its subsidiaries' assets pursuant to the foreclosure of, or other realization upon, those encumbrances without that approval. KKR's partnership agreement also prohibits its managing partner from merging, consolidating or combining KKR with one or more other business entities without the approval of the holders of a majority of the voting power of KKR's outstanding voting units, except to convert KKR to another limited liability entity if certain conditions are met.
Any merger, sale or other combination of KKR with or into any other person is required to be approved by the holders of a majority of the Class A shares of KKR's managing partner. As noted above, by virtue of their status as Designated Members of KKR's managing partner, Henry R. Kravis and George R. Roberts can exercise that power with no other vote of holders of membership interests in KKR's general partner or KKR common unitholders.

KFN's operating agreement prohibits the merger or consolidation of KFN with or into another business entity, or the sale, lease or exchange of all or substantially all of KFN's property or assets unless, in each case, KFN's board of directors adopts a resolution by a majority vote approving such action and unless such action is approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.
KFN's operating agreement contains provisions based on Section 203 of the DGCL which prohibit KFN from engaging in a business combination with an interested shareholder for a period of three years following the time that the holder of shares became an interested shareholder unless such business combination is approved by the affirmative vote of the holders of 66 2/3% of the outstanding KFN common shares, excluding shares held by the interested shareholder or any affiliate or associate of the interested shareholder. An interested shareholder is (a) a person who, directly or indirectly, controls 15% or more of the outstanding voting shares of KFN at any time within the prior three-year period or (b) a person who is an assignee of shares owned by an interested shareholder in a transaction not involving a public offering at any time within the prior three-year period. A business combination includes (1) a merger or consolidation of KFN or any subsidiary of KFN with or caused by an interested shareholder or any affiliate of an interested shareholder, (2) a sale or other disposition of property or assets, or issuance or transfer of any securities of KFN or any subsidiary, with or caused by an interested shareholder or any affiliate of an interested shareholder having an aggregate market value equal to 10% or more of the aggregate market value of the outstanding shares of KFN and

	KKR	KFN

(3) certain transactions that would increase the interested shareholder's proportionate share ownership in KFN. This provision does not apply where the business combination or the transaction that resulted in the holder of shares becoming an interested shareholder is approved by KFN's board of directors prior to the time the interested shareholder acquired its 15% interest.

Fiduciary Duties

KKR's partnership agreement contains provisions that reduce and eliminate its managing partner's duties (including fiduciary duties) to KKR's common unitholders. KKR's partnership agreement also restricts the remedies available to KKR common unitholders for actions taken that without those limitations might constitute breaches of duty (including fiduciary duties).
In addition, the limited liability company agreement of KKR's managing partner has provisions that reduce and eliminate duties (including fiduciary duties) that KKR's managing partner's members or directors on the board of directors of KKR's managing partner may have otherwise had absent such provisions.

KFN's operating agreement provides that the duties of the directors of KFN will generally be consistent with the duties of a director of a Delaware corporation. A director of a Delaware corporation owes fiduciary duties of good faith, due care and loyalty to the corporation and its stockholders. To the fullest extent permitted by law, no director of KFN has any duties (fiduciary or otherwise) with respect to any action or inaction of the manager, and any actions or inactions of the KFN directors that cause KFN to act in compliance or in accordance with the management agreement are deemed consistent and compliant with the fiduciary duties of such directors and do not constitute a breach of any duty under the KFN operating agreement or existing in law, in equity or otherwise.

	KKR	KFN
Indemnification

KKR's partnership agreement provides, in most circumstances, for the indemnification of the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, in which such person may be involved or is threatened to be involved by reason of his status as such: KKR's managing partner; any departing managing partner; any person who is or was an affiliate of KKR's managing partner or any departing managing partner; any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of KKR or KKR's subsidiaries, KKR's managing partner or any departing managing partner or any affiliate of KKR, KKR's subsidiaries, KKR's managing partner or any departing managing partner; any person who is or was serving at the request of KKR's managing partner or any departing managing partner or any affiliate of KKR's managing partner or departing managing partner as an officer, director, employee, member, partner, tax matters partner, agent, fiduciary or trustee of another person; or any person designated by KKR's managing partner in its sole discretion.

Section 18-108 of the Delaware Limited Liability Company Act allows a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. KFN's operating agreement provides that, to the fullest extent permitted by law, KFN will indemnify its directors and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of KFN) by reason of the fact that the person is or was a director, officer, employee, tax matters member or agent of KFN, or is or was serving at the request of KFN as a director, officer, employee or agent of another company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of KFN and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

	KKR	KFN
Limitations on Liability of Directors and Officers

KKR's partnership agreement provides that KKR's managing partner and its affiliates are not liable to KKR or KKR's unitholders for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of a person for whom indemnification is provided for under the partnership agreement, or for any breach of contract or any breach of duties (including breach of fiduciary duties) whether arising at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the applicable person acted in bad faith or engaged in fraud or willful misconduct.

KFN's operating agreement provides that a director of KFN will not be liable to it, any of its subsidiaries or any holder of KFN common shares, for monetary damages for acts or omissions arising from the performance of any such director's obligations or duties in connection with KFN, including breach of fiduciary duty, except as follows: for breach of the directors' duty of loyalty to KFN or the holders of KFN common shares, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for any transaction from which the director derived an improper personal benefit.

Governing Law	KKR's partnership agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws.	KFN's operating agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws.
Jurisdiction

KKR's partnership agreement provides that its unitholders submit to the exclusive jurisdiction of the Court of Chancery in the State of Delaware or, if such court does not have subject matter jurisdiction, any other court in the State of Delaware with subject matter jurisdiction.

KFN's operating agreement provides that its members irrevocably submit to the non-exclusive jurisdiction and venue of any Delaware state court or United States federal court sitting in Wilmington, Delaware in disputes arising out of KFN's operating agreement.

 OTHER IMPORTANT INFORMATION REGARDING THE PARTIES

KFN

        The current business address of KFN and each of its executive officers and directors, is 555 California Street, 50th Floor, San Francisco, California 94104, and the business telephone number of each such entity or person is (415) 315-3620. The beneficial ownership, if any, of each such entity or person of KFN common shares is described in greater detail in the section titled "Security Ownership of Certain Beneficial Owners and Management" beginning on page 167 of this proxy statement/prospectus.

        During the past five years none of KFN or any of its directors and executive officers have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        The names and material occupations, positions, offices or employment during the past five years of the directors and executive officers of KFN are as follows:

        Tracy L. Collins—Director. Ms. Collins has been a director of KFN since August 2006. During her career in financial services, Ms. Collins worked as a Senior Managing Director and Head of Asset-Backed Securities Research at Bear Stearns & Co., Inc. from March 1996 through December 2000 and prior to that as a Managing Director and Head of Asset-Backed Securities Research at Credit Suisse Group (formerly known as Credit Suisse First Boston) for approximately nine years. Ms. Collins is a citizen of the United States.

        Robert L. Edwards—Director. Mr. Edwards has been a director of KFN since November 2011. He became Chief Executive Officer of Safeway Inc. in May 2013, and has been President of Safeway since April 2012. Prior to his roles as Chief Executive Officer and President, he was Chief Financial Officer and Executive Vice President, respectively, of Safeway since March 2004. He was Executive Vice President and Chief Financial Officer of Maxtor Corporation from September 2003 to March 2004. Prior to joining Maxtor, Mr. Edwards was Senior Vice President, Chief Financial Officer and Chief Administrative Officer at Imation Corporation, a developer, manufacturer and supplier of magnetic and optical data storage media, from 1998 to 2003. Before joining Imation, Mr. Edwards had a successful 20-year career at Santa Fe Pacific Corporation, and held positions of increasing responsibility in the areas of finance, administration and corporate development. Mr. Edwards is a citizen of the United States.

        Craig J. Farr—Director, President and Chief Executive Officer. Mr. Farr has been a director, and has served as President and Chief Executive Officer, of KFN since July 2013. Mr. Farr, a Member of KKR Management LLC, the general partner of KKR, and an employee of the KKR Group, joined the KKR Group in 2006 and serves as the Head of KKR Asset Management LLC and Global Head of the KKR Group's Capital Markets and Origination business as well as on its Risk Committee. Prior to joining the KKR Group, Mr. Farr spent 12 years at Citigroup Global Markets Inc. where he was promoted to Managing Director in 2001 and served as Co-Head of North American Equity Capital Markets. Mr. Farr's previous responsibilities at Citigroup included Head of U.S. Convertible and Corporate Equity Derivative Origination. Mr. Farr began his career at Salomon Brothers within the investment banking division. Mr. Farr graduated with a Bachelor of Commerce from Queen's University in Kingston, Canada. Mr. Farr is a citizen of Canada.

        Vincent Paul Finigan—Director. Mr. Finigan has been a director of KFN since February 2006. He is currently Of Counsel with the law firm of Snyder Miller & Orton LLP. He was a partner at the law firm of Morgan, Lewis & Bockius LLP from 2003 to 2007 and was with the law firm of Brobeck, Phleger & Harrison LLP from 1972 to 2003. Mr. Finigan is a citizen of the United States.

        Paul M. Hazen—Director. Mr. Hazen has been the Chairman of the KFN Board of Directors since July 2004. Mr. Hazen was with Wells Fargo Bank for 31 years, retiring in 2001. With Wells Fargo, he served as Vice Chairman from 1978 to 1984, President and COO from 1984 to 1995, Chairman and President and CEO from 1995 to 1998 and Chairman from 1998 to 2001. Mr. Hazen was also a senior advisor for the KKR Group from 2001 to 2011. Mr. Hazen also brings considerable directorial and board committee experience to the Board. Mr. Hazen was a director of Safeway for 21 years, including Lead Independent Director beginning in May 2004, before stepping off in May 2012. From May 2000 to May 2010, he served as a director of Xstrata AG, listed on the London stock exchange, where Mr. Hazen served on the Remuneration Committee. Mr. Hazen is also Chairman of Accel-KKR, which is not an investment fund managed by the KKR Group and operates independently from it. From June 1999 to July 2006, Mr. Hazen served as Deputy Chairman and Lead Independent Director of Vodafone Group PLC, where he also served as Chair of the Audit Committee. From January 2001 to June 2005, Mr. Hazen served as a director of Willis Group Holdings plc, a global insurance broker, and also served on the Audit Committee. In 2001, Mr. Hazen was selected as Outstanding Director of the Year by the Outstanding Directors Exchange (ODX). Mr. Hazen holds a B.S. in Finance from the University of Arizona and an MBA from the University of California at Berkeley. Mr. Hazen is a citizen of the United States.

        R. Glenn Hubbard—Director. Mr. Hubbard has been a director of KFN since October 2004. He was named the Dean of Columbia University's Graduate School of Business in 2004. From 1994 to the present time, Mr. Hubbard has been the Russell L. Carson Professor of Finance and Economics in the Graduate School of Business of Columbia University, where he is a professor of Economics. From February 2001 until March 2003, he took a leave of absence from his teaching post to serve as Chairman of the U.S. Council of Economic Advisers. He was Deputy Assistant Secretary of the U.S. Treasury Department for Tax Policy from 1991 to 1993. Mr. Hubbard is a research associate at the National Bureau of Economic Research, and a visiting scholar at the America Enterprise Institute in Washington, D.C. He is currently a director of ADP, Inc., BlackRock Closed-End Funds and MetLife, Inc. He is also a past Chairman and trustee of the Economic Club of New York and a trustee of the Fifth Avenue Presbyterian Church. He was previously a board member of Capmark Financial, Duke Realty Corporation, Ripplewood Holdings, RH Donnelly and Information Services Group, Inc. Mr. Hubbard serves as KFN's Lead Independent Director. Mr. Hubbard is a citizen of the United States.

        Ross J. Kari—Director. Mr. Kari has been a director of KFN since August 2004. He was the Chief Financial Officer of the Federal Home Loan Mortgage Corporation (Freddie Mac) from September 2009 to November 2013. Until September 2009, he was the Chief Financial Officer of Fifth Third Bancorp. Prior to that he was Executive Vice President and CFO of Safeco Corporation from June 2006 to November 2008 and Executive Vice President and Chief Operating Officer of the Federal Home Loan Bank of San Francisco from March 2002 to June 2006. Mr. Kari was Chief Financial Officer of MyCFO, a wealth management firm, from 2001 to 2002, and prior to that, was employed at Wells Fargo for 18 years, including as Chief Financial Officer from 1998 to 2001. Mr. Kari is a citizen of the United States.

        Ely L. Licht—Director. Mr. Licht has been a director of KFN since April 2005. From March 2007 to February 2009 he was Executive Vice President and Chairman of Credit Policy for Capmark Financial, and from March 2009 to August 2009 he served as a consultant to Capmark Financial. Prior to joining Capmark Financial, Mr. Licht was in retirement. From January 2002 to December 2002, Mr. Licht was semi-retired, serving as a consultant to Wells Fargo on a part-time basis. Prior to his semi-retirement, Mr. Licht was employed at Wells Fargo for 18 years, including as Chief Credit Officer from November 1998 to December 2001, and Executive Vice President for Credit Administration from February 1990 to November 1998. Mr. Licht is a citizen of the United States.

        Deborah H. McAneny—Director. Ms. McAneny has been a director of KFN since April 2005. Ms. McAneny was the Chief Operating Officer of Benchmark Assisted Living, LLC from April 2007 to May 2009. Prior to that she was employed at John Hancock Financial Services for 20 years, including as Executive Vice President for Structured and Alternative Investments of John Hancock Financial Services and as a member of its Policy Committee from 2002 to 2004, Senior Vice President for John Hancock's Real Estate Investment Group from 2000 to 2002, and as a Vice President of the Real Estate Investment Group from 1997 to 2000. She is currently the lead independent director of HFF, Inc. and serves as the Chairman of its Nominating and Governance Committee and a member of its Audit Committee. She is also a director of RREEF Property Trust, Inc. and a member of its audit committee. In addition she is a director of Benchmark Senior Living, LLC and RREEF America REIT II and a Trustee of the University of Vermont, the Rivers School and is a past President of the Commercial Mortgage Securities Association. Ms. McAneny holds and an Advanced Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization. Mr. McAneny is a citizen of the United States.

        Nicole J. Macarchuk—General Counsel and Secretary. Ms. Macarchuk has been KFN's General Counsel and Secretary since November 2010. Ms. Macarchuk has been employed by the KKR Group since July 2010 and is a Managing Director and General Counsel to KFN's manager. Prior to joining the KKR Group, Ms. Macarchuk was Co-General Counsel of Och-Ziff Capital Management Group LLC, a global institutional asset management firm from 2005 to April 2010. At Och-Ziff, Ms. Macarchuk was head counsel responsible for supporting the firm's global private equity, energy and transactional business groups and initiatives, as well as provided coverage to the U.S. public distressed debt and structured products business units and public equity business units with respect to transactional matters. Ms. Macarchuk was Counsel at O'Melveny & Myers LLP and O'Sullivan LLP from 1996 to 2005 where she focused on private equity transactions and fund formation. From 1993 to 1996, Ms. Macarchuk was an associate at White & Case where she focused on banking and corporate credit transactions. Ms. Macarchuk received a B.A. in Economics from Fordham University and a J.D., cum laude, from Fordham University Law School. Ms. Macarchuk is a citizen of the United States.

        Michael R. McFerran—Chief Operating Officer and Chief Financial Officer. Mr. McFerran has been KFN's Chief Operating Officer since December 2008 and Chief Financial Officer since November 2010. Mr. McFerran has been employed by the KKR Group since June 2005 and is Chief Financial Officer of KFN's manager. Prior to joining the KKR Group, Mr. McFerran spent the majority of his career at Ernst & Young in their financial services practice where he specialized in providing assurance and advisory services to a diverse mix of financial services firms. Additionally, prior to joining the KKR Group, Mr. McFerran held Vice President positions at both XL Capital Ltd. and American Express. Mr. McFerran holds an M.B.A. from the Haas School of Business at U.C. Berkeley and is a Certified Public Accountant. Mr. McFerran is a citizen of the United States.

        Scott C. Nuttall—Director. Mr. Nuttall has been a director of KFN since July 2004 and is a Member of KKR's managing partner and an employee of the KKR Group. Mr. Nuttall joined the KKR Group in 1996 and heads the KKR Group's Global Capital and Asset Management Group which includes the Client and Partner Group, KKR Capital Markets, KKR Asset Management and Prisma Capital Partners. He has also played a significant role in several of the KKR Group's private equity investments. Mr. Nuttall is currently a member of the board of directors of First Data. He is actively involved in funds affiliated with the KKR Group and is a member of the KKR Group's management committee. Prior to joining the KKR Group, he was with the Blackstone Group where he was involved in numerous merchant banking and merger and acquisition transactions. He received a B.S., summa cum laude, from the University of Pennsylvania. Mr. Nuttall is a citizen of the United States.

        Scott A. Ryles—Director. Mr. Ryles has a been a director of KFN since November 2008. He is currently the Managing Member of Echelon Capital Strategies, LLC, which manages funds with an investment focus in consumer and small business loans. From January 2011 to September 2012 he was the Chairman and CEO of Home Value Protection, Inc., an insurance holding company and parent of Home Value Insurance, Inc. He was previously Vice Chairman of Cowen and Company from February 2007 to December 2010. Prior to joining Cowen and Company, Mr. Ryles served as the Chief Executive Officer of Procinea Management LLC and was the founder, Chief Executive Officer and President of Epoch Partners, Inc. Mr. Ryles also spent 18 years at Merrill Lynch in various investment banking positions including Co-Head of West Coast Investment Banking, Global Head of Natural Resources, Global Head of Technology and was a member of the firm's Operating Committee. Mr. Ryles was previously a Director of ArcSight, Inc., Fortify Software, Inc. and The Gymboree Corporation. We have been advised that in 2012, Home Value Insurance, Inc. was dissolved under the direction of the Ohio Superintendent of Insurance, all creditors and plan payments to policyholders were paid in full and all premiums paid by policyholders were refunded. Mr. Ryles is a citizen of the United States.

        Willy R. Strothotte—Director. Mr. Strothotte has a been a director of KFN since January 2007. Mr. Strothotte was Chairman of Glencore International AG until 2011. From 1961 to 1978 Mr. Strothotte held various positions with responsibility for international trading in metals and minerals in Germany, Belgium and the USA. In 1978, Mr. Strothotte joined Glencore International, taking up the position of Head of Metals and Minerals in 1984. Mr. Strothotte was appointed Chief Executive Officer of Glencore in 1993 and held the combined positions of Chairman and Chief Executive Officer from 1994 until 2002, when the roles of Chairman and Chief Executive were split. Mr. Strothotte was Chairman of Xstrata AG from 1994 to 2011, and Chairman of Xstrata plc from 2002 until 2011 and was previously a director of Century Aluminum Corporation and Minara Resources Limited. Mr. Strothotte is a citizen of Germany.

The KKR Participants

        KKR, Fund Holdings, Merger Sub, KKR Group Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Limited and KKR Management LLC are referred to collectively in this proxy statement/prospectus as the KKR Participants. Merger Sub's sole member is Fund Holdings. The general partners of Fund Holdings are (1) KKR Group Holdings L.P., an exempted company formed under the laws of the Cayman Islands whose primary business is holding equity interests in each of KKR Management Holdings Corp., KKR Subsidiary Partnership L.P., Fund Holdings and KKR Fund Holdings GP Limited, and (2) KKR Fund Holdings GP Limited, an exempted company formed under the laws of the Cayman Islands whose primary business consists of performing the functions of, and serving as, the non-economic general partner of Fund Holdings. KKR Group Holdings L.P. is the sole shareholder of KKR Fund Holdings GP Limited, and KKR Group Holdings L.P.'s general partner is KKR Group Limited, an exempted company formed under the laws of the Cayman Islands whose primary business consists of performing the functions of, and serving as, the sole general partner of KKR Group Holdings L.P. The sole shareholder of KKR Group Limited is KKR. KKR's general partner is KKR Management LLC, a Delaware limited liability company whose primary business consists of performing the functions of, and serving as, the sole general partner of KKR.

        The current business address of each of the KKR Participants and their executive officers, directors or controlling persons, as applicable, is c/o KKR, 9 West 57th Street, Suite 4200, New York, New York 10019, and the business telephone number of each such entity or person is (212) 750-8300. The beneficial ownership, if any, of each such entity or person of KFN common shares is described in greater detail in the section titled "Security Ownership of the KKR Participants and Certain Affiliates" beginning on page 170 of this proxy statement/prospectus.

        During the past five years none of the KKR Participants or any of their directors, executive officers or controlling persons, as applicable, have been (i) convicted in a criminal proceeding

(excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Board of Directors and Executive Officers of KKR Management LLC

        The names and material occupations, positions, offices or employment during the past five years of the directors and executive officers of KKR Management LLC, the general partner of KKR, are as follows:

        Henry R. Kravis—Co-Chairman and Co-Chief Executive Officer. Mr. Kravis co-founded KKR's business in 1976 and is Co-Chairman and Co-Chief Executive Officer of KKR Management LLC. He is actively involved in managing the firm and serves on each of the regional Private Equity Investment and Portfolio Management Committees. Mr. Kravis currently serves on the boards of First Data Corporation and China International Capital Corporation Limited. He also serves as a director, chairman emeritus or trustee of several cultural, professional, and educational institutions, including The Business Council, Claremont McKenna College, Columbia Business School, Mount Sinai Hospital, the Partnership Fund for New York City, Partnership for New York City, Rockefeller University, Tsinghua University School of Economics and Management and Sponsors for Educational Opportunity. He earned a B.A. from Claremont McKenna College in 1967 and an M.B.A. from the Columbia Business School in 1969. Mr. Kravis is a citizen of the United States.

        George R. Roberts—Co-Chairman and Co-Chief Executive Officer. Mr. Roberts co-founded KKR's business in 1976 and is Co-Chairman and Co-Chief Executive Officer of KKR Management LLC. He is actively involved in managing the firm and serves on each of the regional Private Equity Investment and Portfolio Management Committees. Mr. Roberts serves as a director or trustee of several cultural and educational institutions, including Claremont McKenna College. He is also founder and chairman of the board of directors of REDF, a San Francisco nonprofit organization. He earned a B.A. from Claremont McKenna College in 1966 and a J.D. from the University of California (Hastings) Law School in 1969. Mr. Roberts is a citizen of the United States.

        David C. Drummond—Director. Mr. Drummond has been a member of the board of directors since March 14, 2014. Mr. Drummond has served as the senior vice president, corporate development of Google Inc. since January 2006 and as its chief legal officer since December 2006. Previously, he served as Google Inc.'s vice president, corporate development and general counsel since February 2002. Prior to joining Google Inc., from July 1999 to February 2002, Mr. Drummond served as chief financial officer of SmartForce, an educational software applications company. Prior to that, Mr. Drummond was a partner at the law firm of Wilson Sonsini Goodrich & Rosati. Mr. Drummond holds a J.D. from Stanford University and a B.A. in history from Santa Clara University. Mr. Drummond is a citizen of the United States.

        Joseph A. Grundfest—Director. Mr. Grundfest has been a member of the board of directors since July 15, 2010. Mr. Grundfest has been a member of the faculty of Stanford Law School since 1990, where he is the William A. Franke Professor of Law and Business. He is also senior faculty of the Arthur and Toni Rembe Rock Center for Corporate Governance at Stanford University; founder and director of Directors' College, a venue for the professional education of directors of publicly traded corporations; and co-founder of Financial Engines, Inc., a provider of services and advice to participants in employer-sponsored retirement plans, where he has served as a director since its inception in 1996. Mr. Grundfest was a Commissioner of the SEC from 1985 to 1990. He holds a B.A. in Economics from Yale University and a J.D. from Stanford Law School. Mr. Grundfest is a citizen of the United States.

        John B. Hess—Director. Mr. Hess has been a member of the board of directors since July 28, 2011. Mr. Hess has been the chief executive officer of Hess Corporation since 1995 and a director since 1978. He was also director of Dow Chemical Co. from 2006 to 2013. He serves as a director on the Business Council, the Trilateral Commission, the Council on Foreign Relations and the Center for Strategic and International Studies. Mr. Hess is a member of the board of trustees at the New York Public Library, Mount Sinai Hospital, the Deerfield Academy and the Dean's Advisors of Harvard Business School. Mr. Hess also serves as a member of the board of directors of Lincoln Center for the Performing Arts. Mr. Hess earned a B.A. from Harvard College and an M.B.A. from Harvard Business School. Mr. Hess is a citizen of the United States.

        Dieter Rampl—Director. Mr. Rampl has been a member of the board of directors since July 15, 2010. Mr. Rampl was chairman of UniCredit Group from 2006 to April 2012. Previously, Mr. Rampl was a member of the board for corporate business and corporate finance at Bayerische Vereinsbank (Munich) from 1995 to January 1, 2003 when he was appointed as spokesman of the board of managing directors until January 2006. In addition, Mr. Rampl has been a managing director of Charterhouse, London, manager of the corporate business of BHF—Bank Frankfurt and general manager of BHF North America, and he also operated in the foreign trade financing area at Société de Banque Suisse. He is currently the vice chairman of Mediobanca S.p.A., chairman of the supervisory board of Koenig & Bauer AG and a member of the supervisory board of FC Bayern München AG, and was the chairman of the supervisory board of Bayerische Börse AG until June 2010. In addition, Mr. Rampl previously served as a director and chairman of the audit committee of KKR Guernsey GP Limited, the general partner of KKR & Co. (Guernsey), L.P., formerly known as KKR Private Equity Investors, L.P. Mr. Rampl is a citizen of Austria.

        Patricia F. Russo—Director. Ms. Russo has been a member of the board of directors since April 15, 2011. Ms. Russo served as chief executive officer of Alcatel-Lucent from 2006 to 2008. Prior to the merger of Alcatel and Lucent in 2006, she served as chairman and chief executive officer of Lucent Technologies, Inc. from 2003 to 2006, and as president and chief executive officer from 2002 to 2003. Before rejoining Lucent in 2002, Ms. Russo was president and chief operating officer of Eastman Kodak Company from March 2001 to December 2001. Ms. Russo has been a director of Alcoa Inc. since 2008, Merck & Co., Inc. since 2009, General Motors Company since 2009, and Hewlett-Packard Company since 2011. Prior to its merger with Merck in 2009, Ms. Russo served as a director of Schering-Plough since 1995. Ms. Russo is a citizen of the United States.

        Thomas M. Schoewe—Director. Mr. Shoewe has been a member of the board of directors since March 14, 2011. Mr. Schoewe was executive vice president and chief financial officer for Wal-Mart Stores, Inc., a position he held from 2000 to 2010, and was employed by Walmart in a transitional capacity to January 2011. Prior to his employment at Walmart, Mr. Schoewe served as senior vice president and chief financial officer for Black and Decker Corp., a position he held from 1993 to 1999. Prior to that, he served for four years as Black and Decker's vice president of finance. He previously held the position of vice president of business planning and analysis. He joined Black and Decker in 1986 after serving at Chicago-based Beatrice Companies, where he was chief financial officer and controller of Beatrice Consumer Durables, Inc. He has served on the board of directors of Northrop Grumman Corporation and General Motors Company since 2011. From 2001 to May 2012, he served on the board of directors of PulteGroup Inc., which merged with Centex Corporation in 2009 and previously served on the Centex board. Mr. Schoewe graduated from Loyola University of Chicago with a bachelor's of business administration degree in finance. Mr. Shoewe is a citizen of the United States.

        Robert W. Scully—Director. Mr. Scully has been a member of the board of directors since July 15, 2010. Mr. Scully was a member of the Office of the Chairman of Morgan Stanley from 2007 until his retirement in 2009, where he had previously been co-president, chairman of global capital markets and vice chairman of investment banking. Prior to joining Morgan Stanley, he served as a managing director at Lehman Brothers and at Salomon Brothers. Mr. Scully has served as a director of Zoetis Inc. since

June 2013. Previously, he was a director of Bank of America Corporation until May 2013, and has also served as a director of GMAC Financial Services and MSCI Inc. He holds an A.B. from Princeton University and an MBA from Harvard Business School. Mr. Scully is a citizen of the United States.

        Todd A. Fisher—Chief Administrative Officer. Mr. Fisher joined the KKR Group in 1993 and is Chief Administrative Officer of KKR Management LLC and an employee of the KKR Group. Mr. Fisher is responsible for overseeing the finance, legal, information technology, human resources, public affairs and office operations functions, coordinating with the various businesses and geographies of the KKR Group and overseeing the firm's efforts in real estate investments. He is a member of KKR's Real Estate Investment Committee. Mr. Fisher is a director of Maxeda B.V. Previously, he served as a director of Rockwood Holdings, Inc. until January 2013, Northgate Information Solutions plc until 2012, ALEA Group Holdings AG until 2007, and Bristol West Insurance Group until 2007. Prior to joining the KKR Group, Mr. Fisher worked for Goldman, Sachs & Co. in New York and for Drexel Burnham Lambert in Los Angeles. Mr. Fisher holds a B.A. from Brown University, an M.A. in International Affairs from Johns Hopkins University, and an M.B.A. from the Wharton School of the University of Pennsylvania. He is currently a member of the Board of Trustees of Brown University, the Board of Advisors for The Johns Hopkins University School for Advanced International Studies, the Advisory Board of the Clinton Health Access Initiative, the United States Holocaust Memorial Council and the Council on Foreign Relations. Mr. Fisher is a citizen of the United States.

        William J. Janetschek—Chief Financial Officer. Mr. Janetschek joined the KKR Group in 1997 and is Chief Financial Officer of KKR Management LLC and an employee of the KKR Group. Prior to joining the KKR Group, he was a Tax Partner at Deloitte & Touche LLP for 13 years. He holds a B.S. from St. John's University and an M.S., Taxation from Pace University. Mr. Janetschek is actively involved in the community, serving as a sponsor and member of a variety of non-profit organizations including Student Sponsor Partners and St. John's University. Mr. Janetschek is a citizen of the United States.

        David J. Sorkin—General Counsel. Mr. Sorkin joined the KKR Group in 2007 and is General Counsel and Secretary of KKR Management LLC and an employee of the KKR Group. Prior to joining the KKR Group, Mr. Sorkin was with Simpson Thacher & Bartlett LLP for 22 years. He served as a partner at the law firm and also served on the executive committee and was one of KKR's principal outside counsels. He received a B.A., summa cum laude, from Williams College and a J.D., cum laude, from Harvard Law School. Mr. Sorkin is a citizen of the United States.

Board of Directors and Executive Officers of KKR Fund Holdings GP Limited

        The names and material occupations, positions, offices or employment during the past five years of the directors and executive officers of KKR Fund Holdings GP Limited, a general partner of Fund Holdings, are as follows:

        Henry R. Kravis—Co-Chief Executive Officer and President. Please refer to "—Board of Directors and Executive Officers of KKR Management LLC" for more information regarding Mr. Kravis' employment history.

        George R. Roberts—Co-Chief Executive Officer and President. Please refer to "—Board of Directors and Executive Officers of KKR Management LLC" for more information regarding Mr. Roberts' employment history.

        Todd A. Fisher—Director. Please refer to "—Board of Directors and Executive Officers of KKR Management LLC" for more information regarding Mr. Fisher's employment history.

        William J. Janetschek—Director. Please refer to "—Board of Directors and Executive Officers of KKR Management LLC" for more information regarding Mr. Janetschek's employment history.

        David J. Sorkin—Director and Secretary. Please refer to "—Board of Directors and Executive Officers of KKR Management LLC" for more information regarding Mr. Sorkin's employment history.

Board of Directors and Executive Officers of KKR Group Limited

        The names and material occupations, positions, offices or employment during the past five years of the directors and executive officers of KKR Group Limited, the general partner KKR Group Holdings L.P., are as follows:

        Henry R. Kravis—Co-Chief Executive Officer and President. Please refer to "—Board of Directors and Executive Officers of KKR Management LLC" for more information regarding Mr. Kravis' employment history.

        George R. Roberts—Co-Chief Executive Officer and President. Please refer to "—Board of Directors and Executive Officers of KKR Management LLC" for more information regarding Mr. Roberts' employment history.

        Todd A. Fisher—Director. Please refer to "—Board of Directors and Executive Officers of KKR Management LLC" for more information regarding Mr. Fisher's employment history.

        William J. Janetschek—Director and Secretary. Please refer to "—Board of Directors and Executive Officers of KKR Management LLC" for more information regarding Mr. Janetschek's employment history.

        David J. Sorkin—Director and Secretary. Please refer to "—Board of Directors and Executive Officers of KKR Management LLC" for more information regarding Mr. Sorkin's employment history.

Executive Officers of Merger Sub

        The names and material occupations, positions, offices or employment during the past five years of the executive officers of Merger Sub are as follows:

        Todd A. Fisher—Chief Administrative Officer and Vice President. Please refer to "—Board of Directors and Executive Officers of KKR Management LLC" for more information regarding Mr. Fisher's employment history.

        William J. Janetschek—Chief Financial Officer and Vice President. Please refer to "—Board of Directors and Executive Officers of KKR Management LLC" for more information regarding Mr. Janetschek's employment history.

        David J. Sorkin—General Counsel, Vice President and Secretary. Please refer to "—Board of Directors and Executive Officers of KKR Management LLC" for more information regarding Mr. Sorkin's employment history.

 PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

        No provision has been made (1) to grant unaffiliated KFN common shareholders access to the corporate files of KFN, any other party to the proposed merger or any of their respective affiliates or (2) to obtain counsel or appraisal services at the expense of KFN or any other such party or affiliate.

APPROVAL OF ADJOURNMENT OF THE KFN SPECIAL MEETING

        KFN common shareholders are being asked to approve a proposal that will give KFN's board of directors authority to adjourn the KFN special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the KFN special meeting. If this proposal is approved, the KFN special meeting could be adjourned to any date. If the KFN special meeting is adjourned, KFN common shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the adoption of the merger agreement but do not indicate a choice on the adjournment proposal, your common shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the adoption of the merger agreement, your common shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal. The affirmative vote of holders of at least a majority of the outstanding KFN common shares entitled to vote thereon present in person or represented by proxy at the KFN special meeting will be required to approve the adjournment of the KFN special meeting.

        The KFN board of directors recommends that you vote "FOR" the adjournment of the KFN special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the KFN special meeting.

 KFN SHAREHOLDER PROPOSALS

        KFN will not hold an annual meeting of its shareholders in 2014 if the merger has been completed. If, however, KFN does hold its 2014 annual meeting, under the rules of the SEC, in order to be considered for possible inclusion in the proxy statement for KFN's 2014 annual meeting, all KFN shareholder proposals must be received at KFN's principal executive offices, Attn: Corporate Secretary, 555 California Street, 50th Floor, San Francisco, CA, 94104. KFN must have received all such shareholder proposals on or before November 19, 2013. KFN will consider only proposals meeting the requirements of the applicable rules of the SEC.

        For any proposal that is not submitted for inclusion in KFN's proxy material for the 2014 annual meeting but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits KFN management to exercise discretionary voting authority under proxies it solicits unless KFN receives timely notice of the proposal in accordance with the procedures set forth in Section 11.13 of the KFN operating agreement. For a shareholder proposal or director nomination to be properly submitted for presentation at KFN's 2014 annual meeting, KFN's Corporate Secretary must have received written notice of the proposal or nomination at KFN's principal executive offices during the period beginning on October 20, 2013 and ending at 5:00 p.m., Eastern time, on November 19, 2013; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, notice by the holder of shares to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. However, in the event the KFN board of directors increases the number of directors in accordance with KFN's operating agreement and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of mailing of the notice of the preceding year's annual meeting, a holder of shares' notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to KFN's Corporate Secretary at KFN's principal executive office not later than 5:00 p.m., Eastern time, on the tenth day following the day on which such public announcement is first made by KFN. The public announcement of a postponement or an adjournment of an annual meeting does not commence a new time period for the giving of a holder of shares' notice as described above.

        Shareholder proposals or director nominations must contain information specified in the KFN operating agreement and must also be proper matters for shareholder action under KFN's operating agreement and under Delaware law. In addition, if a shareholder delivers a solicitation notice with respect to a proposal or director nomination, in order for such proposal or nomination to be properly brought before the annual meeting, the shareholder must have actually delivered a proxy statement and form of proxy to holders of at least the percentage of shares required to carry the proposal or elect the shareholder's nominee, as applicable. If no solicitation notice is delivered with respect to a proposal or nomination, in order for such proposal or nomination to be properly brought before the annual meeting, the shareholder or beneficial owner making the proposal or director nomination must not have solicited a number of proxies sufficient to have required the delivery of a solicitation notice.

 LEGAL MATTERS

        The validity of the KKR common units to be issued in connection with the merger will be passed upon for KKR by Simpson, Thacher & Bartlett LLP, New York, New York, and Simpson Thacher & Bartlett LLP has opined as to certain U.S. federal income tax consequences of the ownership and disposition of KKR common units. Certain partners of Simpson Thacher & Bartlett LLP, members of their families and related persons have an interest representing less than 1% of the capital commitments of investment funds that KKR manages.

EXPERTS

KKR

        The consolidated financial statements of KKR & Co. L.P. and subsidiaries incorporated in this proxy statement/prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 2013 of KKR & Co. L.P. and subsidiaries, and the effectiveness of the internal control over financial reporting of KKR & Co. L.P. and subsidiaries have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is also incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

KFN

        The consolidated financial statements of KKR Financial Holdings LLC and subsidiaries incorporated in this proxy statement/prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 2013 of KKR Financial Holdings LLC and subsidiaries, and the effectiveness of the internal control over financial reporting of KKR Financial Holdings LLC and subsidiaries have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are also incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        KKR has filed with the SEC a registration statement under the Securities Act of which this proxy statement/prospectus forms a part, which registers the KKR common units to be issued to KFN shareholders in connection with the merger. The registration statement, including the exhibits and schedules attached to the registration statement, contains additional relevant information about KKR and its common units. The rules and regulations of the SEC allow KKR and KFN to omit certain information that is included in the registration statement from this proxy statement/prospectus.

        KKR and KFN file annual, quarterly and special reports and other information with the SEC. KFN also files proxy statements with the SEC. The SEC allows KKR and KFN to "incorporate by reference" into this proxy statement/prospectus the information they file with the SEC, which means that they can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/ prospectus, and information that KKR or KFN files later with the SEC will automatically update and supersede such information as well as the information included in this proxy statement/ prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus also contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.

        KKR and KFN incorporate by reference the documents listed below and any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of this offering:

KKR's Filings (SEC File No. 1-34820)

  •
  Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  Current Reports on Form 8-K filed on February 6, 2014, February 19, 2014 and March 17, 2014; and

  •
  Registration Statement on Form 8-A12B filed on July 14, 2010.

        KKR will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to KKR at the following address and telephone number:

    KKR & Co. L.P.
    Attention: Investor Relations
    9 West 57th Street, Suite 4200
    New York, New York 10019
    (877) 610-4910
    Email: Investor-Relations@kkr.com

KFN's Filings (SEC File No. 1-33437)

  •
  Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  Current Report on Form 8-K filed on January 31, 2014; and

  •
  Registration Statement on Form 8-A12B filed on January 17, 2013.

        KFN will provide a copy of any document incorporated by reference in this proxy statement/ prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to KFN at the following address and telephone number:

    KKR Financial Holdings LLC
    Attention: Investor Relations
    555 California Street, 50th Floor
    San Francisco, CA 94104
    (855) 374-5411
    Email: KFN.IR@kkr.com

        KKR and KFN also make available free of charge on their internet websites at www.kkr.com and http://ir.kkr.com/kfn_ir/kfn_overview.cfm, respectively, the reports and other information filed by KKR and KFN with the SEC, as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. Neither KKR's nor KFN's websites, nor the information contained on their websites, is part of this proxy statement/prospectus or the documents incorporated by reference.

        The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that KKR and KFN file with the SEC by reference to their names or to their SEC file numbers. You also may read and copy any document KKR or KFN files with the SEC at the SEC's public reference room located at:

    100 F Street, N.E.
    Room 1580
    Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges. KKR SEC filings are also available to the public through the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        The information concerning KKR contained in this proxy statement/prospectus or incorporated by reference has been provided by KKR, and the information concerning KFN contained in this proxy statement/prospectus or incorporated by reference has been provided by KFN.

        In order to receive timely delivery of requested documents in advance of the KFN special meeting, your request should be received no later than April 23, 2014. If you request any documents, KKR or KFN will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

        Neither KKR nor KFN has authorized anyone to give any information or make any representation about the merger, KKR or KFN that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, if any one distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types or activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of its date, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

 Annex A

Execution Version

         AGREEMENT AND PLAN OF MERGER

by and among

KKR & CO. L.P.

KKR FUND HOLDINGS L.P.,

COPAL MERGER SUB LLC

and

KKR FINANCIAL HOLDINGS LLC

Dated as of December 16, 2013

ii

iii

INDEX OF DEFINED TERMS

Page
2007 Share Plan	A-7
424(b)(3) Prospectus	A-39
Action	A-11
affiliate	A-39
Agreement	A-1
Antitrust Laws	A-23
Applicable Law	A-10
Board Recommendation Notice	A-28
Book-Entry Share	A-5
Business Combination	A-37
business day	A-39
Cash Value	A-7
Certificate	A-5
Certificate of Merger	A-2
Closing	A-2
Closing Date	A-2
Code	A-39
Commission	A-10
Common Unit Trust	A-4
Company	A-1
Company Acquisition Agreement	A-30
Company Acquisition Proposal	A-32
Company Board	A-1
Company Board Recommendation	A-14
Company Certificate of Formation	A-13
Company Change of Recommendation	A-30
Company Common Shares	A-14
Company Disclosure Schedule	A-12
Company Operating Agreement	A-1
Company Option	A-7
Company Plan	A-19
Company SEC Documents	A-16
Company Securities	A-15
Company Shareholder Approval	A-14
Company Shareholder Meeting	A-21
Company Superior Proposal	A-32
Confidentiality Agreement	A-22
Contract	A-10
Costs	A-36
DE LLC Act	A-1
Deferred Compensation Plan	A-3
Effective Time	A-2
End Date	A-35
ERISA	A-39
Event	A-40
Excess Units	A-4
Exchange Act	A-10
Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-4
Existing Company Credit Agreement	A-39
Fund Holdings	A-1
GAAP	A-39
Governmental Authority	A-10
Grant Date	A-14
Group Partnerships	A-22
HSR Act	A-10
KKR Financial Advisors	A-12
knowledge	A-40
Lien	A-40
Management Agreement	A-40
Management Holdings	A-9
Material Adverse Effect	A-40
Material Company Contract	A-19
Maximum Premium	A-29
Measurement Date	A-9
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Merger Sub Common Units	A-3
NYSE	A-4
Option Consideration	A-7
Order	A-23
Parent	A-1
Parent Board	A-1
Parent Common Units	A-1
Parent Disclosure Schedule	A-8
Parent Parties	A-1
Parent SEC Documents	A-10
Parent Securities	A-9
parties	A-1
pdf	A-41
Per Share Amount	A-7
Person	A-40
Phantom Shares	A-3
Preferred Shares	A-14
Prospectus	A-11
Proxy Statement	A-11
Registration Statement	A-11
Representatives	A-29
Securities Act	A-10
subsidiary	A-40
Superior Proposal Notice	A-31
Surviving Company Share	A-3
Surviving Entity	A-2
Tax Returns	A-18
Taxes	A-18
Termination Payment	A-36
Transaction Committee	A-1
Transaction Committee Financial Advisor	A-20

 AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement") is made and entered into as of December 16, 2013, by and among KKR & Co. L.P., a Delaware limited partnership ("Parent"), KKR Fund Holdings L.P., an exempted limited partnership formed under the laws of the Cayman Islands ("Fund Holdings"), Copal Merger Sub LLC, a Delaware limited liability company ("Merger Sub" and, taken together with Fund Holdings and Parent, the "Parent Parties"), and KKR Financial Holdings LLC, a Delaware limited liability company (the "Company" and, together with the Parent Parties, the "parties").

W I T N E S S E T H:

        WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the "Merger"), with the Company surviving the Merger as an indirect subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement and the provisions of the Limited Liability Company Act of the State of Delaware (the "DE LLC Act");

        WHEREAS, the board of directors of the Company (the "Company Board") has appointed a committee of the Company Board consisting only of independent and disinterested directors of the Company (the "Transaction Committee") to review and negotiate, and make a recommendation to the Company Board with respect to, the transactions contemplated by this Agreement, including the Merger;

        WHEREAS, the Company Board, acting upon the unanimous recommendation of the Transaction Committee, unanimously (other than Scott Nuttall and Craig Farr, who were not present at the meeting of the Company Board) has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the holders of the Company's Common Shares (as such term is defined in the Company's Amended and Restated Operating Agreement, dated as of May 3, 2007 and as amended from time to time prior to the date hereof, the "Company Operating Agreement"), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated herein, including the Merger, and (iii) resolved to recommend that the holders of the Company's Common Shares approve the Merger;

        WHEREAS, the board of directors of the general partner of Parent (the "Parent Board"), the board of directors of Fund Holdings, and the sole member of Merger Sub have, on the terms and subject to the conditions set forth herein, approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated herein, including the Merger;

        WHEREAS, by virtue of the Merger, the holders of the Company's Common Shares will receive a continuing equity interest in the Company through the ownership of common units representing the limited partnership interests of Parent (such common units, the "Parent Common Units");

        WHEREAS, immediately prior to the Closing, Parent will issue to Fund Holdings a number of Parent Common Units that will be distributed to the holders of the Company's Common Shares pursuant to Section 2.3 in connection with the Merger;

        WHEREAS, each Preferred Share that is outstanding immediately prior to the Merger shall remain outstanding as a Preferred Share of the Surviving Entity immediately following the Merger;

        WHEREAS, the Company's 7.500% Senior Notes due March 20, 2042 and the Company's 8.375% Senior Notes due November 15, 2041 that are outstanding immediately prior to the Merger shall remain outstanding as indebtedness of the Surviving Entity immediately following the Merger; and

        WHEREAS, the Company and the Parent Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

        NOW, THEREFORE, in consideration of these premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.     Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the DE LLC Act, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate limited liability company existence of Merger Sub shall cease, and the Company shall be the surviving limited liability company in the Merger (the "Surviving Entity") and shall become an indirect subsidiary of Parent.

        1.2    Effective Time; Closing Date.

          (a)   Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall file (or cause to be filed) with the Secretary of State of the State of Delaware a certificate of merger for the Merger, executed in accordance with the relevant provisions of the DE LLC Act (the "Certificate of Merger"), and shall make all other filings or recordings required under the DE LLC Act in connection with the Merger. The Certificate of Merger will provide that the Merger shall become effective at such time as the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or at such later date and/or time as may be agreed by the parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is referred to herein as the "Effective Time").

          (b)   Prior to the filing of the Certificate of Merger, a closing (the "Closing") shall be held at 10:00 a.m., New York time, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or at such other place as the parties may agree in writing, (i) as soon as practicable (but in any event within three business days) following the date upon which all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), or (ii) on such other date and/or at such other time as the parties may agree in writing so long as all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived at or prior to such date and/or time. The date on which the Closing takes place is referred to herein as the "Closing Date." Subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the parties agree to use reasonable best efforts to coordinate and cooperate in taking such actions so that the Closing will take place on the last business day of a calendar month.

        1.3    Effects of the Merger.     The Merger shall have the effects set forth in the DE LLC Act. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

        1.4    Organizational Documents and Directors and Officers of the Company.     At the Effective Time, the certificate of formation of the Company as in effect immediately prior to the Merger shall be the certificate of formation of the Surviving Entity, and the limited liability company agreement of the Company in effect immediately prior to the Merger shall be the limited liability company agreement of the Surviving Entity; in each case, until such organizational document is amended in accordance with Applicable Law and as provided in such organizational document. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Entity. Each of the parties shall take all necessary action to cause those individuals designated in writing by Parent three days prior to the Closing Date to be the members of the board of directors of the Surviving Entity immediately following the Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Entity and Applicable Law.

ARTICLE II

EFFECT OF THE MERGER

        2.1    Effect on Shares.

          (a)   At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, any Parent Party or the holder of any securities of the Company or any Parent Party:

              (i)  Treatment of Merger Sub Common Units.    Each common unit representing membership interests of Merger Sub (the "Merger Sub Common Units") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable Common Share of the Surviving Entity (each such Common Share along with each Common Share of the Surviving Entity issued pursuant to Section 2.1(a)(ii), a "Surviving Company Share"), such that immediately following the Effective Time, such newly issued Surviving Company Shares shall constitute all of the issued and outstanding capital stock of the Surviving Entity other than the Preferred Shares.

             (ii)  Treatment of Certain Company Common Shares.    Each Company Common Share issued and outstanding immediately prior to the Effective Time that is held by Fund Holdings or any subsidiary of Fund Holdings shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto. Each Company Common Share issued and outstanding immediately prior to the Effective Time that is held by any wholly-owned subsidiary of the Company shall remain outstanding and be converted into Common Shares of the Surviving Entity representing the same percentage ownership of the Surviving Entity as such Company Common Share represented in the Company immediately prior to the Effective Time.

            (iii)  Conversion of Company Common Shares.    Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than the Company Common Shares described in Section 2.1(a)(ii)) shall automatically be converted into the right to receive a number of validly issued Parent Common Units equal to the Exchange Ratio, together with cash in lieu of fractional Parent Common Units, if any, payable pursuant to Section 2.2(b) (collectively, the "Merger Consideration"). Each Company Common Share, when so converted pursuant to this Section 2.1(a)(iii), shall no longer be outstanding and shall be cancelled and shall cease to exist.

          (b)    No Effect on Phantom Shares.    Each phantom share (the "Phantom Shares") credited to a participant's account under the KKR Financial Holdings LLC Non-Employee Directors' Deferred Compensation and Share Award Plan (the "Deferred Compensation Plan") shall, immediately upon the Effective Time, automatically be converted into the right to receive a number of validly issued Parent Common Units equal to the Exchange Ratio (with fractional Parent Common Units to be aggregated and rounded to the nearest whole unit), but shall otherwise remain outstanding following the Effective Time and be distributed pursuant to the terms of the Deferred Compensation Plan.

          (c)    No Effect on Preferred Shares.    Each Preferred Share issued and outstanding immediately prior to the Effective Time shall remain an outstanding Preferred Share of the Surviving Entity following the Effective Time.

        2.2    Exchange Ratio; Fractional Shares; Adjustments.

          (a)   The "Exchange Ratio" shall be equal to 0.51, subject to adjustment in accordance with Section 2.2(d).

          (b)   No fractional Parent Common Unit shall be issued in the Merger as a result of the conversion provided for in Sections 2.1(a)(iii) and 2.1(b), but in lieu thereof each Person otherwise entitled to a fractional Parent Common Unit shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(b), a cash payment in lieu of such fractional Parent Common Unit representing such Person's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of Parent Common Units equal to the excess of (i) the aggregate number of Parent Common Units to be delivered to the Exchange Agent by Fund Holdings pursuant to Section 2.3(a) over (ii) the aggregate number of whole (non-fractional) Parent Common Units to be distributed pursuant to Section 2.3(b) (such excess being the "Excess Units"), which such proportionate interest shall be paid as soon as reasonably practicable following such transaction or transactions. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Parent Common Units was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional Parent Common Units. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the Persons that would otherwise receive fractional Parent Common Units, shall sell the Excess Units at then prevailing market prices on the New York Stock Exchange ("NYSE") in the manner provided in Section 2.2(c).

          (c)   The sale of the Excess Units by the Exchange Agent shall be executed on the NYSE at then-prevailing market prices and shall be executed in round lots to the extent practicable. The Exchange Agent shall hold such proceeds in trust for the Persons that would have otherwise received fractional Parent Common Units (the "Common Unit Trust"). The Exchange Agent shall determine the portion of the Common Unit Trust to which each such Person shall be entitled by multiplying the amount of the aggregate proceeds comprising the Common Unit Trust by a fraction, the numerator of which is the amount of the fractional Parent Common Unit interest to which such Person would otherwise be entitled and the denominator of which is the aggregate amount of fractional Parent Common Unit interests to which all such Persons would otherwise be entitled.

          (d)   In the event that, prior to the Effective Time, the Company or Parent shall declare a stock dividend or other distribution payable in Company Common Shares or Parent Common Units, as applicable, or securities convertible, exercisable or exchangeable into Company Common Shares or Parent Common Units, as applicable, or effect a stock split, reclassification, combination, exchange of shares (other than, for the avoidance of doubt, any regular quarterly issuances of Parent Common Units made by Parent in accordance with its quarterly exchange process) or other similar change with respect to the Company Common Shares or Parent Common Units, as applicable, the Exchange Ratio set forth in Section 2.2(a) shall be adjusted to reflect fully the appropriate effect of such dividend, distribution, stock split, reclassification, combination, exchange of shares (other than, for the avoidance of doubt, any regular quarterly issuances of Parent Common Units made by Parent in accordance with its quarterly exchange process) or other similar change.

        2.3    Exchange of Shares.

          (a)    Exchange Agent.    Prior to the Effective Time, American Stock Transfer and Trust Company, LLC (or such other commercial bank, trust company or transfer agent that is mutually selected by Fund Holdings and the Company) shall act as exchange agent (the "Exchange Agent") for the delivery of the Merger Consideration pursuant to Section 2.1(a)(iii) and the Parent Common Units pursuant to Section 2.1(b). At or prior to the Effective Time, Fund Holdings shall deposit with the Exchange Agent, for the benefit of each Person entitled to payment pursuant to Sections 2.1(a)(iii) and 2.1(b), for exchange in accordance with this Section 2.3 and in accordance with an exchange agent agreement with Fund Holdings in form and substance reasonably approved by the Company prior to the Effective Time, (i) the Parent Common Units to be delivered pursuant to Sections 2.1(a)(iii) and 2.1(b) and (ii) an amount of cash in U.S. dollars sufficient to pay unpaid dividends and distributions, if any, payable pursuant to Section 2.3(c) (such Parent Common Units, together with any cash for unpaid dividends or distributions, if any, with respect thereto, are referred to as the "Exchange Fund").

          (b)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Surviving Entity shall cause the Exchange Agent to mail to each holder, if any, of a certificate (a "Certificate") which immediately prior to the Effective Time represented outstanding Company Common Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(iii): (i) a letter of transmittal (the form and substance of which shall have been reasonably approved by the Company prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Fund Holdings may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration and unpaid dividends and distributions, if any, payable pursuant to Section 2.3(c). Upon proper surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor: (A) that whole number of Parent Common Units which such holder has the right to receive pursuant to Section 2.1(a)(iii) in such denominations and registered in such names as such holder may reasonably request and (B) a check representing the amount of cash in lieu of fractional Parent Common Units, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax. Any Certificate so surrendered shall immediately be cancelled. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration and unpaid dividends and distributions, if any, as provided in this Article II, after giving effect to any required withholding tax. The Surviving Entity, without any action on the part of any such Person, shall cause the Exchange Agent to (x) issue, as of the Effective Time, to each holder of uncertificated Company Common Shares (any such Company Common Share, a "Book-Entry Share") that whole number of Parent Common Units that each such Person is entitled to receive pursuant to Section 2.1(a)(iii) and (y) mail to each such Person, as soon as reasonably practicable after the Effective Time, a check representing the amount of cash in lieu of fractional Parent Common Units, if any, and unpaid dividends and distributions, if any, which such Person has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax. No interest shall be paid or accrued on the cash in lieu of fractional Parent Common Units, if any, and unpaid dividends and distributions, if any, payable to holders of the Company Shares. In the event of a transfer of ownership of Company Common Shares that is not registered on the transfer records of the Company, the proper whole number of Parent Common Units, together with a check for the cash to be paid in lieu of fractional Parent Common Units, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if all documents required to evidence and effect such transfer and to evidence that any applicable transfer Taxes have been paid and, with respect to Company Common Shares represented by a Certificate, the Certificate held by such transferee, are presented to the Exchange Agent.

          (c)    Distributions with Respect to Unexchanged Shares.    The parties shall coordinate so that holders of the Company Common Shares will not receive in respect of the same calendar quarter both (i) a quarterly distribution in respect of such holders' Company Common Shares and (ii) a quarterly distribution in respect of the Parent Common Units issuable pursuant to this Agreement. Subject to the immediately foregoing sentence, whenever a dividend or distribution is declared or made after the date of this Agreement with respect to Parent Common Units with a record date after the Effective Time, such declaration shall include a dividend or distribution in respect of all Parent Common Units issuable pursuant to this Agreement. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Parent Common Units having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional Parent Common Units shall be paid to any such holder, until such holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Law of the State of Delaware, following surrender of any such Certificate, there shall be paid to the holder of the Parent Common Units issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such Parent Common Units and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with (x) a record date after the Effective Time but prior to surrender and (y) a payment date subsequent to surrender that are payable with respect to such Parent Common Units, less the amount of any withholding taxes which may be required thereon.

          (d)    No Further Ownership Rights in Company Common Shares.    All Parent Common Units issued upon surrender of Certificates or cancellation of Book-Entry Shares in accordance with the terms of this Agreement (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Shares represented by such Certificates and Book-Entry Shares, and there shall be no further registration of transfers on the transfer books of the Company of Company Common Shares outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (e)    Lost Certificates.    In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Exchange Agent, including the making of an affidavit to that effect and, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against the Exchange Agent or the Surviving Entity with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II.

          (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains undistributed six months after the date of the mailing required by Section 2.3(b) shall be delivered to the Surviving Entity, upon demand, and any holder of Certificates who has not theretofore complied with this Section 2.3 shall thereafter look only to the Surviving Entity for satisfaction of its claim for Merger

  Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II.

          (g)    No Liability.    None of Parent, Fund Holdings, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional Parent Common Units or any dividends or distributions with respect to whole Parent Common Units in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

          (h)    Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund, if and as directed by Fund Holdings, on a daily basis; provided, that no losses on such investment will affect the cash payable to former holders of Company Common Shares pursuant to the provisions of this Article II. Any interest and other income resulting from such investments shall be paid to Fund Holdings upon termination of the Exchange Fund pursuant to Section 2.3(f).

        2.4    Treatment of Stock Options and Other Equity Based Awards.

          (a)   As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option (whether vested or unvested) to purchase Company Common Shares that is outstanding immediately prior to the Effective Time (each, a "Company Option") shall be cancelled, and the holder thereof shall be entitled to receive an amount in cash equal to the excess, if any, of (1) the Per Share Amount over (2) the exercise price per Company Common Share subject to such Company Option as in effect immediately prior to the Effective Time (the "Option Consideration"). The Option Consideration shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than 10 business days following the Effective Time. For purposes of this paragraph, "Per Share Amount" means the Cash Value of the number of Parent Common Units (including any fractional Parent Common Units) that a holder of one Company Common Share would be entitled to receive pursuant to Section 2.1(a)(iii) and the Exchange Ratio described thereunder, and "Cash Value" means, with respect to a Parent Common Unit, the average closing price of a Parent Common Unit over the 10 trading day period ending on the trading day immediately preceding the Closing Date. In the event that any Company Option has an exercise price per Company Common Share that is greater than the Per Share Amount, such Company Option shall be cancelled without payment in respect thereof as of the Effective Time, without liability to the Company, Parent or any of their affiliates.

          (b)   At the Effective Time, each restricted Company Common Share (other than any restricted Company Common Shares held by KKR Financial Advisors) issued and outstanding under the 2007 Share Incentive Plan for KKR Financial Holdings LLC, as amended from time to time (the "2007 Share Plan") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a number of restricted Parent Common Units (having the same terms and conditions, including applicable vesting requirements, as applied to such restricted Company Common Share immediately prior to the Effective Time) that a Company Common Share would be exchanged for in accordance with Section 2.1(a)(iii) (with fractional Parent Common Units to be aggregated and rounded to the nearest whole unit), and Parent shall assume the 2007 Share Plan and any award agreement issued thereunder pursuant to which any such restricted Company Common Share has been granted in order to provide for the foregoing. At the

  Effective Time, any restricted Company Common Shares held by KKR Financial Advisors shall automatically be cancelled and retired and shall cease to exist.

          (c)   Prior to the Effective Time, the Company and the Company Board and the compensation committee of the Company Board, on the one hand, and Parent and the Parent Board, on the other hand, shall take all actions necessary to effectuate the provisions of this Section 2.4.

        2.5    Withholding.     The Company (or the Surviving Entity after the Effective Time), Parent, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax law. To the extent that amounts are so withheld and timely paid over to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

        In order to induce the Company to enter into this Agreement, subject to the exceptions set forth in the disclosure schedule delivered by Parent to the Company and dated as of the date of this Agreement (the "Parent Disclosure Schedule") (which exceptions shall specifically identify a Section to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section and any other Section of this Agreement (other than Section 3.5) to which it is reasonably apparent on its face such disclosure relates) and subject to the information disclosed by Parent in any Parent SEC Document filed during the period from December 31, 2011 through the business day prior to the date of this Agreement (other than in any risk factor or other cautionary or forward-looking disclosure contained in such Parent SEC Document), the Parent Parties represent and warrant to the Company as follows:

        3.1    Organization and Standing.     Each Parent Party is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization with all requisite power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each Parent Party is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent. Except as would not have an adverse effect on the ability of any Parent Party to consummate any of the transactions contemplated by this Agreement, no Parent Party is in default of the performance, observance or fulfillment of any provision of its organizational documents. Parent has furnished to the Company prior to the date hereof a complete and correct copy of the organizational documents of each Parent Party.

        3.2    Power and Authority.     Each Parent Party has all requisite power and authority to enter into and deliver this Agreement and, subject to the adoption of this Agreement by Fund Holdings in its capacity as the sole member of Merger Sub with respect to the Merger, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parent Parties have been duly authorized by all requisite action on the part of each Parent Party, subject to the adoption of this Agreement by Fund Holdings in its capacity as the sole member of Merger Sub with respect to the Merger. This Agreement has been duly executed and delivered by each Parent Party, and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each Parent Party enforceable against such Person in accordance with its terms except that the enforcement hereof may be limited by

(i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Other than the adoption of this Agreement by Fund Holdings in its capacity as the sole member of Merger Sub with respect to the Merger, no vote of the holders of any class or series of capital stock (or other securities) of any Parent Party is necessary to approve the transactions contemplated by this Agreement.

        3.3    Capitalization of Parent and Merger Sub.

          (a)   The number of Parent Common Units that may be issued by Parent is not limited by Parent's organizational documents.

          (b)   As of December 12, 2013 (the "Measurement Date"), 288,143,327 Parent Common Units were outstanding. Since the Measurement Date to the date of this Agreement, there have been no issuances of Parent Common Units except upon the granting or exercise of awards to employees and service providers of Parent or its affiliates. The outstanding Parent Common Units have been duly authorized and validly issued and are free of any preemptive rights and were issued in compliance in all material respects with Applicable Law. Except as set forth in this Section 3.3(b) or in Section 3.3(b) of the Parent Disclosure Schedule, as of the date of this Agreement, there are no (i) outstanding equity securities of Parent, (ii) securities of Parent or its subsidiaries convertible into or exchangeable for equity securities of Parent, (iii) options, warrants, calls, phantom stock or other rights to acquire from Parent or its subsidiaries, or obligation of Parent or its subsidiaries to issue, any equity securities or securities convertible into or exchangeable for equity securities of Parent (the items in clauses (i), (ii) and (iii) are referred to collectively as "Parent Securities"), or (iv) outstanding obligations of Parent or any subsidiary of Parent to repurchase, redeem or otherwise acquire any Parent Securities. Except (x) as set forth in Section 3.3(b) of the Parent Disclosure Schedule, or (y) in connection with the repurchase or acquisition of Parent Common Units pursuant to the terms of any equity incentive plan of Parent, neither Parent nor any of its subsidiaries is a party to any Contract that (i) obligates Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities, (ii) relates to the voting or transfer of, requires registration of, or grants any preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights with respect to, any Parent Securities, or (iii) otherwise relates to, creates, establishes or defines the terms and conditions of, any Parent Securities. Since the Measurement Date, Parent has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Parent Securities, other than as permitted by Section 6.1 or as set forth in Section 3.3(b) of the Parent Disclosure Schedule.

          (c)   All outstanding Merger Sub Common Units are duly authorized, validly issued and free of preemptive rights and are held of record by Fund Holdings (except for any outstanding Merger Sub Common Units assigned to KKR Management Holdings L.P. ("Management Holdings") by Fund Holdings pursuant to Section 9.12) free and clear of any Liens. The Merger Sub Common Units represent all of Merger Sub's membership interests.

        3.4    Conflicts; Consents and Approvals.     Neither the execution and delivery of this Agreement by any Parent Party nor the consummation by the Parent Parties of the Merger and the other transactions contemplated hereby will:

          (a)   conflict with, or result in a breach of any provision of, the organizational documents of any Parent Party, subject to adoption of this Agreement by Fund Holdings in its capacity as the sole member of Merger Sub with respect to the Merger;

          (b)   violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, adversely modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument (each, a "Contract") to which Parent or any of its subsidiaries is a party;

          (c)   assuming compliance with the matters referred to in Section 3.4(d), violate any applicable laws, statutes, rules, regulations, legally binding policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, "Applicable Law") applicable to Parent or any of its subsidiaries or any of their respective properties or assets; or

          (d)   require any action or consent or approval of, or review by, or registration or filing by Parent or any of its subsidiaries with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, mediator, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) authorization for inclusion of the Parent Common Units to be delivered pursuant to this Agreement on the NYSE, subject to official notice of issuance, (ii) any notifications required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the "HSR Act"), (iii) registrations or other actions required under foreign, federal or state Antitrust Laws or securities or blue-sky laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (v) consents or approvals of, or notifications to, any Governmental Authority set forth in Section 3.4(d) to the Parent Disclosure Schedule;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent or a material adverse effect on the ability of any Parent Party to consummate the transactions contemplated by this Agreement.

        3.5    No Material Adverse Effect.     Since December 31, 2012 through the date of this Agreement, there have been no Events that, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent.

        3.6    Parent SEC Documents; Controls.

          (a)   Parent has timely filed or received the appropriate extension of time within which to file with the United States Securities and Exchange Commission (the "Commission") all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2010 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act") (such documents, as supplemented and amended since the time of filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents, including any financial statements or schedules included therein, at the time filed (and, in the case of registration statements, on the dates of effectiveness) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Parent included in the Parent SEC Documents were prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act other than as part of Parent's consolidated group.

          (b)   Parent maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission's rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent evaluation by the Co-Chief Executive Officers and Chief Financial Officer of the general partner of Parent of Parent's internal control over financial reporting, to its auditors and the audit committee of the Parent Board (A) all significant deficiencies and material weaknesses in the design or operation of Parent's internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting.

        3.7    Registration Statement; Proxy Statement.     None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference in the registration statement on Form S-4 (such registration statement as it may be amended or supplemented and including any such amendments or supplements, the "Registration Statement") to be filed with the Commission by Parent under the Securities Act, including the prospectus relating to the Parent Common Units to be delivered pursuant to this Agreement (as it may be amended or supplemented and including any such amendments or supplements, the "Prospectus") and the proxy statement and form of proxy relating to the Company Shareholder Meeting (as it may be amended, supplemented or modified and including any such amendments or supplements, the "Proxy Statement"), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Company Shareholder Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement, except for such portions thereof that relate only to the Company and its subsidiaries, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

        3.8    Litigation.     There is no suit, claim, action, proceeding, litigation, arbitration, mediation or investigation (an "Action") pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or their respective officers or directors that would, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent. Neither Parent nor any of its subsidiaries nor any assets, rights or properties of such Persons is subject to any outstanding order, writ, injunction or decree that would, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent.

        3.9    Brokerage and Finder's Fees.     Except for Parent's obligations to Goldman, Sachs & Co. and Lazard Frères & Co. LLC, neither Parent, any of its subsidiaries nor any of their respective equityholders, directors, officers or employees has incurred or will incur on behalf of Parent or its subsidiaries any brokerage, finder's, financial advisor's or similar fee or commission in connection with the transactions contemplated by this Agreement.

        3.10    Operations of Merger Sub.     Merger Sub is a direct, wholly-owned subsidiary of Fund Holdings, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

        3.11    Compliance with Law.     Parent and its subsidiaries are in compliance with, and at all times since January 1, 2010 have been in compliance with, all Applicable Law relating to Parent, its subsidiaries or their respective business or properties, except where the failure to be in compliance with such Applicable Law would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent. No investigation or review by any Governmental Authority with respect to Parent or its subsidiaries is pending or, to the knowledge of Parent, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, in each case other than those the outcome of which would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent.

        3.12    Undisclosed Liabilities.     Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of Parent as of September 30, 2013 included in the Parent SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with past practice, or (c) as set forth in Section 3.12 to the Parent Disclosure Schedule, Parent, together with its subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Parent and its subsidiaries (or disclosed in the notes to such balance sheet), that would, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent.

        3.13    Operation of Parent's Business.     Since September 30, 2013 through the date of this Agreement, neither Parent nor any of its subsidiaries has engaged in any transaction that, if done after execution of this Agreement, would violate Section 6.1(b) or (c) in any material respect.

        3.14    Investment Company Act.     Parent is not required to register as an "investment company" as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

        3.15    Status under Company Operating Agreement.     No Parent Party, and no subsidiary of any Parent Party, is an Interested Member (as such term is defined in the Company Operating Agreement) or is, or after the consummation of the transactions contemplated by this Agreement would be, an Affiliate or Associate of an Interested Member (in each case, as such term is defined in the Company Operating Agreement).

        3.16    Knowledge of Parent Parties.     As of the date hereof, none of the Persons listed in Section 3.16 of the Parent Disclosure Schedule has actual knowledge that any representation or warranty of the Company made in this Agreement is untrue or inaccurate. Each of the Parent Parties hereby acknowledges and agrees that it and its affiliates, including KKR Financial Advisors LLC (together with its successors and assigns, "KKR Financial Advisors"), shall have no right or remedy hereunder based on the inaccuracy of any representation or warranty contained in Article IV which any of the Persons listed in Section 3.16 had actual knowledge as of the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        In order to induce the Parent Parties to enter into this Agreement, subject to the exceptions set forth in the disclosure schedule delivered by the Company to Parent and dated as of the date of this Agreement (the "Company Disclosure Schedule") (which exceptions shall specifically identify a Section to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section and any other Section of this Agreement (other than Section 4.6) to which it is reasonably apparent on its face such disclosure relates) and subject to the information disclosed by the Company in any Company SEC Document filed during the period from December 31, 2011 through the business day prior to the date of this Agreement (other than in any risk factor or other cautionary or forward-looking disclosure contained in such Company SEC Document), the Company represents and warrants to the Parent Parties as follows:

        4.1    Organization and Standing.     The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite limited liability company power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. The Company is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company. The Company is not in default of the performance, observance or fulfillment of any provision of its certificate of formation as in effect on the date of this Agreement (the "Company Certificate of Formation"). Except as would not have an adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, the Company is not in default of the performance, observance or fulfillment of any provision of Company Operating Agreement. The Company has furnished to Parent prior to the date hereof a complete and correct copy of each of the Company Certificate of Formation and the Company Operating Agreement.

        4.2    Subsidiaries.     All equity interests of the Company's subsidiaries are owned by the Company or another wholly-owned subsidiary of the Company free and clear of all Liens (other than Liens arising under applicable securities laws). Except as provided in Section 4.2 of the Company Disclosure Schedule, as of the date hereof, except for the Company's subsidiaries, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other Person. Each of the outstanding equity interests of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable) and not subject to preemptive or similar rights other than any rights that may accrue in favor of the Company or its wholly-owned subsidiaries. Section 4.2 of the Company Disclosure Schedule sets forth each subsidiary of the Company as of the date hereof. There are no outstanding (i) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company's subsidiaries or (ii) options or other rights to acquire from the Company's subsidiaries, and no obligation of the Company's subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company's subsidiaries.

        4.3    Power and Authority.     The Company has all requisite limited liability company power and authority to enter into and deliver this Agreement and, subject to receipt of the Company Shareholder Approval, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company has been duly authorized by all necessary limited liability company action on the part of the Company, subject to receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the Parent Parties, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Company Board, acting upon the unanimous recommendation of the Transaction Committee, at a duly held meeting, unanimously (other than Scott Nuttall and Craig Farr, who were not present at the meeting) has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the holders of the Company Common Shares, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) subject to Section 6.6, resolved to recommend that the holders of the Company Common Shares approve the Merger (the "Company Board Recommendation") and directed that such matter be submitted for consideration of the holders of the Company Common Shares at the Company Shareholder Meeting. Assuming the representations and warranties of the Parent Parties set forth in Section 3.15 are true and correct, the affirmative vote of holders of a majority of the outstanding Company Common Shares entitled to vote thereon on the record date for the Company Shareholder Meeting, voting together as a single class, with respect to approval of the Merger is the only vote of the holders of any class or series of capital stock (or other securities) of the Company necessary to approve the Merger and the other transactions contemplated hereby (the "Company Shareholder Approval"). The power and authority of the Transaction Committee to take the actions contemplated by this Agreement to be taken by the Transaction Committee have been duly authorized by all necessary limited liability company action on the part of the Company.

        4.4    Capitalization of the Company.

          (a)   The authorized capital stock of the Company consists of 500,000,000 Company Common Shares (such term as used herein shall have the meaning given to "Common Shares" in the Company Operating Agreement) and 50,000,000 Preferred Shares (such term as used herein shall have the meaning given to it in the Company Operating Agreement).

          (b)   As of the Measurement Date, (i) 204,824,159 Company Common Shares (including 669,820 restricted Company Common Shares) were issued and outstanding and (ii) 14,950,000 Preferred Shares were issued and outstanding (each such Preferred Share being a 7.375% Series A LLC Preferred Share issued by the Company). Since the Measurement Date to the date of this Agreement, there have been no issuances of capital stock of the Company except upon the exercise of Company Options or settlement of Phantom Shares. The outstanding Company Common Shares and Preferred Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of any preemptive rights and were issued in compliance in all material respects with Applicable Law. Section 4.4(b) of the Company Disclosure Schedule sets forth as of the Measurement Date, a complete and correct list of all outstanding Company Securities other than Company Common Shares and Preferred Shares (including Company Options and Phantom Shares), the number of Company Common Shares issuable thereunder or with respect thereto and the exercise price (if any). No subsidiary of the Company owns any Company Common Shares or any Preferred Shares. As of the Measurement Date, 1,932,279 shares of Company Common Shares were reserved for issuance under the 2007 Share Plan in connection with the exercise of outstanding Company Options. Since the Measurement Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Securities, other than as permitted by Section 6.2.

          (c)   With respect to the Company Options, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the "Grant Date") by all necessary limited liability company action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (ii) each such grant was made in accordance with the terms of the 2007 Share Plan, the Exchange Act and all other Applicable Law, including the rules of the NYSE, and (iii) the per share exercise price of each Company Option was not less than the fair market value of a Company Common Share on the applicable Grant Date. The

  Company has not granted, and there is no and has been no Company policy or practice to grant, Company Options prior to, or otherwise coordinate the grant of Company Options with, the release or other public announcement of material information regarding the Company or any of its subsidiaries or their financial results or prospects.

          (d)   Except as set forth in Section 4.4(b) or Section 4.4(b) or 4.4(d) of the Company Disclosure Schedule, as of the date of this Agreement, except with respect to Company Common Shares issued upon the exercise of Company Options or issued upon the settlement of Phantom Shares, in each case, subsequent to the Measurement Date, there were no (i) outstanding shares of capital stock or other voting securities of the Company, (ii) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants, calls, phantom stock or other rights to acquire from the Company or its subsidiaries, or obligation of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) are referred to collectively as "Company Securities"), or (iv) outstanding obligations of the Company or any subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities (except with respect to the withholding of Company Common Shares in respect of the payment of the exercise price or Taxes upon the exercise of any Company Option, vesting of restricted shares of Company Common Stock or settlement of any Phantom Unit). Except (x) as set forth in Section 4.4(d) of the Company Disclosure Schedule or (y) in connection with the repurchase or acquisition of Company Common Shares pursuant to the terms of Company Plans (and the withholding of Company Common Shares in respect of the payment of the exercise price or Taxes upon the exercise of any Company Option, vesting of a restricted share of Company Common Stock or settlement of any Phantom Unit), neither the Company nor any of its subsidiaries is a party to any Contract that (i) obligates the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, (ii) relates to the voting or transfer of, requires registration of, or grants any preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights with respect to, any Company Securities or (iii) otherwise relates to, creates, establishes or defines the terms and conditions of, any Company Securities. There are no director, independent contractor, or employee share incentive plans or arrangements of the Company, other than the Company Plans, under which any Company Securities are outstanding.

        4.5    Conflicts; Consents and Approvals.     Except as set forth in Section 4.5 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger and the other transactions contemplated hereby will:

          (a)   conflict with, or result in a breach of any provision of, the Company Certificate of Formation, the Company Operating Agreement or the Share Designation of the Company's outstanding Preferred Shares, subject to the receipt of the Company Shareholder Approval;

          (b)   violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, adversely modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its subsidiaries is a party;

          (c)   assuming compliance with the matters referred to in Section 4.5(d), violate any Applicable Law applicable to the Company or any of its subsidiaries or any of their respective properties or assets; or

          (d)   require any action or consent or approval of, or review by, or registration or filing by the Company or any of its affiliates with, any third party or any Governmental Authority, other than (i) receipt of the Company Shareholder Approval, (ii) any notifications required by the HSR Act, (iii) registrations or other actions required under foreign, federal or state Antitrust Laws or securities or blue-sky laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (v) consents or approvals of, or notifications to, any Governmental Authority set forth in Section 4.5(d) of the Company Disclosure Schedule;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company or a material adverse effect on the ability of the Company to consummate any of the transactions contemplated by this Agreement.

        4.6    No Material Adverse Effect.     Since December 31, 2012 through the date of this Agreement, there have been no Events that would, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company.

        4.7    Company SEC Documents; Controls.

          (a)   The Company has timely filed or received the appropriate extension of time within which to file with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2010 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of the Company included in the Company SEC Documents were prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act other than as part of the Company's consolidated group.

          (b)   The Company maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission's rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent evaluation by the Chief Executive Officer and Chief Financial Officer of the Company of the Company's internal control over financial reporting, to its auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of the Company's internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

        4.8    Compliance with Law.     The Company and its subsidiaries are in compliance with, and at all times since January 1, 2010 have been in compliance with, all Applicable Law relating to the Company, its subsidiaries or their respective business or properties, except where the failure to be in compliance with such Applicable Law would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company. No investigation or review by any Governmental Authority with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, in each case other than those the outcome of which would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company.

        4.9    Taxes.     Except for such matters that would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company:

          (a)   The Company and its subsidiaries (i) have timely filed all Tax Returns required to have been filed by or with respect to the Company or any of its subsidiaries, and all such Tax Returns are true, correct and complete; (ii) have within the time and manner prescribed by Applicable Law paid all Taxes required to be paid by them; (iii) have adequate accruals and reserves on the financial statements included in the Company SEC Documents as of the date of this Agreement for Taxes in accordance with GAAP; (iv) have not requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed; and (v) have not received written notice of any deficiencies for any Tax from any taxing authority, against the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is the subject of any currently ongoing Tax audit, Action or other proceeding with respect to Taxes nor has any Tax audit, Action or other proceeding with respect to Taxes been proposed against any of them in writing. Neither the Company nor any of its subsidiaries has requested to waive or has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Company or any of its subsidiaries (other than Liens for Taxes not yet due). No claim has ever been made in writing by a taxing authority of a jurisdiction where the Company or one of its subsidiaries has not filed Tax Returns claiming that the Company or such subsidiary is or may be subject to taxation by that jurisdiction.

          (b)   The Company and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party.

          (c)   Neither the Company nor any of its subsidiaries was a "distributing corporation" or "controlled corporation" in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a plan that includes the Merger. Neither the Company nor any of its subsidiaries are parties to any contractual obligation relating to Tax sharing, Tax indemnity or Tax allocation. Neither the Company nor any of its subsidiaries has any liability for the Taxes of any person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

          (d)   Neither the Company nor any of its subsidiaries has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4.

          (e)   The Company has at all time since its inception been treated as a partnership, and not as an association or a "publicly traded partnership" (within the meaning of Section 7704(b) of the Code) taxable as a corporation, for United States federal income tax purposes. KKR Financial Holdings II, LLC has at all times been treated as a real estate investment trust (within the meaning of Section 856 of the Code) for United States federal income tax purposes.

          (f)    The Company has in effect a valid election under Section 754 of the Code (and any equivalent election for applicable state and local income Tax purposes), which will remain in effect for the taxable year including the Closing Date.

          (g)   For purposes of this Agreement:

              (i)  "Tax Returns" means returns, reports and forms (including schedules and attachments thereto) filed or required to be filed with respect to Taxes with any Governmental Authority responsible for the imposition or collection of Taxes.

             (ii)  "Taxes" means all taxes, fees or similar governmental charges (whether U.S. or non-U.S. federal, state, local, provincial, territorial or municipal), including income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, gross income, business, environmental, severance, service, service use, unemployment, social security, stamp, custom, escheat, excise, or real or personal property taxes, together with any interest, penalties, additions to tax or additional amounts imposed or assessed with respect thereto imposed by any taxing authority with respect thereto.

        4.10    Title to Properties.     Other than in respect of investments of the Company and its subsidiaries that are included in the Company's "Natural Resources" and "Other" business segments as reported in its financial statements that are included in the Company SEC Documents, (a) no real property is leased by the Company or its subsidiaries and (b) no real property is owned by the Company or its subsidiaries.

        4.11    Registration Statement; Proxy Statement.     None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement, including the Prospectus and the Proxy Statement, at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Company Shareholder Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, except for such portions thereof that relate only to Parent and its subsidiaries, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

        4.12    Litigation.     There is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or their respective officers or directors that would, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company. Neither the Company nor any of its subsidiaries nor any assets, rights or properties of such Persons is subject to any outstanding order, writ, injunction or decree that would, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company.

        4.13    Brokerage and Finder's Fees.     Except for the Company's obligations to the Transaction Committee Financial Advisor, neither the Company, any of its subsidiaries nor any of their respective equityholders, directors, officers or employees has incurred or will incur on behalf of the Company or its subsidiaries any brokerage, finder's, financial advisor's or similar fee or commission in connection with the transactions contemplated by this Agreement. The Company has furnished to Parent a complete and correct copy of the engagement letter of the Transaction Committee Financial Advisor.

        4.14    Benefit Plans.     Except for the 2007 Share Plan and Deferred Compensation Plan, none of the Company or its subsidiaries maintain, sponsor, or contribute to, or have at any time prior to the date of this Agreement maintained, sponsored or contributed to, any benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case whether or not such plan is subject to ERISA), any employment, individual consulting or other compensation agreements and any bonus, incentive, equity or equity-based compensation, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, salary continuation, health or life insurance or fringe benefit plan, program or agreement (any of the foregoing, a "Company Plan").

        4.15    Contracts.     Each Material Company Contract is (assuming due authorization, execution and delivery by each other party thereto) a valid and binding obligation of the Company or its subsidiaries, as applicable, and, to the knowledge of the Company, the valid and binding obligation of each other party thereto, except where the failure to be valid and binding would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company. Neither the Company nor its subsidiaries nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any Material Company Contract except for such violations or defaults under or terminations which would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company. For purposes of this Agreement, "Material Company Contract" means any Contract to which the Company or any of its subsidiaries is a party and that falls within any of the following categories: (a) any Contract that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the Commission but without giving effect to the provisions of clause (i) thereof relating to the exclusion of Contracts entered into more than two years before the filing of a registration statement) in effect on the date hereof, (b) any Contract with respect to any joint venture or partnership that is material to the Company and its subsidiaries, taken as a whole, and (c) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money made by the Company or its subsidiaries in excess of $5,000,000, letters of credit issued on behalf of the Company or its subsidiaries or commitments for the borrowing or the lending of amounts by the Company or its subsidiaries in excess of $5,000,000, Contracts providing for the creation of any Lien upon any of the assets of the Company or its subsidiaries with an aggregate value in excess of $5,000,000, and Contracts governing any trust preferred securities issued by the Company or any of its subsidiaries. Section 4.15 of the Company Disclosure Schedule lists, as of the date hereof, all Contracts specified in clause (c) of the definition of "Material Company Contract" and Parent has been provided complete and correct copies of such Contracts.

        4.16    Undisclosed Liabilities.     Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of the Company as of September 30, 2013 included in the Company SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with past practice, or (c) as set forth in Section 4.16 to the Company Disclosure Schedule, the Company, together with its subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Company and its subsidiaries (or disclosed in the notes to such balance sheet), that would, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company.

        4.17    Operation of the Company's Business.     Since September 30, 2013 through the date of this Agreement, neither the Company nor any of its subsidiaries has engaged in any transaction that, if done after execution of this Agreement, would violate Section 6.2(c), (d), (f), (g), (h) or (j) in any material respect.

        4.18    Opinion of Financial Advisors.     The Transaction Committee has received the opinion of Sandler O'Neill & Partners, L.P. (the "Transaction Committee Financial Advisor") to the effect that, as of the date of the opinion and based upon and subject to the matters and limitations set forth therein, the Merger Consideration to be received is fair to the holders of Company Common Shares from a financial point of view and, as of the date hereof, such opinion has not been withdrawn, revoked or modified. A signed copy of such opinion will be made available to Parent as soon as practicable after the date of this Agreement.

        4.19    Takeover Statutes.     Assuming the representations and warranties of the Parent Parties set forth in Section 3.15 are true and correct, prior to the date of this Agreement, the Company Board has taken all action necessary to exempt under or make not subject to the restrictions of any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (a) the execution of this Agreement; (b) the Merger; and (c) the other transactions contemplated by Agreement.

        4.20    Insurance.     Except as would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company: (a) all directors' and officers' liability insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is customary for the industries in which the Company and its subsidiaries operate and (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies. None of the Company nor any of its subsidiaries has received any written notice of cancellation of any such insurance policies as to which the Company or such subsidiary has not obtained replacement insurance of similar scope and amount. Set forth in Section 4.20 of the Company Disclosure Schedule is the amount of the annual premium currently paid by the Company and its subsidiaries for its directors' and officers' liability insurance as of the date of this Agreement.

        4.21    Investment Company Act.     Neither the Company nor any of its subsidiaries is required to register as an "investment company" as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

ARTICLE V

MUTUAL COVENANTS OF THE PARTIES

        5.1    Preparation of Proxy Statement; Shareholder Meeting.

          (a)   As promptly as practicable following the date of this Agreement, Parent and the Company shall cooperate in preparing and shall prepare (i) the Proxy Statement to be sent to the holders of the Company Shares relating to the Company Shareholder Meeting and (ii) the Registration Statement, and Parent shall file with the Commission the Registration Statement, in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Units to be delivered pursuant to this Agreement. Parent and the Company shall use their reasonable best efforts to have the Proxy Statement cleared by the Commission and the Registration Statement declared effective by the Commission as promptly as practical and to keep the Registration Statement effective through the Effective Time.

          (b)   Each of Parent and the Company shall promptly furnish all information concerning it or its equityholders to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement and the Proxy Statement. The Proxy Statement and the Registration Statement shall include all information reasonably requested by such other party to be included therein. Each of Parent and the Company shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement and the Registration Statement received from the Commission, including any request from the Commission for amendments or supplements to the Registration Statement or Proxy Statement, and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the Commission, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Proxy Statement or responding to any comments of the Commission with respect thereto, each of Parent and the Company (i) shall provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall give due consideration to including in such document or response any comments reasonably proposed by the other. Each of Parent and the Company shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Parent Common Units for offering or sale in any jurisdiction, and each of Parent and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

          (c)   If, at any time prior to the Effective Time, either party obtains knowledge of any information pertaining to it or previously provided by it for inclusion in the Registration Statement or the Proxy Statement that would require any amendment or supplement to the Registration Statement or the Proxy Statement so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, such party shall promptly advise the other party and Parent and the Company shall cooperate in the prompt filing with the Commission of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to the holders of Company Shares.

          (d)   The Company shall, as soon as practicable following the date the Registration Statement is declared effective by the Commission, (i) duly call, give notice of, convene and hold a special meeting of the holders of Company Common Shares (the "Company Shareholder Meeting") for purposes of obtaining the Company Shareholder Approval and (ii) in furtherance thereof, use its reasonable best efforts to cause the Proxy Statement to be distributed to the holders of Company Common Shares. Without the prior written consent of Parent, no proposals other than the Company Shareholder Approval and routine proposals required in connection with such approval shall be included in the Proxy Statement or transacted at the Company Shareholder Meeting. Unless the Company Board or the Transaction Committee shall have made a Company Change of Recommendation as permitted by Section 6.6(e) or Section 6.6(f), the Company shall use its reasonable best efforts to solicit the Company Shareholder Approval and shall include the Company Board Recommendation in the Proxy Statement. The Company agrees that, unless this Agreement has been terminated in accordance with Section 8.1, its obligations pursuant to this Section 5.1 to convene and hold the Company Shareholder Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or by the effecting of a Company Change of Recommendation by the Company Board.

        5.2    Access to Information; Confidentiality.     Subject to Applicable Law, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, permit the other and its Representatives during the period prior to the Effective Time to have reasonable access for reasonable purposes related to the consummation of the Merger and the other transactions contemplated by this

Agreement, during normal business times and upon reasonable advance written notice, to the other party's and its subsidiaries' premises, properties, books, records, Contracts and documents; provided that the foregoing shall not require any party to (i) provide access to information or documents that, in the reasonable judgment of such party, would (x) constitute a waiver of the attorney-client privilege held by such party or (y) violate any Applicable Law or any agreement to which such party is a party. Information exchanged pursuant to this Section 5.2 shall be subject to the confidentiality agreement, dated as of November 18, 2013, by and between Parent and the Company (the "Confidentiality Agreement"). No investigation conducted, or information provided, pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made in this Agreement.

        5.3    Filings; Reasonable Best Efforts; Notification.

          (a)   Upon the terms and subject to the conditions of this Agreement, and except where a different standard of effort is provided for in this Agreement, each of the parties shall use its reasonable best efforts (subject to, and in accordance with, Applicable Law) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable and in any event prior to the End Date, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings, (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary or desirable in connection with the Merger and the other transactions contemplated by this Agreement and material to the business of the Company or Parent, as the case may be, (iii) the preparation of the Proxy Statement and the Registration Statement, including the Prospectus, (iv) the execution and delivery of any additional instruments necessary to consummate any of the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (v) the providing of all such information concerning such party, its subsidiaries, its affiliates and its subsidiaries' and affiliates' officers, directors, employees and partners as may reasonably be requested in connection with any of the matters set forth in this Section 5.3.

          (b)   Each of the Company and Parent shall (A) make or cause to be made, as promptly as practicable after the date of this Agreement, any filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated by this Agreement, including any "secondary acquisition" filings or any filings that may be required if the transactions contemplated by this Agreement will result in a change in the "ultimate parent entity" (as defined under the HSR Act) of Fund Holdings or Management Holdings (together with Fund Holdings, the "Group Partnerships"), (B) make or cause to be made such other filings as are required under other Antitrust Laws with respect to the transactions contemplated by this Agreement as soon as reasonably practicable after the date of this Agreement, (C) substantially comply at the earliest practicable date with any request for additional information, documents or other materials received by such party or any of its subsidiaries from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority under the HSR Act or any other Antitrust Laws, and (D) cooperate in good faith with the other party in obtaining all approvals required under applicable Antitrust Laws and in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. Each party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall give the other party to this Agreement reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any formal meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party reasonable prior notice of the meeting or conversation and, to the extent permitted by such Governmental Authority, the opportunity to attend any such meeting or participate in any such conversation. The parties will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. Neither party will directly or indirectly extend any waiting period under the HSR Act or enter into any agreement with a Governmental Authority related to this Agreement or the transactions contemplated by this Agreement except with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed). Each party shall promptly furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives on one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that any materials concerning one party's valuation of the other party or the transactions contemplated by this Agreement, or any party's internal financial information, may be redacted. Parent shall be responsible for all filing fees under the HSR Act or other Antitrust Laws.

          (c)   Subject to Section 5.3(d), each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith and subject to Section 5.3(d), if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall cooperate to contest and resist any such Action (through negotiation, litigation or otherwise), including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action. Each of the Company and Parent shall use its reasonable best efforts to take such action as may be required to cause the expiration or termination of the waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

          (d)   Notwithstanding anything to the contrary contained in this Agreement, none of Parent, the Company, or any of their respective subsidiaries shall be obligated to agree, and none of Parent, the Company, or any of their respective subsidiaries shall agree without the other party's prior written consent, to take any action or accept any condition, restriction, obligation or requirement with respect to Parent, the Company, or any of their respective subsidiaries or affiliates or their and their respective subsidiaries' or affiliates' assets if such action, condition, restriction, obligation or requirements (i) would reasonably be expected to require Parent, the Company or their respective subsidiaries or affiliates to sell, license, transfer, assign, lease, dispose of or hold separate any material business or assets or (ii) would reasonably be expected to result in any material limitations on Parent or the Company or their respective subsidiaries or affiliates to own, retain, conduct or operate all or a material portion of their respective businesses or assets.

        5.4    Tax Treatment.     The parties agree that, for U.S. federal income tax purposes, the Merger shall be treated as a taxable exchange of Company Common Shares (other than the Company Common Shares described in Section 2.1(a)(ii)) for the Merger Consideration.

        5.5    Public Announcements.     The initial press release concerning the Merger and the other transactions contemplated by this Agreement shall be a joint press release. Except (a) as required by Applicable Law or the requirements of the NYSE (and in that event only if time does not permit) or (b) with respect to any Company Change of Recommendation or any action taken by the Company, the Company Board or the Transaction Committee pursuant to and in accordance with Section 6.6, at all times prior to the earlier of the Closing or termination of this Agreement pursuant to Section 8.1, Parent and the Company shall consult with each other before issuing any press release or other public statement or comment with respect to the Merger or any of the other transactions contemplated by this Agreement and shall not issue any such press release or make such other public statement or comment prior to such consultation.

        5.6    Section 16 Matters.     Prior to the Closing, each of Parent and the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) or acquisitions of Parent Common Units (including derivative securities with respect to Parent Common Units) resulting from the transactions contemplated by this Agreement by each officer or director of Parent or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to securities of Parent or the Company.

        5.7    Transaction Litigation.     The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). For purposes of this paragraph, "participate" means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above. Notwithstanding anything to the contrary in this Section 5.7, no consent of any Company director shall be required for the settlement of any Action so long as such settlement (i) does not include any admission of wrongdoing by such Company director and (ii) does not require any payment by such Company director for which Parent (or any of its affiliates) has not agreed to provide complete payment.

        5.8    Notification of Certain Matters.

          (a)   Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause a breach of a representation or warranty contained in Article III, (ii) any failure of a Parent Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, and (iii) any Events that, individually or in the aggregate, would prevent the Merger from being completed on or prior to the End Date; in the case of clauses (i) and (ii) above solely if such breach or failure would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) or (b); provided, however, that a failure to comply with this Section 5.8(a) will not constitute the failure of any condition set forth in Section 7.2(a) or (b) to be satisfied unless the underlying inaccuracy or breach would independently result in the failure of a condition set forth in Section 7.2(a) or (b) to be satisfied; provided, further, that the delivery of any notice pursuant to this Section 5.8(a) shall not limit or otherwise affect the remedies available under this Agreement to the Company.

          (b)   The Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause a breach of a representation or warranty contained in Article IV, (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, and (iii) any Events that, individually or in the aggregate, would prevent the Merger from being completed on or prior to the End Date; in the case of clauses (i) and (ii) above solely if such breach or failure would result in the failure to satisfy one or more of the conditions set forth in Section 7.3(a) or (b); provided, however, that a failure to comply with this Section 5.8(b) will not constitute the failure of any condition set forth in Section 7.3(a) or (b) to be satisfied unless the underlying inaccuracy or breach would independently result in the failure of a condition set forth in Section 7.3(a) or (b) to be satisfied; provided, further, that the delivery of any notice pursuant to this Section 5.8(b) shall not limit or otherwise affect the remedies available under this Agreement to Parent.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

        6.1    Conduct of Parent's Operations.     During the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit or cause any of its subsidiaries to, except (i) as expressly required or permitted by this Agreement, (ii) as required by Applicable Law, or (iii) as set forth in Section 6.1 to the Parent Disclosure Schedule, without the prior written consent of the Company acting upon the direction, or with the consent, of the Transaction Committee (which consent shall not be unreasonably withheld, conditioned or delayed):

          (a)   amend or otherwise change the organizational documents of any Parent Party, except for any amendments or changes that would not (i) materially delay, materially impede or prevent the consummation of the Merger and (ii) adversely affect the holders of Company Common Shares in any material respect differently than the holders of Parent Common Units;

          (b)   declare, set aside, make or pay any extraordinary or special dividend or distribution, payable in cash, equity securities, property or otherwise, with respect to any of the Parent Common Units (other than, for the avoidance of doubt, any regular quarterly distributions made by Parent in accordance with its distribution policy);

          (c)   (i) acquire or merge with any business, Person or division thereof, if entering into a definitive agreement relating to such acquisition or merger would be reasonably likely to, or (ii) incur any indebtedness for borrowed money or issue any debt securities if such incurrence or issuance would be reasonably likely to, in either case, (x) materially delay the effectiveness of the Registration Statement or (y) materially delay, materially impede or prevent, the consummation of the Merger;

          (d)   issue, deliver, sell, grant or dispose of any Parent Common Units or shares of any class of capital stock of Parent, any other voting securities or other ownership interests of Parent, or any options, warrants, convertible securities or other rights of any kind to acquire any such Parent Common Units, or any "phantom" stock, "phantom" stock rights, stock appreciation rights, stock-based units or other similar interests of Parent (except, in each case, (i) in the ordinary course (including the issuance of equity-based awards, any regular quarterly issuances of Parent Common

  Units made by Parent in accordance with its quarterly exchange process and sales pursuant to the 424(b)(3) Prospectus), (ii) for the issuance of Parent Common Units issuable pursuant to the settlement of awards with respect to directors, employees and service providers of Parent or its affiliates outstanding on the date hereof or as may otherwise be granted in the ordinary course, in all cases in accordance with customary terms) or (iii) in connection with acquisitions, business combinations, joint ventures or strategic alliances or similar transactions);

          (e)   adjust, reclassify, combine, split or subdivide any Parent Common Units, or any capital stock, voting securities or other ownership interests of Parent or any securities convertible into or exchangeable or exercisable for Parent Common Units or capital stock, voting securities or other ownership interests of Parent; or

          (f)    agree in writing or otherwise commit to take any of the foregoing actions.

        6.2    Conduct of the Company's Operations.     Except (i) as expressly required or permitted by this Agreement, (ii) as required by Applicable Law, (iii) as expressly permitted under this Section 6.2 or as set forth in Section 6.2 of the Company Disclosure Schedule, (iv) for actions taken by KKR Financial Advisors acting pursuant to the terms of the Management Agreement, or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, the businesses of the Company and its subsidiaries shall in all material respects be conducted only, and the Company and its subsidiaries shall not take any action except in all material respects, in the ordinary course of business and in a manner consistent in all material respects with past practice, and the Company shall (and shall cause each of its subsidiaries to) use commercially reasonable efforts to preserve substantially intact their business organization and maintain and preserve intact their current business relationships. Notwithstanding the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit or cause any of its subsidiaries to, except (i) as expressly required or permitted by this Agreement, (ii) as required by Applicable Law, (iii) as set forth in Section 6.2 of the Company Disclosure Schedule, or (iv) for actions taken by KKR Financial Advisors acting pursuant to the terms of the Management Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

          (a)   amend or otherwise change the Company Certificate of Formation or the Company Operating Agreement;

          (b)   issue, deliver, sell, grant, pledge, dispose of or grant a Lien on, or permit a Lien to exist on, any shares of any class of capital stock of the Company or any of its subsidiaries, any other voting securities or other ownership interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, voting securities or equity interests, or any "phantom" stock, "phantom" stock rights, stock appreciation rights, stock-based units or other similar interests of the Company or any of its subsidiaries (except for the issuance of Company Common Shares issuable pursuant to the exercise of Company Options outstanding on the date hereof in accordance with their terms on the date hereof or the crediting of additional Phantom Shares (and issuance of Company Common Shares in settlement thereof) under the Deferred Compensation Plan in accordance with the terms thereof as a result of deferral elections previously made (and not otherwise timely revoked) in respect of 2013 and 2014 compensation in the ordinary course of business, and the dividend reinvestment feature under the Deferred Compensation Plan);

          (c)   (i) sell, lease, license, pledge or dispose of or (ii) grant a Lien on, or permit a Lien to exist on, any properties, investments or other assets or any interests therein of the Company or any of its subsidiaries that have an aggregate value in excess of $5,000,000;

          (d)   declare, set aside, make or pay any dividend, payable in cash, equity securities, property or otherwise, with respect to any of its capital stock, except for (i) dividends by any of the Company's direct or indirect wholly-owned subsidiaries to the Company or any of its other wholly-owned subsidiaries and (ii), subject to the first sentence of Section 2.3(c), any regular quarterly distribution made by the Company in accordance with its distribution policy in an amount up to $0.22 per Company Common Share for any such quarterly distribution;

          (e)   adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, voting securities or other ownership interests or any securities convertible into or exchangeable or exercisable for capital stock, voting securities or other ownership interests (except for the withholding of Company Common Shares in respect of the payment of the exercise price or Taxes upon the exercise of any Company Option, the vesting of restricted shares of Company Common Stock or the settlement of any Phantom Unit);

          (f)    (i) acquire, including by merger, consolidation or acquisition of stock or assets or any other business combination or by any other manner, any corporation, partnership, other business organization or any business, division or equity interest thereof; or (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contribution to, or investment in, any Person, except to employees in the ordinary course of business and in a manner consistent with past practice or to the Company or any wholly-owned subsidiary of the Company;

          (g)   modify in any material respect any accounting policies or procedures, other than as required by GAAP or Applicable Law;

          (h)   (i) make any change (or file any such change) to any material method of Tax accounting, (ii) make, change or rescind any material Tax election; (iii) settle or compromise any material Tax liability or consent to any claim or assessment relating to a material amount of Taxes; (iv) file any amended Tax Return; (v) file any claim for refund of a material amount of Taxes; (vi) enter into any closing agreement relating to a material amount of Taxes; or (vii) waive or extend the statute of limitations in respect of material Taxes;

          (i)    except (1) for the acceleration of the vesting of existing Phantom Shares and restricted Company Common Shares, (2) as required under Section 2.4 or (3) to ensure that any Company Plan is not then out of compliance with Applicable Law or the terms of such Company Plan on the date hereof, (i) adopt, enter into, terminate or amend any Company Plan; (ii) increase in any manner the compensation or benefits of any director, officer, employee or independent contractor; (iii) grant or pay any change-in-control, retention, severance or termination pay to, or increase in any manner the change-in-control, retention, severance or termination pay of, any current or former director, officer, employee or independent contractor; (iv) grant any equity or equity-based awards or make any loan to any employee or independent contractor (other than the crediting of additional Phantom Shares (and issuance of Company Common Shares in settlement thereof) under the Deferred Compensation Plan in accordance with the terms thereof as a result of deferral elections previously made (and not otherwise timely revoked) in respect of 2013 and 2014 compensation in the ordinary course of business, and the dividend reinvestment feature under the Deferred Compensation Plan); (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan; or (vi) hire or terminate any officer, employee or independent contractor.

          (j)    except as required by Applicable Law or any judgment by a court of competent jurisdiction and subject to Section 5.7, (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) that are material to the Company and its subsidiaries, taken as a whole, other than the payment, discharge, settlement or satisfaction in the ordinary course of business and in a manner consistent with past practice of in accordance with their terms, of liabilities disclosed, reflected or reserved against in the financial statements (or the notes thereto) contained in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business and in a manner consistent with past practice; (ii) cancel any material indebtedness; or (iii) waive or assign any claims or rights of material value;

          (k)   (i) enter into, (ii) terminate or cancel, except when it may be commercially reasonable to do so, (iii) fail to exercise a right to renew on terms commercially reasonable to the Company, or (iv) modify or amend in any material respect, any Material Company Contract; or

          (l)    agree in writing or otherwise commit to take any of the foregoing actions.

        6.3    Indemnification; Directors' and Officers' Insurance.

          (a)   For a period of six years from and after the Effective Time, Parent and Surviving Entity shall maintain in effect (i) the current provisions (or provisions no less favorable) regarding exculpation and indemnification of present or former officers and directors contained in the organizational documents of each of the Company and its subsidiaries and (ii) any agreements of the Company and its subsidiaries with any of their respective present or former directors and officers existing as on the date hereof that provide such Persons rights to exculpation or indemnification for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time, including any matters arising in connection with the transactions contemplated by this Agreement). From and after the Effective Time, each of Parent and the Surviving Entity shall indemnify, defend and hold harmless, and provide advancement of expenses (including advancing attorneys' fees and expenses incurred in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to the fullest extent permitted under Applicable Law; provided that any Person to whom fees and expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification) to, the present and former officers and directors of the Company against all losses, claims, damages, costs, expenses, liabilities or judgments that are paid in settlement of or in connection with any Action based in whole or in part on, relating in whole or in part to, or arising in whole or in part out of the fact that such Person is or was an officer or director of the Company or any of its subsidiaries prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent provided or permitted under the organizational documents of the Company and its subsidiaries and any indemnification agreement entered into between the Company or any of its subsidiaries and such Person (representative forms of which have been made available to Parent prior to the date of this Agreement), in each case as in effect as of the date of this Agreement, and to the fullest extent permitted under Applicable Law.

          (b)   If Parent does not elect to purchase a "tail" directors' and officers' liability insurance policy for the Company's present and former officers and directors who are covered prior to the Effective Time by the directors' and officers' liability insurance currently maintained by the Company with coverage for six years following the Effective Time, and with coverage and amounts and terms and conditions no less favorable to the covered persons than the existing policies of directors' and officers' liability insurance maintained by the Company, the Company may, at its option prior to the Effective Time, purchase such a six year "tail" insurance policy; provided that the Company shall not, without Parent' consent, make a premium payment for such insurance to the extent such premium exceeds 300% of the current annual premium paid by the Company for its directors' and officers' liability insurance (such amount being the "Maximum Premium"). If the Company is unable to obtain the "tail" insurance described in the first sentence of this Section 6.3(b) for an amount equal to or less than the Maximum Premium, the Company shall be entitled to obtain as much comparable "tail" insurance as possible for an amount equal to the Maximum Premium. If the Company is unable to purchase any such "tail" insurance contemplated in the two preceding sentences, Parent shall cause Merger Sub to, at the Company's request, purchase, and maintain in full force and effect (and honor the obligations under), during the six-year period beginning on the date of the Effective Time, a "tail" insurance policy from one or more insurance carriers believed to be sound and reputable with respect to directors' and officers' liability insurance of comparable coverage and amounts and containing terms and conditions no less favorable, in the aggregate, to the officers and directors of the Company as the Company's existing policy or policies for the benefit of the current and former officers and directors with a claims period of six years from the Effective Time; provided, however, that in no event shall Merger Sub be required to pay more than the Maximum Premium as the aggregate premium for such "tail" insurance policies for its entire period, in which case Merger Sub will obtain as much comparable "tail" insurance as possible for an amount equal to the Maximum Premium.

          (c)   If Parent or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent, the Surviving Entity or any of their respective successors and assigns, as applicable, shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 6.3.

          (d)   The provisions of this Section 6.3 are intended to be for the benefit of, and shall be enforceable by, each present and former officer and director referred to in this Section 6.3 and his or her heirs and representatives, and are in addition to, and not in substitution for or to the exclusion of, any other rights to indemnification or contribution that any such Person may have or be entitled to by Contract, Applicable Law or otherwise.

        6.4    Activities of Merger Sub.     Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than, if applicable, a de minimis amount of cash paid for the issuance of membership interests in connection with its initial formation) or any material liabilities.

        6.5    NYSE Listing.     Parent shall use its reasonable best efforts to cause the Parent Common Units issuable pursuant to this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

        6.6    Company Acquisition Proposals.

          (a)   Subject to Section 6.6(c) through Section 6.6(f), the Company agrees that, from the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with Article VIII, neither it nor any of its subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its subsidiaries' directors, officers, employees, agents, investment bankers, attorneys, accountants and other representatives (collectively, "Representatives") not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of a Company Acquisition Proposal, (ii) engage in any negotiations concerning, or provide any confidential information or data to any Person relating to, a Company Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal, (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Company Acquisition

  Proposal (each a "Company Acquisition Agreement"), or (v) propose publicly or agree to do any of the foregoing relating to any Company Acquisition Proposal.

          (b)   Subject to Section 6.6(c) through Section 6.6(f), prior to the Closing, neither the Company Board nor any committee thereof (including the Transaction Committee) shall, directly or indirectly, (i) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to any Parent Party, the Company Board Recommendation, (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Company Acquisition Proposal, (iii) in the event of the commencement of a tender offer or exchange offer for any outstanding shares of the Company's capital stock (including the Company Common Shares), fail to include in any public statement related to such tender offer or exchange offer or this Agreement (other than any "stop, look and listen" or similar communication) a statement that the Company Board Recommendation has not changed or referring to the prior Company Board Recommendation, or (iv) recommend that the holders of the Company Shares not approve the Merger (any action described in clauses (i)-(iv) above being referred to as a "Company Change of Recommendation").

          (c)   Nothing contained in this Agreement shall prevent the Company, the Company Board, the Transaction Committee or any other committee of the Company Board from complying with its disclosure obligations under Rule 14d-9 and 14e-2 promulgated under the Exchange Act or from issuing a "stop, look and listen" or similar communication or making any disclosure if the Company Board or the Transaction Committee or any other committee of the Company Board determines, in good faith, after consultation with the Company's outside legal counsel, that the failure to do so would be inconsistent with the Company's directors' fiduciary duties under Applicable Law of the State of Delaware; provided, however, that if such disclosure has the effect of a Company Change of Recommendation, Parent shall have the right to terminate this Agreement to the extent set forth in Section 8.1(d)(i).

          (d)   Notwithstanding the limitations set forth in this Section 6.6, until the earlier of receipt of the Company Shareholder Approval and any termination of this Agreement pursuant to Section 8.1, if after the date of this Agreement the Company receives a written unsolicited bona fide Company Acquisition Proposal that the Company Board has determined in good faith, after consultation with its outside legal counsel and financial advisors (i) constitutes a Company Superior Proposal or (ii) could reasonably be expected to result in a Company Superior Proposal, then the Company may take the following actions: (A) furnish nonpublic information to the third party making such Company Acquisition Proposal, if, and only if, prior to furnishing such information, the Company receives from the third party an executed confidentiality agreement with provisions no less restrictive to such third party with respect to the use or disclosure of nonpublic information than the Confidentiality Agreement and (B) engage in discussions or negotiations with the third party with respect to such Company Acquisition Proposal.

          (e)   Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company from, at any time prior to, but not after, the time of the receipt of the Company Shareholder Approval, in response to the receipt of a written unsolicited bona fide Company Acquisition Proposal after the date of this Agreement that did not result from a breach of Sections 6.6(a)and (g), (i) terminating this Agreement pursuant to Section 8.1(e) in order to enter into a definitive written agreement with respect to such Company Acquisition Proposal or (ii) effecting a Company Change of Recommendation, if, prior to taking any of the actions described in clauses (i) or (ii), (A) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that (x) failure to take such action would reasonably be expected to be inconsistent with the Company's directors' fiduciary duties under Applicable Law of the State of Delaware and (y) such Company Acquisition Proposal constitutes a Company Superior Proposal, (B) Parent shall have received written notice (a

  "Superior Proposal Notice") of the Company's intention to take such action at least four business days prior to the taking of such action, and (C) the Company Board continues to believe, after taking into account any modifications to the terms of the transactions contemplated by this Agreement that are offered by Parent after its receipt of the Superior Proposal Notice, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Company Acquisition Proposal shall require a new Superior Proposal Notice and the Company and the Company Board shall be required to comply again with the requirements of this Section 6.6(e); provided, however, that the reference herein to four business days shall be deemed to be a reference to two business days.

          (f)    Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company Board from, at any time prior to, but not after, the time of the receipt of the Company Shareholder Approval, effecting a Company Change of Recommendation (other than in response to the receipt of a written unsolicited bona fide Company Acquisition Proposal, which shall be subject to Section 6.6(e)) if, prior to taking such action, the Company Board, after consultation with its outside legal counsel, determines in good faith that failure to take such action would be inconsistent with the Company's directors' fiduciary duties under Applicable Law of the State of Delaware; provided, however that (i) Parent shall have received written notice (a "Board Recommendation Notice") of the Company's intention to take any such action at least four business days prior to the taking of such action and (ii) the Company Board continues to believe, after taking into account any modifications to the terms of the transactions contemplated by this Agreement that are offered by Parent after its receipt of such Board Recommendation Notice that failing to take such action would be reasonably likely to be inconsistent with the Company's directors' fiduciary duties under Applicable Law of the State of Delaware.

          (g)   The Company agrees that it and its subsidiaries will (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the parties) conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal and (ii) request that each third party that has heretofore executed a confidentiality agreement that relates to a Company Acquisition Proposal (other than Parent) return or destroy all confidential information heretofore furnished to such third party by the Company or on its behalf. The Company agrees that it and its subsidiaries will take the necessary steps to promptly inform its and its subsidiaries' Representatives of the obligations undertaken in this Section 6.6.

          (h)   From and after the date of this Agreement, the Company shall promptly orally notify Parent of any request for information or any inquiries, proposals or offers relating to a Company Acquisition Proposal indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and the Company shall provide to Parent written notice of any such inquiry, proposal or offer within 24 hours of such event and copies of any written or electronic correspondence to or from any Person making an Company Acquisition Proposal. The Company shall keep Parent informed orally, as soon as is reasonably practicable, of the status of any Company Acquisition Proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and the Company shall provide to Parent written notice of any such withdrawal or rejection and copies of any written proposals or requests for information within 24 hours. The Company also agrees to provide any information to Parent (not previously provided to Parent) that it is providing to another Person pursuant to this Section 6.6 at substantially the same time it provides such information to such other Person. All information provided to Parent under this Section 6.6 shall be kept confidential by Parent in accordance with the terms of the Confidentiality Agreement.

          (i)    For purposes of this Agreement:

          "Company Acquisition Proposal" means any proposal or offer made by any Person other than Parent or its subsidiaries with respect to (A) a merger, consolidation, acquisition, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving the Company, (B) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in the Company, or (C) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated asset value (including only the portion of the value of the equity interests of the subsidiaries of the Company that is actually owned directly or indirectly by the Company) or consolidated net revenues of the Company (including only the portion of the revenues attributable to the equity interests of the subsidiaries of the Company that is actually owned directly or indirectly by the Company); provided that, for the avoidance of doubt, the calculation of consolidated asset value and consolidated net revenues shall include only the unconsolidated interests in variable interest entities that are held directly or indirectly by the Company so that the total asset value or revenues of the entire variable interest entity is not included in such calculation.

          "Company Superior Proposal" means a bona fide written Company Acquisition Proposal (except that references in the definition of "Company Acquisition Proposal" to 15% shall be replaced by 50%) made after the date of this Agreement by any Person other than Parent or its subsidiaries on terms that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, and considering such factors as the Company Board considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to the Company and the holders of the Company Shares than the transactions contemplated by this Agreement, taking into account any change to the transaction proposed by Parent.

        6.7    Approvals.     Other than the Company Shareholder Approval, each of the parties agree to obtain all requisite board of directors, shareholder and member approvals, to the extent not obtained prior to the date of this Agreement, required to be obtained to consummate the Merger.

        6.8    Compliance with Agreement.     Parent agrees that from and after the date of this Agreement until the Closing, KKR Financial Advisors shall not, and Parent shall cause KKR Financial Advisors not to, in its capacity as manager of the Company pursuant to the Management Agreement and the Company Operating Agreement, take any action (unless acting at the direction of the Company Board) that would cause the Company to fail to comply in any material respect with any of the provisions of this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

        7.1    Conditions to the Obligations of Each Party.     The respective obligations of each of the parties to consummate the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

          (a)   The Company Shareholder Approval shall have been obtained in accordance with the Company's organizational documents and Applicable Law.

          (b)   At the Company Shareholder Meeting, the holders of a majority of the outstanding Company Common Shares (other than those Company Common Shares held by Parent or any affiliate of Parent) shall have approved the Merger and the other transactions contemplated hereby.

          (c)   (i) Each waiting period applicable to the Merger and the other transactions contemplated by this Agreement under the HSR Act, if any, including with respect to the Group Partnerships, if applicable, shall have expired or been earlier terminated and (ii) all consents required under any other Antitrust Law shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

          (d)   No outstanding judgment, injunction, order or decree of a competent United States federal or state Governmental Authority shall prohibit or enjoin the consummation of the Merger or the other transactions contemplated by this Agreement.

          (e)   The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order by the Commission suspending the effectiveness of the Registration Statement shall be in effect.

          (f)    The Parent Common Units to be issued in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        7.2    Conditions to the Obligations of the Company.     The obligations of the Company to consummate the Merger shall be subject to the fulfillment of the following conditions unless waived by the Company:

          (a)   (i) The representations and warranties of the Parent Parties set forth in Article III (other than Section 3.5) that are qualified by a "Material Adverse Effect" qualification shall be true and correct as so qualified at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, (ii) the representations and warranties of the Parent Parties set forth in Article III (other than Section 3.3 and Section 3.9) that are not qualified by a "Material Adverse Effect" qualification shall be true and correct (without giving effect to any materiality qualifications therein) at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, except for such failures to be true and correct as would not, in the aggregate, constitute a Material Adverse Effect with respect to Parent, (iii) the representations and warranties set forth in Section 3.3 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, and (iv) the representations and warranties set forth in Section 3.5 and Section 3.9 shall be true and correct at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times; provided, however, that with respect to clauses (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii), (iii) or (iv) above, as applicable) only as of such date or period.

          (b)   Each Parent Party shall have performed in all material respects the obligations and agreements and shall have complied in all material respects with the covenants to be performed and complied with by it under this Agreement at or prior to the Closing.

          (c)   Parent shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by a Chief Executive Officer or other senior officer of the general partner of Parent to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(d) have been satisfied.

          (d)   Since the date of this Agreement, there shall not have occurred any Events that, individually or in the aggregate, constitute a Material Adverse Effect with respect to Parent.

        7.3    Conditions to the Obligations of Parent Parties.     The obligations of the Parent Parties to consummate the Merger shall be subject to the fulfillment of the following conditions unless waived by Parent:

          (a)   (i) The representations and warranties of the Company set forth in Article IV (other than Section 4.6) that are qualified by a "Material Adverse Effect" qualification shall be true and correct as so qualified at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, (ii) the representations and warranties of the Company set forth in Article IV (other than Section 4.4 (other than the last sentence of Section 4.4(b)), Section 4.13 and Section 4.19) that are not qualified by a "Material Adverse Effect" qualification shall be true and correct (without giving effect to any materiality qualifications therein) at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, except for such failures to be true and correct as would not, in the aggregate, constitute a Material Adverse Effect with respect to the Company, and (iii) the representation and warranties set forth in Section 4.4 (other than the last sentence of Section 4.4(b)), Section 4.6, Section 4.13 and Section 4.19 shall be true and correct at and as of the date of this Agreement and at and as of the Closing as though made at and as of such times, except, in the case of Section 4.4 (other than the last sentence of Section 4.4(b)), for any de minimis inaccuracies; provided, however, that with respect to clauses (i), (ii), and (iii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii), or (iii) above, as applicable) only as of such date or period.

          (b)   The Company shall have performed in all material respects the obligations and agreements and shall have complied in all material respects with the covenants to be performed and complied with by it under this Agreement at or prior to the Closing.

          (c)   The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by the Chief Executive Officer or other senior officer of the Company to the effect that the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(e) have been satisfied.

          (d)   Parent shall have received a payoff letter reasonably acceptable to it with respect to the termination of the Existing Company Credit Agreement and all commitments or other extensions of credit thereunder and the satisfaction and discharge of all principal, premium, if any, interest, fees and other amounts then due or outstanding thereunder and the satisfaction, release and discharge of all security interests, mortgages and Liens over the Company and its subsidiaries' properties and assets securing such obligations (and such payoff letter shall require the administrative agent under the Existing Company Credit Agreement to deliver all instruments necessary or desirable to evidence or effect the foregoing).

          (e)   Since the date of this Agreement, there shall not have occurred any Events that, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company.

          (f)    The Company shall have delivered to Parent a statement in accordance with Treasury Regulation Section 1.1445-11T(d)(2) certifying that 50% or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or that 90% or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents.

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1    Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent United States federal or state Governmental Authority enjoining the parties from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used its reasonable best efforts to render inapplicable such law or regulation or remove such judgment, injunction, order or decree as required by Section 5.3;

          (c)   by either Parent or the Company if the Merger shall not have been consummated on or before September 16, 2014 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Merger to occur on or before the End Date;

          (d)   by Parent if prior to obtaining the Company Shareholder Approval (i) a Company Change of Recommendation shall have occurred or (ii) if after the date hereof a Company Acquisition Proposal was publicly announced or disclosed (or any Person shall have publicly announced an intention (whether or not conditional) to make such Company Acquisition Proposal) and the Company Board fails to affirm the Company Board Recommendation by the later to occur of (x) five business days prior to the date of the Company Shareholder Meeting (as such date may have been adjourned or postponed) and (y) five business days after receipt of a written request by Parent to do so (or such shorter period but not less than two business days as may exist between the date of the public announcement or disclosure of the Company Acquisition Proposal and the date of the Company Shareholder Meeting);

          (e)   by the Company, at any time prior to obtaining the Company Shareholder Approval, in order to enter into a definitive written agreement with respect to a Company Superior Proposal it received, provided that the Company has complied in all material respects with its obligations under Section 6.6 and, in connection with the termination of this Agreement, the Company pays to Merger Sub or its designee in immediately available funds the Termination Payment required to be paid by Section 8.2(b) unless such payment obligation is waived by Merger Sub;

          (f)    by Parent or the Company if at the Company Shareholder Meeting (including any adjournment or postponement thereof) the Company Shareholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Company Shareholder Approval to be obtained; or

          (g)   by Parent or the Company if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any Event shall have occurred, which breach or Event would result in the failure of one or more of the conditions set forth in Section 7.2(a), 7.2(b) or 7.2(d) (in the case of a breach by, or Event with respect to, Parent) or Section 7.3(a), 7.3(b) or 7.3(e) (in the case of a breach by, or Event with respect to, the Company) to be satisfied on or prior to the End Date, and such breach or Event shall not be capable of being cured or shall not have been cured by the earlier of (i) 30 business days after detailed written notice thereof shall have been received by the party alleged to be in breach or with respect to which an Event is alleged to have occurred and (ii) the End Date.

        8.2    Effect of Termination.

          (a)   In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement, except for the provisions of the second sentence of Section 5.2, this Section 8.2 and Sections 9.2 through 9.13, shall become void and have no effect, without any liability on the part of any party or its directors, officers, general partners or equityholders with respect thereto. Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party to this Agreement of liability for fraud or any willful or intentional breach of any provision of this Agreement and, if it shall be judicially determined that termination of this Agreement was by reason of a willful or intentional breach of this Agreement, then, in addition to other remedies at law or equity for a willful or intentional breach of this Agreement, the party so found to have willfully or intentionally breached this Agreement shall indemnify and hold harmless the other parties (unless waived by such other parties) for their respective reasonable out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation (collectively, "Costs"). No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their respective terms.

          (b)   If this Agreement is terminated pursuant to Section 8.1(d)(i), or is terminated by the Company or Parent pursuant to Section 8.1(f) at a time when this Agreement was terminable pursuant to Section 8.1(d)(i), then the Company will, within three business days following any such termination, pay Merger Sub or its designee in cash by wire transfer of immediately available funds to an account designated by Merger Sub a termination payment in an amount equal to $26,250,000 (the "Termination Payment") unless such payment obligation is waived by Merger Sub.

          (c)   If this Agreement is terminated pursuant to Section 8.1(e), then the Company shall, concurrently with such termination, pay to Merger Sub or its designee in cash by wire transfer in immediately available funds to an account designated by Merger Sub the Termination Payment unless such payment obligation is waived by Merger Sub.

          (d)   If this Agreement is terminated pursuant to Section 8.1(c) or 8.1(f), and (A) (x) in the case of a termination pursuant to Section 8.1(c), prior to the termination of this Agreement and (y) in the case of a termination pursuant to Section 8.1(f), prior to the Company Shareholder Meeting (including any adjournment or postponement thereof) at which the Company Shareholder Approval was not obtained, a Company Acquisition Proposal was publicly announced or disclosed (or any Person shall have publicly announced an intention to make a Company Acquisition Proposal) and (B) within 12 months after the date of such termination, the Company enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a Business Combination or consummates a Business Combination, then the Company will, prior to the earlier of the consummation of a Business Combination or execution of a definitive agreement with respect thereto, pay to Merger Sub or its designee in cash by wire transfer in immediately available funds to an account designated by Merger Sub the Termination Payment unless such payment obligation is waived by Merger Sub.

          (e)   If this Agreement is terminated by Parent for any reason pursuant to Section 8.1(g) on the basis of a breach of any representations, warranties, covenants or agreements contained in this Agreement (provided that such breach did not arise from or relate to a breach of Section 6.8) (A) following the public announcement or disclosure of a Company Acquisition Proposal or the intention by any Person to make a Company Acquisition Proposal that was not withdrawn prior to such termination of this Agreement and (B) within 12 months after the date of such termination pursuant to Section 8.1(g), the Company enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a Business Combination or consummates a Business Combination, then the Company will, upon the earlier of the consummation of a Business Combination or execution of a definitive agreement with respect thereto, pay to Merger Sub or its designee in cash by wire transfer in immediately available funds to an account designated by Merger Sub the Termination Payment unless such payment obligation is waived by Merger Sub.

          (f)    If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(f), then the Company shall indemnify and hold harmless the Parent Parties (unless waived by the

  Parent Parties) for their Costs not to exceed $7,500,000 in the aggregate; provided, however, that upon payment by the Company of the Termination Payment in full, the Company shall no longer be required to indemnify and hold harmless the Parent Parties for their respective Costs pursuant to this Section 8.2(f).

          (g)   For the purposes of this Section 8.2, "Business Combination" means (i) a merger, consolidation, acquisition, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 50% voting or economic interest in the Company, or (C) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 50% of the consolidated asset value (including only the portion of the value of the equity interests of the subsidiaries of the Company that is actually owned directly or indirectly by the Company) or consolidated net revenues of the Company (including only the portion of the revenues attributable to the equity interests of the subsidiaries of the Company that is actually owned directly or indirectly by the Company); provided that, for the avoidance of doubt, the calculation of consolidated asset value and consolidated net revenues shall include only the unconsolidated interests in variable interest entities that are held directly or indirectly by the Company so that the total asset value or revenues of the entire variable interest entity is not included in such calculation.

          (h)   The parties acknowledge and agree that in no event shall the Company be required to pay the Termination Payment on more than one occasion. In the event the Termination Payment is paid to a party in accordance with this Section 8.2, such payment shall be the sole and exclusive remedy of such party and its subsidiaries, equityholders and Representatives against the other party or any of its subsidiaries, equityholders and Representatives with respect to the termination, event or breach giving rise to that payment, and the Company and shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Parent Parties or their respective affiliates, except in the case of fraud or any willful or intentional breach of any provision of this Agreement.

        8.3    Amendment.     This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval, but after any such approval, no amendment shall be made which by Applicable Law requires further approval or authorization by the holders of the Company Common Shares without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument or instruments in writing signed and delivered by an authorized representative of each of the parties.

        8.4    Extension; Waiver.     At any time prior to the Effective Time, Parent (with respect to Parent, Fund Holdings and Merger Sub) and the Company (with respect to the Company by approval of the Transaction Committee) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement or in any document delivered pursuant to this Agreement. For the avoidance of doubt, each party shall be permitted to waive any rights it may have under Sections 8.1 and 8.2. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party in exercising any right hereunder shall operate as a waiver of such right, nor shall any waiver on the part of any party of any such right nor any single or partial exercise of any such right preclude any further exercise of such right or the exercise of any other such right.

 ARTICLE IX

MISCELLANEOUS

        9.1    Survival of Representations and Warranties.     The representations and warranties made in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement by the parties shall not survive the Closing. This Section 9.1 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Closing or after the termination of this Agreement.

        9.2    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given and shall be deemed given upon receipt if delivered personally, telecopied (delivery of which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties (delivery of which is confirmed) or by registered or certified mail (postage paid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to the Company:

      KKR Financial Holdings LLC
      555 California Street, 50th Floor
      San Francisco, CA 94104
      Attention: General Counsel
      Facsimile: (415) 391-3077

      with a copy to (which shall not constitute notice):

      Wachtell, Lipton, Rosen & Katz LLP
      51 West 52nd Street
      New York, NY 10019
      Attention:  Edward D. Herlihy
                          David E. Shapiro
      Facsimile: (212) 403-2000

          (b)   if to Parent, Fund Holdings or Merger Sub:

      KKR & Co. L.P.
      9 West 57th Street, Suite 4200
      Attention: General Counsel
      Facsimile: (212) 750-0003

      with a copy to (which shall not constitute notice):

      Simpson Thacher & Bartlett LLP
      425 Lexington Avenue
      New York, NY 10017
      Attention:  Gary I. Horowitz
      Facsimile: (212) 455-2502

        9.3    Interpretation.

          (a)   When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated to the contrary. The descriptive Article and Section headings and the table of contents contained in this Agreement are for reference purposes only and are not intended to be part of and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or other document. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Where a word or phrase is defined in this Agreement, each of its other grammatical forms shall have a corresponding meaning. Any statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The parties have participated jointly in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted jointly by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein," "herewith" and "hereby" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrases "the date of this Agreement," "the date hereof" and words of similar import shall be deemed to refer to the date set forth on the cover page of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a business day, the party having such right or duty shall have until the next business day to exercise such right or discharge such duty. Unless otherwise indicated, the word "day" shall be interpreted as a calendar day. No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement. References to "dollars" or "$" are to United States dollars.

          (b)   For purposes of this Agreement, "424(b)(3) Prospectus" means that certain prospectus with Registration No. 333-187894 filed by Parent pursuant to Rule 424(b)(3).

          (c)   For purposes of this Agreement, "affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided that references to an "affiliate" of a Person shall not be deemed to include (i) any investment fund or other investment advisory vehicle or (ii) any portfolio company or other investment of any investment fund or other investment advisory vehicle. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

          (d)   For purposes of this Agreement, a "business day" means a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in New York City in the State of New York are not authorized or obligated by Applicable Law to close.

          (e)   For purposes of this Agreement, "Code" means the Internal Revenue Code of 1986, as amended.

          (f)    For purposes of this Agreement, "ERISA" means the Employee Retirement Income Security Act of 1974 and the regulations thereunder.

          (g)   For purposes of this Agreement, "Existing Company Credit Agreement" means that certain credit agreement, dated as of November 30, 2012, among the Company, each lender from time to time party thereto, Citibank, N.A., as swingline lender and issuing bank, and Citibank, N.A., as administrative agent.

          (h)   For purposes of this Agreement, "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

          (i)    For purposes of this Agreement, "knowledge" means (x) with respect to Parent, the actual knowledge of the Persons listed on Section 9.3(i) of the Parent Disclosure Schedule and (y) with respect to the Company, the actual knowledge of Persons listed on Section 9.3(i) of the Company Disclosure Schedule.

          (j)    For purposes of this Agreement, "Lien" means any security interest, pledge, hypothecation, mortgage, lien or encumbrance.

          (k)   For purposes of this Agreement, "Management Agreement" means that certain Amended and Restated Management Agreement, dated as of May 4, 2007 (as amended), by and among the Company, KKR Financial Corp. and KKR Financial Advisors.

          (l)    For the purposes of this Agreement, a "Material Adverse Effect" with respect to any party shall mean any fact, circumstance, event, change, occurrence or effect (an "Event") that would have, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of such party and its subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect with respect to any party shall not include any Event directly or indirectly arising out of or attributable to: (i) any decrease in the market price of Parent Common Units, in the case of Parent, or the Company Common Shares, in the case of the Company (but in either case not any Event underlying such decrease to the extent such Event would otherwise constitute a Material Adverse Effect on such party); (ii) conditions, events, or circumstances generally affecting the principal businesses or industries in which such party and its subsidiaries operate; (iii) changes in GAAP, Applicable Law or accounting standards, or in any interpretation of GAAP, Applicable Law or accounting standards; (iv) changes in any analyst's recommendations, any financial strength rating or any other recommendations or ratings as to Parent or the Company, as the case may be, or their respective subsidiaries (including, in and of itself, any failure to meet analyst projections); (v) the failure, in and of itself, of Parent or the Company, as the case may be, to meet any expected or projected financial or operating performance target publicly announced or provided to the other party prior to the date of this Agreement, as well as any change, in and of itself, by Parent or the Company, as the case may be, in any expected or projected financial or operating performance target as compared with any target publicly announced or provided to the other party prior to the date of this Agreement (but, in either case, not any Event underlying such failure or change to the extent such Event would otherwise constitute a Material Adverse Effect on such party); or (vi) any changes or developments in United States, Europe, Asia or global economic, regulatory or political conditions in general (including the outbreak or escalation of hostilities or acts of war or terrorism), or generally affecting the financial, debt, credit or securities markets in the United States, Europe, Asia or elsewhere in the world, including changes in interest rates and commodities prices, or any natural disaster; provided, however that the exceptions set forth in subclauses (ii), (iii) and (vi) may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur to the extent (but only to the extent) such Event has a materially disproportionate impact on such party and its subsidiaries relative to other participants in the principal businesses or industries in which such party and its subsidiaries operate.

          (m)  For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Authority, and any permitted successors and assigns of such Person.

          (n)   For purposes of this Agreement, a "subsidiary" of any Person means another Person an amount of the voting securities or other voting interests of which is sufficient to elect at least a majority of its board of directors, managers, general partners or similar governing body (or, if there are no such voting securities or voting interests, 50% or more of the equity securities or other equity interests of which) is owned directly or indirectly by such first Person; provided that a subsidiary does not include (x) any investment fund or other investment advisory vehicle or (y) any portfolio company or other investment of any investment fund or investment advisory vehicle.

        9.4    Counterparts.     This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of this Agreement, each of which shall constitute an original. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" ("pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        9.5    Entire Agreement.     This Agreement (including any exhibits and schedules hereto, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings or representations by or among the parties whether written and oral with respect to the subject matter hereof and thereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement.

        9.6    Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

        9.7    Third-Party Beneficiaries.     Except for the agreement set forth in Section 6.3, nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries or confer upon any Person other than the parties any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        9.8    Governing Law.     This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws of another jurisdiction that might otherwise govern under applicable principles of conflicts of laws thereof.

        9.9    Consent to Jurisdiction; Venue.

          (a)   Each of the parties irrevocably and unconditionally agrees that any Action arising out of or relating to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by another party or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in the United States District Court for the District of Delaware. Each of the parties irrevocably submits with regard to any Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.9, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Applicable Law, any claim that

  (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the parties also agrees that any final, non-appealable judgment against a party in connection with any Action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

          (b)   Each of the parties consents to service being made through the notice procedures set forth in Section 9.2 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 9.2 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated by this Agreement. Nothing in this Section 9.9 shall affect the right of any party to serve legal process in any other manner permitted by law.

        9.10    Specific Performance.     The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or violated, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy under Applicable Law. Accordingly, each party agrees that, in addition to all other remedies to which it may be entitled, each of the parties is entitled to a decree of specific performance, and each of the parties shall further be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any Action should be brought in equity to enforce any of the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy under Applicable Law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

        9.11    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        9.12    Assignment.     Neither this Agreement nor any of the rights, interests or obligations arising under this Agreement shall be directly or indirectly assigned, delegated sublicensed or transferred by any of the parties (whether by operation of law or otherwise), in whole or in part, to any other Person (including any bankruptcy trustee) without the prior written consent of the other parties; provided, however, that Fund Holdings shall have the right to assign any of its rights or obligations hereunder to Management Holdings and shall be permitted to assign any or all of the Merger Sub Common Units to Management Holdings, in each case, without the need for consent from any other party (provided that Fund Holdings shall remain liable for all obligations hereunder to the extent not performed by Management Holdings). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        9.13    Expenses.     Subject to the provisions of Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement and thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the Registration Statement and the Proxy Statement (including filing fees related thereto) will be shared equally by Fund Holdings and the Company.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KKR & CO. L.P.
By:	KKR Management LLC, its general partner
By:	/s/ DAVID SORKIN
	Name:	David Sorkin
	Title:	General Counsel & Secretary
KKR FUND HOLDINGS L.P.
By:	KKR Fund Holdings GP Limited, a general partner
By:	/s/ DAVID SORKIN
	Name:	David Sorkin
	Title:	Director
COPAL MERGER SUB LLC
By:	/s/ DAVID SORKIN
	Name:	David Sorkin
	Title:	General Counsel & Secretary
KKR FINANCIAL HOLDINGS LLC
By:	/s/ NICOLE J. MACARCHUK
	Name:	Nicole J. Macarchuk
	Title:	General Counsel

[Signature Page to Agreement and Plan of Merger]

List of Schedules Omitted from the Merger Agreement

        Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the merger agreement included in this Annex A have been omitted. A list briefly identifying the contents of the omitted schedules is set forth below. The registrant agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request.

  Parent Disclosure Schedule:

Section 3.2	Power and Authority
Section 3.3(b)	Capitalization of Parent and Merger Sub
Section 3.4(d)	Conflicts; Consents and Approvals
Section 3.8	Litigation
Section 3.12	Undisclosed Liabilities
Section 3.16	Knowledge of the Parent Parties.
Section 6.1	Conduct of Parent's Operations
Section 9.3(i)	Knowledge

  Company Disclosure Schedule:

Section 4.2	Subsidiaries
Section 4.4	Capitalization of the Company
Section 4.15	Contracts
Section 4.20	Insurance
Section 6.2	Conduct of the Company's Operations
Section 9.3(i)	Knowledge

Annex B

[LETTERHEAD OF SANDLER O'NEILL & PARTNERS, L.P.]

December 16, 2013

Transaction Committee of the Board of Directors
KKR Financial Holdings LLC
555 California Street, 50th Floor
San Francisco, CA 94104

Ladies and Gentlemen:

        KKR Financial Holdings LLC (the "Company"), KKR & Co L.P. ("Parent"), KKR Fund Holdings L.P. ("Funds") and KKR Merger Sub LLC ("Merger Sub" and collectively with Parent and Funds, the "Parent Parties") will enter into an Agreement and Plan of Merger dated as of December 16, 2013 (the "Agreement") pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a subsidiary of Funds. Pursuant to the terms of the Agreement, each share of Company common stock issued and outstanding prior to the effective time shall automatically be converted into the right to receive a number of validly issued fully paid and nonassessessable Common Units (the "Parent Common Units") equal to the Exchange Ratio (the "Merger Consideration"). The Exchange Ratio is equal to 0.510. Cash will be paid in lieu of any fractional Parent Common Units. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of Company common stock.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) publicly available mean analyst earnings estimates for the Company for the years ending December 31, 2013 and December 31, 2014 and a publicly available mean analyst growth estimate for the years thereafter and in each case as discussed with the senior management of the Company; (v) publicly available mean analyst economic net income estimates for Parent for the years ending December 31, 2013 and December 31, 2014 and a publicly available mean analyst growth estimate for the years thereafter and in each case as discussed with the senior management of Parent; (vi) the pro forma financial impact of the Merger on Parent, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of the Company and Parent; (vii) the publicly reported historical price and trading activity for Company's and Parent's common stock, including a comparison of certain financial and stock market information for Company and Parent and similar publicly available information for certain other similar companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations among other asset vehicles and affiliated party transactions in the financial services industry, to the extent publicly available; (ix) certain of the terms of the management agreement, pursuant to which, KKR Financial Advisors LLC , an indirect, wholly-owned subsidiary of Parent manages the Company; (x) the current market environment generally and the financial services environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of the Company the business, financial condition, results of operations and prospects of the Company and held similar discussions with certain members of senior management of Parent regarding the business, financial condition, results of operations and prospects of Parent.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or Parent or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of the Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company, Parent or any of their respective subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals.

        We have also assumed that there has been no material change in the Company's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company will remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger or any other related transactions contemplated by the Company.

        Sandler O'Neill used publicly available earnings estimates and long-term growth rates for the Company and Parent in its analyses. The respective managements of the Company and Parent confirmed to us that they reflected the best currently available estimates and judgments of the respective future financial performances of the Company and Parent, respectively, and we assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management of Parent, the management of Parent confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in the Company's and Parent's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Parent will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

        We have acted as financial advisor to the Transaction Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for this fairness opinion. The Company has also agreed to indemnify us against certain liabilities arising out of our engagement. Our opinion is directed to the Transaction Committee of the board of directors of the Company, in connection with its consideration of the Merger and only addresses the fairness of the Merger Consideration to the holders of the Company common shares, from a financial point of view. Our opinion does not address the underlying business decision of the Company to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. This Opinion has been approved by Sandler O'Neill's fairness opinion committee and does not address the amount of compensation to be received in the Merger by any Company officer, director or employee, if any, relative to the amount of compensation to be received by any other shareholder. Our

B-2

opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent, which will not be unreasonably withheld.

        Based upon and subject to the foregoing, it is our opinion that the consideration to be exchanged in the Merger is fair to the holders of the Company common stock from a financial point of view.

Very truly yours,
/s/ Sandler O'Neill & Partners, L.P.

B-3

 Annex C

200 West Street -- New York, New York 10282-2198
Tel: 212-902-1000 -- Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

December 16, 2013

Board of Directors of KKR Management LLC,
as General Partner of KKR & Co. L.P.
9 West 57th Street, Suite 4200
New York, New York, 10019

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to KKR & Co. L.P. (the "Company") of the exchange ratio (the "Exchange Ratio") of 0.51 common units, representing the limited partnership interests (the "Company Common Units") of the Company to be issued in exchange for each Common Share (as defined in the Amended and Restated Operating Agreement of KKR Financial Holdings LLC ("KFN)) (the "KFN Common Stock") of KFN pursuant to the Agreement and Plan of Merger, dated as of December 16, 2013 (the "Agreement"), by and among the Company, KKR Fund Holdings L.P. ("KKR Holdings"), Copal Merger Sub LLC, a wholly-owned subsidiary of KKR Holdings, and KFN.

        Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company and its portfolio companies, KFN and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction") for the accounts of Goldman, Sachs & Co. and its affiliates and employees and their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We also have provided certain investment banking services to the Company and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint book-running manager with respect to a public offering of 30,000,000 shares of common stock of Dollar General Corporation ("Dollar General"), a portfollo company of the Company, in June 2012; as joint book-running manager with respect to a public offering of 36,000,000 shares of common stock of Dollar General in September 2012; as joint book-running manager with respect to an offering of 6.5% Senior Notes due 2020 (aggregate principal amount $825,000,000) and 6.5% Senior Subordinated Notes due 2020 (aggregate principal amount $800,000,000) of Biomet, Inc., a portfolio company of the Company, in September 2012; as joint book-running manager with respect to a public offering of 38,500,000 shares of common stock of Nielsen Holdings N.V. ("Nielsen"), a portfolio company of the Company, in February 2013; as joint book-running manager with respect to a public offering of 30,000,000 shares of common stock of Dollar General in March 2013; as joint book-running manager with respect to a public offering of Dollar General's 1.875% Senior Notes due 2018 (aggregate principal amount $400,000,000) and Dollar

Securities and Investment Services Provided by Goldman, Sachs & Co.

General's 3.250% Senior Notes due 2023 (aggregate principal amount $900,000,000) in April 2013; and as joint book-running manager with respect to a public offering of 35,000,000 shares of common stock of Nielsen in May 2013. We may also in the future provide investment banking services to the Company, KFN and their respective affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with the Company and its affiliates from time to time and may have invested in limited partnership units of affiliates of the Company from time to time and may do so in the future.

        In connection with this opinion, we have reviewed, among other things, the Agreement; the Company's Registration Statement on Form S-1, including the prospectus contained therein dated September 16, 2010 relating to the initial public offering of Company Common Units; annual reports to unitholders or shareholders and Annual Reports on Form 10-K of the Company for the three years ended December 31, 2012 and of KFN for the five years ended December 31, 2012; certain interim reports to unitholders or shareholders and Quarterly Reports on Form 10-Q of the Company and KFN; certain other communications from the Company and KFN to their respective unitholders or shareholders; certain publicly available research analyst reports for KKR and KFN; certain financial analyses and forecasts for KFN prepared by its management; certain internal financial analysis and forecasts for the Company prepared by its management for the fourth quarter of 2013, certain financial analyses and forecasts for the Company prepared by research analysts and certain financial analyses and forecasts for KFN prepared by the management of the Company, in each case, as approved for our use by the Company (the "Forecasts"); and certain cost savings and operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the "Synergies"). We have also held discussions with members of the senior managements of the Company and KFN regarding their assessment of the past and current business operations, financial condition and future prospects of KFN and with members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the Company Common Units and the shares of KFN Common Stock; compared certain financial and stock market information for the Company and KFN with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the permanent capital industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies are reasonable and reflect the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation (except for certain valuations of the Collateralized Loan Obligation assets of KFN) or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or KFN or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or KFN or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may

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be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or KFN, or any class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which Company Common Units will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or KFN or the ability of the Company or KFN to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of KKR Management LLC, as General Partner of the Company in connection with its consideration of the Transaction. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

(GOLDMAN, SACHS & CO.)

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 Annex D

CONFIDENTIAL

December 16, 2013

The Independent Directors Constituting the Conflicts Committee of the Board of
Directors of KKR Management LLC
c/o KKR & Co. L.P.
9 West 57th Street
Suite 4200
New York, New York 10019

Dear Independent Directors:

        We understand that KKR & Co. L.P., a Delaware limited partnership ("Buyer"), KKR Fund Holdings L.P., an exempted limited partnership formed under the laws of the Cayman Islands and an indirect controlled affiliate of Buyer, Copal Merger Sub LLC, a Delaware limited liability company and an indirect subsidiary of Buyer ("Merger Sub"), and KKR Financial Holdings LLC, a Delaware limited liability company ("Target"), propose to enter into an Agreement and Plan of Merger, dated as of December 16, 2013 (the "Agreement"), pursuant to which Buyer will acquire Target (the "Transaction"). Pursuant to the Agreement, Merger Sub will be merged with and into Target and each outstanding common share of Target ("Target Common Shares"), will be converted into the right to receive 0.51 (the "Exchange Ratio") of a common unit representing limited partnership interests of Buyer ("Buyer Common Units"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

        You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Buyer of the Exchange Ratio provided for in the Transaction.

        In connection with this opinion, we have:

  (i)
  Reviewed the financial terms and conditions of the Agreement;

  (ii)
  Reviewed certain publicly available historical business and financial information relating to Target and Buyer;

  (iii)
  Reviewed various financial forecasts and other data provided to us by Target and Buyer relating to the business of Target and certain limited financial forecasts and various other data provided to us by Buyer relating to the business of Buyer and also reviewed certain publicly available financial forecasts relating to the business of Target and Buyer;

  (iv)
  Held discussions with members of the senior managements of Target and the general partner of Buyer with respect to the businesses and prospects of Target and Buyer, respectively, and reviewed certain synergies and other benefits anticipated by the management of the general partner of Buyer to be realized from the Transaction;

  (v)
  Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Target and Buyer, respectively;

  (vi)
  Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the businesses of Target and Buyer, respectively;

  (vii)
  Reviewed historical prices and trading volumes of Target Common Shares and Buyer Common Units;

  (viii)
  Reviewed the potential pro forma financial impact of the Transaction on Buyer based on the financial forecasts referred to above relating to Target and Buyer; and

  (ix)
  Conducted such other financial studies, analyses and investigations as we deemed appropriate.

        We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Target or Buyer or concerning the solvency or fair value of Target or Buyer, and we have not been furnished with any such valuation or appraisal. Management of the general partner of Buyer has advised us that (i) financial forecasts prepared by Buyer with respect to the future financial performance of Target reflect the best currently available estimates and judgments of the anticipated future financial performance of Target and (ii) publicly available forecasts with respect to Buyer reflect the best currently available estimates and judgments of the anticipated future financial performance of Buyer. Accordingly, with your consent, for purposes of our analysis of Target and Buyer, we have utilized such financial forecasts. We have assumed, with your consent, that the financial forecasts utilized in our analyses, including those related to synergies and other benefits, have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Target and Buyer, respectively.

        Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which Buyer Common Units or Target Common Shares may trade at any time subsequent to the announcement of the Transaction. As you know, we have been retained only to provide this opinion and we were not involved in negotiation of the Transaction. Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Buyer might engage or the merits of the underlying decision by Buyer to engage in the Transaction.

        In rendering our opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with your consent, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Buyer, Target or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that you obtained such advice as you deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Exchange Ratio to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise.

        Lazard Fréres & Co. LLC ("Lazard") is acting as financial advisor to the Independent Directors constituting the Conflicts Committee (the "Independent Directors") of the Board of Directors of KKR Management LLC, the general partner of Buyer, in connection with the Transaction and will receive a fee for such services, payable upon the rendering of this opinion. We in the past have provided, currently are providing and in the future may provide certain investment banking services to Buyer and certain of its affiliates, for which we have received and may receive compensation, including, in the past

D-2

two years, advising Buyer or an affiliate thereof with respect to its proposed acquisition of SBB/Telemach Group and advising a portfolio company of Buyer or an affiliate thereof with respect to a potential transaction, and having advised an affiliate of Buyer in connection with its provision of debt financing to Uralita, Capmark Financial Group in connection with its restructurings and related transactions, and Buyer and other affiliates or portfolio companies with repsect to transactions that were not consummated. In addition, in the ordinary course, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by current and former managing directors of Lazard) and our and their respective affiliates and employees may trade securities of Buyer, Target and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Buyer, Target and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

        Our engagement and the opinion expressed herein are for the benefit of the Independent Directors (in their capacity as such) and our opinion is rendered to the Independent Directors in connection with their evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction or any matter relating thereto.

        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to Buyer.

Very truly yours,
LAZARD FRERES & CO. LLC
By:	Joseph R. Cassanelli Managing Director

D-3

ANNEX E

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

In re KKR FINANCIAL HOLDINGS LLC	:
SHAREHOLDER LITIGATION	:	C.A. No. 9210-CS
:

VERIFIED CONSOLIDATED CLASS ACTION COMPLAINT

        1.     Pompano Beach Police & Firefighters' Retirement System, Robert A. Corwin, Eric Greene, Margaret DeMauro and Pipefitters Local Union No. 120 Pension Fund (collectively, "Plaintiffs"), by and through their undersigned counsel, bring this stockholder class action on behalf of themselves and the other public stockholders of KKR Financial Holdings LLC ("KFN" or the "Company"), a Delaware limited liability company, against KFN, members of KFN's board of directors (the "Board"), KKR & Co. L.P. ("KKR"), a Delaware limited partnership, KKR Fund Holdings L.P., a Cayman Islands limited partnership, and Copal Merger Sub LLC, a Delaware limited liability company, alleging breaches of fiduciary duties and aiding and abetting thereof in connection with KKR's attempt to acquire KFN for inadequate consideration as announced on December 16, 2013, (the "Proposed Transaction"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), to the detriment of the Company's public stockholders. Plaintiffs allege the following upon knowledge as to themselves and upon information and belief as to all other matters, as follows:

NATURE OF THE ACTION

        2.     KFN is a publicly-traded specialty finance limited liability company whose business is generating income and capital appreciation, primarily through investing in sub-investment grade corporate debt securities. KFN's primary asset and reason for existence is a portfolio of subordinated notes in collateralized loan transactions ("CLOs") that finance the leveraged buyout activities of KKR—the entity that created KFN.

        3.     KFN itself has no employees or operations. Instead, KKR, through its affiliates, provides those personnel and services pursuant to an Amended and Restated Management Agreement entered into as of May 4, 2007, by and among KFN, KKR Financial Corp., and KKR Financial Advisors LLC, as amended (the "Management Agreement"). The Management Agreement grants KKR and its affiliates the absolute power to select, acquire and manage KFN's investment portfolio as well as supporting administrative functions, for which KFN pays significant management and incentive fees to KKR.

        4.     The Management Agreement gives KKR complete control over every aspect of KFN's business. As KFN's most recent Form 10-K makes abundantly clear, KFN has "no separate facilities and [is] completely reliant on [its] Manager (i.e., KKR), which has significant discretion as to the implementation and execution of our business and investment strategies and our risk management practices." (Emphasis added).

        5.     The Management Agreement renews automatically each year and, as explained in greater detail below, can be terminated only under certain circumstances with nearly six months advance notice to KKR and the payment of a termination fee (the "Termination Fee") to KKR equal to four times the average annual base management and incentives fees from the prior two years. This Termination Fee runs into the hundreds of millions of dollars and, in light of KFN's size, is completely preclusive of any alternative bidder acquiring KFN.

        6.     Pursuant to the terms of the Proposed Transaction, KKR will acquire all of KFN's outstanding stock by converting each KFN common share into the right to receive 0.51 common units of KKR (the "Exchange Ratio"). Based on KKR's common unit price of $25.08 on December 16, 2013, prior to the announcement of the Proposed Transaction, this implies a price of only $12.79 per KFN share in a deal valued at approximately $2.6 billion. Upon completion of the Proposed Transaction, KFN will become a wholly-owned subsidiary of KKR Fund Holdings L.P.

        7.     The Proposed Transaction is subject to entire fairness review because KKR (the acquirer) controls KFN (the target), given that: (i) KKR provides all of KFN's management and operations pursuant to the Management Agreement; (ii) all of KFN's officers are employees of KKR and its affiliates; and (iii) the Termination Fee due to KKR under the Management Agreement is a prohibitive barrier to the acquisition of KFN by any potential purchaser other than KKR.

        8.     Even if KKR did not control KFN as matter of Delaware law, which it does, the Proposed Transaction would still be subject to entire fairness review because a majority of the KFN Board is not disinterested or independent. Six of the current twelve members of the KFN Board were originally installed by KKR to the board of directors of KFN's predecessor when that entity was still a privately held company. Further, at least eight of KFN's twelve directors have longstanding relationships with KKR and/or one another that rendered them incapable of objectively assessing the merits of the Proposed Transaction. Thus, even if KKR did not completely dominate the affairs of the Company, the KFN Board's lack of independence nonetheless rendered the Proposed Transaction a fait accompli and would call into question the impartiality of any Board decision.

        9.     The Proposed Transaction does not come close to satisfying that demanding standard of review to prove entire fairness. The process leading to the KFN Board's entry into the Merger Agreement with KKR was seriously and materially flawed and the Proposed Transaction price fails to fairly compensate KFN's stockholders. At the time the Proposed Transaction was announced, KFN's common shares were trading at a one-year low, while KKR common units traded at a one-year high. Moreover, KKR, as KFN's manager, has unique access to nonpublic information concerning the value of KFN's assets (information that, in turn, is largely based on KKR modeling because there are no observable market prices for the vast majority of KFN's holdings), and understood that KFN's share price was temporarily depressed. Indeed, as recently as October 2013, analysts at Sandler O'Neill + Partners, L.P. ("Sandler O'Neill"), the Transaction Committee's (defined below) own financial advisor, increased their share price target for KFN to $25.00 per share, 139.23% higher than the Company's then-current stock price, according to an October 15, 2013 article on TickerReport.com. The same article notes that in October 2013, analysts at Credit Suisse targeted KFN shares at $21.00 per share, also significantly higher than that agreed to in the Proposed Transaction. Meanwhile, KFN did not even pretend to explore alternatives to a sale to KKR at a price that KKR dictated.

        10.   The Board created a transaction committee of purportedly independent directors (the "Transaction Committee") for purposes of evaluating the Proposed Transaction—a transparent attempt to insulate the Proposed Transaction from close judicial scrutiny. However, as described herein, at least half of the directors appointed to the committee suffered from disabling conflicts of interest. Further, conflicted KFN directors who were not members of the Transaction Committee repeatedly took over key aspects of the negotiations with KKR and interjected themselves into the committee's deliberations, shattering any semblance of a fair and independent process.

        11.   To make matters worse, the Transaction Committee retained a financial advisor, Sandler O'Neill, on terms that gave Sandler O'Neill an unreasonable incentive to recommend the Proposed Transaction. Specifically, $15 million of Sandler O'Neill's $17 million fee (an astounding 88.2%) was wholly contingent on consummation of the Proposed Transaction. Given that Sandler O'Neill's engagement was limited to evaluating only KKR's proposal, and Sandler O'Neill was never given the chance to explore alternatives (thus obviating the usual justification for paying bankers on a full or nearly-full contingency basis), it was no surprise that Sandler O'Neill delivered a hopelessly flawed and slanted fairness opinion in support of the Proposed Transaction.

        12.   Moreover, the Proposed Transaction will leave KFN's stockholders with a minority share of KKR's outstanding common units. While KFN's operating agreement provides that the fiduciary duties of KFN directors are "generally consistent with those of a director of a Delaware corporation," the KKR partnership agreement expressly excludes "any duties or liabilities, including any fiduciary duties to the Partnership, any Limited Partner or any other Person bound by the [Partnership] Agreement." Thus, after consummation of the Proposed Transaction, current KFN stockholders will be left with a minority interest in a limited partnership in the form of unit interests with essentially no protection against director misconduct—an inferior set of rights compared to those held by KFN stockholders today—further undermining the purported fairness of the Proposed Transaction.

        13.   Accordingly, Plaintiffs bring this action individually and as a class action on behalf of the public stockholders of KFN to seek redress for the breaches of fiduciary duties alleged herein.

PARTIES

        14.   Plaintiff Pompano Beach Police & Firefighters' Retirement System is a stockholder of KFN and has owned shares of KFN throughout the relevant time period alleged herein.

        15.   Plaintiff Robert A. Corwin is a stockholder of KFN and has owned shares of KFN throughout the relevant time period alleged herein.

        16.   Plaintiff Eric Greene is a stockholder of KFN and has owned shares of KFN throughout the relevant time period alleged herein.

        17.   Plaintiff Margaret DeMauro is a stockholder of KFN and has owned shares of KFN throughout the relevant time period alleged herein.

        18.   Plaintiff Pipefitters Local Union No. 120 Pension Fund is a stockholder of KFN and has owned shares of KFN throughout the relevant time period alleged herein.

        19.   Defendant KFN is a Delaware limited liability company. Its principal executive offices are located at 555 California Street, 50th Floor, San Francisco, California 94104. KFN is the successor to KKR Financial Corp. ("KKR Financial"), a real estate investment trust ("REIT") incorporated in Maryland. KKR Financial completed an initial private placement of shares of its common stock in August 2004, and completed its initial public offering of common stock in June 2005. KKR Financial underwent a restructuring on May 4, 2007, pursuant to which it became a subsidiary of KFN, which had been formed on January 17, 2007, and each outstanding share of KKR Financial common stock was converted into one common share of KFN common stock. KFN's shares are publicly traded on the New York Stock Exchange ("NYSE") under the symbol "KFN."

        20.   Defendant Tracy Collins ("Collins") has been a KFN director since 2007. Defendant Collins served as a director of KKR Financial from August 2006 through May 2007.

        21.   Defendant Robert L. Edwards ("Edwards") has served as a member of the KFN Board since November 2011. He is currently the Chief Executive Officer ("CEO") of Safeway Inc. ("Safeway"), an American supermarket chain operator. KKR acquired Safeway in 1986 in a leveraged buyout, and took the company public again in 1990. KKR co-founder George Roberts ("Roberts") served on the Safeway board until February 2001, and co-founder Henry Kravis ("Kravis") served on the Safeway board until March 2000.

        22.   Defendant Craig J. Farr ("Farr") is the President and CEO of KFN and a member of its Board. He was appointed to these roles on July 24, 2013, following the retirement of former CEO William Sonneborn. Farr joined KKR in 2006. He also serves as Head of KKR Asset Management LLC, a subsidiary of KKR, which shares its principal executive offices with KFN. Farr is also a Member of KKR, oversees KKR's Capital Markets and Origination business, and sits on its Risk Committee.

        23.   Defendant Vincent Paul Finigan, Jr. ("Finigan") has been a KFN director since 2007. Defendant Finigan served as a director of KKR Financial from February 2006 through May 2007.

        24.   Defendant Paul M. Hazen ("Hazen") is the Chairman of the KFN Board, and has been a member of the KFN Board since 2007. Defendant Hazen served as Chairman of KKR Financial from July 2004 through May 2007. Hazen is also the Chairman of Accel-KKR Co. LLC ("Accel-KKR"), a private equity firm specializing in technology that was co-founded by a KKR affiliate. In 2005 Hazen joined the board of Alias, a provider of 3D graphics technology and services, after the company was acquired by Accel-KKR. Hazen is a Special Advisor of KKR and sits on the board of directors of KSL Recreation Group Inc. with KKR founders Kravis and Roberts. Additionally, Hazen also sits on the board of Safeway, and served on the board of Xstrata AG ("Xstrata"). Hazen was employed with Wells Fargo Bank ("Wells Fargo") for 31 years, where he held several high-ranking positions, including President and CEO.

        25.   Defendant R. Glenn Hubbard ("Hubbard") has been a KFN director since 2007, and is KFN's Lead Independent Director. Defendant Hubbard served as a director of KKR Financial from October 2004 through May 2007. Since 1994, Hubbard has been a professor of economics at the Graduate School of Business of Columbia University. In 2010, KKR co-founder Kravis pledged a $100 million donation to Columbia's business school. Kravis is a co-chair of the business school's board of overseers, and one of the business school's buildings is named after him. Hubbard also previously served on the board of Capmark Financial Group Inc. ("Capmark").

        26.   Defendant Ross J. Kari ("Kari") has been a KFN director since 2007, and is Chair of the Audit Committee. Defendant Kari served as a director of KKR Financial from August 2004 through May 2007. In addition, Kari was employed at Wells Fargo for 18 years, including as Chief Financial Officer from 1998 through 2001.

        27.   Defendant Ely L. Licht ("Licht") has been a KFN director since 2007. Defendant Licht served as a director of KKR Financial from April 2005 through May 2007. From March 2007 to February 2009 he was Executive Vice President and Chairman of Credit Policy for Capmark, and from March 2009 to August 2009 he was a consultant to the company. Licht was employed at Wells Fargo for 18 years, including as Chief Credit Officer from November 1998 to December 2001, and Executive Vice President for Credit Administration from February 1990 to November 1998.

        28.   Defendant Deborah H. McAneny ("McAneny") has been a KFN director since 2007. Defendant McAneny served as a director of KKR Financial from April 2005 through May 2007.

        29.   Defendant Scott C. Nuttall ("Nuttall") has been a KFN director since 2007. Defendant Nutall served as a director of KKR Financial from July 2004 through May 2007. Nuttall is a Member of KKR and sits on its Management Committee. He joined KKR in 1996 and heads KKR's Global Capital and Asset Management Group. He is actively involved in funds affiliated with KKR, and has played a significant role in a number of KKR's private equity investments. He is also a member of the board of directors of First Data Corp., a company which KKR acquired in 2007. Nutall also serves on the board of directors of Kindercare Learning Centers LLC with KKR founders Kravis and Roberts.

        30.   Defendant Scott Ryles ("Ryles") has been a KFN director since November 2008.

        31.   Defendant Willy Strothotte ("Strothotte") has been a KFN director since 2007. Defendant Strothotte served as a director of KKR Financial from January 2007 through May 2007. Strothotte was also Chairman of Xstrata, a position which he held from 1994 to 2011.

        32.   Defendants Collins, Edwards, Farr, Finigan, Hazen, Hubbard, Kari, Licht, McAneny, Nuttall, Ryles, and Strothotte are referred to collectively hereinafter as the "Individual Defendants."

        33.   Defendant KKR is a Delaware limited partnership. Its principal executive offices are located at 9 West 57th Street, Suite 4200, New York, New York 10019.

        34.   Defendant KKR Fund Holdings L.P. is an exempted limited partnership formed under the laws of the Cayman Islands. Its principal executive offices are located at 9 West 57th Street, Suite 4200, New York, New York 10019.

        35.   Defendant Copal Merger Sub LLC is a Delaware limited liability company. Its principal executive offices are located at 9 West 57th Street, Suite 4200, New York, New York 10019.

JURISDICTION AND VENUE

        36.   This Court has jurisdiction over this action and each Defendant named herein. KFN is a Delaware limited liability company and the Individual Defendants are its directors. In addition, all Defendants have minimum contacts sufficient to render the exercise of jurisdiction by the courts of this State proper. Section 9.9 of the Merger Agreement specifies that "[e]ach of the parties irrevocably and unconditionally agrees that any Action arising out of or relating to this Agreement ... shall be brought and determined exclusively in the Court of Chancery of the State of Delaware[.]"

        37.   As KFN is a Delaware limited liability company, this Court has jurisdiction over KFN pursuant to 6 Del. C. § 18-105.

        38.   As each of the Individual Defendants are managers of a Delaware limited liability company, this Court has jurisdiction over each of the Individual Defendants pursuant to 6 Del. C. § 18-109.

        39.   As KKR is a Delaware limited partnership, this Court has jurisdiction over KKR pursuant to 6 Del. C. § 17-105. In addition, because KKR participates materially in the management of KFN, this Court has jurisdiction over KKR pursuant to 6 Del. C. § 18-109.

        40.   This Court has jurisdiction over KKR Fund Holdings L.P. pursuant to 10 Del. C. § 3104.

        41.   This Court has jurisdiction over Copal Merger Sub LLC, a Delaware limited liability company, pursuant to 6 Del. C. § 18-105.

SUBSTANTIVE ALLEGATIONS

I.    BACKGROUND OF KKR AND KFN

        42.   Defendant KKR is a private equity firm based in New York that specializes in leveraged buyouts. The company was founded in 1976, and today it is a multinational investment firm with approximately $90.2 billion in assets under management as of September 2013. KKR completed an initial public offering on July 15, 2010, and its common units trade under the ticker symbol "KKR" on the NYSE.

        43.   KFN was spun-out from Defendant KKR in 2004, but did not have its initial public offering until June 2005. Currently, KFN is a publicly-traded specialty finance company whose business is generating income and capital appreciation. Although it was initially organized as a REIT, the Company accomplishes those goals primarily through investing in sub-investment grade securities, primarily corporate debt and subordinated notes in CLOs (though KFN has also invested in other areas, including natural resources and real estate). The vast majority of KFN's holdings and liabilities are so-called "Level 2" and "Level 3" assets, meaning that there are no observable market prices for those holdings and liabilities. KFN values those assets and liabilities by applying a valuation model, which relies on input, estimations and judgments that KKR itself supplies and controls.

        44.   According to KKR's Form 10-K filed with the U.S. Securities and Exchange Commission ("SEC") on February 22, 2013, as of December 31, 2012, KKR owned only 0.1% of KFN's outstanding shares (0.35% if KKR were to exercise all of its vested options to buy KFN shares).

        45.   Despite KFN's status as a publicly-traded entity, KFN is completely controlled by KKR. KFN has no employees or operations. According to the Company's Form 10-K filed on February 28, 2013, all of KFN's operations are provided pursuant to the Management Agreement by KKR Financial Advisors LLC ("KFA"), a wholly-owned subsidiary of KKR Asset Management LLC, which itself is a wholly-owned subsidiary of KKR. KFN's February 28, 2013 Form 10-K notes that:

  Our Manager is responsible for our operations and performs all services and activities relating to the management of our assets, liabilities and operations. Pursuant to the terms of the Management Agreement, our Manager provides us with our management team, along with appropriate support personnel. All of our executive officers are employees or members of KKR or one or more of its affiliates.

  * * *

  We are highly dependent on our Manager and may not find a suitable replacement if our Manager terminates the Management Agreement.

  We have no employees. Our Manager, and its officers and employees, allocate a portion of their time to businesses and activities that are not related to, or affiliated with, us and, accordingly, its officers and employees do not spend all of their time managing our activities and our investment portfolio .... We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation and execution of our business and investment strategies and our risk management practices. (Emphasis added).

        46.   Under the Management Agreement, KFA is responsible for: (i) selecting, purchasing and selling KFN's investments; (ii) KFN's financing and risk management; and (iii) providing investment advisory services to KFN. As noted above, KKR also provides critical inputs for the models that KFN uses to value its assets and liabilities.

        47.   For its services, KFN is required to pay KKR and its affiliates a "Base Management Fee" of one-twelfth of the Company's equity multiplied by 1.75%. The Base Management Fee for the year ended December 31, 2012, was $28.2 million, and $26.3 million for the year ended December 31, 2011. The Management Agreement also provides for incentive compensation to KKR and its affiliates on a quarterly basis under a complex formula described in detail in the Company's February 28, 2013, Form 10-K. For the year ended December 31, 2012, KFN paid $37.6 million in incentive fees to KKR and its affiliates, and $34.2 million for the year ended December 31, 2011. KKR and its affiliates are also entitled to reimbursement of certain expenses under the Management Agreement, and KFN reimbursed KKR and its affiliates for $10.2 million in expenses for the year ended December 31, 2012. KFN also maintains the same executive offices as KKR Asset Management LLC.

        48.   The Management Agreement renews automatically every year by its own terms. While KFN and its stockholders have a limited right under the Management Agreement to terminate the agreement, they can do so only under certain conditions, generally with nearly six months advance notice, and with a Termination Fee of four times the sum of the average annual base management and incentive fees for the prior two years preceding the termination. The Company's February 28, 2013 Form 10-K states that:

  Our independent directors review our Manager's performance annually and the Management Agreement may be terminated annually (upon 180 day prior written notice) upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of our outstanding common shares, based upon (1) unsatisfactory performance by the Manager that is materially detrimental to us or (2) a determination that the management fees payable to our Manager are not fair, subject to our Manager's right to prevent such a termination under this clause (2) by accepting a mutually acceptable reduction of management fees. We must provide a

  180 day prior written notice of any such termination and our Manager will be paid a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12-month periods preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. (Emphasis added).

        49.   For example, if the Management Agreement had been terminated by KFN on December 31, 2012, KFN would have been required to pay KKR approximately $252.6 million. As of the Company's November 6, 2013 Form 10-Q, the Company had only approximately $221.9 million in cash and cash equivalents on its balance sheet. Thus, even in the limited circumstances where KFN may terminate the Management Agreement, the terms of the agreement would make doing so prohibitively expensive, tightly securing KKR's control over KFN and its operations (and making it impossible for anyone other than KKR to acquire KFN absent KKR's consent to waive its Termination Fee).

        50.   KFN's portfolio of investments (selected by KKR) consists largely of debt securities used to finance private equity leveraged buyouts of other companies, primarily led by KKR. According to a December 17, 2013 article in the FINANCIAL TIMES, KFN has invested in KKR acquisitions including Energy Future Holdings, Biomet, Del Monte, First Data, HCA and Toys "R" Us. Over 90% of KFN's portfolio consists of floating rate debt indexed to the 3-month LIBOR, according to the FINANCIAL TIMES and to the Company's Form 10-K filed with the SEC on February 28, 2013.

        51.   In July 2013, long time CEO of the Company, William Sonneborn ("Sonneborn"), was replaced by Defendant Farr, who had never held any executive management position with comparable responsibilities to those of a CEO of a publicly traded company. While Farr had no prior affiliation with KFN, he had worked for KKR since 2007. In less than three months and immediately after being informed that KKR would make an offer for the Company, Farr announced that KFN was dramatically altering its corporate strategy.

II.    DEFENDANTS ANNOUNCE THE PROPOSED TRANSACTION

        52.   On December 16, 2013, KFN filed a Form 8-K with the SEC stating that it had entered into an Agreement and Plan of Merger among KFN, KKR, KKR Fund Holdings L.P. and Copal Merger Sub LLC, dated as of December 16, 2013, pursuant to which KFN would become a wholly-owned subsidiary of KKR Fund Holdings L.P.

        53.   Pursuant to the Merger Agreement, at the effective time of the merger, each KFN common share will be converted into the right to receive 0.51 common units of KKR. KKR common units closed at $25.08 on December 16, 2013, prior to the announcement of the Proposed Transaction, implying a per share value of $12.79 for each share of KFN under the Exchange Ratio, representing an approximately 35% premium to KFN's closing price of $9.45 on December 16, 2013—a time when KFN's shares were artificially depressed and trading near a one-year low, as explained in greater detail below. The value of the Proposed Transaction at the time of announcement was approximately $2.6 billion. Since the announcement of the Proposed Transaction, KKR shares have fallen, closing at $23.83 per share on February 20, 2014.

        54.   KKR issued a press release on December 16, 2013 touting the benefits of the Proposed Transaction. The press release noted that KKR will gain access to a $2.9 billion investment portfolio that it already manages and thus knows well, while preserving KFN's "attractive funding structure" including over $1 billion in long-term fixed rate debt and perpetual preferred securities. KKR also stated that the Proposed Transaction will give it a substantially increased capital base, increasing on a book value basis as of September 30, 2013, to $9.3 billion from $7.2 billion, to support its investment activities and "accelerate [the] growth of KKR's new businesses."

        55.   The Proposed Transaction is expected to close in the first half of 2014.

III.  THE PROPOSED TRANSACTION IS NOT ENTIRELY FAIR TO KFN'S PUBLIC STOCKHOLDERS

  A.
  THE KFN BOARD, DOMINATED AND CONTROLLED BY KKR, PLACED ITS OWN INTERESTS AND THOSE OF KKR AHEAD OF THE INTERESTS OF KFN'S PUBLIC STOCKHOLDERS

        56.   In approving the Proposed Transaction, the KFN Board breached its fiduciary duties of loyalty, due care and good faith owed to KFN's public stockholders by placing Board members' own financial interests and KKR's financial interests ahead of those of KFN's public stockholders.

    1.
    KKR's Unwillingness To Waive The Termination Fee Eliminated The Possibility Of A Competing Bidder

        57.   KKR's refusal to waive the Termination Fee built into the Management Agreement between KKR and KFN is powerful evidence that KKR would not, and did not, allow KFN to conduct a fair sales process. Indeed, any "bidding process" that might have existed was wholly illusory.

        58.   For KKR to demonstrate that it did not control KFN throughout the negotiations and sales process, it necessarily would have enabled and allowed KFN to explore alternatives such as an alternative transaction or moving forward as a standalone entity. Because the Termination Fee would have imposed a cost of hundreds of millions of dollars on KFN—more cash than KFN had on hand—there was no chance that a competing bidder would emerge. Accordingly, unless KKR had been willing to waive, or at the very least modify, the Transaction Fee, there could have been no bona fide search for alternatives.

        59.   Instead, and not surprisingly, the Termination Fee served its obvious purpose: to prevent any other bidder from emerging and ultimately acquiring KFN. Although KKR was not obligated to waive the Transaction Fee, its refusal to do so exposes the Proposed Transaction to the exacting entire fairness standard, which it cannot satisfy.

        60.   The Termination Fee, along with the deal protections discussed below, eliminated any possibility that a competing bidder might emerge for KFN. Any potential third-party acquirer interested in KFN would have to make an unsolicited bid without access to critical due diligence information, knowing that: (i) more than 25% of the outstanding shares will likely be voted in support of a deal with KKR (as explained below); (ii) KKR has access to nonpublic information about the true value of KFN's assets and liabilities (which were valued using KKR models); (iii) KKR has unlimited matching rights; and (iv) the bidder will have to wait nearly six months and pay hundreds of millions of dollars on top of the cost of acquiring KFN in order to acquire the Company—a virtually insurmountable burden to any potential third-party bidder. And, during that six months, KKR would be able to use its control over KFN to threaten to impair the Company in order to thwart any competing bids. Indeed, on December 17, 2013, Deutsche Bank downgraded KFN from "buy" to "hold," noting the unlikelihood of any higher offer emerging, according to a December 17, 2013 article on StreetInsider.com.

    2.
    KKR Stacked The KFN Board With Conflicted Directors

        61.   KFN's predecessor, KKR Financial, was founded by KKR in July 2004 and completed its initial public offering of shares of its common stock in June 2005. Defendants Hazen and Nuttall sat on the KKR Financial board since its inception. In August and October 2004, respectively, defendants Kari and Hubbard were appointed to the KKR Financial board. In April 2005, defendants Licht and McAneny joined the KKR Financial board. As described above, KKR Financial did not commence its initial public offering until June 2005. Thus, one- half of the current members of the KFN Board—defendants Hazen, Nuttall, Kari, Hubbard, Licht, and McAneny—are individuals who were hand-picked by KKR to manage and oversee a 100% owned KKR affiliate.

        62.   Defendant Farr is a KKR Member and the Head of KKR Asset Management LLC, a KKR affiliate and the parent company of KFN's manager, KFA. KKR describes Defendant Nuttall as Member & Head of its Global Capital and Asset Management Group. Nuttall is also a director of First Data Corp., a company KKR acquired in 2007, and serves on the board of directors of Kindercare Learning Centers LLC with KKR founders Kravis and Roberts. Given their conflicting interests, defendants Farr and Nuttall are incapable of negotiating independently with KKR.

        63.   Defendant Hazen similarly has longstanding ties with KKR. Hazen currently serves as a Special Advisor to KKR, and previously served on KFA's Investment Committee—alongside KKR co-founders Kravis and Roberts. Hazen is also the Chairman of Accel-KKR, a KKR affiliate, of which Roberts and Kravis serve as Special Advisors.

        64.   Hazen has previously demonstrated his inability or unwillingness to negotiate at arms-length with KKR, and KKR has previously exploited that weakness. Hazen was a director of Safeway from 1990 through 2012, and, for a portion of that time, served together with KKR founding partner Roberts, as well as James H. Greene, Jr. ("Greene"), an Advisory Partner of KKR, and Robert I. MacDonnell ("MacDonnell"), Roberts' brother-in-law and a retired KKR Partner. KKR acquired Safeway in 1986, and took it public again in 1990. Under Hazen's directorship, Safeway engaged in numerous related-party transactions with KKR. For example:

          (a)   Greene and Roberts, and KKR founding partner Kravis, served together on the board of Randall's Food Markets ("Randall's"). Safeway merged with Randall's in 1999, while Greene and Roberts sat on the Safeway board, paying total consideration of $1.3 billion to acquire all the outstanding shares of Randall's. At the time, entities affiliated with KKR owned approximately 62% of Randall's and 9% of Safeway. RFM Acquisition LLC, a KKR affiliate, received $475.7 million and 8,027,964 shares of Safeway stock for its stake in Randall's. KKR also received $8.6 million for advisory services in connection with the merger. In 2002 and 2003, after KKR had liquidated its last Safeway shares, Safeway took a series of write-downs totaling $1.3 billion, equal to 100% of its $1.3 billion investment in Randall's;

          (b)   Safeway engaged in multi-million dollar real estate transactions with partnerships owned in part by KKR or KKR-affiliated directors. Between 1990 and 2001, Safeway transferred or sold 172 properties valued at over $130 million to a partnership controlled by a KKR affiliate, Pacific Resources Associates ("PRA"), and a partnership formed in 1987 between Safeway and PRA, Property Development Associates ("PDA"). From 1990 through 2000, Safeway paid PDA $19 million in real estate management fees and rent. PDA was dissolved in 2000, with the remaining properties apportioned between Safeway and PRA;

          (c)   In 2002, Safeway sold 8 properties to another limited partnership, Pacific Realty Associates ("PacTrust"), for $2.6 million, and paid PacTrust (or PacTrust partnerships) over $2 million for rent and related expenses. KKR-affiliated directors Greene, Roberts, and MacDonnell held an ownership interest in PacTrust;

          (d)   Between 1993 and 2002, Safeway also paid Carmel Valley Partners over $2 million in rent. PRA and PacTrust owned 80 percent of Carmel Valley Partners;

          (e)   Safeway had a strategic alliance with, and 50 percent voting interest in, GroceryWorks Holdings, Inc. ("GroceryWorks"), which served as Safeway's exclusive on-line grocery channel. Accel-KKR, of which Hazen is Chairman, owned approximately 3% of GroceryWorks. Roberts, Greene, and MacDonnell had indirect interests in Accel-KKR which totaled approximately 2% of the equity of Accel-KKR; and

          (f)    Between 1990 and 1998, Safeway paid KKR approximately $12 million in consulting fees. Initially, these consulting fees were an extension of arrangements made when Safeway was privately held by KKR, whereby consulting fees automatically increased by 10% a year.

        65.   The transactions described above—all of which occurred under Hazen's directorship with Safeway—caused Governance Metrics International ("GMI"), an independent corporate governance monitoring firm, to issue a report stating that "[d]ue to the relationship between Safeway and KKR including significant related party transactions and board representation on behalf of KKR executives, GMI has flagged the company's Board Accountability section as a significant governance concern."

        66.   Similarly, Glass Lewis, an independent proxy advisory firm, warned prior to Safeway's 2003 annual meeting that Safeway's high number of affiliated directors "raises serious concerns about the objectivity and independence of the board and its ability to perform its proper oversight role."

        67.   Defendant Edwards similarly has ties to Safeway, and therefore KKR, having joined Safeway as its Executive Vice President and Chief Financial Officer in March 2004 when there were four KKR-affiliated directors on its board, including KKR co-founder Roberts. This overwhelming KKR influence caused a public complaint to be made, and pressure to be exerted, by numerous pension funds and large shareholders, including the California Public Employees' Retirement System, Connecticut Retirement Plans and Trust Funds, New York State Common Retirement Fund, New York City Employees' Retirement System and the Illinois Board of Investment. Hazen's appointment was specifically challenged, as the pension funds pointed out that "[h]is position as chairman of a KKR affiliate and as a senior KKR adviser disqualifies him as an independent director." Edwards specifically advocated for Hazen's appointment to the Safeway board.

        68.   Defendant Kari was employed at Wells Fargo for 18 years, including as Chief Financial Officer from 1998 to 2001. Defendant Licht was also employed at Wells Fargo for 18 years, including as Chief Credit Officer from November 1998 to December 2001, and Executive Vice President for Credit Administration from February 1990 to November 1998. Defendant Hazen, who, as described above, clearly lacks independence from KKR, was employed with Wells Fargo for 31 years, including as Vice Chairman from 1978 to 1984, President and COO from 1984 to 1995, Chairman and President and CEO from 1995 to 1998, and Chairman from 1998 to 2001. Accordingly, the positions held and corresponding income earned by Kari and Licht during 17 years of their 18-year careers at Wells Fargo were under Hazen's tenure as President, CEO, and/or Chairman of Wells Fargo.1 As such, Kari and Licht were beholden to Hazen, owed their advancement and success to him for many years, and therefore are unable to act independently of him.

        69.   Further, Defendant Licht was the Executive Vice President and Chairman of Credit Policy of Capmark from March 2007 to February 2009, and served as a consultant to Capmark from March 2009 to August 2009. As of March 31, 2006, an investor group led by KKR owned 75% of Capmark. Thus, Licht is also indebted to KKR.

        70.   Defendant Strothotte is also connected to Hazen. Strothotte was the Chairman of Xstrata from 1994 to 2011. Hazen sat on the Xstrata board from May 2000 through May 2010.

        71.   Defendant Collins was a managing director with Credit Suisse, which has an ongoing profitable relationship with KKR. For example, Credit Suisse has been the financial advisor to KKR acquisitions, including the 2013 strategic transactions involving PRA International and The Brickman Group, Ltd., LLC.

        72.   Defendant Hubbard—one of the initial KKR-appointed members of KFN's predecessor's board—previously served as a director of Capmark. Additionally, since 1994, Hubbard has been a professor of economics at the Graduate School of Business of Columbia University and is currently the dean of the Columbia University Business School. KKR recently made the single largest donation in the history of Columbia University Business School—$100,000,000. KKR co-founder, co-CEO and board member Kravis is the co-chair of Columbia's board of overseers, and one of the school's buildings is named after him. The two have such a close relationship that Hubbard has referred to

1     Kari and Licht both joined Wells Fargo in 1983, while Hazen was Vice Chairman.

Kravis as "the one who's kept me most focused on how teaching and research space happens", and the donation was so important to Columbia's prospects that it eliminated what Hubbard termed "a constraint" on the school's growth by funding a new building.

        73.   Thus, the KFN Board consists primarily of members either directly affiliated with KKR or with interrelationships that tie them back to KKR, preventing them from disinterestedly considering the Proposed Transaction, and setting the stage for KKR's opportunistic acquisition.

    3.
    The Transaction Committee Is Fraught With Conflicts And Did Not Engage In A Fair Or Reasonable Sales Process

        74.   According to KFN's charter, the Affiliated Transactions Committee (consisting of Finigan, McAneny, Ryles and Strothotte) is supposed to "represent and assist the independent directors on the Board in their oversight and review of transactions ... by and between the Company and [KKR] and entities that are controlled by or under the common control of KKR." Rather than empower the Affiliated Transaction Committee, the Board created the Transaction Committee, consisting of defendants Collins, Edwards (chair), Finigan, Kari, McAneny, and Ryles.

        75.   As described immediately above, three of those six directors—Kari, Edwards, and McAneny—have significant ties to either KKR or interested KFN directors. Unsurprisingly, the conflicted Transaction Committee failed to discharge its fiduciary duties and adequately negotiate on behalf of KFN's public stockholders.

        76.   Moreover, the legal advisor to the Transaction Committee, Wachtell, Lipton, Rosen & Katz ("Wachtell"), has extensive and lucrative ties to KKR as well. For example, Wachtell advises KKR with relation to its interest in Energy Future Holdings Corp. (formerly TXU Corp.), which at the time of its $45 billion buyout was the largest leveraged buyout in history. Despite this ongoing relationship with KKR, Wachtell has been charged with advising the Transaction Committee in its negotiations with KKR. This clear conflict of interest calls into question the independence of this key advisor.

    4.
    The KFN Board Permitted An Unfair Process In Which KKR Used The Management Agreement To Force Through The Proposed Transaction And Preclude Alternative Transactions

        77.   The Form S-4 Registration Statement that KKR filed with the SEC on January 14, 2014 (the "Proxy") demonstrates that the Proposed Transaction is the product of a fundamentally unfair process.

        78.   First, as noted above, the Transaction Committee's makeup was undoubtedly flawed, leaving the committee unable to act independently or exert any leverage in negotiations with KKR.

        79.   Second, the Transaction Committee's creation and operation evokes more of a "box-checking" exercise than it does a genuine effort to permit and achieve a true arms-length bargaining process. Indeed, while the Transaction Committee allowed itself to be created and lent its name to the final outcome of the negotiations, it did not actually take any steps to protect the interests of KFN's public shareholders.

        80.   The Transaction Committee allowed a plainly conflicted director, Hazen, to lead and control KFN's role in the deal negotiations. The Transaction Committee failed to explore alternatives and, further, allowed a tainted process in which KKR enforced without exception contractual protections like the Termination Fee, which effectively undermined a fair process. In addition, the Transaction Committee failed to impose defensive measures, such as a poison pill, that could have slowed down the sales process and enabled KFN to extract concessions—including additional consideration—from KKR.

        81.   Indeed, while KKR and KFN created the Transaction Committee to argue for the burden-shifting benefit of having such a committee, the Proxy itself shows that the Transaction Committee does not have any of the hallmarks of the well-functioning and independent special committee that has garnered respect under Delaware law. As discussed below, Defendant Hazen was primarily (and almost exclusively) responsible for representing KFN in talks with KKR. As a KKR Special Advisor, in addition to his other KKR-related roles, Hazen was not independent of KKR, and so the fact that he was permitted to negotiate against KKR on behalf of KFN exposes the inherent unfairness in the sales process. Indeed, although he was not a member of the Transaction Committee, Hazen steered the sales process at all times. Thus, KKR controlled the process entirely while the Transaction Committee was ineffectual.

        82.   Third, the Transaction Committee did not even meet until after Hazen had already conducted extensive and key discussions with KKR, including agreeing to let KKR leave the Termination Fee in place.

        83.   According to the Proxy, KKR first expressed its interest in acquiring KFN to Hazen in October 2013. Proxy at 58. After KKR expressed its interest in acquiring KFN to Hazen, Hazen raised KKR's interest during a KFN Board meeting on October 22, 2013. Proxy at 59. During that meeting, the Board granted KKR permission to use confidential information about KFN that KKR gained solely in its capacity as KFN's manager, in order to make an acquisition proposal. Id.

        84.   The Board did not put in place any meaningful protections, such as a poison pill, that might provide KFN leverage in negotiations with KKR or that would allow KFN to slow down the process in order to give the Company time to explore alternative strategic options, or otherwise extract more consideration out of KKR. Moreover, there is no indication that the Board considered either refusing to allow KKR to use that confidential information, conditioning that use on concessions from KKR, or making that confidential information available to other potential suitors.

        85.   After the October 22 Board meeting, the conflicted Hazen raised with Defendant Farr—who serves as President, CEO, and Director of KFN, and is a senior KKR executive—whether KKR would consider modifying or eliminating the Termination Fee in the Management Agreement. Id. at 59. Farr then contacted KKR, and was informed that KKR was unwilling to modify or eliminate the Termination Fee. Id. at 59. The Proxy contains no explanation as to why the admittedly and clearly conflicted Farr spearheaded the negotiation of this critical issue between KKR and KFN. But the Proxy also makes clear that at no time did the Transaction Committee itself actually raise this issue with KKR for the benefit of KFN's own investors.

        86.   Although the KFN Board was first informed of KKR's interest on October 22, it was not until October 31—nine days later, after key negotiations over the Termination Fee and use of confidential information had already occurred—that KFN formed the Transaction Committee. Id. at 59.

        87.   On November 21, 2013, Hazen attended a meeting of the Transaction Committee for the purpose of updating the committee members on KFN's prospects as a stand-alone entity in the event that a transaction with KKR was not pursued. Id. The Proxy does not disclose what Hazen conveyed to the Transaction Committee, but the committee then moved forward with its negotiations with KKR. There is no indication that the Transaction Committee actually considered moving forward as a stand-alone entity, or other alternatives, such as seeking an alternative transaction.

        88.   By this point KFN, through the Transaction Committee, had given up any opportunity to extract concessions from KKR or otherwise secure a more valuable offer for KFN's public shareholders. KFN obtained only meager improvements to KKR's proposal, with both sides knowing that a deal was inevitable. For example, the Proxy notes that the Transaction Committee recognized that KFN's shares were trading near their one-year low while KKR's units traded near a one-year high, making an all-stock deal potentially disadvantageous to KFN. The Transaction Committee apparently raised the possibility of a cash deal, but this idea appears to have been summarily dismissed by KKR, which had no incentive to give in on this point given its control of the process.

        89.   On December 9, 2013, at the request of the Transaction Committee, Hubbard, whom KFN holds out as its lead independent director, met with Kravis and Roberts (co-heads and founders of KKR) in a purported attempt to negotiate a higher price for KFN's shareholders. Id. at 61. Notably, Hubbard was not on the Transaction Committee charged with negotiating the deal and in fact has significant conflicts (as discussed in detail above). To permit Hubbard, who was beholden to KKR, to lead this negotiation against the top decision-makers at KKR reveals that the Board was more interested in creating the appearance of a fair process than in actually obtaining a higher price for KFN's stockholders. At the meeting with Hubbard, Kravis and Roberts refused to increase the merger consideration above 0.50 KKR units for each KFN share. Id. at 61.

        90.   The next day, December 10, 2013, the KFN Board met with Kravis and Roberts. After that meeting, KKR made a token increase in its offer, to a "best and final offer" of 0.51 KKR units per KFN share. Id. At the request of Defendant Edwards, chair of the Transaction Committee, Hazen contacted KKR and asked for consideration of 0.52 KKR units per KFN share. Id. KKR stood firm at 0.51 KKR units per KFN share, which the Transaction Committee duly accepted. Id.

        91.   On December 13, 2013, the entire KFN board (excluding Farr and Nuttall, who are employed by KKR)2 met to discuss the Proposed Transaction. Only after this discussion did the Transaction Committee meet, at which point the Transaction Committee voted to recommend the Proposed Transaction to the Board. Id. at 61-62. The full Board (again excluding Farr and Nuttall) then reconvened and approved the transaction. Id.

        92.   On December 16, 2013, KKR and KFN executed the Merger Agreement, and together issued a joint press release announcing the Proposed Transaction. Id. at 63. The deal was announced less than two months after Hazen informed the Board of KKR's interest. Id. at 59. Crucially, KFN did not explore any alternative deals outside of a potential KFN share repurchase, and did not otherwise take any steps to foster competitive bidding for the Company.

    5.
    The KFN Board Further Permitted KKR To Lock Up The Proposed Transaction With Unreasonable And Preclusive Deal Protections

        93.   Even with the Management Agreement (including the Termination Fee) effectively barring any reasonable chance of an alternative bid for KFN, KKR and the KFN Board determined to take no chances with their low-priced deal. Especially when considered in combination with the Management Agreement, the Merger Agreement contains a host of deal protection devices intended to, and having the effect of, blocking any reasonable chance of an alternative suitor offering more valuable consideration to KFN's public shareholders, in breach of the Individual Defendants' fiduciary duties to those shareholders.

        94.   The Merger Agreement contains a break-up fee of $26.25 million—significantly increasing the cost of a competing transaction to any interested third-party bidder. While this fee represents an impediment on its own, when coupled with the massive Termination Fee in the Management Agreement, there can be no doubt that there was never the slightest prospect of anyone but KKR buying KFN.

        95.   The Merger Agreement also includes a restrictive "No-Shop" provision barring the Company from soliciting alternative proposals from third-parties or entering into discussions or negotiations or providing non-public information in connection with any alternative transaction. Moreover, the limited "fiduciary out" applies only after the Board receives an unsolicited bid for at least 15% of the

2
Although the Proxy does not specifically identify which KFN directors the phrase "directors who were employed by KKR" encompasses, the Proxy lists only Farr and Nuttall, but not Special Advisor to KKR Hazen, as KKR employees. Accordingly, it appears that the conflicted Hazen participated in this crucial Board meeting.

Company that could reasonably be expected to lead to a competing bid. Unless and until a potential alternative suitor makes a blind bid for at least 15% of the Company that the Board determines could lead to a superior proposal, KFN is prohibited from furnishing any critical due diligence information, including nonpublic information concerning the valuation of KFN's assets and liabilities.

        96.   The Merger Agreement further includes an unlimited "Matching Rights" provision requiring the KFN Board to submit any alternative proposal to KKR within 24 hours of receiving a competing proposal and giving KKR four business days' notice prior to exercising the limited "fiduciary out" noted above, while giving KKR the right to propose changes to the Merger Agreement to match any alternative, thus discouraging competing bidders from incurring the time and expense of preparing and pursuing a competing bid.

        97.   Together, these provisions unreasonably restrain competition for control of KFN and ensure that KFN's public stockholders will not have a chance of receiving a topping bid to KKR's undervalued and unfair Proposed Transaction.

    6.
    The KFN Shareholder Vote On The Proposed Transaction Is Illusory And There Is Zero Likelihood Of An Alternative Bidder

        98.   Although the closing of the Proposed Transaction is subject to the approval of the Merger Agreement by an affirmative vote of holders of at least a majority of KFN's common shares, including a majority of shares held by persons other than KKR and its affiliates, KKR has already ensured that its undervalued and opportunistic buyout is a fait accompli.

        99.   The majority of the minority provision in the Merger Agreement expressly carves out the following from the definition of KKR "affiliates" whose votes will not count towards approval: investment funds, other investment advisory vehicles, and portfolio companies of investment funds.

        100. KKR is party to a strategic partnership agreement with Fidelity Investments, which directly and indirectly holds approximately 25% of KFN's outstanding shares and is KFN's single largest shareholder. KFN's CEO, Defendant Farr, personally negotiated this strategic partnership with Fidelity on behalf of KKR. Under the terms of the KKR-Fidelity partnership, Fidelity has exclusive access to all retail securities that are allocated to KKR in all U.S. public offerings in which KKR participates as an underwriter, including all IPOs and follow-on offerings. Thus, Fidelity has ample reason to vote in favor of the Proposed Transaction favoring its partner KKR, even if it fails to maximize shareholder value for KFN investors.

        101. In addition, as noted above, the Termination Fee of potentially hundreds of millions of dollars provided in the Management Agreement makes any competing bid economically unfeasible, particularly when coupled with the $26.25 million termination fee in the Merger Agreement. Moreover, KKR's unique access to nonpublic KFN information has enabled KKR to evaluate KFN's portfolio, and take advantage of market factors, in a way that other potential suitors cannot. Indeed, although the market temporarily depressed KFN's stock price because of outside general economic concerns, KKR enjoyed its unique insight into KFN's asset base to opportunistically time its squeeze out of KFN's investors. As noted above, KKR, through several affiliates, provides all of KFN's management and operations, including selecting, acquiring and selling its investments. Thus, KKR was in a position to know, and did know, that KFN's portfolio of investments was comprised of over 90% in floating rate debt instruments. Indeed, as KKR Member—and KFN director—Nutall explained during KKR's December 16, 2013 investor conference call, "[a] critical item to understand is that KFN itself does not have any employees. KKR is the manager of KFN's balance sheet, and, as such, we've underwritten every asset and manage the portfolio today. So, we are exceedingly familiar with the balance sheet, as we built it and have managed it since 2004." (Emphasis added). Nuttall continued, "these aren't just any assets. They're assets that we know. We like them. We've underwritten all of them." (Emphasis added).

        102. Given the opaque nature of KFN's assets, which have no readily observable market prices and rely on KKR modeling for their valuation, only KKR has access to the information necessary to understand the fair market value of KFN's assets, while KFN's public stockholders are left with no meaningful way to determine whether they are receiving fair value for their shares under the Proposed Transaction.

  B.
  THE PROPOSED TRANSACTION GROSSLY UNDERVALUES KFN

  1.
  KKR Timed The Proposed Transaction To Take Advantage Of KFN's Temporarily Depressed Stock Price

        103. KKR timed the Proposed Transaction to take advantage of a huge disparity between the market price of its common units and KFN's share price. Indeed, KKR's timing could not have been better (for KKR).

        104. The FINANCIAL TIMES noted on December 17, 2013 that KFN's shares are down more than 10% in 2013, and in December the Company's shares hit a 52-week low of $8.91 per share. KFN's shares had traded as high as $11.24 per share as recently as July 2013. KKR's common units, by contrast, were up nearly 60% year-to-date at the time that the Proposed Transaction was announced.

        105. The following chart illustrates the advantageous timing of the Proposed Transaction's Exchange Ratio—which will pay 0.51 common units of KKR for each share of KFN—to KKR:

        106. KFN's stock price drop, particularly from October through the announcement of the Proposed Transaction, was directly linked to KKR's control of the Company. KKR was able to temporarily dampen KFN's performance long enough to enter into the Proposed Transaction at a bargain basement price.

        107. Specifically, despite the fact that the Company had invested in an increasing number of real estate projects and was well positioned to experience massive profits in the oil sector (discussed infra), the Company's newly appointed CEO Farr, a KKR employee since 2007, announced during an October 23, 2013 conference call, that the Company was "going to narrow our new capital commitments to three main strategies instead of six ... the three areas we are focused on for new capital commitments are CLO [collateralized loan obligation] equity, opportunistic credits and then a new, a related area, specialty financed lending." Real estate ventures, an emerging source of profits for the Company, and oil and gas investments, already responsible for 25% of the Company's revenues, were thus purportedly no longer areas of focus for KFN.

        108. Not surprisingly, analysts were quick to downgrade the Company on this unexpected news that, moving forward, it would no longer pursue these profit sources. For example, the very next day, FBR Capital downgraded the Company's prospects.

        109. The market reaction to the unforeseen change in strategy was swift and immediate and mirrored the analyst downgrades. The Company's stock price, which had been trending upward for the previous month and was approaching its peak for the year, plummeted. KFN stock dropped nearly ten percent in just one week's time, and continued to fall until the days prior to the Proposed Transaction's announcement, hitting a low of less than $9 per share, a drop in value of almost twenty percent. In fact, the Company was trading below its book value as a result of the unexpected change in management strategy.

        110. The volume traded the day following Farr's announcement of the Company's sudden departure from two of its most profitable sectors clearly accomplished KKR's goal of inducing investors to sell their shares of KFN en masse and thereby drive down the stock price of the Company: well over 8,000,000 KFN shares traded October 24, 2013, more than twice as many shares changed hands than on any single day of trading in more than two years.

        111. Because it was able to exert direct downward pressure on the Company's share price, KKR then structured the Proposed Transaction as a stock-for-stock merger, allowing it to acquire undervalued KFN shares with its own overvalued shares.

        112. Under Delaware's Limited Liability Company Act, KFN's shareholders are not entitled to appraisal rights in connection with the Proposed Transaction unless such rights are granted to them under KFN's operating agreement or the Merger Agreement. See 6 Del. C. § 18-210. The Amended and Restated Operating Agreement of KKR Financial Holdings LLC, dated as of May 3, 2007, as amended May 7, 2009, however, states that KFN's shareholders "are not entitled to dissenters' rights of appraisal in the event of a merger, consolidation or conversion ... or any other similar transaction or event." The Merger Agreement likewise does not grant appraisal rights to KFN stockholders. Thus, KFN stockholders have no alternative to seek fair value for their shares.

        113. In addition, the KFN Board failed to negotiate for the inclusion of a price collar mechanism in the Merger Agreement to account for potential decreases in the value of KKR's units subsequent to the announcement of the Proposed Transaction but prior to the closing—as of February 20, 2014, KKR's units were down approximately 4.9% to $23.83, reducing the implied value under the Exchange Ratio to approximately $12.15 per share. A collar would have provided for adjustments to the Exchange Ratio to protect against potential decreases in KKR's unit price prior to closing.

        114. Events that have transpired since the announcement of the Proposed Transaction have only served to confirm KKR's opportunistic timing with respect to the Proposed Transaction. While the price of KKR's units has continued to fall, further negatively impacting KFN shareholders because of the lack of a price collar mechanism as noted above, KFN reported net income available to common shareholders of $62 million or $0.30 per diluted common share for the fourth quarter of 2013, compared to $33 million or $0.16 per diluted common share for the third quarter of 2013. On KFN's fourth quarter earnings call of January 31, 2014, KFN management attributed the increase to "a higher level of gains on investments in a quarter where we saw rallies in both credit and equity markets." Specifically, KFN management observed that:

  [KFN] generated $62 million of net income to common shareholders for the fourth quarter, which implies an annualized return on equity of over 11% for the quarter. This compares with $33 million, or 6% return on equity, for the third quarter. This quarter-over-quarter improvement in earnings was primarily driven by a $27 million increase in other income, nearly all from net investment gains.

        115. While the benefits from KFN's increased earnings will now inure to the benefit of KKR rather than KFN shareholders, further adding insult to injury is the fact that distributions to the former KFN shareholders will actually diminish as a result of the Proposed Transaction. For example, in 2013, KFN stockholders received total distributions of $0.90 per common share. As previously noted, KFN shareholders will receive 0.51 common units of KKR for each common share of KFN. Following the merger, KKR's distributions are forecasted to be $1.46 per KKR unit. Thus, following the closing of the Proposed Transaction, KFN shareholders will receive $0.74 per former KFN interest, or an 18% drop in yield. And even that diminished return for KFN stockholders is illusory, in that the declaration and payment of any distributions are subject to the discretion of the board of directors of the general partner of KKR, which does not owe fiduciary duties to KKR's unitholders, as noted herein.

        116. Much like analysts widely panned the change in Company strategy, analysts did not believe that KFN received a fair deal from KKR. For example, Wells Fargo analyst Joel Houck downgraded the Company's stock immediately upon the announcement of the Proposed Transaction, stating that it failed to represent an adequate premium based on the Company's true value.

    2.
    KKR Opportunistically Timed The Proposed Transaction To Take Advantage Of A Forecasted Rise In Interest Rates Which Will Drive KFN's Value Upward

        117. KKR, knowing that interest rate increases in the near future would dramatically increase the value of KFN, opportunistically timed the Proposed Transaction so that it could acquire KFN at a discount before interest rates increased. KKR understood that an increase in interest rates would increase the value of KFN's floating rate debt investments and, in turn, increase the value of KFN. These circumstances prompted KKR to act quickly to force an acquisition of KFN before a forecasted increase in market interest rates in order to capture the increase in KFN's value for itself.

        118. In its Form 10-Q filed with the SEC on November 6, 2013, KFN displays a chart showing the increase in its net income for every 1% increase in its benchmark interest rate:

  Interest rate risk impacts our interest income, interest expense, prepayments, as well as the fair value of our investments, interest rate derivatives and liabilities. We generally fund our variable rate investments with variable rate borrowings with similar interest rate reset frequencies. Based on our variable rate investments and related variable rate borrowings as of September 30, 2013, we estimated that increases in interest rates would impact net income by approximately (amounts in thousands):

Change in interest rates	Annual Impact
Increase of 1.0%	$(14,929)
Increase of 2.0%	$5,370
Increase of 3.0%	$25,670
Increase of 4.0%	$45,970
Increase of 5.0%	$66,269

        119. KKR understood all of this and positioned itself to capture the lion's share of any benefits to KFN from rising interest rates.

        120. KKR itself has publicly acknowledged the likely shift towards higher interest rates signaled by recent Federal Reserve policy statements. KKR's Form 10-Q filed with the SEC on November 1, 2013, notes that "[t]he U.S. Federal Reserve has also signalled [sic] an upcoming shift in monetary policy and tapering of quantitative easing [that] could cause interest rates to rise substantially which could affect our investments."

        121. KKR decided to take no chances. It spotted the opportunity to use its control over KFN to realize a windfall by buying out KFN's public stockholders now, at a time of historically low interest rates, and then await a windfall after the expected increase in interest rates and corresponding boom in KFN's value.

    3.
    KFN's Future Remains Bright

        122. Although KKR exerted its influence over KFN in order to acquire the Company cheaply, KFN was dripping with assets whose profitability would, absent the Proposed Transaction, have sent the Company's share price skyrocketing. Oil and natural gas revenues had already doubled as a percentage of KFN's revenues compared to previous year results, as announced in a May 1, 2013 press release disclosing the Company's first quarter 2013 results. This trend continued through the second quarter 2013, which showed that oil and gas comprised fully 20% of the Company's revenues, and by the third quarter of 2013, oil and gas projects constituted 25% of the Company's total revenue. KFN was poised to realize significantly increased revenues from oil, above these already rapidly growing returns, as a result of key initiatives just recently announced by the Company.

        123. On July 31, 2013, EXCO Resources ("EXCO") and the Company entered into a participation agreement (the "Participation Agreement") whereby in exchange for a cash payment of approximately $131 million, plus the obligation going forward to jointly fund future developments, KFN received the right to 75% of each well's returns. These wells are in the lucrative Eagle Ford Shale range of Texas, which has been widely referred to as "the most profitable field in the world" by natural resources titans, including J. Michael Yeager, CEO of BHP Billiton Petroleum.

        124. Beyond merely being found in the world's most profitable oil field, these wells are also located in what is referred to as the Buda subfield, possibly the highest producing and easiest to drill subsection of the Eagle Ford Shale range. These leases are near natural fault lines, greatly minimizing the cost and time involved in drilling and completing oil wells. The first well drilled in the Buda area by the Contango oil company paid back its drilling costs, pumping pure profit back to its investors, in less than four months. A more recent well returned its costs in just six weeks. Between the five most active oil companies in this subfield, there have been 13 Buda wells drilled: the first nine wells paid back their costs in less than six months and the other four have only been producing for a few weeks but already appear extremely promising.

        125. KKR also has a share in the EXCO fields, and it is clear that, by acquiring KFN, it wants to monopolize control over this incredible stream of profitability. The terms of the Participation Agreement allow EXCO to buyout the 75% interest held by KFN in late 2014 at fair market rates. KFN was either likely to take a monumental, one-time jolt to its revenue stream or poised to provide lasting, dramatic returns to shareholders. Given the Company's impending success with its oil investments and the importance to its revenues that oil and gas already held, it is no surprise that the market reacted negatively to the October announcement by KKR member and KFN CEO Farr of the Company's purported abandonment of this valuable revenue stream, although the true purpose of the announcements was to cause the share price of KFN to drop, and to allow KKR's acquisition of the Company to occur at a price dramatically below KFN's true value.

    4.
    The Transaction Committee's Financial Advisor, Sandler O'Neill, Was Hopelessly Conflicted And Its Fairness Opinion Is Severely Lacking

        126. The Transaction Committee retained Sandler O'Neill as its financial advisor in connection with the Proposed Transaction. The terms and scope of Sandler O'Neill's engagement confirm that the bank's intended role was simply to rubber stamp KKR's advantageous transaction and create the façade of a fair and independent process.

        127. The Proxy states that Sandler O'Neill was to receive a fee of $17 million, purportedly for serving as the financial advisor to the Transaction Committee. The bulk of this fee, however, was not contingent upon the performance of advisory duties. Instead, a grossly outsized $15 million of the fee was contingent upon the consummation of the Proposed Transaction. Sandler O'Neill therefore had an unreasonable incentive to recommend in favor of the Proposed Transaction, regardless of its economic merits.

        128. In the usual corporate sale situation, target boards justify a heavily incentive laden fee to their banker by saying it rewards the banker to obtain the highest price available, from whatever source. But here, there was no reason to award Sandler O'Neill an almost entirely contingent fee, since it was not retained to look for any alternative other than KKR. Rather, the high contingent fee was simply a means to assure that Sandler would bless whatever price KKR was willing to pay, regardless whether that price was fair to KFN investors.

        129. Motivated by the prospect of such a hefty payday, Sandler O'Neill delivered a thinly-supported fairness opinion to the Transaction Committee, concluding that, as of December 16, 2013, the Exchange Ratio was fair, from a financial point of view, to KFN's common stockholders. Glaring weaknesses in Sandler O'Neill's self-interested fairness opinion, however, only serve to undermine its conclusion.

        130. First, the scope of Sandler O'Neill's retention was unreasonably narrow. The bank was not retained to, and did not, consider or evaluate potential alternatives to the Proposed Transaction, including whether remaining as a standalone business might provide a higher return to KFN's public shareholders. The Proxy makes no mention of any efforts by the Transaction Committee or Sandler O'Neill to conduct any pre-signing market check or to actively shop the Company and, as discussed above, the Merger Agreement contains a restrictive "No-Shop" provision barring the Transaction Committee from undertaking any such efforts post-signing. Tellingly, Sandler O'Neill's fairness opinion "does not address the underlying business decision of the Company to engage in the [Proposed Transaction], the relative merits of the [Proposed Transaction] as compared to any other alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage."

        131. Second, Sandler O'Neill does not appear to have been provided with KFN management's financial projections, such as the typical 3-year or 5-year earnings before interest, taxes, depreciation and amortization ("EBITDA") or free cash flow projections commonly employed in mergers and acquisitions to estimate the value of the target company. Management projections of future financial performance are widely considered to be critical because management best understands the business and is therefore in the best position to estimate its future performance. Yet the Proxy does not list management projections among the sources of information that Sandler O'Neill reviewed and considered in connection with its fairness opinion. Instead, Sandler O'Neill appears to have relied only on "publicly available mean analyst earnings estimates" for 2013 and 2014, "publicly available mean analyst growth estimates for years thereafter" and "discuss[ions]" with KFN senior management. The Proxy provides no explanation why KFN, a sophisticated investment vehicle controlled by a global private equity firm, did not prepare basic management financial projections to assist Sandler O'Neill in its valuation analysis.

        132. In fact, the Proxy goes on to state that KFN management had prepared financial projections only for the year 2015. These were available to Sandler O'Neill, who elected not to consider them. See Proxy at 78-79. Sandler O'Neill's valuation analysis relied on publicly available analyst estimates rather than a complete set of projections created by the group best positioned to forecast KFN's future financial performance—its own management team. Sandler O'Neill's valuation analysis and fairness opinion therefore did not and could not serve as meaningful bases upon which the Transaction Committee could evaluate the fairness of the Exchange Ratio.

        133. Third, it appears that Sandler O'Neill was not given access to internal due diligence information from KKR in order to evaluate its financial condition, as one would expect in any arms-length transaction involving a stock-for-stock deal. Any disinterested financial advisor would have insisted on access to confidential internal due diligence from KKR, subject to an appropriate and customary confidentiality agreement if necessary, in order to ensure that the value of KKR's stock implied by the Exchange Ratio was adequately supported by a complete look at its financial condition based on all relevant information, and that there were no other material issues at KKR that could negatively impact KFN's public stockholders post-closing. That Sandler O'Neill failed to do so confirms that its chief concern was in merely justifying the price that KKR had already settled on.

        134. Fourth, Sandler O'Neill improperly evaluated the Proposed Transaction by comparing it to cherry-picked examples of mergers involving "companies in the financial services industry where the buyer and the target had commercial relationships similar to those between KFN and KKR"—precisely the type of transactions likely to lead to the target company being undervalued. Because the Proposed Transaction outperformed these "comparative deals," Sandler O'Neill incorrectly determined that it was fair.

    5.
    Wall Street Analyst Reports, Including A Report By The KFN Board's Own Financial Advisor, And An Analysis Of Comparable Companies, Confirm That The Proposed Transaction Undervalues The Company

        135. Several Wall Street analysts have noted that KFN is strategically poised for strong financial performance. As recently as October 2013, the Transaction Committee's own financial advisor, Sandler O'Neill, increased its share price target for KFN to $25.00 per share, according to an October 15, 2013 article on TickerReport.com. In October 2013, analysts at Credit Suisse reportedly placed a price target of $21.00 per share on KFN shares. And a December 18, 2013 article on TickerReport.com notes that analysts at Morgan Stanley raised their price target for KFN from $24.00 to $27.00 per share in a November 14, 2013 research note. The Board, however, approved a sale of KFN to KKR for consideration of only $12.79 per share—nearly half of what its own financial advisor believed the shares to be worth just two months earlier.

        136. Sandler O'Neill and Credit Suisse were not outliers. Compass Point Research & Trading, LLC noted in an analyst report in August 2013 that it "believe[s] KFN shares remain undervalued, especially for a business that is capable of producing a high teens ROE during a harvest cycle. In addition, KFN is well positioned for structurally higher interest rates, especially if driven by higher inflation expectations, though initially the benefit will be muted due to floors on lending rates." Similarly, Wells Fargo Securities issued an analyst report on October 24, 2013, noting that KFN was in a "transitional period" and that Wells Fargo Securities "remain[ed] constructive on the long-term prospects of the business and its ability to generate low-mid teen returns, and [reiterated its] Outperform rating on shares."

        137. Further, at the time it was announced, the Proposed Transaction's price represented a P/E multiple of 9.3x. By contrast, the median P/E ratio for the top 20 asset management companies is 17.6x, nearly double the multiple represented by the Proposed Transaction. This comparison with other asset management companies and the severe discount in the P/E ratio represented by the Proposed Transaction further confirms that the Proposed Transaction substantially undervalues KFN.

  C.
  THE PROPOSED TRANSACTION LEAVES KFN SHAREHOLDERS WITH A MINORITY INTEREST OF INFERIOR COMMON UNITS IN A CONTROLLED COMPANY

        138. KKR is a limited partnership that is controlled by its managing partner, which is in turn controlled by KKR's founders. KKR public filings make clear that "[c]ommon unit holders have only limited voting rights relating to certain matters and, therefore, will have limited or no ability to influence management's decisions regarding [KKR's] business." (Emphasis added).

        139. Moreover, KKR's partnership agreement expressly excludes "any duties or liabilities, including any fiduciary duties to the Partnership, any Limited Partner or any other Person bound by the [Partnership] Agreement." By contrast, KFN's operating agreement provides that the fiduciary duties of KFN directors are "generally consistent with those of a director of a Delaware corporation."

        140. Thus, after consummation of the Proposed Transaction, current KFN shareholders will be left with a minority interest in a controlled limited partnership in the form of unit interests with inferior protection against fiduciary misconduct than KFN's current shares.

CLASS ACTION ALLEGATIONS

        141. Plaintiffs bring this action on behalf of themselves and as a class action on behalf of the public stockholders of KFN other than Defendants and their affiliates (the "Class") pursuant to Court of Chancery Rule 23. Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the Defendants.

        142. This action is properly maintainable as a class action.

        143. The Class is so numerous that joinder of all members is impracticable. As of October 30, 2013, there were 204,824,159 shares of KFN common stock outstanding.

        144. There are questions of law and fact which are common to the Class including, inter alia, the following:

  a.
  Whether the Proposed Transaction is entirely fair to KFN's public stockholders;

  b.
  Whether the Individual Defendants have breached their fiduciary duties to Plaintiffs and the other members of the Class in connection with the Proposed Transaction; and,

  c.
  Whether Plaintiffs and the Class are entitled to damages.

        145. Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. Plaintiffs' claims are typical of claims of the other members of the Class and Plaintiffs have the same interests as the other members of the Class. Accordingly, Plaintiffs are adequate representative of the Class and will fairly and adequately protect the interests of the Class.

        146. The prosecution of separate actions by individual Class members would create the risk of inconsistent or varying adjudications with respect to individual Class members that would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual Class members that would as a practical matter be dispositive of the interests of the other members not party to the adjudications or substantially impair or impede their ability to protect their interests.

IV.    THE ENTIRE FAIRNESS STANDARD APPLIES TO THE PROPOSED TRANSACTION

        147. Where corporate fiduciaries—such as KKR in this case—stand on both sides of a transaction, Delaware law applies the entire fairness standard and imposes heightened fiduciary obligations on directors to ensure that the public stockholders are treated fairly. See Mills Acquisition Co. v. Macmillan, Inc., 559 A.2d 1261, 1280 (Del. 1988) ("[D]irectors are required to demonstrate both their utmost good faith and the most scrupulous inherent fairness of transactions in which they possess a financial, business or other personal interest which does not devolve upon the corporation or all stockholders generally.").

        148. This exacting standard involves a two part inquiry into whether a corporate transaction is the result of a fair process and results in a fair price. The initial burden of establishing a fair process and fair price rests with the directors defending the transaction.

        149. Here, the entire fairness standard applies to the Proposed Transaction because KKR controls KFN. Under the Management Agreement, KKR provides all of KFN's management, investment activities and administrative services and thus exercises complete control over KFN's business. The terms of the Management Agreement, which renews automatically each year, only permits KFN to terminate it under a narrow set of circumstances. Unless KKR has breached the Management

Agreement, KFN can only terminate it by a vote of at least two-thirds of its independent directors or by a majority vote of its outstanding common shares if KKR's performance is deemed materially detrimental to the Company or the management fees are deemed unreasonable (subject to KKR's right to negotiate a mutually- acceptable reduction in fees). Thus, KFN could not terminate the Management Agreement to pursue an interested competing bidder. Even in the limited circumstances where KFN could terminate the Management Agreement, this would require over six-months' advance notice to KKR and the payment of a prohibitively expensive Termination Fee in the hundreds of millions of dollars. Thus, KKR is able to effectively wield complete control over KFN by virtue of the Management Agreement.

        150. Even if KKR did not control KFN, KFN's Board still breached its duty of loyalty to KFN's public shareholders, and the Proposed Transaction does not satisfy entire fairness review.

        151. Because the Board did not constitute a special committee that was empowered in any meaningful way to negotiate with KKR and protect KFN's interests, and instead allowed the highly conflicted Hazen to dominate negotiations, the Board acted disloyally to KFN's public shareholders.

COUNT I

AGAINST THE INDIVIDUAL DEFENDANTS FOR
BREACH OF FIDUCIARY DUTY

        152. Plaintiffs repeat and reallege the foregoing paragraphs as if fully set forth herein.

        153. The Individual Defendants have violated their fiduciary duties of due care and loyalty owed to KFN's stockholders by agreeing to the Proposed Transaction, which does not provide a fair or value maximizing price to the Company's public stockholders and which was agreed to following an unfair process.

        154. As a result of the actions of the Individual Defendants, Plaintiffs and the Class have been and will be damaged in that they will be forced to receive unfair consideration for their shares of KFN common stock under the Merger Agreement's Exchange Ratio following an unfair sale process.

        155. Plaintiffs and the Class have no adequate remedy at law.

COUNT II

AGAINST DEFENDANT KKR FOR BREACH OF FIDUCIARY DUTY

        156. Plaintiffs repeat and reallege the foregoing paragraphs as if fully set forth herein.

        157. Defendant KKR has breached its fiduciary duty of loyalty in its capacity as a controlling stockholder of KFN. KKR, which through certain of its affiliates is a stockholder of KFN, dominates and controls KFN by virtue of the Management Agreement through which it provides all of KFN's management and operations. In addition, given the oppressive cost to KFN of terminating the Management Agreement, KFN cannot reasonably take any action contrary to KKR's interests.

        158. By causing KFN to enter into the Merger Agreement at an unfair price and following an unfair process, KKR has failed to discharge its fiduciary obligations to Plaintiffs and the Class.

        159. Plaintiffs and the Class have no adequate remedy at law.

COUNT III

AGAINST DEFENDANTS KKR, KKR FUND HOLDINGS L.P., AND COPAL MERGER
SUB LLC FOR AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

        160. Plaintiffs repeat and reallege the foregoing paragraphs as if fully set forth herein.

        161. As alleged in detail herein, the Individual Defendants have breached their fiduciary duties to Plaintiffs and the other members of the Class.

        162. KKR, KKR Fund Holdings L.P. and Copal Merger Sub LLC (the "Aiding and Abetting Defendants") have aided and abetted the Individual Defendants in their breaches of fiduciary duty. As parties to the Merger Agreement, the Aiding and Abetting Defendants were aware of the Individual Defendants' breaches of fiduciary duties and in fact actively and knowingly encouraged and participated in said breaches in order to obtain substantial financial benefits for themselves, to the detriment of KFN's common stockholders.

        163. Plaintiffs and the Class have no adequate remedy at law.

        WHEREFORE, Plaintiffs demand judgment in their favor and in favor of the Class and against Defendants, as follows:

  A.
  Declaring that this action is properly maintainable as a class action;

  B.
  Declaring that the Individual Defendants have breached their fiduciary duties to KFN's public stockholders;

  C.
  Declaring that KKR has breached its fiduciary duties to KFN's public stockholders;

  D.
  Declaring that the Aiding and Abetting Defendants aided and abetted the breaches of fiduciary duty by the Individual Defendants;

  E.
  Awarding compensatory damages to Plaintiffs and the Class;

  F.
  Awarding Plaintiffs the costs and disbursements of this action, including reasonable attorneys' and experts' fees; and

        G.    Granting such other and further relief as this Court deems just and proper.

        Dated: February 21, 2014

GRANT & EISENHOFER P.A.
OF COUNSEL:	/s/ MARY S. THOMAS
Stuart M. Grant (Del. Bar No. 2526)
Mark Lebovitch	Mary S. Thomas (Del. Bar No. 5072)
Jeroen van Kwawegen	Nathan A. Cook (Del. Bar No. 4841)
Adam Hollander	Bernard C. Devieux (Del. Bar No. 5689)
BERNSTEIN LITOWITZ BERGER &	Oderah C. Nwaeze (Del. Bar No. 5697)
GROSSMANN LLP	123 Justison Street
1285 Avenue of the Americas	Wilmington, Delaware 19801
New York, New York 10019	(302) 622-7000
(212) 554-1400
Co-Lead Counsel for Plaintiffs
Co-Lead Counsel for Plaintiffs
LABATON SUCHAROW LLP
Christopher J. Keller	Christine S. Azar (Del. Bar No. 4170)
Eric J. Belfi	Peter C. Wood, Jr. (Del. Bar No. 5249)
Michael W. Stocker	Ned C. Weinberger (Del. Bar No. 5256)
LABATON SUCHAROW LLP	300 Delaware Avenue, Suite 1225
140 Broadway	Wilmington, Delaware 19801
New York, New York 10005	(302) 573-2530
(212) 907-0700
Co-Lead Counsel for Plaintiffs
Co-Lead Counsel for Plaintiffs

Annex F

ROBBINS GELLER RUDMAN
    & DOWD LLP
RANDALL J. BARON (150796)
A. RICK ATWOOD, JR. (156529)
DAVID T. WISSBROECKER (243867)
EDWARD M. GERGOSIAN (105679)
DAVID A. KNOTTS (235338)
655 West Broadway, Suite 1900
San Diego, CA 92101
Telephone: 619/231-1058
619/231-7423 (fax)

Attorneys for Plaintiffs

[Additional counsel appear on signature page.]

SUPERIOR COURT OF THE STATE OF CALIFORNIA
COUNTY OF SAN FRANCISCO

IRVING S. AND JUDITH BRAUN, Joint Account, Individually and on Behalf of All Others Similarly Situated,	) ) )	VIA FAX Case No. CGC-13-536281
)
Plaintiffs,	)	CLASS ACTION
)
vs. KKR FINANCIAL HOLDINGS LLC,	) ) )	AMENDED COMPLAINT FOR BREACHES OF FIDUCIARY DUTY AND AIDING AND ABETTING
KKR & CO. L.P.,	)
KKR FUND HOLDINGS L.P.,	)
COPAL MERGER SUB LLC,	)
CRAIG J. FARR,	)
PAUL M. HAZEN.	)
TRACY LYNN COLLINS,	)
ROBERT L. EDWARDS,	)
VINCENT PAUL FINIGAN,	)
R. GLENN HUBBARD, PH.D.	)
ROSS J. KARI,	)
ELY L. LICHT,	)
DEBORAH H. MCANENY,	)
SCOTT C. NUTTALL,	)
SCOTT RYLES,	)
WILLY STROTHOTTE and	)
DOES 1-25, inclusive,	)
)
Defendants.	)
)

AMENDED COMPLAINT FOR BREACHES OF FIDUCIARY DUTY AND AIDING AND ABETTING

        Plaintiffs, by their attorneys, allege as follows:

SUMMARY OF THE ACTION

        1.     This is a stockholder class action brought on behalf of the holders of KKR Financial Holdings LLC ("KFN" or the "Company") common stock against KFN, the members of KFN's Board of Directors (the "Board"), KKR & Co. L.P., a Delaware limited partnership ("KKR LP"), KKR Fund Holdings L.P., an exempted limited partnership formed under the laws of the Cayman islands ("Fund Holdings"), and Copal Merger Sub LLC, a Delaware limited liability company ("Merger Sub," and with KKR LP and Fund Holdings, "KKR") for breaches of fiduciary duty and/or other violations of state law arising out of defendants' efforts to complete the sale of the Company to KKR pursuant to an unfair process and for an unfair price (the "Proposed Acquisition"). In pursuing the unlawful plan to sell KFN to KKR, each of the defendants violated applicable law by directly breaching and/or aiding the other defendants' breaches of their fiduciary duties of loyalty, due care, candor, independence, good faith and fair dealing.

        2.     KFN is a specialty finance company with expertise in a range of asset classes. KFN is managed and advised by KKR Financial Advisors LLC ("Manager"), a wholly-owned subsidiary of KKR ("Manager" and "KKR" often collectively referred to herein as "KKR").

        3.     On December 16, 2013. KKR and KFN announced that they had entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which KKR will acquire KFN for a mere 0.51 common units of KKR LP for each common share of KFN. Based on the closing price of the KKR LP common units as of December 16, 2013, the exchange ratio equates to a value of $12.79 per common share of KFN. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement. KFN will become a wholly-owned subsidiary of KKR.

        4.     KKR created KFN and continues to control KFN by virtue of a management agreement between Manager and KFN (the "Management Agreement"). KFN has no facilities, no offices, no employees, and no independent management. In its most recent annual report ("10-K"), KFN admitted that "[w]e have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation and execution of our business and investment strategies and our risk management practices." The Management Agreement also guarantees that the KFN Board has no real supervision or oversight over KKR, and indeed. KKR is solely responsible for monitoring its own performance then providing periodic reports regarding that own performance to the KFN Board. In addition, in light of the egregious termination fee provisions in the Management Agreement, KFN is effectively unable to terminate KKR as its manager.

        5.     While KFN's valuable assets would ordinarily attract the interest of other buyers in a sale process, the Proposed Acquisition and the Management Agreement combine to erect an insurmountable barrier to any and all other potential purchasers. The Management Agreement contains a one-sided termination provision (the "Management Termination Fee") that requires KFN to pay an excessive penalty if it attempts to terminate while essentially allowing KKR to terminate the agreement without cost. Given the control that KKR yields over KFN, it is likely that any other buyer would seek to dissolve the Management Agreement in order to effectuate its control over the entity it had just purchased. But if another buyer attempts to do so, it must provide 180 days' notice and pay an over $252.6 million termination fee to KKR. This figure amounts to more than KFN's current cash and cash equivalents and represents an effective 10.3% termination fee on the Proposed Acquisition's estimated common equity value of $2.6 billion.

        6.     Despite the significant impact of a 10.3% termination fee to the Proposed Merger, the Board did not attempt to ensure that the provision was negotiated by unconflicted fiduciaries. Rather, Craig J. Farr ("Farr"), CEO of KFN and perhaps the most conflicted KFN Board member, engaged in a single discussion with his colleagues at KKR, wherein KKR informed Farr that KKR "was unwilling to modify or eliminate the termination fee if there were a change of control of KFN." The KFN Board never again discussed the issue and never once attempted to unwind the damage that Farr had already done.

        7.     Farr was grossly conflicted and should not have been KFN's sole representative in this crucial conversation. In addition to his position as CEO of KFN, Farr is also the Head of KKR Asset Management, is a member of KKR's Risk Committee, and oversees KKR's Capital Markets and origination business. Farr is essentially responsible for Manager's financial performance and it was not in Farr's interests to negotiate for a material change to an agreement by a company for which he is responsible.

        8.     After Farr and his colleagues at KKR agreed not to amend the Management Termination Fee in the event of a change of control, the Board's "Transaction Committee" conducted a short process marked by repeated concessions and a minimal increase in merger consideration. KKR dictated the terms of the Proposed Acquisition and in light of KKR's control over KFN's operations, the KFN Board yielded little actual leverage in the negotiations. Throughout the negotiations, KKR already knew what it would ultimately pay for KFN, KKR wielded immense power over KFN through the Management Agreement, and the KFN Board's limited process did nothing to change KKR's bottom line.

        9.     As a result of that flawed process, plaintiff stockholders of KFN are receiving units with far less protections than their current KFN common shares and results in an even lower value for the consideration received. For example, defendants admit in the S-4 that KFN common shareholders will "not have a voting interest in most matters after the merger and will exercise materially less or no influence over management" and that they will have "no control over KKR's management." This is because KKR common unitholders are not entitled to elect the general partner and are not entitled to elect the directors of KKR's general partner. As additionally described herein, the Proposed Acquisition consideration significantly undervalues both KFN's inherent value and its value to KKR and defendants improperly manipulated the timing of the Proposed Acquisition's announcement.

        10.   Compounding these problems, on January 15, 2014, defendants filed with the SEC a materially false and misleading Form S-4 Registration Statement Under the Securities Act of 1933 that omitted several crucial facts regarding the Proposed Acquisition as detailed herein.

        11.   In sum, acting on their own self-interest, defendants utilized a defective sales process that was not designed to maximize shareholder value or protect the interests of KFN shareholders, but rather was designed to divert the Company's valuable assets to KKR. Each of the defendants has breached their fiduciary duties of loyalty, due care, independence, candor, good faith and fair dealing, and/or has aided and abetted such breaches. Rather than acting in the best interests of the Company's shareholders, defendants spent substantial effort tailoring the structural terms of the Proposed Acquisition to aggrandize their own personal interests and to meet the specific needs of KKR. which efforts will eliminate the majority of the equity interest of KFN's shareholders. Plaintiffs seek to enjoin the Proposed Acquisition.

JURISDICTION AND VENUE

        12.   This Court has jurisdiction over the cause of action asserted herein pursuant to the California Constitution, art. VI, §10, because this case is a cause not given by statute to other trial courts.

        13.   This Court has jurisdiction over KFN because KFN is a citizen of California and Delaware as it is incorporated in Delaware and has its principal place of business at 555 California Street, 50th Floor, San Francisco, California. This action is not removable.

        14.   Venue is proper in this Court because the conduct at issue took place and had an effect in this County.

 PARTIES

        15.   Plaintiffs Irving S. and Judith Braun, Joint Account, are, and at all times relevant hereto were, shareholders of KFN.

        16.   Defendant KFN is a Delaware corporation, headquartered in San Francisco, California. KFN is sued as an aider and abettor herein.

        17.   Defendant KKR LP is a Delaware limited partnership. KKR LP is sued as an aider and abettor herein.

        18.   Defendant Fund Holdings is an exempted limited partnership formed under the laws of the Cayman islands. Fund Holdings is sued as an aider and abettor herein.

        19.   Defendant Merger Sub is a Delaware limited liability company. Merger Sub is sued as an aider and abettor herein.

        20.   Defendant Farr is and at all relevant times has been the President and CEO of KFN and a member of the Board. Farr also serves as Head of KKR Asset Management LLC and oversees KKR's Capital Markets and Origination business. Farr is a member of KKR's risk committee.

        21.   Defendant Paul M. Hazen ("Hazen") is and at all relevant times has been Chairman and a member of the Board. Hazen also chairs the board KKR subsidiary Accel-KKR and serves as a senior advisor to KKR. Additionally, Hazen serves on the board of KSL Recreation, a company founded with the support of KKR Co-Founder Henry Kravis. Hazen served on the Phelps Dodge Board shortly after Phelps Dodge sold its stake in Accuride to the Accuride management and a KKR affiliate. Hazen has served on the Airtouch and Vodaphone Boards (2000-2006) with Arun Sarin, now a senior KKR advisor and CEO at Accel-KKR Telecom. Hazen served on the Safeway Inc. Board after KKR purchased the company in 1986. Hazen remained on the Safeway board until 2012 long after KKR sold the company in 1999. Hazen sits on the board of the Willis Group Holdings Plc, a company chaired Corporation with KKR and KFN director Scott Nuttall.

        22.   Defendant Tracy Lynn Collins ("Collins") is and at all relevant times has been a member of the KFN Board. Collins joined KFN in August 2006 and serves on KFN's Audit and Compensation committees.

        23.   Defendant Robert L. Edwards ("Edwards") is and at all relevant times has been a member of the KFN Board. Edwards has been a director since November 2011 and serves on the audit committee. Edwards serves on the Flextronics Inc. board, a software company in which KKR purchased a controlling stake in April 2006. Edwards served as Safeway's CFO from March 2004 until stepping into the President and CEO position in May 2013, shortly after Hazen stepped down from Safeway's Chairman of Nominating and Governance Committee and Member of Compensation Committee in 2012.

        24.   Defendant Vincent Paul Finigan ("Finigan") is and at all relevant times has been a member of the KFN Board since 2006 and currently serves on KFN's Compensation, nominating & Corporate Governance, and Affiliated Transactions Committees.

        25.   Defendant R. Glenn Hubbard Ph.D ("Hubbard") is and at all relevant times has been a member of the Board since October 2004 and serves on KFN's Audit and Compensation Committees. Hubbard is the Dean of Columbia Business School, to which KKR Co-Founder Henry Kravis donated $100 million in 2010, the largest donation in the school's history. Hubbard served on the Board of Capmark Financial Group Inc. from 2006 to 2008 after KKR purchased a significant stake in Capmark in 2006. Capmark went bankrupt in 2009 when KKR and Goldman Sachs & Co. ("Goldman Sachs") loaded the company with debt in a leveraged buyout. KKR maintains a majority stake in Capmark.

which emerged from Bankruptcy in 2011. Hubbard also serves with KKR independent director Patricia Russo at the Economic Club of New York.

        26.   Defendant Ross J. Kari ("Kari") is and at all relevant times has been a member of the Board. Kari joined the KFN board in August 2004 and serves on the Audit Committee. Kari spent a large portion of his career at Wells Fargo from 1983 to 2001, during which time he rose from senior financial analyst to executive vice president and chief financial officer. Kari left Wells Fargo in 2001, around the same time Hazen left his position as Chairman and CEO of Wells Fargo to join KKR affiliate Accel-KKR.

        27.   Defendant Ely L. Licht ("Licht") is and at all relevant times has been a member of the Board. Licht formerly served as a director at KKR. Licht joined Capmark Financial Group Inc. in 2007. From March 2007 to February 2009 he was Executive Vice President and Chairman of Credit Policy for Capmark Financial, and from March 2009 to August 2009 he served as a consultant to Capmark Financial. Licht also was employed at Wells Fargo for 18 years, including as Chief Credit Officer from November 1998 to December 2001, and Executive Vice President for Credit Administration from February 1990 to November 1998. Licht left Wells Fargo in 2001, around the same time Hazen left his position as Chairman and CEO of Wells Fargo to join KKR affiliate Accel-KKR.

        28.   Defendant Deborah H. McAneny ("McAneny") is and at all relevant times has been a member of the Board. McAneny joined the Board in April 2005 and serves on the Compensation. Nominating & Governance, and Affiliated Transactions Committees.

        29.   Defendant Scott C. Nuttall ("Nuttall") is and at all relevant times has been a member of the Board. Nuttall joined KKR in 1996 and is head of KKR's Global Capital and Asset Management Group. He is also actively involved in other companies and funds affiliated with KKR. He has played a significant role in KKR's private equity investments in Alea Group Holdings, Amphenol, Bristol West Holdings, Capmark Financial, First Data Corporation, KinderCare Learning Centers, Legg Mason, Masonite International, Walter Industries, and Willis Group.

        30.   Defendant Scott Ryles ("Ryles") is and at all relevant times has been a member of the Board. Ryles joined the KFN board in November 2008 and serves on KFN's Audit and Affilitated Transactions Committees.

        31.   Defendant Willy Strothotte ("Strothotte") is and at all relevant times has been a member of the Board. Strothotte joined the KFN board in November 2008 and serves on the Compensation and Affiliated Transaction Committees. Strothotte was appointed Chief Executive Officer of Glencore in 1993 and held the combined positions of Chairman and Chief Executive Officer from 1994 until 2001, when the roles of Chairman and Chief Executive Officer were split. Strothotte has been Chairman of Xstrata AG since 1994, and Chairman of Xstrata plc since February 2002. Strothotte sat on the Glencore Xstata International Board with KFN director Hazen and former KKR Partner Robert MacDonnell. KKR adviser John Mack now serves on Glencore Xstrata's board.

        32.   The defendants named above in ¶¶20-31 are sometimes collectively referred to herein as the "Individual Defendants."

        33.   The true names and capacities of defendants sued herein under California Code of Civil Procedure §474 as Does 1 through 25, inclusive, are presently not known to plaintiffs, who therefore sues these defendants by such fictitious names. Plaintiffs will seek to amend this Complaint and include these Doe defendants' true names and capacities when they are ascertained. Each of the fictitiously named defendants is responsible in some manner for the conduct alleged herein and for the injuries suffered by the Class.

 CLASS ACTION ALLEGATIONS

        34.   Plaintiffs bring this action individually and as a class action pursuant to California Code of Civil Procedure §382 on behalf of all holders of KFN stock who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendants.

        35.   This action is properly maintainable as a class action.

        36.   The Class is so numerous that joinder of all members is impracticable. According to the Merger Agreement. KFN had over 204.8 million shares issued and outstanding as of December 13, 2013.

        37.   There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:

          (a)   whether the Individual Defendants have breached their fiduciary duties of undivided loyalty, independence, or due care with respect to plaintiffs and the other members of the Class in connection with the Proposed Acquisition;

          (b)   whether defendants are engaging in self-dealing in connection with the Proposed Acquisition;

          (c)   whether the Individual Defendants have breached their fiduciary duty to secure and obtain the best value reasonable under the circumstances for the benefit of plaintiffs and the other members of the Class in connection with the Proposed Acquisition;

          (d)   whether defendants are unjustly enriching themselves and other insiders or affiliates of KFN and/or KKR;

          (e)   whether the Individual Defendants have breached any of their other fiduciary duties to plaintiffs and the other members of the Class in connection with the Proposed Acquisition. including the duties of good faith, diligence, candor and fair dealing:

          (f)    whether the defendants. in bad faith and for improper motives, have impeded or erected barriers to discourage other offers for the Company or its assets;

          (g)   whether the Proposed Acquisition compensation payable to plaintiffs and the Class is unfair and inadequate; and

          (h)   whether plaintiffs and the other members of the Class would be irreparably harmed were the transactions complained of herein consummated.

        38.   Plaintiffs' claims are typical of the claims of the other members of the Class and plaintiffs do not have any interests adverse to the Class.

        39.   Plaintiffs are adequate representatives of the Class, have retained competent counsel experienced in litigation of this nature, and will fairly and adequately protect the interests of the Class.

        40.   The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

        41.   Plaintiffs anticipate that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

        42.   Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

THE PROPOSED ACQUISITION

        43.   On December 16, 2013. KKR and KFN announced that they had entered into the Merger Agreement, pursuant to which KKR will acquire KFN for a mere 0.51 common units of KKR LP for each common share of KFN. Based on the closing price of the KKR LP common units as of December 16, 2013, the exchange ratio equates to a value of $12.79 per common share of KFN. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, KFN will become a wholly-owned subsidiary of Fund Holdings.

KKR Created KFN and Continues to Control
KFN Through the Management Agreement

        44.   KKR previously owned KFN and spun it off nine years ago. KFN is managed by a wholly-owned subsidiary of KKR. As described above, several members of the management of KKR and the Company have significant longstanding ties to one another. Since July 24, 2013, the CEO of KFN has been defendant Farr, who is also a member of KKR, and the head of the KKR affiliate that wholly owns the Manager. Two members of KKR, including Farr, sit on the Board.

        45.   Under the management agreement between KKR and KFN. KKR manages the business of KFN. KFN admitted in its most recent 10-K that "[w]e do not employ personnel and therefore rely on the resources and personnel of our [KKR] to conduct our operations." KFN also states that "[w]e do not have any employees. We are managed by KKR Financial Advisors LLC, our Manager, pursuant to the Management Agreement. Our Manager is a wholly-owned subsidiary of KAM and all of our executive officers are members or employees of KKR or one or more of its affiliates." KEN described this relationship in the 10-K as follows:

  We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation and execution of our business and investment strategies and our risk management practices. We are also subject to the risk that our Manager will terminate the Management Agreement and that no suitable replacement will be found. We believe that our success depends to a significant extent upon the experience of our Manager's executive officers, whose continued service is not guaranteed.... We depend on the diligence, skill and network of business contacts of the senior management and investment professionals of our Manager.... Our future success will depend on the continued service of the senior management team and investment professionals of our Manager.

        46.   The KFN Board provides only limited oversight of KKR in its management:

  Our board of directors has approved very broad investment policies for our Manager and does not approve individual investment decisions made by our Manager except in limited circumstances. Our Manager is authorized to follow very broad investment policies (our "Investment Policies") and, in connection with the conversion transaction, these Investment Policies were revised to provide even greater latitude to our Manager with respect to certain matters relating to transactions with our affiliates. Our directors periodically review and approve our Investment Policies. Our board of directors generally does not approve any individual investments, other than approving a limited set of transactions with affiliates that require the prior approval of the Affiliated Transactions Committee of our board of directors. Furthermore, transactions entered into by our Manager may be difficult or impossible to terminate or unwind. Our Manager has significant latitude within the broad parameters of the Investment Policies in determining the types of assets it may decide are proper investments for us.

        47.   The Management Agreement guarantees that KFN has no real supervision or oversight over KKR. The Management Agreement between Manager/KKR and KFN provides that that KKR shall manage the "assets and the day-to-day operations of the Company" subject to supervision of KFN's Board, but also that KKR will "counsel[] the Company in connection with policy decisions to be made by the Board of Directors." Under §2(b)(xviii) of the Management Agreement, KKR is solely responsible for monitoring its own performance and providing periodic reports to KFN's Board regarding the same. KKR is thus responsible for counseling KFN's Board. monitoring its own performance, and providing reports to KFN's Board regarding how to supervise KKR.

Management Termination Fee

        48.   While KFN's valuable assets would ordinarily attract the interest of other buyers in a sale process, the Proposed Acquisition and Management Agreement combine to erect an insurmountable barrier to any and all other potential purchasers. Given the control that KKR yields over KFN, it is likely that any other buyer would seek to dissolve the Management Agreement in order to effectuate its actual control over the entity it had just purchased. But the Management Termination Fee provides for a windfall payment to KKR in the event KFN chooses to terminate. In effect, the Merger Agreement and Management Agreement combine to create a $252.6 million termination fee penalty to a competing acquirer of KFN.

        49.   The Management Termination Fee provisions operate as follows. The Management Agreement is automatically renewed for a one-year term, indefinitely, on December 31 of each year, If KFN elects not to renew the Management Agreement with KKR. KFN must provide notice "not less than 180 days prior to the expiration of the then existing term." KKR is then provided an opportunity to re-negotiate its payment terms and if a revised compensation agreement is not reached, the Management Agreement will terminate. On the date of the termination, KFN is required to pay the Management Termination Fee to KKR. The Management Termination Fee is "equal to the amount of four times the sum of the average annual Base Management Fee and the average annual Incentive Compensation earned by the Manager during the two 12-month periods immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination." In contrast, KKR can terminate the Management Agreement at any point without payment or penalty to KFN.

        50.   Calculation of the Management Termination Fee requires ascertainment of the relevant Base Management Fees and Incentive Compensation Fees paid by KFN to KKR. The monthly Base Management Fee paid by KFN to KKR is equal to 1/12 of KFN's equity, as defined in the Management Agreement, multiplied by 1.75%. KFN paid the following Base Management Fees to KKR over the past three years:

2012	$28.2 million
2011	$26.3 million
2010	$19.1 million

        51.   The monthly Incentive Compensation Fees paid by KFN to KKR in an amount equal to the product of (i) 25% of the dollar amount by which (a) KFN's Net Income, before incentive compensation, per weighted average share of KFN's common shares for such quarter, exceeds (b) an amount equal to (A) the weighted average of the price per share of the common stock of KKR Financial Corp. in its August 2004 private placement and the prices per share of the common stock of KKR Financial Corp. in its initial public offering and any subsequent offerings by KKR Financial Holdings LLC multiplied by (B) the greater of (1) 2.00% and (2) 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of our common shares outstanding in such quarter. KFN paid the following Incentive Compensation Fees to KKR over the past three years:

2012	$37.6 million
2011	$34.2 million
2010	$29.1 million

        52.   The Base Management Fees and Incentive Compensation Fees for 2013 are currently unknown, but based on currently available KFN financial performance metrics, it is unlikely the fees will be less than 2012 or 2011. Thus, "four times the sum of the average annual Base Management Fee and the average annual Incentive Compensation Fee" earned during 2012 and 2011 is $252.6 million.(1) Given that KKR has claimed the Proposed Acquisition involves a total common equity value of $2.6 billion, this figure amounts to an effective 10.3% termination fee.

        53.   KFN's business would be crippled if it were forced to pay KKR the Management Termination Fee. KFN held $221.9 million in cash and cash equivalents as of September 30, 2012 and would have certain difficulty gathering over $252.6 million in cash. KFN's latest 10-K states that "[l]iquidity is essential to our business." Thus, if KKR were forced to pay the Management Termination Fee to KKR. KFN would be unable to meet other obligations and, according to the 10-K, KFN "would likely need to liquidate unencumbered assets, such as our investment and trading portfolios, to meet maturing liabilities. We may be unable to sell some of our assets, or we may have to sell assets at a discount from market value, either of which could adversely affect our results of operations and may have a negative impact on the market price of our common shares and any other securities we may issue."

        54.   KKR effectively acts as a CEO (and indeed, an entire management team) holding a golden parachute worth over 10% of the equity value of KFN. As a result, the Board cannot simply fire KKR—defendants have ensured that KKR will control the operations of KFN and the KFN Board can do nothing about it.

        55.   In full, the "Termination" term of the Management Agreement states as follows:

          (a)   Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until December 31, 2007 (the "Initial Term") and shall be automatically renewed for a one-year term each anniversary date thereafter (a "Renewal Term") unless at least two-thirds of the Independent Directors or the holders of a majority of the outstanding Shares agree that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company or (ii) the compensation payable to the Manager hereunder is unfair; provided that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a fee that at least two-thirds of the Independent Directors determines to be fair pursuant to the procedure set forth below. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any such one-year extension term as set forth above, the Company shall deliver to the Manager prior written notice (the "Termination Notice") of the Company's intention not to renew this Agreement based upon the terms set forth in this Section 13(a) not less than 180 days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, the Company shall designate the date (the "Effective Termination Date"), not less than 180 days from the date of the notice, on which the Manager shall cease to provide services under this Agreement and this Agreement shall terminate on such date: provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by

(1)
The average Base Management Fees and Incentive Compensation Fees paid to KKR in 2012 and 2011 were $32.9 million and $30.25 million. The sum of these figures, $63.15 million, multiplied by four, is $252.6 million.

  delivering to the Company, no fewer than forty-five (45) days prior to the prospective Effective Termination Date, written notice (any such notice, a "Notice of Proposal to Negotiate") of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. Provided that the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 45 day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) ten (10) days following the end of such 45 day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

          (b)   In the event that this Agreement is terminated in accordance with the provisions of Section 13(a) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the "Termination Fee") equal to the amount of four times the sum of the average annual Base Management Fee and the average annual Incentive Compensation earned by the Manager during the two 12- month periods immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

          (c)   No later than 180 days prior to the anniversary date of this Agreement of any year during the Initial Term or Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager's intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice.

          (d)   If this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 9, 10, 13(b) and 16 of this Agreement. In addition, Section 11 of this Agreement shall survive termination of this Agreement.

The Board Did Not Properly Consider or Negotiate the Management Termination Fee

        56.   Given the drastic impact of a 10.3% termination fee on the willingness of another bidder to come forward, one would hope that the Board's "Transaction Committee" would have diligently considered and negotiated that provision's effect on the Proposed Acquisition in an unconflicted process. They did not. The S-4 identifies just a single discussion of the issue, between the most conflicted Board member and KKR, before the Transaction Committee had even been formed:

  Additionally, prior to the formation of the transaction committee, Mr. Hazen discussed with Craig Fair. CEO of KFN, the possibility of modifying or eliminating the termination fee in the management agreement if there were a change of control of KFN. Mr. Farr contacted a representative of KKR and was informed that KKR was unwilling to modify or eliminate the termination fee if there were a change of control of KFN.

        57.   With that, negotiations regarding the Management Termination Fee were over. When the Transaction Committee was eventually formed, it never again discussed the issue and never once attempted to unwind the damage that Farr had already done.

        58.   Farr, as described herein, is grossly conflicted and should not have been KFN's sole representative in this crucial conversation. In addition to his position as CEO of KFN. Farr is also the Head of KKR Asset Management, is a member of KKR's Risk Committee, and oversees KKR's Capital Markets and origination business, which has accounted for over 30% of KKR's fee-related earnings in the past two years. Manager (KKR Financial Advisors LLC) is a wholly-owned subsidiary of KKR Asset Management LLC (of which Farr is the Head). While Farr reports to Kravis and Roberts, Farr is essentially responsible for Manager's financial performance. It was obviously not in Farr's interests to negotiate hard for a material change to an agreement by a company for which he is responsible. This sort of divided loyalty, and standing on both sides of a transaction, is precisely the sort of conflict that the Board should have carefully guarded against. Defendants, however, blatantly ignored these protections in designing the Proposed Acquisition.

        59.   Consequently, as the result of a single conversation between the most conflicted individual, the additional 10.3% effective termination fee remains in place and will block any other potential acquirer.

The Board Conducted a Flawed, Conflicted Process

        60.   After Farr and his colleagues at KKR agreed not to amend the Management Termination Fee in the event of a change of control, the Board's "Transaction Committee" conducted a short process marked by repeated concessions and a minimal increase in merger consideration. On October 31, 2013, KFN formed the Transaction Committee, consisting of Collins, Edwards, Finigan, Kari, McAneny, and Ryles. At that point in time, KKR's offer existed at .46 KKR common units per KFN common share. By December 13, when the KFN Board voted in favor of the Proposed Acquisition, the ratio had increased just .51 KKR common units per KFN common share, a paltry increase particularly when the Board obtained no other concessions from KKR.

        61.   KKR dictated the terms of the Proposed Acquisition and in light of KKR's stranglehold over KFN's operations, the KFN Board yielded little actual leverage in the negotiations. After KKR initially proposed an exchange ratio for common units, the KFN Transaction Committee determined that its "preference in any transaction was for merger consideration consisting entirely of cash." The Transaction Committee informed KKR of that preference on November 13, 2013 and the very same day, KKR responded that it would not consider cash. Yet, the Transaction Committee did not attempt to re-open discussions regarding the Management Termination Fee. Nor did the Transaction Committee attempt to seek an all cash transaction from other buyers, or at least use that attempt as leverage against KKR. Nor did the Transaction Committee seek to continue the negotiation regarding cash consideration. The Transaction Committee capitulated and never again requested cash consideration from KKR, or any other source.

        62.   KKR and the Transaction Committee's portrayal of back-and-forth negotiation in the S-4 is a charade. According to the S-4, on November 19, 2013 the Transaction Committee informed KKR it would cancel a due diligence session if KKR did not increase the proposed exchange ratio up from .46. The same day, KKR continued the kabuki dance and increased the proposed ratio to .48, so the "due diligence session" took place and the negotiations continued. Cancellation of a "due diligence session" would have done nothing to impact KKR's ability to proceed—KKR already controls every aspects of KFN's day-to-day operations and, under the Management Agreement, it is KKR that informs the KFN Board about KFN's operations, not the other way around. KKR would have already obtained, and indeed, generated, any actual "due diligence" of KFN. Throughout the negotiations, KKR already knew what it would ultimately pay for KFN, KKR wielded immense power over KFN through the Management Agreement, and the Transaction Committee's toothless negotiations did nothing to change KKR's bottom line.

If the Proposed Acquisition is Consummated, Plaintiffs Will Be Deprived of Voting Rights and Additional Shareholder Protections as KKR Unitholders

        63.   Plaintiff stockholders of KFN will receive substantially lesser protections and rights in the KKR units pledged as consideration. For example, defendants admit in the S-4 that KFN common shareholders will "not have a voting interest in most matters after the merger and will exercise materially less or no influence over management" and that they will have "no control over KKR's management." This is because KKR common unitholders are not entitled to elect the general partner and are not entitled to elect the directors of KKR's general partner.

        64.   Additionally, because KKR is a limited partnership, it need not comply with various corporate governance requirements of the NYSE, including that it have nominating, corporate governance, and compensation committees composed entirely of independent directors. KKR is also not required to hold annual unitholder meetings. Defendants thus admit that "an investor in KKR common units does not have the same protections afforded to equity holders of entities that are subject to all of the corporate governance requirements of the NYSE." Further:

  KKR's principals, generally have sufficient voting power to determine the outcome of those few matters that may be submitted for a vote of the holders of KKR's common units, including a merger or consolidation of KKR's business, a sale of all or substantially all of KKR's assets and amendments to KKR's amended and restated limited partnership agreement, which is referred to in this proxy statement/prospectus as KKR's partnership agreement, that may be material to holders of KKR common units. In addition, KKR's partnership agreement contains provisions that enable KKR to take actions that would materially and adversely affect all holders of KKR common units or a particular class of holders of common units upon the majority vote of all outstanding voting units, and since, following the merger, nearly a majority of KKR's voting units will be controlled by KKR Holdings, KKR Holdings effectively has the ability to take actions that could materially and adversely affect the holders of KKR common units either as a whole or as a particular class.

  The voting rights of holders of KKR common units are further restricted by provisions in KKR's partnership agreement stating that any KKR common units held by a person that beneficially owns 20% or more of any class of KKR common units then outstanding (other than KKR's managing partner or its affiliates, or a direct or subsequently approved transferee of KKR's managing partner or its affiliates) cannot be voted on any matter. KKR's partnership agreement also contains provisions limiting the ability of the holders of KKR common units to call meetings, to acquire information about KKR's operations, and to influence the manner or direction of KKR's management. KKR's partnership agreement does not restrict KKR's managing partner's ability to take actions that may result in KKR's partnership being treated as an entity taxable as a corporation for U.S. federal (and applicable state) income tax purposes. Furthermore, holders of KKR common units would not be entitled to dissenters' rights of appraisal under KKR's partnership agreement or applicable Delaware law in the event of a merger or consolidation involving KKR, a sale of substantially all of KKR's assets or any other transaction or event.

        65.   Additionally, according to defendants, "KKR's partnership agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of KKR's managing partner and limit remedies available to holders of KKR common units for actions that might otherwise constitute a breach of duty. It will be difficult for holders of KKR common units to successfully challenge a resolution of a conflict of interest by KKR's managing partner or by its conflicts committee." In sum, plaintiffs are receiving units with far less protections than their current KFN common shares and results in an even lower value for the consideration received.

 Defendants Manipulated the Timing of the Proposed Acquisition

        66.   KKR, along with the Individual Defendants, used their inside knowledge of KFN's expected financial performance, as well as the publicly available stock prices, to manipulate the timing of the Proposed Acquisition. When the Proposed Acquisition was announced. KKR common units were trading at a price near their 52-week high, while KFN common shares were trading at a price near their 52-week low. The following chart compares the trading prices of KKR common units with KFN common shares over trading year prior to announcement of the Proposed Acquisition, demonstrating the overbought nature of KKR common units, relative to the oversold KFN common shares:

The Proposed Acquisition Undervalues the Shares of KFN

        67.   The $12.79 per share price significantly undervalues both KFN's inherent value and its value to KKR. KFN traded as high as $11.31 per share as recently as July 18, 2013, and the Proposed Acquisition price represents a meager 9% premium to that high. The Proposed Acquisition appears timed to allow KKR to take advantage of a temporary decline in KFN's business, and at a price that does not reflect KFN's prospects. KFN has fallen more than 10% this year as investors expressed disappointment in its strategy. William Sonneborn stepped down in July as CEO of the business and was replaced by defendant Farr. Following Farr's appointment, KFN announced it would simplify its business by reducing investments in natural resources. commercial real estate, private equity and mezzanine financing. KFN's remaining strategies include collateralized loan obligations, opportunistic credit and specialty lending. Henry Kravis and George Roberts. Co-Chairmen and Co-CEOs of KKR, stated: "Through this transaction, we are acquiring a business with a fully invested, complementary portfolio of assets while increasing the scale and diversity of KKR's balance sheet. Furthermore, through the distribution of KFN's realized earnings, the transaction is expected to provide a meaningfully greater recurring component to KKR's distribution and also be immediately accretive on a total distribution per unit basis."

        68.   It was a further breach of defendants' duties to fail to include a collar in the Merger Agreement that would protect KFN shareholders from a dwindling of the value of the deal in the event of a decline in the market price of KKR LP units. Moreover, defendants agreed to the Proposed Acquisition in breach of their fiduciary duties to KFN's public shareholders, which they brought about through an unfair sales process. Rather than undertake a full and fair sales process designed to maximize shareholder value as their fiduciary duties require, the Board members catered to their liquidity goals, as well as to the interests of KKR.

 The Materially Misleading S-4

        69.   On January 15, 2014, defendants filed with the SEC a materially false and misleading S-4 that omitted several crucial facts regarding the Proposed Acquisition. These omitted facts include:

          (a)   with respect to KFN's financial projections, the Downside Case, Base Case, and Aggressive Case provided by KFN management for calendar years 2014 and 2015 for the following items: (i) revenue; (ii) net income; (iii) book value; and (iv) tangible book value;

          (b)   Sandler O'Neill & Partners L.P.'s ("Sandler O'Neill") rationale for not utilizing the financial projections prepared by KFN (or Manager) in any of its analyses;

          (c)   are the financial projections relied upon by Sandler O'Neill in its analyses, for both KKR and KFN, for all years available, for the following items: (i) revenue; (ii) economic net income (KKR only); and (iii) assets under management (KKR only);

          (d)   with respect to Sandler O'Neill's comparable company analysis, the following individual multiples and metrics observed for each of the selected public companies comparable to KFN: (i) Price/ Net Asset Value; (ii) Price/ 2013E EPS; (iii) Price/ 2014E EPS; (iv) Price/ 2015E EPS; and (v) Current Dividend Yield;

          (e)   with respect to Sandler O'Neill's comparable company analysis, whether Sandler O'Neill conducted any kind of benchmarking analysis for KFN, in relation to the selected comparable public companies;

          (f)    with respect to Sandler O'Neill's comparable company analysis: the following individual multiples and metrics observed for each of the selected public companies comparable to KKR: (i) 2015E Dividend Yield; (ii) Price/ 2012 Adjusted Economic Net Income; (iii) Price/ 2013E Economic Net Income; (iv) Price/ 2014E Economic Net Income; and (v) Price/ 2015E Economic Net Income:

          (g)   with respect to Sandler O'Neill's net present value analysis of KFN: (i) the basis for Sandler O'Neill's selected dividend yield range of 7.0% to 12.0%; (ii) Sandler O'Neill's rationale for using a discount rate range of 7.0% to 12.0% for its NPV analysis based on dividend yields and a discount rate range of 7.0% to 11.0% for its NPV analysis based on tangible book value multiples: (iii) Sandler O'Neill's rationale for the differing discount range across dividend yields and tangible book value multiples; and (iv) Sandler O'Neill's rationale for not using symmetric discount rates around the calculated discount rate of 7.84%;

          (h)   with respect to Sandler O'Neill's net present value analysis of KKR: (i) Sandler O'Neill's basis for selecting net income multiple range of 8.0x to 13.0x; and (ii) Sandler O'Neill's rationale for not using symmetric discount rates around the calculated discount rate of 9.94%;

          (i)    with respect to Sandler O'Neill's analysis of selected merger transactions: (i) the specific Transaction Value/ Book Value per Share multiples for each of the precedent merger transactions selected by Sandler O'Neill; (ii) whether Sandler O'Neill perform any form of benchmarking analysis for KFN in relation to the selected precedent transactions; and (iii) Sandler O'Neill's rationale for including the Annaly Capital Management / CreXus Investment Corp. transaction in both lists when the two lists appear to be mutually exclusive;

          (j)    the specific services, Goldman Sachs has provided to any of the parties involved in the transaction, or any of their affiliates, in the last two years and how much compensation was received for services rendered;

          (k)   the specific services, Lazard Frères & Co. has provided to any of the parties involved in the transaction, or any of their affiliates, in the last two years and how much compensation was received for services rendered;

          (l)    the amount of compensation that Lazard Frères & Co. received for acting as financial advisor to the conflicts committee; and

          (m)  the specific services, Sandler O'Neill has provided to any of the parties involved in the transaction, or any of their affiliates, in the last two years and how much compensation was received for services rendered.

Defendants Agreed to Unreasonable Deal Protection Devices

        70.   As explained herein, the Management Termination Fee amounts to at least $256.2 million, based on 2012 and 2011 results, resulting in an effective 10.3% termination fee. On this basis alone, any and all other potential buyers are entirely precluded from bringing forward a competing bid.

        71.   In addition to the already preclusive Management Termination Fee, defendants implemented further deal protection devices to guarantee that KKR will not lose its preferred position. In the Merger Agreement, the Board created a playing field that is tilted in favor of KKR by agreeing to at least three provisions in derogation of their fiduciary duties to KFN's shareholders, including:

  •
  a "No Shop" provision that requires KFN to discontinue any discussions with all other potential acquirers and forbids KFN from entering into new discussions, thus precluding the Board from engaging in a fair process to sell the Company by seeking out the best possible price for KFN's shareholders as their fiduciary duties require;

  •
  a "Matching Rights" provision that requires KFN to give KKR full information about competing acquisition proposals and then allows KKR to match any competing proposal, thus discouraging competing proposals; and

  •
  a "Termination Fee" provision whereby KFN agreed to pay KKR a $26,500,000 penalty in the event KFN receives a higher offer for its shareholders, despite the no shop provision.

        72.   Acting on their own self-interest, defendants utilized a defective sales process that was not designed to maximize shareholder value or protect the interests of KFN shareholders, but rather was designed to divert the Company's valuable assets to KKR. Each of the defendants has breached their fiduciary duties of loyalty, due care, independence, candor, good faith and fair dealing, and/or has aided and abetted such breaches. Rather than acting in the best interests of the Company's shareholders, defendants spent substantial effort tailoring the structural terms of the Proposed Acquisition to aggrandize their own personal interests and to meet the specific needs of KKR, which efforts will eliminate the equity interest of KFN's shareholders.

THE INDIVIDUAL DEFENDANTS' FIDUCIARY DUTIES
AND THE "ENTIRE FAIRNESS" STANDARD

        73.   While KFN is an LLC. KFN's operating agreement provides that, except as otherwise provided therein or otherwise required by the Delaware Limited Liability Company Act, the fiduciary duties of KFN's directors will generally be consistent with those of a director of a Delaware corporation. Under Delaware law, in any situation where the directors of a publicly traded corporation undertake a transaction that will result in either (i) a change in corporate control. or (ii) a break-up of the corporation's assets, the directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for the corporation's shareholders, and if such transaction will result in a change of corporate control, the shareholders are entitled to receive a significant premium. To diligently comply with these duties, the directors may not take any action that: (a) adversely affects the value provided to the corporation's shareholders; (b) will discourage or inhibit alternative offers to purchase control of the corporation or its assets; (c) contractually prohibits them from complying with their fiduciary duties; (d) will otherwise adversely affect their duty to search and secure the best value reasonably available under the circumstances for the corporation's shareholders: and/or (e) will provide the directors with preferential treatment at the expense of, or separate from, the public shareholders.

        74.   In accordance with their duties of loyalty and good faith, the Individual Defendants, as directors and/or officers of KFN, are obligated to refrain from: (a) participating in any transaction where the directors' or officers' loyalties are divided; (b) participating in any transaction where the directors or officers receive or are entitled to receive a personal financial benefit not equally shared by the public shareholders of the corporation; and/or (c) unjustly enriching themselves at the expense or to the detriment of the public shareholders.

        75.   Plaintiffs allege herein that the Individual Defendants, separately and together, in connection with the Proposed Acquisition. violated fiduciary duties owed to plaintiffs and the other public shareholders of KFN, including their duties of loyalty, good faith. candor, due care and independence. insofar as they stood on both sides of the transaction and engaged in self-dealing and obtained for themselves personal benefits, including personal financial benefits, not shared equally by plaintiffs or the Class. As a result of the Individual Defendants' self-dealing and divided loyalties, neither plaintiffs nor the Class will receive adequate or fair value for their KFN common stock in the Proposed Acquisition.

        76.   Because the Individual Defendants have breached their duties of due care, loyalty and good faith in connection with the Proposed Acquisition, the burden of proving the inherent or entire fairness of the Proposed Acquisition, including all aspects of its negotiation, structure, price and terms. is placed upon the Individual Defendants as a matter of law.

CAUSE OF ACTION

Claim for Breach of Fiduciary Duties and Aiding and Abetting

        77.   Plaintiffs repeat and reallege each allegation set forth herein.

        78.   The Individual Defendants, aided and abetted by the Company, KKR LP, Fund Holdings and Merger Sub, have violated their fiduciary duties of care, loyalty, candor, good faith and independence owed to the public shareholders of KFN and have acted to put their personal interests ahead of the interests of KFN's shareholders.

        79.   By the acts, transactions and courses of conduct alleged herein, defendants, individually and acting as a part of a common plan, are attempting to unfairly deprive plaintiffs and other members of the Class of the true value of their investment in KFN.

        80.   The Individual Defendants have violated their fiduciary duties by entering into the Proposed Acquisition without regard to the fairness of the transaction to KFN's shareholders. KFN, KKR LP, Fund Holdings and Merger Sub aided and abetted the Individual Defendants' breaches of fiduciary duties owed to plaintiffs and the other holders of KFN stock.

        81.   As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to the shareholders of KFN because, among other reasons, they failed to ensure a fair process and maximization of shareholder value.

        82.   Because the Individual Defendants dominate and control the business and corporate affairs of KFN, and are in possession of private corporate information concerning KFN's assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of KFN which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits to the exclusion of maximizing stockholder value.

        83.   By reason of the foregoing acts, practices and course of conduct, the defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiffs and the other members of the Class.

        84.   As a result of the actions of defendants, plaintiffs and the Class have been and will be irreparably harmed.

        85.   Unless the Proposed Acquisition is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiffs and the members of the Class, will not engage in arm's- length negotiations on the Proposed Acquisition's terms, and will not supply to KFN's shareholders sufficient information to enable them to make informed decisions regarding the tender of their shares in connection with the Proposed Acquisition, and may consummate the Proposed Acquisition, all to the irreparable harm of the members of the Class.

        86.   Plaintiffs and the members of the Class have no adequate remedy at law. Only through the exercise of this Court's equitable powers can plaintiffs and the Class be fully protected from the immediate and irreparable injury which defendants' actions threaten to inflict.

PRAYER FOR RELIEF

        WHEREFORE. plaintiffs demand injunctive relief, in plaintiffs' favor and in favor of the Class and against defendants, as follows:

        A.    Declaring that this action is properly maintainable as a class action;

        B.    Declaring and decreeing that the Merger Agreement was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable;

        C.    Enjoining defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Acquisition, unless and until the Company adopts and implements a procedure or process to obtain the highest possible value for shareholders;

        D.    Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of KFN's shareholders and to refrain from entering into any transaction until the process for the sale or merger of the Company is completed and the highest possible value is obtained;

        E.    Rescinding, to the extent already implemented. the Merger Agreement or any of the terms thereof;

        F.     Awarding plaintiffs the costs and disbursements of this action, including reasonable attorneys' and experts' fees; and

        G.    Granting such other and further equitable relief as this Court may deem just and proper.

DATED: January 27, 2014	ROBBINS GELLER RUDMAN & DOWD LLP
RANDALL J. BARON A. RICK ATWOOD. JR. DAVID T. WISSBROECKER EDWARD M. GERGOSIAN DAVID A. KNOTTS
DAVID A. KNOTTS
655 West Broadway, Suite 1900 San Diego, CA 92101 Telephone: 619/231-1058 619/231-7423 (fax)
LAW OFFICES OF CURTIS V. TRINKO, LLP CURTIS V. TRINKO 16 West 46th Street, 7th Floor New York, NY 10036 Telephone: 212/490-9550 212/986-0158 (fax)
Attorneys for Plaintiffs

Annex G

Robert S. Green (State Bar No. 136183)
James Robert Noblin (State Bar No. 114442)
Lesley E. Weaver (State Bar No. 191305)
 GREEN & NOBLIN, P.C.
700 Larkspur Landing Circle, Suite 275
Larkspur, CA 94939
Telephone: (415) 477-6700
Facsimile: (415) 477-6710
Email: gnecf@classcounsel.com

Attorneys for Plaintiff

IN THE UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF CALIFORNIA

GARY BUSHEY, Individually and On Behalf of All Others Similarly Situated,	Case No.:
Plaintiff, vs.	CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES AND VIOLATIONS OF FEDERAL SECURITIES LAWS

KKR FINANCIAL HOLDINGS LLC, PAUL M. HAZEN, CRAIG J. FARR, TRACY COLLINS, ROBERT L. EDWARDS, VINCENT PAUL FINIGAN, R. GLENN HUBBARD, ROSS J. KARI, ELY L. LICHT, DEBORAH H. MCANENY, SCOTT C. NUTTALL, SCOTT RYLES, WILLY STROTHOTTE, KKR & CO. L.P., KKR FUND HOLDINGS L.P., and COPAL MERGER SUB LLC,	DEMAND FOR JURY TRIAL
Defendants.

CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTIES AND VIOLATIONS OF FEDERAL SECURITIES LAWS

        Plaintiff, by his undersigned attorneys, for this class action complaint against defendants, alleges upon personal knowledge with respect to himself and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

        1.     This is a class action on behalf of the public stockholders of KKR Financial Holdings LLC ("KFN" or the "Company") against KFN and its Board of Directors (the "Board" or the "Individual Defendants"), to enjoin a proposed transaction announced on December 16, 2013 (the "Proposed Transaction"), pursuant to which KFN will be acquired by KKR & Co. L.P. ("KKR"), KKR Fund Holdings L.P., an exempted limited partnership ("Fund Holdings"), and its wholly-owned subsidiary, Copal Merger Sub LLC ("Merger Sub").

        2.     On December 16, 2013, the Board caused KFN to enter into a definitive agreement and plan of merger (the "Merger Agreement"), pursuant to which KKR will acquire all of the outstanding shares of Company common stock in a stock-for-stock transaction, with KFN's stockholders receiving only 0.51 common units of KKR for each common share of KFN, which is an implied value for KFN of $12.79 per share based on the closing prices of KFN and KKR the day the Merger Agreement was executed and announced. At the time of the approval and execution of the Merger Agreement, KKR common units were trading at a price near their 52-week high, while KFN common shares were trading at a price near their 52-week low, thus distorting the fairness of the consideration offered in the Proposed Transaction.

        3.     The Proposed Transaction is the product of an unfair process and deprives KFN's public stockholders of the ability to participate in the Company's long-term prospects. Furthermore, in approving the Merger Agreement, the Individual Defendants breached their fiduciary duties to plaintiff and the Class (defined herein). Moreover, as alleged herein, KFN aided and abetted the Individual Defendants' breaches of fiduciary duties. Plaintiff also brings claims against the defendants for their violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 14a-9 promulgated thereunder ("Rule 14a-9").

        4.     KKR indirectly, externally manages KFN's day-to-day operations, including performing all services relating to the management of KFN's assets, liabilities and operations, and providing KFN with its management team and support personnel. Moreover, KFN has no employees; rather, all of KFN's executive officers and two of its directors are employees of KKR or one or more of its subsidiaries. Furthermore, KKR placed six of KFN's current directors on the board of KFN's predecessor, KKR Financial. As such, KKR controls KFN and the Proposed Transaction must be entirely fair as to process and price. As described herein, the Proposed Transaction is not entirely fair.

        5.     Compounding the unfairness of the Proposed Transaction, defendants issued materially incomplete and misleading disclosures in the Registration Statement filed on Form S-4 with the United States Securities and Exchange Commission ("SEC") on January 15, 2014 (the "Registration Statement"). The Registration Statement is deficient and misleading in that it fails to provide adequate disclosure of all material information related to the Proposed Transaction.

        6.     Plaintiff seeks enjoinment of the Proposed Transaction or, alternatively, rescission of the Proposed Transaction in the event defendants are able to consummate it.

JURISDICTION AND VENUE

        7.     This Court has subject matter jurisdiction over this action under 28 U.S.C. § 1331 (federal question jurisdiction), as plaintiff alleges violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The Court has supplemental jurisdiction over any claims arising under state law pursuant to 28 U.S.C. § 1367.

        8.     This Court has personal jurisdiction over each of the defendants because each either is organized under the laws of, conducts business in, and maintains operations in this District, or is an individual who either is present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

        9.     Venue is proper in this District pursuant to 28 U.S.C. § 1391 because: (a) one or more of the defendants either resides in or maintains executive offices here; (b) a substantial portion of the transactions and wrongs complained of herein occurred here; and (c) defendants have received substantial compensation and other transfers of money here by doing business here and engaging in activities having an effect here.

PARTIES

        10.   Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of KFN common stock.

        11.   Defendant KFN is a Delaware corporation and maintains its principal executive offices at 555 California Street, 50th Floor, San Francisco, California 94104. The Company, together with its subsidiaries, operates as a specialty finance company with expertise in a range of asset classes. KFN's credit segment primarily invests in financial assets, such as below investment grade corporate debt comprising senior secured and unsecured loans, mezzanine loans, private and public equity investments, high yield bonds, distressed and stressed debt securities, and marketable equity securities. KFN's common stock is traded on the NASDAQ under the ticker symbol "KFN."

        12.   Defendant Paul M. Hazen ("Hazen") currently serves as Chairman of the Board. Hazen is also Chairman of Accel-KKR and is a senior advisor to KKR.

        13.   Defendant Craig J. Farr ("Farr") has served as a KFN director since 2006. According to the Company's website, Farr is KFN's Chief Executive Officer ("CEO"). Farr is also the head of KKR Asset Management LLC, an affiliate of KKR.

        14.   Defendant Tracy Collins ("Collins") has served as a KFN director since August 2006. Collins is a member of the Audit and Compensation Committees.

        15.   Defendant Robert L. Edwards ("Edwards") has served as a KFN director since November 2011. Edwards is a member of the Audit Committee.

        16.   Defendant Vincent Paul Finigan ("Finigan") has served as a KFN director since February 2006. Finigan is Chair of the Affiliated Transactions Committee and is a member of the Compensation and Nominating & Corporate Governance Committees.

        17.   Defendant R. Glenn Hubbard ("Hubbard") has served as a KFN director since October 2004. Hubbard is Chair of the Nominating & Corporate Governance Committee and is a member of the Audit Committee.

        18.   Defendant Ross J. Kari ("Kari") has served as a KFN director since August 2004. Kari is Chair of the Audit Committee.

        19.   Defendant Ely L. Licht ("Licht") has served as a KFN director since April 2005.

        20.   Defendant Deborah H. McAneny ("McAneny") has served as a KFN director since April 2005. McAneny is Chair of the Compensation Committee and is a member of the Nominating & Corporate Governance and Affiliated Transactions Committees.

        21.   Defendant Scott C. Nuttall ("Nuttall") has served as a KFN director since 1996. Nuttall is also the head of KKR's Global Capital and Asset Management Group, and is actively involved in other companies and funds associated with KKR.

        22.   Defendant Scott Ryles ("Ryles") has served as a KFN director since November 2008. Ryles is a member of the Audit and Affiliated Transactions Committees.

        23.   Defendant Willy Strothotte ("Strothotte") has served as a KFN director since January 2007. Strothotte is a member of the Compensation and Affiliated Transactions Committees.

        24.   The defendants identified in paragraphs 12 through 23 are collectively referred to herein as the "Individual Defendants." By virtue of their positions as directors and/or officers of KFN, the Individual Defendants are in a fiduciary relationship with plaintiff and the other public stockholders of KFN.

        25.   Each of the Individual Defendants at all relevant times had the power to control and direct KFN to engage in the misconduct alleged herein. The Individual Defendants' fiduciary obligations required them to act in the best interest of plaintiff and all KFN stockholders.

        26.   Each of the Individual Defendants owes fiduciary duties of loyalty, good faith, due care, and full and fair disclosure to plaintiff and the other members of the Class. The Individual Defendants are acting in concert with one another in violating their fiduciary duties as alleged herein, and, specifically, in connection with the Proposed Transaction.

        27.   Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, violated, and are continuing to violate, the fiduciary duties they owe to plaintiff and the Company's other public stockholders, due to the fact that they have engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

        28.   Defendant KKR is a Delaware corporation with its corporate headquarters located at 9 West 57th Street, Suite 4200, New York, New York 10019.

        29.   Defendant Fund Holdings is an exempted limited partnership formed under the laws of the Cayman Islands.

        30.   Defendant Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Fund Holdings.

CLASS ACTION ALLEGATIONS

        31.   Plaintiff brings this action as a class action, pursuant to Federal Rule of Civil Procedure 23, on behalf of himself and the public stockholders of KFN (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.

        32.   This action is properly maintainable as a class action.

        33.   The Class is so numerous that joinder of all members is impracticable. As of October 30, 2013, there were approximately 204,824,159 shares of KFN common stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country.

        34.   Questions of law and fact are common to the Class, including, among others:

          a.     Whether defendants have breached their fiduciary duties owed to plaintiff and the Class; and

          b.     Whether defendants will irreparably harm plaintiff and the other members of the Class if defendants' conduct complained of herein continues.

        35.   Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

        36.   The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members' ability to protect their interests.

        37.   Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate.

SUBSTANTIVE ALLEGATIONS

Background of the Company

        38.   According to its website, KFN is a specialty finance company with expertise in a range of asset classes that generates income through its majority-owned subsidiaries. Those subsidiaries hold financial assets primarily consisting of corporate loans and securities, including senior secured and unsecured loans, mezzanine loans, high-yield corporate bonds, distressed and stressed debt securities, and marketable and non-marketable equity securities. In addition, those subsidiaries hold working and royalty interests in oil and natural gas properties, as well as interests in joint ventures and partnerships focused on commercial real estate and specialty lending.

        39.   KFN's core business strategy is to leverage the proprietary resources of its manager with the objective of generating both current income and capital appreciation.

KKR Controls KFN

        40.   KKR controls KFN in a number of respects. For example, KFN is externally managed and advised by KKR Financial Advisors LLC (the "Manager"), pursuant to a management agreement between KFN and the Manager (the "Management Agreement"). The Manager is a subsidiary of KKR Asset Management LLC, and an indirect subsidiary of Kohlberg Kravis Roberts & Co. L.P., which is a subsidiary of KKR. Pursuant to the Management Agreement, the Manager is responsible for KFN's operations and performs all services relating to the management of KFN's assets, liabilities and operations, and provides KFN with its management team and support personnel.

        41.   As the Company stated in its Annual Report, filed on Form 10-K with the SEC on February 28, 2013:

  We are highly dependent on our Manager and may not find a suitable replacement if our Manager terminates the Management Agreement.

  We have no employees. Our Manager, and its officers and employees, allocate a portion of their time to businesses and activities that are not related to, or affiliated with, us and, accordingly, its officers and employees do not spend all of their time managing our activities and our investment portfolio. . . . We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation and execution of our business and investment strategies and our risk management practices. We are also subject to the risk that our Manager will terminate the Management Agreement and that no suitable replacement will be found. We believe that our success depends to a significant extent upon the experience of our Manager's executive officers, whose continued service is not guaranteed.

        42.   In addition, according to the Registration Statement, "[a]ll of KFN's executive officers and Scott Nuttall and Craig Farr, two of KFN's directors, are employees of KKR or one or more of its subsidiaries." The Registration Statement further states that "[d]ue to the relationship created by the management agreement, members of the KFN board of directors and the KFN management team routinely interact with representatives of KKR in the course of their normal dealings with respect to KFN."

        43.   Furthermore, KKR founded KFN's predecessor, KFN Financial, in July 2004. Since KKR Financial's founding but before it commenced its initial public offering, KKR appointed six of KKR Financial's board members, which all currently serve on the twelve-member Board. Accordingly, KKR controls the management and day-to-day operations of KFN, and the Board is beholden to KKR.

KFN's Stockholders' Interests Will Be Drastically Diminished

        44.   Should the Proposed Transaction be consummated, KFN's stockholders' ownership and voting interests in KKR will be drastically diminished compared to their interests in KFN. For example, according to the Registration Statement, the KFN stockholders that receive KKR common units will own a "much smaller" percentage of KKR than the ownership percentage they currently own in KFN. Moreover, in contrast to the KFN's stockholders' current rights, holders of KKR common units are not entitled to elect KKR's general partner, and are not entitled to elect the directors of KKR's general partner. In addition, holders of KKR common units have only limited voting rights and, therefore, limited or no ability to influence management's decisions regarding KKR's business. Because of this, KFN common stockholders will have substantially less influence on the management and policies of KKR than they now have on the management and policies of KFN.

        45.   In addition, KKR's managing and general partner, KKR Management LLC, manages the business and affairs of KKR's business, and is governed by a board of directors that is co-chaired by KKR's founders, Henry Kravis ("Kravis") and George Roberts ("Roberts"), who also serve as KKR's co-CEOs. As the Registration Statement states: "Conflicts of interest may arise among KKR's managing partner and its affiliates, on the one hand, and KKR and holders of KKR common units, on the other hand. As a result of these conflicts, KKR's managing partner may favor its own interests and the interests of its affiliates over KKR and holders of KKR common units." This is so because KKR's managing partner, including its directors and officers, have limited their liability and reduced or eliminated their duties, including fiduciary duties, under KKR's partnership agreement, while also restricting the remedies available to holders of KKR common units for actions that, without these limitations, might constitute breaches of fiduciary duties.

The Company is Poised for Future Growth and Success

        46.   On July 23, 2013, KFN issued a press release announcing its financial results for the second quarter ended June 30, 2013. Among other things, the Company reported that net income available to common shareholders totaled $79.2 million, an increase of 11% from the same period of 2012, and net income per diluted common share totaled $0.39. Moreover, a quarterly cash distribution of $0.21 per common share was declared for the second quarter of 2013, and book value per common share was $10.41 as of June 30, 2013.

        47.   With respect to these results, William C. Sonneborn ("Sonneborn"), former CEO of KFN, stated: "Market volatility during the second quarter provided us with an attractive window to deploy some of our sizable cash balance. For example, we took the opportunity to issue a new CLO, capitalizing on a less crowded market to accumulate a more favorably priced loan portfolio than was possible in the first quarter."

        48.   On September 26, 2013, the Company issued a press release announcing that the Board declared a cash distribution of $0.460938 per share on its outstanding 7.375% Series A LLC Preferred

Shares. The distribution was made payable on October 15, 2013 to the holders of record of the Preferred Shares as of the close of business on October 8, 2013.

        49.   On October 23, 2013, KFN reported that a quarterly cash distribution of $0.22 per common share was declared for the third quarter of 2013. Individual Defendant Farr, who replaced Sonneborn as KFN's CEO after he stepped down in July 2013, stated in the October 23 press release that "we found a number of attractive opportunities for capital deployment during the quarter, and we're focusing the business on cash-yielding, credit-oriented strategies in order to drive ongoing shareholder value."

        50.   In October 2013, KFN's own financial advisor in connection with the Proposed Transaction, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), indicated that the Company's price target was $25 per share. Moreover, Credit Suisse set a price target at $21 per share. Despite these price targets, the Company entered into the Merger Agreement for an implied value of only $12.79 per share for the Company.

        51.   Moreover, at the time of the approval and execution of the Merger Agreement, KFN's common shares were trading at a price near their 52-week low, but were on the verge of significantly increasing to account for the Company's improved financial condition.

        52.   Given KKR's control over the Company's management and the Board, KKR was aware of KFN's poise for growth and success in the near future. Attempting to take advantage of the Company's then-depressed trading price, KKR caused KFN to enter into the Merger Agreement following a wholly-inadequate process, as detailed below.

The Unfair Process Leading Up to the Proposed Transaction

        53.   The Proposed Transaction is the result of an unfair process that was tilted in favor of KKR. After receiving an acquisition proposal from KKR, the Board did not conduct a market check or even consider seeking alternative bidders. Moreover, despite the fact that the Board established a committee to consider the Proposed Transaction, the members of the committee are beholden to KKR.

        54.   In October 2013, KKR informed Individual Defendant Hazen, Chairman of the Board and senior advisor to KKR, that KKR was considering making an offer to acquire KFN. On October 22, 2013, the Board held a regularly scheduled meeting, during which Hazen informed the Board of KKR's acquisition overtures. The Board discussed the possibility of such an offer, including that the confidentiality restrictions in the Management Agreement could be read to require that KKR obtain authorization from KFN prior to completing the analysis necessary to make any acquisition proposal. After discussion, the Board (including Individual Defendants Nuttall and Farr, who are employed by KKR) granted KKR permission to use the information it had about KFN, as well as to access additional information about KFN (although it is unclear what additional information), to make an acquisition proposal. The Board allowed this without first engaging and consulting with independent outside financial and legal advisors. The Board also determined that if KKR made an acquisition proposal, the proposal would be reviewed by a transaction committee, but the Board did not establish a committee at this time to negotiate the terms of a proposal with KKR.

        55.   On October 30, 2013, KKR submitted a letter to KFN, proposing to acquire KFN in a stock-for-stock transaction for 0.46 KKR common units in exchange for each KFN common share.

        56.   On October 31, 2013, the Board held a telephonic meeting, during which it designated a transaction committee comprised of purportedly independent directors, Individual Defendants Collins, Edwards, Finigan, Kari, McAneny, and Ryles (the "Transaction Committee").

        57.   On November 6, 2013, the Transaction Committee held a telephonic meeting and appointed Edwards as its Chair and retained Sandler O'Neill as its financial advisor and Wachtell, Lipton,

Rosen & Katz ("Wachtell Lipton") as its legal advisor. The Registration Statement does not disclose the reasons the Transaction Committee determined to retain these advisors and whether the Transaction Committee considered other advisors.

        58.   On November 12, 2013, the Transaction Committee met again to consider the terms of KKR's proposal and ultimately determined to inform KKR that the proposed exchange ratio of 0.46 KKR common units per KFN common share was too low and that the Transaction Committee preferred a transaction consisting entirely of cash consideration.

        59.   On November 19, 2013, representatives of KKR contacted representatives of Sandler O'Neill to communicate a revised proposal for KKR to acquire KFN for consideration consisting entirely of KKR common units, at an exchange ratio of 0.48 KKR common units per each KFN common share. KKR informed Sandler O'Neill that KKR was unwilling to consider a transaction in which any portion of the consideration included cash.

        60.   On November 21, 2013, the Transaction Committee held a telephonic meeting, during which it discussed the terms of the revised acquisition proposal made by KKR with its advisors. The Transaction Committee determined to inform KKR that the proposed exchange ratio of 0.48 KKR common units per KFN common share still did not offer sufficient value to KFN's stockholders and that the Transaction Committee continued to view a transaction including cash consideration as more preferable than an all-equity transaction.

        61.   On November 26, 2013, KKR submitted a revised proposal to acquire KFN for consideration consisting entirely of KKR common units, at an exchange ratio of 0.50 KKR common units per KFN common share. KKR also indicated that KKR remained unwilling to consider a transaction in which the consideration included any portion of cash, and that the current offer was KKR's best and final offer.

        62.   On December 9, 2013, Individual Defendant Hubbard, who is not a member of the Transaction Committee, met with Kravis and Roberts, the co-CEOs of KKR, in order to discuss the Proposed Transaction. At this meeting, Hubbard requested that KKR increase the proposed consideration above the most recently proposed exchange ratio of 0.50 KKR common units per KFN common share. Kravis and Roberts informed Hubbard that KKR was unwilling to do so.

        63.   On December 10, 2013, the Board and the Transaction Committee held meetings. Kravis, Roberts, and other KKR representatives attended a portion of the Board meeting to discuss KKR's business with the Board.

        64.   KKR ultimately informed Sandler O'Neill that KKR was willing to increase the proposed consideration to only 0.51 KKR common units per KFN common share, with consideration consisting entirely of KKR common units. KKR further stated that it would not under any circumstances further increase its offer.

        65.   Later in the day on December 10, 2013, Hazen, at Edwards' request, contacted representatives of KKR to request that KKR increase the proposed exchange ratio to 0.52 KKR common units per KFN common share, but was informed by KKR that the currently proposed exchange ratio of 0.51 KKR common units per KFN common share was KKR's best and final offer. This exchange ratio had an implied value for the Company of only $12.79 per share based on the closing prices of KFN and KKR the day the Merger Agreement was executed and announced.

        66.   On December 13, 2013, the Board held a telephonic meeting to discuss the Proposed Transaction. After a discussion, the Board meeting was adjourned, and a meeting of the Transaction Committee was convened. At this meeting, representatives of Sandler O'Neill rendered an opinion to the Transaction Committee that the consideration offered by KKR was fair, from a financial point of view, to the holders of KFN common shares, despite the fact that Sandler O'Neill set a price target for the Company at $25 per share only two months prior. Following discussion, the members of the Transaction Committee voted to recommend that the Board approve the Merger Agreement. Following the conclusion of the Transaction Committee meeting, the Board meeting was reconvened and the Board approved and declared advisable the Merger Agreement and the Proposed Transaction.

        67.   On December 15 and 16, 2013, the board of directors of KKR's managing partner, KKR Management LLC, met to discuss and approve the Proposed Transaction.

        68.   On December 16, 2013, KKR, Fund Holdings, Merger Sub, and KFN executed the Merger Agreement, and the parties issued a joint press release announcing the Proposed Transaction.

The Proposed Transaction

        69.   The Company entered into the Merger Agreement on December 16, 2013, pursuant to which KKR will acquire all of the outstanding shares of common stock of the Company in a stock-for-stock transaction, with KFN's stockholders receiving only 0.51 common units of KKR for each common share of KFN.

        70.   On December 16, 2013, KFN filed a Form 8-K with the SEC, attaching as Exhibit 2.1 the Merger Agreement.

        71.   To the detriment of the Company's stockholders, the terms of the Merger Agreement substantially favor KKR and are calculated to unreasonably dissuade potential suitors from making competing offers.

        72.   For example, the Individual Defendants have all but ensured that another entity will not emerge with a competing proposal by agreeing to a "No Solicitation" provision in Section 6.6 of the Merger Agreement that prohibits the Individual Defendants from soliciting alternative proposals and severely constrains their ability to communicate and negotiate with potential buyers who wish to submit or have submitted unsolicited alternative proposals. Section 6.6(a) of the Merger Agreement states:

  (a) Subject to Section 6.6(c) through Section 6.6(f), the Company agrees that, from the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with Article VIII, neither it nor any of its subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its subsidiaries' directors, officers, employees, agents, investment bankers, attorneys, accountants and other representatives (collectively, "Representatives") not to, directly or indirectly, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of a Company Acquisition Proposal, (ii) engage in any negotiations concerning, or provide any confidential information or data to any Person relating to, a Company Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal, (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Company Acquisition Proposal (each a "Company Acquisition Agreement"), or (v) propose publicly or agree to do any of the foregoing relating to any Company Acquisition Proposal.

        73.   Moreover, Section 6.6(g) of the Merger Agreement provides:

  (g) The Company agrees that it and its subsidiaries will (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the parties) conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal and (ii) request that each third party that has heretofore executed a confidentiality agreement that relates to a Company Acquisition Proposal (other than Parent) return or destroy all confidential information heretofore furnished to such third party by the Company or on its behalf. The Company agrees that it and its subsidiaries will take the necessary steps to promptly inform its and its subsidiaries' Representatives of the obligations undertaken in this Section 6.6.

        74.   Further, pursuant to Section 6.6(h) of the Merger Agreement, the Company must advise KKR, within twenty-four hours, of any proposals or inquiries received from other parties, including, inter alia, the identity of the party making the proposal and the material terms and conditions of the proposal. Moreover, the Company is required to "keep [KKR] informed orally, as soon as is reasonably practicable, of the status of any Company Acquisition Proposal." Section 6.6(h) of the Merger Agreement states:

  (h) From and after the date of this Agreement, the Company shall promptly orally notify Parent of any request for information or any inquiries, proposals or offers relating to a Company Acquisition Proposal indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and the Company shall provide to Parent written notice of any such inquiry, proposal or offer within 24 hours of such event and copies of any written or electronic correspondence to or from any Person making an Company Acquisition Proposal. The Company shall keep Parent informed orally, as soon as is reasonably practicable, of the status of any Company Acquisition Proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and the Company shall provide to Parent written notice of any such withdrawal or rejection and copies of any written proposals or requests for information within 24 hours. The Company also agrees to provide any information to Parent (not previously provided to Parent) that it is providing to another Person pursuant to this Section 6.6 at substantially the same time it provides such information to such other Person. All information provided to Parent under this Section 6.6 shall be kept confidential by Parent in accordance with the terms of the Confidentiality Agreement.

        75.   Moreover, the Merger Agreement contains a highly restrictive "fiduciary out" provision permitting the Board to withdraw its approval of the Proposed Transaction under extremely limited circumstances, and grants KKR a "matching right" with respect to any "Superior Proposal" made to the Company. Section 6.6(e) of the Merger Agreement provides:

  (e) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company from, at any time prior to, but not after, the time of the receipt of the Company Shareholder Approval, in response to the receipt of a written unsolicited bona fide Company Acquisition Proposal after the date of this Agreement that did not result from a breach of Sections 6.6(a) and (g), (i) terminating this Agreement pursuant to Section 8.1(e) in order to enter into a definitive written agreement with respect to such Company Acquisition Proposal or (ii) effecting a Company Change of Recommendation, if, prior to taking any of the actions described in clauses (i) or (ii), (A) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that (x) failure to take such action would reasonably be expected to be inconsistent with the Company's directors' fiduciary duties under Applicable Law of the State of Delaware and (y) such Company Acquisition Proposal constitutes a Company Superior Proposal, (B) Parent shall have received written notice (a "Superior Proposal Notice") of the Company's intention to take such action at least four business days prior to the taking of such action, and (C) the Company Board continues to believe, after taking into account any modifications to the terms of the transactions contemplated by this Agreement that are offered by Parent after its receipt of the Superior Proposal Notice, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Company Acquisition Proposal shall require a new Superior Proposal Notice and the Company and the Company Board shall be required to comply again with the requirements of this Section 6.6(e); provided, however, that the reference herein to four business days shall be deemed to be a reference to two business days.

        76.   Further locking up control of the Company in favor of KKR is Section 8.2(b) of the Merger Agreement, which contains provision for a "Termination Fee" of $26.25 million, payable by the Company to KKR if the Individual Defendants cause the Company to terminate the Merger Agreement pursuant to the lawful exercise of their fiduciary duties. KFN may also be required to reimburse KKR for its expenses up to $7.5 million.

        77.   By agreeing to all of the deal protection devices, the Individual Defendants have locked up the Proposed Transaction and have precluded other bidders from making successful competing offers for the Company.

        78.   The consideration to be paid to plaintiff and the Class in the Proposed Transaction is unfair and inadequate because, among other things, the intrinsic value of KFN is materially in excess of the amount offered in the Proposed Transaction.

        79.   At the time of the approval and execution of the Merger Agreement, KKR common units were trading at a price near their 52-week high, while KFN common shares were trading at a price near their 52-week low, thus distorting the fairness of the consideration offered in the Proposed Transaction.

        80.   In addition, in October 2013, Sandler O'Neill indicated that the Company's price target was $25 per share. Moreover, Credit Suisse set a price target of $21 per share.

        81.   The Proposed Transaction will deny Class members their right to share proportionately and equitably in the true value of the Company's valuable and profitable business, and future growth in profits and earnings.

        82.   As a result, defendants have breached their fiduciary duties they owe to the Company's public stockholders because the stockholders will not receive adequate or fair value for their KFN common stock in the Proposed Transaction.

Defendants' Interests in the Proposed Transaction

        83.   As reflected in the Registration Statement, certain of the Company's directors and officers stand to receive substantial benefits as a result of the Proposed Transaction.

        84.   For example, as a result of the Proposed Transaction, the directors and officers of the Company stand to receive substantial benefits for their currently illiquid shares of Company stock. As reflected in the table below, the directors and officers own approximately 1.6 million shares in the aggregate:

Name and Address of Beneficial Owner	Number of KFN Common Shares Beneficially Owned
Paul M. Hazen	707,756
Craig J. Farr	0
Michael R. McFerran	152,995
Nicole J. Macarchuk	54,427
Tracy L. Collins	68,043
Robert L. Edwards	19,869
Vincent Paul Finigan	12,607
R. Glenn Hubbard	55,341
Ross J. Kari	57,766
Ely L. Licht	85,943
Deborah H. McAneny	33,616
Scott C. Nuttall	375,564
Scott A. Ryles	32,688
Willy R. Strothotte	0
All officers and directors as a group (14 persons)	1,656,615

        85.   In addition, the restricted KFN common shares held by KKR's directors and executive officers (who are employed by KKR) will be converted into 0.51 restricted KKR common units upon consummation of the Proposed Transaction, as reflected in the following table:

Director/Executive Officer	Restricted Shares
Craig Farr	0
Michael R. McFerran	70,353
Nicole J. Macarchuk	44,874
Tracy L.Collins	14,538
Robert L. Edwards	15,429
Vincent Paul Finigan	6,548
Paul M. Hazen	5,057
R. Glenn Hubbard	0
Ross J. Kari	14,538
Ely L. Licht	14,538
Deborah H. McAneny	0
Scott C. Nuttall	0
Scott A. Ryles	14,538
Willy R. Strohotte	0

        86.   Moreover, each KFN phantom share owned by the directors of KFN will be converted into a fully-vested phantom share of KKR, as reflected by the table below:

Director/Executive Officer	Phantom Shares	Restricted Phantom Shares
Craig Farr	0	0
Michael R. McFerran	0	0
Nicole J. Macarchuk	0	0
Tracy L.Collins	0	0
Robert L. Edwards	0	0
Vincent Paul Finigan	79,179	7,990
Paul M. Hazen	5,770	19,864
R. Glenn Hubbard	211,763	20,768
Ross J. Kari	0	0
Ely L. Licht	0	0
Deborah H. McAneny	53,909	14,538
Scott C. Nuttall	0	0
Scott A. Ryles	0	0
Willy R. Strohotte	179,032	14,538

        87.   Accordingly, the Company's directors and officers stand to receive significant benefits and thus have reasons to support the Proposed Transaction, which is otherwise against the best interests of KFN's stockholders

The Materially Misleading Registration Statement

        88.   Defendants filed the Registration Statement with the SEC on January 15, 2014 in connection with the Proposed Transaction. As alleged below and elsewhere herein, the Registration Statement omits material information that must be disclosed to KFN's stockholders to enable them to render an informed decision with respect to the Proposed Transaction.

        89.   The Registration Statement omits material information with respect to the process and events leading up to the Proposed Transaction, as well as the opinions and analyses of KFN's financial advisor, Sandler O'Neill. This omitted information, if disclosed, would significantly alter the total mix of information available to KFN's stockholders.

        90.   The Registration Statement is materially misleading in that it fails to disclose what authority and/or limitations the Board imposed on the Transaction Committee with respect to considering any proposal from KKR or seeking alternative bidders.

        91.   The Registration Statement is materially misleading in that it fails to disclose whether KKR's financial advisors in connection with the Proposed Transaction, Goldman, Sachs & Co. ("Goldman Sachs") and Lazard Frères & Co. LLC ("Lazard"), represented KFN in the past.

        92.   The Registration Statement fails to disclose the reason for selecting Sandler O'Neill and whether the Transaction Committee considered other financial advisors.

        93.   The Registration Statement is materially misleading in that it fails to disclose the closing price of KFN shares and KKR units each time KKR submitted an offer to acquire the Company at a certain stock-for-stock exchange ratio.

        94.   The Registration Statement fails to disclose the reason KKR deemed a taxable transaction preferable to a non-taxable transaction, given the fact that a stock-for-stock transaction could be structured as a non-taxable transaction.

        95.   The Registration Statement does not indicate the reason the Transaction Committee preferred all-cash consideration and why KKR refused to consider paying any portion of the consideration in cash.

        96.   The Registration Statement is materially misleading in that it fails to disclose the Company's projections used by Sandler O'Neill in its analyses.

        97.   The Registration Statement fails to disclose the source of analyst consensus estimates that was considered by Sandler O'Neill.

        98.   The Registration Statement fails to disclose the projected cost savings and other synergies considered by Sandler O'Neill.

        99.   With respect to the Transaction Multiples analysis performed by Sandler O'Neill, the Registration Statement fails to disclose whether there were any dilutive securities reflected in the Company's 204,824,159 outstanding share count, and if so, the fully diluted share count and correct calculation. In addition, the Registration Statement fails to disclose KFN's net asset value and how it was calculated.

        100. With respect to the Comparable Company Analysis for KFN, the Registration Statement fails to disclose: (i) the company-by-company pricing multiples and metrics and their observed ranges; (ii) the price-to-book multiples, distinguishing between "book value" and "tangible book value" as necessary; and (iii) how Sandler O'Neill used the analysis in assessing the fairness of the offer, given that no value conclusions were reached and no implied exchange ratio was estimated.

        101. With respect to the Comparable Company Analysis for KKR, the Registration Statement fails to disclose: (i) the company-by-company pricing multiples and metrics and their observed ranges; (ii) the definition of "economic net income" ("ENI") and distinguish ENI from "net income"; (iii) how "implied ENI growth" was calculated; and (iv) how Sandler O'Neill used the analysis in assessing the fairness of the offer, given that no value conclusions were reached and no implied exchange ratio was estimated.

        102. With respect to the Research Analyst Estimates and Price Targets analysis performed by Sandler O'Neill, the Registration Statement fails to disclose the range of price targets rather than just the mean and median figures.

        103. With respect to the Net Present Value Analysis of KFN performed by Sandler O'Neill, the Registration Statement fails to disclose: (i) what Sandler O'Neill performed its analysis of, and if cash flow, whether they were levered or unlevered (and the definition or formula); (ii) what "circumstances" Sandler O'Neill performed its analysis under; and (iii) the source of the range of P/TBV multiples assumed in Sandler O'Neill's sensitivity table. The Registration Statement also indicates that Sandler O'Neill sensitized three variables (net income variance [+/- 25%], dividend yields [7.0%-12.0%], and dividend amounts [$0.165-$0.275]). However, the table on page 74 of the Registration Statement only sensitizes two of those variables (net income variance and dividend yield). This inconsistency must be corrected.

        104. With respect to the Net Present Value Analysis of KKR performed by Sandler O'Neill, the Registration Statement fails to disclose: (i) what Sandler O'Neill performed its analysis of, and if cash flow, whether they were levered or unlevered (and the definition or formula); and (ii) what "circumstances" Sandler O'Neill performed its analysis under.

        105. With respect to the Analysis of Selected Merger Transactions performed by Sandler O'Neill, the Registration Statement fails to disclose: (i) the transaction-by-transaction values and pricing multiples and the observed ranges; and (ii) how Sandler O'Neill used its Analysis of Selected Merger Transactions in assessing the fairness of the offer, given that no value conclusions were reached and no implied exchange ratio was estimated.

        106. With respect to Sandler O'Neill's Pro Forma Results Analysis, the Registration Statement fails to disclose the definitions of "distributable earnings" and "income distribution," and fails to distinguish these from "distributions," "net income," and "Economic net income."

        107. Lastly, the Registration Statement is materially misleading in that it fails to disclose the fees received by Sandler O'Neill from KFN for investment banking services and the nature of those services.

        108. As such, plaintiff seeks enjoinment of the Proposed Transaction.

COUNT I
(Violations of Section 14(a) of the Exchange Act and Rule 14a-9
Against the Company and the Individual Defendants)

        109. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

        110. Defendants have issued the Registration Statement with the intention of soliciting stockholder support of the Proposed Transaction.

        111. Rule 14a-9, promulgated by the SEC pursuant to Section 14(a) of the Exchange Act, provides that a proxy statement shall not contain "any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statement therein not false or misleading." See 17 C.F.R. § 240.14a-9.

        112. Specifically, the Registration Statement violates Section 14(a) and Rule 14a-9 because it is materially misleading in numerous respects and omits material facts, including those set forth above. Moreover, in the exercise of reasonable care, defendants should have known that the Registration Statement is materially misleading and omits material facts that are necessary to render them non-misleading.

        113. The Company and the Individual Defendants had actual knowledge of the misrepresentations and omissions of material facts set forth herein, or acted with reckless disregard for the truth.

        114. The misrepresentations and omission in the Registration Statement are material to plaintiff, and plaintiff will be deprived of his entitlement to cast a fully informed vote if such misrepresentations and omissions are not corrected prior to the vote on the Proposed Transaction.

COUNT II
(Violations of Section 20(a) of the Exchange Act Against the Individual Defendants)

        115. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

        116. The Individual Defendants acted as controlling persons of KFN within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as directors and/or officers of KFN, and participation in the Company's operations and/or intimate knowledge of the false statements contained in the Registration Statement filed with the SEC, they had the power to influence and control, and did influence and control, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

        117. Each of the Individual Defendants was provided with, or had unlimited access to copies of, the Registration Statement and other statements alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

        118. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the securities violations alleged herein, and exercised the same. The Registration Statement at issue contains the unanimous recommendation of each of the Individual Defendants to approve the Proposed Transaction. They were, thus, directly involved in the making of this document.

        119. In addition, as the Registration Statement sets forth at length, and as described herein, the Individual Defendants were each involved in negotiating, reviewing, and approving the Proposed Transaction. The Registration Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

        120. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

        121. As set forth above, the Individual Defendants have each violated Section 14(a) and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants' conduct, plaintiff and the Class will be irreparably harmed.

COUNT III
(Breach of Fiduciary Duties Against the Individual Defendants)

        122. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

        123. As members of the Company's Board, the Individual Defendants have fiduciary obligations to: (a) undertake an appropriate evaluation of KFN's net worth as a merger/acquisition candidate; (b) take all appropriate steps to enhance KFN's value and attractiveness as a merger/acquisition candidate; (c) act independently to protect the interests of the Company's public stockholders; (d) adequately ensure that no conflicts of interest exist between the Individual Defendants' own interests and their fiduciary obligations, and, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of KFN's public stockholders; (e) actively evaluate the Proposed Transaction and engage in a meaningful auction with third parties in an attempt to obtain the best value on any sale of KFN; and (f) disclose all material information to the Company's stockholders.

        124. The Individual Defendants have breached their fiduciary duties to plaintiff and the Class.

        125. As alleged herein, the Individual Defendants have initiated a process to sell KFN that undervalues the Company. In addition, by agreeing to the Proposed Transaction, the Individual Defendants have capped the price of KFN at a price that does not adequately reflect the Company's true value. The Individual Defendants also failed to sufficiently inform themselves of KFN's value, or disregarded the true value of the Company. Furthermore, any alternate acquiror will be faced with engaging in discussions with a management team and Board that are committed to the Proposed Transaction.

        126. As such, unless the Individual Defendants' conduct is enjoined by the Court, they will continue to breach their fiduciary duties to plaintiff and the other members of the Class.

        127. Plaintiff and the members of the Class have no adequate remedy at law.

COUNT IV
(Breach of Fiduciary Duty of Disclosure Against the Individual Defendants)

        128. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

        129. The Individual Defendants have caused materially misleading and incomplete information to be disseminated to the Company's public stockholders. The Individual Defendants have an obligation to be complete and accurate in their disclosures.

        130. The Registration Statement fails to disclose material information, including financial information and information necessary to prevent the statements contained therein from being misleading.

        131. The misleading omissions and disclosures by defendants concerning information and analyses presented to and considered by the Board and its advisors affirm the inadequacy of disclosures to the Company's stockholders. Because of defendants' failure to provide full and fair disclosure, plaintiff and the Class will be stripped of their ability to make an informed decision with respect to the Proposed Transaction, and thus are damaged thereby.

        132. Plaintiff and the members of the Class have no adequate remedy at law.

COUNT V
(Breach of Fiduciary Duty Against KKR)

        133. Plaintiffs repeat and reallege the preceding allegations as if fully set forth herein.

        134. As set forth herein, KKR effectively controls KFN, including running the day-to- day operations of KFN. As such, KKR owed and owes fiduciary duties to the Company's stockholders.

        135. As a product of the negotiated Merger Agreement between KFN and KKR, the Proposed Transaction is subject to entire fairness review. The Proposed Transaction provides grossly inadequate consideration to KFN's public stockholders for their Company stock. The Board and the Transaction Committee lacked independence from KKR and were unable to truly seek out reasonable alternatives or maximize value as a result of KKR' s likely refusal to permit the Board or Transaction Committee to seek strategic alternatives to its proposal. As such, the Proposed Transaction is unfair as to price and process.

        136. Plaintiffs and the Class have no adequate remedy at law. Only through the exercise of this Court's equitable powers can plaintiffs and the Class be fully protected from the immediate and irreparable injury that KKR's actions threaten to inflict.

COUNT VI
(Aiding and Abetting the Board's Breaches of
Fiduciary Duties Against KFN)

        137. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

        138. KFN, by reason of its status as a party to the Merger Agreement and/or possession of nonpublic information, has aided and abetted the aforementioned breaches of fiduciary duties.

        139. Such breaches of fiduciary duties could not and would not have occurred but for the conduct of KFN which, therefore, has aided and abetted such breaches in KKR's attempted acquisition of KFN.

        140. As a result of the unlawful actions of KFN, plaintiff and the Class will be irreparably harmed in that they will not receive true value for KFN's assets and business. Unless the actions of KFN are enjoined by the Court, they will continue to aid and abet the breaches of fiduciary duties owed to plaintiff and the Class.

        141. Plaintiff and the Class have no adequate remedy at law.

PRAYER FOR RELIEF

        WHEREFORE, plaintiff prays for judgment and relief as follows:

        A.    Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative and plaintiff's counsel as Class counsel;

        B.    Preliminarily and permanently enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

        C.    In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages to plaintiff and the Class;

        D.    Directing defendants to account to plaintiff and the Class for their damages sustained because of the wrongs complained of herein;

        E.    Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff's attorneys' and experts' fees; and

        F.     Granting such other and further relief as this Court may deem just and proper.

DATED: January 31, 2014	GREEN & NOBLIN, P.C.
	By:	/s/ ROBERT S. GREEN Robert S. Green
700 Larkspur Landing Circle, Suite 275 Larkspur, CA 94939 Telephone: (415) 477-6700 Facsimile: (415) 477-6710
OF COUNSEL:
Seth D. Rigrodsky Brian D. Long Gina M. Serra RIGRODSKY & LONG, P.A. 2 Righter Parkway, Suite 120 Wilmington, DE 19803 Telephone: (302) 295-5310
Attorneys for Plaintiff

 Annex H

Form of Preliminary Proxy

KKR FINANCIAL HOLDINGS LLC
555 CALIFORNIA ST.
50TH FLOOR
SAN FRANCISCO, CA 94104

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

**The Board of Directors recommends you vote FOR proposals 1 and 2.**

**NOTE:** In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof provided the board of directors does not know, at a reasonable time before the solicitation, that such matters are to be presented at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000193047_1 R1.0.0.51160

**Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:** The Notice & Proxy Statement is/are available at www.proxyvote.com .

**KKR FINANCIAL HOLDINGS LLC**
**Special Meeting of Shareholders**
**April 30, 2014 09:00 AM PDT**
**The Bently Reserve, Gateway Room**
**301 Battery Street**
**San Francisco, CA 94111**
**This proxy is solicited by the Board of Directors**

The undersigned hereby appoints Craig J. Farr, Michael R. McFerran and Nicole J. Macarchuk, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the common shares of KKR Financial Holdings LLC (the "Company") which the undersigned is entitled to vote at the special meeting of shareholders of the Company to be held at The Bently Reserve, Gateway Room, 301 Battery Street, San Francisco, CA 94111 or any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.

**THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.**

**Continued and to be signed on reverse side**

0000193047_2 R1.0.0.51160